UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under §240.14a-12

MELINTA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION

To the Stockholders of Melinta Therapeutics, Inc.:

You are cordially invited to attend a special meeting of the stockholders, or the Special Meeting, of Melinta Therapeutics, Inc., a Delaware corporation, which we refer to as Melinta or the Company, which will be held at 8:00 a.m., local time, on [●], 2017, at [●] located at [●], unless postponed or adjourned to a later date. This is an important meeting that affects your investment in Melinta.

As previously announced, on November 28, 2017, Melinta and The Medicines Company, or Medicines, entered into a purchase and sale agreement, which we refer to as the Medicines purchase agreement, pursuant to which Melinta has agreed to purchase from Medicines its infectious disease business, which we refer to as the acquisition, which includes three marketed products, which we refer to as the “Products”: recently approved and launched Vabomere (vaborbactam/meropenem), and established commercial products Orbactiv (oritavancin) and Minocin IV (minocycline). Under the terms of the Medicines purchase agreement, the purchase price consists of (i) a payment by Melinta to Medicines of $165 million in cash (subject to a working capital adjustment) and the issuance to Medicines of a number of shares of Melinta common stock equal to $50 million, divided by 90% of the volume weighted average price for the trailing 10 trading day period ending 3 trading days prior to closing, (ii) a payment by Melinta to Medicines of $25 million following each of the twelve and eighteen month anniversaries of the closing date, (iii) payment by Melinta to Medicines of certain royalty payments, based on tiered net sales of the acquired products, and (iv) the assumption of certain liabilities.

In connection with the Medicines purchase agreement, Melinta entered into a commitment letter, which we refer to as the Deerfield commitment letter, with Deerfield Management Company, L.P. (“Deerfield”) and certain funds managed by Deerfield, which we collectively refer to as the Deerfield Funds, pursuant to which the Deerfield Funds have committed, upon the satisfaction of certain conditions set forth therein, to provide up to $190 million (less the amount of the Deerfield equity investment described below) of senior secured loans to finance the acquisition, which we refer to as the senior secured loans, together with up to $50 million in a senior secured delayed draw term loan facility. Under the Deerfield commitment letter, the Deerfield Funds have also committed to purchase a number of shares of Melinta common stock, which we refer to as the Deerfield equity investment, equal to 9.985% of the number of shares of Melinta common stock outstanding immediately following the acquisition (inclusive of such shares) for a purchase price per share of $13.50, representing 90% of the closing price for Melinta common stock on November 28, 2017. The Deerfield commitment letter provides that, on the closing date of the acquisition, Melinta will issue one or more warrants to the Deerfield Funds, which we refer to as the Deerfield warrant, to purchase an aggregate number of shares of Melinta common stock equal to 38.5% of the principal amount of the senior secured loans, divided by $15.00, representing the closing price for Melinta common stock on November 28, 2017, at a strike price of $16.50 per share (subject to adjustment as will be provided in the Deerfield warrant).

In addition, in connection with the Medicines purchase agreement, Melinta entered into equity commitment letters, which we refer to as the equity commitment letters, with Vatera Healthcare Partners LLC, which we refer to as Vatera, and JWC Rib-X LLC, which we refer to as JWC. Pursuant to the Vatera equity commitment letter, Vatera has committed to purchase 2,000,000 shares of Melinta common stock for an aggregate purchase price of $27 million or $13.50 per share, representing 90% of the closing price for the Melinta common stock on November 28, 2017. In addition, Melinta has granted Vatera and its assignees an option, exercisable in Vatera’s sole discretion, to purchase up to $10 million of shares of Melinta common stock at a price per share equal to 90% of the volume weighted average price for the trailing 10 trading day period ending 3 trading days prior to closing. Pursuant to the JWC equity commitment letter, JWC has committed to purchase 222,222 shares of Melinta common stock, for an aggregate purchase price of $3 million or approximately $13.50 per share, representing approximately 90% of the closing price for Melinta common stock on November 28, 2017. Each of Vatera’s and JWC’s obligation to fund its respective equity commitment under its equity commitment letter is subject to customary conditions (as further described below in the summary of the equity commitment letters).

At the Special Meeting, Melinta will ask its stockholders to consider and vote upon a proposal (i) to approve the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of, or otherwise pursuant to, such warrant) as contemplated by the Deerfield commitment letter, and (ii) to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal above, as well as any other items that may properly come before the meeting.

After careful consideration, Melinta’s board of directors has unanimously approved the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters and has determined that they are advisable, fair and in the best interests of Melinta and its stockholders. Accordingly, Melinta’s board of directors unanimously recommends that stockholders vote “FOR” the proposals set forth in this proxy statement. Stockholders representing approximately 52% of the shares of Melinta common stock, as of November 28, 2017, have executed voting agreements to approve the acquisition and the issuance of the securities in the transaction.

More information about Melinta, the proposed transactions and the proposals to be voted on at the Special Meeting are contained in the accompanying proxy statement. Melinta urges you to read the proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE [17].

Your vote is important. Whether or not you expect to attend the Special Meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the Special Meeting.

Melinta is excited about the opportunities the acquisition brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

[            ]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Melinta common stock to be issued in connection with the Medicines purchase agreement, the Deerfield commitment letter or the equity commitment letter, or the Deerfield warrant (or the shares issuable upon exercise of, or otherwise pursuant to, such warrant) or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2017, and is first being mailed to stockholders on or about [●], 2017.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2017

To the Stockholders of Melinta Therapeutics, Inc.:

You are cordially invited to attend a special meeting of the stockholders, or the Special Meeting, of Melinta Therapeutics, Inc., a Delaware corporation, which we refer to as Melinta, which will be held at 8:00 a.m., local time, on [●], 2017, at the offices of [●] located at [●], unless postponed or adjourned to a later date.

As previously announced, on November 28, 2017, Melinta Therapeutics, Inc., or Melinta, and The Medicines Company, or Medicines, entered into a purchase and sale agreement, which we refer to as the Medicines purchase agreement, pursuant to which Melinta has agreed to purchase from Medicines its infectious disease business, which we refer to as the acquisition, which includes three marketed products, which we refer to as the “Products”: recently approved and launched Vabomere (vaborbactam/meropenem), and established commercial products Orbactiv (oritavancin) and Minocin IV (minocycline). Under the terms of the Medicines purchase agreement, the purchase price consists of (i) a payment by Melinta to Medicines of $165 million in cash (subject to a working capital adjustment) and the issuance to Medicines of a number of shares of Melinta common stock equal to $50 million, divided by 90% of the volume weighted average price for the trailing 10 trading day period ending 3 trading days prior to closing, (ii) a payment by Melinta to Medicines of $25 million following each of the twelve and eighteen month anniversaries of the closing date, (iii) payment by Melinta to Medicines of certain royalty payments, based on tiered net sales of the acquired products in certain jurisdictions and (iv) the assumption of certain liabilities.

In connection with the Medicines purchase agreement, Melinta entered into the Deerfield commitment letter, with Deerfield and the Deerfield Funds, pursuant to which Deerfield Funds have committed, upon the satisfaction of certain conditions set forth therein, to provide up to $190 million (less the amount of the Deerfield equity investment described below) of senior secured loans to finance the acquisition, which we refer to as the senior secured loans, together with up to $50 million in a senior secured delayed draw term loan facility. Under the commitment letter, the Deerfield Funds have also committed to purchase the Deerfield equity investment, equal to 9.985% of the number of shares of Melinta common stock outstanding immediately following the acquisition (inclusive of such shares) for a purchase price per share of $13.50, representing 90% of the closing price for the Melinta common stock on November 28, 2017. The Deerfield commitment letter provides that, on the closing date of the acquisition, Melinta will issue the Deerfield warrant, to purchase a number of shares of Melinta common stock equal to 38.5% of the principal amount of the senior secured loans, divided by $15.00, representing the closing price for the Melinta common stock on November 28, 2017, at a strike price of $16.50 per share.

In addition, in connection with the Medicines purchase agreement, Melinta entered into equity commitment letters, which we refer to as the equity commitment letters, with Vatera and JWC. Pursuant to the Vatera equity commitment letter, Vatera has committed to purchase 2,000,000 shares of Melinta common stock for an aggregate purchase price of $27 million or $13.50 per share, representing 90% of the closing price for the Melinta common stock on November 28, 2017. In addition, Melinta has granted Vatera and its assignees an option, exercisable in Vatera’s sole discretion, to purchase up to $10 million of shares of Melinta common stock at a price per share equal to 90% of the volume weighted average price for the trailing 10 trading day period ending 3 trading days prior to closing. Pursuant to the JWC equity commitment letter, JWC has committed to purchase 222,222 shares of Melinta common stock, for an aggregate purchase price of $3 million or approximately $13.50 per share, representing approximately 90% of the closing price for the Melinta common stock on November 28, 2017. Each of Vatera’s and JWC’s obligation to fund its respective equity commitment under its equity commitment letter is subject to customary conditions (as further described below in the summary of the equity commitment letters).

At the Special Meeting, Melinta will ask its stockholders to consider and vote upon a proposal (i) to approve the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of, or otherwise pursuant to, such warrant) as contemplated by the Deerfield commitment letter, and

(ii) to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal above, as well as any other items that may properly come before the meeting.

After careful consideration, Melinta’s board of directors has unanimously approved the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters and has determined that they are advisable, fair and in the best interests of Melinta and its stockholders. Accordingly, Melinta’s board of directors unanimously recommends that stockholders vote “FOR” the proposals set forth in this proxy statement. Stockholders representing approximately 52% of the shares of Melinta common stock, as of November 28, 2017, have executed voting agreements to approve the acquisition and the issuance of the securities in the transaction.

Melinta common stock is the only type of security entitled to vote at the Special Meeting. The board of directors has fixed [●], 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of Melinta common stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, Melinta had [●] shares of common stock outstanding and entitled to vote at the Special Meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

Your vote is important. The affirmative vote of the holders of a majority of the shares of Melinta common stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting is required for approval of the proposals set forth in this proxy statement.

Whether or not you plan to attend the Special Meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the Special Meeting. If you date, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Proposals. If you attend the Special Meeting, you may, upon your written request, withdraw your proxy and vote in person.

By Order of the Board of Directors of Melinta Therapeutics, Inc.

Paul Estrem

Secretary

[●], 2017

[●]

MELINTA’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE PROPOSALS OUTLINED ABOVE ARE ADVISABLE, FAIR AND IN THE BEST INTERESTS OF MELINTA AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE PROPOSALS. MELINTA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MELINTA STOCKHOLDERS VOTE “FOR” THE PROPOSALS.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, contains a notice of meeting with respect to the special meeting of stockholders, or the Special Meeting, at which Melinta stockholders will consider and vote on the proposals (i) to approve the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant as contemplated by the Deerfield commitment letter and (ii) to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal above.

Additional business and financial information about Melinta can be found in documents previously filed by Melinta with the U.S. Securities and Exchange Commission, or the SEC. This information is available to you without charge at the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON [●], 2017:

In addition to receiving the proxy statement from Melinta in the mail or obtaining the information on the SEC’s website, Melinta stockholders will also be able to obtain the proxy statement, free of charge, from Melinta by requesting copies in writing using the following contact information:

MELINTA THERAPEUTICS, INC.

300 Tri-State International

Suite 272

Lincolnshire, IL, 60069

Attn: Investor Relations

A copy of the proxy statement is also available, free of charge, at www.investorvote.com/MLNT and under the Investors—Financial Information section of Melinta’s website at www.melinta.com.

You may also request additional copies from our proxy solicitor, Georgeson, LLC, or Georgeson, using the following contact information:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(866) 821-2550

IF YOU WOULD LIKE TO REQUEST MATERIALS, PLEASE DO SO BY [●], 2017 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

See “Where You Can Find More Information” beginning on page [●] of this proxy statement.

NOTE REGARDING TRADEMARKS

Melinta is Melinta’s trade name and MELINTA®, MELINTA THERAPEUTICS® and MELINTA THE ANTIBIOTICS COMPANY® are registered trademarks of Melinta. BAXDELA™ is a trademark and pending trademark application of Melinta.

The other trademarks, trade names and service marks appearing in this proxy statement are the property of their respective holders.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following section provides answers to frequently asked questions about the Special Meeting. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages below. You should carefully read this entire proxy statement, including each of the annexes attached hereto.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement, because you have been identified as a stockholder of Melinta as of the record date, and thus you are entitled to vote at Melinta’s Special Meeting. This document serves as a proxy statement used to solicit proxies for the Special Meeting. This document contains important information about the acquisition and the Special Meeting of Melinta, and you should read it carefully.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on [●], 2017, at 8:00 a.m., local time, at [●] located at [●].

Q:	Who is entitled to vote at the Special Meeting?

A:	Only stockholders of record as of the close of business on [●], 2017, or the record date, will be entitled to vote at the Special Meeting. As of the close of business on the record date, there were [●] shares of Melinta common stock issued and outstanding and entitled to vote, held by approximately [●] stockholders of record. Each stockholder is entitled to one vote for each share of Melinta common stock held by such stockholder on the record date on the proposals presented in this proxy statement.

Q:	What proposals will be considered at the Special Meeting?

A:	At the Special Meeting, you will be asked to consider and vote on a proposal (i) to approve the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of, or otherwise pursuant to, such warrant) as contemplated by the Deerfield commitment letter (the “Proposal”) and (ii) to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal above (the “Adjournment”).

Q:	How many votes are needed to approve the Proposal and the Adjournment?

A:	To approve the Proposal or the Adjournment, “FOR” votes from the holders of a majority of the shares of Melinta common stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting are required. If a quorum is not present, either (i) the chairperson of the meeting or (ii) any officer entitled to preside at or to act as secretary of the meeting may adjourn the meeting.

Q:	Have any of Melinta’s stockholders agreed to vote in favor of the issuance of the shares?

A:	Yes. In connection with the execution of the Medicines purchase agreement, holders beneficially owning as of November 28, 2017 approximately 52% of the shares of Melinta’s outstanding common stock have entered into voting agreements with Melinta that provide, among other things, that such stockholders shall vote in favor of the Proposal and, if necessary, the Adjournment.

Q:	How does Melinta’s board of directors recommend that Melinta stockholders vote?

A:	After careful consideration, Melinta’s board of directors unanimously recommends that Melinta stockholders vote in favor of the Proposal and, if necessary, the Adjournment.

Q:	What is the Medicines purchase agreement and the acquisition?

A:	On November 28, 2017, Melinta entered into the Medicines purchase agreement, pursuant to which Melinta has agreed to purchase from Medicines its infectious disease business, which includes three marketed products: recently approved and launched Vabomere (vaborbactam/meropenem), and established commercial products Orbactiv (oritavancin) and Minocin IV (minocycline). Under the terms of the Medicines purchase agreement, the purchase price consists of (i) a payment by Melinta to Medicines of $165 million in cash (subject to a working capital adjustment) and the issuance to Medicines of a number of shares of Melinta common stock equal to $50 million, divided by 90% of the volume weighted average price for the trailing 10 trading day period ending 3 trading days prior to closing, (ii) a payment by Melinta to Medicines of $25 million following each of the twelve and eighteen month anniversaries of the closing date, (iii) payment by Melinta to Medicines of certain royalty payments, based on tiered net sales of the acquired products in certain jurisdictions and (iv) the assumption of certain liabilities.

For a more complete description of the Medicines purchase agreement, please see the section entitled “The Medicines Purchase Agreement” beginning on page [●] of this proxy statement.

Q:	What is the Deerfield commitment letter?

A:	The Deerfield commitment letter is a contractual obligation by Deerfield Management Company, L.P. and the Deerfield Funds to provide, upon the satisfaction of certain conditions set forth therein, up to $190 million (less the amount of the Deerfield equity investment described below) of senior secured loans to finance the acquisition, together with up to $50 million in a senior secured delayed draw term loan facility. Under the commitment letter, the Deerfield Funds have committed to purchase a number of shares of Melinta common stock equal to 9.985% of the number of shares of Melinta common stock outstanding immediately following the acquisition (inclusive of such shares) for a purchase price per share of $13.50, representing 90% of the closing price for the Melinta common stock on November 28, 2017.

The Deerfield commitment letter provides that, on the closing date of the acquisition, Melinta will issue the Deerfield warrant, to purchase a number of shares of Melinta common stock equal to 38.5% of the principal amount of the senior secured loans, divided by $15.00, representing the closing price for the Melinta common stock on November 28, 2017, at a strike price of $16.50 per share.

For a more complete description of the Deerfield commitment letter, please see the section entitled “The Deerfield Commitment Letter” beginning on page [●] of this proxy statement.

Q:	What are the equity commitment letters?

A:	The equity commitment letters are contractual commitments by Vatera and JWC to purchase 2,000,000 and 222,222 shares of common stock of Melinta, respectively, solely for purposes of funding the purchase price and other payment obligations or amounts payable by Melinta under the Medicines purchase agreement and other fees and expenses related to the acquisition.

For a more complete description of the equity commitment letters, please see the section entitled “The Equity Commitment Letters” beginning on page [●] of this proxy statement.

Q:	Why is Melinta seeking stockholder approval to issue shares of common stock in connection with the acquisition?

A:

Because Melinta common stock is listed on the NASDAQ Global Market, Melinta is subject to the NASDAQ Listing Rules. Rules 5635(a), (b) and (d) require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. Assuming that [●] shares of Melinta common stock are outstanding immediately prior to the closing of the acquisition and that the volume weighted average price of the Melinta common stock for the trailing 10 trading day period ending 3 trading days prior to closing is equal to $[●], we expect that a total of [●] shares of Melinta common stock (excluding, for the avoidance of doubt, the warrants) will be issued in the aggregate pursuant to the Medicines purchase agreement, the Deerfield commitment letter and equity commitment letters (assuming a maximum total of $40 million is funded under the equity commitment letters). Accordingly, Melinta is seeking stockholder approval of this issuance under the NASDAQ Listing Rules.

Q:	What risks should Melinta stockholders consider in deciding whether to vote in favor of the share issuance?

A:	Melinta stockholders should carefully read the section of this proxy statement entitled “Risk Factors” beginning on page [●], which sets forth certain risks and uncertainties related to the acquisition.

Q:	When do you expect the acquisition to be consummated?

A:	We anticipate that the consummation of the acquisition will occur in the first quarter of 2018, as promptly as practicable after the Special Meeting and following satisfaction or waiver of all closing conditions. However, the exact timing of the consummation of the acquisition is not yet known.

Q:	May I vote in person?

A:	If you are a stockholder of Melinta and your shares of Melinta common stock are registered directly in your name with Melinta’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Melinta. If you are a Melinta stockholder of record, you may attend the Special Meeting to be held on [●], 2017 and vote your shares in person, rather than signing and returning your proxy.

If your shares of Melinta common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card by such bank, broker or other nominee. As the beneficial owner, you are also invited to attend the Special Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the Special Meeting.

Q:	If my Melinta shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. Since the Proposals are considered “non-routine” matters, your broker will not be able to vote your shares of Melinta common stock without specific instructions from you.

If your shares are held by your broker or other agent as your nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares.

Q:	How do I cast my vote if I am a stockholder of record?

A:	If you are a stockholder with shares registered in your name with Melinta’s transfer agent, Computershare Trust Company, N.A., on the record date, you may vote in person at the Special Meeting or vote by proxy by telephone or internet or by mail. Whether or not you plan to attend the Special Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the Special Meeting and vote in person even if you have already voted by proxy. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page [●].

•	To vote in person. You may attend the Special Meeting and Melinta will give you a ballot when you arrive. If you need directions to the meeting, please refer to page [●] of this proxy statement.

•	To vote by proxy by telephone or internet. If you have telephone or internet access, you may submit your proxy by following the instructions provided in this proxy statement, or by following the instructions provided with your proxy materials and on the enclosed proxy card or voting instruction card.

•	To vote by proxy by mail. You may submit your proxy by mail by completing and signing the enclosed proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Q:	How do I cast my vote if I am a beneficial owner of shares registered in the name of my broker or bank?

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Melinta. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of Melinta common stock you hold as of the record date.

Q:	What if I return a proxy card but do not make specific choices?

A:	If you return a signed and dated proxy card without marking any voting selection, your shares will be voted “FOR” the Proposal and the Adjournment.

Q:	What constitutes a quorum for purposes of the Special Meeting?

A:	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the issued and outstanding shares entitled to vote are present or represented by proxy at the Special Meeting. On the record date, there were [●] shares of Melinta common stock issued and outstanding and entitled to vote. Accordingly, the holders of [●] shares must be present at the Special Meeting to have a quorum. Melinta stockholders beneficially owning in the aggregate, as of November 28, 2017, approximately 52% of Melinta’s outstanding common stock, have agreed to vote their shares at the meeting, such that (assuming compliance with voting agreements) a quorum is assured. Your shares will be counted toward the quorum at the Special Meeting only if you vote in person at the meeting, you submit a valid proxy vote or your broker, bank, dealer or similar organization submits a valid proxy vote.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Any Melinta stockholder of record voting by proxy, other than those Melinta stockholders who have executed voting agreements, has the right to revoke his, her or its proxy at any time before the polls close at the Special Meeting by sending a written notice stating that he, she or it would like to revoke his, her or its proxy to the Corporate Secretary of Melinta, by providing a duly executed proxy card bearing a later date than the proxy being revoked or by attending the Special Meeting and voting in person. Attendance alone at the Special Meeting will not revoke a proxy. If a stockholder of Melinta has instructed a broker to vote its shares of Melinta common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Q:	Can I access these proxy materials on the Internet?

A:	Yes. The Notice of Special Meeting, this proxy statement and the annexes attached hereto are available for viewing, printing, and downloading at [●]. All materials will remain posted on [●] at least until the conclusion of the meeting.

The Notice of Special Meeting, this proxy statement and the annexes attached hereto are also available, free of charge, in PDF and HTML format under the Investor Relations—Financial Information section of Melinta’s website at www.melinta.com and will remain posted on such website at least until the conclusion of the meeting.

Q:	Where can I find the voting results of the meeting?

A:	Melinta will announce the preliminary voting results at the meeting. Melinta will publish the results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	What do I need to do now?

A:	You are urged to read this proxy statement carefully, including each of the annexes attached hereto, and to consider how the Proposal and the Adjournment affects you. If your shares are registered directly in your name, you may complete, date and sign the enclosed proxy card and mail return it in the enclosed postage-paid envelope. Alternatively, you can vote by proxy by telephone or internet, deliver your completed proxy card in person or vote by completing a ballot in person at the Special Meeting.

Q:	Who is paying for this proxy solicitation?

A:	Melinta will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to Melinta stockholders. Melinta has engaged Georgeson, LLC, a proxy solicitation firm, to solicit proxies from Melinta stockholders. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Melinta common stock for the forwarding of solicitation materials to the beneficial owners of Melinta common stock. Melinta will, upon request, reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can provide me with additional information and help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the acquisition and the proposals being considered at the Special Meeting, including the procedures for voting your shares, you should contact Georgeson, Melinta’s proxy solicitor, by telephone at (866) 821-2550.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the proposals being considered at the Special Meeting, you should read this entire proxy statement carefully, including the materials attached as annexes hereto. See “Where You Can Find More Information” beginning on page [●] of this proxy statement. Page references are included in parentheses to direct you to a more detailed description of the topics presented in this summary.

This proxy statement includes forward-looking statements within the meaning of Section 21E of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact may be forward-looking statements under the provisions of The Private Securities Litigation Reform Act of 1995. In this proxy statement, words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes are used to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For more information, see the section entitled “Forward-Looking Statements” beginning on page [●] of this proxy statement.

The Special Meeting

The Special Meeting will be held at 8:00 a.m., local time, on [●], 2017, at [●] located [●], to consider and act upon a proposal to (i) approve the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of, or otherwise pursuant to, such warrant) as contemplated by the Deerfield commitment letter and (ii) to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal above.

Only stockholders at the close of business on [●], 2017, the record date, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Such stockholders are entitled to one vote on each matter submitted to stockholders at the Special Meeting for each share of Melinta common stock held as of the record date. At the close of business on the record date, there were [●] shares of Melinta common stock issued and outstanding and entitled to vote at the Special Meeting, held by approximately [●] holders of record.

Provided a quorum is present, the affirmative vote of the holders of a majority of the shares of Melinta common stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting is required for the approval of the Proposal. Melinta stockholders beneficially owning in the aggregate, as of November 28, 2017, approximately 52% of Melinta’s outstanding common stock, have agreed to vote in favor.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. The Proposal and the Adjournment are each a “non-routine” matter.

This solicitation is made on behalf of Melinta’s board of directors and Melinta will pay for the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners upon request. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. In addition to soliciting proxies by mail, Melinta’s directors, executive officers and employees might solicit proxies personally and by telephone. None of these individuals will receive any additional compensation for this. Melinta has engaged Georgeson to assist Melinta in the distribution of proxy materials and the solicitation of votes described above for a fee of $[●], plus additional fees based on the amount and types of services rendered and reimbursement of reasonable expenses. Melinta will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Summary of the Acquisition

Pursuant to the Medicines purchase agreement, Melinta will acquire from Medicines assets and the capital stock of certain subsidiaries (the “Transferred Subsidiaries”) related to the infectious disease business, including the Products and line extensions thereof.

The purchase price payable under the Medicines purchase agreement consists of (i) a payment by Melinta to Medicines of $165 million in cash (subject to a working capital adjustment) and the issuance to Medicines of a number of shares of Melinta common stock equal to $50 million, divided by 90% of the volume weighted average price of the Melinta common stock for the trailing 10 trading day period ending 3 trading days prior to closing, (ii) a payment by Melinta to Medicines of $25 million following each of the twelve and eighteen month anniversaries of the closing date, (iii) the assumption of certain liabilities related to the acquired business and (iv) royalties on annual net sales of the Products as follows:

•	U.S. net sales of Vabomere:

•	On net sales above $50 million and at or below $100 million = 5.0%

•	On net sales above $100 million and at or below $200 million = 7.5%

•	On net sales above $200 million and at or below $500 million = 15.0%

•	On net sales above $500 million = 25%

•	U.S. combined net sales of Minocin IV and Orbactiv

•	On net sales at or below $100 million = 5.0%

•	On net sales above $100 million = 15.0%

•	Ex-U.S. net sales of Vabomere, Orbactiv and Minocin IV

•	On all net sales, including all milestone and royalty payments or other consideration received from ex-U.S. transfers of rights with respect to the products = 15.0%

The Medicines purchase agreement, which is the legal document governing the acquisition, is attached as Annex A to this document. You should read the agreement carefully and in its entirety.

Summary of the Deerfield Commitment Letter

In connection with the Medicines purchase agreement, Melinta entered into the Deerfield commitment letter, with Deerfield Management Company, L.P. and the Deerfield Funds, pursuant to which Deerfield Funds have committed, upon the satisfaction of certain conditions set forth therein, to provide up to $190 million (less the amount of the Deerfield equity investment described below) of senior secured loans to finance the acquisition, together with up to $50 million in a senior secured delayed draw term loan facility. Under the commitment letter, the Deerfield Funds have committed to purchase the Deerfield equity investment, equal to 9.985% of the number of shares of Melinta common stock outstanding immediately following the acquisition (inclusive of such shares) for a purchase price per share of $13.50, representing 90% of the closing price for the Melinta common stock on November 28, 2017, the date on which the Deerfield commitment letter was executed.

The Deerfield commitment letter provides that, on the closing date of the acquisition, Melinta will issue the Deerfield warrant, to purchase a number of shares of Melinta common stock equal to 38.5% of the principal amount of the senior secured loans, divided by $15.00, representing the closing price for the Melinta common stock on November 28, 2017, at a strike price of $16.50 per share.

The Deerfield commitment letter is attached as Annex B to this document.

Summary of the Equity Commitment Letters

In connection with the Medicines purchase agreement, Melinta entered into equity commitment letters, which we refer to as the equity commitment letters, with Vatera and JWC. Pursuant to the Vatera equity commitment letter, Vatera has committed to purchase 2,000,000 shares of Melinta common stock for an aggregate purchase price of $27 million or $13.50 per share, representing 90% of the closing price for Melinta common stock on November 28, 2017. In addition, Melinta has granted Vatera and its assignees an option, exercisable in Vatera’s sole discretion, to purchase up to $10 million of shares of Melinta common stock at a price per share equal to 90% of the volume weighted average price for the trailing 10 trading day period ending 3 trading days prior to closing. Pursuant to the JWC equity commitment letter, JWC has committed to purchase 222,222 shares of Melinta common stock, for an aggregate purchase price of $3 million or approximately $13.50 per share, representing approximately 90% of the closing price for Melinta common stock on November 28, 2017. Each of Vatera’s and JWC’s obligation to fund its respective equity commitment under its equity commitment letter is subject to customary conditions (as further described below in the summary of the equity commitment letters).

The equity commitment letters are attached as Annex C and Annex D to this document.

Reasons for the Acquisition (see page [●])

The board of directors of Melinta considered various reasons for the acquisition, as described herein.

Voting Agreements (see page [●])

Concurrently with the execution of the Medicines purchase agreement, certain Melinta stockholders beneficially owning in the aggregate, as of November 28, 2017, approximately 52% of Melinta’s outstanding common stock, entered into voting agreements with Medicines (which agreements are attached as Annex E and which are referred to herein as “the voting agreements”). The voting agreements provide, among other things, that the parties to the agreement will vote the shares of Melinta capital stock held by them in favor of the Proposal.

Interests of Melinta’s Directors and Executive Officers (see page [●])

In considering the recommendation of Melinta’s board of directors with respect to the Proposal to be acted upon by Melinta stockholders at the Special Meeting, Melinta stockholders should be aware that certain members of the board of directors of Melinta have interests in the acquisition that may be different from, or in addition to, interests they may have as Melinta stockholders.

As noted under “Security Ownership of Principal Stockholders and Management of Melinta” beginning on page [●] of this proxy statement, as of [●], 2017, Vatera Healthcare Partners LLC, or Vatera, beneficially owned approximately [●]% of the outstanding shares of Melinta common stock. Kevin Ferro, a current director of Melinta, is the Chief Executive Officer, Chief Investment Officer and the managing member of Vatera Holdings LLC, the manager of Vatera; Thomas Koestler, a current director of Melinta, is an Executive Director of Vatera

Holdings LLC; and Cecilia Gonzalo, a current director of Melinta, is a Managing Director of Vatera Holdings LLC. In connection with the acquisition, Vatera entered into the Vatera equity commitment letter described in this proxy statement. The terms of the Vatera equity commitment letter, which were priced at the same terms as the Deerfield equity investment, were reviewed and approved by the non-Vatera members of Melinta’s board of directors.

Risk Factors (see page [●])

The acquisition and related financings, including the possibility that the acquisition may not be consummated, poses a number of risks to Melinta and its stockholders.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

Introductory Note

On November 3, 2017, Cempra, Inc., a publicly traded Delaware corporation, completed its business combination with Melinta Therapeutics, Inc., a privately held Delaware corporation, in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended on each of September 6, 2017 and October 24, 2017 (as so amended, the “Merger Agreement”) by and among Cempra, Inc., Melinta Therapeutics, Inc. and Castle Acquisition Corp. (“Merger Sub”). On November 3, 2017, pursuant to the Merger Agreement, Merger Sub merged with and into Melinta Therapeutics, Inc., with Melinta Therapeutics, Inc. surviving the merger and becoming a wholly owned subsidiary of Cempra, Inc. (the “Merger”). Concurrently with the effectiveness of the Merger, Cempra, Inc. changed its name to Melinta Therapeutics, Inc. and Melinta Therapeutics, Inc. changed its name to Melinta Subsidiary Corp.

For purposes of the financial disclosures in this proxy statement, “Cempra” refers to Cempra, Inc. for the period prior to the Merger. For accounting purposes, the Merger is treated as a reverse acquisition and, as such, the historical financial statements of the accounting acquirer (Melinta) became the historical financial statements of the combined company.

Summary of Financial Data

The following tables present summary historical financial data for each of Melinta, Cempra and certain assets of Medicines known, collectively, as the Infectious Disease Business (“IDB”), summary unaudited pro forma condensed combined financial data for Melinta, Cempra and IDB and comparative historical and unaudited pro forma per share data for Melinta, Cempra and IDB.

Selected Historical Consolidated Financial Data of Melinta

The following table presents selected historical consolidated financial data for Melinta as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016. Melinta derived the following consolidated statements of operations data for the years ended December 31, 2016, 2015 and 2014, and the consolidated balance sheet data as of December 31, 2016 and 2015, from its audited consolidated financial statements and related notes included in Melinta’s Current Report on 8-K/A filed with the SEC on December 5, 2017, which document is attached as Exhibit A to this proxy statement. The consolidated statements of operations data for the nine months ended September 30, 2017 and 2016, and the consolidated balance sheet data as of September 30, 2017, are derived from Melinta’s unaudited consolidated financial statements and related notes included in its Current Report on 8-K/A filed with the SEC on December 5, 2017, which is attached as Exhibit A to this proxy statement. The consolidated statements of operations data for the years ended December 31, 2013 and 2012, and the consolidated balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from Melinta’s consolidated financial statements for such periods, which have not been included in this document or incorporated into this document by reference. Melinta’s historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The following selected financial data should be read in conjunction with the section entitled “Melinta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing in Melinta’s Current Report on Form 8-K/A filed with the SEC on December 5, 2017, which document is attached as Exhibit A to this proxy statement.

	As of December 31,					As of September 30,
	2016	2015	2014	2013	2012	2017
	(in thousands)

Balance Sheet Data:
Cash and equivalents	$11,409	$30,158	$10,541	$10,113	$15,186	$12,193
Working capital	$(8,330)	$13,385	$(10,727)	$(8,958)	$(9,266)	$(1,348)
Total assets	$16,634	$36,228	$13,866	$13,764	$16,552	$38,160
Convertible payable promissory notes	$45,127	$—	$—	$—	$—	$73,101
Convertible preferred stock	$218,343	$204,727	$114,114	$67,498	$18,460	$217,220
Accumulative deficit	$513,743	$439,811	$361,135	$293,351	$244,849	$553,880
Total stockholders’ deficit	$293,451	$222,099	$145,573	$79,163	$30,997	$330,742

	Year Ended December 31,					Nine Months Ended September 30,
	2016	2015	2014	2013	2012	2017	2016
		(in thousands, except per share data)
Revenue	$—	$—	$—	$4,278	$8,295	$29,633	$—
Operating expenses:
Research and development	49,791	62,788	53,647	42,290	15,456	37,876	33,489
Selling, general and administrative	19,410	14,159	13,562	12,507	9,006	25,976	14,824

Total operating expenses	69,201	76,947	67,209	54,797	24,462	63,852	48,313

Operating loss	(69,201)	(76,947)	(67,209)	(50,519)	(16,167)	(34,219)	(48,313)

Other income (expense), net	(4,731)	(1,729)	(575)	2,017	15,582	(5,917)	(3,237)

Net loss	$(73,932)	$(78,676)	$(67,784)	$(48,502)	$(585)	$(40,136)	$(51,550)

Selected Historical Consolidated Financial Data of Cempra

The following table presents selected historical consolidated financial data for Cempra as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and as of and for the nine months ended September 30, 2017 and 2016. Cempra derived the following consolidated statements of operations data for the years ended December 31, 2016, 2015 and 2014, and the consolidated balance sheet data as of December 31, 2016 and 2015, from its audited consolidated financial statements and related notes included in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which document is attached as Exhibit C to this proxy statement. The consolidated statements of operations data for the years ended December 31, 2013 and 2012, and the consolidated balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from Cempra’s audited consolidated financial statements for such periods, which have not been incorporated into this document by reference. The consolidated statements of operations data for the nine months ended September 30, 2017 and 2016, and the consolidated balance sheet data as of September 30, 2017, are derived from Cempra’s unaudited consolidated financial statements and related notes included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is attached as Exhibit B to this proxy statement. Cempra’s historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The following selected financial data should be read in conjunction with the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which document is attached as Exhibit C to this proxy statement and Cempra’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is attached as Exhibit B to this proxy statement.

	As of December 31,					As of September 30,
	2016	2015	2014	2013	2012	2017
	(in thousands)
Balance Sheet Data:
Cash and equivalents	$231,553	$153,765	$99,113	$96,503	$70,109	$176,134
Working Capital	$208,774	$144,086	$86,766	$87,675	$65,029	$164,116
Total assets	$238,515	$162,140	$105,311	$99,008	$70,738	$179,880
Total debt	$15,327	$19,702	$18,472	$14,739	$9,850	$10,349
Total shareholders’ equity	$183,348	$117,665	$61,021	$69,975	$57,770	$143,557

	Year Ended December 31,					Nine Months Ended September 30,
	2016	2015	2014	2013	2012	2017	2016
		(in thousands, except per share data)
Revenue:
Total revenue	$18,016	$27,308	$15,216	$7,813	$—	$7,449	$10,071
Operating expenses:
Research and development	81,686	93,353	62,539	41,300	16,869	28,338	60,643
General and administrative	53,538	22,871	12,077	9,433	6,069	21,291	35,333
Restructuring	—	—	—	—	—	3,553	—
Total operating expenses	135,224	116,224	74,616	50,733	22,938	53,182	95,976

Loss from operations	(117,208)	(88,916)	(59,400)	(42,920)	(22,938)	(45,733)	(85,905)

Other income (expense), net	(753)	(2,197)	(2,249)	(2,114)	(1,289)	219	(618)

Net loss	$(117,961)	$(91,113)	$(61,649)	$(45,034)	$(24,227)	$(45,514)	$(86,523)

	Year Ended December 31,					Nine Months Ended September 30,
	2016	2015	2014	2013	2012	2017	2016
		(in thousands, except per share data)
Accretion of redeemable convertible preferred shares	—	—	—	—	(313)	—	—

Net loss attributable to common shareholders	$(117,961)	$(91,113)	$(61,649)	$(45,034)	$(24,540)	$(45,514)	$(86,523)

Basic and diluted loss per share	$(2.34)	$(2.09)	$(1.81)	$(1.53)	$(1.23)	$(0.87)	$(1.74)

Shares used in computation of basic and diluted loss per share	50,313,614	43,565,518	34,130,901	29,449,716	19,882,585	52,470,568	49,616,785

Selected Historical Combined Financial Data of IDB

The following table presents selected historical combined financial data for IDB as of and for the years ended December 31, 2016 and 2015, and as of and for the nine months ended September 30, 2017 and 2016. IDB derived the following statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015, and the balance sheet data as of December 2016 and 2015, from its audited financial statements and related notes, included elsewhere in this proxy statement. The statements of operations and comprehensive loss for the nine months ended September 30, 2017 and 2016, and the balance sheet data as of September 30, 2017, are derived from its unaudited condensed and combined financial statements and related notes, included elsewhere in this proxy statement. IDB’s historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The following selected financial data should be read in conjunction with “Medicines Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing elsewhere in this proxy statement.

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2015	2017	2016
	(in thousands)
Statement of Operations Data:
Net revenue	$24,973	$14,460	$23,635	$16,904
Operating expenses:
Cost of revenue	11,247	15,905	12,681	8,488
Research and development	51,841	37,662	37,399	30,633
Selling, general and administrative	139,443	82,432	94,527	103,562

Total operating expenses	202,531	135,999	144,607	142,683

Loss from operations	(177,558)	(121,539)	(120,972)	(125,779)
Other (expense) income	(19)	199	(820)	(148)

Loss before income taxes	(177,577)	(121,340)	(121,792)	(125,927)
Income tax benefit (expense)	206	12,809	66,006	(12)

Net loss	$(177,371)	$(108,531)	$(55,786)	$(125,939)

	As of December 31,		As of September 30,
	2016	2015	2017
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$—	$—	$—
Working capital (deficit)	$(48,680)	$(22,280)	$(26,475)
Total assets	$430,346	$419,841	$426,935
Total equity	$196,681	$236,149	$310,583

Selected Unaudited Pro Forma Combined Financial Data of Melinta, Cempra and IDB

The unaudited pro forma combined financial statements give effect to two transactions: the Merger and the acquisition. In addition, to fund the acquisition, Melinta will enter into a senior secured credit facility pursuant to the Deerfield commitment letter (“Credit Facility”) and receive additional equity investments pursuant to the Deerfield commitment letter and the equity commitment letters at the closing the acquisition. The acquisition and these concurrent financing activities are referred to collectively as the “Transaction.”

The following summary unaudited pro forma condensed combined financial data is intended to show how the Merger and the Transaction might have affected historical financial statements if the Merger and the Transaction had been completed on January 1, 2016 for the purposes of the statements of operations and as of September 30, 2017 for the purposes of the balance sheet and was prepared based on the historical financial results reported by Melinta, Cempra and IDB. This unaudited pro forma combined financial data was prepared using the acquisition method of accounting with Melinta considered the acquirer of both Cempra and IDB. The following should be read in conjunction with the Melinta historical audited consolidated financial statements for the year ended December 31, 2016, and the Melinta unaudited condensed and consolidated financial statements for the nine months ended September 30, 2017, included on Form 8-K/A filed with the SEC on December 5, 2017, attached as Exhibit A to this proxy statement; Cempra’s audited and unaudited historical financial statements and notes thereto of Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, attached as Exhibit C to this proxy statement and Cempra’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, attached as Exhibit B to this proxy statement; IDB’s audited and unaudited historical financial statements and the notes thereto for the year ended December 31, 2016 and the nine months ended September 30, 2017, attached as Exhibit D to this proxy statement; and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [●] of this proxy statement and the other information contained in this proxy statement.

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger and the Transaction are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements beginning on page [●] of this proxy statement.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger and the Transaction, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements (see the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page [●] of this proxy statement), the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the merger.

	Year Ended December 31,	Nine Months Ended September 30,
	2016	2017
	(in thousands)
Unaudited Pro Forma Condensed Combined Statements of Operations Data:
Revenue	$42,989	$60,717
Operating expenses:
Cost of product revenue	$31,666	$27,118
Research and development	$180,668	$101,625
Selling, general and administrative	$216,867	$135,654
Restructuring charge	$—	$3,553
Total operating expenses	$429,201	$267,950
Total other expense	$19,586	$14,674
Net loss	$405,798	$221,907
		As of September 30,
		2017
Unaudited Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents		$184,232
Working capital		$143,346
Total assets		$614,911
Stockholders’ equity		$251,040

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth certain historical, unaudited pro forma condensed combined and pro forma condensed combined equivalent financial information and reflects:

Melinta and Cempra Historical Data: the historical Melinta net loss and book value per share of Melinta common stock and the Cempra net loss and book value per share of Cempra common stock;

Combined Company Pro Forma Data: the unaudited pro forma combined company net loss after giving effect to the Merger and the Transaction on a purchase basis as if the Merger had been completed on January 1, 2016; and

You should read the table below in conjunction with the financial statements of Melinta and Cempra included in Exhibits A, B, and C respectively, of this proxy statement, and the related notes thereto. You are urged to also read the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page [●] of this proxy statement.

	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
Melinta Historical Data
Basic and diluted net loss per common share:	$(94.29)	$(45.26)
Book value per common share		$(261.25)
Cempra Historical Data
Basic and diluted net loss per common share:	$(2.34)	$(0.87)
Book value per common share		$2.74
Combined Company Pro Forma Data
Basic and diluted net loss per common share:	$(13.51)	$(7.24)
Book value per common share		$8.19

RISK FACTORS

If the acquisition is consummated, the company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement, you should carefully consider the risks described below before deciding how to vote your shares of common stock. You should also read and consider the other information in this proxy statement, including the other annexes attached hereto.

Risks Related to the Acquisition

Although Melinta expects that the acquisition will result in benefits, Melinta may not realize those benefits because of integration difficulties.

Integrating the acquired operations of Medicines’ infectious disease business successfully or otherwise realizing any of the anticipated benefits of the acquisition, including additional revenue opportunities, involves a number of challenges. The failure to meet these integration challenges could seriously harm Melinta’s results of operations and the market price of Melinta’s common stock may decline as a result. As part of the acquisition, Melinta and Medicines have entered into a transition services agreement to assist with integration following the acquisition. Melinta’s inability or failure to implement an orderly transition or the insufficiency of its integration plans and procedures could result in failure of or delays in the integration and could adversely impact Melinta’s business, results of operations and financial condition.

Melinta stockholders will experience dilution as a consequence of, among other transactions, the issuance of Melinta common stock in connection with the acquisition. Having a minority share position may reduce the influence that Melinta’s current stockholders have on the management of Melinta.

Current Melinta stockholders will experience substantial dilution upon the issuance of additional Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter (including the warrants issuable thereunder) and the equity commitment letters. Such dilution could, among other things, limit the ability of the current stockholders to influence management of Melinta, including through the election of directors following the acquisition.

Following the closing of the acquisition, Medicines, Deerfield, Vatera and our other stockholders may sell our common stock into the market, which could cause our stock price to decline.

While the Medicines registration rights agreement will provide for a 180 day lock-up on 50% of the shares of Melinta common stock issued to Medicines pursuant to the Medicines purchase agreement, the remaining 50% of the shares issued to Medicines, together with all of the shares of Melinta common stock being issued to Deerfield pursuant to the Deerfield commitment letter and Vatera and JWC pursuant to its equity commitment letter, will not be subject to a contractual lock-up. Once these shares become eligible for resale pursuant to a re-sale registration statement (which will be filed for each of Medicines, Deerfield, JWC and Vatera no later than 2 business days after closing) or pursuant to Rule 144, together with all of the shares issued to the pre-closing shareholders of the former Melinta prior to its merger with Cempra which become eligible for resale in May 2018, the sale of a substantial number of our shares by Medicines, Deerfield, JWC Vatera or our other stockholders within a short period of time could cause our stock price to decline, make it more difficult for us to raise funds through future offerings of our common stock or acquire other businesses using our common stock as consideration.

Following the consummation of the acquisition, Melinta will have substantial leverage, which could adversely affect the ability to raise capital or access other financing to fund Melinta’s business operations and limit Melinta’s ability to react to changes in the economy or its industry.

Following the consummation of the acquisition, including the funding of the indebtedness pursuant to the Deerfield commitment letter, upon the satisfaction of the conditions set forth therein, Melinta will have a substantial amount of indebtedness. Having a substantial amount of leverage may have important consequences, including:

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the ability to use cash flow from Melinta’s operations to fund operations, capital expenditures, and future business opportunities;

•	limiting the ability to obtain additional financing for working capital, capital expenditures, product and service development, debt service requirements, acquisitions, and general corporate or other purposes including equipment financing at reasonable rates, which is vital to Melinta’s business;

•	increasing the risks of adverse consequences resulting from a breach of any indebtedness agreement, including, for example, a failure to make required payments of principal or interest due to failure of the acquired business to perform as expected;

•	increasing vulnerability to general economic and industry conditions;

•	restricting the ability to make strategic acquisitions or requiring non-strategic divestitures;

•	subjecting Melinta’s operations to restrictive covenants that may limit operating flexibility; and

•	placing Melinta’s operations at a competitive disadvantage compared to competitors that are less highly leveraged.

Despite Melinta’s substantial leverage, it may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with its significant leverage.

Subsequent to the consummation of the acquisition, Melinta may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Melinta has conducted due diligence on the acquired products, Melinta cannot assure you that this diligence revealed all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Melinta’s control will not later arise. As a result, Melinta may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Melinta’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on Melinta’s liquidity, the fact that Melinta reports charges of this nature could contribute to negative market perceptions about Melinta or its securities. In addition, charges of this nature may cause Melinta to be unable to obtain future financing on favorable terms or at all.

Some of Melinta’s directors have conflicts of interest that may influence them to support or approve the acquisition.

Certain directors of Melinta are participating in arrangements that provide them with interests in the acquisition that are different from yours. As noted under “Security Ownership of Principal Stockholders and Management of Melinta” beginning on page [●] of this proxy statement, as of [●], 2017, Vatera beneficially owned approximately [●]% of the outstanding shares of Melinta common stock. Three of the current nine directors of Melinta are affiliated with Vatera. In connection with the acquisition, Vatera entered into the Vatera equity commitment letter described in this proxy statement. While the terms of the Vatera equity commitment letter were reviewed and approved by the non-Vatera members of Melinta’s board of directors, and priced on the same terms as the Deerfield equity investment, the Vatera directors may have interests in the acquisition that are different from the interests of Melinta stockholders generally.

The acquisition may be completed even though material adverse changes may result from the announcement of the acquisition, industry-wide changes and other causes.

In general, either party can refuse to complete the acquisition if there is a material adverse change affecting the other party between November 28, 2017, the date of the Medicines purchase agreement, and the closing. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Medicines or Melinta, to the extent they resulted from the following (unless, in some cases, they have a materially disproportionate effect on Medicines or Melinta, as the case may be):

•	general legal, tax, economic, political or regulatory conditions;

•	conditions (or changes therein) in the market for branded pharmaceutical products, infectious disease pharmaceutical products or the pharmaceutical industry generally;

•	any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest or exchange rates;

•	acts of war (whether or not declared), armed hostilities, cyber-attack or terrorism, or the escalation or worsening thereof;

•	any changes or prospective changes in applicable laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof;

•	the results of any pre-clinical or clinical testing sponsored by Medicines, any of their competitors or any of their respective collaboration partners;

•	any change or prospective change in reimbursement or payor rules or policies applicable to any product or product candidates of Medicines or the products or product candidates of any of their competitors;

•	any natural or man-made disaster or acts of God;

•	the failure to meet any financial or other plan, estimate, budget or projection; or

•	any change in Medicines stock price or trading volume.

Risks Related to the Acquired Products

Because Melinta and the acquired business are similar and both are pharmaceutical businesses in the anti-infectives space, many of the risks related to the business of Melinta, disclosed in Melinta’s filings with the Securities and Exchange Commission, are applicable to the acquired business as well and should be read in conjunction with the risk factors set forth herein.

If we are not successful with our launch of Vabomere and Baxdela or the launches of other products in the future, or experience significant delays in doing so, our business likely would be materially harmed.

Medicines commercially launched Orbactiv in the United States in the third quarter of 2014, launched the new formulation of Minocin IV in the United States in 2015 and launched Vabomere in the United States in the fourth quarter of 2017. We are also commercially launching Baxdela in the first quarter of 2018. Commercial launches of this number of products in such a short period of time will require significant efforts from us and the devotion of substantial resources as we will need to finalize regulatory submissions, have manufactured sufficient quantities of product to commence commercial sales and establish the infrastructure necessary to commercially launch these products and products in development.

Our ability to successfully commercially launch these products and products in development will depend on our ability to:

•	conduct clinical trials and make regulatory submissions and obtain regulatory approvals in the timeframes anticipated;

•	train, deploy and support a qualified sales force to market and sell our newly launched products;

•	secure formulary approvals at our hospital customers;

•	have third parties manufacture and release the products in sufficient quantities;

•	implement and maintain agreements with wholesalers, distributors and group purchasing organizations;

•	receive adequate levels of coverage and reimbursement for these products from governments and third-party payors; and

•	develop and execute marketing and sales strategies and programs for the products.

We expect that the revenues from these products and products in development will represent a significant portion of our revenues in the future. As a result, if we are unable to successfully commercialize these products and products in development, our business, results of operations and financial condition likely would be materially harmed.

Orbactiv faces significant competition from branded and generic drugs treating acute bacterial skin or skin structure infections, or ABSSSI, which may limit the use of Orbactiv and adversely affect our anticipated revenue.

Orbactiv is an intravenous antibiotic approved by the U.S. Food and Drug Administration (FDA) for the treatment of ABSSSI, caused or suspected to be caused by susceptible gram-positive bacteria, including methicillin-resistant staphylococcus aureaus, or MRSA.

Competition in the market for therapeutic products that address gram-positive bacterial infections is intense. In particular, there are a variety of available therapies marketed for the treatment of ABSSSI. Some of these products are branded and subject to patent protection, and others are available on a generic basis. Many of these approved products, including vancomycin, ceftaroline (Teflaro), clindamycin, daptomycin, linezolid and telavancin (Vibativ) are well established therapies and are widely accepted by physicians, patients and hospital decision-makers. Additionally, insurers and other third-party payers may encourage the use of generic products. Vancomycin, for instance, which is sold in a relatively inexpensive generic form, has been widely used for over 50 years, is the most frequently used IV antibiotic, and we believe, based on our market research, is prescribed to approximately two-thirds of all hospitalized ABSSSI patients. If physicians and hospital decision-makers do not accept the potential advantages of Orbactiv, or are otherwise hesitant or slow to adopt Orbactiv, our anticipated revenues could be adversely affected.

There are also a number of products approved or in clinical development by third parties to treat ABSSSI. Approved products include Sivextro from Cubist Pharmaceuticals, Inc. (now a subsidiary of Merck & Co, Inc.), and Dalvance from Durata Therapeutics, Inc. (now a subsidiary of Allergan plc). Additionally, several companies have products in development that, if approved, may compete with Orbactiv. If any of these product candidates or any other products developed by our competitors are more effective, safer, more convenient or less costly than Orbactiv, or would otherwise render Orbactiv obsolete or non-competitive, our anticipated revenues from Orbactiv could be adversely affected.

Risks Related to Melinta’s Financial Position and Need for Additional Capital

Melinta will need to obtain additional financing to fund its operations.

Melinta will need to obtain additional financing to fund future operations, including the commercialization of Baxdela and Vabomere and to support the ongoing sales of Minocin IV and Orbactiv, as well as the development and commercialization of its product candidates and to support sales and marketing activities. Moreover, Melinta’s fixed expenses such as rent, license payments, interest expense and other contractual commitments are substantial.

Melinta’s future funding requirements will depend on many factors, including, but not limited to:

•	the costs and timing of establishing sales, marketing, and reimbursement capabilities;

•	the initiation, progress, timing, scope and costs of its nonclinical studies and clinical trials, including the ability to timely enroll patients in its ongoing, planned and potential future clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the costs of manufacturing clinical and commercial supplies of Baxdela, the Products acquired from Medicines and its other product candidates;

•	payments of milestones and royalties to third parties;

•	the time and cost necessary to respond to technological and market developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the terms of any collaborative, license and other commercial relationships that Melinta may establish.

Until Melinta can generate a sufficient amount of revenue, it may raise additional funds through collaborations and registered public or private debt or equity financings. Additional funds may not be available when needed on terms that are acceptable, or at all. To the extent that Melinta raises additional capital through the sale of equity or convertible debt securities, the ownership interest of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting its ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends.

FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, including statements regarding the proposed acquisition, including the expected timetable for completing the acquisition; future financial and operating results, including targeted product milestones and potential revenues; the progress and timing of product development programs and related trials; and the potential efficacy of products and product candidates, may be forward-looking statements under the provisions of The Private Securities Litigation Reform Act of 1995. In this proxy statement, words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions are used to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the ability to consummate the proposed acquisition; risks related to our substantial indebtedness; clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; uncertainties in obtaining successful pre-clinical and clinical results for product candidates and unexpected costs that may result therefrom; ability to obtain required regulatory approvals for product candidates; costs, timing and regulatory review of the combined company’s studies and clinical trials, including its ability to address the issues identified by the FDA in the CRL relating to Melinta’s NDAs for solithromycin for CABP; failure to realize any value of certain product candidates developed and being developed, in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the ability to develop new product candidates and support existing products; the ability to commercialize and launch any product candidate that receives regulatory approval, including Baxdela and the Products; the risk that the market for Melinta’s products, including Baxdela, or the Products may not be as large as expected; the ability to attain market acceptance among physicians, patients, patient advocacy groups, health care payors and the medical community for Baxdela and any future products of Melinta; the ability to continue marketing Baxdela, the Products or any approved drug successfully or at all once it is on the market in light of challenges relating to regulatory compliance, pricing, market acceptance and competition; the ability to obtain the substantial additional funding required to conduct development and commercialization activities; and the ability to obtain, maintain and enforce patent and other intellectual property protection for currently marketed products and product candidates. These and other risks are described in greater detail in the section entitled “Risk Factors” beginning on page [●] of this proxy statement. Many of these factors that will determine actual results are beyond Melinta’s ability to control or predict. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this proxy statement represent Melinta’s views only as of the date of this proxy statement and should not be relied upon as representing Melinta’s views as of any subsequent date. Melinta anticipates that subsequent events and developments will cause its views to change. However, while Melinta may elect to update these forward-looking statements publicly at some point in the future, Melinta specifically disclaims any obligation to do so, except as may be required by law, whether as a result of new information, future events or otherwise. Melinta’s forward-looking statements generally do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments it may make.

THE SPECIAL MEETING

Melinta is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by Melinta’s board of directors for use at the Special Meeting and at any adjournments or postponements thereof.

Date, Time and Place

The Special Meeting will be held at 8:00 a.m., local time, on [●], 2017, at the offices of [●] located at [●].

If you are a holder of record and plan to attend the Special Meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in “street name,” you must get a proxy in your name from the registered holder.

Purpose of the Special Meeting

The purpose of the Special Meeting is to consider and act upon the approval of the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of, or otherwise pursuant to, such warrant) as contemplated by the Deerfield commitment letter, as well as any other items that may properly come before the meeting.

Recommendation of Melinta’s Board of Directors

After careful consideration, Melinta’s board of directors unanimously recommends that Melinta stockholders vote FOR the Proposal to approve the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of, or otherwise pursuant to, such warrant) as contemplated by the Deerfield commitment letter and FOR the adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the Proposal.

Voting by Melinta’s Principal Stockholders

In connection with the execution of the Medicines purchase agreement, holders beneficially owning, as of November 28, 2017, approximately 52% of the shares of Melinta’s outstanding common stock, have entered into voting agreements with Medicines. The voting agreement, which is attached as Annex E hereto, provides among other things, that the parties to the agreements will vote (i) in favor of the acquisition and the adoption of the Medicines purchase agreement and the transactions contemplated thereby; and (ii) against any action or agreement that has or would be reasonably likely to result in any conditions under the Medicines purchase agreement not being fulfilled, any amendments to Melinta’s certificate of incorporation or bylaws, if such amendment would be expected to prevent or delay the closing of the acquisition or any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay or postpone the transactions contemplated by the Medicines purchase agreement or change in any manner the voting rights of any class of stock of Melinta. For more information on the voting agreement, please see the section of this proxy statement entitled “Agreements Related to the Acquisition” beginning on page [●].

Record Date and Stockholders Entitled to Vote

Only holders of record of shares of Melinta common stock at the close of business on [●], 2017, the record date for the Special Meeting, are entitled to vote the shares of Melinta common stock they held on the record date at the Special Meeting. At the close of business on the record date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting, held by approximately [●] stockholders of record. Each holder of record is entitled to one vote for each share of Melinta common stock held by such stockholder on the record date on the proposals presented in this proxy statement.

Voting Procedures

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	via the internet by accessing the proxy materials on the secure website, [●], and following the voting instructions on that website;

•	via telephone by calling toll free [●] in the United States or [●] outside the United States and following the recorded instructions; or

•	by completing, dating, signing and returning the enclosed proxy card.

The internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the internet or telephone must be completed by [●], Eastern time on [●], 2017. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by Melinta’s board of directors.

Melinta is not aware of any other matters to be presented at the meeting, except for those described in this proxy statement. If any matters not described in this proxy statement are presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your proxyholder may vote your shares on the new meeting date as well, unless you revoke your proxy instructions before then.

Whether or not you plan to attend the Special Meeting in person, please vote as soon as possible to ensure your vote is counted.

Revoking Your Proxy Instructions

If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•	Filing a written notice of revocation bearing a later date than the proxy with Melinta’s Corporate Secretary at [300 Tri-State International Suite 272, Lincolnshire, IL, 60069, Attn: Investor Relations] at or before the taking of the vote at the meeting;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to Melinta’s Corporate Secretary at [300 Tri-State International Suite 272, Lincolnshire, IL, 60069, Attn: Investor Relations] at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares held in “street name,” you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them.

Counting Votes

Consistent with state law and Melinta’s bylaws, the presence, in person or by proxy, of at least a majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for purposes of voting on a particular matter at the meeting. On the record date, there were [●] shares of common stock outstanding and entitled to vote. Accordingly, the holders of [●] shares must be present at the Special Meeting to have a quorum.

Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by stockholders or their nominees who do not vote by proxy or attend the meeting in person will not be considered present or represented and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. If there is no quorum, the chairperson of the meeting or any officer entitled to preside at or to act as secretary of the meeting may adjourn the Special Meeting to another date.

Assuming the presence of a quorum at the meeting, the approval of the issuance of Melinta common stock requires the affirmative vote of the holders of a majority of the shares of Melinta common stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting. An abstention will have the same effect as a vote against the approval of these proposals. A “broker non-vote” will have no effect on the outcome of these proposals as it is not entitled to vote on the matters.

With respect to “non-routine” matters, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted FOR, AGAINST, ABSTAINING or WITHHELD FROM with respect to such non-routine matters.

In summary, if you do not vote your proxy, your bank, brokerage firm, or other nominee may either:

•	cast a “broker non-vote” on non-routine matters; or

•	leave your shares unvoted altogether.

Melinta encourages you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the meeting.

Solicitation of Proxies

Melinta will pay the cost of this proxy solicitation. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. In addition to soliciting proxies by mail, Melinta’s directors, executive officers and employees might solicit proxies personally and by telephone. None of these individuals will receive any additional compensation for this. Melinta has engaged Georgeson to assist Melinta in the distribution of proxy materials and the solicitation of votes described above for a fee of $[●], plus additional fees based on the amount and types of services rendered and reimbursement of reasonable expenses. Melinta will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Adjournments and Postponements

The Special Meeting may be adjourned, recessed or postponed if a quorum is not present.

If the time, date and place of an adjourned meeting are announced at the original convening of the Special Meeting, no notice of an adjourned meeting need be given unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the Special Meeting at which a quorum is present in person or represented by proxy, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Assistance

If you need assistance in completing your enclosed proxy card or have questions regarding the Special Meeting, please contact Georgeson, which is acting as Melinta’s proxy solicitation agent in connection with the merger, toll free at [●].

THE ACQUISITION

This section and the section entitled “The Medicines Purchase Agreement” beginning on page [●] of this proxy statement describe the material aspects of the acquisition, including the Medicines purchase agreement, the Deerfield commitment letter, the equity commitment letters, the voting agreements and the registration rights agreement. While Melinta believes that this description covers the material terms of the acquisition and the Medicines purchase agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the Medicines purchase agreement, the Deerfield commitment letter, the equity commitment letters, the voting agreements and the registration rights agreement, all of which are attached as Annex A through F to this proxy statement, and the other annexes attached hereto.

Background of the Acquisition

References in this section to “Melinta” refer to (i) for the period prior to November 3, 2017, Melinta Therapeutics, Inc. (now known as Melinta Subsidiary Corp.) prior to its acquisition by Cempra, Inc. on November 3, 2017 and (ii) for the period on or after November 3, 2017, Melinta Therapeutics, Inc. (formerly known as Cempra, Inc.).

From time to time, Melinta has considered strategic business initiatives intended to further the development of its business and maximize stockholder value.

On June 15, 2017, Sundar Kodiyalam and Thomas Koestler, Ph.D., directors of Melinta, contacted Clive A. Meanwell, Chief Executive Officer of the Medicines Company (“Medicines”), to discuss Melinta’s potential interest in acquiring the infectious disease business unit of Medicines, following Medicines’ public announcement in January 2017 that Medicines was exploring alternatives for monetizing, in whole or in part, this business. On August 2, 2017, Messrs. Kodiyalam and Kevin Ferro had a follow-up meeting with Mr. Meanwell and Christopher Cox, Chief Corporate Development Officer of Medicines, to discuss their interest in a potential transaction.

On September 11, 2017, Mr. Kodiyalam contacted Alexander J. Denner, Ph.D, a director of Medicines, to seek information regarding Medicines’ process for selling its infectious disease business unit and, later on the same day, Mr. Kodiyalam and Mr. Meanwell had a conversation regarding the status of Medicines’ process and next steps.

On September 29, 2017, Melinta received access to Medicines’ due diligence data room and initiated its due diligence review. During September 2017 and through the execution of the purchase agreement on November 28, 2017, representatives of Melinta provided continuous updates to members of Melinta’s Board of Directors, including through Board update calls, regarding the potential opportunity and ongoing discussions with Medicines.

On October 13, 2017, Melinta submitted to Medicines a non-binding proposal to acquire the assets of the infectious disease business unit of Medicines, including rights related to the Products (Vabomere, Orbactiv and Minocin IV), and certain associated infrastructure to be determined pending due diligence. The non-binding proposal included (i) a $200 million upfront cash payment, (ii) a $20 million cash payment on the 24-month anniversary of closing, (iii) a $30 million cash payment upon Vabomere EU approval (to offset Medicines’ corresponding milestone obligation) and (iv) royalties on annual net sales of the products equal to (x) 15% on the increment above $100 million and below $400 million and (y) 25% on the increment above $400 million.

On October 23, 2017, Melinta received a second bid process letter from Citigroup Global Markets Inc., which we refer to as Citi, regarding the submission of final, definitive proposals to acquire the infectious disease business unit of Medicines, together with a form of purchase agreement proposed by Medicines. During the period following receipt of the bid process letter, Melinta continued its due diligence review.

Beginning in late October 2017, Melinta engaged in discussions with various potential debt and equity financing sources for the Transaction, including the Deerfield Funds.

On November 3, 2017, Melinta and Cempra completed their merger transaction. On November 7, 2017, the re-constituted Board of Directors of Melinta held its first post-merger Board meeting. At the meeting, members of the Board and management presented to the Board regarding the pending Medicines opportunity and the potential terms of a revised bid proposal. Members of Melinta’s management team provided a detailed review of its commercial and financial assumptions on the Product portfolio held by Medicines, and its projections for the combined business over the near and long term. The Board also discussed potential financing options for the Transaction.

On November 8, 2017, Mr. Kodiyalam together with Dan Wechsler, the newly appointed Chief Executive Officer of Melinta, and John Temperato, Chief Commercial Officer of Melinta, met with Messrs. Meanwell and Cox to discuss the potential transaction.

On November 10, 2017, in accordance with the bid process letter, representatives from Willkie Farr & Gallagher LLP, whom we refer to as Willkie Farr, outside counsel to Melinta, submitted a mark-up of the draft purchase agreement to representatives from Cadwalader, Wickersham & Taft LLP, whom we refer to as Cadwalader, outside counsel to Medicines. On November 14, 2017, representatives from Cadwalader contacted representatives from Willkie Farr to provide feedback on the mark-up, including with respect to the proposed structure of the Transaction, Melinta’s proposed debt and equity financing and Melinta’s request for a reverse termination fee, the structure of the $30 million payment tied to Vabomere EU approval, the mechanism for the acquisition of Product inventory, the requirements for Melinta’s proxy statement for the Transaction, and Melinta’s expected timeline to closing.

On November 16, 2017, in accordance with the bid process letter, Melinta submitted to Citi a revised proposal to acquire the assets of the infectious disease business unit of Medicines. The revised proposal included (i) a $125 million upfront cash payment plus $50 million of Melinta common stock, (ii) a $25 million cash payment on the 12-month anniversary of closing, (iii) a $25 million cash payment on the 18-month anniversary of closing, (iv) the assumption of Medicines’ obligation to third parties to pay $30 million upon Vabomere EU approval, (v) an up to $20 million cash payment for inventory and (vi) royalties on annual net sales of the Products as follows:

•	U.S. net sales of Vabomere:

•	On net sales above $50 million and at or below $100 million = 5.0%

•	On net sales above $100 million and at or below $200 million = 7.5%

•	On net sales above $200 million and at or below $500 million = 15.0%

•	On net sales above $500 million = 25%

•	U.S. combined net sales of Minocin IV and Orbactiv

•	On net sales at or below $100 million = 5.0%

•	On net sales above $100 million = 15.0%

•	On all milestone and royalty payments or other consideration received from ex-U.S. transfers of rights with respect to Vabomere, Orbactiv and Minocin IV = 15.0%

Melinta’s revised proposal included a “highly confident” letter from the Deerfield Funds with respect to up to $220 million of debt and equity financing, together with a term sheet from the Deerfield Funds providing for (i)

$170 million of senior secured promissory notes, less the equity consideration described in clause (ii), (ii) equity consideration equal to 9.98% of Melinta outstanding common stock immediately following the acquisition, priced at 95% of the last closing price prior to execution of the commitment letter, (iii) certain royalties on annual net sales of Vabomere, (iv) a $50 million senior secured delayed draw term facility, and (v) warrants to purchase a number of shares of Melinta common stock equal to 39.5% of the principal amount of the senior secured promissory notes divided by the last closing price of Melinta common stock prior to the execution of the commitment letter, having a strike price equal to 110% of such closing price. Together with its revised proposal, Melinta submitted a revised mark-up of the purchase agreement, which provided that Melinta would be open to discussing a combined stock and asset purchase (as opposed to an asset purchase) and the deletion of the reverse termination fee.

On November 19, 2017, Mr. Kodiyalam contacted Mr. Denner to check on the status of Melinta’s revised proposal and, later on the same day, Mr. Kodiyalam and Messrs. Meanwell and Cox had a conversation regarding Melinta’s revised proposal. Also, on November 19, 2017, representatives from Cadwalader contacted representatives from Willkie Farr to seek further clarity on Melinta’s revised proposal, including with respect to the timeline to closing, the nature of the pro forma financials that Melinta would require in its proxy statement, the concept of a “ticking fee” in the event Melinta failed to close by a certain date, the valuation mechanism for the stock consideration, the proposed 180-day lock-up on the stock consideration, target working capital and the terms of the transition services agreement.

On November 20, 2017, representatives from Citi contacted Mr. Kodiyalam and stated that Melinta needed to improve its proposal in order to remain competitive. On the afternoon of November 20, 2017, Melinta submitted a revised proposal, which included the following modifications from its prior proposal: (i) a $155 million upfront cash payment (reflecting an additional $10 million of cash consideration and moving the up to $20 million inventory adjustment to a fixed $20 million as part of the upfront payment), (ii) a “ticking fee” payable in the event Melinta failed to close within 75 days of signing, (iii) clarification that the $50 million of stock would be determined based on a 10% discount to the 10-day VWAP prior to closing, (iv) a $30 million cash payment on the 18-month anniversary of closing (up from $25 million in its prior proposal) and (v) an additional $10 million cash payment on the 24-month anniversary of closing.

On the evening of November 21, 2017, based on further feedback from Medicines and its advisors, Melinta submitted a revised proposal, which included the following modifications from its prior proposal: (i) a $165 million upfront cash payment (reflecting an additional $10 million of cash consideration), (ii) a “ticking fee” payable in the event Melinta failed to close within 60 days of signing (down from 75 days) and (iii) the availability of a $100 million bridge loan facility to Medicines from the Deerfield Funds.

On the evening of November 21, 2017, Mr. Cox contacted Mr. Kodiyalam to indicate that, while Medicines was not in a position to grant exclusivity to Melinta, the Medicines Board of Directors had authorized Medicines to pursue the negotiation and finalization of definitive documentation with Melinta as soon as possible.

On November 22, 2017, Melinta and the Deerfield Funds entered into a revised term sheet providing for: (i) $190 million of senior secured promissory notes, less the equity consideration described in clause (ii), (ii) equity consideration equal to 9.98% of Melinta outstanding common stock immediately following the acquisition, priced at 90% of the last closing price prior to execution of the commitment letter, (iii) certain royalties on annual net sales of Vabomere, (iv) a $50 million senior secured delayed draw term facility, (v) warrants to purchase a number of shares of Melinta common stock equal to 38.5% of the principal amount of the senior secured promissory notes divided by the last closing price of Melinta common stock prior to the execution of the commitment letter, having a strike price equal to 110% of such closing price and (vi) the availability of a $100 million “bridge” loan facility to Medicines.

On November 23, 2017, representatives from Cadwalader delivered a revised draft of the purchase agreement to representatives from Willkie Farr, reflecting the updated deal terms contained in Melinta’s best and final proposal previously delivered on November 21, 2017. Between November 23, 2017 and November 28, 2017, representatives from Cadwalader and Willkie negotiated the final terms of the purchase agreement, including with respect to representations and warranties, covenants, and indemnification, and Mr. Kodiyalam and Mr. Cox and Mr. Meanwell had several conversations regarding the finalization of the definitive agreements. During this time period, Melinta also completed its due diligence.

On November 25, 2017, the Board of Directors of Melinta had an update call on the status of the proposed acquisition. At the meeting, representatives of Vatera proposed that, at signing, they would be willing to commit up to $30 million of equity financing necessary to finance the Transaction and that Vatera or its assignees may be willing to subscribe for up to an additional $10 million of Melinta common stock between signing and closing. Vatera’s proposal provided that the equity committed at signing would be priced at the same terms as the Deerfield equity investment (i.e., 90% of the last closing price prior to execution of the commitment letter) and that any additional equity (up to $10 million) subscribed for by Vatera or its assignees between signing and closing would be priced at the same terms as the Melinta common stock being issued to Medicines under the purchase agreement (i.e., 90% of the volume weighted average price for the trailing 10 trading day period ending 3 trading days prior to closing). Following receipt of Vatera’s proposal, six of the nine members of the Board of Directors who are unaffiliated with Vatera (the “non-Vatera directors”) discussed the terms of the proposal, the need for the equity commitment in order to finance the proposed acquisition, the availability of alternative financing, the general market and terms for PIPE investments and other considerations relating to Vatera’s proposed equity investment. Following the meeting, representatives of the non-Vatera directors further discussed the terms of Vatera’s proposed equity investment with Vatera. On November 26, 2017, the non-Vatera directors convened an update call to discuss the status of the proposed Vatera equity investment.

On November 27, 2017, the Board of Directors of Melinta held a telephonic meeting to review and approve the proposed acquisition, including the purchase agreement, the Deerfield commitment letter and the equity commitment letters. At the meeting, representatives from Willkie Farr reviewed the proposed deal terms and advised the Board of its fiduciary duties in considering the proposed acquisition. Members of Melinta’s management team provided a detailed review of its commercial and financial assumptions on the acquired Product portfolio, and its projections for the combined business over the near and long term, including in light of Melinta’s required debt obligations under the Deerfield agreements. At an executive session of the Board meeting, the non-Vatera directors reviewed and unanimously approved the terms of the Vatera equity commitment. After discussion, Melinta’s Board of Directors adopted unanimous resolutions declaring that the purchase agreement and the transactions contemplated thereby were advisable, fair and in the best interests of Melinta and its stockholders, approved the purchase agreement, the Deerfield commitment letter and the equity commitment letters and the transactions contemplated thereby and authorized Melinta to enter into the purchase agreement, the Deerfield commitment letter and the equity commitment letters and the transaction with Medicines. The Board of Directors also recommended that Melinta stockholders vote in favor of the issuance of Melinta common stock pursuant to the purchase agreement, the Deerfield commitment letter (including the warrants issuable thereunder) and the equity commitment letters.

On November 28, 2017, Melinta and the applicable counterparties executed the purchase agreement, the Deerfield commitment letter and the equity commitment letters and certain Melinta stockholders entered into voting agreements with Medicines.

On November 29, 2017, prior to market open, Melinta issued a press release, and held a conference call for the investment community, announcing the execution of the purchase agreement, the Deerfield commitment letter and the equity commitment letters.

Melinta’s Reasons for the Acquisition

In reaching its determination that the purchase agreement, the Deerfield commitment letter and the equity commitment letters and the transactions contemplated thereby were advisable, fair and in the best interests of

Melinta and its stockholders, and to recommend that the Melinta stockholders approve the issuance of shares of Melinta common stock (including the Deerfield warrants) in connection therewith, the Board of Directors based its determination on its assessment of the following factors:

Focused Portfolio with Significant Commercial Synergies. Once the acquisition closes, Melinta will have a portfolio of four complementary marketed antibiotic assets: Baxdela, recently launched Vabomere, and established commercial products, Orbactiv and Minocin IV. Melinta believes that the acquisition will result in a focused portfolio of high-value marketed assets with significant commercial synergies, allowing Melinta to maximize the value associated with the combined product portfolio.

Optimize Multi-Channel Strategy. Melinta believes the combined product portfolio will significantly enhance Melinta’s multi-channel strategy of delivering antibiotic solutions for ABSSSI and gram-negative infections within the hospital, emergency department and community settings. Each of the acquired Products in the portfolio has distinct value in the marketplace. The customers for the combined product portfolio have a strong overlap and Melinta believes it will be able to leverage its sales force across four products instead of just one product.

Strengthen Commercial Team. Melinta believes that the acquisition will bolster Melinta’s commercial team, which has been built out in preparation for the launch of Baxdela, with experienced anti-infective professionals from Medicines who can drive value across the combined portfolio. With Melinta’s commercial team now built out and preparing for Baxdela’s launch, coupled with the professionals that will join from Medicines, Melinta will have an experienced team of focused antibiotic experts as well as the therapeutic scale necessary to maximize the value of the combined product portfolio.

Partner Opportunities. Melinta has existing partnerships in place for Baxdela in well over 100 countries. As a result of the acquisition, Melinta will obtain U.S. and ex-U.S. rights to Vabomere, Orbactiv and Minocin IV. Melinta believes it will be able to leverage its existing partnerships while exploring new partnership possibilities with respect to the combined product portfolio.

In addition to the factors outlined above, the Melinta Board of Directors considered the following criteria in reaching its determination that the purchase agreement, the Deerfield commitment letter and the equity commitment letters and the transactions contemplated thereby were advisable, fair and in the best interests of Melinta and its stockholders, and to recommend that the Melinta stockholders approve the issuance of shares of Melinta common stock (including the Deerfield warrants) in connection therewith, all of which it viewed as supporting its decision to approve the business combination with Melinta:

•	the opportunity for Melinta stockholders to participate in the long-term value of the Products (Vabomere, Orbactiv and Minocin IV) and Melinta’s existing product portfolio led by Baxdela, as a result of the acquisition;

•	historical and current information concerning the infectious disease business unit, including its financial performance, financial condition, operations and management and the results of a due diligence investigation of Melinta conducted by Melinta’s management and advisors;

•	the voting agreements entered into by stockholders of Melinta beneficially owning in the aggregate, as of November 28, 2017, approximately 52% of the outstanding capital stock of Melinta, pursuant to which those stockholders agreed, solely in their capacity as stockholders, to vote all of their shares of Melinta capital stock and securities in favor of the Proposal;

•	the likelihood of retaining key Medicines employees to assist in the management of the combined product portfolio;

•	the likelihood that the acquisition will be consummated on a timely basis, including the likelihood that the acquisition will receive all necessary regulatory approvals;

•	its understanding of the business of Medicines’ infectious disease business unit, including the Products and the expenses and fixed costs associated with its operations, the need for financing to support the combined product portfolio after the closing, and the prospects for value creation for Melinta stockholders in connection with the acquisition; and

•	the terms and conditions of the purchase agreement, including the belief that the terms of the purchase agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Melinta Board of Directors also considered a variety of risks and other countervailing factors related to entering into the purchase agreement and the proposed business combination with Medicines, including:

•	the possibility that the anticipated benefits of the acquisition may not be realized or that they may be lower than expected;

•	the substantial indebtedness that Melinta will incur in connection with the acquisition, including the risk that the performance of the combined product portfolio following the closing does not meet near-term or long-term expectations and fails to generate sufficient revenues to enable Melinta to timely make all required payments of principal and interest under its Deerfield loan agreements;

•	the significant royalties payable on the Products to Medicines under the purchase agreement;

•	the assumption by Melinta of Medicines’ existing milestone and royalty obligations with respect to the Products;

•	the significant dilution that will result to Melinta’s existing stockholders as a result of the Melinta common stock issuable pursuant to the Medicines purchase agreement, the Deerfield commitment letter (including the Deerfield warrants) and the equity commitment letters;

•	the risk that the acquisition might not be consummated in a timely manner (including the “ticking fee” payable in the event the Transaction does not close by January 29, 2018) or at all and the potential adverse effect of the public announcement of the acquisition or on the delay or failure to complete the acquisition with Medicines on the reputation of Melinta;

•	the risk to the business, operations and financial results of Melinta in the event that the acquisition is not consummated;

•	the restrictions on the conduct of Melinta’s business prior to completion of the acquisition, which require Melinta to carry on its business in the ordinary course and consistent with past practice, subject to specific additional restrictions, which may delay or prevent Melinta from pursuing business opportunities that otherwise would be in its best interests;

•	the risks, challenges and costs associated with successfully integrating the acquired business; and

•	various other risks associated with the acquisition, including those described in the section entitled “Risk Factors” in this proxy statement.

The foregoing discussion of the factors considered by Melinta’s Board of Directors is not intended to be exhaustive, but does set forth the principal factors considered by Melinta’s Board of Directors. Melinta’s Board of Directors collectively reached the unanimous conclusion to approve the purchase agreement in light of the various factors described above and other factors that each member of Melinta’s Board of Directors deemed relevant. In view of the wide variety of factors considered by the members of Melinta’s Board of Directors in connection with their evaluation of the purchase agreement and the complexity of these matters, Melinta’s Board of Directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Melinta’s Board of Directors made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Market Opportunity

The relentless evolution of bacterial antibiotic resistance, coupled with the dearth of effective new antibiotics, has created an urgent public health threat. The integration of the acquired Product portfolio within the existing Melinta portfolio will further strengthen our ability to serve the needs of providers treating patients with serious bacterial infections across the healthcare delivery continuum. The combined product portfolio, pipeline, resources and people will create a standalone entity with core competencies that can help to address the significant need for new antibiotics to treat serious infections across multiple healthcare channels, while exercising a firm commitment to antibiotic stewardship.

The combined product portfolio will significantly enhance Melinta’s multi-channel strategy of delivering antibiotic solutions for ABSSSI and gram-infections within the hospital, emergency department, and community settings. We believe that each product has distinct value in the antibiotic marketplace, and that we are uniquely positioned to deliver this value:

Combined Antibiotic Portfolio

Following the acquisition, Melinta will have a deep pipeline of commercial, clinical and preclinical antibiotic assets across multiple potential indications. As such, the combined enterprise will have a platform for long-term, durable growth and a strategy to expand the anti-infective portfolio over time, providing the opportunity for multiple layers of revenue growth.

This pipeline is expected to deliver a distinct value proposition across the antibiotic care continuum:

Baxdela (delafloxacin)

Melinta’s current portfolio of antibiotics is led by Baxdela, a commercial-stage asset with the potential to address multiple types of infections that offers a new option for monotherapy treatment of adult patients with ABSSSI in oral and IV formulations. Baxdela is a novel fluoroquinolone that exhibits activity against both gram-positive and gram-negative pathogens, including MRSA, and is available in both IV and oral formulations. The commercial launch of Baxdela is planned for the first quarter of 2018. Further information regarding Baxdela is available in Melinta’s definitive proxy statement filed with the Securities and Exchange Commission on October 5, 2017.

Vabomere

Vabomere is the combination of meropenem, the leading carbapenem used in treatment of gram-negative infections, and vaborbactam, a novel beta-lactamase inhibitor that restores the efficacy of meropenem in CRE infections. Vabomere received FDA approval on August 29, 2017 and became commercially available in the fourth quarter of 2017. With its approval, the FDA also confirmed Vabomere’s status as a Qualified Infectious Disease Product, or QIDP, under the provisions of the 2012 Generating Antibiotics Incentives Now Act, or the 2012 GAIN Act. The NDA for Vabomere was based upon the TANGO I study, which evaluated the efficacy and safety of Vabomere versus piperacillin/tazobactam in cUTI and acute pyelonephritis due to susceptible Enterobacteriaceae. 98.4% of patients on the Vabomere arm met the primary endpoint of clinical success at the end of IV treatment, compared to 94% of patients in the piperacillin/tazobactam arm. Patients in the Vabomere arm of the study had fewer discontinuations due to AEs as compared to the piperacillin/tazobactam arm (2.9% vs. 5.1%), and the type of AEs seen in the trial were similar to that of meropenem alone.

On July 25, 2017, Medicines announced positive results from a planned interim analysis of the TANGO-2 trial. The TANGO-2 trial compared Vabomere to best available therapy (BAT) in CRE and is the only trial that evaluated a monotherapy option in CRE. Randomization in the trial was stopped early, following a recommendation by the Drug Safety Monitoring Board. The recommendation was based upon an interim analysis of 72 patients, including 43 with microbiologically evaluable CRE infections, including cUTI, acute pyelonephritis, cIAI, HAP/VAP, and bloodstream infections. DSMB concluded that the benefit-risk ratio no longer supported randomization of patients to the BAT arm due to results seen in patients in the Vabomere arm. The data showed a higher cure rate at test of cure and end of therapy as well as lower all-cause mortality versus BAT across all infection types. In addition, Vabomere had a lower rate of drug-related AEs versus BAT (24% vs. 44%).

We believe that Vabomere’s profile represents a leading therapy for treatment of serious infections due to gram-negative bacteria, including KPC-mediated CRE, which is Vabomere’s focus:

Key Focus for Vabomere – KPC-mediated CRE

Vabomere Initial Commercialization Strategy. Following the acquisition, Melinta plans to continue the launch of Vabomere with a sales force of 135 sales representatives that will provide educational details primarily to infectious disease and critical care physicians, as well as infectious disease and hospital pharmacists. Melinta will leverage its planned presence in the hospital setting to promote Vabomere; the sales force will lead with Baxdela and Vabomere. Melinta will target hospital accounts with a high burden of serious gram-negative infections. Additionally, Melinta plans to deploy Medical Science Liaisons across the U.S. to meet with infectious disease and critical care key opinion leaders.

Melinta will distinguish Vabomere’s economic value proposition through a pricing strategy that is in line with currently branded therapies used in the treatment of serious gram-negative infections and designed to facilitate access within the hospital. Market research with hospital pharmacy directors has confirmed that Vabomere’s launch price of $990/day will allow access within the hospital while also capturing the incremental value the product has over currently available therapies. In addition, the economic value proposition of Vabomere will be demonstrated through health economic outcomes analyses and a budget impact model that show a lower cost per patient year compared to best available therapies.

We believe that Vabomere, based on its clinical profile, product label, and results from the TANGO-2 trial, has the potential to become a best-in-class therapy for the treatment of serious gram-negative infections, which includes KPC-mediated CRE.

Orbactiv

Orbactiv is a long-acting IV antibiotic of lipoglycopeptide class that allows for single infusion for ABSSSIs with no dose adjustment for mild/moderate renal or hepatic impairment or for age, weight, gender, or race. It provides an alternative solution to hospital admission or multiple days of therapy in outpatient setting. In contrast to the current standard of care (6 to 10 days of IV therapy), single-dose ABSSSI therapy with Orbactiv alternative increases patient convenience, guarantees patient adherence with a single dose, and allows for treatment in alternative, lower cost care settings. We will leverage our planned community-based sales force infrastructure planned for Baxdela to maximize Orbactiv potential.

Minocin IV

Minocin IV is an IV antibiotic of the tetracycline class with broad-spectrum activity against gram-positive and gram-negative pathogens. A new formulation was launched in 2015, which improved tolerability and convenience, owing to a smaller required infusion volume. Minocin IV is one of the few agents approved for treatment of Acinetobacter spp. Acinetobacter infections are generally seen in the ICU, particularly in mechanically ventilated patients. We will leverage our planned hospital-based sales force infrastructure planned for Baxdela and Vabomere to maximize Minocin IV potential.

Key Combined Business Strategies

Following the closing of the acquisition, Melinta will focus on development and commercialization of new antibiotics that enable patients with serious, life-threatening bacterial infections to be treated and cured. The critical components of the combined enterprise’s business strategy are:

1.	Commercialize Baxdela for ABSSSI in the United States. In the first quarter of 2018, Melinta plans to commercialize Baxdela in the U.S. with an efficient, targeted sales force initially consisting of 135 sales representatives, prioritizing high-value hospital accounts. In addition, sales representatives will target other market channels such as the emergency department and community settings to realize the full market potential of Baxdela.

2.	Commercialize Vabomere for KPC-mediated CRE in the United States. Following the closing of the acquisition, Melinta plans to continue to commercialize Vabomere in the U.S. with an efficient, targeted sales force initially consisting of 135 sales representatives (for clarity, Melinta will have one sales force of 135 representatives commercializing multiple products), prioritizing high-value hospital accounts, focusing on infectious disease and critical care physicians.

3.	Optimize commercialization of Orbactiv and Minocin IV within the United States. Melinta plans to leverage its sales force presence within the hospital to appropriately position Minocin IV for the treatment of infections due to Acinetobacter. In addition, sales representatives will target emergency department and community market channels to realize the full market potential of Orbactiv.

4.	Pursue additional indications for Baxdela, leveraging its favorable attributes to optimize its minimum 10 year market exclusivity period in the United States. Due to provisions of the 2012 GAIN Act, specifically its QIDP designation, Baxdela has been granted at least 10 years of market exclusivity from first approval. Consequently, Melinta plans to develop Baxdela for additional indications where quinolones are established but unmet need continues to exist. Melinta is currently enrolling patients in a single Phase 3 clinical study for CABP, for which Melinta has secured FDA agreement on a Special Protocol Assessment. We may pursue additional indications for Baxdela as well.

5.	Leverage Melinta’s discovery platform and proprietary understanding of the ribosome to deliver novel drugs that can address the continuous need to combat bacterial resistance. Melinta’s discovery platform has the potential to drive significant, long-term value by providing a continual stream of novel antibiotics that meet the constantly evolving challenge of bacterial resistance. Melinta plans to advance its research efforts in the antibacterial space led by its ESKAPE pathogen program targeting “superbugs,” and evaluate the potential of other platform opportunities in antifungals, antiparasitics and oncology.

6.	Optimize partnerships to maximize the value of the combined product portfolio. Melinta has established partnerships for Baxdela in Europe and Asia-Pacific (excluding Japan) with Menarini IFR Srl, and in Central and South America with Eurofarma Laboratorios S.A. Melinta has also secured a development partnership with a clinical research organization, or CRO, for its pipeline asset called radezolid, which is focused on the topical dermatology space. Melinta has relationships related to solithromycin with Toyama Chemical Co., Ltd., or Toyama, in Japan and the U.S. Biomedical Advanced Research and Development Authority, or BARDA. Opportunities exist to leverage these partnerships for the combined product portfolio. Melinta plans to evaluate the potential of existing and new business development opportunities to further generate shareholder value.

7.	Advance solithromycin for CABP subject to non-dilutive financing, and for ophthalmic indications. Subject to the availability of non-dilutive financing, Melinta will continue to evaluate the opportunity to progress solithromycin and generate sufficient safety data to satisfactorily respond to the CRL it received from the FDA in December 2016. Solithromycin is currently in a Phase 3 clinical study in Japan, sponsored by Cempra’s development partner Toyama. If successful, Melinta would benefit from sales milestones and royalties from solithromycin sales in Japan. Additionally, Melinta will continue to evaluate the development of ophthalmic formulations for solithromycin for indications such as bacterial conjunctivitis and dry eye.

8.	Progress fusidic acid for ABSSSI and potentially for Osteomyelitis / Bone and Joint Infections. Melinta plans to continue to progress fusidic acid as an oral treatment for ABSSSI, which are frequently caused by MRSA. Fusidic acid has successfully completed one Phase 3 study in ABSSSI patients and requires one additional Phase 3 study to secure FDA approval. In addition, Melinta plans to continue to explore the potential use of fusidic acid for the long-term oral treatment of refractory osteomyelitis / BJI. Currently, there is no optimal oral, chronic antibiotic for treating these infections.

9.	Leverage the combined enterprise’s commercial organization to promote complementary internally developed products upon achievement of FDA regulatory approval. Melinta plans to obtain operating leverage from its commercial organization by promoting two or three complementary products upon FDA regulatory approval through the various channels, providing multiple layers of revenue growth. Melinta will also consider appropriate bolt-on acquisitions or co-promotion of complementary products in order to maximize the call capacity of its commercial organization.

Melinta plans to carefully evaluate its capital allocation strategy to maximize shareholder value around the launch of Baxdela and Vabomere, and marketing of Orbactiv and Minocin IV, while maintaining a capital efficient approach to investing in its development programs and other opportunities.

MELINTA’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE PROPOSALS OUTLINED ABOVE ARE ADVISABLE, FAIR AND IN THE BEST INTERESTS OF MELINTA AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE PROPOSAL. MELINTA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MELINTA STOCKHOLDERS VOTE “FOR” THE PROPOSALS.

Interests of Melinta’s Directors and Executive Officers in the Acquisition

In considering the recommendation of Melinta’s board of directors with respect to the Proposal to be acted upon by Melinta stockholders at the Special Meeting, Melinta stockholders should be aware that certain members of the board of directors of Melinta have interests in the acquisition that may be different from, or in addition to, interests they may have as Melinta stockholders.

As noted under “Security Ownership of Principal Stockholders and Management of Melinta” beginning on page [●] of this proxy statement, as of [●], 2017, Vatera Healthcare Partners LLC, or Vatera, beneficially owned approximately [●]% of the outstanding shares of Melinta common stock. Kevin Ferro, a current director of Melinta, is the Chief Executive Officer, Chief Investment Officer and the managing member of Vatera Holdings LLC, the manager of Vatera; Thomas Koestler, a current director of Melinta, is an Executive Director of Vatera Holdings LLC; and Cecilia Gonzalo, a current director of Melinta, is a Managing Director of Vatera Holdings LLC. In connection with the acquisition, Vatera entered into the Vatera equity commitment letter described in this proxy statement. The terms of the Vatera equity commitment letter, which were priced at the same terms as the Deerfield equity investment, were reviewed and approved by the non-Vatera members of Melinta’s board of directors.

THE PURCHASE AGREEMENT

The following is a summary of the material terms of the Medicines purchase agreement. A copy of the Medicines purchase agreement is attached as Annex A to this proxy statement. The Medicines purchase agreement has been attached to this proxy statement to provide you with information regarding its terms. The summary of the material terms of the Medicines purchase agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Medicines purchase agreement. This summary may not contain all of the information about the Medicines purchase agreement that is important to you. Melinta urges you to read carefully the Medicines purchase agreement in its entirety as it is the legal document governing the purchase.

Medicines Purchase Agreement

On November 28, 2017, Melinta entered into the Medicines purchase agreement with Medicines. Upon consummation of the transactions contemplated by the Medicines purchase agreement, on the terms and subject to the conditions therein, Melinta will acquire from Medicines the Transferred Subsidiaries and certain assets primarily related to the infectious disease business, including the Products and line extensions thereof. The business, operations and activities of researching, discovering and developing pre-clinical and developmental assets, including the pre—clinical product candidates Oravance and Omnivance, the pre-clinical polymyxin programs, and all other pre-clinical and developmental programs being conducted at or in connection with Medicines’ San Diego facilities, are specifically excluded from the assets being purchased by Melinta.

Pursuant to the Medicines purchase agreement, Melinta will assume, among other things, liabilities arising out of or related to the acquired business arising or accruing after the closing and certain obligations under contingent payment contracts, and Medicines will retain liabilities relating to pre-closing activities, except to the extent specifically provided in the Medicines purchase agreement.

The Medicines purchase agreement contains termination rights, including the right of either Melinta or Medicines to terminate the Medicines purchase agreement: (i) if the transactions contemplated thereby have not been consummated by 11:59 p.m., Eastern Time on May 28, 2018, (ii) if the other party breaches any of its representations or warranties or fails to comply with any of its covenants or agreements under the Medicines purchase agreement such that any of the conditions to closing would not be satisfied; or (iii) in the event that any final and nonappealable adverse law or order is issued by a governmental authority of competent jurisdiction in the United States. Medicines also has the right to terminate the Medicines purchase agreement if Melinta stockholder approval of the issuance of Melinta common stock pursuant to the Medicines purchase agreement and in the Deerfield commitment letter and equity commitment letters is not received at the Special Meeting.

Purchase Price

The purchase price payable under the Medicines purchase agreement consists of (i) a payment by Melinta to Medicines of $165 million in cash (subject to a working capital adjustment) and the issuance to Medicines of a number of shares of Melinta common stock equal to $50 million divided by 90% of the volume weighted average price of Melinta common stock for the trailing 10 trading day period ending 3 trading days prior to closing of the transactions contemplated by the Medicines purchase agreement, (ii) a payment by Melinta to Medicines of $25 million in cash following each of the twelve and eighteen month anniversaries of the date of the closing of the transactions contemplated by the Medicines purchase agreement, (iii) the assumption of certain liabilities related to the acquired business and (iv) payment of royalties by Melinta to Medicines in cash on annual net sales of the Products as follows:

•	U.S. net sales of Vabomere:

•	On net sales above $50 million and at or below $100 million = 5.0%

•	On net sales above $100 million and at or below $200 million = 7.5%

•	On net sales above $200 million and at or below $500 million = 15.0%

•	On net sales above $500 million = 25%

•	U.S. combined net sales of Minocin IV and Orbactiv

•	On net sales at or below $100 million = 5.0%

•	On net sales above $100 million = 15.0%

•	Ex-U.S. net sales of Vabomere, Orbactiv and Minocin IV

•	On all net sales, including all milestone and royalty payments or other consideration received from ex-U.S. transfers of rights with respect to the products = 15.0%

In certain circumstances, the royalties on annual net sales of the Products referenced above can be reduced upon generic entry to 50% or 25% of such levels or be reduced to 0%. After the closing of the transactions contemplated by the Medicines purchase agreement, Melinta has agreed to use commercially reasonable efforts to develop, promote, market, sell, distribute and commercialize Vabomere, Orbactiv and Minocin IV in the United States with a view towards maximizing net sales of such products in the United States and, with respect to products sold outside the United States, use commercially reasonable efforts to pursue agreements with third parties with a view towards maximizing net sales of such products outside the United States and not take any action, or omit to take any action, a primary purpose of which is to reduce the amount of royalty payments otherwise due to Medicines.

Ticking Fee

If the conditions to Melinta’s obligation to consummate the transactions contemplated by the Medicines purchase agreement (other than those conditions which are to be satisfied at the Closing) have been satisfied or waived and the closing date does not occur on or prior to January 29, 2018, on January 30, 2018, Melinta will pay to Medicines $1,700,000 weekly and shall continue to pay such weekly fee until the earlier of the closing date or the date upon which the Medicines purchase agreement is validly terminated.

Conditions to Closing

Each party’s obligation to complete the acquisition is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the transactions contemplated by the Medicines purchase agreement, of various conditions, which include the following:

•	there being no adverse law or order or pending proceeding brought by a governmental authority of competent jurisdiction seeking to prohibit, prevent or make illegal consummation of any of the transactions contemplated by the Medicines purchase agreement;

•	all applicable waiting periods or necessary approvals or clearances relating to the transactions contemplated by the Medicines purchase agreement under the HSR Act having expired, been terminated or received;

•	the approval by a majority of Melinta’s stockholders of the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters shall have been obtained.

Our obligation to complete the acquisition is subject to the satisfaction or waiver, at or prior to the closing of the transactions contemplated by the Medicines purchase agreement, of various additional conditions, any of which may be waived by us, which include the following:

•

the fundamental representations of Medicines in the Medicines purchase agreement shall be true and correct in all material respects as of the time that the Medicines purchase agreement was signed and as of closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), and the remaining representations and warranties made by Medicines in the Medicines purchase agreement shall be true and correct in all respects as of the time that the Medicines purchase agreement was signed and as of closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), except in the case that such inaccuracies or breaches have not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	Medicines and each other of its relevant subsidiaries shall have performed in all material respects all covenants and obligations required to be performed by it pursuant to the Medicines purchase agreement at or prior to closing;

•	since the date of the Medicines purchase agreement, no effects shall have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

The obligation of Medicines and its subsidiaries to complete the acquisition is subject to the satisfaction or waiver, at or prior to the closing of the transactions contemplated by the Medicines purchase agreement, of various additional conditions, any of which may be waived by Medicines, which include the following:

•	the representations and warranties made by Melinta in the Medicines purchase agreement shall be true and correct as of the time that the Medicines purchase agreement was signed and as of closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), except in the case that such inaccuracies would not reasonably be expected to have a Melinta material adverse effect;

•	Melinta shall have performed in all material respects all covenants and obligations required to be performed by it pursuant to the Medicines purchase agreement at or prior to closing;

•	since the date of the Medicines purchase agreement, no effects shall have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Melinta material adverse effect;

•	the Melinta common stock being issued to Medicines shall have been issued pursuant to the Medicines purchase agreement and have been approved for listing on NASDAQ.

Representations and Warranties; Indemnity

The Medicines purchase agreement contains certain representations and warranties made by Medicines with respect to Medicines, the Transferred Subsidiaries and the purchased assets. The Medicines purchase agreement includes an indemnity from Medicines for breaches of representations, warranties and covenants and in respect of the excluded assets and excluded liabilities. Medicines’ indemnity obligations are subject to specified limitations described in the Medicines purchase agreement.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules and regulations promulgated thereunder, Medicines and Melinta are required to make certain filings with the U.S. Department of Justice (DOJ) and U.S. Federal Trade Commission (FTC). The acquisition may not be consummated until the applicable waiting period under the HSR Act has expired or has been terminated. Medicines and Melinta filed the required notification and report forms with the DOJ and the FTC under the HSR Act on December 5, 2017, and the waiting period under the HSR Act will expire at 11:59 p.m., Eastern time, on January 4, 2018.

During or after the statutory waiting periods and clearance of the acquisition, and even after completion of the acquisition, either the DOJ, the FTC or other governmental authorities could take action under the antitrust laws with respect to the acquisition as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the acquisition, to rescind the acquisition or to conditionally approve the acquisition upon the divestiture of assets of Melinta. Moreover, in some jurisdictions, a competitor, customer, state attorney general or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the acquisition, before or after it is completed.

The Medicines purchase agreement provides that Medicines and Melinta will take all steps requested by the DOJ, the FTC or other governmental authorities to avoid or eliminate impediments under any antitrust law to enable the acquisition to occur as soon as reasonably practicable.

Other Regulatory Matters

In the United States, Melinta must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Melinta common stock in the acquisition, including the filing with the SEC of this proxy statement.

NASDAQ Listing

Melinta common stock currently is listed on the NASDAQ Global Market under the symbol “MLNT”. Under the Medicines purchase agreement, Melinta is required to use its best efforts to cause Melinta common stock to be issued pursuant to the Medicines purchase agreement to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the closing.

Registration Rights Agreement

In connection with the issuance of Melinta common stock to Medicines pursuant to the Medicines purchase agreement, Melinta has agreed to enter into, at the closing of the acquisition, a registration rights agreement (the form of which is attached as Annex F hereto) with Medicines, which we refer to herein as the Medicines registration rights agreement. Under the Medicines registration rights agreement, Melinta shall be obligated to file within 2 business days from the date of execution of the Medicines registration rights agreement a shelf registration statement on Form S-3 providing for the resale by Medicines of the Melinta common stock issued to Medicines pursuant to the acquisition and Melinta is required to use its best efforts to cause such shelf registration statement to be declared effective by the SEC within 90 days of filing, subject to a grace period beginning on February 14, 2018 and ending on March 16, 2018 to account for Melinta’s status as a “Loss Corporation” under the Internal Revenue Code and to permit Melinta to file its Form 10-K for the fiscal year December 31, 2017. Additionally, if Melinta registers shares of Melinta common stock (subject to certain exceptions) for public sale, Medicines will have the right to include its registrable securities in the registration statement, subject to customary cutbacks. The registration rights under the Medicines registration rights agreement will terminate upon the earliest of (i) termination of the agreement by the consent of Medicines, (ii) the fifth anniversary of the effective date of the Medicines shelf registration statement and (iii) the dissolution, liquidation or winding up of Melinta.

In addition, the Medicines registration rights agreement will provide for (i) a 180 day lock-up on 50% of the shares of Melinta common stock issued to Medicines pursuant to the Medicines purchase agreement and (ii) customary black-out periods and provisions requiring Medicines to sign lock-up agreements under certain circumstances in connection with any underwritten public offering of Melinta equity securities (as further described in Annex F hereto). The foregoing is a summary of the Medicines registration rights agreement and is qualified in its entirety by the Medicines registration rights agreement, the form of which is attached as Annex F hereto.

Deerfield Commitment Letter

In connection with the Medicines purchase agreement, Melinta entered into the Deerfield commitment letter, with Deerfield Management Company, L.P. and the Deerfield Funds, pursuant to which the Deerfield

Funds have committed, upon the satisfaction of certain conditions set forth therein, to provide up to $190 million (less the amount of the Deerfield equity investment described below) of senior secured loans, having an interest rate of 11.75% per annum, to finance the acquisition, together with up to $50 million in a senior secured delayed draw term loan facility, having an interest rate of 14.75% per annum. Melinta can pay the interest payments under the senior secured loans and the senior secured delayed draw term loan facility in cash, in freely tradeable shares of Melinta common stock (subject to certain conditions), or a combination thereof. Under the Deerfield commitment letter, the Deerfield Funds have committed to purchase the Deerfield equity investment, equal to 9.985% of the number of shares of Melinta common stock outstanding immediately following the acquisition (inclusive of such shares) for a purchase price per share of $13.50, representing 90% of the closing price for Melinta common stock on November 28, 2017, the date on which the Deerfield commitment letter was executed.

The Deerfield commitment letter provides that the Deerfield Funds will receive, for a period of seven years, annual cash payments equal: (i) $0 for the first $75 million in Vabomere U.S. annual net sales and (ii) 3% on the increment of Vabomere U.S. annual net sales between $75 million and $500 million (stepping down to 2% after the repayment in full of the loan).

Deerfield Warrant

The Deerfield commitment letter provides that Melinta will issue to the Deerfield Funds on the closing date of the acquisition the Deerfield warrant (or multiple warrants of like tenor), to purchase a number of shares of Melinta common stock equal to 38.5% of the principal amount of the senior secured loans, divided by $15.00, representing the closing price for the Melinta common stock on November 28, 2017, the date on which the Deerfield commitment letter was executed. The Deerfield warrant will be exercisable for a duration of 7 years at a strike price of $16.50 (subject to adjustment as will be provided in the Deerfield warrant). The number of shares with respect to which the Deerfield warrant is exercisable and the strike price of the Deerfield warrant will be subject to adjustment to reflect certain events relating to Melinta common stock, such as any subdivision, combination, reclassification or similar transaction with respect to Melinta common stock. The Deerfield warrant will be subject to a restriction on the exercise thereof to the extent that, upon such exercise, the Deerfield Funds would beneficially own greater than 9.985% of the outstanding Melinta common stock. In its capacity as the holder of the Deerfield warrant, the Deerfield Funds will be entitled to receive dividends paid, and distributions made, to holders of Melinta common stock as if the Deerfield warrant had been exercised in full on the applicable record date for such dividend or distribution. In addition, Melinta will be obligated to reserve for issuance a number of authorized and unissued shares of Melinta common stock sufficient for the exercise of the Deerfield warrant in full (assuming a cash exercise and disregarding any limitations on exercise). Other than with respect to dividends and distributions, the Deerfield warrant will not entitle the Deerfield Funds, prior to the exercise of the Deerfield warrant, to rights as a Melinta stockholder.

The Deerfield warrant will also provide that, in the event of a major transaction as described in (i) or (ii) below where Melinta common stock is converted into the right to receive cash or other assets or in which Melinta has announced its intention to liquidate and distribute its assets to its stockholders, the Deerfield Funds will be entitled to convert the Deerfield warrant into an amount of the transaction consideration equal to the Black-Scholes value of the Deerfield warrant following such major transaction. With respect to all other major transactions, the Deerfield Funds will be entitled to exercise the Deerfield warrant for an amount of Melinta common stock (calculated in accordance with the terms of the Deerfield warrant) equal to the Black-Scholes value of the Deerfield warrant. Alternatively, the Deerfield Funds may require the Deerfield warrant to be assumed by the successor entity (or its parent company) in a major transaction. If the successor entity is publicly traded, then the documentation reflecting such assumption will provide that the Deerfield warrant will be exercisable for the appropriate number of shares of the successor entity. If the successor entity is not publicly traded, then the documentation reflecting such assumption will provide that the Deerfield warrant will be exercisable for the kind and amount of securities, cash and/or other property which a holder of Melinta common stock would have been entitled to receive in such major transaction.

The Black-Scholes value of the Deerfield warrant for purposes of a major transaction will be determined based on, among other things, a risk-free interest rate corresponding to the US$ LIBOR/Swap rate (or, to the extent LIBOR ceases to be determined, a successor interest rate determined in accordance with the Deerfield warrant) for a period equal to the remaining term of the Deerfield warrant, zero borrowing cost, the arithmetic mean of the historical volatility of Melinta common stock for the 10, 30 and 50 trading day periods prior to the public announcement of such major transaction and a stock price equal to the greater of (1) the closing price of Melinta common stock on the trading day immediately preceding the consummation of such major transaction, (2) the first closing market price following the first public announcement of such major transaction or (3) the closing market price of the date immediately prior to the first public announcement of such major transaction.

A major transaction will be defined in the Deerfield warrant to include: (i) a consolidation, merger, business consolidation, reorganization, recapitalization or similar transaction that results in a change in control of Melinta (i.e., its current shareholders no longer holding at least 50% of the Melinta common stock or no longer having the ability to elect a majority of its board of directors), (ii) a sale or transfer of assets for a purchase price of more than 50% of Melinta’s enterprise value or a sale or all or substantially all of its assets, (iii) a purchase, tender or exchange offer resulting in a change in control of Melinta, (iv) any issuance of shares of Melinta common stock equal to 50% or more of Melinta common stock outstanding as of such issuance, (v) any liquidation, bankruptcy, insolvency, dissolution or winding up affecting Melinta, (vi) any cessation of Melinta common stock to be listed, traded or publicly quoted on the NASDAQ Global Market (without prompt re-listing or requoting on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market or the NASDAQ Capital Market), or (vii) Melinta common stock ceasing to be registered under Section 12 of the Exchange Act.

Upon certain failures by Melinta to comply with its obligations under the Deerfield warrant or the Deerfield registration rights agreement described below, Melinta may be required to pay to the holders of Deerfield warrants as partial liquidated damages an amount equal to 15% per annum (or the maximum rate permitted by law, whichever is less) of the Black-Scholes value of the Deerfield warrant in cash or, at Melinta’s option (but subject to a 9.985% ownership limitation), in Melinta common stock (valued based on the volume weighted average price of Melinta common stock as of such time). If such failure remains uncured and the holders of the Deerfield warrant deliver notice of a default under the Deerfield warrant, Melinta will be entitled to redeem the Deerfield warrant for cash in an amount equal to the Black-Scholes value of the Deerfield warrant and, if following such notice of default Melinta does not redeem the Deerfield warrant, the holders may elect to exercise the Deerfield warrant for a number of shares (valued at 95% of the volume weighted average price of Melinta common stock for the 5 trading days immediately prior to the date of the applicable default notice) equal to the greater of (x) the Black-Scholes value of the Deerfield warrant as of the date of the notice of default and (y) the Black-Scholes value of the Deerfield warrant on the trading day immediately prior to the date that such shares are issued to Deerfield.

The Black-Scholes value of the Deerfield warrant for purposes of such events of default or failures will be determined based on, among other things, a risk-free interest rate corresponding to the US$ LIBOR/Swap rate (or, to the extent LIBOR ceases to be determined, a successor interest rate determined in accordance with the Deerfield warrant) for a period equal to the remaining term of the warrant, zero borrowing cost, the arithmetic mean of the historical volatility of the Melinta common stock for the 10, 30 and 50 trading day periods ending on the date of determination and a stock price equal to the volume weighted average price of the Melinta common stock on the date of such calculation.

Deerfield Registration Rights

The Deerfield commitment letter provides that Melinta and the Deerfield Funds will enter into a registration rights agreement at the closing in respect of the shares of Melinta common stock issuable upon exercise of the Deerfield warrant within a to be agreed upon time frame, which we refer to as the Deerfield registration rights agreement. Under the Deerfield registration rights agreement, the Deerfield Funds will also be entitled to two customary demand registrations within a 12-month period (subject to a minimum proceeds requirement of $10 million) and customary piggy back registration rights, subject to customary black-out periods and, in the event Melinta conducts an underwritten public offering, lock-up periods. In addition, the Deerfield registration rights agreement will provide for appropriate liquidated damages in the event that Melinta fails to timely comply with its obligations to register such shares of Melinta common stock, which provisions will be similar to the liquidated damages provisions of the Deerfield warrant, as described above, and may, among other things result in the issuance of additional shares of Melinta common stock to holders of the Deerfield warrant.

Equity Commitment Letters

In addition, in connection with the Medicines purchase agreement, Melinta entered into equity commitment letters, which we refer to as the equity commitment letters, with Vatera and JWC. Pursuant to the Vatera equity commitment letter, Vatera has committed to purchase 2,000,000 shares of Melinta common stock for an aggregate purchase price of $27 million, or $13.50 per share, representing 90% of the closing price for Melinta common stock on November 28, 2017, the date on which the Vatera equity commitment letter was executed. In addition, Melinta has granted Vatera and its assignees an option, exercisable in Vatera’s sole discretion, to purchase up to $10,000,000 of shares of Melinta common stock at a price per share equal to 90% of the volume weighted average price for the trailing 10 trading day period ending 3 trading days prior to closing of the acquisition. Melinta has also agreed that any shares of Melinta common stock acquired by Vatera pursuant to its equity commitment letter shall constitute registrable securities under, and Vatera will have registration rights in respect of such shares of Melinta common stock, pursuant to the terms of the registration rights agreement to which Vatera and Melinta are parties.

Pursuant to the JWC equity commitment letter, JWC has committed to purchase 222,222 shares of Melinta common stock, for an aggregate purchase price of $3 million, or $13.50 per share, representing approximately 90% of the closing price for the Melinta common stock on November 28, 2017, the date on which the JWC equity commitment letter was executed.

Funding of the equity commitments is subject to the satisfaction (or waiver by Melinta) of (i) all of the conditions precedent to Melinta’s obligations to consummate the acquisition under the Medicines purchase agreement and (ii) all of the conditions precedent to Melinta’s and Medicines’ obligations to consummate the acquisition under the Medicines purchase agreement. The funding of the equity commitments will occur prior to or contemporaneously with the closing.

Each equity commitment letter and Vatera’s and JWC’s obligation to fund its equity commitment under its equity commitment letter will terminate upon the earliest to occur of (i) the valid termination of the Medicines purchase agreement, (ii) 30 days following the outside date under the Medicines purchase agreement, if the closing has not occurred (unless a claim has been brought under such equity commitment letter or under the Medicines purchase agreement prior to such valid termination, in the case of clause (i), and such 30-day anniversary, in the case of clause (ii), and if such claim is brought, then the applicable equity commitment will survive until there is a final, non-appealable resolution of such claim, Vatera or JWC, as applicable, performs its obligations pursuant to such resolution or Melinta, Medicines and Vatera or JWC, as applicable enter into a written agreement terminating such equity commitment letter), (iii) the assertion or commencement of a proceeding by Medicines or any of its affiliates against Vatera or JWC, as applicable, or certain of their related parties (other than claims to enforce Vatera’s or JWC’s, as applicable, obligation to fund its equity commitment in accordance with its equity commitment letter), and (iv) consummation of the closing.

Medicines is an express third party beneficiary of each equity commitment letter with respect to Melinta’s right to seek specific performance of Vatera’s and JWC’s obligation to fund its equity commitment under its equity commitment letter at the closing.

Voting Agreements

Concurrently with the execution of the Medicines purchase agreement, certain Melinta stockholders beneficially owning in the aggregate, as of November 28, 2017, approximately 52% of Melinta’s outstanding common stock, entered into voting agreements with Medicines. The voting agreement, which is attached as Annex E hereto, provides among other things, that the parties to the agreements will vote (i) in favor of the acquisition and the adoption of the Medicines purchase agreement and the transactions contemplated thereby; and (ii) against any action or agreement that has or would be reasonably likely to result in any conditions under the Medicines purchase agreement not being fulfilled, any amendments to Melinta’s certificate of incorporation or bylaws, if such amendment would be expected to prevent or delay the closing of the acquisition or any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay or postpone the transactions contemplated by the Medicines purchase agreement or change in any manner the voting rights of any class of stock of Melinta.

The Melinta stockholders that entered into a voting agreement are Warburg Pincus Netherlands Private Equity VIII C.V. I, WP-WPVIII Investors, L.P., Warburg Pincus Private Equity VIII, L.P., Vatera Healthcare Partners LLC, LUPA GmbH, JWC RIB-X LLC, Malin Life Sciences Holdings Limited, Falcon Flight LLC, and Quaker Bioventures II, LP.

PROPOSAL: APPROVAL OF THE ISSUANCE OF COMMON STOCK

General

At the Special Meeting, Melinta stockholders will be asked to approve the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of, or otherwise pursuant to such warrant) as contemplated by the Deerfield commitment letter. The full text of the Medicines purchase agreement is attached to this proxy statement as Annex A.

Voting by Proxyholder

Your proxyholder (one of the individuals named on your proxy card) will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the issuance of Melinta common stock pursuant to the Medicines purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of, or otherwise pursuant to, such warrant) as contemplated by the Deerfield commitment letter.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Melinta common stock present in person or represented by proxy and entitled to vote on such matter at the Special Meeting is required for approval of the proposal. A “broker non-vote” will have no effect on the outcome of this proposal, while an abstention will have the same effect as a vote against the approval of this proposal.

MELINTA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MELINTA STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF MELINTA COMMON STOCK PURSUANT TO THE MEDICINES PURCHASE AGREEMENT, THE DEERFIELD COMMITMENT LETTER AND THE EQUITY COMMITMENT LETTERS, AND THE ISSUANCE OF THE DEERFIELD WARRANT (AND THE SHARES ISSUABLE UPON EXERCISE OF SUCH WARRANT) AS CONTEMPLATED BY THE DEERFIELD COMMITMENT LETTER.

Voting by Melinta’s Principal Stockholders

In connection with the execution of Medicines purchase agreement, holders beneficially owning, as of November 28, 2017, approximately 52% of the shares of Melinta’s outstanding common stock, have entered into voting agreements with Medicines. The voting agreement, which is attached as Annex E hereto, provides among other things, that the parties to the agreements will vote (i) in favor of the acquisition and the adoption of the Medicines purchase agreement and the transactions contemplated thereby; and (ii) against any action or agreement that has or would be reasonably likely to result in any conditions under the Medicines purchase agreement not being fulfilled, any amendments to Melinta’s certificate of incorporation or bylaws, if such amendment would be expected to prevent or delay the closing of the acquisition or any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay or postpone the transactions contemplated by the Medicines purchase agreement or change in any manner the voting rights of any class of stock of Melinta. For more information on the voting agreement, please see the section of this proxy statement entitled “Agreements Related to the Acquisition” beginning on page [●].

PROPOSAL: APPROVAL OF POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

General

If Melinta fails to receive a sufficient number of votes to approve the Proposal, Melinta may propose to adjourn the Special Meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve the Proposal. Melinta currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve the Proposal.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Melinta common stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to approve the Proposal. A “broker non-vote” will have no effect on the outcome of this proposal, while an abstention will have the same effect as a vote against the approval of this proposal.

MELINTA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MELINTA STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK.

Voting by Melinta’s Principal Stockholders

In connection with the execution of Medicines purchase agreement, holders beneficially owning, as of November 28, 2017, approximately 52% of the shares of Melinta’s outstanding common stock, have entered into voting agreements with Medicines. The voting agreement, which is attached as Annex E hereto, provides among other things, that the parties to the agreements will vote (i) in favor of the acquisition and the adoption of the Medicines purchase agreement and the transactions contemplated thereby; and (ii) against any action or agreement that has or would be reasonably likely to result in any conditions under the Medicines purchase agreement not being fulfilled, any amendments to Melinta’s certificate of incorporation or bylaws, if such amendment would be expected to prevent or delay the closing of the acquisition or any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay or postpone the transactions contemplated by the Medicines purchase agreement or change in any manner the voting rights of any class of stock of Melinta. For more information on the voting agreement, please see the section of this proxy statement entitled “Agreements Related to the Acquisition” beginning on page [●].

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Melinta Therapeutics, Inc. Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined financial statements give effect to two transactions: the Merger and the Transaction. The term “the combined company” as used in this section of the proxy statement refers to the new Melinta Therapeutics, Inc. following the Merger and the acquisition, both as discussed below. The unaudited pro forma combined financial information was prepared in accordance with the regulations of the SEC.

Merger with Cempra, Inc.

The following unaudited pro forma combined financial information gives effect to the Merger of a wholly-owned subsidiary of Cempra (now known as Melinta Therapeutics, Inc. but referred to as Cempra for purposes of describing the Merger) with and into Melinta Therapeutics, Inc. (now known as Melinta Subsidiary Corp. but referred to as Melinta for purposes of describing the Merger and as the accounting acquirer) which survived as a wholly-owned subsidiary of Cempra in a transaction accounted for as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. For purposes of the financial disclosures in this proxy statement, “Cempra” refers to Cempra, Inc. for the period prior to the Merger. For accounting purposes, the Merger is treated as a reverse acquisition and, as such, the historical financial statements of the accounting acquirer (Melinta) became the historical financial statements of the post-closing company.

The unaudited pro forma combined balance sheet at September 30, 2017, and the unaudited pro forma combined statement of operations for the nine months ended September 30, 2017, and the year ended December 31, 2016, presented herein are based on the historical financial statements of Melinta and Cempra after giving effect to the acquisition (for accounting purposes) of Cempra by Melinta and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma combined financial information.

Melinta was determined to be the acquirer for accounting purposes after consideration of the terms of the merger agreement and other factors, including: (i) Melinta security holders owned approximately 52% of the voting interests of the combined company immediately following the closing of the Merger and (ii) directors of Melinta were responsible for electing the chairman of the board for the combined company. Accordingly, the Merger has been accounted for by Melinta as a reverse merger acquisition under the acquisition method of accounting for business combinations.

The acquisition consideration is based on Cempra’s share price and shares of common stock outstanding as more fully described in the accompanying notes to the unaudited pro forma combined financial information. Under the reverse acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Cempra based on their estimated fair values as of the Merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Alternatively, a bargain purchase gain is recognized if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition. The assets and liabilities and results of operations of Cempra were consolidated into the results of operations of Melinta as of the effective date of the Merger. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the accompanying notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined balance sheet as of September 30, 2017, gives effect to the Merger as if it occurred on September 30, 2017, and reflects the acquisition of Cempra by Melinta. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2017, and for the year ended December 31, 2016, are presented as if the Merger was consummated on January 1, 2016, and combines the historical results of Melinta and Cempra for the nine months ended September 30, 2017, and the year ended December 31, 2016.

Acquisition of Infectious Disease Business by Melinta

The following unaudited pro forma combined financial information gives effect to the Transaction, after giving effect to the Merger discussed above.

The unaudited pro forma combined balance sheet at September 30, 2017, and the unaudited pro forma combined statement of operations for the nine months ended September 30, 2017, and the year ended December 31, 2016, presented herein are based on the historical financial statements of Melinta, as adjusted for the Merger, and IDB after giving effect to the Transaction and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma combined financial information. In addition, while Melinta is acquiring substantially all of IDB’s key operating assets, there are certain assets and liabilities that Melinta is not acquiring. These assets and liabilities, and the related expenses, have been eliminated from the combined company balance sheet and statement of operations as reflected in the pro forma adjustments.

Pro Forma Basis and Presentation

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger or the Transaction, or with the integration of the companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Melinta been a combined company during the specified periods.

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger or the Transaction, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The application of the acquisition method of accounting is dependent upon certain valuations that have yet to be completed. Accordingly, the pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transaction and certain other adjustments. Therefore, pro forma adjustments reflected in the unaudited pro forma combined financial information are subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the Merger and the acquisition, may arise and those differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. The amounts of acquisition consideration, assets acquired and liabilities assumed that will be used in acquisition accounting will be based on their respective fair values as determined at the time of closing, and may differ significantly from these estimates.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the Melinta historical audited consolidated financial statements for the year ended December 31, 2016, and the Melinta unaudited condensed and consolidated financial statements for the nine months ended September 30, 2017, included on Form 8-K/A filed with the SEC on December 5, 2017, attached as Exhibit A. They should also be read in conjunction with the Cempra historical audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017, and the Cempra historical unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 filed with the SEC on November 2, 2017, attached as Exhibit B. Last, they should also be read in conjunction with the IDB carve-out historical audited consolidated financial statements for the year ended December 31, 2016, and the unaudited consolidated condensed financial statements for the nine months ended September 30, 2017, which are included in this proxy statement as Exhibit D.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

(in thousands)

(In thousands)	Historical Melinta	Historical Cempra	Pro Forma Adjustments	Notes		Melinta Unaudited Pro Forma Combined	Historical IDB	Pro Forma Adjustments	Notes	Melinta Unaudited Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$12,193	$176,134	$(10,555)	(A	)	$177,757	$—	$(165,000)	(1)	$184,232
			(15)	(B	)			183,900	(2)
								(42,425)	(3)
								30,000	(2)
Receivables	7,525	2,803	—			10,328	8,342			18,670
Inventory	5,997	—	—			5,997	42,850	19,237	(4)	68,084
Prepaid expenses and other current assets	2,304	833	—			3,137	558	(197)	(5)	5,558
								2,060	(4)

Total current assets	28,019	179,770	(10,570)			197,219	51,750	27,575		276,544

Property and equipment, net	1,538	27	—			1,565	5,726	(5,726)	(6)	1,565
Developed product rights, net	—	—	29,200	(C	)	29,200	285,965	(285,965)	(7)	300,215
								271,015	(7)
Other intangible assets	7,500	—	11,200	(C	)	18,700	—			18,700
Goodwill	—	—	—			—	83,303	(83,303)	(8)	16,701
								16,701	(9)
Other assets	1,103	83	—			1,186	191	(191)	(10)	1,186

Total assets	$38,160	$179,880	$29,830			$247,870	$426,935	$(59,894)		$614,911

Liabilities
Current liabilities
Accounts payable	$12,443	$6,665	$—			$19,108	$2,869	$—		$21,977
Accrued expenses	16,310	2,322	10,725	(D	)	29,357	46,656	(1,179)	(11)	76,509
								2,000	(12)
								(325)	(13)
Accrued interest on note payable	275	—				275	—	(275)	(3)	—
Long-term debt, current portion	—	6,667	(6,667)	(A	)	—	—	—		—
Contingent purchase price-current portion	—	—	—			—	28,700	(28,700)	(14)	34,712
								34,712	(15)
Preferred stock warrants	339	—	(339)	(E	)	—	—	—		—

Total current liabilities	29,367	15,654	3,719			48,740	78,225	6,233		133,198

Long term liabilities
Notes payable	39,206	—	—			39,206	—	(39,206)	(3)	146,400
								146,400	(2)
Convertible promissory notes	73,101	—	(73,101)	(F	)	—	—	—		—
Deferred revenue	10,008	16,987	—			26,995	—	—		26,995
Deferred purchase price	—	—				—	—	43,173	(16)	43,173
Contingent purchase price						—	34,183	(34,183)	(14)	14,105
								14,105	(15)
Other liabilities	—	—	—			—	3,944	(3,944)	(17)	—
Long-term debt, net of current	—	3,682	(3,682)	(A	)	—	—	—		—

Total liabilities	151,682	36,323	(73,064)			114,941	116,352	132,578		363,871

Convertible preferred stock	217,220	—	(217,220)	(G	)	—	—	—		—

Shareholders' Equity
Common stock	1	53	(53)	(H	)	22				22
			11	(I	)
			10	(J	)
Additional paid-in capital/net parent investment	223,137	626,001	(626,001)	(H	)	640,526	311,710	(311,710)	(18)	763,581
			(15)	(B	)			55,555	(19)
			339	(E	)			30,000	(2)
			73,101	(F	)			37,500	(2)
			217,220	(G	)
			126,754	(I	)
			(10)	(J	)
Accumulated other comprehensive (loss) income	—	—	—			—	(1,127)	1,127	(20)	—
Accumulated deficit	(553,880)	(482,497)	482,497	(H	)	(507,619)	—	(2,944)	(3)	(512,563)
			(206)	(A	)			(2,000)	(12)
			(10,725)	(D	)
			57,192	(K	)

Total shareholders’ (deficit) equity	(330,742)	143,557	320,114			132,929	310,583	(192,472)		251,040

Total liabilities and shareholders’ (deficit) equity	$38,160	$179,880	$29,830			$247,870	$426,935	$(59,894)		$614,911

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2017

(in thousands, except per share amounts)

	Historical Melinta	Historical Cempra	Pro Forma Adjustments	Notes		Melinta Unaudited Pro Forma Combined	Historical IDB	Pro Forma Adjustments	Notes	Melinta Unaudited Pro Forma Combined
Revenue
Product revenue							$23,635			$23,635
License	$19,905	$—				$19,905	—			19,905
Collaboration	9,728	—				9,728	—			9,728
Contract research	—	7,449				7,449	—			7,449

Total revenue	$29,633	$7,449				$37,082	$23,635			$60,717

Operating expenses
Cost of product revenue							12,681	(7,071)	(21)	27,118
								20,326	(22)
								1,182	(23)
Research and development	37,876	28,338				66,214	37,399	(1,988)	(24)	101,625
General and administrative	25,976	21,291	(6,532)	(L	)	44,468	94,527	(3,341)	(25)	135,654
			3,733	(M	)
Restructuring charge	—	3,553				3,553	—			3,553

Total operating expenses	$63,852	$53,182	$(2,799)			$114,235	$144,607	$9,108		$267,950

Loss from operations	$(34,219)	$(45,733)	$2,799			$(77,153)	$(120,972)	$(9,108)		$(207,233)

Other income (expenses)
Interest income	25	896				921	—			921
Interest expense	(5,765)	(677)	4,126	(N	)	(2,316)	(144)	2,316	(26)	(14,201)
								(14,201)	(27)
								144	(28)
Loss on extinguishment of debt	(607)	—	(206)	(N	)	(813)	—			(813)
Change in fair value of warrant liability	335	—	(335)	(O	)	—	—			—
Other income	95	—				95	(676)			(581)

Other income (expense), net	$(5,917)	$219	$3,585			$(2,113)	$(820)	$(11,741)		$(14,674)

Net loss before income taxes	$(40,136)	$(45,514)	$6,384			$(79,266)	$(121,792)	$(20,849)		$(221,907)
Benefit for income taxes	—	—	—			—	66,006	(66,006)	(29)	—

Net Loss	$(40,136)	$(45,514)	$6,384			$(79,266)	$(55,786)	$(86,855)		$(221,907)

Accretion of preferred dividends	(17,161)	—	17,161	(P	)	—	—	—		—

Net loss available to common shareholders	$(57,297)	$(45,514)	$23,545			$(79,266)	$(55,786)	$(86,855)		$(221,907)

Basic and diluted net loss attributable to common shareholders per share	$(45.26)	$(0.87)				$(3.63)	—			$(7.24)

Basic and diluted weighted-average
shares outstanding	1,266	52,471	(31,887)	(Q	)	21,850	—	8,801	(30)	30,651

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

(in thousands, except per share amounts)

	Historical Melinta	Historical Cempra	Pro Forma Adjustments	Notes		Melinta Unaudited Pro Forma Combined	Historical IDB	Pro Forma Adjustments	Notes	Melinta Unaudited Pro Forma Combined
Revenue
Product revenue							$24,973			$24,973
License	$—	$4,339				$4,339	—			4,339
Contract research	—	13,677				13,677	—			13,677

Total revenue	$—	$18,016				$18,016	$24,973			$42,989

Operating expenses
Cost of product revenue							11,247	(7,930)	(21)	31,666
								27,100	(22)
								1,249	(23)
Research and development	49,791	81,686				131,477	51,841	(2,650)	(24)	180,668
General and administrative	19,410	53,538	7,467	(M	)	80,415	139,443	(2,991)	(25)	216,867

Total operating expenses	$69,201	$135,224	$7,467			$211,892	$202,531	$14,778		$429,201

Loss from operations	(69,201)	(117,208)	(7,467)			(193,876)	(177,558)	(14,778)		(386,212)
Other income (expenses)
Interest income	30	475				505	—			505
Interest expense	(4,406)	(1,228)	2,244	(N	)	(3,390)	—	3,390	(26)	(18,936)
								(18,936)	(27)
Change in fair value of tranche assets and liabilities	(1,313)	—				(1,313)	—			(1,313)
Change in fair value of warrant liability	781	—	(781)	(O	)	—	—	—		—
Other	177	—				177	(19)			158

Other income (expense), net	$(4,731)	$(753)	$1,463			$(4,021)	$(19)	$(15,546)		$(19,586)

Net loss before income taxes	$(73,932)	$(117,961)	$(6,004)			$(197,897)	$(177,577)	$(30,324)		$(405,798)
Benefit for income taxes	—	—	—			—	206	(206)	(29)	—

Net Loss	$(73,932)	$(117,961)	$(6,004)			$(197,897)	$(177,371)	$(30,530)		$(405,798)

Accretion of preferred dividends	(21,117)	—	21,117	(P	)	—	—	—		—

Net loss available to common shareholders	$(95,049)	$(117,961)	$15,113			$(197,897)	$(177,371)	$(30,530)		$(405,798)

Basic and diluted net loss attributable to common shareholders per share	$(94.29)	$(2.34)				$(9.26)	—			$(13.51)

Basic and diluted weighted-average shares outstanding	1,008	50,314	(29,943)	(Q	)	21,379	—	8,659	(30)	30,038

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL INFORMATION

1. Description of Transactions and Basis of Presentation

Description of Transactions

Merger with Cempra, Inc.

On August 8, 2017, Cempra, Inc. (now known as Melinta Therapeutics, Inc. but referred to as Cempra for purposes of describing the Merger) entered into a merger agreement with Melinta (now known as Melinta Subsidiary Corp. but referred to as Melinta for purposes of describing the Merger and as the accounting acquirer). On November 3, 2017, pursuant to the terms and subject to the conditions set forth in the merger agreement, Melinta was merged into a subsidiary of Cempra and survived as a wholly-owned subsidiary of Cempra. Cempra was re-named Melinta Therapeutics, Inc. in connection with the Merger.

Immediately prior to the completion of the Merger, the principal and interest under outstanding convertible promissory notes and all outstanding shares of preferred stock, including dividends of Melinta were converted into shares of Melinta common stock. As part of the completion of the Merger, each outstanding share of the common stock of Melinta was converted into the right to receive that number of shares of Cempra common stock as determined pursuant to the exchange ratios described in the merger agreement (except that stockholders of Melinta who are not “accredited investors” under U.S. securities laws or who held fractional shares received cash), and all options, warrants or other rights to purchase shares of capital stock of Melinta, were exchanged for rights to acquire Cempra common stock. No fractional shares of Cempra common stock were issued in connection with the Merger, and holders of Melinta capital stock were entitled to receive cash in lieu thereof.

Immediately upon completion of the Merger, Melinta’s former security holders beneficially owned shares of Cempra’s common stock representing an aggregate of approximately 52 percent on a fully-diluted basis as calculated under the treasury stock method.

Acquisition of IDB

On November 28, 2017, Melinta entered into the acquisition agreement with Medicines under which Melinta will acquire a group of wholly-owned subsidiaries of Medicines and certain other assets known, collectively, as the Infectious Disease Business. Melinta will pay to Medicines at the closing of the acquisition $165 million in cash (subject to a working capital adjustment) and a number of shares of Melinta common stock equal to $50 million, divided by 90% of the volume weighted average price for the trailing 10 trading day period ending 3 trading days prior to closing, and will be committed to further payments of $25 million each on the 12- and 18-month anniversaries of the closing date. In addition, Melinta will be obligated to make contingent milestone and sales-based royalty payments to third parties and Medicines based on future events.

Basis of Presentation

The accompanying pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial information of Melinta and IDB after giving effect to the Merger, the Transaction and the adjustments described in these notes, and are intended to reflect the impact of the combinations, including the related financing transactions and the exclusion of certain IDB assets, on Melinta’s consolidated financial information.

Both the Merger and the acquisition will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations”. For accounting purposes, Melinta is considered to have acquired Cempra even though legally Cempra was the issuer of the common stock in the merger.

Both the Cempra and the IDB identifiable assets acquired and liabilities assumed will be recorded at the acquisition-date fair values and added to Melinta’s balance sheet. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. These estimates are based on the most recently available information. To the extent there are significant changes to the combined company’s business following completion of the Merger and the Transaction, the assumptions and estimates set forth in the unaudited pro forma combined financial statements could change significantly. The allocations are dependent upon certain valuations and other studies that have not been completed for the Merger and will not be completed prior to the closing date of the Transaction. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value. In addition, differences between the preliminary and final amounts will likely occur as a result of changes in the estimated fair values of tangible and intangible assets acquired and liabilities assumed, including any goodwill or bargain purchase gains recognized, as of the dates that the Merger was and the Transaction is completed.

The unaudited pro forma condensed combined balance sheet data gives effect to the Merger and the Transaction as if they occurred on September 30, 2017. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2017 combine the unaudited historical statements of operations of Cempra, IDB and Melinta for their respective nine-month periods ended September 30, 2017, and gives pro forma effect to the Merger and the Transaction as if they had been completed on January 1, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016, combine the historical statements of operations of Cempra, IDB and Melinta for their respective year ended December 31, 2016, and gives pro forma effect to the Merger and the Transaction as if they had been completed on January 1, 2016. In addition, while Melinta is acquiring substantially all of IDB’s operating assets, there are certain assets and liabilities that Melinta is not acquiring. These assets and liabilities, and the related expenses, have been eliminated from the combined company balance sheet and statement of operations as reflected in the pro forma adjustments.

2. Purchase Price

Merger with Cempra, Inc.

The purchase price for the merger with Cempra is as follows (in thousands, except share data):

Number of Cempra shares outstanding as of November 3, 2017	10,502,477
10-day weighted average Cempra common stock price as of November 3, 2017	12.07

Total estimated purchase price	126,765

For pro forma purposes, the fair value of consideration transferred was determined based on the 10-day volume weighted average closing price of Cempra common stock of $12.07 per share as of November 3, 2017, the closing date of the Merger. The combined company will expense all transaction costs as incurred.

The preliminary allocation of the purchase price to acquired tangible and intangible assets and liabilities assumed based on their estimated fair values as of September 30, 2017, comprises (in thousands):

Cash and cash equivalents	176,134
Receivables and other assets	3,746
Intangible assets	40,400
Accounts payable, accrued expenses and other liabilities	(36,323)

Net assets acquired	183,957
Less: estimated purchase price	(126,765)

Bargain purchase gain	57,192

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets, including identifiable intangible assets acquired, and the fair values of liabilities assumed as of the date that the Merger is completed. Melinta believes that the historical values of Cempra’s current assets and current liabilities approximate their fair value based on the short-term nature of such items. Cempra’s property and equipment consists of assets whose historical cost, less depreciation, is deemed to approximate its fair value. The estimated fair values of the assets acquired and liabilities assumed will remain preliminary until the combined company completes a valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities. Based on such preliminary valuations, the excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Alternatively, a bargain purchase gain is recognized if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition. Based on preliminary estimates of the fair value of the assets acquired and liabilities assumed as of September 30, 2017, and the purchase price, based on the closing price of Cempra common stock as of November 3, 2017, the combined company would recognize a bargain purchase gain as of September 30, 2017. The bargain purchase gain of $57,192 is primarily the result of the decrease in the market value of the Cempra common stock since the date that the merger agreement was announced. The bargain purchase gain has not been reflected in the pro forma condensed combined statement of operations as it is directly attributable to the Merger and will not have a continuing impact on the operating results of the combined organization.

Acquisition of Infectious Disease Business by Melinta

The purchase price for the acquisition of IDB is as follows (in thousands):

Cash	$165,000
Common stock of Melinta	55,555
Present value of milestone payment due on 12-month anniversary of closing *	22,222
Present value of milestone payment due on 18-month anniversary of closing *	20,951
Present value of contingent milestone payments *	42,017
Ticking fees *	6,800

Total estimated purchase price	$312,545

*	The fair value of these contingent payments has been calculated using a probability-weighted, discounted cash flow approach based on a range of possible outcomes.

The preliminary allocation of estimated purchase price to acquired tangible and intangible assets and liabilities assumed based on their estimated fair values as of September 30, 2017, comprises (in thousands):

Net working capital	$24,829
Intangible assets	271,015

Net assets acquired	295,844
Less: estimated purchase price	(312,545)

Goodwill	$16,701

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets, including identifiable intangible assets acquired, and the fair values of liabilities assumed as of the date that the acquisition is completed. IDB and Melinta believe that the historical values of IDB’s current assets and current liabilities approximate their fair value based on the short-term nature of such items. The estimated fair values of the assets acquired and liabilities assumed will remain preliminary until the combined company completes a valuation of significant identifiable intangible assets acquired and intangible liabilities assumed and determines the fair values of other assets and liabilities. Based on such preliminary valuations, the excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Alternatively, a bargain purchase gain is recognized if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition. Based on preliminary estimates of the fair value of the assets acquired and liabilities assumed as of September 30, 2017, and the purchase price, the combined company would recognize goodwill as of September 30, 2017.

3. Pro Forma Adjustments

The unaudited pro forma adjustments included in the pro forma condensed combined balance sheet are as follows:

A.	Represents the pay-off of Cempra’s long-term debt by Cempra as the debt will not be legally assumed by the combined company as part of the merger agreement. There was $10,555 of principal and $206 in unamortized debt issuance costs, resulting in a net reduction of long-term debt of $10,349 as of September 30, 2017.

B.	Represents shares repurchased by Cempra.

C.	Represents the preliminary estimated fair value of the intangible assets of Cempra acquired by Melinta as part of the Merger. These amounts include $29,200 for in-process research and development related to Solithromycin and Fusidic Acid. The fair value of IPR&D acquired through a business combination is capitalized as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. When the related research and development is completed, the asset will be assigned a useful life and amortized. An additional $11,200 of intangibles is related to the non-compete agreements related to the executives that will be amortized over 18 months.

D.	Represents estimated transaction costs payable in cash of $7,037 and $3,688 that have not been incurred as of September 30, 2017, for Cempra and Melinta, respectively. These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combined company.

E.	Represents the conversion of Melinta preferred stock warrants into Cempra common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as a liability, and the elimination of the historical changes in the estimated fair value of the warrants that were recognized on the related statements of operations.

F.	Represents the conversion of Melinta’s convertible bridge notes payable and accrued interest to 3,766,311 shares of Cempra common stock, after applying the conversion of Melinta to Cempra shares, in connection with the merger.

G.	Represents the conversion of Melinta’s preferred stock to Cempra common stock, after applying the conversion of Melinta common stock to Cempra common stock, in connection with the merger.

H.	Represents the elimination of Cempra’s historical stockholder’s equity.

I.	Represents the estimated purchase consideration transferred to Cempra stockholders.

J.	Represents an increase in the par value of common stock based on the par value of Cempra common stock to be issued to Melinta shareholders (dollar amounts in thousands, except per share amounts):

Estimated shares of Cempra common stock issued to Melinta shareholders upon close of the Merger	11,433,532
Multiplied by par value per share of Cempra common stock	0.001

Par value of Cempra common stock issued to Melinta shareholders (in thousands)	11
Less historical par value of Melinta common stock	(1)

Net pro forma adjustment to common stock	10

K.	Represents the preliminary bargain purchase gain as a result of the transaction, which is subject to change based on information received before transaction closing.

1.	Represents cash paid at closing for the acquisition.

2.	Represents proceeds from the Credit Facility, $190,000, net of debt issuance fees of $6,100 and proceeds from issuance of additional equity of $30,000 to existing Melinta stockholders. The proceeds from the Credit Facility will be recorded as debt of $152,500 and equity of $37,500. The Credit Facility provides for a warrant to be issued to the lender for the purchase of Melinta common stock as well as a royalty on future sales of Vabomere. We have not included pro forma adjustments related to the warrant or the royalties as we are evaluating these terms of the Credit Facility to determine the proper accounting treatment. We will incorporate the value of these elements in the purchase price upon its finalization.

3.	Represents the pay-off of Melinta’s long-term debt by Melinta as the debt will be replaced by the Credit Facility.

4.	Adjustment to record fair value of Vabomere inventories purchased, including deposits for future production of API, which had previously been recognized as research and development expense by IDB.

5.	Adjustment to remove prepaid and other current assets related to the Targanta Canada R&D facility, which are excluded from the transaction.

6.	Adjustment to remove fixed assets located at the Rempex San Diego, CA facility, which are excluded from the transaction.

7.	Adjustment to the carrying value of developed product rights (principally patents and trademarks) to record them at estimated fair value—remove the historical carrying value and add estimated fair value. These values may change after completion of valuation studies of the rights to market Vabomere and Orbactiv in Europe, which have not been assigned any fair value in these pro forma adjustments.

Vabomere	$215,616
Orbactiv	32,349
Minocin IV	23,050

Developed product rights	$271,015

8.	Adjustment to remove IDB’s historical goodwill.

9.	Represents goodwill, the excess of the purchase price over the value of the businesses acquired.

10.	Adjustment to remove restricted cash and lease deposit related to the Targanta R&D facility, which are excluded from the transaction.

11.	Adjustment to remove accrued expenses for early stage development product costs, which are excluded from the transaction.

12.	Represents Melinta’s estimated accrued transaction costs.

13.	Adjustment to remove transaction related accruals, which are excluded from the purchase agreement.

14.	Adjustment to remove the historical IDB carrying value of contingent purchase price.

15.	Adjustment to add fair value of contingent purchase price for potential event-based milestone payments.

16.	Adjustment to add deferred 12- and 18-month deferred purchase payments.

17.	Adjustment to remove deferred rent for the San Diego, CA facility, which is excluded from the transaction.

18.	Adjustment to remove additional paid-in capital.

19.	Represents common stock issued to seller—$50,000 purchased at a 10% discount equals $55,555 of stock. While the final number of shares of stock to be issued is not determinable until the closing of the Transaction, if the closing had been on November 28, 2017, when the closing price of Melinta stock was $15.00 (the latest practicable date), approximately 3.7 million shares would be issued.

20.	Adjustment to remove the accumulated other comprehensive income.

The unaudited pro forma adjustments included in the pro forma condensed combined statements of operation are as follows:

L.	Represents the elimination of transaction-related expenses incurred by Melinta and Cempra during the period. These amounts have been eliminated on a pro forma basis, as they are not expected to have a continuing effect on the operating results of the combined company.

M.	Represents the amortization of developed product rights and other intangible assets.

N.	Represents the elimination of interest expense on the conversion of Melinta’s convertible notes into Cempra common stock, as well as the payoff of the long-term debt for Cempra due to the requirements of the merger agreement.

O.	Represents the conversion of Melinta preferred stock warrants into Cempra common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as a liability, and the elimination of the historical changes in the estimated fair value of the warrants that were recognized on the related statements of operations.

P.	Represents the elimination of the accretion of preferred stock dividends as all outstanding Melinta preferred stock was assumed to be converted to common stock in connection with the Merger.

Q.	Represents the issuance of Cempra shares to Melinta stockholders in connection with the Merger, adjusted for Melinta’s historical weighted-average outstanding shares.

21.	Represents the elimination of amortization of IDB developed product rights.

22.	Represents the amortization of acquired developed product rights on a straight-line basis over the estimated patent lives.

23.	Represents 5% royalty due to IDB on net product sales.

24.	Adjustment to remove research and development costs for early state development products, which are excluded from the transaction.

25.	Adjustment to remove transaction related costs, which are excluded from the transaction.

26.	Adjustment to remove interest expense related to Melinta’s long-term debt.

27.	Represents interest expense, at 11.75%, for the Credit Facility.

28.	Adjustment to remove IDB’s interest expense related to the San Diego, California facility lease, which is excluded from the transaction.

29.	Adjustment to eliminate the tax benefit recorded by IDB given the losses of the combined company. No other pro forma tax adjustments were identified as part of the preliminary valuation of the IDB.

30.	Represents the issuance of Melinta shares to Medicines, certain existing investors and the Deerfield Funds in connection with the acquisition. While the final number of shares of stock to be issued will not be determined until the closing of the Transaction, if the closing had been on November 28, 2017, when the closing price of Melinta stock was $15.00 (the latest practicable date), approximately 3.7 million shares would be issued to Medicines, approximately 2.2 million to the existing investors, and approximately 2.8 million shares to the Deerfield Funds.

ISSUANCE OF MELINTA’S COMMON STOCK

The following description summarizes the material terms and provisions of Melinta’s common stock. The following description of Melinta’s common stock does not purport to be complete and is subject to, and qualified in its entirety by Melinta’s Amended and Restated Certificate of Amendment to the Certificate of Incorporation of Melinta. The terms of Melinta’s common stock may also be affected by Delaware law.

Melinta’s authorized common stock consists of 80,000,000 shares of common stock, $0.001 par value per share. The holders of Melinta common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Melinta common stock.

MELINTA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Melinta’s financial statements and related notes included with the Form 8-K/A filed with the SEC on December 5, 2017, attached as Exhibit A. This discussion and analysis and other parts of this proxy statement contain forward-looking statements based upon current beliefs, plans and assumptions, such as statements regarding Melinta’s intentions, plans, objectives, expectations, forecasts and projections. See “Forward-Looking Statements” in this proxy statement.

Melinta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is included in Melinta’s Current Report on 8-K/A filed with the SEC on December 5, 2017, attached as Exhibit A to this proxy statement.

MEDICINES COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF

THE INFECTIOUS DISEASE BUSINESS OF THE MEDICINES COMPANY

You should read the following discussion and analysis of financial condition and results of operations together with the combined financial statements and related notes of The Infectious Disease Business of The Medicines Company attached as Exhibit D. Certain businesses and assets referenced in this section related to the Transferred Subsidiaries, including the research and development of Oravance, Omnivance, the pre-clinical polymyxin programs and the programs being conducted at Medicines’ San Diego facilities were specifically excluded from the assets being acquired and will be separated from the acquired business prior to closing. See “Notes to Unaudited Pro Forma Combined Financial Information—Pro Forma Adjustments” for further information. Certain of the information contained in this discussion and analysis, including information with respect to IDB’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” in this proxy statement.

Overview

IDB is a commercial-stage biopharmaceutical business exclusively focused on the research, development and commercialization of innovative antibiotics to treat life-threatening infections, particularly those due to antimicrobial drug-resistant bacteria. IDB’s discovery-to-commercialization platform positions it to be a leader in the growing market in antimicrobial drug resistance, which has been identified by the World Health Organization as one of the biggest threats to human health.

IDB had a portfolio of two commercial stage products, Orbactiv and Minocin IV, a recently approved product, Vabomere, for which IDB received FDA approval on August 29, 2017 and for which IDB filed for regulatory approval in the European Union in the second quarter of 2017, and a pipeline of preclinical product candidates. IDB intends to commercialize its antibiotic portfolio in the United States using its dedicated sales force and to opportunistically seek development and commercialization partnerships for its products and product candidates outside the United States.

Results of Operations

Nine months ended September 30, 2016 and 2017

Net Revenue:

	Nine Months Ended September 30,
	2016	2017	Change $	Change %
	(In thousands)
Orbactiv net revenue	$11,433	$16,350	$4,917	43.00%
Minocin IV net revenue	5,471	7,285	1,814	33.15%

Total net revenue	$16,904	$23,635	$6,731	39.82%

Net revenue increased by $6.7 million to $23.6 million for the nine months ended September 30, 2017 as compared to $16.9 million for the nine months ended September 30, 2016. Orbactiv net revenue increased by $4.9 million due to increased volume in the nine months ended September 30, 2017. The increase in Minocin IV net revenue of $1.8 million was primarily driven by volume increases in the nine months ended September 30, 2017.

Cost of Revenue:

	Nine Months Ended September 30,
	2016	% of Total Cost	2017	% of Total Cost
	(In thousands)		(In thousands)
Manufacturing/Logistics	$1,372	16.1%	$3,991	31.5%
Royalty	1,168	13.8%	1,619	12.8%
Impairment of inventory and amortization of acquired product rights and intangible assets	5,948	70.1%	7,071	55.7%

Total cost of revenue	$8,488	100.0%	$12,681	100.0%

Cost of revenue in the nine months ended September 30, 2016 was $8.5 million compared to $12.7 million for the nine months ended September 30, 2017.

Cost of revenue during these periods consisted of:

•	expenses in connection with the manufacture of IDB’s products sold, including expenses related to excess inventory and logistics costs related to Orbactiv and Minocin IV including distribution, storage, and handling costs;

•	royalty expenses under IDB’s agreement with Eli Lilly and Company related to Orbactiv; and

•	impairment of inventory and amortization of the costs of product rights, developed product rights and other identifiable intangible assets, which result from product and business acquisitions.

Cost of revenue increased by $4.2 million in the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016, primarily due to increases in sales volume of Orbactiv and Minocin IV, as discussed above, increases in royalty expenses due to an increase in sales of Orbactiv and the amortization of acquired product rights and intangible assets associated with Vabomere of $1.1 million due to the FDA approval in the third quarter of 2017. IDB expects cost of revenue to increase in future periods due to an anticipated increase in sales volume.

Research and Development Expenses:

	Nine Months Ended September 30,
	2016	% of Total R&D	2017	% of Total R&D
	(In thousands)		(In thousands)
Marketed products
Orbactiv	$4,442	14.5%	$8,864	23.7%
Minocin IV	715	2.3%	1,127	3.0%

Total marketed products	5,157	16.8%	9,991	26.7%
Registration stage product candidates
Vabomere	—	—%	24,070	64.4%

Total registration stage product candidates	—	—%	24,070	64.4%
Research and development product candidates
Vabomere	21,210	69.2%	—	—%
Other	1,913	6.3%	1,432	3.8%

Total research and development product candidates	23,123	75.5%	1,432	3.8%
Other	2,353	7.7%	1,906	5.1%

Total research and development expenses	$30,633	100.0%	$37,399	100.0%

For these periods, IDB’s marketed products consisted of Minocin IV and Orbactiv. Registration stage product candidates consists of Vabomere beginning in the first quarter of 2017 when the NDA was accepted by the FDA. Research and development stage product candidates consisted of Vabomere until the first quarter of 2017 and other early stage compounds. Research and development expenses increased by $6.8 million in the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016, primarily due to increases in Orbactiv of $4.4 million pertaining to the new formulation and increases in expenses, net of reimbursements received from BARDA, associated with Vabomere of $2.9 million relating to costs associated with the anticipated new drug application (NDA).

IDB expects research and development expenses in the remainder of 2017 to increase primarily due to manufacturing development activities for Vabomere.

Selling, General and Administrative Expenses:

	Nine Months Ended September 30,
	2016	2017	Change $	Change %
	(In thousands)
Selling, marketing and promotional	$40,261	$53,870	$13,608	33.80%
General, corporate and administrative	63,301	40,658	(22,642)	-35.77%

Total selling, general and administrative expenses	$103,562	$94,528	($9,034)	-8.72%

Selling, general and administrative expenses decreased by $9.0 million in the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016, primarily due to a decrease in general, corporate and administrative expenses of $22.6 million, partially offset by an increase in selling, marketing and promotional expenses of $13.6 million. The decrease in general, corporate and administrative expense was primarily due to adjustments to the fair value of contingent consideration due to the former equity holders of Targanta and Rempex of $38.5 million. This occurred as a result of the prior year positive results from the Vabomere clinical trials and the related increases in the probability that the contingent consideration payable to former Rempex equityholders will become due. The decrease in general, corporate and administrative expenses was partially offset by an increase in personnel related expenses of $7.3 million, accounting and legal fees of $4.1 million, office rent of $2.4 million and $2.1 million of other general, corporate and administrative expenses. The increase in selling, marketing and promotional expenses was primarily due to an increase in advertising and other marketing programs of $7.9 million, selling personnel related expenses of $5.3 million, product fees of $1.0 million and $1.0 million of other selling, marketing and promotional expenses, partially offset by decreases in consulting fees of $1.6 million.

Other Expense:

	Nine Months Ended September 30,
	2016	2017	Change $	Change %
	(In thousands)
Other expense	$148	$820	$672		*

Other expense, which is comprised primarily of interest expense and foreign currency transactions, increased by $0.7 million in the nine months ended September 30, 2017. This increase was primarily due to losses on foreign currency transactions.

(Provision) benefit for Income Taxes:

	Nine Months Ended September 30,
	2016	2017	Change $	Change %
	(In thousands)
(Provision) benefit for income taxes	($12)	$66,006	$66,018		*

*	Represents a change in excess of 100%

IDB’s income tax provision, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. IDB is subject to income taxes in both the United States and Canada. IDB recorded a provision for income taxes of $12 thousand for the nine months ended September 30, 2016 compared to a benefit for income taxes of $66.0 million for the nine months ended September 30, 2017, based on a loss from operations before income taxes of $125.9 million and $121.8 million for the nine months ended September 30, 2016 and 2017, respectively. IDB’s effective income tax rates for each of the nine months ended September 30, 2016 and 2017 were approximately (0.1%) and 54.2%, respectively. IDB’s provision for income taxes was the result of state tax minimums. For the nine months ended September 30, 2017, IDB’s benefit for income taxes is primarily attributable to a reduction in its recorded valuation allowance against deferred tax assets as a result of the commencement of amortization of IPR&D associated with Vabomere upon approval by the FDA, which resulted in a discrete benefit of $66.0 million.

Years ended December 31, 2015 and 2016

Net Revenue:

	Year Ended December 31,
	2015	2016	Change $	Change %
	(In thousands)
Orbactiv net revenue	$9,085	$16,052	$6,967	76.7%
Minocin IV net revenue	5,375	8,921	3,546	66.0%

Total net revenue	$14,460	$24,973	$10,513	72.7%

Net revenue increased by $10.5 million to $25.0 million in 2016 compared to $14.5 million in 2015. Orbactiv and Minocin IV net revenue increased by $7.0 million and $3.5 million, respectively, primarily due to increased volume in 2016.

Cost of Revenue:

	Year Ended December 31,
	2015	% of Total Cost	2016	% of Total Cost
	(In thousands)		(In thousands)
Manufacturing/Logistics	$4,000	25.1%	$1,699	15.1%
Royalty	880	5.5%	1,618	14.4%
Impairment of inventory and amortization of acquired product rights and intangible assets	11,025	69.4%	7,930	70.5%

Total cost of revenue	$15,905	100.0%	$11,247	100.0%

Cost of revenue in 2015 was $15.9 million compared to $11.2 million in 2016.

Cost of revenue during these periods consisted of:

•	expenses in connection with the manufacture of IDB’s products sold, including expenses related to excess inventory and logistics costs related to Orbactiv and Minocin IV including distribution, storage, and handling costs;

•	royalty expenses under IDB’s agreement with Eli Lilly and Company related to Orbactiv; and

•	impairment of inventory and amortization of the costs of product rights, developed product rights and other identifiable intangible assets, which result from product and business acquisitions.

Cost of revenue decreased by $4.7 million in 2016 compared to 2015, primarily due to an inventory obsolescence reserve relating to Orbactiv that was recorded in 2015. This decrease was partially offset by increases in royalty expenses due to an increase in sales of Orbactiv as well as increases in product rights amortization for Minocin IV because a full year of amortization was taken in 2016 compared to six months of amortization having been taken in 2015. IDB expects cost of revenue to increase in future periods due to an anticipated increase in sales volume.

Research and Development Expenses:

	Year Ended December 31,
	2015	% of Total R&D	2016	% of Total R&D
	(In thousands)		(In thousands)
Marketed products
Minocin IV	$202	0.5%	$1,197	2.3%
Orbactiv	9,158	24.3%	5,851	11.3%

Total marketed products	9,360	24.8%	7,048	13.6%
Registration stage product candidates
Minocin IV	665	1.8%	—	—%
Total registration stage product candidates	665	1.8%	—	—%

Research and development product candidates
Vabomere	24,286	64.5%	39,406	76.0%
Other	2,279	6.1%	3,280	6.3%

Total research and development product candidates	26,565	70.6%	42,686	82.3%
Other	1,072	2.8%	2,107	4.1%

Total research and development expenses	$37,662	100.0%	$51,841	100.0%

For these periods, IDB’s marketed products consisted of Minocin IV (beginning with the second quarter of 2015) and Orbactiv. Registration stage product candidates consisted of Minocin IV until the second quarter of 2015, when it became a marketed product. Research and development stage product candidates consisted of Vabomere and other early stage compounds. Research and development expenses increased by $14.0 million in 2016 compared to 2015, primarily due to increases in expenses, net of reimbursements received from BARDA, associated with Vabomere of $15.1 million due to the TANGO 1 Phase 3 clinical trial and manufacturing development costs related to the NDA filing in the fourth quarter of 2016. This increase was partially offset by a decrease in expenses associated with Orbactiv.

In 2017, IDB expects manufacturing development activities for Vabomere to increase as it prepares for the approval of its NDA by the FDA.

Selling, General and Administrative Expenses:

	Year Ended December 31,
	2015	2016	Change $	Change %
	(In thousands)
Selling, marketing and promotional	$60,793	$55,478	$(5,315)	(8.7)%
General, corporate and administrative	21,639	83,965	62,326	288.0%

Total selling, general and administrative expenses	$82,432	$139,443	$57,011	69.2%

Selling, general and administrative expenses increased by $57.0 million in 2016 compared to 2015, primarily due to an increase in general, corporate and administrative expenses of $62.3 million partially offset by a decrease in selling, marketing and promotional expenses of $5.3 million. The increase in general, corporate and administrative expense was primarily due to increases in expenses of approximately $54.8 million associated with the fair value adjustments of the contingent consideration due to the former equityholders of Rempex. This occurred as a result of the positive results from the TANGO 1 Phase 3 clinical trial and the related increase in the probability that the contingent consideration payable to former Rempex equityholders will become due. The remaining increase was due to an increase in personnel related expenses of $2.1 million, rent expenses of $1.7 million and accounting fees of $1.6 million, and other general, corporate and administrative expenses. The decrease in selling, marketing and promotional expenses was primarily due to decreases in personnel related expenses of $3.1 million, consulting fees of $1.7 million and speaker programs of $1.5 million, partially offset by increases in other selling and marketing expenses.

IDB expects its selling, general and administrative expenses will increase in 2017 due to increased costs related to the commercial launch of Vabomere.

Other Income (Expense):

	Year Ended December 31,
	2015	2016	Change $	Change %
	(In thousands)
Other income (expense)	$199	$(19)	$(218)	(109.5)%

Other income (expense), which is comprised primarily of foreign currency transactions, decreased by $0.2 million in 2016. This decrease was primarily due to realized losses on foreign currency transactions.

Benefit from Income Taxes:

	Year Ended December 31,
	2015	2016	Change $	Change %
	(In thousands)
Benefit from income taxes	$12,809	$206	$(12,603)	(98.4)%

IDB’s income tax benefit, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. IDB is subject to income taxes in both the United States and Canada. IDB recorded a benefit from income taxes of $12.8 and $0.2 million in 2015 and 2016, respectively, based on a loss from operations before income taxes of $121.3 million and $177.6 million for the years ended December 31, 2015 and 2016, respectively. IDB’s effective income tax rates in 2015 and 2016 were approximately (10.6)% and (0.1%), respectively. This change in the effective tax rate was primarily driven by IDB’s loss for the year 2016 and the inability to realize any benefit from this loss due to the establishment of a valuation allowance against substantial portions of its deferred tax assets. The benefit from income taxes recorded in 2015 is a result of the reclassification of in-process research and development assets to developed product rights due to the approval of Minocin IV in the United States. At December 31, 2015, IDB recorded a $120.9 million valuation allowance against $153.0 million of deferred tax assets compared to a $165.0 million valuation allowance against $195.6 million of deferred tax assets at December 31, 2016.

Liquidity and Capital Resources

Cash Flows

Nine months ended September 30, 2016 and 2017

Net cash used in operating activities was $86.4 million in the nine months ended September 30, 2016 compared to $142.5 million in the nine months ended September 30, 2017. Net cash used in operating activities in the nine months ended September 30, 2016 included a net loss of $125.9 million and a $16.3 million decrease from working capital items, partially offset by non-cash items of $55.8 million. Non-cash items included change in contingent purchase price of $42.2 million, stock compensation of $7.4 million and depreciation and amortization of $6.2 million. Changes in working capital items primarily included changes in inventory, accounts payable and accrued expenses, partially offset by increases in BARDA receivable.

Net cash used in operating activities in the nine months ended September 30, 2017 included net loss of $55.8 million, a $44.5 million decrease from working capital items and a $42.2 million decrease from non-cash items. Non-cash items included deferred tax benefit of $66.1 million partially offset by stock compensation of $12.5 million, depreciation and amortization of $7.8 million, and change in contingent purchase price of $3.5 million. Changes in working capital items primarily included payments on contingent purchase price, changes in accounts payable and deferred revenue partially offset by changes in accrued expenses and other liabilities.

Net cash used in investing activities during the nine months ended September 30, 2016 and 2017 was $61 thousand and $4.4 million, respectively, primarily for the purchase of fixed assets.

Net cash provided by financing activities was $86.5 million and $146.9 million during the nine months ended September 30, 2016 and 2017, respectively. Net cash provided by the parent company during the nine months ended September 30, 2016 and 2017 was $94.5 million and $157.0 million, respectively. This was partially offset by payments on contingent purchases price of $8.0 million and $10.1 million during the nine months ended September 30, 2016 and 2017, respectively.

Years ended December 31, 2015 and 2016

Net cash used in operating activities was $129.7 million in 2015 compared to $117.1 million in 2016. Net cash used in operating activities in 2015 included net loss of $108.5 million and a $26.8 million decrease from working capital items, partially offset by non-cash items of $5.6 million. Non-cash items included stock compensation of $8.6 million and depreciation and amortization of $7.0 million. Changes in working capital items primarily included decreases in accounts receivable, inventory, BARDA receivable, deferred revenue and prepaid expenses and other current assets, partially offset by increases in accrued expenses.

Net cash used in operating activities in 2016 included net loss of $177.4 million and a $11.4 million decrease from working capital items, partially offset by non-cash items of $71.7 million. Non-cash items included stock compensation of $9.9 million, depreciation and amortization of $8.3 million and change in contingent consideration of $53.2 million. Changes in working capital items primarily included changes in inventory and accounts payable, partially offset by increases in accrued expenses.

Net cash used in investing activities during 2015 and 2016 was $0.5 million and $1.3 million, respectively, primarily for the purchase of fixed assets.

Net cash provided by financing activities was $130.2 million and $118.3 million during 2015 and 2016, respectively. Net cash provided by the parent company during 2015 and 2016 was $145.7 million and $127.8 million, respectively. This was partially offset by payments on contingent purchase price of $15.5 million and $9.5 million during 2015 and 2016, respectively.

Contractual Obligations

IDB’s long-term contractual obligations include commitments and estimated purchase obligations entered into in the normal course of business. These obligations include commitments related to purchases of inventory, research and development service agreements, operating leases, consisting of IDB’s leased office space in San Diego, California and selling, general and administrative obligations.

Future estimated contractual obligations as of December 31, 2016 are:

Contractual Obligations (in thousands)(1)	Total	Less Than 1 Year	Years 1 -3	Years 4 - 5	More Than 5 Years
Inventory related commitments	$9,330	$9,330	$—	$—	$—
Research and development	34,132	22,498	11,331	303	—
Operating leases	35,298	1,121	5,566	5,905	22,706
Selling, general and administrative	1,996	1,596	400	—	—

Total contractual obligations	$80,756	$34,545	$17,297	$6,208	$22,706

(1)	This table does not include any milestone and royalty payments which may become payable to third parties for which the timing and likelihood of such payments are not known, as discussed below.

All of the inventory related commitments included above are non-cancellable. Included within the inventory related commitments above are purchase commitments as of December 31, 2016 totaling $8.9 million for Orbactiv bulk drug substances, and $0.4 million for Minocin IV. Included in research and development commitments are clinical research organization costs, validation batch manufacturing for Vabomere and other committed clinical materials and services. Of the total estimated contractual obligations for research and development, and selling, general and administrative, $16.9 million are non-cancellable.

On October 1, 2014, IDB entered into an agreement to lease 63,000 square feet of office space with ARE-SD Region No. 35, LLC for new office and laboratory space in San Diego. This lease has a term of 144 months. The commencement date is February 2017. The lease qualifies for operating lease treatment with recorded annual rent expense from commencement date to expiration. IDB’s expected total obligation for this space is $35.3 million.

Aggregate rent expense under IDB’s property leases that are applicable to IDB only was approximately $1.4 million and $1.7 million as of December 31, 2015 and 2016, respectively.

In addition to the amounts shown in the above table, IDB is contractually obligated to make potential future success-based development, regulatory and commercial milestone payments and royalty payments in conjunction with acquisitions IDB has entered into with third-parties. These contingent payments include royalty and/or milestone payments with respect to Orbactiv, Minocin IV, Vabomere and other preclinical product candidates. Each of these payments is contingent upon the occurrence of certain future events and, given the nature of those events, it is unclear when, if ever, IDB may be required to make such payments and with respect to royalty payments, what the total amount of such payments will be. Further, the timing of any of the foregoing future payments is not reasonably estimable. For those reasons, these contingent payments have not been included in the table above. IDB may have to make these significant contingent cash payments in connection with its acquisition and licensing activities upon the achievement of specified development, regulatory, sales and other milestones as follows:

•	In connection with IDB’s acquisition of Targanta Therapeutics Corporation (Targanta), it is obligated to pay contingent cash payments up to $49.4 million to the former shareholders of Targanta and up to $25.0 million in additional payments to Eli Lilly and Company (Eli Lilly) and InterMune, Inc. upon reaching specified milestones. As a result of the Targanta acquisition, IDB is a party to a license agreement with Eli Lilly through its Targanta subsidiary. IDB is required to make payments to Eli Lilly upon reaching specified regulatory and sales milestones. In addition, IDB is obligated to pay royalties to Eli Lilly based on net sales of products containing Orbactiv or the other compounds in any jurisdiction in which IDB holds license rights to a valid patent.

•	In connection with its acquisition of Rempex Pharmaceuticals Inc. (Rempex), IDB is obligated to pay contingent payments of up to $289.2 million, less certain expenses and employer taxes owing because of such payments, upon achievement of specified development, regulatory and sales milestones.

Recent Accounting Pronouncements

For detailed information regarding recently issued accounting pronouncements and the expected impact on the combined financial statements of The Infectious Disease Business of Medicines, see Note 2 “Significant Accounting Policies,” in the accompanying notes to the combined financial statements of The Infectious Disease Business of The Medicines Company, attached hereto as Exhibit D.

Application of Critical Accounting Estimates

The discussion and analysis of IDB’s financial condition and results of operations is based on its combined financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires IDB to make estimates and judgments that affect its reported assets and liabilities, revenues and expenses, and other financial information. Actual results may differ significantly from these estimates under different assumptions and conditions. In addition, IDB’s reported financial condition and results of operations could vary due to a change in the application of a particular accounting standard.

IDB regards an accounting estimate or assumption underlying its financial statements as a “critical accounting estimate” where:

•	the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimates and assumptions on financial condition or operating performance is material.

IDB’s significant accounting policies are more fully described in Note 2 to its combined financial statements. Not all of these significant accounting policies, however, requires that IDB make estimates and assumptions that IDB believes are “critical accounting estimates.” IDB believes that its estimates relating to revenue recognition, inventory, sharebased compensation, income taxes, in-process research and development, contingent purchase price from business combinations and impairment of long-lived assets described below are “critical accounting estimates.”

Revenue Recognition

Product Sales. IDB distributes Orbactiv and Minocin IV in the United States through sole source, exclusive distribution model with Integrated Commercialization Solutions or “ICS”. Prior to September 1, 2017, IDB

recognized sales from Orbactiv under a deferred revenue model as it did not have sufficient information to develop estimates of expected returns and other adjustments to gross revenue. Under the deferred revenue model, IDB did not recognize revenue upon product shipment of Orbactiv to ICS. Instead, upon product shipment, IDB invoiced ICS, recorded deferred revenue at gross invoice sales price, classified the cost basis of the product held by ICS as finished goods inventory held by others and included such cost basis amount within prepaid expenses and other current assets on the consolidated balance sheets. IDB recognized revenue when hospitals purchased the products and the transaction consideration became fixed or determinable. Beginning September 1, 2017, IDB has sufficient market information to reasonably estimate its chargebacks, returns and other adjustments to gross revenues associated with Orbactiv and recognizes sales upon shipment to ICS. This change in estimate resulted in a $1.6 million and $0.4 million increase to net product revenues and cost of product revenues, respectively, for the nine months ended September 30, 2017. IDB had deferred revenue of $1.4 million, $2.3 million and $0.0 million associated with sales in the United States of Orbactiv as of December 31, 2015, 2016 and September 30, 2017, respectively. IDB recognized $9.1 million, $16.0 million, $11.4 million and $16.4 million of revenue associated with Orbactiv during the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2016 and 2017, respectively, related to purchases by hospitals.

Under the same sole source distribution model with ICS, IDB record revenue upon shipment of Minocin IV to ICS. ICS then primarily sells these products to a limited number of national medical and pharmaceutical wholesalers with distribution centers located throughout the United States. Under the terms of this fee-for-service agreement, ICS places orders with IDB for sufficient quantities of Minocin IV to maintain an appropriate level of inventory based on IDB’s customers’ historical purchase volumes. ICS assumes all credit and inventory risks, is subject to IDB’s standard return policy and has sole responsibility for determining the prices at which it sells these products, subject to specified limitations in the agreement. The agreement terminates on February 28, 2019 and will automatically renew for additional one-year periods unless either party gives notice at least 90 days prior to the automatic extension. Either party may terminate the agreement at any time and for any reason upon 180 days prior written notice to the other party.

IDB does not recognize revenue from product sales until there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed or determinable, the buyer is obligated to pay us, the obligation to pay is not contingent on resale of the product, the buyer has economic substance apart from IDB, IDB has no obligation to bring about the sale of the product, the amount of returns can be reasonably estimated and collectability is reasonably assured.

IDB records allowances for chargebacks and other discounts or accruals for product returns, rebates and fee-for-service charges at the time of sale, and report revenues net of such amounts. In determining the amounts of certain allowances and accruals, IDB must make significant judgments and estimates. For example, in determining these amounts, IDB estimates hospital demand, buying patterns by hospitals and group purchasing organizations from wholesalers and the levels of inventory held by wholesalers and by ICS. Making these determinations involves estimating whether trends in past wholesaler and hospital buying patterns will predict future product sales. IDB receives data periodically from ICS and wholesalers on inventory levels and levels of hospital purchases and IDB considers this data in determining the amounts of these allowances and accruals.

Product returns. IDB’s customer has the right to return any unopened product during the 18-month period beginning six months prior to the labeled expiration date and ending 12 months after the labeled expiration date. As a result, in calculating the accrual for product returns, IDB must estimate the likelihood that product sold might not be used within six months of expiration and analyze the likelihood that such product will be returned within 12 months after expiration. IDB considers all of these factors and adjust the accrual periodically throughout each quarter to reflect actual experience. When IDB’s customer returns product, the customer is generally given credit against amounts owed. The amount credited is charged to IDB’s product returns accrual.

In estimating the likelihood of product being returned, IDB relies on information from ICS and wholesalers regarding inventory levels, measured hospital demand as reported by third-party sources and internal sales data.

IDB also considers the past buying patterns of ICS and wholesalers, the estimated remaining shelf life of product previously shipped, the expiration dates of product currently being shipped, price changes of competitive products and introductions of generic products.

At December 31, 2015, 2016 and September 30, 2017, IDB’s accrual for product returns was $1.2 million, $0.3 million and $0.2 million, respectively.

Chargebacks and rebates. Although IDB primarily sells products to ICS in the United States, it typically enters into agreements with hospitals, either directly or through group purchasing organizations acting on behalf of their hospital members, in connection with the hospitals’ purchases of products.

Based on these agreements, most of IDB’s hospital customers have the right to receive a discounted price for products and volume-based rebates on product purchases. In the case of discounted pricing, IDB typically provides a credit to ICS, or a chargeback, representing the difference between ICS’ acquisition list price and the discounted price. In the case of the volume-based rebates, IDB typically pays the rebate directly to the hospitals.

As a result of these agreements, at the time of product shipment, IDB estimates the likelihood that product sold to ICS might be ultimately sold to a contracting hospital or group purchasing organization. IDB also estimates the contracting hospital’s or group purchasing organization’s volume of purchases.

IDB bases its estimates on industry data, hospital purchases and the historic chargeback data it receives from ICS, most of which ICS receives from wholesalers, which detail historic buying patterns and sales mix for particular hospitals and group purchasing organizations, and the applicable customer chargeback rates and rebate thresholds.

IDB’s allowance for chargebacks was $0.2 million, $0.7 million and $1.2 million at December 31, 2015, 2016 and September 30, 2017, respectively. A 10% change in IDB’s allowance for chargebacks would have had an approximate $0.1 million effect on its reported net revenue for the nine months ended September 30, 2017.

Fees-for-service. IDB offers discounts to certain wholesalers and ICS based on contractually determined rates for certain services. IDB estimates its fee-for-service accruals and allowances based on historical sales, wholesaler and distributor inventory levels and the applicable discount rate. IDB’s discounts are accrued at the time of the sale and are typically settled with the wholesalers or ICS within 60 days after the end of each respective quarter. IDB’s fee-for-service accruals and allowances were $0.1 million, $0.2 million and $0.8 million at December 31, 2015, 2016 and September 30, 2017.

IDB has adjusted its allowances for chargebacks and accruals for product returns, rebates and fees-for-service in the past based on actual sales experience, and IDB will likely be required to make adjustments to these allowances and accruals in the future. IDB continually monitors its allowances and accruals and makes adjustments when it believes actual experience may differ from its estimates.

The following table provides a summary of activity with respect to IDB’s sales allowances and accruals as of January 1, 2016, December 31, 2016 and September 30, 2017 (amounts in thousands):

	Cash Discounts	Returns	Chargebacks	Rebates	Fees-for- Service
	(In thousands)
Balance at January 1, 2016	$75	$1,217	$215	$50	$144
Allowances for sales during 2016)	441	(854)	2,886	44	821
Actual credits issued for prior year’s sales	(75)	(86)	(115)	(50)	(144)
Actual credits issued for sales during 2016	(344)	—	(2,243)	(29)	(584)

Balance at December 31, 2016	97	277	743	15	237
Allowances for sales during 2017 (unaudited)	504	247	3,589	286	1,287
Actual credits issued for prior year’s sales (unaudited)	(97)	(287)	13	(15)	(237)
Actual credits issued for sales during 2017 (unaudited)	(391)	—	(3,106)	(118)	(496)

Balance at September 30, 2017	$113	$237	$1,239	$168	$791

Inventory

IDB records inventory upon the transfer of title from its vendors. Inventory is stated at the lower of cost or net realizable value using first-in, first-out methodology. Orbactiv and Minocin IV bulk substance is classified as raw material and its costs are determined using acquisition costs from IDB’s contract manufacturers. IDB records work-in-progress costs of filling, finishing and packaging against specific product batches.

IDB reviews inventory, including inventory purchase commitments, for slow moving or obsolete amounts based on expected revenue. IDB reviews its projected market share as well as current buying patterns from its customers. IDB analyzes its ability to sell the inventory on hand and committed to customers prior to the expiration period of the respective inventory. Significant judgment is employed in determining the appropriateness of IDB’s ability to sell inventory on hand and commitments based on its sales projections. If annual and expected volumes are less than expected, IDB may be required to make additional allowances for excess or obsolete inventory in the future.

Share-Based Compensation

IDB recognizes compensation expense for grants under Medicines’ share-based compensation plan to its employees. Medicines accounts for share-based compensation expense using the accelerated expense attribution method. Medicines estimates the fair value of each option on the date of grant using the Black-Scholes closed-form option-pricing model based on assumptions for the expected term of the stock options, expected volatility of Medicines’ common stock, and prevailing interest rates. IDB estimates forfeitures in calculating the expense relating to share-based compensation as opposed to only recognizing forfeitures and the corresponding reduction in expense as they occur.

Medicines has based their assumptions on the following:

Assumption	Method of Estimating
• Estimated expected term of options	• Employees’ historical exercise experience
• Expected volatility	• Historical price of Medicines’ common stock
• Risk-free interest rate	• Yields of U.S. Treasury securities corresponding with the expected life of option grants
• Forfeiture rates	• Historical forfeiture data

Of these assumptions, the expected term of the option and expected volatility of Medicines’ common stock are the most difficult to estimate since they are based on the exercise behavior of the employees and expected performance of Medicines’ common stock. Increases in the term and the volatility of Medicines’ common stock will generally cause an increase in compensation expense.

Income Taxes

Medicines files consolidated income tax returns that include IDB. For purposes of the combined financial statements, IDB’s taxes are computed and reported using a “separate return” method or as though it filed a separate return for jurisdictions in which its operations are included in consolidated returns filed by Medicines. IDB also records income taxes for jurisdictions in which any of its consolidated subsidiaries file separate returns. Income taxes as presented herein allocate current and deferred income taxes of Medicines to IDB in a manner that is systematic, rational and consistent with the asset and liability method. Tax receivable and tax payable balances are eliminated through net parent investment. The sum of the amounts allocated to the carve-out tax provisions may not equal the historical consolidated provision. Under the separate return method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards.

IDB accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

IDB records net deferred tax assets to the extent it believes these assets will more likely than not be realized. IDB records all deferred tax assets and liabilities as long term. On a periodic basis, IDB evaluates the realizability of its deferred tax assets net of deferred tax liabilities and adjust such amounts in light of changing facts and circumstances, including but not limited to its level of past and future taxable income and the current and future expected utilization of tax benefit carryforwards. IDB considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is required to reduce the net deferred tax assets to the amount that is more likely than not to be realized in future periods.

IDB’s annual effective tax rate is based on pre-tax earnings (loss) adjusted for differences between GAAP and income tax accounting, existing statutory tax rates, limitations on the use of net operating loss and tax credit carryforwards and tax planning opportunities available in the jurisdictions in which IDB operates.

IDB records uncertain tax positions on the basis of a two-step process whereby (1) IDB determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position; and (2) for tax positions that meets the more-likely-than-not recognition threshold, IDB recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with the relevant tax authority. Significant judgment is required in evaluating IDB’s tax position. Settlement of filing positions that may be challenged by tax authorities could impact the income tax position in the year of resolution. IDB’s liability for uncertain tax positions is reflected as a reduction to its deferred tax assets in the combined balance sheet.

.In-Process Research and Development

The cost of in-process research and development, or IPR&D, acquired directly in a transaction other than a business combination is capitalized if the projects have an alternative future use; otherwise they are expensed. The fair values of IPR&D projects acquired in business combinations are capitalized. Several methods may be used to determine the estimated fair value of the IPR&D acquired in a business combination. IDB utilizes the “income method,” which applies a probability weighting that considers the risk of development and commercialization to the estimated future net cash flows that are derived from projected sales revenue and estimated costs. These projections are based on factors such as relevant market size, patent protection, historical pricing of similar products and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. This analysis is performed for each project independently. These assets are treated as indefinite-lived intangible assets until completion or abandonment of the projects, at which time the assets are amortized over the remaining useful life or written off, as appropriate. These are tested at least annually or when a triggering event occurs that could indicate a potential impairment.

Contingent Purchase Price from Business Combinations

IDB records contingent consideration resulting from a business combination at its fair value on the acquisition date. IDB estimates the fair value of the contingent consideration liabilities related to the achievement of future development and regulatory milestones using a probability-weighted discounted cash flow approach. Changes to contingent consideration obligations can result from adjustments to discount rates and periods, updates in the assumed achievement or timing of any development or commercial milestone or changes in the probability of certain clinical events, the passage of time and changes in the assumed probability associated with regulatory approval. Each reporting period thereafter, IDB revalues these obligations and record increases or decreases in their fair value in selling, general and administrative expenses within the accompanying combined statements of operations. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period. Accordingly, any change in the assumptions described above, could have a material impact on the amount.

Long-Lived Assets and Goodwill

Long-lived assets, such as property, plant and equipment and certain other long-term assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of the assets exceed their estimated future undiscounted net cash flows, an impairment charge is recognized for the amount by which the carrying amount of the assets exceed the fair value of the assets.

Goodwill represents the excess consideration in a business combination over the fair value of identifiable net assets acquired. Goodwill is not amortized, but subject to impairment testing at least annually or when a triggering event occurs that could indicate a potential impairment. IDB determines whether goodwill may be impaired by comparing the carrying value of its reporting unit to the fair value of its reporting unit.

STOCKHOLDER COMMUNICATIONS

Stockholders may send any communications regarding Melinta’s business to Melinta’s board of directors in care of Melinta’s Corporate Secretary at Melinta’s principal executive offices located at 300 George Street, Suite 301, New Haven, CT. 06511. Melinta’s Corporate Secretary will forward all such communications to the addressee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of [●], 2017
NAME OF BENEFICIAL OWNER	Total Beneficial Ownership		Percentage of Common Stock Beneficially Owned
5% and Greater Stockholders	[	●]
FMR, LLC(1)	[	●]	[	●]
Vatera Healthcare Partners LLC(2)	[	●]	[	●]
Malin Life Sciences Holdings(3)	[	●]	[	●]
Falcon Flight LLC(4)	[	●]	[	●]
Executive Officers and Directors
Daniel Wechsler(5)	[	●]		*
David Gill(6)	[	●]		*
Paul Estrem(6)	[	●]		*
John H. Johnson(6)	[	●]		*
John Temperato(6)	[	●]		*
Garheng Kong, M.D., Ph.D.(6)	[	●]		*
Sue Cammarata, M.D. (6)	[	●]		*
David Zaccardelli, Pharm.D.(7)	[	●]		*
Erin Duffy, Ph.D.(6)	[	●]		*
Kevin T. Ferro(2)	[	●]	[	●]
Jay Galeota				*
Cecilia Gonzalo(2)				*
Thomas P. Koestler, Ph.D.(2)(6)	[	●]		*
All directors and current executive officers as a group (13 persons)	[	●]	[	●]

*	Indicates beneficial ownership of less than 1%.
(1)	Based on information provided in a Schedule 13G/A filed by FMR LLC on February 14, 2017, Abigail P. Johnson, a Director, the Chairman and Chief Executive Officer of FMR LLC, and her family members, directly or through trusts, are parties to a shareholders’ agreement and may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR LLC.
(2)	The address for Vatera is c/o Vatera Holdings LLC, 499 Park Avenue, 23rd Floor, New York, NY 10022. Each of Thomas Koestler, Ph.D., Kevin Ferro and Cecilia Gonzalo presently serves on the Company’s board of directors. Kevin Ferro is Chairman of the Board of the Company. Kevin Ferro is the Chief Executive Officer, Chief Investment Officer and the managing member of Vatera Holdings LLC, the manager of Vatera, and by virtue of that position, may be deemed to have beneficial ownership of the shares of Vatera. Mr. Ferro disclaims beneficial ownership of the shares held by Vatera except to the extent of his pecuniary interest therein. Dr. Koestler is an Executive Director, and Ms. Gonzalo is a Managing Director, of Vatera Holdings LLC.
(3)	The address for Malin is 2 Harbour Square, Crofton Road, Dun Laoghaire, Co. Dublin Ireland.
(4)	The address for Falcon Flight LLC is c/o Quadrant Capital Advisors, Inc., 499 Park Avenue, 24th Floor, New York, NY 10022.
(5)	Pursuant to the terms of Mr. Wechsler’s employment agreement with the Company, Mr. Wechsler is entitled to an employee inducement award of an option to purchase [●] shares of Company Common Stock at an exercise price equal to the closing price of Company Common Stock as reported by the Nasdaq Global Market on [●], 2017, and a restricted stock unit award for [●] shares of Company Common Stock. The stock option and restricted stock unit grant will become 25% vested on the one year anniversary of Mr. Wechsler’s date of hire, with the remaining shares vesting in equal monthly installments thereafter over the next three years, subject to his continuing service with the Company.

(6)	Consists of shares issuable upon the exercise of options exercisable within 60 days of [●], 2017.
(7)	Consists of shares issuable upon the exercise of [●] options exercisable within 60 days of [●], 2017, and 10,000 restricted stock units.

WHERE YOU CAN FIND MORE INFORMATION

Melinta files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information Melinta files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review Melinta’s electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on Melinta’s web site at http://www.melinta.com. Information included on Melinta’s web site is not a part of this proxy statement.

You should rely only on the information contained in this proxy statement or on information to which Melinta has referred you. Melinta has not authorized anyone else to provide you with any information.

HOUSEHOLDING

Melinta has adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the proxy statement and accompanying materials, unless Melinta is notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce Melinta’s printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold Melinta stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Computershare Investor Services by mail at P.O. Box 505008, Louisville, Kentucky 40233-9814.

If you participate in householding and wish to receive a separate copy of the proxy statement and accompanying materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare Trust Company N.A. as indicated above.

If you are a beneficial owner, you can request information about householding from the organization that holds your shares.

OTHER MATTERS ARISING AT THE SPECIAL MEETING

The matters referred to in the Notice of Special Meeting and described in this proxy statement are, to the knowledge of Melinta’s board of directors, the only matters that will be presented for consideration at the Special Meeting. If any other matters should properly come before the Special Meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority granted to them in the proxy.

EXHIBIT A

Current Report of Melinta on Form 8-K/A filed on December 5, 2017.

See attached.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 5, 2017

MELINTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 George Street, Suite 301, New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 767-0291

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Introductory Note

This Current Report on Form 8-K/A is an amendment to the Current Report on Form 8-K filed by Melinta Therapeutics, Inc. (“Melinta”) on November 3, 2017 to report the closing on November 3, 2017 of the merger of Melinta Subsidiary Corp. with and into a subsidiary of Cempra, Inc. in accordance with the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, and as amended on each of September 6, 2017 and October 24, 2017, by and among Melinta and the other parties thereto. This amendment is being filed to provide the historical audited and unaudited financial information, and unaudited pro forma financial information, required to be filed under Item 9.01 as listed below.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

(i)	Audited Consolidated Financial Statement as of December 31, 2016 and 2015, and for the Years Ended December 31, 2016, 2015, and 2014.

(ii)	Unaudited Condensed Consolidated Financial Statements as of September 30, 2017 and for the Three- and Nine-Month Periods Ended September 30, 2017 and September 30, 2016.

(b)	Pro forma financial information.

The following unaudited pro forma combined financial statements giving effect to the merger of Melinta and Cempra, completed November 3, 2017 (as of September 30, 2017) are included in this report:

(i)	Unaudited pro forma condensed combined balance sheet as of September 30, 2017.

(ii)	Unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017.

(iii)	Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016.

(c)	Exhibits.

Exhibit No.	Description

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

99.1	Audited Consolidated Financial Statements as of December 31, 2016 and 2015, and for the Years Ended December 31, 2016, 2015, and 2014

99.2	Unaudited Condensed Consolidated Financial Statements as of September 30, 2017 and for the Three- and Nine-Month Periods Ended September 30, 2017 and September 30, 2016

99.3	Melinta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

99.4	Unaudited Pro Forma Condensed Combined Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2017	Melinta Therapeutics, Inc.

	By:	/s/ Paul Estrem
Paul Estrem
Chief Financial Officer

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203945 and Post-Effective Amendment Nos. 1, 2, and 3 to Registration Statement No. 333-203945 on Form S-3ASR, as well as Registration Statement Nos. 333-221531, 333-219881, 333-204560, 333-190891, and 333-181358 on Form S-8, of our report dated May 10, 2017 (December 5, 2017 as to the basic and diluted net loss per share included in the statement of operations and described in Note 19, and as to the industry segment and geographic information included in Note 2 to the audited consolidated financial statements), relating to the consolidated financial statements of Melinta Therapeutics, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty about the Company’s ability to continue as a going concern), appearing in the Consolidated Financial Statements on Form 8-K/A of Melinta Therapeutics, Inc. for each of the three years in the period ended December 31, 2016.

Chicago, Illinois

December 5, 2017

Exhibit 99.1

Melinta Therapeutics, Inc.

Financial Statements as of December 31, 2016 and 2015, and

for the Years Ended December 31, 2016, 2015 and 2014, and

Report of Independent Registered Public Accounting Firm

MELINTA THERAPEUTICS, INC.

Page(s)
Report of Independent Registered Public Accounting Firm	2

Consolidated Financial Statements
Consolidated Balance Sheets	4
Consolidated Statements of Operations	5
Consolidated Statements of Stockholders’ Deficit	6
Consolidated Statements of Cash Flows	7
Notes to Consolidated Financial Statements	8 to 39

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Melinta Therapeutics, Inc.

New Haven, Connecticut

We have audited the accompanying consolidated balance sheets of Melinta Therapeutics, Inc. and subsidiaries (the “Company”), as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, cash flows, and the related notes to the consolidated financial statements for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 10, 2017 (December 5, 2017 as to the basic and diluted net loss per share included in the statement of operations and described in Note 19, and as to the industry segment and geographic information included in Note 2 to the audited consolidated financial statements)

MELINTA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	As of December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,409	$30,158
Receivables	454	497
Prepaid expenses and other current assets	3,226	1,038
Preferred stock tranche assets	—	1,313

Total current assets	15,089	33,006

Property and equipment, net	1,101	1,258
Other assets	444	1,964

TOTAL ASSETS	$16,634	$36,228

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,136	$5,206
Accrued expenses	6,360	8,274
Notes payable, net	11,075	4,497
Accrued interest on note payable	174	188
Preferred stock warrants	674	1,456

Total current liabilities	23,419	19,621

LONG-TERM LIABILITIES:
Notes payable, net of current	12,647	23,729
Convertible promissory notes (See Notes 5 & 17)	45,127	—
Deferred revenues	9,008	9,008
Accrued notes payable exit fee	1,050	1,050
Other long-term liabilities	491	192

Total long-term liabilities	68,323	33,979

COMMITMENTS AND CONTINGENCIES

CONVERTIBLE PREFERRED STOCK:
Series 1 Convertible Preferred Stock, $0.01 par value; liquidation preference of $18,822 as of December 31, 2016	1,433	1,433
Series 2-A Convertible Preferred Stock, $0.01 par value; liquidation preference of $25,683 as of December 31, 2016	17,027	17,027
Series 2-B Convertible Preferred Stock, $0.01 par value; liquidation preference of $112,254 as of December 31, 2016	49,038	49,038
Series 3 Convertible Preferred Stock, $0.01 par value; liquidation preference of $84,863 as of December 31, 2016	71,125	71,125
Series 3-B Convertible Preferred Stock, $0.01 par value; liquidation preference of $16,326 as of December 31, 2016	5,991	5,991
Series 4 Convertible Preferred Stock, $0.01 par value; liquidation preference of $78,405 as of December 31, 2016	73,729	60,113

Total convertible preferred stock	218,343	204,727

STOCKHOLDERS’ DEFICIT:

Common stock, $0.001 par value; 350,000,000 shares authorized; 1,161,583 and 1,003,388 shares issued and outstanding at December 31, 2016, and December 31, 2015, respectively	1	1
Additional paid-in capital	220,291	217,711
Accumulated deficit	(513,743)	(439,811)

Total stockholders’ deficit	(293,451)	(222,099)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$16,634	$36,228

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2016	2015	2014
REVENUES	$—	$—	$—
OPERATING EXPENSES:
Research and development	49,791	62,788	53,647
General and administrative	19,410	14,159	13,562

Total operating expenses	69,201	76,947	67,209

Loss from operations	(69,201)	(76,947)	(67,209)

OTHER (EXPENSE) INCOME, NET:
Interest income	30	31	24
Interest expense	(3,390)	(3,160)	(1,396)
Interest expense on convertible promissory notes (See Notes 5 & 17)	(1,016)	—	—
Loss on early extinguishment of debt	—	—	(153)
Change in fair value of tranche assets and liabilities	(1,313)	(2,727)	(351)
Change in fair value of warrant liability	781	42	—
Adjustment to liability for potential royalties	—	3,978	1,026
State tax exchange credit	160	114	275
Foreign exchange loss	17	(7)	—

Total other expense, net	(4,731)	(1,729)	(575)

NET LOSS	$(73,932)	$(78,676)	$(67,784)

Accretion of convertible preferred stock dividends	(21,117)	(16,248)	(9,859)

Net loss attributable to common stockholders	$(95,049)	$(94,924)	$(77,643)

Net loss per share attributable to common stockholders, basic and diluted	$(94.29)	$(600.78)	$(1,125.26)

Weighted-average shares, basic and diluted	1,008	158	69

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2014	68,872	$—	$214,188	$(293,351)	$(79,163)
Stock-based compensation	—	—	1,374	—	1,374
Common stock forfeitures	(68)	—	—	—	—
Net loss	—	—	—	(67,784)	(67,784)

Balances at December 31, 2014	68,804	$—	$215,562	$(361,135)	$(145,573)

Stock-based compensation	—	—	1,785	—	1,785
Common stock forfeitures	(65)	—	—	—	—
Stock option exercises	934,649	1	364	—	365
Net loss	—	—	—	(78,676)	(78,676)

Balances at December 31, 2015	1,003,388	$1	$217,711	$(439,811)	$(222,099)

Stock-based compensation	—	—	2,515	—	2,515
Common stock forfeitures	(232)	—	—	—	—
Stock option exercises	158,427	—	65	—	65
Net loss	—	—	—	(73,932)	(73,932)

Balances at December 31, 2016	1,161,583	$1	$220,291	$(513,743)	$(293,451)

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(73,932)	$(78,676)	$(67,784)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	497	624	518
Adjustment to liability for potential royalties	—	(3,971)	(1,026)
Change in fair value of tranche assets and liabilities	1,313	2,721	351
Loss on early extinguishment of debt	—	—	153
Non-cash interest expense	2,010	1,441	779
Stock-based compensation	2,515	1,785	1,374
Change in fair value of warrant liability	(781)	(42)	—
Write off of deferred equity finance costs	969	—	—
Asset impairment	—	231	—
Other	—	12	—
Changes in operating assets and liabilities:
Receivables	43	(228)	(149)
Prepaid expenses and other current assets	(1,461)	458	516
Accounts payable	(21)	(2,874)	4,186
Accrued expenses	(1,840)	(2,418)	2,371
Accrued interest on notes payable	(14)	119	(2)
Deferred revenues	—	9,008	—
Other non-current assets and liabilities	122	(744)	—

Net cash used in operating activities	(70,580)	(72,554)	(58,713)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(463)	(688)	(410)

Net cash used in investing activities	(463)	(688)	(410)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible preferred stock	13,625	82,991	50,000
Payment of preferred stock issuance costs	(9)	(92)	(62)
Proceeds from the issuance of notes payable	44,111	10,000	20,000
Proceeds from the exercise of stock options	65	365	—
Deferred stock issuance costs	—	(405)	—
Payment of notes payable issuance costs and fees	—	—	(274)
Repayment of notes payable	(5,498)	—	(9,404)
Fees paid upon repayment of notes payable	—	—	(709)

Net cash provided by financing activities	52,294	92,859	59,551

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,749)	19,617	428
CASH AND CASH EQUIVALENTS, beginning of the year	30,158	10,541	10,113

CASH AND CASH EQUIVALENTS, end of the period	$11,409	$30,158	$10,541

Supplemental cash flow information:
Cash paid for interest	$2,411	$1,600	$619
Cash received from exchange of state tax credits, net	$207	$—	$176

Supplemental non-cash flow information:
Accrued notes payable exit fee	$—	$175	$875
Accrued notes payable issuance costs	$—	$—	$87
Accrued purchases of fixed assets	$12	$135	$37
Accrued deferred stock issuance costs	$475	$559	$—

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 1 –     NATURE OF THE BUSINESS

Melinta Therapeutics, Inc. (the “Company” or “Melinta”), a Delaware corporation, was formed in October 2000. The Company is a pre-commercial stage biopharmaceutical company developing new antibiotics to overcome drug-resistant, life-threatening infections. The Company has a late-stage product, Baxdela, which is being advanced for acute bacterial skin and skin structure infections and other serious infections. The Company also has a proprietary drug discovery platform, enabling a unique understanding of how antibiotics combat infection and has generated a pipeline spanning multiple phases of research and clinical development. The Company filed two New Drug Applications (NDAs) for intravenous (IV) and tablet formulations of Baxdela with the United States’ Food and Drug Administration (FDA) on October 19, 2016, and, due to the Company’s receipt of a designation that provides priority and expedited review, received FDA approval on June 19, 2017. The Company is currently completing its plans to commercialize Baxdela and anticipates sales will begin in the first quarter of 2018.

The Company is subject to risks similar to other companies in the industry, including, but not limited to, the uncertainty of drug discovery and development, the need for additional funding, dependence on key personnel, risks related to biotechnology, uncertainty of regulatory approval, and protection of proprietary technology. There can be no assurance that the Company’s research and development efforts will be successful, that adequate patent protection for the Company’s technology will be obtained, that any products developed will obtain the necessary government regulatory approval, or that any approved products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology, with substantial competition from pharmaceutical and biotechnology companies, and is dependent upon the services of its employees and consultants.

The Company is privately held and was recapitalized in November 2012 when a new investor led a Series 2 Preferred Stock financing in the amount of $67,500 (the “Recapitalization”). In January 2014, the Company finalized a Series 3 Preferred Stock Agreement for an additional $70,000 financing, with both existing and new stockholders participating. Melinta received $50,000 of the Series 3 financing in 2014 and $20,000 in 2015. In December 2014, the Company entered into a loan agreement with a new lender pursuant to which it borrowed an initial term loan amount of $20,000. In January 2015, the Company received $15,000 relating to agreements signed with Eurofarma Laboratorios, S.A. (“Eurofarma”) in December 2014. In June 2015, pursuant to the Series 4 Convertible Preferred Stock Purchase Agreement (“Series 4 Purchase Agreement”), the Company agreed to sell up to $67,000 of Convertible Preferred Stock (“Series 4 Preferred Stock”) for which the Company received proceeds of $46,000 and $11,000 in June 2015 and December 2015, respectively. In December 2015, pursuant to the achievement of certain milestones with respect to the terms in the loan agreement, the Company received an additional advance on the term loan in the amount of $10,000. In March 2016, the Company received net proceeds of $13,616 in connection with the exercise of an optional third closing of Series 4 Preferred Stock. Melinta also received $44,111 from the issuance of convertible promissory notes in installments during the third and fourth quarters of 2016. See Note 5 for further discussion of the optional third closing and the convertible promissory notes.

The Company has incurred losses from operations since its inception and had an accumulated deficit of $513,743 as of December 31, 2016. In addition, at December 31, 2016, the Company had $68,613 of outstanding principal balance of notes payable. The Company expects to incur substantial expenses and further losses in the foreseeable future for the research, development, and commercialization of its product candidates. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As a result, the Company will need to fund its operations through public or private equity offerings, debt financings, or corporate collaborations and licensing arrangements. During the year ended December 31, 2016, the Company raised $57,736 through equity and debt financing and partnering activities. In addition, subsequent to year-end, the Company entered into additional convertible note agreements, which provide access to $18,194 of debt financing, of which the Company received advanced funding of $4,120 as of December 31, 2016 (see Note 5), and received $19,904 associated with a new licensing and collaboration agreement with a company in Europe (see Note 20). These amounts plus existing cash and cash equivalents will not be sufficient to fund the Company’s operations for the entirety of 2017, based on the Company’s 2017 operating plan, and there can be no assurance that the Company will be able to raise the capital it requires on favorable terms, in sufficient amounts or at all. The accompanying financial statements have been prepared on a going-concern basis and do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2 –     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates—The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. The Company invests excess cash primarily in money market funds.

Concentration of Credit Risk—Concentration of credit risk exists with respect to cash and cash equivalents. The Company maintains its cash and cash equivalents with federally insured financial institutions, and at times, the amounts may exceed the federally insured deposit limits. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which deposits are held.

Fair Value of Financial Instruments—The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, tax credit and other receivables, accounts payable, accrued expenses, notes payable, preferred stock tranche assets and liabilities and preferred stock warrants, approximated their fair values at December 31, 2016 and 2015.

Debt Issuance Costs—Debt issuance costs represent legal and other direct costs incurred in connection with the Company’s notes payable. These costs were recorded as debt issuance costs in the balance sheets at the time they were incurred, as a contra-liability included in the notes payable line item, and are amortized as a non-cash component of interest expense using the effective interest method over the term of the note payable.

Property and equipment—Property and equipment are recorded at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their useful lives or the remaining term of the lease. Major improvements are capitalized, while repair and maintenance costs, which do not improve or extend the useful lives of the respective assets, are expensed as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the balance sheets and any resulting gain or loss is credited or charged to income.

Depreciation periods for the Company’s property and equipment are as follows:

Laboratory equipment	5 years
Furniture and fixtures	5 years
Office equipment	3 years
Leasehold improvements	Shorter of useful life or lease term
Purchased software	3 years

Impairment of Long-Lived Assets—Long-lived assets consist primarily of property and equipment. The Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. The Company has not recorded any significant impairment charges to date with respect to its fixed assets.

Revenue Recognition—As a pre-commercial stage biopharmaceutical company, the Company does not yet have any approved products, and no product revenues are being currently generated by the Company.

Research and Development Costs—Research and development costs are expensed as incurred and primarily include:

•	external discovery and development costs incurred through agreements with contract research organizations, contract manufacturers and medicinal chemistry service providers, and milestone and license payments made under licensing arrangements;

•	scientific salaries, fringes and stock-based compensation;

•	depreciation and amortization expenses for long-lived assets supporting research and development activities;

•	laboratory supplies; associated rent and other facilities costs; professional and consulting fees; and

•	travel and other costs.

Patent Costs—All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed to general and administrative expenses as incurred, as recoverability of such expenses is uncertain.

Stock-Based Compensation—The Company has two stock-based compensation plans, known as the 2001 Stock Option and Incentive Plan (the “2001 Plan”) and the 2011 Equity Incentive Plan (the “2011 Plan”). Under these plans, restricted stock, stock options and other stock-related awards may be granted to the Company’s directors, officers, employees and consultants. Stock options are granted at exercise prices not less than the fair market value of the Company’s common stock at the date of grant.

The Company utilizes a Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price, and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. After the adoption of ASU 2016-09 (see discussion below), the Company does not estimate forfeitures when recognizing compensation expense; instead, it recognizes forfeitures as they occur.

The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grant-date fair values. Stock options granted to employees typically vest over four years from the grant date and expire after 10 years. Stock options granted to nonemployees are subject to periodic revaluation over their vesting terms. As a result, the charge to operations for nonemployee options with vesting is affected each reporting period by changes in the fair value of the stock options.

Comprehensive Loss—Comprehensive loss is equal to net loss as presented in the accompanying statements of operations.

Preferred Stock Warrants—In connection with a loan and security agreement (“2014 Loan Agreement”) entered into during 2014, the Company issued preferred stock warrants. The Company accounts for the freestanding warrants to purchase shares of convertible preferred stock at fair value as liabilities in the balance sheets, as such warrants provide the holders with “down-round” protection, can be settled on a net basis, and are related to convertible preferred stock classified outside of stockholders’ deficit. The preferred stock warrants are subject to remeasurement using a Black-Scholes option-pricing model at each respective balance sheet date, with changes in the fair value recorded as other income or expense in the statements of operations.

Income Taxes—The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Accounting Standards Codification (“ASC”) 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

The Company has recorded a full valuation allowance at each balance sheet date presented. Based on the available evidence, the Company does not believe that it is more likely than not that it will be able to utilize its deferred tax assets in the future.

In accordance with the provisions of ASC 740, the Company would accrue for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. The Company’s policy is to recognize any interest and penalties related to income taxes in income tax expense. As of December 31, 2016 and 2015, the Company had no uncertain tax positions.

Convertible Preferred Stock—The Company has adopted the provisions of ASC 480-10-S99-3A, “SEC Staff Announcement: Classification and Measurement of Redeemable Securities,” for all periods presented, and accordingly classifies its Series 1, Series 2, Series 3 and Series 4 convertible preferred stock outside of stockholders’ deficit. This results from the Company’s certificate of incorporation allowing for the occurrence of a deemed liquidation event in which all of the holders of equally and more subordinated equity instruments of the Company would not always be entitled to receive the same form of consideration in the same proportion. Such a deemed liquidation event is currently not probable of occurring.

Industry Segment and Geographic Information—The Company operates in a single industry segment – the discovery and development of antibiotics for the treatment of drug-resistant, life-threatening infections. The Company had no foreign based operations during any of the years presented.

Recently Adopted Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is effective for annual reporting periods ending after December 15, 2016. This pronouncement provides additional guidance surrounding the disclosure of going concern uncertainties in the financial statements and implements requirements for management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. The Company adopted this guidance as of January 1, 2016. The adoption did not have any impact on the Company’s financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. On January 1, 2016, the Company adopted this guidance on a modified retrospective basis and changed its accounting policy for stock-based compensation to recognize stock option forfeitures as they occur rather than estimating an expected amount of forfeitures. The impact of this change to the financial statements was not significant and, therefore, the Company did not record an adjustment to its beginning accumulated deficit as of January 1, 2016.

Other Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue From Contracts With Customers, which was originally effective for annual reporting periods beginning after December 15, 2016. In July 2015, the FASB deferred the effective date of ASU 2014-09 by one year. In April and May 2016, the FASB issued ASU’s 2016-10 and 2016-12, respectively, which amended certain aspects of the guidance in ASU 2016-09. The update, as amended, is now effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted as of the original effective date. This pronouncement outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The core principle of the guidance is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Companies can choose to apply the standard retrospectively to each prior reporting period presented (full retrospective application) or retrospectively with the cumulative effect of initially applying the standard to contracts that are not completed as of the adoption date as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application (modified retrospective application). The Company is planning to adopt this guidance as of January 1, 2018, using the modified retrospective application. The Company expects that the adoption of this guidance will not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases, its new standard on accounting for leases. ASU 2016-02 introduces a lessee model that brings most leases on the balance sheet and requires that entities apply the effects of these changes using a modified retrospective approach, which includes a number of optional practical expedients. The new guidance will be effective for public business entities for annual periods beginning after December 15, 2018 (e.g., calendar periods beginning on January 1, 2019), and interim periods therein. For all other entities, ASU 2016-02 will be effective for annual periods beginning after December 15, 2019 (e.g., calendar periods beginning on January 1, 2020), and interim periods thereafter. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. The Company plans to adopt this guidance as of January 1, 2019, and it is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial position, operations and cash flows.

In March 2016, the FASB issued ASU 2016-06, Contingent Put and Call Options in Debt Instruments, which clarifies that in assessing whether an embedded contingent put or call option is clearly and closely related to the debt host, an entity is required to perform only the four-step decision sequence in ASC 815-15-25-42 (as amended by ASU 2016-06), but it does not have to separately assess whether the event that triggers its ability to exercise the contingent option is itself indexed only to interest rates or credit risk. ASU 2016-06 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. An entity can early adopt ASU 2016-06, including in an interim period; however, if the entity early adopts it in an interim period, it should reflect any adjustment as of the beginning of the fiscal year that includes the interim period. ASU 2016-06 requires the use of a modified retrospective transition approach. The Company plans to adopt this guidance on January 1, 2018, and it is currently evaluating the impact that the adoption of ASU 2016-06 will have on its financial position, operations and cash flows.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which clarifies guidance on the classification and presentation of restricted cash in the statement of cash flows. The ASU states that an entity 1) should include amounts deemed to be restricted cash in its cash and cash-equivalent balances in the statement of cash flows; 2) should present a reconciliation between the statement of financial position and statement of cash flows when the statement of financial position includes more than one line item for cash or cash equivalents; 3) must not present changes in restricted cash that result from transfers between unrestricted and restricted cash as cash flow activities in the statement of cash flows; and

4) must disclose information about material amounts of restricted cash. The ASU is effective for public entities for fiscal years beginning after December 15, 2017, including interim periods. It is effective for all other entities one year later. The Company adopted this guidance as of January 1, 2017, retrospectively to all periods presented. Adopting this guidance has no impact on the Company’s financial statements presented because it does not have any restricted cash on its consolidated balance sheets.

On August 26, 2016, the FASB issued ASU 2016-15, which amends the guidance in ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles on this topic. The ASU’s amendments add or clarify guidance on eight cash flow issues:

•	Debt prepayment or debt extinguishment costs;

•	Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing;

•	Contingent consideration payments made after a business combination;

•	Proceeds from the settlement of insurance claims;

•	Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies;

•	Distributions received from equity method investees;

•	Beneficial interests in securitization transactions; and

•	Separately identifiable cash flows and application of the predominance principle.

The guidance in the ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted for all entities. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The Company plans to adopt this guidance on January 1, 2019, and it is currently evaluating the impact that the adoption will have on its financial position, operations and cash flows.

NOTE 3 –     EUROFARMA AGREEMENT

In December 2014, the Company entered into a Series 3-B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) and concurrent Distribution (the “Distribution Agreement”) and Supply Agreements (the “Supply Agreement”) with Eurofarma. The Distribution Agreement and Supply Agreement, collectively, are referred to as the “Commercial Agreements.” Pursuant to the Stock Purchase Agreement, the Company agreed to issue to Eurofarma 5,262,373 shares of Series 3-B Preferred Stock at the purchase price of $2.660397 per share. Melinta received the proceeds from this stock sale of $14,000 on January 6, 2015, and thus, the purchaser’s right to the shares of Series 3-B Preferred Stock began accruing on that date.

Under the Distribution Agreement, the Company appoints Eurofarma as its sole and exclusive distributor of Baxdela formulations in Brazil for use in various indications and Eurofarma agrees to commercialize Baxdela in Brazil for those indications. Eurofarma paid the Company $1,000 under the Distribution Agreement in January 2015. An additional $2,000 will be due upon the earlier of (i) approval of pricing to sell Baxdela in Brazil and (ii) Eurofarma’s first commercial sale of Baxdela in Brazil.

Because the Eurofarma agreements were entered into on a concurrent basis, the Company evaluated the entire arrangement as a multiple element arrangement in order to allocate value to each of the identifiable deliverables at the inception of the arrangement. The Company identified the Series 3-B Convertible Preferred Stock equity component and the Commercial Agreements as separate deliverables. The Company estimated the fair values of each unit of accounting and allocated the $15,000 fixed arrangement consideration to those units based on their relative fair values. The fair value of the Commercial Agreements was determined by estimating the value of commercializing the product independently in Brazil versus the value estimated to be received by the Company as a product supplier to Eurofarma. The difference was deemed to be the value of the Commercial Agreements and represents the value of the Brazil distribution rights. The fair value of the equity component was determined using a probability-weighted expected return model (“PWERM”) as described in Note 9. Based on this process, the Company recorded approximately $6,000 of Series 3-B Convertible Preferred Stock and approximately $9,000 of deferred revenue in January 2015, the period when the funding provided by these agreements was received and the Series 3-B Preferred Stock was issued. The deferred revenue will be recognized as product is delivered under the Commercial Agreements.

NOTE 4 –     BALANCE SHEET COMPONENTS

Prepaid and Other Current Assets—Prepaid and other current assets consisted of the following:

	As of December 31,
	2016	2015
Prepaid contracted services	$2,483	$509
Other prepaid expenses	743	529

Total prepaid and other current assets	$3,226	$1,038

Property and Equipment, Net—Property and equipment, net consisted of the following:

	As of December 31,
	2016	2015
Laboratory equipment	$3,332	$3,282
Office equipment	434	404
Purchased software	932	797
Furniture and fixtures	219	188
Leasehold improvements	4,588	4,587
Assets in development	166	90

	9,671	9,348
Less-accumulated depreciation	(8,570)	(8,090)

Property and equipment, net	$1,101	$1,258

Depreciation expense relating to property and equipment was $497, $624 and $518 for the years ended December 31, 2016, 2015 and 2014, respectively.

Accrued Expenses—Accrued expenses consisted of the following:

	As of December 31,
	2016	2015
Accrued contracted services	$2,564	$4,727
Payroll related expenses	1,825	1,876
Professional fees	1,540	1,328
Accrued other	431	343

Total accrued expenses	$6,360	$8,274

Accrued contracted services are primarily comprised of amounts owed to third-party clinical research organizations and contract manufacturers for research and development work performed on behalf of the Company, and amounts owed to third-party marketing organizations for work performed to support the commercialization of Baxdela. The accrued expense represents the Company’s best estimate of amounts owed through period-end, based on all information available. Such estimates are subject to change as additional information becomes available.

NOTE 5 –     NOTES PAYABLE

The Company’s outstanding debt balances consisted of the following:

	As of December 31,
	2016	2015
Principal balance under the 2014 Loan Agreement	$24,502	$30,000
Debt discount and deferred financing costs for 2014 Loan Agreement	(780)	(1,774)

Net balance under the 2014 Loan Agreement	23,722	28,226
Less: current maturities, including deferred financing costs and debt discount	11,075	4,497

Long-term balance under the 2014 Loan Agreement	12,647	23,729

Principal outstanding under Convertible Promissory Notes	44,111	—
Interest outstanding under Convertible Promissory Notes	1,016	—

Total Convertible Promissory Notes	45,127	—

Total long-term debt, net of current maturities	$57,774	$23,729

2012 Loan Agreement

In February 2012, the Company entered into a loan and security agreement (the “2012 Loan Agreement”) pursuant to which it borrowed an aggregate principal amount of $15,000. Melinta was obligated to make monthly payments in arrears of interest only through December 1, 2012. Commencing on January 1, 2013, the Company was obligated to make consecutive equal monthly payments of principal and interest. All unpaid principal and accrued and unpaid interest under the 2012 Loan Agreement was due and payable in full on June 1, 2015. For the year ended December 31, 2014, the Company recognized $220 of interest expense related to the amortization of the facility fee and the accrued exit fee.

In December 2014, in connection with the 2014 Loan Agreement (discussed below), the Company paid in full all amounts then due under the 2012 Loan Agreement. Melinta recognized a loss on early extinguishment of debt of $153 for the year ended December 31, 2014.

2014 Loan Agreement

In December 2014, the Company entered into the 2014 Loan Agreement with a lender pursuant to which it borrowed an initial term loan amount of $20,000. In December 2015, pursuant to the achievement of certain milestones with respect to the terms in the 2014 Loan Agreement, the Company borrowed an additional term loan advance in the amount of $10,000.

The Company was obligated to make monthly payments in arrears of interest only, at a rate of the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5% per annum, commencing on January 1, 2015, and continuing on the first day of each successive month thereafter through and including June 1, 2016. Commencing on July 1, 2016, and continuing on the first day of each month through and including June 1, 2018, the Company must make consecutive equal monthly payments of principal and interest. All unpaid principal and accrued and unpaid interest with respect to the 2014 Loan Agreement are due and payable in full on June 1, 2018.

The loan is collateralized by substantially all of the Company’s assets, excluding its intellectual property. In connection with the 2014 Loan Agreement, the Company entered into a negative pledge arrangement in which the Company has agreed not to encumber its intellectual property. The Company paid a $195 facility fee at the inception of the loan, which was recorded as debt discount and is being recognized as additional interest expense over the term of the loan. Subject to certain limited exceptions, amounts prepaid in relation to the 2014 Loan Agreement are subject to a prepayment fee on the then outstanding balance of 3% in the first year, 2% in the second year, and 1% thereafter. In addition, upon repayment of the total amounts borrowed, the Company will be required to pay an exit fee equal to 3.5% of the total of the amount borrowed. The amount of the exit fee was $1,050 as of both December 31, 2016 and 2015, and was recorded as a debt discount and included in non-current liabilities. The accrued exit fee is amortized as a non-cash component of interest expense over the term of the loan.

Under the terms of the 2014 Loan Agreement, the Company is subject to operational covenants, including limitations on the Company’s ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. The Company was subject to a covenant that required specified minimum levels of liquidity, which commenced July 1, 2015, and was initially $13,000, subject to reduction or termination upon the achievement of certain milestones. In April 2016, the minimum liquidity financial covenant was reduced to $5,000, and in December 2016, it was eliminated altogether. As of December 31, 2016, the Company believes it was in compliance with its operational covenants.

Scheduled future minimum payments under the 2014 Loan Agreement as of December 31, 2016, were as follows:

Amounts
2017	$13,321
2018	14,263

Total future minimum payments	27,584
(Less) interest	(2,032)
(Less) exit fee	(1,050)

Total principal	24,502
(Less) unamortized debt discount	(780)

Loan payable, net	$23,722

Convertible Promissory Notes

In July 2016, the Company entered into an agreement with certain of its investors to issue $20,000 in Convertible Promissory Notes (the “July Notes”), under which it issued $10,000 in July 2016 and $10,000 in August 2016. In September 2016, the Company entered into an additional agreement with these investors to issue an additional $19,990 in Notes (the “September Notes”), under which it issued $7,845 in September 2016, $2,150 in October and $9,995 in November 2016.

Both the July Notes and the September Notes (collectively, “the Notes”), are unsecured and subordinated in right of payment to the 2014 Loan Agreement and bear an annual interest rate of 8%. Under the terms of the Notes, if the Company completes a preferred stock or common stock financing prior to June 2, 2018, all outstanding principal and accrued interest will automatically convert into shares of the stock issued in the financing based on the price per share of the financing. If the Company does not complete an equity financing prior to June 2, 2018, the note holders have the right to demand repayment of principal and accrued interest or convert all outstanding principal and accrued interest into shares of Series 4 preferred stock at the Series 4 preferred stock price per share of $1.044687. In addition, the September Notes include the right, at the discretion of the investors, to purchase, at fair value, certain assets of the Company using some or all of the September Notes, and other compensation, to complete the purchase.

In January 2017, the Company entered into an additional agreement with certain investors to issue an additional $18,194 in Convertible Promissory Notes, (“January 2017 Notes”) to be issued in installments over January, February and March

2017. The terms of the January 2017 Notes are similar to the July Notes; however, in the event of an IPO, the 2017 notes will convert to common shares at a discount of up to 15% of the IPO price. The Company received advanced funding of $4,120 in December 2016 related to the January 2017 Notes.

As of December 31, 2016, the Company had outstanding convertible notes totaling $44,111, and accrued interest of $1,016, for a total carrying value of $45,127. We recorded the accrued interest with the balance of the convertible notes because, under the terms of the notes, we expect the accrued interest to be converted with the notes into shares of stock. This amount is included in long-term notes payable on the consolidated balance sheet.

There are no minimum liquidity requirements or other significant financial covenants associated with the notes.

2017 Loan Agreement

On May 2, 2017, the Company entered into a Loan and Security Agreement with a new lender (the 2017 Loan Agreement). Under the 2017 Loan Agreement, the lender has made available to the Company up to $80,000 in debt financing and up to $10,000 in equity financing. The Company is eligible for up to four tranches of debt, each under a separate promissory note, of $30,000, $10,000, $20,000 and $20,000. No amounts under any of the tranches will be available to the Company until after the NDA approval of Baxdela (see Note 1 for further information on the current status and expected timing). In addition, the availability of the third tranche is subject to the modification of certain of the Company’s license agreements to ensure the new lender’s rights under the 2017 Loan Agreement (the “License Modification”). While the Company is expecting NDA approval of Baxdela and the License Modification, it can give no assurances such activities will actually occur. Subject to the contingencies referenced previously, after the funding of the first tranche of $30,000, the Company has the right to draw the second and third tranches through the earlier of the 18-month anniversary of the funding of the first tranche and December 31, 2018. In addition to the NDA approval and License Modification, the fourth tranche is available only upon the successful achievement of certain sales milestones on or prior to September 30, 2019 (such sales milestones can be extended to December 31, 2019 if certain conditions are met).

The 2017 Loan Agreement bears an annual interest rate equal to the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5%. The Company is also required to pay the lender an end of term fee upon the termination of the arrangement. If the outstanding principal is at or below $40,000, the 2017 Loan Agreement requires interest-only monthly payments for 18 months, at which time the Company has the option to pay the principal due or convert the outstanding loan to an interest plus royalty-bearing note. If, at any time, the principal exceeds $40,000 under the 2017 Loan Agreement, the instruments automatically convert to an interest plus royalty arrangement. Under this arrangement, the lender will receive a royalty, based on net sales, of between 1.02% and 2.72% depending on the balance of notes outstanding. Specifically, the royalty is 1.02% for the first tranche, plus an additional 0.34% after the funding of the second tranche, plus an additional 0.68% after funding of the third tranche and an additional 0.68% after the funding of the fourth tranche. These additional payments will be applied to either accrued interest or principle based on stated rates of return that vary with time. The principal for each note must be repaid by the seventh anniversary of the note, along with end-of-term fees that vary with time.

Under the terms of the 2017 Loan Agreement, the lender has the right to participate in future debt or equity financings of the Company totaling $10,000. Upon the funding of the first loan advance, the lender has committed to $5,000 of this investment, which will be in the form of either the January 2017 Notes or any other debt or equity securities issued by the Company on or prior to the funding of the first tranche of the 2017 Loan Agreement.

The proceeds of the 2017 Loan Agreement will be used to retire the 2014 Loan Agreement, support the commercialization of the Company’s lead product and fund the general operations of the Company. There are no financial covenants under the agreement; however, the Company is obligated to provide certain financial information each quarter and fiscal year. The loan will be collateralized by substantially all of the Company’s assets.

NOTE 6 –     WARRANTS

The Company has outstanding warrants to purchase common stock, originally issued in connection with debt issuances in 2012 or prior years, which have an immaterial fair value, as follows:

•	170 shares at an exercise price of $3,509.57 that expire in September 2017, and

•	1,888 shares at an exercise price of $396.95 that expire in February 2019.

In December 2014, pursuant to the 2014 Loan Agreement, the Company issued warrants to purchase 1,151,936 shares of Series 3 convertible preferred stock (“2014 Series 3 Warrants”), subject to adjustment under certain circumstances. The warrants were immediately exercisable at $0.976616 per share of preferred stock and expire in December 2024. If the Company completes a next preferred stock round or an initial public offering of common stock, the exercise price will be the lower of the then effective exercise price, the preferred round price or 80% of an initial public offering price. The Company valued the 2014 Series 3 Warrants using a Black-Scholes option-pricing model, and the initial fair value of the 2014 Series 3 Warrants of $1,256 was recorded as a debt discount and will be amortized to interest expense over the term of the note payable. The assumptions used in the model were: the fair value of the Series 3 Preferred Stock, which was determined using a PWERM analysis, an expected life of 9.1 years, a risk-free interest rate of 2.1% and an expected volatility of 80%.

In December 2015, in connection with the additional advance under the 2014 Loan Agreement, the Company issued additional warrants to purchase 230,387 share of Series 3 convertible preferred stock (“2015 Series 3 Warrants”), subject to adjustment under certain circumstances. The warrants were immediately exercisable at $0.976616 per share of preferred stock and expire in December 2024. If the Company completes a next preferred stock round or an initial public offering of common stock, the exercise price will be the lower of the then effective exercise price, the preferred round price or 80% of an initial public offering price. The Company valued the 2015 Series 3 Warrants using a Black-Scholes option-pricing model, and the initial fair value of the 2015 Series 3 Warrants of $242 was recorded as a debt discount and will be amortized to interest expense over the term of the note payable. The assumptions used in the model were: the fair value of the Series 3 Preferred Stock, which was determined using a PWERM analysis, an expected life of 8.4 years, a risk-free interest rate of 2.2% and an expected volatility of 82%.

The Company classified the 2014 and 2015 Series 3 Warrants as a liability in its balance sheet and is required to remeasure the carrying value of these warrants to fair value at each balance sheet date, with adjustments for changes in fair value recorded to other income or expense in its statements of operations. As of December 31, 2016 and 2015, the fair value of the warrants was $674 and $1,456, respectively. To remeasure the 2014 and 2015 Warrants at December 31, 2016, the assumptions used in the Black-Scholes option-pricing model were: the fair value of the Series 3 Preferred Stock, which was determined using a PWERM analysis, an expected life of 7.5 years, a risk-free interest rate of 2.3% and an expected volatility of 98%.

NOTE 7 –     INTEREST EXPENSE

Interest expense in the statements of operations consisted of the following:

	Year Ended December 31,
	2016	2015	2014
Cash interest expense	$2,397	$1,719	$617
Noncash interest expense:
Debt discount and deferred financing costs	993	1,091	299
Liability for potential royalty accretion (See Note 8)	—	350	480

Subtotal noncash interest expense	993	1,441	779

Total interest expense	$3,390	$3,160	$1,396

Interest accrued on convertible promissory notes	$1,016	$—	$—

NOTE 8 –     COLLABORATION AND LICENSE AGREEMENT WITH SANOFI

In June 2011, the Company executed an exclusive, worldwide research collaboration and license agreement (the “Collaboration”) with Sanofi, a global pharmaceutical company, for novel classes of antibiotics resulting from the Company’s ESKAPE pathogen program (at the time known as the RX-04 program). Under the terms of the Collaboration, the Company received nonrefundable fees related to contract research and development milestones (as defined in the Collaboration) of $19,000 and $3,000 in July 2011 and January 2012, respectively, which had been achieved as of those dates.

Under ASC 730-20, Research and Development—Research and Development Arrangements, the Company determined that the Collaboration should be accounted for as an obligation to perform contractual services as the repayment of any of the arrangement consideration provided by Sanofi depended solely on the results of the Collaboration during the Research Term (June 28, 2011, to June 28, 2014) having future economic benefit.

The Company evaluated the Collaboration in accordance with ASC 605-25, Revenue Recognition – Multiple Element Arrangements, and determined that the deliverables under the Collaboration should be accounted for as a single unit of accounting. The Company determined it would fulfill its performance obligations under the Collaboration ratably throughout the period over which the performance obligations occur, and therefore, recognized the nonrefundable fees into revenue on a straight-line basis over the Research Term.

In July 2013, the Company and Sanofi executed a termination agreement (the “Termination Agreement”), pursuant to which all rights, obligations, and duties under the Collaboration were terminated for both parties. The Company retains all of the rights, title, and interest in all ESKAPE pathogen products. As consideration for being released from its remaining obligations under the Collaboration, the Company agreed to increase the royalty payments to be made to Sanofi as compared to the original royalty payments that would have been made under the Collaboration. Under the Termination Agreement, the Company is obligated to make royalty payments to Sanofi equal to the applicable percentage of worldwide net sales of qualified products (as defined). The applicable percentage shall be 3% until the aggregate payments to Sanofi equal $22,000, at which time the applicable percentage will be reduced to 1% during the remaining period of the royalty obligation (as defined). Qualified products shall only include those products that are commercialized on or before the tenth anniversary date of the Termination Agreement. The obligation to make any royalty payments ends 10 years after the first commercial sale of the first such qualifying product. The Company considered the release of the remaining obligation in exchange for the obligation to make incremental royalty payments to be a nonmonetary transaction under ASC 845, Nonmonetary Transactions. Based on the nature of the Termination Agreement, the obligation to pay the incremental royalty payments, should future sales occur, has been deemed similar to transactions representing a sale of future revenues for which debt classification is appropriate based on the provisions of ASC 470, Debt. Accordingly, the Company recognized, at the date of the Termination Agreement, a liability for potential future royalties based on the fair value of the potential future royalty payments that may be made to Sanofi, which was estimated to be $3,926.

The liability for potential future royalty payments is presented in the balance sheets as “Liability for Potential Royalties” and was initially being accreted to its expected future value using the effective interest method, with adjustments made to the liability by recording a cumulative adjustment for any changes in estimates related to the amount and timing of estimated future royalty payments. In July 2014, the Company revised its estimated commercialization date of future ESKAPE antibiotics from 2018 to 2020, resulting in a decrease to the projected liability of $1,026, which was recognized in other income for the year ended December 31, 2014. In December 2015, the Company further revised its estimated commercialization date of future ESKAPE antibiotics to beyond July 2023, which would preclude the ESKAPE antibiotics from being a qualified product eligible for royalties. Accordingly, the Company determined that the expected liability was $0 as of December 31, 2015, and recognized a gain of $3,971, which was recorded as other income for the year ended December 31, 2015. As of December 31, 2016, there were no qualified products under development; as such, the liability for potential future royalties continues to be estimated as $0, and there is no need to evaluate the value of the liability in future periods. Non-cash interest expense related to accretion of the liability was $0, $350 and $480 for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 9 – FAIR VALUE MEASUREMENTS

The provisions of the accounting standard for fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The transaction of selling an asset or transferring a liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant who holds the asset or owes the liability. Therefore, the objective of a fair value measurement is to determine the price that would be received when selling an asset or paid to transfer a liability (an exit price) at the measurement date. This standard classifies the inputs used to measure fair value into the following hierarchy:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3—Unobservable inputs for the asset or liability.

The following table lists the Company’s assets and liabilities that are measured at fair value and the level of inputs used to measure their fair value at December 31, 2016 and 2015. The money market fund is included in cash & cash equivalents on the balance sheet; the other items are in the captioned line of the balance sheet.

	As of December 31, 2016
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$2,035	$—	$—	$2,035
Preferred stock tranche assets	—	—	—	—

Total assets at fair value	$2,035	$—	$—	$2,035

Liabilities:
Preferred stock warrants	$—	$—	$674	$674

Total liabilities at fair value	$—	$—	$674	$674

	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$13,016	$—	$—	$13,016
Preferred stock tranche assets	—	—	1,313	1,313

Total assets at fair value	$13,016	$—	$1,313	$14,329

Liabilities:
Preferred stock warrants	$—	$—	$1,456	$1,456

Total liabilities at fair value	$—	$—	$1,456	$1,456

The preferred stock warrants and preferred stock tranche assets and liabilities were valued using a Black-Scholes option-pricing model and Level 3 unobservable inputs. The significant unobservable inputs include the value of the Company’s convertible preferred stock valued using a PWERM method (as described in the next paragraph), the risk-free interest rate, remaining contractual term, and expected volatility. Significant increases or decreases in any of these inputs in isolation would result in a significantly different fair value measurement. An increase in the risk-free interest rate, and/or an increase in the remaining contractual term or expected volatility, would result in an increase in the fair value of the warrants.

The Company’s convertible Series 3-B Preferred Stock (see Note 10), issued under the Eurofarma agreement (see Note 3), was valued using a PWERM method, including Level 3 unobservable inputs. Under a PWERM, the value of the Company’s convertible preferred stock, common stock and derivative instruments are estimated based upon an analysis of future enterprise values under various liquidity events. The future enterprise value is allocated among the various equity classes expected to be outstanding at the liquidity events based on the rights and preferences of each class. The significant unobservable inputs include the total probabilities of an initial public offering (“IPO”), sale/merger scenarios and liquidation. Multiple scenarios were considered, in order to reflect a range of possible future values; however, the greatest weighting was applied to the IPO scenarios. Significant increases or decreases in these inputs in isolation would result in a significantly different fair value measurement.

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the years ended December 31, 2016 and 2015:

Level 3 Assets	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2016
Preferred stock tranche assets	$1,313	$—	$(1,313)	$—	$—	$—

Total assets at fair value	$1,313	$—	$(1,313)	$—	$—	$—

Level 3 Assets	Fair Value at December 31, 2014	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2015
Preferred stock tranche assets	$—	$—	$(1,349)	$2,662	$—	$1,313

Total assets at fair value	$—	$—	$(1,349)	$2,662	$—	$1,313

The following tables summarize the changes in fair value of the Company’s Level 3 liabilities for the years ended December 31, 2016 and 2015:

Level 3 Liabilities	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2016
Preferred stock warrants	$(1,456)	$—	$782	$—	$—	$(674)

Total liabilities at fair value	$(1,456)	$—	$782	$—	$—	$(674)

Level 3 Liabilities	Fair Value at December 31, 2014	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2015
Preferred stock tranche liabilities	$(3,673)	$—	$(1,379)	$5,052	$—	$—
Preferred stock warrants	(1,256)	—	42	(242)	—	(1,456)

Total liabilities at fair value	$(4,929)	$—	$(1,337)	$4,810	$—	$(1,456)

NOTE 10 – CONVERTIBLE PREFERRED STOCK

Under the Company’s amended and restated articles of incorporation, the Company’s convertible preferred stock was recorded at fair value as of the date of issuance based on original issue price corroborated by a PWERM analysis (as described in Note 9), net of issuance costs. Outstanding convertible preferred stock as of December 31, 2016 and 2015, consisted of the following:

	As of December 31, 2016
	Shares		Carrying Values	Liquidation Preference
	Designated	Outstanding
Series 1 Convertible Preferred Stock	9,363,187	9,363,187	$1,433	$18,822
Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	5,107,484

Total Series 2-A Convertible Preferred Stock	25,889,329	25,889,329	17,027	25,683

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,919,846

Total Series 2-B Convertible Preferred Stock	67,628,973	67,628,973	49,038	112,254

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	84,863
Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	16,326
Series 4 Convertible Preferred Stock	67,603,974	67,603,974	73,729	78,405

Total Convertible Preferred Stock	255,973,814	254,591,489	$218,343	$336,353

	As of December 31, 2015
	Shares		Carrying Values	Liquidation Preference
	Designated	Outstanding
Series 1 Convertible Preferred Stock	9,363,187	9,363,187	$1,433	$17,428
Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	5,107,484

Total Series 2-A Convertible Preferred Stock	25,889,329	25,889,329	17,027	23,780

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,919,846

Total Series 2-B Convertible Preferred Stock	67,628,973	67,628,973	49,038	107,555

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	78,577
Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	15,117
Series 4 Convertible Preferred Stock	54,561,791	54,561,791	60,113	59,154

Total Convertible Preferred Stock	242,931,631	241,549,306	$204,727	$301,611

During the years ended December 31, 2016 and 2015, there were no changes in the shares outstanding or carrying value of the Series 1, Series 2-A, or Series 2-B Convertible Preferred stock. The following table presents the movements in the shares outstanding and carrying values of the Series 3, Series 3-B and Series 4 convertible preferred stock during the years ended December 31, 2016 and 2015:

	Series 3 Convertible Preferred Stock		Series 3-B Convertible Preferred Stock		Series 4 Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2014	—	$—	—	$—	—	$—

Issuance of preferred stock, net of issuance costs	56,316,891	49,938
Recognition of tranche liabilities		(3,322)

Balance at January 1, 2015	56,316,891	$46,616	—	$—	—	$—

Issuance of preferred stock, net of issuance costs	22,526,762	19,997	5,262,373	5,991	54,561,791	56,911
Recognition of tranche liabilities		4,512				3,202

Balance at December 31, 2015	78,843,653	$71,125	5,262,373	$5,991	54,561,791	$60,113

Issuance of preferred stock, net of issuance costs					13,042,183	13,616

Balance at December 31, 2016	78,843,653	$71,125	5,262,373	$5,991	67,603,974	$73,729

Series 4 Preferred Stock Financing—In June 2015, pursuant to the Series 4 convertible preferred stock purchase agreement (“Series 4 Purchase Agreement”), the Company agreed to sell up to $67,000 of convertible preferred stock (“Series 4 Preferred Stock”) at $1.044687 per share in two closings and an optional third closing. The Company agreed to certain terms and conditions with respect to the issuance of the Series 4 Preferred Stock, including a liquidation preference equal to the original issue price, plus any accrued but unpaid dividends and a liquidation priority over the Series 3, Series 2 and Series 1 Preferred Stock. The first tranche closed in June 2015 for $45,911, net of issuance costs of $89, for 44,032,324 shares of Series 4 Preferred Stock. The second tranche closed in December 2015 for approximately $11,000 for 10,529,467 shares of Series 4 Preferred Stock (issuance costs were not material). The Company also had an option to require one investor to purchase up to an additional $10,000 of Series 4 Preferred Stock at the same price (“Optional Third Closing”), which was exercisable until June 2016. In March 2016, the Company exercised its option for the Optional Third Closing and issued 13,042,183 shares of Series 4 Preferred Stock for proceeds of $13,616 (net of issuance costs of $9), including proceeds from additional investors who chose to participate in the Optional Third Closing.

The Company determined the rights of the investors to purchase shares of Series 4 (the Second Tranche) and the Company’s right to require an investor to purchase shares of Series 4 (the Optional Third Closing) met the definition of freestanding financial instruments. Accordingly, the fair value of the rights related to the Second Tranche was recognized as a liability and the fair value of the rights related to the Optional Third Closing was recognized as an asset, with an offsetting net reduction to preferred stock. The Company determined the fair values using a Black-Scholes option-pricing model. The significant assumptions used in the model were:

•	the market price, equal to the estimated value of the Company’s common stock;

•	the exercise price, equal to $1.044687;

•	a risk-free rate, determined by reference to yields of U.S. Treasury notes of comparable duration at each measurement date;

•	an expected life equal to the estimated time between the measurement date and the expected tranche closing date; and

•	an estimated volatility of approximately 72%.

Upon the original issuance of the Series 4 Preferred Stock, the Company recorded $2,662 in tranche assets, which represented the fair value associated with the Optional Third Closing, and $2,043 in tranche liabilities, which represented the fair value associated with Second Tranche. The Company adjusted the carrying values of the tranche obligations to their estimated fair values at each quarter end, with adjustments recorded within other income (expense) in the statements of operations. The Company recognized $1,889 of other expense during 2015 related to the remeasurement of the tranche asset and liability. The tranche liability settled in December 2015 with the closing of the Second Tranche. As of December 31, 2015, the fair value of the tranche asset was $1,313. In connection with the closing of the Optional Third Closing in the first quarter of 2016, the fair value of the tranche asset was re-measured and $1,313 was recorded as other expense.

Series 3 Preferred Stock Financing—In January 2014, pursuant to the Series 3 Convertible Preferred Stock Purchase Agreement, the Company agreed to sell up to $70,000 of Series 3 Convertible Preferred Stock (“Series 3 Preferred Stock”) in three closings (“Series 3 Financing”), at $0.887833 per share. The first tranche closed in January 2014 in the amount of $34,940, net of issuance costs of $60, for 39,421,825 shares of Series 3 Convertible Preferred Stock. The second tranche closed in September 2014 in the amount of $14,998, net of issuance costs of $2, for 16,895,066 shares of Series 3 Convertible Preferred Stock. The third tranche closed in March 2015 in the amount of $19,998, net of issuance costs of $3, for 22,526,762 shares of Series 3 Convertible Preferred Stock. The Company agreed to certain terms and conditions with respect to the issuance of the Series 3 Preferred Stock, including a liquidation preference equal to the original issue price, plus any accrued but unpaid dividends and a liquidation priority over the Series 2 and Series 1 Preferred Stock.

The Company determined the right of the investors to purchase shares of Series 3 in future tranches (the second and third closings) met the definition of a freestanding financial instrument and recognized a liability at fair value, with an offsetting reduction to Preferred Stock upon the original issuance of the Series 3 Preferred Stock. The Company determined the fair value of the tranches using a Black-Scholes option-pricing model. The significant assumptions used in the model were:

•	the market price, equal to the estimated value of the Company’s common stock;

•	the exercise price, equal to $0.887833;

•	a risk-free rate, determined by reference to yields of U.S. Treasury notes of comparable duration at each measurement date;

•	an expected life equal to the estimated time between the measurement date and the expected tranche closing date; and

•	an estimated volatility of 50%.

The Company adjusted the carrying value of the tranche obligations to its estimated fair value at each reporting date. Increases or decreases in the fair value of the tranche obligations were recorded within other income (expense) in the statements of operations. The Company recognized $839 of other expense during 2015 related to the remeasurement of the tranche liability. The tranche liability settled in March 2015 with the closing of the third tranche.

Series 3-B Preferred Stock Financing—In connection with the Eurofarma agreements, the Company agreed to issue 5,262,373 shares of Series 3-B Preferred Stock. The agreement, signed in December 2014, required immediate payment for the Series 3-B Preferred Stock. However, the payment for the stock was not received until January 2015, at which time the shares were issued with a carrying value of approximately $6,000 (see Note 3 for further details of the Eurofarma arrangement).

Series 2 Preferred Stock Financing—In November 2012, pursuant to the Series 2 Stock Purchase Agreement, the Company agreed to sell up to $67,500 of Series 2 Convertible Preferred Stock (“Series 2 Preferred Stock”) in multiple closings (“Series 2 Financing”), at $0.721784 per share. The first tranche closed in November 2012 in the amount of $17,961, net of issuance costs of $725, for 25,889,329 shares of Series 2-A Convertible Preferred Stock, consisting of 20,781,845 shares of Series 2-A(1) Convertible Preferred Stock (the “Series 2-A(1) Preferred Stock”) and 5,107,484 shares of Series 2-A(2) Convertible Preferred Stock (the “Series 2-A(2) Preferred Stock”).

In April 2013 and June 2013, pursuant to the Series 2 Stock Purchase Agreement, the Company completed the Tranche 2 Closing in the combined amount of $24,890, net of issuance costs of $23, for 34,516,566 shares of Series 2-B Convertible Preferred Stock, consisting of 27,709,127 shares of Series 2-B(1) Convertible Preferred Stock (the “Series 2-B(1) Preferred Stock”) and 6,807,439 shares of Series 2-B(2) Convertible Preferred Stock (the “Series 2-B(2) Preferred Stock”). The shares were sold at a per share price of $0.721784 and have a liquidation preference equal to two times the original issue price, plus any accrued but unpaid dividends. The Company determined the liquidation preference was an embedded feature of the Series 2-B Convertible Preferred Stock and did not require bifurcation.

In August and November 2013, pursuant to the Series 2 Stock Purchase Agreement, the Company completed an additional Permitted Financing in the combined amount of $23,893, net of issuance costs of $7, for 33,112,407 shares of Series 2-B Convertible Preferred Stock, consisting of 27,154,945 shares of Series 2-B(1) Preferred Stock and 5,957,462 shares of Series 2-B(2) Preferred Stock. The shares were sold at a per share price of $0.721784, and have a liquidation preference equal to two times the original issue price, plus any accrued but unpaid dividends.

Series 1 Preferred Stock—In November 2012, immediately prior to the Series 2 Financing, the Company’s then outstanding 2009 Notes, 2010 Notes and 2011 Notes were converted into 9,363,187 shares of Series 1 Convertible Preferred Stock (“Series 1 Preferred Stock”) in accordance with the original terms provided for in the agreements. At the date of the conversion, the fair value of the Series 1 Preferred Stock was determined to be $1,433 using the PWERM valuation method.

Preferred Stock—The Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 3-B Preferred Stock and Series 4 Preferred Stock (collectively, the “Preferred Stock”) have the following rights and privileges:

Dividends—Dividends accrue to holders of the Preferred Stock at the rate of 8%, compounding per annum (on the original issue prices, as defined, of $1.462645 per share of Series 1 Preferred Stock, $0.721784 per share of Series 2 Preferred Stock, $0.887833 per share of Series 3 Preferred Stock, $2.660397 per share of Series 3-B Preferred Stock and $1.044687 per share of Series 4 Preferred Stock). These dividends are cumulative, and accrue to the holders of the Preferred Stock whether or not funds are legally available and whether or not declared by the board of directors. Such dividends are not accrued into the carrying value of the Preferred Stock until such time as 1) a redeemable liquidation event is deemed probable of occurring or 2) such dividends are declared, neither of which has occurred as of December 31, 2016. As of December 31, 2016, cumulative dividends payable to the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 3-B Preferred Stock and Series 4 Preferred Stock, but not yet declared, totaled $5,127, $21,623, $14,863, $2,326 and $7,780, respectively.

The holders of the Preferred Stock are also entitled to participate in dividends on common stock, when and if declared by the board of directors, based on the number of shares of common stock held on an if-converted basis. No dividends have been declared by the board of directors from inception through December 31, 2016.

Liquidation Rights—In the event of a liquidation, dissolution, merger, sale, or winding up of the Company, upon issuance, the holders of the Series 4 Preferred Stock are entitled to receive, prior to and in preference to the holders of the Series 3 and Series 3-B Preferred Stock, Series 2 Preferred Stock, the Series 1 Preferred Stock and common stock, an amount equal to $1.044687 per share of Series 4 Preferred Stock, plus any accrued but unpaid dividends. After payment in full of the Series 4 Preferred Stock liquidation preference, the holders of the Series 3 and Series 3-B Preferred Stock are entitled to receive, prior to and in preference to the holders of the Series 2 Preferred Stock, the Series 1 Preferred Stock and common stock, an amount equal to $0.887883 per share of Series 3 Preferred Stock and $2.660397 per share of Series 3-B Preferred Stock (subject to certain antidilutive adjustments), plus any accrued but unpaid dividends. After payment in full of the Series 3 and Series 3-B Preferred Stock liquidation preference, the holders of the Series 2 Preferred Stock are entitled to receive, prior to and in preference to the holders of Series 1 Preferred Stock and common stock, from the assets of the Company available for distribution, (A) in the case of the Series 2-B Convertible Preferred Stock, an amount equal to $0.721784 per share of Series 2-B Convertible Preferred Stock (subject to certain antidilutive adjustments), multiplied by two, plus any accrued but unpaid dividends, and (B) in the case of the Series 2-A Convertible Preferred Stock, an amount equal to $0.721784 per share of Series 2-A Convertible Preferred Stock (subject to certain antidilutive adjustments), plus any accrued but unpaid dividends in order of preference. After payment in full of the Series 2 Preferred Stock liquidation preference, the holders of the Series 1 Preferred Stock are entitled to receive, prior to and in preference to the holders of common stock, from the assets of the Company available for distribution, an amount equal to $1.462645 per share of Series 1 Preferred Stock (subject to certain antidilutive adjustments), plus any accrued but unpaid dividends. Any net assets remaining after the payment of preferential amounts to the holders of Preferred Stock shall be shared ratably by the holders of the Preferred Stock with the common stockholders as if all preferred shares were converted into common stock at the time of the event.

Conversion—At the option of the holders of the Preferred Stock (or automatically in the event of a conversion pursuant to an IPO), shares may be converted to such number of shares of common stock as is determined by dividing the applicable conversion base by the then applicable conversion price. The conversion base for each share of the Preferred Stock shall be the original issue price, as defined (plus, in the event of a conversion pursuant to an IPO, all accrued but unpaid dividends). The Conversion Price of each share of Series 1 Preferred Stock shall initially be $9.615178, of each share of the Series 2-A(1) and Series 2-B(1) Preferred Stock shall initially be $0.620239, of each share of the Series 2-A(2) and Series 2-B(2) Preferred Stock shall initially be $0.721784, of each share of the Series 3 Preferred Stock shall initially be $0.887883, of each share of the Series 3-B Preferred Stock shall initially be $2.660397, and of each share of the Series 4 Preferred Stock shall initially be $1.044687. However, after the issuance of the Series 4 Preferred Stock, the Conversion Price of each share of Series 3-B Preferred Stock as of December 31, 2016 was $2.328332. Upon completion of the Optional Third Closing of Series 4 Preferred Stock in March 2016, the Conversion Price of each share of Series 3-B Preferred Stock was reduced further to $2.268401.

Voting and Other Rights—The Preferred Stock has certain voting rights equivalent to the common stockholders. In addition, the lead investor in the Series 2, 3 and 4 Financings acquired certain stockholder contractual rights to solely control all significant decisions of the Company (including, without limitation, sole control of drag-along rights, financings, recapitalizations, and IPO), in each case not subject to any “blocking rights” of the minority stockholders. The holders of the Series 2 Preferred Stock are entitled to elect four representatives (out of nine) to the board of directors.

NOTE 11 – COMMON STOCK

The Company’s certificate of incorporation, as amended, authorizes the Company to issue up to 350,000,000 shares of $0.001 par value common stock. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Holders of the Company’s common stock are not entitled to receive dividends, unless declared by the board of directors. Any such dividends would be subject to the preferential dividend rights of the holders of the Convertible Preferred Stock. There have been no dividends declared to date. The Company has reserved and keeps available out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to effect the conversion of all Convertible Preferred Stock and all issued and outstanding warrants and stock options.

NOTE 12 – STOCK-BASED COMPENSATION

2001 Stock Option and Incentive Plan—In 2001, the Company’s board of directors adopted the 2001 Stock Option and Incentive Plan (“2001 Plan”). The 2001 Plan provided for the granting of incentive and nonqualified stock options and restricted stock bonus awards to officers, directors, employees, and consultants of the Company. As of December 31, 2016 and 2015, the Company had 210 and 258 shares of common stock, respectively, reserved under the 2001 Plan for issuance upon exercise of stock options. The 2001 Plan was terminated in 2011 and no new awards will be granted under the 2001 Plan, but awards previously granted will continue to be outstanding until they are exercised or expire.

2011 Equity Incentive Plan—In November 2011, the Company’s board of directors adopted the 2011 Equity Incentive Plan (“2011 Plan”) to replace the 2001 Plan. The 2011 Plan provides for the granting of incentive stock options, nonqualified options, stock grants, and stock-based awards to employees, directors, and consultants of the Company. In April 2014, the Company’s board of directors authorized an increase of 17,484,210 shares to be reserved for issuance under the 2011 Plan. In September 2015, the Company’s board of directors authorized an additional 5,000,000 shares to be reserved. As of December 31, 2016 and 2015, the Company had 31,071,988 and 31,230,367 shares of common stock, respectively, reserved under the 2011 Plan for issuance upon exercise of stock options.

Stock-Option Activity—The exercise price of each stock option issued under the 2011 Plan is specified by the board of directors at the time of grant, but cannot be less than 100% of the fair market value of the stock on the grant date. In addition, the vesting period is determined by the board of directors at the time of the grant and specified in the applicable option agreement. The Company’s practice is to issue new shares upon the exercise of options.

All options granted during the years ended December 31, 2016 and 2015, were granted with exercise prices not less than the fair market value of the Company’s common stock on the grant date, as approved by the Company’s board of directors.

A summary of the stock-option activity under the 2001 Plan is presented in the table and narrative below:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2015	288	$1,224.74	2.6
Expired	(30)	$1,134.13

Outstanding as of December 31, 2015	258	$1,235.27	1.9	$—

Expired	(4)	1,261.72
Cancelled	(44)	1,417.67

Outstanding and exercisable as of December 31, 2016	210	$1,196.55	1.2	$—

A summary of the stock option activity under the 2011 Plan is presented in the table and narrative below:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2015	22,309,477	$0.53	9.1

Granted	5,942,512	$0.84
Exercised	(934,649)	$0.39		$449
Canceled/expired	(5,503,158)	$0.58

Outstanding as of December 31, 2015	21,814,182	$0.60	8.5	$4,655

Granted	6,202,498	$0.71
Exercised	(158,427)	$0.41
Canceled/expired	(1,656,045)	$0.77		(2)

Outstanding as of December 31, 2016	26,202,208	$0.62	7.9	$—

Exercisable as of December 31, 2016	14,123,425	$0.55	7.3

Exercisable and expected to vest as of December 31, 2016	26,202,208	$0.62	7.9

The weighted-average grant-date per share fair value of options granted under the 2011 Plan during the years ended December 31, 2016 and 2015 was $0.43 and $0.56, respectively. The weighted-average grant-date per share fair value of options that vested under the 2011 Plan during the years ended December 31, 2016 and 2015 was $0.29 and $0.32, respectively.

Under the 2011 Plan, the Company granted 6,202,498 and 5,942,512 of stock options to employees during the years ended December 31, 2016 and 2015, respectively.

Stock-Based Compensation—The Company uses a Black-Scholes option-pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option-pricing model requires the use of the subjective assumptions in order to determine the fair value of stock-based awards.

The assumptions used to value stock option grants were as follows:

	For the Years Ended December 31,
	2016	2015
Risk-free interest rate	1.48%	2.28%
Weighted-average volatility	67.1%	75.0%
Expected term – employee awards (in years)	6.0	6.0
Forefeiture rate	0.00%	7.00%
Dividend yield	—	—

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Weighted-average Volatility—As the Company has been privately held since inception, there is no specific historical or implied volatility information available. Accordingly, the Company determines volatility based on an average of reported volatility of selected peer companies in the pharmaceutical and biotechnology industry in a similar stage of development.

Expected Term—The Company calculates expected term for employee awards using the “simplified” method for “plain vanilla” options, which is the simple average of the vesting period and the contractual term of the option. The Company uses the contractual term as the expected term for nonemployee awards.

Forfeiture Rate—On January 1, 2016, Melinta adopted the guidance in ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, and changed its accounting policy for stock-based compensation to recognize stock option forfeitures as they occur rather than estimating an expected amount of forfeitures.

Expected Dividend Yield—The Company has never declared or paid any cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Stock-based compensation reported in the Company’s statements of operations was as follows:

	For the Years Ended December 31,
	2016	2015	2014
Stock-based compensation expense:
Research and development	$1,169	$787	$521
General and administrative	1,346	998	853

Total stock-based compensation expense	$2,515	$1,785	$1,374

No related tax benefits associated with stock-based compensation expense has been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards.

Total aggregate unrecognized stock-based compensation cost under both the 2001 Plan and the 2011 Plan as of December 31, 2016 and December 31, 2015, net of forfeitures, was $4,703 and $4,832, respectively. The unrecognized stock-based compensation as of December 31, 2016, will be recognized over a weighted-average period of 2.6 years.

NOTE 13 – INCOME TAXES

The tax effects of the temporary differences and net operating losses that give rise to significant portions of deferred tax assets are as follows (in thousands):

	As of December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$106,826	$78,833
Tax credit carryforwards	7,386	5,763
Deferred revenue	—	—
Fixed assets	1,051	1,136
Stock compensation expense	2,406	1,434
Licenses	1,008	1,164
Others	144	150

Total deferred tax assets	118,821	88,480
Valuation allowance	(118,821)	(88,480)

Net deferred tax assets	$—	$—

The Company has established a full valuation allowance because the Company does not believe that it is more likely than not that it will generate sufficient taxable income to realize the deferred tax assets and, therefore, not recognize any benefits from the net operating losses, tax credits, and other deferred tax assets. For the years ended December 31, 2016 and 2015, the Company’s valuation allowance increased by $30,341 and $30,953, respectively.

The Company has determined that its ability to utilize its previously generated federal net operating losses and federal tax credits would be limited under Sections 382 and 383 of the Internal Revenue Code (“Section 382”). The limitations under Section 382 apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain stockholders increase their aggregated ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). The Company determined that it will be subject to Section 382 limitations due to previous ownership changes, specifically associated with its Recapitalization in 2012. In addition, future changes in stock ownership may trigger additional ownership changes and, consequently, additional Section 382 limitations. Due to the significant complexity and cost associated with a change in control study, and the expectation of continuing to incur losses whereby the net operating losses and federal tax credits are not anticipated to be used in the foreseeable future, the Company has not undergone a formal Section 382 study to assess the changes in control since the Company’s formation.

As of December 31, 2016, the Company had the following tax net operating loss carryforwards available to reduce future federal and Connecticut taxable income and research and development tax credit carryforwards available to offset future federal and Connecticut income taxes:

	Amount	Expire
Tax net operating loss carryforwards:
Federal	$278,180	2020-2036
State of Connecticut	275,874	2020-2036
Research and development tax credit carryforwards:
Federal	$6,227	2020-2036
State of Connecticut	1,736	Do not expire

The provision for income taxes differs from income taxes computed at the federal statutory tax rates for the years ended December 31, 2016 and 2015, due to the following items:

	Year Ended December 31,
	2016	2015	2014
Federal statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal income tax benefit	5.0	5.0	5.4
State net operating loss limitations	—	—	(17.2)
Change in valuation allowance	(41.0)	(39.3)	(25.3)
Research and development tax credits	2.2	2.3	3.3
Impact of change in fair value of tranche asset and liabilites	(0.3)	(1.3)	—
Other	0.1	(0.7)	(0.2)

Effective income tax rate	0.0%	0.0%	0.0%

ASC 740, Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized.

As of December 31, 2016, the Company did not have any unrecognized tax benefit. To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax expense in the financial statements. To date, the Company has not recorded any such interest or penalties.

The Company’s primary income tax jurisdictions are the United States, Connecticut and Illinois. As a result of the Company’s net operating loss carryforwards, the Company’s federal and Connecticut statutes of limitations remain open for all tax years since 2000. The Company does not currently have any federal, Connecticut or Illinois income tax examinations in progress, nor has the Company had any federal, Connecticut or Illinois income tax examinations since inception.

NOTE 14 – STATE TAX EXCHANGE CREDIT

In the state of Connecticut, companies have the opportunity to exchange certain research and development tax credit carryforwards for a cash payment equal to 65% of the research and development tax credit. The research and development expenses that qualify for Connecticut tax credits are limited to those costs incurred within Connecticut. The Company has elected to participate in the exchange program and, as a result, has recognized net benefits of $160, $114 and $275 for the years ended December 31, 2016, 2015 and 2014, respectively. These tax benefits are included in other expense in the accompanying statements of operations.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company is a lessee under a lease agreement for its principal research facility at 300 George Street, New Haven, Connecticut, that expires in August 2018. The Company is a lessee under a lease agreement for its administrative facility at 300 Tri-State International, Lincolnshire, Illinois, that expires in March 2022. In 2016, the Company exercised an option to lease additional office space in the Lincolnshire, Illinois, location, which will become effective in April 2017.

The terms of the Connecticut lease provide for even rental payments over the life of the lease, and the Company recognizes rent expense on a straight-line basis over the noncancelable lease term. The Company is required to pay its share of operating expenses, and these amounts are not included in rent expense or minimum operating lease payments below.

The terms of the Illinois lease provide for rental payments on a graduated scale, and the Company recognizes rent expense on a straight-line basis over the noncancelable lease term and records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability included in accrued expenses. The Company is required to pay its share of operating expenses, and these amounts are not included in rent expense or minimum operating lease payments below.

Rent expense under operating leases for facilities and equipment was $690 and $688 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, minimum operating lease payments under noncancelable leases (as amended) were as follows:

Amounts
2017	$748
2018	636
2019	253
2020	257
2021	260
Thereafter	132

Total future minimum payments	$2,286

License Agreements—In December 2001, the Company entered into an exclusive license agreement with Yale University (“Yale”) under which the Company obtained an exclusive right to use certain technology related to the high-resolution X-ray crystal structure of a 50S ribosome through the term of Yale’s patent rights on such technology. In return, the Company issued 61 shares of the Company’s common stock. The fair value of the shares of $35 was charged to operations in 2001. In September 2004 and December 2009, the license agreement was amended to include additional 50S ribosome technology and 70S ribosome technology owned by Yale, and the Company paid Yale license fees of $15 upon each amendment. The Company uses the licensed technology in its ESKAPE pathogen program. The Company is obligated to certain diligence requirements and has the right to grant sublicenses to third parties, although Yale is entitled to a portion of payments received from the sublicensees. Under the license agreement, the Company may be required to make payments to Yale of up to $900 upon achieving certain regulatory approval milestones for each of the first three products developed under the license. In accordance with the license agreement, Yale is also entitled to receive percentage royalty payments in the single digits based on net sales, if any, of products using the subject matter of the license. Upon the occurrence of certain events, Yale has the right to terminate the license agreement upon 60 days’ written notice to the Company, should the Company fail to make a material payment under the agreement, commit a material breach of the agreement, fail to carry insurance required by the agreement, cease to carry on the Company’s business, or become subject to bankruptcy or a similar insolvency event. The Company has the right to terminate the license agreement upon 90 days’ written notice to Yale. Unless earlier terminated, the agreement will continue in effect until the last of the licensed patents expires.

In March 2005, the Company entered into an exclusive license agreement with the Medical Research Council (“MRC”) under which the Company acquired rights to certain patent applications and other intellectual property related to the high-resolution X-ray crystal structure of a 30S ribosome through the term of the MRC’s patent rights on such technology. Upon entering into the license agreement, the Company paid the MRC a license fee of $10. The Company uses the licensed technology in its ESKAPE pathogen program. The Company is obligated to certain diligence requirements and has the right to grant sublicenses to third parties. Under the license agreement, the Company may be required to pay the MRC an aggregate of $610 upon the achievement of specified development and regulatory approval milestones for a pharmaceutical product and $100 for a diagnostic product. In accordance with the license agreement, the MRC is also entitled to receive percentage royalty payments in the single digits based on net sales, if any, of licensed pharmaceutical and diagnostic products. The Company and the MRC have the right to terminate the license agreement upon 30 days’ written notice if the other party commits a material breach of the agreement or an insolvency event occurs with respect to the other party, and the MRC may terminate the agreement if the Company challenges the protection of the licensed patent rights and know-how. Unless earlier terminated, the term of the agreement continues until the expiration of the last to expire claim of the licensed patent rights on a country-by-country basis.

In May 2006, the Company and Wakunaga Pharmaceutical Co., Ltd. (“Wakunaga”) executed a license agreement under which the Company acquired rights to certain patents, patent applications, and other intellectual property related to Baxdela. To date, the Company has made $5,100 of nonrefundable payments to Wakunaga. Under the license, the Company has the right to grant sublicenses, although Wakunaga is entitled to a substantial portion of nonroyalty income received from a sublicense of the Wakunaga technology. Pursuant to an amendment of the license agreement in November 2012, and later amended in May 2017, the future payments under the license agreement were adjusted. The license agreement, as amended, provides for potential additional future payments of up to $9,000 to Wakunaga upon the achievement of specified development and regulatory milestones, in addition to potential future sales milestone payments, and tiered royalty payments in the single digits on net sales, if any, of the licensed product. Of the $9,000, Melinta paid Wakunaga $1,590 in March 2017 in connection with its license and collaboration agreement with Menarini (see Note 20). Wakunaga has certain termination rights, should the Company fail to perform its obligations under the agreement, the Company becomes subject to bankruptcy or similar events, or the Company’s business is transferred or sold and the successor requires the Company to terminate a substantial part of its development activities under the agreement. The Company has the right to terminate the license for cause upon six months’ written notice to Wakunaga. Unless earlier terminated, the license agreement will continue in effect on a country-by-country and product-by-product basis until the Company is no longer required to pay any royalties, which is the later of the date the manufacture, use or sale of a licensed product in a country is no longer covered by a valid patent claim, or a specified number of years following the first commercial sale in such country.

In November 2010, the Company entered into a license and supply agreement with CyDex Pharmaceuticals, Inc. (now a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated, both hereafter referred to as Ligand) under which the Company obtained an exclusive right, under certain patents and patent applications, to use Ligand’s beta sulfobutyl cyclodextrin, Captisol, in the Company’s development and commercialization of a Baxdela product. In addition, under the terms of the license agreement, the Company obtained a nonexclusive license to Ligand’s Captisol data package. Upon entering into the license agreement, the Company made a nonrefundable payment of $300 to Ligand. In January 2011, May 2013 and October 2016, the Company made milestone payments to Ligand under the agreement of $150, $500, and $1,500, respectively. The Company is obligated to certain diligence requirements and has the right to grant sublicenses to third parties. The license agreement provides for payments of up to $2,100 to Ligand upon the achievement of future development and commercial milestones, and obligations to make percentage royalty payments in the single digits based on net sales, if any, of the licensed product. Additionally, the Company has agreed to purchase its requirements of Captisol from Ligand for use in a Baxdela product, with pricing established pursuant to a tiered pricing schedule. Ligand has certain rights to terminate the agreement following a cure period, should the Company fail to perform its obligations under the agreement. In addition, Ligand may terminate the agreement immediately if the Company fails to pay milestones or royalties due under the agreement or if the Company becomes subject to bankruptcy or similar events. The Company has the right to terminate the license upon 90 days’ written notice to Ligand. Unless earlier terminated, the agreement will continue in effect until the expiration of the Company’s obligation to pay royalties. Such obligation expires, on a country-by-country basis, over a specified number of years following the expiration date of the last valid claim of a licensed product in the country of sale; if there has never been a valid claim of a licensed product in the country of sale, then such number of years after the first sale of the licensed product in such country.

In December 2014, the Company entered into a license agreement with a contract research organization (“CRO”) for the development and commercialization of Radezolid in topical formulations for a variety of dermatological indications. Melinta retains the option to co-develop or fully regain rights to Radezolid upon completion of specific development milestones. In March 2016 and February 2017, the Company paid milestones totaling $900 and $450, respectively, to the CRO under this license agreement, which was recorded as an expense when paid.

All payments made under these license agreements have been expensed as research and development expenses in the Company’s statements of operations.

Contingencies—The Company may become subject to claims and assessments from time to time in the ordinary course of business. Such matters are subject to many uncertainties. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of December 31, 2016 and 2015, the Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

NOTE 16 – BENEFIT PLAN

The Company has a 401(k) Plan in which all of the Company’s employees are eligible to participate. Each year, the Company may, but is not required to, make matching contributions to the 401(k) Plan. For the years ended December 31, 2016 and 2015, the Company made matching contributions to the 401(k) Plan of $306 and $288, respectively.

NOTE 17 – RELATED PARTY TRANSACTIONS

The Company uses various software tools in the research and development discovery process. These tools are licensed at market rates from a company owned by Dr. William Jorgensen. Dr. Jorgensen is a founder of the Company and is the spouse of the Company’s Chief Scientific Officer. Total fees paid to Dr. Jorgensen’s company were $43, $43 and $46 for the years ended December 31, 2016, 2015 and 2014, respectively.

Dr. Thomas Koestler is the Company’s Chairman of the Board and is employed by our lead investor. Dr. Koestler received compensation for his role in the amount of $150 for each of the years ended December 31, 2016, 2015 and 2014. In addition, during the year ended December 31, 2015, the Company granted stock options to purchase 795,072 shares with an exercise price of $0.87 and a fair value of $461. The Company did not grant stock options to Mr. Koestler during the year ended December 31, 2016.

In August 2015, the Company entered into a supply and distribution agreement with Malin Life Sciences Holdings Limited (“Malin”), a principal investor of the Company with a more than 5% ownership interest. Pursuant to the terms and conditions of the supply and distribution agreement, Malin or its affiliates are entitled to exclusive rights to obtain product approval, procure supply from the Company and to commercialize Baxdela in Africa and the Middle East. In connection with the supply and distribution agreement, the Company is entitled to receive a royalty percentage of net sales of Baxdela. No upfront payments were received or paid in connection with this agreement.

In 2016, the Company issued Convertible Promissory Notes to certain of its investors. See Note 5 for discussion of these notes.

NOTE 18 – SELECTED UNAUDITED QUARTERLY RESULTS OF OPERATIONS

The table presented below is a summary of quarterly data for the years ended December 31, 2016 and 2015.

(in thousands except per share amounts)
2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Research and development expenses	$13,754	$9,847	$9,888	$16,302	$49,791
General and administrative expenses	5,759	4,951	4,114	4,586	19,410
Total Other Expense, Net	1,802	771	664	1,494	4,731
Net Loss	$21,315	$15,569	$14,666	$22,382	$73,932

Basic Net Loss Per Share(1)	$26.35	$20.84	$19.94	$27.17	$94.29

2015
Research and development expenses	$13,527	$14,769	$17,977	$16,515	$62,788
General and administrative expenses	3,235	3,180	4,160	3,584	14,159
Total Other (Income) Expense, Net	1,342	616	3,276	(3,505)	1,729
Net Loss	$18,104	$18,565	$25,413	$16,594	$78,676

Basic Net Loss Per Share(1)	$309.96	$324.30	$434.20	$50.00	$600.78

(1)	The sum of the four quarters is not necessarily the same as the total for the year

NOTE 19 – NET LOSS PER SHARE

Basic net loss attributable to common stockholders per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. During periods where the Company might earn net income, the Company would allocate to participating securities a proportional share of net income determined by dividing total weighted-average participating securities by the sum of the total weighted-average common shares and participating securities (the “two-class method”). The Company’s preferred stock participates in any dividends declared by the Company and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where the Company incurred net losses, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company. The Company computes diluted loss per common share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive. Because the Company has reported net losses for the years ended December 31, 2016, 2015 and 2014, diluted net loss per common share is the same as basic net loss per common share for those periods.

The following potentially dilutive securities (in common stock equivalent shares) have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:

	Years Ended December 31,
	2016	2015	2014
Options to purchase common stock	26,202,418	21,814,440	22,309,765
Preferred stock warrants	1,382,323	1,382,323	1,151,936
Common stock warrants	2,058	2,058	2,058
Convertible preferred stock	254,591,489	241,549,306	159,198,380

NOTE 20 – SUBSEQUENT EVENTS

In connection with the Company’s initial publication of the December 31, 2016, financial statements, the Company evaluated subsequent events through May 10, 2017, the date these financial statements were available to be issued.

In connection with the Company’s reissuance of its financial statements in this Current Report on Form 8-K, the Company has updated such evaluation for disclosure purposes through December 5, 2017, the date on which the retrospectively revised December 31, 2016, financial statements were reissued (as to the segment information, loss per share information and quarterly results).

In February 2017, the Company executed a license and collaboration agreement with A. Menarini Industrie Farmaceutiche Riunite S.r.l. (“Menarini”), a leading pharmaceutical company in western Europe, under which we licensed rights to commercialize Baxdela in certain European, Asia-Pacific and other rest-of-world territories. Pursuant to the terms and conditions of the arrangement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from the Company and to commercialize Baxdela in the licensed territories, and the Company is entitled to commercial milestones and to receive a royalty percentage of net sales of Baxdela. In addition, Menarini and the Company agreed to share jointly in the future development cost of Baxdela. In connection with this arrangement, we received $19.9 million upfront, and going forward, we will receive reimbursement for 50% of the costs incurred for efforts to expand the applicable indications for Baxdela. We are currently evaluating the revenue recognition related to the consideration under this arrangement. In connection with this license and collaboration with Menarini, the Company paid Wakunaga $1,590, which was credited toward the Company’s future payment obligations (see Note 15).

Any other significant events that occurred after December 31, 2016, are disclosed elsewhere in these financial statements and are identified as subsequent events.

Exhibit 99.2

MELINTA THERAPEUTICS, INC.

INDEX TO UNAUDITED FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017
Page(s)
Condensed Consolidated Balance Sheets	2
Condensed Consolidated Statements of Operations	3
Condensed Consolidated Statements of Cash Flows	4
Notes to Unaudited Condensed Consolidated Financial Statements	5 to 20

1

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,193	$11,409
Receivables	7,525	454
Inventory	5,997	—
Prepaid expenses and other current assets	2,304	3,226

Total current assets	28,019	15,089

Property and equipment, net	1,538	1,101
Restricted cash	200	—
Intangible assets	7,500	—
Other assets	903	444

TOTAL ASSETS	$38,160	$16,634

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$12,443	$5,136
Accrued expenses	16,310	6,360
Notes payable, current portion	—	11,075
Accrued interest on note payable	275	174
Preferred stock warrants	339	674

Total current liabilities	29,367	23,419

LONG-TERM LIABILITIES:
Notes payable, net of current	38,887	12,647
Convertible promissory notes (See Note 3)	73,101	45,127
Deferred revenues	10,008	9,008
Accrued notes payable exit fee	319	1,050
Other long-term liabilities	—	491

Total long-term liabilities	122,315	68,323

COMMITMENTS AND CONTINGENCIES
CONVERTIBLE PREFERRED STOCK:
Total convertible preferred stock (See Note 6)	217,220	218,343

STOCKHOLDERS’ DEFICIT:
Common stock, $0.001 par value; 350,000,000 shares authorized; 1,161,583 and 1,291,526 shares issued and outstanding at December 31, 2016 and September 30, 2017, respectively	1	1
Additional paid-in capital	223,137	220,291
Accumulated deficit	(553,880)	(513,743)

Total stockholders’ deficit	(330,742)	(293,451)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$38,160	$16,634

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUE:
License	$—	$—	$19,905	$—
Contract research	3,191	—	9,728	—

Total revenue	$3,191	$—	$29,633	$—
OPERATING EXPENSES:
Research and development	10,884	9,888	37,876	33,489
Selling, general and administrative	10,304	4,114	25,976	14,824

Total operating expenses	21,188	14,002	63,852	48,313

Loss from operations	(17,997)	(14,002)	(34,219)	(48,313)

OTHER INCOME (EXPENSE), NET:
Interest income	7	7	25	24
Interest expense	(2,381)	(1,156)	(5,765)	(2,928)
Loss on early extinguishment of debt	—	—	(607)	—
Change in fair value of tranche assets and liabilities	—	—	—	(1,313)
Change in fair value of warrant liability	701	436	335	845
Other income	34	49	95	135

Total other expense, net	(1,639)	(664)	(5,917)	(3,237)

NET LOSS	$(19,636)	$(14,666)	$(40,136)	$(51,550)

Accretion of convertible preferred stock dividends	(5,720)	(5,335)	(17,161)	(15,782)

Net loss attributable to common stockholders	$(25,356)	$(20,001)	$(57,297)	$(67,332)

Net loss per share attributable to common stockholders, basic and diluted	$(19.63)	$(19.94)	$(45.26)	$(67.13)

Weighted-average shares, basic and diluted	1,292	1,003	1,266	1,003

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,136)	$(51,550)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	368	380
Change in fair value of tranche assets and liabilities	—	1,313
Loss on early extinguishment of debt	607	—
Non-cash interest expense	4,174	1,069
Stock-based compensation	1,628	1,851
Change in fair value of warrant liability	(335)	(845)
Loss on disposal of assets	14	—
Write-off of deferred equity financing costs	—	969
Changes in operating assets and liabilities:
Tax credit receivable	35	82
Other receivables	(7,106)	(11)
Inventory	(5,997)	—
Prepaid expenses and other current assets	922	(1,611)
Accrued interest on notes payable	101	—
Accounts payable	7,303	1,192
Accrued expenses	4,278	(1,372)
Deferred revenues	1,000	—
Other non-current assets and liabilities	(459)	615

Net cash used in operating activities	(33,603)	(47,918)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(791)	(444)
Purchases of intangible assets	(3,500)	—

Net cash used in investing activities	(4,291)	(444)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible preferred stock	—	13,625
Payment of preferred stock issuance costs	—	(9)
Proceeds from the issuance of notes payable	40,000	—
Proceeds from the issuance of convertible notes payable	24,526	27,845
Proceeds from the exercise of stock options	95	—
Repayment of notes payable	(24,503)	(2,717)
Fees paid upon repayment of notes payable	(1,240)	—

Net cash provided by financing activities	38,878	38,744

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	984	(9,618)
CASH, CASH EQUIVALENTS AND RESTRICED CASH, beginning of the year	11,409	30,158

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of the period	$12,393	$20,540

Supplemental cash flow information:
Cash paid for interest	$1,376	$1,852
Cash received from exchange of state tax credits	$142	$207
Supplemental non-cash flow information:
Accrued purchases of intangible assets	$4,000	$—
Accrued purchases of fixed assets	$15	$14
Accrued notes payable issuance costs	$1,156	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

MELINTA THERAPEUTICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Melinta Therapeutics, Inc. (the “Company” or “Melinta”), a Delaware corporation, was formed in October 2000. Melinta is a commercial-stage biopharmaceutical company developing new antibiotics to overcome drug-resistant, life-threating infections. The Company has a commercially ready product, Baxdela®, which is being advanced for acute bacterial skin and skin structure infections (“ABSSSI”) and other serious infections. The Company also has a proprietary drug discovery platform, enabling a unique understanding of how antibiotics combat infection and has generated a pipeline spanning multiple phases of research and clinical development. In June 2017, Melinta received approval from the U.S. Food and Drug Administration (“FDA”) to sell Baxdela for the treatment of adults with ABSSSI.

On August 8, 2017, Melinta entered into a definitive agreement to merge with a subsidiary of Cempra, Inc. (“Cempra”) in an all-stock transaction (the “Merger”). The Merger closed on November 3, 2017. In connection with the closing of the Merger, Cempra issued shares of Cempra common stock to Melinta’s former stockholders such that Melinta’s former stockholders now own approximately 52% of the combined company, and the Cempra stockholders own approximately 48% of the combined company. Upon closing, the combined company was renamed Melinta Therapeutics, Inc. See Note 12 for additional discussion of the Merger.

These unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In accordance with U.S. GAAP requirements for interim financial statements, these condensed consolidated financial statements do not include certain information and note disclosures that are normally included in annual financial statements prepared in conformity with U.S. GAAP. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015 and 2014, and the notes thereto filed with the SEC on Form 8-K on December 5, 2017 (“2016 Annual Report”). In the opinion of the Company, the condensed consolidated financial statements contain all adjustments (which are of a normal, recurring nature) necessary to present fairly, in all material respects, the financial position as of September 30, 2017, and the results of operations and cash flows for the three and nine months ended September 30, 2017 and 2016, in conformity with U.S. GAAP. Interim results may not be indicative of results that may be realized for the full year.

The Company has incurred losses from operations since its inception and had an accumulated deficit of $553,880 as of September 30, 2017. In addition, at September 30, 2017, the Company had $73,101 of outstanding convertible promissory notes, including accrued interest, and $40,000 of outstanding principal balance of notes payable. The Company expects to incur substantial expenses and further losses in the foreseeable future for the research, development, and commercialization of its product candidates. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. And while Melinta had an excess of $155,000 cash on hand at the closing of the Merger, the Company will need to fund its operations through public or private equity offerings, debt financings, or corporate collaborations and licensing arrangements. There can be no assurance that the Company will be able to raise the capital it requires on favorable terms, in sufficient amounts or at all. The accompanying financial statements have been prepared on a going-concern basis and do not include any adjustments that might result from the outcome of these uncertainties. During the nine months ended September 30, 2017, the Company raised $84,525 through equity and debt financing and licensing activities. Of that, $40,000 was a new debt arrangement that replaced the debt arrangement in place at December 31, 2016. See Note 3 for additional discussion.

Significant Accounting Policies

Revenue Recognition—The Company recognizes revenue under Accounting Standards Codification (“ASC”) 605, Revenue Recognition. In Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2016, the

5

Company disclosed that it was expecting to adopt Accounting Standards Update 2014-09, Revenue From Contracts With Customers, as amended (“ASU 2014-09”), as of January 1, 2017. Subsequent to the issuance of those financial statements, the Company amended its planned adoption date for ASU 2014-09 to January 1, 2018 to align the adoption date of ASU 2014-09 with that of Cempra.

The Company’s revenue arrangements consist of licensing and collaboration revenue related to non-refundable upfront fees, reimbursement of research and development expenses, milestone payments and royalties on future product sales by the licensee. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative selling prices of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, the Company determines the period over which the performance obligations will be performed and revenue recognized.

Milestone payments are recognized when earned, provided that the milestone event is substantive and there is no ongoing performance obligation related to the achievement of the milestone earned. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement, and the related risk associated with the achievement of the milestone. Contingent-based payments the Company may receive under a license agreement will be recognized when received.

See Note 8 for discussion related to revenue recognized under the Company’s licensing agreement signed in 2017.

The Company plans to adopt the guidance in Accounting Standards Update (“ASU”) 2014-09, Revenue From Contracts With Customers, on January 1, 2018, using the modified retrospective method. This pronouncement outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The core principle of the guidance is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To date, the Company has (1) performed an initial assessment of the its revenue streams; (2) substantially completed its inventory of all outstanding contracts; and (3) begun the process of applying the five-step model to those revenue streams and contracts to evaluate the quantitative and qualitative impacts the new statement will have on its business and reported revenues.

Restricted Cash—In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which clarifies guidance on the classification and presentation of restricted cash in the statement of cash flows. The ASU states that an entity (1) should include amounts deemed to be restricted cash in its cash and cash-equivalent balances in the statement of cash flows; (2) should present a reconciliation between the statement of financial position and statement of cash flows when the statement of financial position includes more than one line item for cash or cash equivalents; (3) must not present changes in restricted cash that result from transfers between unrestricted and restricted cash as cash flow activities in the statement of cash flows; and (4) must disclose information about material amounts of restricted cash. ASU 2016-18 is effective for public entities for fiscal years beginning after December 15, 2017, including interim periods, but allows for early adoption. The Company adopted this guidance as of January 1, 2017. Prior to 2017, the Company did not have any restricted cash balances. Accordingly, there was no retrospective impact from the adoption of this standard.

6

Inventory—Inventory is stated at the lower of cost or estimated net realizable value. The Company currently uses actual costing to determine the cost basis for its inventory. Inventory is valued on a first-in, first-out basis and consists primarily of third-party manufacturing costs, overhead and related transportation costs. The Company capitalizes inventory costs associated with its products upon regulatory approval when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed. The company reviews inventories on hand at least quarterly and records provisions for estimated excess, slow-moving and obsolete inventory, as well as inventory with a carrying value in excess of net realizable value.

As of September 30, 2017, inventory on the Company’s balance sheet represented the cost of certain raw material and work-in-process inventory that the Company incurred after the FDA approval of Baxdela on June 19, 2017. At September 30, 2017, the Company had incurred other costs for manufacturing this inventory; however, such costs were incurred prior to the FDA approval of Baxdela and, therefore, were recognized as research and development expense in earlier periods. Consequently, profit margins reported from the initial sales of Baxdela will not be representative of margins the Company expects to achieve after the first commercial batches of inventory are consumed. Costs of drug product to be consumed in any current or future trials will continue to be recognized as research and development expense.

Intangible Assets— The Company’s intangible assets consisted of intellectual property rights acquired for currently approved products (“amortized intangibles”). All of the Company’s intangible assets were recorded in connection with post-approval milestones payable under the Company’s license agreements. The Company amortizes these intangible assets over their estimated useful lives, which correlates with the period of time over which the intangible assets are estimated to contribute to future cash flows. The Company amortizes finite-lived intangible assets using the straight-line method.

Industry Segment and Geographic Information—The Company operates in a single industry segment—the discovery and development of antibiotics for the treatment of drug-resistant, life threatening infections. The Company had no foreign-based operations during any of the periods presented. Although all of the revenue reported for the three and nine months ended September 30, 2017, was generated from an agreement with one company that is domiciled in Italy, Melinta did not operate in Italy, nor do we have any significant assets there. The contract research revenue was reimbursement for US-based research activities. See Note 8 for further discussion of the license and contract research revenue.

Business Combinations—In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business, which narrows the definition of a business and requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, which would not constitute the acquisition of a business. The guidance also requires a business to include at least one substantive process and narrows the definition of outputs. This guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The Company will adopt this guidance as of January 1, 2018. We do not expect the adoption will have a material impact on our condensed consolidated financial statements.

NOTE 2 – BALANCE SHEET COMPONENTS

Cash, Cash Equivalents and Restricted Cash—Cash, cash equivalents and restricted cash, as presented on the Statement of Cash Flows, consisted of the following (we did not have any restricted cash at September 30, 2016):

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$12,193	$11,409
Restricted cash	200	—

Total cash, cash equivalents and restricted cash shown in the Statement of Cash Flows	$12,393	$11,409

7

Prepaid and Other Current Assets—Prepaid and other current assets consisted of the following:

	September 30, 2017	December 31, 2016
Prepaid contracted services	$1,423	$2,483
Other prepaid expenses	881	743

Total prepaid and other current assets	$2,304	$3,226

Inventory—Inventory consisted of the following:

	September 30, 2017	December 31, 2016
Raw materials	$2,432	$—
Work in process	3,565	—

Total inventory	$5,997	$—

Property and Equipment, Net—Property and equipment, net consisted of the following:

	September 30, 2017	December 31, 2016
Laboratory equipment	$3,332	$3,332
Office equipment	575	434
Purchased software	860	932
Furniture and fixtures	390	219
Leasehold improvements	4,869	4,588
Assets in development	370	166

Gross property and equipment	10,396	9,671
Less-accumulated depreciation	(8,858)	(8,570)

Property and equipment, net	$1,538	$1,101

Depreciation expense relating to property and equipment was $113 and $125 for the three months ended September 30, 2017 and 2016, respectively, and $368 and $380 for the nine months ended September 30, 2017 and 2016, respectively.

Accrued Expenses—Accrued expenses consisted of the following:

	September 30, 2017	December 31, 2016
Accrued contracted services	$4,616	$2,564
Payroll related expenses	2,572	1,825
Professional fees	479	1,540
Accrued license milestone payments	4,000	—
Accrued other expenses	4,643	431

Total accrued expenses	$16,310	$6,360

Accrued contracted services are primarily composed of amounts owed to third-party clinical research organizations and contract manufacturers for research and development work performed on behalf of the Company. Accrued other expenses are primarily legal and other professional fees associated with the Merger.

Accrued expenses represent the Company’s best estimate of amounts owed through period-end, based on all information available. Such estimates are subject to change as additional information becomes available.

8

NOTE 3 – NOTES PAYABLE

The Company’s outstanding debt balances consisted of the following:

	September 30, 2017	December 31, 2016
Principal balance	$40,000	$24,502
Debt discount and deferred financing costs	(1,113)	(780)

Net balance	38,887	23,722
Less: current maturities, including deferred financing costs and debt discount	—	(11,075)

Long-term balance	38,887	12,647

Principal outstanding under Convertible Promissory Notes	68,636	44,111
Interest outstanding under Convertible Promissory Notes	4,465	1,016

Total Convertible Promissory Notes	73,101	45,127

Total long-term debt, net of current maturities	$111,988	$57,774

2014 Loan Agreement

In December 2014, the Company entered into the 2014 Loan Agreement with a lender pursuant to which it borrowed an initial term loan amount of $20,000. In December 2015, pursuant to the achievement of certain milestones with respect to the terms in the 2014 Loan Agreement, the Company borrowed an additional term loan advance in the amount of $10,000.

The Company was obligated to make monthly payments in arrears of interest only, at a rate of the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5% per annum, commencing on January 1, 2015, and continuing on the first day of each successive month thereafter through and including June 1, 2016. Commencing on July 1, 2016, and continuing on the first day of each month through and including June 1, 2018, the Company was to make consecutive equal monthly payments of principal and interest. All unpaid principal and accrued and unpaid interest with respect to the 2014 Loan Agreement were to be due and payable in full on June 1, 2018.

The loan was collateralized by substantially all of the Company’s assets, excluding its intellectual property. In connection with the 2014 Loan Agreement, the Company entered into a negative pledge arrangement in which the Company has agreed not to encumber its intellectual property. The Company paid a $195 facility fee at the inception of the loan, which was recorded as debt discount and was being recognized as additional interest expense over the term of the loan. Subject to certain limited exceptions, amounts prepaid in relation to the 2014 Loan Agreement were subject to a prepayment fee on the then outstanding balance of 3% in the first year, 2% in the second year, and 1% thereafter. In addition, upon repayment of the total amounts borrowed, the Company was required to pay an exit fee equal to 3.5% of the total of the amount borrowed. The amount of the exit fee was $1,050 as of both December 31, 2016 and 2015, and was recorded as a debt discount and included in non-current liabilities. The accrued exit fee was amortized as a non-cash component of interest expense over the term of the loan.

Under the terms of the 2014 Loan Agreement, the Company was subject to operational covenants, including limitations on the Company’s ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. The Company was subject to a covenant that required specified minimum levels of liquidity, which commenced July 1, 2015 and was initially $13,000, subject to reduction or termination upon the achievement of certain milestones. In April 2016, the minimum liquidity financial covenant was reduced to $5,000, and in December 2016, it was eliminated altogether.

2017 Loan Agreement

On May 2, 2017, the Company entered into a Loan and Security Agreement with a new lender (the “2017 Loan Agreement”). Under the 2017 Loan Agreement, the lender has made available to the Company up to $80,000 in debt financing and up to

9

$10,000 in equity financing. The Company is eligible for up to four tranches of debt, each under a separate promissory note, of $30,000, $10,000, $20,000 and $20,000. No amounts under any of the tranches were available to the Company until after the New Drug Application (“NDA”) approval of Baxdela, on June 19, 2017. In addition, the availability of the third tranche is subject to the modification of certain of the Company’s license agreements to ensure the new lender’s rights under the 2017 Loan Agreement (the “License Modification”). The Company has not yet attained the License Modification, and it can give no assurances it will actually occur. Subject to the contingencies referenced previously, after the funding of the first tranche of $30,000, the Company has the right to draw the second and third tranches through the earlier of the 18-month anniversary of the funding of the first tranche and December 31, 2018. In addition to the NDA approval and License Modification, the fourth tranche is available only upon the successful achievement of certain sales milestones on or prior to September 30, 2019 (such sales milestones can be extended to December 31, 2019, if certain conditions are met). Each note has its own maturity date of seven years after the respective promissory note’s funding date.

The 2017 Loan Agreement bears an annual interest rate equal to the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5%. The Company is also required to pay the lender an end of term fee upon the termination of the arrangement. If the outstanding principal is at or below $40,000, the 2017 Loan Agreement requires interest-only monthly payments for 18 months from the funding of the first tranche, at which time the Company has the option to pay the principal due or convert the outstanding loan to an interest plus royalty-bearing note. If, at any time, the principal exceeds $40,000 under the 2017 Loan Agreement, the promissory notes automatically convert to an interest plus royalty arrangement. Under this arrangement, the lender will receive a royalty, based on net sales, of between 1.02% and 2.72% depending on the balance of notes outstanding. Specifically, the royalty is 1.02% for the first tranche, 0.34% for the second tranche, 0.68% for the third tranche and 0.68% for the fourth tranche. These additional payments will be applied to either accrued interest or principal based on stated rates of return that vary with time. The principal for each note must be repaid by the seventh anniversary of the respective promissory note, along with end-of-term fees that vary with time. There are no financial covenants under the agreement; however, the Company is obligated to provide certain financial information each month, quarter and fiscal year. The loan is collateralized by substantially all of the Company’s assets.

Under the terms of the 2017 Loan Agreement, the lender has the right to participate in future debt or equity financings of the Company totaling $10,000. The lender committed to $5,000 of this investment upon the funding of the first loan advance, in the form of any other debt or equity securities issued by the Company on or prior to the funding of the first tranche of the 2017 Loan Agreement.

On June 28, 2017, the Company drew the first tranche of financing under the 2017 Loan Agreement, the gross proceeds of which were $30,000. The Company used the proceeds to retire a loan entered into in 2014, including payment of outstanding principal and a $1,050 exit fee. In connection with the retirement of the 2014 Loan Agreement, the Company recognized $607 as a loss on the extinguishment of debt, which was comprised of unamortized debt discounts of $417 and prepayment penalties and fees of $190. Net proceeds under the 2017 Loan Agreement were $9,995 after the retirement of the 2014 Loan Agreement (including the exit fee) and other debt settlement fees of $190. In August 2017, Melinta drew the second tranche of financing, receiving $10,000. As of September 30, 2017, the $40,000 was recorded as a long-term note payable, offset by debt issuance costs. The Company is amortizing the debt issuance costs of $1,156 over the seven-year term of the first tranche. In addition, the Company is accreting the $1,750 end-of-term fee as additional interest expense over the period between the draw of the tranches and December 27, 2018; this end-of-term fee would become due if the Company were to repay the total outstanding balance under the 2017 Loan Agreement prior to its conversion into an interest plus royalty-bearing note. On June 30, 2017, the Company received the committed $5,000 investment and issued a Convertible Promissory Note to the Company’s lender under the terms of the May 2017 Notes (discussed above).

In September 2017, Melinta entered into an amendment to the 2017 Loan Agreement (the “Amendment”) to allow for a short-term bridge option for the $20,000 third tranche of the financing arrangement. Under the Amendment, Melinta may draw the third tranche in multiple installments of either $5,000 or $10,000. If Melinta draws and repays amounts under the third tranche by

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December 31, 2017, the third tranche again becomes available under the original terms of the 2017 Loan Agreement. If the Company does not repay the amounts drawn under the third tranche before December 31, 2017, then all outstanding instruments under the 2017 Loan Agreement may convert into the interest plus royalty arrangement. The Amendment was conditional on Melinta being a private company; the Merger effectively canceled the Amendment. As of December 5, 2017, the Company had not drawn any amounts under the Amendment.

Convertible Promissory Notes

In July 2016, the Company entered into an agreement with certain of its investors to issue $20,000 in Convertible Promissory Notes (the “July Notes”), under which it issued $10,000 in July 2016 and $10,000 in August 2016. In September 2016, the Company entered into an additional agreement with these investors to issue an additional $19,990 in Notes (the “September Notes”), under which it issued $7,845 in September 2016, $2,150 in October and $9,995 in November 2016.

Both the July Notes and the September Notes (collectively, “the Notes”), are unsecured and subordinated in right of payment to the 2014 Loan Agreement and bear an annual interest rate of 8%. Under the terms of the Notes, if the Company completes a preferred stock or common stock financing prior to June 2, 2018, all outstanding principal and accrued interest will automatically convert into shares of the stock issued in the financing based on the price per share of the financing. If the Company does not complete an equity financing prior to June 2, 2018, the note holders have the right to demand repayment of principal and accrued interest or convert all outstanding principal and accrued interest into shares of Series 4 preferred stock at the Series 4 preferred stock price per share of $1.044687. In addition, the September Notes include the right, at the discretion of the investors, to purchase, at fair value, certain assets of the Company using some or all of the September Notes, and other compensation, to complete the purchase.

In January 2017, the Company entered into an agreement with certain investors to issue an additional $18,194 in Convertible Promissory Notes (the “January 2017 Notes”). The January 2017 Notes are unsecured and subordinated in right of payment to the 2017 Loan Agreement and bear an annual interest rate of 8%. The terms of the January 2017 Notes are similar to those of notes previously issued in 2016; however, in the event of an IPO (the definition of which includes a reverse merger), the January 2017 Notes will convert to common shares at a discount of up to 15% of the IPO price. The Company received advanced funding of $4,120 related to the January 2017 Notes in December 2016, and it received $1,945, $6,065 and $6,065 in January 2017, February 2017 and April 2017, respectively.

In May 2017, the Company entered into a new agreement with certain investors to issue additional Convertible Promissory Notes up to $16,353 (the “May 2017 Notes”). The May 2017 Notes are unsecured and subordinated in right of payment to the 2017 Loan Agreement and bear an annual interest rate of 8%. The terms of the May 2017 Notes are similar to those of the January 2017 Notes, including, in the event of an IPO (the definition of which includes a reverse merger), the May 2017 Notes will convert to common shares at a discount of up to 15% of the IPO price. The Company received $5,451 in May 2017 under these notes. The Company also received $5,000 for a Convertible Promissory Note issued under the 2017 Loan Agreement.

On November 3, 2017, in connection with the Merger, all of the Convertible Promissory Notes, with accumulated interest, were exchanged for 3,766,311 shares of Cempra common stock.

NOTE 4 – INTEREST EXPENSE

Interest expense for the three and nine months ended September 30, 2017 and 2016, consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash interest expense	$705	$605	$1,591	$1,859
Noncash interest expense	1,676	551	4,174	1,069

Total interest expense	$2,381	$1,156	$5,765	$2,928

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NOTE 5 – FAIR VALUE MEASUREMENTS

The provisions of the accounting standard for fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The transaction of selling an asset or transferring a liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant who holds the asset or owes the liability. Therefore, the objective of a fair value measurement is to determine the price that would be received when selling an asset or paid to transfer a liability (an exit price) at the measurement date. This standard classifies the inputs used to measure fair value into the following hierarchy:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3—Unobservable inputs for the asset or liability.

The following table lists the Company’s assets and liabilities that are measured at fair value and the level of inputs used to measure their fair value at September 30, 2017.

	As of September 30, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$1,815	$—	$—	$1,815

Total assets at fair value	$1,815	$—	$—	$1,815

Liabilities:
Preferred stock warrants	$—	$—	$339	$339

Total liabilities at fair value	$—	$—	$339	$339

The preferred stock warrants were valued using a Black-Scholes option-pricing model and Level 3 unobservable inputs. The significant unobservable inputs include the value of the Company’s convertible preferred stock, the risk-free interest rate, remaining contractual term, and expected volatility. Significant increases or decreases in any of these inputs in isolation would result in a significantly different fair value measurement. An increase in the risk-free interest rate, and/or an increase in the remaining contractual term or expected volatility, would result in an increase in the fair value of the warrants.

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the nine months ended September 30, 2016 (there were no Level 3 assets during the nine months ended September 30, 2017):

Level 3 Assets	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at September 30, 2016
Preferred stock tranche assets	$1,313	$—	$(1,313)	$—	$—	$—

Total assets at fair value	$1,313	$—	$(1,313)	$—	$—	$—

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The following tables summarize the changes in fair value of the Company’s Level 3 liabilities for the nine months ended September 30, 2017 and 2016:

Level 3 Liabilities	Fair Value at December 31, 2016	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at September 30, 2017
Preferred stock warrants	$(674)	$—	$335	$—	$—	$(339)

Total liabilities at fair value	$(674)	$—	$335	$—	$—	$(339)

Level 3 Liabilities	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at September 30, 2016
Preferred stock warrants	$(1,456)	$—	$845	$—	$—	$(611)

Total liabilities at fair value	$(1,456)	$—	$845	$—	$—	$(611)

NOTE 6 – CONVERTIBLE PREFERRED STOCK

Under the Company’s amended and restated certificate of incorporation, the Company’s convertible preferred stock was recorded at fair value as of the date of issuance, net of issuance costs. Outstanding convertible preferred stock as of September 30, 2017, and December 31, 2016, consisted of the following:

	As of September 30, 2017
	Shares		Carrying	Liquidation
	Designated	Outstanding	Values	Preference
Series 1 Convertible Preferred Stock	9,090,635	9,090,635	$1,034	$19,371
Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	4,677,457

Total Series 2-A Convertible Preferred Stock	25,459,302	25,459,302	16,716	26,771

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,346,310

Total Series 2-B Convertible Preferred Stock	67,055,437	67,055,437	48,625	115,067

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	89,955
Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	17,306
Series 4 Convertible Preferred Stock	68,000,000	67,603,974	73,729	83,109

Total Convertible Preferred Stock	255,093,725	253,315,374	$217,220	$351,579

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	As of December 31, 2016
	Shares		Carrying	Liquidation
	Designated	Outstanding	Values	Preference
Series 1 Convertible Preferred Stock	9,363,187	9,363,187	$1,433	$18,822
Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	5,107,484

Total Series 2-A Convertible Preferred Stock	25,889,329	25,889,329	17,027	25,683

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,919,846

Total Series 2-B Convertible Preferred Stock	67,628,973	67,628,973	49,038	112,254

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	84,863
Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	16,326
Series 4 Convertible Preferred Stock	67,603,974	67,603,974	73,729	78,405

Total Convertible Preferred Stock	255,973,814	254,591,489	$218,343	$336,353

During the nine months ended September 30, 2017, the Company purchased and retired Convertible Preferred Stock for approximately 100 dollars, as follows:

Security	Number of Shares Repurchased
Series 1 Convertible Preferred Stock	272,552
Series 2-A(2) Convertible Preferred Stock	430,027
Series 2-B(2) Convertible Preferred Stock	573,536

Total	1,276,115

The carrying value of the retired shares was $1,123, which approximated the gain on the retirement of the shares. This gain was recorded as a credit to Additional Paid-in Capital.

On November 3, 2017, in connection with the Merger, all outstanding Convertible Preferred Stock, with accumulated interest, was exchanged for 7,638,816 shares of Cempra common stock.

NOTE 7 – STOCK-BASED COMPENSATION

A summary of the stock option activity for the nine months ended September 30, 2017, under the 2001 Stock Option and Incentive Plan (“2001 Plan”) and the 2011 Equity Incentive Plan (“2011 Plan”) is presented in the table below:

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	2001 Plan		2011 Plan
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding as of January 1, 2017	210	$1,196.55	26,033,257	$0.62
Granted	—		7,977,355	$0.48
Exercised/released	—		(131,899)	$0.72
Forfeited	(4)	$1,261.72	—
Expired	(88)	$1,417.67	(3,060,036)	$0.51

Outstanding as of September 30, 2017	118	$1,029.45	30,818,677	$0.59
Exercisable as of September 30, 2017	118	$1,029.45	16,031,640	$0.59

Exercisable and expected to vest as of September 30, 2017	118	$1,029.45	30,818,677	$0.59

Stock-Based Compensation—The Company uses a Black-Scholes option-pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option-pricing model requires the use of the subjective assumptions in order to determine the fair value of stock-based awards.

The weighted-average assumptions used to value stock option grants awarded during the nine months ended September 30, 2017 and 2016, were as follows:

	Nine Months Ended September 30,
	2017	2016
Risk-free interest rate	1.96%	1.49%
Weighted-average volatility	75.4%	66.60%
Expected term - employee awards (in years)	6.0	6.0
Forfeiture rate	0.00%	0.00%
Dividend yield	—	—

Stock-based compensation reported in the Company’s statements of operations for the three and nine months ended September 30, 2017 and 2016, was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Research and development	$176	$231	$447	$840
Selling, general and administrative	372	347	1,181	1,011

Total stock-based compensation expense	$548	$578	$1,628	$1,851

No related tax benefits associated with stock-based compensation expense has been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards.

Total aggregate unrecognized stock-based compensation cost for the 2001 Plan and 2011 Plan was $0 and $5,044, respectively. The unrecognized stock-based compensation will be recognized over a weighted-average period of 2.7 years.

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In August 2017, Melinta’s board of directors authorized an increase in the common shares available for grant under the 2011 Plan to 35,000,000 (an increase of 2,835,014 shares). All options under the 2001 Plan and 2011 Plan converted to 732,499 options to purchase post-merger shares of Melinta Therapeutics, Inc. upon the successful closing of the merger on November 3, 2017, based upon the terms of the merger agreement.

NOTE 8 – LICENSE AGREEMENTS

In February 2017, the Company executed a license agreement with A. Menarini Industrie Farmaceutiche Riunite S.r.l. (“Menarini”), a leading pharmaceutical company in western Europe, under which the Company licensed rights to commercialize Baxdela in certain European, Asia-Pacific (except for Japan) and other rest-of-world territories (the “Agreement”). Pursuant to the terms and conditions of the Agreement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from the Company and to commercialize Baxdela in the licensed territories, and the Company is entitled to receive regulatory, commercial and sales-based milestones as well as sales-based royalties on future net sales of Baxdela. In addition, Menarini and the Company agreed to share jointly in the future development cost of Baxdela. The Company received $19,905 upon the execution of the Agreement. Going forward, the Company will receive reimbursement for 50% of the costs incurred for efforts to expand the applicable indications for Baxdela, and it may receive up to approximately €90,000 for regulatory, commercial and sales-based milestones as well as sales-based royalties on future sales of Baxdela.

At the time the agreement was entered into, the Company identified two deliverables: the delivery of the Baxdela license to Menarini and the right to a related sublicense. While the Company is also providing development services in connection with the expansion of applicable indications for Baxdela, the Company is under no obligation to perform such services. In the event that the Company performs development services related to other indications of Baxdela, Menarini has the option to obtain the results of such services by reimbursing the Company for 50 percent of its related costs, and the Company has determined that Menarini’s option is not priced at a significant and incremental discount. To the extent that the Company is reimbursed for development services, such amounts will be recognized separately from the initial license.

The agreement also states a separate Supply Agreement will be entered into at a future date under which Menarini will purchase Baxdela products from the Company until it can commence its own manufacturing. The pricing of Baxdela products under the Supply Agreement will not be at a significant, incremental discount. And, under the terms of the agreement, the Company is entitled to receive up to approximately €90,000 for regulatory, commercial and sales-based milestones as well as royalties on future sales of Baxdela. As the Company has completed all of its performance obligations under the agreement during the first quarter of 2017, the Company will recognize any future milestone payment received as revenue when Menarini achieves the milestone.

For immediate use of the license and right to the sublicense, Menarini is able to leverage the information contained within the Baxdela NDAs, which were filed by Melinta with the FDA in October 2016 for ABSSSI, to prepare the regulatory filings in the licensed territories. And, while the FDA approval was received in June 2017, regulatory approval in many of the licensed territories is not contingent upon U.S. FDA approval. The Company recognized $19,905, the consideration that was fixed and determinable at the inception of the agreement, upon delivery of the license and right to the sublicense in the first quarter of 2017, and the Company will recognize revenue associated with the development services as they are provided to Menarini. In the nine months ended September 30, 2017, the Company recognized revenue totaling $9,728 related to the development services. Of the $9,728, the Company has received $2,858 in cash payments; the balance of $6,870 is recorded in Receivables as of September 30, 2017.

In connection with the Agreement, the Company paid Wakunaga $1,590, which was credited toward the Company’s future payment obligations to Wakunaga under the license agreement the Company has with Wakunaga for certain intellectual property underlying

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Baxdela. This expense was recorded in general and administrative expense, which is where the Company records all expenses related to intellectual property that are generated by events and activities outside the Company’s research and development activities. In this case, the payment was triggered by the receipt of upfront licensing fees from Menarini.

Receiving FDA approval of Baxdela triggered milestones of $6,000 and $1,500 due to Wakunaga and CyDex Pharmaceuticals, Inc. (now a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated, both hereafter referred to as Ligand), respectively. Melinta paid $2,000 to Wakunaga and $1,500 to Ligand in June 2017. The remaining $4,000 due to Wakunaga is recorded in Accrued Expenses and will be paid in the next nine months.

Melinta has a distribution and supply agreement with Eurofarma, which gives Eurofarma the right to seek approval for and commercialize Baxdela in Brazil. In August 2017, Melinta and Eurofarma entered into an amendment to the distribution and supply agreement to extend the licensed territory to substantially all of Central America and South America for consideration of $1,000 (the “Amendment”). Because the Amendment did not significantly change the nature of the deliverables under the arrangement, management concluded that it did not constitute a material modification of the original arrangement. As such, the $9,000 of deferred revenue recorded in connection with the original agreement is appropriately deferred as of September 30, 2017 as the Company has not yet commenced commercial supply of Baxdela for the territory (Brazil).

In addition, because the Amendment was negotiated at arms’ length, it was deemed to be a separate arrangement from the original contract. The Amendment has multiple elements, including the delivery of the license and the exclusive supply of Baxdela with respect to the licensed territories. The Company concluded that there was no standalone value for the delivered license in the amendment; accordingly, the consideration was recorded as deferred revenue as of September 30, 2017. We will commence recognition of the revenue when we begin to deliver under the supply agreement.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company may become subject to claims and assessments from time to time in the ordinary course of business. Such matters are subject to many uncertainties. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of September 30, 2017, and December 31, 2016, the Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

In May 2017, in connection with the commercial launch of Baxdela in early 2018, the Company entered into a fleet agreement with Automotive Rentals, Inc. (“ARI”) under which it will lease vehicles for certain field-based employees. Under the fleet agreement, each vehicle will be leased under a separate agreement for a term of up to four years. In connection with the fleet agreement, in June 2017 the Company issued to ARI a $200 letter of credit, which auto-renews annually. As of September 30, 2017, the Company had vehicles under lease with annual minimum lease payments totaling approximately $70. The Company has completed its analysis of the leases, and because (i) the Company has no right to purchase the vehicles at any time, (ii) the future minimum lease payments are less than 90% of the fair value of the vehicles at the time of lease and (iii) the Company’s use of the vehicles does not exceed 75% of the vehicles useful lives, the Company has determined that they are operating leases under current GAAP. Accordingly, the Company is recognizing the lease payments as expense as incurred.

Legal Proceedings

As discussed in Note 12, on November 3, 2017, the Company merged with Cempra, Inc. in a business combination. Prior to the merger, on November 4, 2016, a securities class action lawsuit was commenced in the United States District Court for the Middle District of North Carolina, Durham Division, naming Cempra, Inc. (now known as Melinta Therapeutics, Inc.) (for purposes of this Legal Proceedings section, “Cempra”) and certain of Cempra’s officers as defendants, and alleging violations of the Securities Exchange Act of 1934 in connection with allegedly false and misleading statements made by the defendants between May 1, 2016 and November 1, 2016 (the “Class Period”). The plaintiff seeks to represent a class comprised of purchasers of Cempra’s common

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stock during the Class Period and seeks damages, costs and expenses and such other relief as determined by the Court. Two substantially similar lawsuits were filed in the United States District Court, Middle District of North Carolina on November 22, 2016 and December 30, 2016, respectively, seeking to assert claims on behalf of all purchasers of Cempra’s common stock from July 7, 2015 through December 29, 2016, inclusive. Pursuant to the Private Securities Litigation Reform Act, on July 6, 2017, the court consolidated the three lawsuits into a single action and appointed a lead plaintiff and co-lead counsel in the consolidated case. On August 16, 2017, the plaintiffs in the case filed a consolidated amended complaint. On September 29, 2017, the defendants in the case filed a motion to dismiss the consolidated amended complaint. On November 13, 2017, the plaintiffs in the case filed an opposition to the defendants’ motion to dismiss the consolidated amended complaint. Cempra believes it has meritorious defenses and intends to defend the lawsuits vigorously. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On December 21, 2016, a shareholder derivative lawsuit was commenced in the North Carolina Durham County Superior Court, naming certain of Cempra’s former and current officers and directors as defendants and Cempra as a nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and corporate waste. A substantially similar lawsuit was filed in the North Carolina Durham County Superior Court on February 16, 2017. The complaints are based on similar allegations as asserted in the putative securities class action described above, and seek unspecified damages and attorneys’ fees. Both cases were served and transferred to the North Carolina Business Court as mandatory complex business cases. The Business Court has consolidated the two derivative cases into a single action and appointed lead counsel in the consolidated case. On July 6, 2017, the court entered an order staying the consolidated action pending resolution of the putative securities class action.

On August 3, 2017, a shareholder derivative lawsuit was commenced in the Court of Chancery of the State of Delaware, naming certain of Cempra’s former and current officers and directors as defendants and Cempra as nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, and corporate waste. The complaint is based on similar allegations as asserted in the putative securities class action described above, and seeks unspecified damages and attorneys’ fees. On October 23, 2017, the defendants in the case filed a motion to dismiss the complaint, which was supported by an opening brief filed on November 9, 2017. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On September 15, 2017, a shareholder derivative lawsuit was commenced in the United State District Court for the Middle District of North Carolina, Durham Division, naming certain of Cempra’s former and current officers and directors as defendants and Cempra as nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, corporate waste, and alleged violation of Section 14(a) of the Exchange Act. The complaint is based on similar allegations as asserted in the putative securities class action described above, and seeks unspecified damages and attorneys’ fees. On December 1, 2017, the parties filed a joint motion seeking to stay the shareholder derivative lawsuit pending resolution of the putative securities class action. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On September 27, 2017, a putative class action complaint was filed against Cempra and the members of its board of directors on behalf of the public stockholders of Cempra in the United States District Court for the Middle District of North Carolina. The complaint alleges that the preliminary proxy statement issued in connection with the proposed merger between Cempra and Melinta Therapeutics, Inc. (now known as Melinta Subsidiary Corp.) (for purposes of this Legal Proceedings section, “Melinta”) omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the preliminary proxy statement false and misleading. Among other remedies, the action sought to enjoin the merger unless and until additional disclosures are provided, damages, and attorneys’ fees. Cempra believes that the action is without merit and that certain supplemental disclosures to the preliminary proxy statement made by Cempra have rendered the action moot. Nevertheless, counsel for plaintiff may file an application seeking recovery of attorneys’ fees.

On October 6, 2017, a putative class action complaint was filed against Cempra and the members of its board of directors on behalf of the public stockholders of Cempra in the United States District Court for the Middle District of North Carolina. The complaint, filed

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after a definitive proxy statement was issued on October 5, 2017 in connected with the proposed merger between Cempra and Melinta alleges that the preliminary proxy statement omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the preliminary proxy statement false and misleading. The Complaint also asserted a claim under Section 20(a) of the Exchange Act against Melinta. Among other remedies, the action sought enjoin the merger unless and until additional disclosures are provided, damage and attorneys’ fees. Cempra and Melinta believe that the action is without merit and that certain supplemental disclosures to the preliminary proxy statement made by Cempra have rendered the action moot. Nevertheless, counsel for plaintiff may file an application seeking recovery of attorneys’ fees.

Other than as described above, Cempra is not a party to any legal proceedings and is not aware of any claims or actions pending or threatened against Cempra. In the future, Cempra might from time to time become involved in litigation relating to claims arising from its ordinary course of business.

Other than as described above, Melinta is not a party to any legal proceedings and is not aware of any claims or actions pending or threatened against Melinta. In the future, Melinta might from time to time become involved in litigation relating to claims arising from its ordinary course of business.

NOTE 10 – BENEFIT PLAN

The Company has a 401(k) Plan in which all of the Company’s employees are eligible to participate. Each year, although not required, the Company may make matching contributions to the 401(k) Plan. The Company made contributions of $105 and $65 for the three months ended September 30, 2017 and 2016, respectively, and $334 and $261 for the nine months ended September 30, 2017 and 2016, respectively.

NOTE 11 – RELATED PARTY TRANSACTIONS

The Company uses various software tools in the research and development discovery process. These tools are licensed at market rates from a company owned by Dr. William Jorgensen. Dr. Jorgensen is a founder of the Company and is the spouse of the Company’s Chief Scientific Officer. The Company paid fees of $40 to Dr. Jorgensen’s company during the three and nine months ended September 30, 2017. The Company paid fees of $43 to Dr. Jorgensen’s company during the nine-month period ended September 30, 2016; it did not pay any fees during the three months ended September 30, 2016.

Dr. Thomas Koestler is the Company’s Chairman of the Board and is employed by the Company’s lead investor. Dr. Koestler received compensation for his role in the amount of $38 and $113 for the three and nine month periods ended September 30, 2017, and $38 and $113 for the three- and nine-month periods ended September 30, 2016, respectively.

The Company issued Convertible Promissory Notes to certain of its investors. See Note 3 for discussion of these notes.

NOTE 12 – MERGER

On August 8, 2017, Melinta entered into a definitive agreement to merge with a subsidiary of Cempra, Inc. (“Cempra”) in an all-stock transaction. On August 8, 2017, Melinta stockholders adopted the merger agreement and approved the merger and related transactions, and on September 6, 2017, Melinta stockholders approved the merger agreement amendment, adopted the merger agreement, as amended, and approved the merger and related transactions, pursuant to the terms of the merger agreement, as amended. The Cempra shareholders approved the merger in a meeting on November 3, 2017. On November 3, 2017, the merger closed.

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On November 3, 2017, in connection with the closing of the merger, each outstanding share of Melinta’s common stock (including shares of Melinta common stock issued upon the conversion, immediately prior to the effective time of the Merger, of Melinta’s then-outstanding convertible notes and preferred stock) automatically converted into the right to receive 0.0229 shares of Cempra’s common stock. At the effective time of the Merger, each outstanding option, whether or not vested, to purchase Melinta common stock and each outstanding warrant to purchase Melinta common stock or Melinta preferred stock unexercised prior to the effective time of the Merger was converted into an option or warrant to purchase post-merger common stock. Immediately after the Merger, pre-closing Melinta stockholders owned, on a fully-diluted basis as calculated under the treasury stock method, approximately 52% of post-merger common stock and pre-closing Cempra stockholders owned approximately 48% of post-merger common stock.

NOTE 13 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date that these financial statements were available for issuance, or December 5, 2017. Any significant events that occurred after September 30, 2017, have been presented in other notes to these September 30, 2017, financial statements and are identified as subsequent events.

On November 28, 2017, Melinta entered into the acquisition agreement with The Medicines Company under which Melinta will acquire a group of antibiotic drug businesses of The Medicines Company and certain other assets known, collectively, as the Infectious Disease Businesses (“IDB”). Melinta will pay $165,000 in cash and common stock with a fair value of $55,555 at the time of the closing and will be committed to further payments of $25,000 each on the 12- and 18-month anniversaries of the closing date. In addition, Melinta will be obligated to make contingent milestone and sales-based royalty payments to The Medicines Company based on future events. The Company expects that this transaction will close in the first quarter of 2018.

In connection with the Acquisition, Melinta received commitment letters for both a new financing agreement, the Senior Secured Credit Facility (the “Credit Facility”) and $30,000 in additional equity financing from existing investors. The Credit Facility will provide up to $240,000 in debt and equity financing, with a term of six years. The lender will initially make $190,000 of the total $240,000 financing available. The interest rate on the debt portion of this initial financing will be 11.75%. The additional $50,000 of debt is available after the Company has achieved certain revenue thresholds, and, if drawn, will bear an interest rate of 14.75%. The Credit Facility will also provide for the lender to obtain a warrant for the purchase of Melinta common stock. Details of the Credit Facility and equity financing arrangement were not final as of the date of this report. The proceeds of these arrangements will be used to fund the Acquisition, retire the 2017 Loan Agreement, and fund continuing operations of the Company.

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Exhibit 99.3

MELINTA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Melinta’s 2016 audited consolidated financial statements included elsewhere in this document. This discussion and analysis contains forward-looking statements based upon current beliefs, plans and assumptions, such as statements regarding Melinta’s intentions, plans, objectives, expectations, forecasts and projections. Melinta’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements.

Melinta Corporate Overview

Melinta (“we,” “us,” “our,” the “Company”) was incorporated in the State of Delaware and commenced operations in October 2000. We have previously operated under the names Rib-X Designs, Inc. and Rib-X Pharmaceuticals, Inc., and in October 2013, Rib-X Pharmaceuticals, Inc. changed its name to Melinta Therapeutics, Inc. Melinta’s operations to date have primarily focused on the discovery and development of antibiotics to combat resistant, life-threatening infections. We have also conducted activities related to business planning, organizing and staffing Melinta, raising capital and other business development activities. In November 2012, the Company was recapitalized, and Vatera Healthcare Partners LLC became the lead investor in Melinta. On November 3, 2017, Melinta completed a merger with Cempra, Inc. (“Cempra”) in which Melinta became Melinta Subsidiary Corp., a wholly-owned subsidiary of Cempra. Cempra was re-named Melinta Therapeutics, Inc. as part of the merger.

On June 19, 2017, the Company received approval from the Food and Drug Administration (“FDA”) to sell our first antibiotic, Baxdela®, for treatment of advanced skin and skin structure infections (“ABSSSI”). The Company is completing plans to begin sales of Baxdela in early 2018.

To date, Melinta has principally financed its operations through sales of preferred stock, the issuance of convertible notes, loans from financial institutions, and funds received from collaborations and business development transactions. Total cash generated through equity financings since our recapitalization through September 30, 2017, was $222.1 million, and our cash balance at September 30, 2017, was $12.2 million.

Melinta has never been profitable. As of September 30, 2017, we had an accumulated deficit of $553.9 million, and Melinta’s net losses were $40.1 million and $73.9 million for the nine months ended September 30, 2017, and the year ended December 31, 2016, respectively. Substantially all of our losses have resulted from costs incurred in connection with our development and discovery programs as well as from general and administrative costs associated with the Company’s operations.

We expect to continue to incur significant expenses as we advance the organization, including manufacturing drug product; establishing a commercial organization; establishing marketing and distribution functions; completing our Phase 3 clinical study for community-acquired bacterial pneumonia (“CABP”); investing in additional indications for Baxdela; and advancing our discovery programs. After the merger (discussed below) is consummated, Melinta’s expenses, evaluated as a stand-alone company, will further increase as a result of costs associated with being a public company, such as the hiring of financial personnel and adding operational, financial and management information systems.

Recent Developments

On August 8, 2017, the Company entered into a definitive agreement to merge with a subsidiary of Cempra, Inc. (“Cempra”) in an all-stock transaction. On August 8, 2017, Melinta stockholders adopted the merger agreement and approved the merger and related transactions, and on September 6, 2017, Melinta stockholders approved the merger agreement amendment, adopted the merger agreement, as amended, and approved the merger and related transactions, pursuant to the terms of the merger agreement, as amended. The Cempra shareholders approved the merger in a meeting on November 3, 2017. On November 3, 2017, the merger closed and on November 6, 2017, Melinta began trading on the NASDAQ under the ticker symbol MLNT.

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On November 28, 2017, Melinta entered into the acquisition agreement with The Medicines Company under which Melinta will acquire a group of antibiotic drug businesses of The Medicines Company and certain other assets known, collectively, as the Infectious Disease Businesses (“IDB”). Melinta will pay $165.0 million in cash and in common stock with a fair value of $55.6 million at the time of the closing and will be committed to further payments of $25.0 million each on the 12- and 18-month anniversaries of the closing date. In addition, Melinta will assume certain contingent milestone payment liabilities and will make sales-based royalty payments to The Medicines Company based on future events.

In connection with the Acquisition, Melinta received commitment letters for both a new financing agreement, the Senior Secured Credit Facility (the “Credit Facility”), and $30,000 in additional equity financing from existing investors. The Credit Facility will provide up to $240 million in debt and equity financing, with a term of six years. The lender will initially make $190,000 of the total $240,000 financing available. The interest rate on the debt portion of this initial financing will be 11.75%. The additional $50,000 of debt is available after the Company has achieved certain revenue thresholds, and, if drawn, will bear an interest rate of 14.75%. The Credit Facility will also provide for the lender to obtain a warrant for the purchase of Melinta common stock. Details of the Credit Facility and equity financing arrangement were not final as of the date of this report. The proceeds of these arrangements will be used to fund the Acquisition, retire the 2017 Loan Agreement, and fund continuing operations of the Company.

Financial Overview

Revenue

To date, Melinta has not generated any product revenue or royalties from the sale of commercial products. Baxdela has been approved for commercial sale in the United States, and we intend to commercialize Baxdela in the United States with a targeted sales force. The Company anticipates that it will not recognize meaningful revenue from sales of this product before 2018.

For markets outside of the United States, we have partnered with leading multi-national pharmaceutical companies around the world to optimize the global commercial potential of Baxdela. Currently, commercial agreements exist in Europe, Asia-Pacific (excluding Japan), Central and South America and the Middle East and Africa regions.

In December 2014, we entered into distribution and supply agreements for Baxdela with Eurofarma, a leading pharmaceutical company in Brazil. Under the terms of these arrangements, Eurofarma will be responsible for filing for approval for Baxdela in Brazil and, if approved, will commercialize Baxdela in that territory. Upon entering into this arrangement, Melinta received a $15.0 million payment, $6.0 million was recorded as an equity investment and $9.0 million of deferred revenue was recorded as a liability in January 2015, when the transaction was funded. The ability to recognize this revenue is dependent upon receiving regulatory and pricing approval in Brazil and the successful commercialization of the product by Melinta’s partner. Should regulatory and pricing approval be obtained, the recognition of the deferred revenue will commence upon our initial shipments of Baxdela to Eurofarma. In August 2017, Melinta entered into an amendment to the distribution and supply agreement to extend the licensed territory to substantially all of Central America and South America for consideration of $1.0 million. Under the terms of this amendment, we have the ability to earn additional milestones up to $3.6 million based on regulatory approval in several countries.

In August 2015, Melinta entered into supply and distribution agreements with Malin, a principal investor of Melinta with a more than 5% ownership interest, which Malin subsequently assigned to its affiliate Altan Pharma Limited, or Altan. Pursuant to the terms and conditions of the supply and distribution agreements, Altan is entitled to exclusive rights to obtain product approval, procure supply from Melinta and commercialize Baxdela in Africa and the Middle East. In connection with the supply and distribution agreements, Melinta is entitled to receive a royalty based on Altan’s net sales of Baxdela. No upfront payments were received or paid in connection with these agreements.

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In February 2017, Melinta executed a license agreement with Menarini, a leading pharmaceutical company based in Europe, under which Melinta licensed rights to commercialize Baxdela in certain European, Asia-Pacific (excluding Japan) and other rest-of-world territories. Pursuant to the terms and conditions of the arrangement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from Melinta and commercialize Baxdela in the licensed territories, and Melinta may earn additional commercial and regulatory milestones of approximately €90.0 million and is entitled to receive a tiered royalty, in the low double digits, based on Menarini’s net sales of Baxdela and the country of sale. In addition, Menarini and Melinta agreed to share jointly in the future development cost of Baxdela, including the current CABP Phase 3 clinical trial and, potentially, other future studies initiated for additional indications. At the onset of this arrangement, we received $19.9 million, and, going forward, we are entitled to reimbursement of 50% of the development costs incurred for our in-process CABP Phase 3 clinical trial. The Company recognized $19.9 million of revenue associated with the delivery of the license to Menarini in the first quarter of 2017 and is recognizing revenue related to the reimbursement of development costs as the services are performed.

During the nine months ended September 30, 2017, we recognized revenue from the Menarini agreement of $29.6 million, of which $19.9 million related to the license and $9.7 million related to the cost-sharing arrangement for expenses incurred during the first half of 2017.

To the extent that the Company does not find additional partners for the commercialization of Baxdela outside the United States, or to the extent that our existing partners are not successful in the commercialization of Baxdela, we may or may not receive additional milestones, royalties or other collaboration related revenue in the future.

Research and Development Expenses

The majority of our operating expenses to date have been incurred for discovery, research and development costs relating to our drug candidates. The Company’s business model is dependent upon its continued investment in discovery, research and development. Melinta’s discovery, research and development costs consist primarily of:

•	external development expenses incurred under arrangements with third parties such as: fees paid to contract research organizations (“CROs”) in connection with Melinta’s clinical trials, costs of acquiring and evaluating clinical trial data such as investigator grants, patient screening fees, laboratory work, statistical compilation and fees paid to consultants;

•	external discovery expenses incurred under arrangements with third parties to conduct research and testing related to our ESKAPE pathogen program;

•	employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

•	costs to acquire, develop and manufacture clinical trial materials, including fees paid to contract manufacturers;

•	expenses, including milestone payments, related to licensed products and technologies until regulatory approval of the products;

•	compliance costs and fees related to drug development regulatory requirements; and

•	facilities, depreciation, rent, maintenance, insurance, laboratory and other supplies.

We expense research and development costs as incurred. Discovery, clinical trial and other development costs incurred by third parties are recognized as expense as the contracted services are performed. We accrue for incurred expenses as the services are being provided by monitoring the status of the clinical trial or project and the corresponding invoices and other input received from Melinta’s external service providers. Expenses for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided by Melinta’s vendors and its clinical sites. We adjust our accrual as actual costs become known.

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We anticipate that we will continue to incur significant research, development and manufacturing expenses in connection with the completion of our Phase 3 trial testing the intravenous and oral formulations of Baxdela for patients with CABP and evaluating the results of that trial. If we achieve positive results, we will incur additional expenses related to the CABP indication to support the process for obtaining marketing approval. The Company also anticipates incurring significant research and development expenses as it pursues additional indications for Baxdela. Further, we intend to advance a lead candidate from our novel drug discovery program focused on resistant pathogens into the clinical stage, which will lead to the incurrence of significant development expenses for this program. Additionally, we have collaborated with a third-party research organization to develop its radezolid drug candidate, and the Company may decide to opt-in to the radezolid acne program or initiate additional radezolid indications, which would increase the costs borne by Melinta for this product.

The successful development of Melinta’s product candidates is highly uncertain due to the numerous risks and uncertainties associated with developing drugs, including:

•	the scope, rate of progress and expense of our discovery, research and development activities;

•	our ability to market, commercialize and achieve market acceptance of Baxdela or any other product candidate we may develop in the future;

•	the results of our clinical trials;

•	the terms and timing of regulatory approvals; and

•	the expense of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights.

A change in the outcome of any of these variables with respect to the development of any product candidate that we may develop could mean a significant change in the costs and timing associated with the development of the product candidates. For example, if the FDA or other regulatory authority were to require Melinta to conduct clinical trials beyond those which we currently anticipate will be required for the completion of clinical development of Baxdela for CABP or other product candidates, or if we experience significant delays in clinical trial enrollment in any clinical trial, we could be required to expend significant additional financial resources and time on the completion of clinical development.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) consist primarily of salaries and benefits-related expenses for personnel, including stock-based compensation expense, in our executive, finance, sales, marketing and business development functions. SG&A costs also include facility costs for the Company’s administrative offices and professional fees relating to legal, intellectual property, human resources, information technology, accounting and consulting services.

We expect to incur increased expenses associated with expanding our marketing function and building a U.S. commercial team in connection with the commercial launch of Baxdela. We started incurring these expenses in the second half of 2016 in anticipation of the marketing approval of Baxdela in the second quarter of 2017. These expenses will increase substantially in the fourth quarter of 2017 and first quarter of 2018 as the Company completes the development of its sales team. We also expect to support the growth in our business with increased headcount and infrastructure costs. We expect that our general and administrative expenses will increase in the future as we expand our operating activities, maintain and expand our patent portfolio, and incur additional costs associated with the merger through which we became a public company.

Interest Income and Expense

Melinta’s excess cash balances are invested in money market funds, which generate a minimal amount of interest income. Melinta expects to continue this investment philosophy for excess cash as additional funds are received.

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We have utilized notes payable and convertible promissory notes as sources of funding. We record interest on the effective interest method in relation to outstanding notes.

Critical Accounting Policies and Significant Judgments and Estimates

Melinta’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which Melinta has prepared in accordance with GAAP. The preparation of these financial statements requires Melinta to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in Melinta’s financial statements. On an ongoing basis, Melinta evaluates its estimates and judgments, including those related to accrued expenses and stock-based compensation described in greater detail below. Melinta bases its estimates on historical experience, known trends and events, and various other factors that Melinta believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Melinta’s significant accounting policies are described in more detail in Note 2 to Melinta’s audited consolidated financial statements appearing elsewhere in this Current Report on Form 8-K. However, Melinta believes that the following accounting policies are the most critical to aid you in fully understanding and evaluating Melinta’s financial condition and results of operations:

•	Revenue recognition

•	Accrued research and development expenses

•	Stock-based compensation

•	Common stock valuation

•	Preferred stock warrants

•	Inventory

•	Intangible assets

Revenue Recognition

Melinta recognizes revenue under ASC 605, Revenue Recognition. Melinta’s revenue arrangements consist of licensing revenue related to non-refundable upfront fees, reimbursement of research and development expenses, milestone payments and royalties on future product sales by the licensee. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, significant contract interpretation is sometimes required to determine the appropriate accounting, including whether the deliverables specified in a multiple-element arrangement should be treated as separate units of accounting for revenue recognition purposes and, if so, how the aggregate contract value should be allocated among the deliverable elements and when to recognize revenue for each element under ASC 605. Each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative fair values of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, Melinta determines the period over which the performance obligations will be performed and revenue recognized.

Under the Menarini license agreement, discussed in Note 8 to Melinta’s unaudited condensed consolidated financial statements included in this Current Report on Form 8-K, at the time the agreement was entered into, Melinta identified two

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deliverables: the delivery of the Baxdela license to Menarini and the right to a related sublicense. While Melinta is also providing development services in connection with the expansion of applicable indications for Baxdela, Melinta is under no obligation to perform such services. In the event that Melinta performs development services related to other indications of Baxdela, Menarini has the option to obtain the results of such services by reimbursing Melinta for 50 percent of its related costs, and Melinta has determined that Menarini’s option is not priced at a significant and incremental discount. As such, Melinta has not recognized any revenue related to the potential cost reimbursement at the contract execution date. To the extent that Melinta is reimbursed for development services, such amounts will be recognized separately from the initial license.

The agreement also states a separate supply agreement will be entered into at a future date under which Menarini will purchase Baxdela products from Melinta until it can commence its own manufacturing. The pricing of Baxdela products under the supply agreement will not be at a significant, incremental discount. And, under the terms of the agreement, Melinta may receive up to approximately €90 million for regulatory, commercial and sales-based milestones as well as low, double-digit royalties on future sales of Baxdela. Melinta will recognize any future milestone payment received as revenue when Menarini achieves the milestone.

For immediate use of the license and right to sublicense, Menarini is able to leverage the information contained within the Baxdela NDAs, which were filed by Melinta with the FDA in October 2016 for ABSSSI, to prepare the regulatory filings in the licensed territories. And, while the FDA approval was received in June 2017, regulatory approval in many of the licensed territories is not contingent upon U.S. FDA approval. Melinta recognized $19.9 million, the consideration that was fixed and determinable at the inception of the agreement, upon delivery of the license and right to sublicense in the first quarter of 2017, and Melinta will recognize revenue associated with the development services as they are provided to Menarini. In the six months ended June 30, 2017, Melinta recognized revenue totaling $6.5 million related to the development services.

In December 2014, Melinta entered into a supply agreement and a distribution agreement, together referred to as the commercial agreements, and a stock purchase agreement with Eurofarma. The overall purpose of these agreements was to establish a relationship with Eurofarma to distribute Baxdela in Brazil. Upon entering the agreements, Melinta received a $1.0 million milestone payment for consideration of the rights granted in the commercial agreements. Simultaneously, Eurofarma purchased $14.0 million of Series 3-B Convertible Preferred Stock at a negotiated valuation of $2.660397 per share.

Because the Eurofarma agreements were entered into on a concurrent basis, Melinta determined that accounting for this transaction required an analysis of the relative fair values of the agreements and that the total consideration received should be allocated to the various components based on the relative fair values. In the analysis, Melinta determined that it would record $6.0 million as the fair value of the equity investment and $9.0 million as deferred revenue relating to the commercial agreements. The determination of these amounts required significant estimates by management.

The value of shares purchased by Eurofarma was determined by management with input from an independent external valuation expert based on the Probability Weighted Expected Return Model, or PWERM, model, as described under Common Stock Valuation below, as of December 31, 2014. This model required estimates of the future value of Melinta under various funding, acquisition and liquidation scenarios. These scenarios were developed by management based on comparative market data and internal fund raising objectives. The PWERM model also included assumptions regarding discount rate, new option grants, volatility and a discount for lack of marketability.

The values of the commercial agreements, which essentially represent the distribution rights for Baxdela in Brazil, were determined using a comparative business valuation method (often referred to as the “with-and-without” method). Melinta prepared an expected value analysis assuming a commercial entry into Brazil without a partner versus the scenario of working with Eurofarma as a partner. The difference in expected values in these two scenarios was used to determine the relative value of the commercial agreements. This comparative business model valuation method required assumptions regarding product launch timing, market size, market share, market uptake, pricing, research and development costs, commercialization costs, tax rates and the discount rate applied. In developing the assumptions regarding product launch timing, market size, market share and market uptake, Melinta used estimates included in the commercial agreements, which estimates may ultimately change based on actual results. Changes in any of Melinta’s assumptions may have had a material impact on the distribution of relative values between equity and deferred revenue.

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The value assigned to the equity component of this transaction was included in the balance sheet as convertible preferred stock. The value assigned to the commercial agreements was recorded as deferred revenue and will be recognized over the applicable patent lives, commencing upon the initial shipments of Baxdela.

Accrued Research and Development Expenses

As part of the process of preparing Melinta’s financial statements, Melinta estimates its accrued research and development expenses. The process involves reviewing quotations and contracts, identifying services that have been performed on Melinta’s behalf and estimating the level of service performed and the associated cost incurred for the service when Melinta has not yet been invoiced or otherwise notified of the actual cost. The majority of Melinta’s service providers invoice Melinta monthly in arrears for services performed or when contract milestones are achieved. Melinta makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on the facts and circumstances known to Melinta at that time. Melinta periodically confirms the accuracy of its estimates with the service providers and make adjustments as necessary. The significant estimates in Melinta’s accrued research and development expenses are related to costs incurred by its partners, such as CROs, in connection with research and development activities for which Melinta has not yet been invoiced. Expenses relating to CROs are the most significant component of Melinta’s research and development accruals.

Melinta recognizes expenses related to CROs based on Melinta’s estimates of the services received and efforts expended pursuant to quotes and contracts with the CROs. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Melinta’s vendors will exceed the level of services provided at the time of payment and result in a prepayment of the research and development expense. If the actual timing of the performance of services or the level of effort varies from Melinta’s estimate, Melinta adjusts the accrual or prepaid expense accordingly.

Stock-Based Compensation

Melinta accounts for stock-based compensation using the fair value method. The fair value of awards granted is estimated at the date of grant and recognized as expense on a straight-line basis over the requisite service period with the offsetting credit to additional paid-in capital. Stock options granted typically fully vest over four years from the grant date and expire after 10 years.

Stock options are granted at exercise prices not less than the estimated fair value of Melinta’s common stock at the date of grant. Melinta utilizes the Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, estimated fair value of Melinta’s common stock, and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. Melinta adjusts stock-based compensation expense for forfeitures when actual forfeitures occur.

Stock options granted to nonemployees are valued using the Black-Scholes option-pricing model. Stock options granted to nonemployees are subject to periodic revaluation over their vesting terms. As a result, the charge to operating expenses for nonemployee options with vesting is affected each reporting period by changes in the fair value of the stock options.

Melinta has historically granted common stock options to members of management. The majority of options outstanding as of September 30, 2017, were granted under the 2011 Equity Incentive Plan in December 2013 or later. (As of September 30, 2017, 118 stock options are outstanding under the 2001 Stock Option and Incentive Plan.) While the majority of options are held by management and other employees, Melinta’s founders and some members of the Board of Directors have also been granted options. As Melinta continues to expand its headcount in support of pursuing additional clinical programs and building a commercial

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organization, Melinta expects to make additional option grants, which will result in additional stock-based compensation expense. Since Melinta has not been a publicly traded company, the fair value of Melinta’s common stock has historically been determined by management with input from an independent external valuation expert. The intent of management is to ensure that the exercise price of issued options is not less than fair value at the date of the grant.

The following table summarizes the weighted-average assumptions, other than the estimated fair value of Melinta’s common stock (which is discussed under Common Stock Valuation below), used in the Black-Scholes model to value stock option grants for the nine months ended September 30, 2017.

Nine Months Ended
September 30, 2017
Risk-free interest rate	1.96%
Weighted-average volatility	75.4%
Expected term—employee awards (in years)	6.0
Forfeiture rate	0.00%
Dividend yield	—

Risk-free Interest Rate—The risk-free interest rate assumptions are based on zero-coupon U.S. Treasury instruments that have terms consistent with the expected term for Melinta’s stock option grants.

Expected Dividend Yield—Melinta has never declared or paid any cash dividends and do not presently plan to pay cash dividends in the future.

Expected Volatility—Due to Melinta’s limited operating history and lack of its specific historical and implied volatility rates, the expected volatility rate used to value stock option grants is estimated based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group is updated at least annually based on companies in the pharmaceutical and biopharmaceutical industry with a specific therapeutic focus and at a similar stage of development.

Forfeiture Rate—Under the Financial Accounting Standards Board, or FASB, ASC 718 Compensation – Stock Compensation, or FASB ASC Topic 718, prior to January 1, 2016, Melinta was required to estimate the level of forfeitures expected to occur and record share-based compensation expense only for those awards that Melinta ultimately expects will vest. Due to the lack of historical forfeiture activity of its plan, Melinta estimated the forfeiture rate based on data from a representative group of companies with similar characteristics to Melinta. In March 2016, the FASB issued Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplified several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. On January 1, 2016, Melinta adopted this guidance on a modified retrospective basis and changed its accounting policy for forfeitures of stock-based compensation to recognize such forfeitures as they occur rather than estimating an expected amount of forfeitures. The impact of this change to the financial statements was not significant and, therefore, Melinta did not record an adjustment to its beginning accumulated deficit as of January 1, 2016.

Common Stock Valuation

Options outstanding as of September 30, 2017, granted under the 2011 Stock Option Plan, the fair value of the common stock at each grant date, and the grant date fair value of the options are summarized in the following table:

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Option Grant Date	Number of Options Granted & Outstanding	Exercise Price	Fair Value of Common Stock	Grant Date Fair Value of Options	Total Grant Date Fair Value of Options
December 2013	5,631,717	$0.39	$0.39	$0.22	$1,238,978
April 2014	5,939,668	$0.63	$0.63	$0.37	$2,197,677
May 2014	168,951	$0.63	$0.63	$0.37	$62,512
June 2014	743,951	$0.63	$0.63	$0.37	$275,262
September 2015	3,558,208	$0.83	$0.83	$0.55	$1,957,014
November 2015	795,072	$0.87	$0.87	$0.58	$461,142
December 2015	196,665	$0.87	$0.87	$0.58	$114,066
March 2016	3,344,194	$0.87	$0.81	$0.52	$1,738,981
September 2016	2,057,835	$0.50	$0.50	$0.30	$617,351
October 2016	608,875	$0.50	$0.22	$0.10	$60,888
January 2017	594,782	$0.50	$0.27	$0.15	$89,217
April 2017	1,019,300	$0.50	$0.27	$0.14	$142,702
August 2017	6,171,679	$0.48	$0.48	$0.32	$1,974,937

	30,830,897				$10,930,727

Since inception, Melinta has been a private company with no active public market for Melinta’s common stock. Therefore, Melinta has utilized a third-party valuation expert to assist management in periodically determining the per share fair value of Melinta’s various classes of equity. These valuations were prepared in compliance with the Statement on Standards for Valuation Services No. 1 of the American Institute of Certified Public Accountants. Since the November 2012 recapitalization of Melinta, valuations have been prepared as of November 15, 2012, September 30, 2013, March 21, 2014, December 31, 2014, and quarterly thereafter through June 30, 2017.

In conducting these valuations, with input from the board of directors and third-party valuation specialists, Melinta considered objective and subjective factors that Melinta believed to be relevant for each valuation conducted, including Melinta’s best estimate of its business condition, prospects and operating performance at each valuation date. For the valuations performed, Melinta used a range of factors and assumptions. The significant factors include:

•	the rights, preferences and privileges of Melinta’s convertible preferred stock as compared to those of Melinta’s common stock, including liquidation preferences and dividend rights of Melinta’s convertible preferred stock;

•	potential future issuances of stock, warrants or options;

•	Melinta’s results of operations, financial position and the status of research and development efforts;

•	the lack of liquidity of Melinta’s common and preferred stock as a private company;

•	Melinta’s stage of development and business strategy and the material risks related to Melinta’s business and industry;

•	the likelihood of achieving a liquidity event for the holders of Melinta’s equity, such as an initial public offering, or IPO, or a sale of Melinta given the prevailing market conditions, or a chance of clinical failure and subsequent liquidation of Melinta;

•	the achievement of corporate objectives, including entering into business development transactions;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

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•	any external market conditions affecting the life sciences and biotechnology industry sectors;

•	the state of the IPO market for similarly situated privately held biotechnology companies;

•	general U.S. economic conditions; and

•	Melinta’s most recent valuations prepared with the assistance of its independent valuation specialist.

Melinta and its third-party valuation specialist considered several different valuation methodologies for estimating the value of the enterprise and evaluated several models for allocating that value to the various classes of equity.

Melinta selected the PWERM method to allocate the equity value among the various classes of equity given Melinta’s stage of development, the availability of relevant data and Melinta’s expectation that Melinta is able to forecast distinct future liquidity scenarios as of each valuation date. Furthermore, the PWERM approach was deemed to be the valuation model investors would likely use to value Melinta’s company. Under a PWERM approach, the value of various equity securities are estimated based upon an analysis of future values for the enterprise assuming various future outcomes, as well as the rights of various classes of equity. Melinta’s future outcomes were modeled based on various scenarios for initial public offerings, various company sale scenarios and a liquidation scenario. These scenarios were developed by management based on comparative market data and internal fundraising objectives.

The PWERM analyses underlying each scenario represent Level 3 unobservable inputs. Management makes assumptions and uses judgment to estimate the following inputs into Melinta’s PWERM model (listed in order of significance):

1)	The Value and Timing of Future Liquidity Events. Melinta estimates the value of future liquidity events under three scenarios: an IPO scenario, a sale of Melinta and a liquidation scenario. The IPO and Melinta sale scenarios each include high, middle and low range values. Each scenario and value point within each scenario is assigned a probability based on management’s assessment of the likelihood of occurrence of a liquidity event of that type for the indicated valuation amount. The timing of the various events is determined by management based on Melinta’s intentions at that valuation date. The values for the IPO scenario are determined by comparison to similar stage companies and management’s calculations based on current valuations and future anticipated financings. Melinta sale scenarios are based on average change in control premiums for similar companies and analysis of specific relevant transactions. While multiple scenarios were considered, in order to reflect a range of possible future values, the greatest weighting was applied to the IPO scenarios, which management deemed to be the most likely form of liquidity event as of each valuation date. During the period over which Melinta has prepared valuations, Melinta has applied between 60-85% of the weighting to the IPO scenarios and 10-35% to Melinta sale scenarios. Significant increases or decreases in these inputs in isolation would result in a significantly different fair value measurement.

2)	Discount Rate. The discount rates used to determine the valuation are estimated using the Capital Asset Pricing Model, or CAPM. Melinta evaluates quantitative and qualitative factors at each valuation date that help Melinta assess the level of risk in Melinta’s assumptions and Melinta adjusts its discount rates accordingly. Melinta applies discreet discount rates by series and tranche of stock.

3)	Discount for Lack of Marketability. The Discount for Lack of Marketability, or DLOM, factors for Melinta’s preferred and common stock are estimated using both quantitative and qualitative methods and have generally declined as Melinta approaches a potential liquidity event. Melinta applies a separately determined DLOM for each series of preferred stock as well as for common stock.

Preferred Stock Warrants

In connection with a loan and security agreement entered into during 2014 with Hercules Growth Technologies, Melinta issued preferred stock warrants. Melinta accounts for the freestanding warrants to purchase shares of convertible preferred stock at fair value as liabilities in the balance sheets, as such warrants provide the holders with “down-round” protection and can be settled

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on a net basis. Melinta uses a Black-Scholes model to estimate the fair value of the preferred stock warrant liability based on the estimated fair value of Melinta’s Series 3 preferred shares derived from the PWERM (discussed above in Common Stock Valuation). The value of the preferred stock warrant liability is adjusted to its estimated fair value at each reporting period. During the nine months ended September 30, 2017, Melinta recorded $0.3 million in net unrealized gains related to decreases in the fair value of this liability. As of September 30, 2017, the fair value of the preferred stock warrant liability was $0.3 million.

Inventory

Inventory is stated at the lower of cost or estimated net realizable value. We currently use actual costing to determine the cost basis for its inventory. Inventory is valued on a first-in, first-out basis and consists primarily of third-party manufacturing costs, overhead and related transportation costs. We capitalize inventory costs associated with our products upon regulatory approval when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed. We review inventories on hand at least quarterly and record provisions for estimated excess, slow-moving and obsolete inventory, as well as inventory with a carrying value in excess of net realizable value.

As of September 30, 2017, inventory on the Company’s balance sheet represented the cost of certain raw material and work-in-process inventory that the Company incurred after the FDA approval of Baxdela on June 19, 2017. At September 30, 2017, the Company had incurred other costs for manufacturing this inventory; however, such costs were incurred prior to the FDA approval of Baxdela and, therefore, were recognized as research and development expense in earlier periods. Consequently, profit margins reported from the initial sales of Baxdela will not be representative of margins the Company expects to achieve after the first commercial batches of inventory are consumed. Costs of drug product to be consumed in any current or future trials will continue to be recognized as research and development expense.

Results of Operations (all amounts in thousands)

Comparison of the Three Months Ended September 30, 2017 and 2016

The following table summarizes Melinta’s results of operations for the three months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Increase (Decrease)
	2017	2016	Dollars	Percent
Revenue	$3,191	$—	$3,191	100%
Research and development	$10,884	$9,888	$996	10.1%
Selling, general and administrative	$10,304	$4,114	$6,190	150.5%
Total other expense, net	$1,639	$664	$975	146.8%

Revenue

During the three months ended September 30, 2017, Melinta recognized revenue from the Menarini agreement of $3.2 million related to the cost-sharing arrangement for expenses incurred during the third quarter of 2017. Because we are delivering development services over a period of time as the clinical trials progress, we expect to continue to recognize cost-sharing revenue under this arrangement for the next few years over the estimated development period.

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Research and development expenses

Our research and development expenses for the three months ended September 30, 2017 and 2016 were $10.9 million and $9.9 million, respectively. There have been two primary areas of focus for us in the three months ended September 30, 2017 and 2016. The first area of focus and the primary cost driver has been the clinical development and FDA approval of Baxdela, our lead product candidate. The second area of focus has been the pre-clinical activity (Discovery) for the ESKAPE pathogen program as we work to select a lead program candidate with an optimal efficacy and safety profile.

We do not allocate personnel-related costs, including stock-based compensation or other indirect costs, to specific programs as they are deployed across multiple projects under development and, as such, are included as other development or discovery expenses in the table below. The following table summarizes our research, development and discovery costs by clinical program for the three months ended September 30, 2017 and 2016, respectively:

	Three Months Ended September 30,		Increase/(Decrease)
	2017	2016	Dollars	Percentage
Research and Development Expenses:
Development
Phase 3 ABSSSI Intravenous/Oral study	$—	$175	$(175)	(100.0%)
Phase 3 CABP study	5,530	1,300	4,230	325.4%
Other development expenses	2,890	5,133	(2,243)	(43.7%)

Total development research and development expenses	8,420	6,608	1,812	27.4%
Discovery
External expenses	742	1,361	(619)	(45.5%)
Other discovery expenses	1,722	1,919	(197)	(10.3%)

Total discovery research and development expenses	2,464	3,280	(816)	(24.9%)

Total research and development expenses	$10,884	$9,888	$996	10.1%

In total, our research and development costs increased in 2017 over 2016 by $1.0 million, or 10.1%. The increase is due primarily to $4.2 million of incremental expense for our Phase 3 clinical study of Baxdela for CABP, which was partially offset by reduced expense due to the conclusion of the Phase 3 ABSSSI clinical study and lower expenses related to the development of the ESKAPE pathogen program.

Development expenses for our Phase 3 clinical study for ABSSSI, testing the intravenous and oral forms of Baxdela, decreased in 2017 versus 2016 by $0.2 million. The study was completed in 2016 and no costs were incurred in 2017. We do not expect to incur any additional costs related to this study.

Development expenses for the Phase 3 CABP clinical trial increased by $4.2 million, or 325.4%, in 2017 from 2016, driven by steady patient enrollment during 2017. While the study was active for the entire year of 2016, we did not ramp up study activity until late in 2016 with the first patient enrollment in December 2016. As such, we expect that in 2017 and 2018 we will incur a significant level of expenses associated with this study.

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Other development costs decreased in the three months ended September 30, 2017, by $2.2 million, or 43.7%, versus 2016. This decrease was due to lower expense of $0.6 million for drug production as the costs of manufacturing were capitalized in inventory after the June 2017 FDA approval of Baxdela, and NDA-related expenses of $1.4 million incurred in 2016 that were not repeated in 2017.

External costs for our discovery program represent research and support work performed by third parties. These costs decreased $0.6 million, or 45.5%, year over year due to the use of lower cost vendors for external analysis in 2017 as compared to 2016 as well as shifting some work previously done externally to internal personnel.

Other discovery costs represents internal costs of research, including salaries, benefits, other compensation, laboratory expenses and facility costs, as well as expenses to maintain our interests in antibiotic candidates. These costs decreased by $0.2 million, or 10.3%, in 2017 over 2016 due principally to lower external testing expense.

Selling, general and administrative expenses

SG&A expenses were $10.3 million and $4.1 million for the three months ended September 30, 2017 and 2016, respectively. The increase of $6.2 million, or 150.5%, was primarily driven by a $3.5 million increase in marketing and other costs to support our commercial launch of Baxdela, revenue-sharing payments associated with the license of rights to Baxdela to Menarini of $1.6 million, increases in legal expenses of $0.9 million and increases in administrative personnel-related costs of $0.7 million. These increases were partially offset by lower finance-related fees of $0.5 million.

Other expense (income)

For the three months ended September 30, 2017, we recognized other expense of $1.6 million as compared with the three months ended September 30, 2016, when we recognized other expense of $0.7 million, driven by the following:

•	Interest expense—Interest expense for the three months ended September 30, 2017 and 2016, was $2.4 million and $1.2 million, respectively. Interest expense includes both cash and non-cash components of interest expense. The cash portion of interest expense was $0.7 million in 2017, an increase of $0.1 million, due to higher debt balances. The non-cash portion of interest was $1.7 million in 2017, an increase of $1.1 million, driven primarily by $68.6 million in convertible promissory notes that we issued in the second half of 2016 and first half of 2017. This interest is categorized as non-cash because in the next round of equity financing, all outstanding principal, as well as accrued interest, will convert into shares of our stock. In addition and to a lesser extent, non-cash interest includes the amortization of debt issuance costs.

•	Change in fair value of warrant liability—We adjust the carrying value of the warrant liability to the estimated fair value at each reporting period. Increases or decreases in the fair value of the warrant liability are recorded within other expense (income) in the statement of operations. We recognized $0.7 million and $0.4 million of other income in the three months ended September 30, 2017 and 2016, respectively.

•	Other—The Company participates in a Connecticut tax credit program whereby we can claim either cash payments or future tax credits based on qualifying expenditures. We have historically chosen the cash payment incentive and expect to continue to do so in future periods as the tax code allows. This tax credit comprises the majority of the other income for both periods.

Comparison of the Nine Months Ended September 30, 2017 and 2016

The following table summarizes Melinta’s results of operations for the nine months ended September 30, 2017 and 2016:

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	Nine Months Ended September 30,		Increase (Decrease)
	2017	2016	Dollars	Percent
Revenue	$29,633	—	$29,633	100.0%
Research and development	$37,876	$33,489	$4,387	13.1%
Selling, general and administrative	$25,976	$14,824	$11,152	75.2%
Total other expense, net	$5,917	$3,237	$2,680	82.8%

Revenue

During the nine months ended September 30, 2017, we recognized revenue from the Menarini agreement of $29.6 million, of which $19.9 million related to an upfront licensing fee and $9.7 million related to the cost-sharing arrangement for expenses incurred during the first half of 2017.

Research and development expenses

Our research and development expenses for the nine months ended September 30, 2017 and 2016, were $37.9 million and $33.5 million, respectively. There have been two primary areas of focus for us in the nine months ended September 30, 2017 and 2016. The first area of focus and the primary cost driver has been the clinical development and FDA approval of Baxdela, our lead product candidate. The second area of focus has been the pre-clinical activity for the ESKAPE pathogen program as Melinta works to select a lead program candidate with an optimal efficacy and safety profile.

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We do not allocate personnel-related costs, including stock-based compensation or other indirect costs, to specific programs as they are deployed across multiple projects under development and, as such, are included as other development or discovery expenses in the table below. The following table summarizes our research, development and discovery costs by clinical program for the nine months ended September 30, 2017 and 2016, respectively:

	Nine Months Ended September 30,		Increase/(Decrease)
	2017	2016	Dollars	Percentage
Research and Development Expenses:
Development
Phase 3 ABSSSI Intravenous/Oral study	$—	$3,395	$(3,395)	(100.0%)
Phase 3 CABP study	17,675	4,968	12,707	255.8%
Other development expenses	12,629	14,285	(1,656)	(11.6%)

Total development research and development expenses	30,304	22,648	7,656	33.8%
Discovery
External expenses	2,030	3,471	(1,441)	(41.5%)
Other discovery expenses	5,542	7,370	(1,828)	(24.8%)

Total discovery research and development expenses	7,572	10,841	(3,269)	(30.2%)

Total research and development expenses	$37,876	$33,489	$4,387	13.1%

In total, our research and development costs increased in 2017 over 2016 by $4.4 million, or 13.1%. The increase is due primarily to $12.7 million of incremental expense for our Phase 3 clinical study of Baxdela for CABP, which was partially offset by reduced expense due to the conclusion of the Phase 3 ABSSSI clinical study and lower expenses related to the development of the ESKAPE pathogen program.

Development expenses for our Phase 3 clinical study for ABSSSI, testing the intravenous and oral forms of Baxdela, decreased in 2017 versus 2016 by $3.4 million. The study was completed in 2016 and no costs were incurred in 2017. We do not expect to incur any additional costs related to this study.

Development expenses for the Phase 3 CABP clinical trial increased by $12.7 million, or 255.8%, in 2017 from 2016, driven by steady patient enrollment during 2017. While the study was active for the entire year of 2016, we did not ramp up study activity until late in 2016 with the first patient enrollment in December 2016. As such, we expect that in 2017 and 2018 it will incur a significant level of expenses associated with this study.

Other development costs decreased in the nine months ended September 30, 2017, by $1.7 million, or 11.6%, versus 2016. This decrease was due principally to expenses of $2.4 million related to preparation of the NDA for Baxdela incurred in 2016 that were not incurred in 2017. These decreases were partially offset by higher expenses for Health Economics and Outcomes Research (“HEOR”), surveillance and automated susceptibility testing as we prepared for the launch of Baxdela.

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External costs for our discovery program represent research and support work performed by third parties. These costs decreased $1.4 million, or 41.5%, year over year due to the use of lower cost vendors for external analysis in 2017 as compared to 2016 as well as shifting some work previously done externally to internal personnel.

Other discovery costs represents internal costs of research, including salaries, benefits, other compensation, laboratory expenses and facility costs, as well as expenses to maintain our interests in antibiotic candidates. These costs decreased by $1.8 million, or 24.8%, in 2017 over 2016 due to an option fee that we paid in 2016 in connection with our radezolid program of $0.9 million that was not repeated in 2017, and lower external testing expense.

Selling, general and administrative expenses

SG&A expenses were $26.0 million and $14.8 million for the nine months ended September 30, 2017 and 2016, respectively. The increase of $11.2 million, or 75.2%, was primarily driven by a $6.2 million increase in marketing and other costs to support the commercial launch of Baxdela, revenue-sharing payments associated with the license of rights to Baxdela to Menarini of $1.6 million, increases in legal expenses of $1.3 million (driven by expenses related to the merger), increases in patent-related expenses of $0.7 million and increases in administrative personnel-related costs of $0.8 million.

Other expense (income)

For the nine months ended September 30, 2017, we recognized other expense of $5.9 million as compared with the nine months ended September 30, 2016, when we recognized other expense of $3.2 million, driven by the following:

•	Interest expense—Interest expense for the nine months ended September 30, 2017 and 2016, was $5.8 million and $2.9 million, respectively. Interest expense includes both cash and non-cash components of interest expense. The cash portion of interest expense was $1.6 million in 2017, a decrease of $0.3 million, due to declining balance of the 2014 Loan Agreement as we made principal payments during 2016 and 2017. The non-cash portion of interest was $4.2 million in 2017, an increase of $3.1 million, driven primarily by $68.6 million in convertible promissory notes that we issued in the second half of 2016 and first half of 2017. This interest was categorized as non-cash because in the next round of equity financing, all outstanding principal, as well as accrued interest, would convert into shares of our stock. In addition and to a lesser extent, non-cash interest includes the amortization of debt issuance costs.

•	Change in fair value of tranche assets and liabilities—We adjust the carrying value of the Convertible Preferred Stock tranche obligations to the estimated fair value at each reporting period. Increases or decreases in the fair value of tranche obligations are recorded within other income (expense) in the statement of operations. We recognized $1.3 million of expense in the nine months ended September 30, 2016, upon issuance of the final tranche of Series 4 preferred stock in March 2016. We have not recorded a tranche asset or liability since that date.

•	Change in fair value of warrant liability—We adjust the carrying value of the warrant liability to the estimated fair value at each reporting period. Increases or decreases in the fair value of the warrant liability are recorded within other expense (income) in the statement of operations. We recognized $0.3 million and $0.8 million of income in the nine months ended September 30, 2017 and 2016, respectively.

•	Other—The Company participates in a Connecticut tax credit program whereby we can claim either cash payments or future tax credits based on qualifying expenditures. We have historically chosen the cash payment incentive and expect to continue to do so in future periods as the tax code allows. This tax credit comprises the majority of the other income for both periods.

Liquidity and Capital Resources

Prior to November 2012, Melinta was primarily capitalized through the sale of convertible notes and preferred stock. In November 2012, the Company was recapitalized under the ownership of a new lead investor. The convertible notes and preferred stock issued prior to November 2012 were restructured at the time of the recapitalization. Since the November 2012 recapitalization through September 30, 2017, we have obtained funding primarily through sales of convertible preferred stock, loans and business development transactions. As of September 30, 2017, we held cash and cash equivalents of $12.4 million to fund operations.

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We have also funded our operations with debt financing. As of September 30, 2017, we had $40.0 million in outstanding debt under a Loan and Security Agreement, dated as of May 2, 2017, (“2017 Loan Agreement”) under which the lender has made available up to $80.0 million in debt financing in four separate tranches and up to $10.0 million in equity financing (see Note 3 to the unaudited condensed consolidated financial statements).

On November 3, 2017, Melinta completed the merger with Cempra. The combined company has cash and cash equivalents in excess of $155.0 million, which, in management’s view, is adequate to fund operations within the next 12 months, including on-going research & development, the production of commercial quantities of Baxdela, and the launch of our commercial strategy for Baxdela. The company expects to begin selling Baxdela in early 2018, which will provide a new, and growing, source of cash. The company also intends to secure additional operating funds, as needed, through new equity financings and/or new debt. However, there can be no assurance that adequate financing under acceptable terms will be available as needed.

In the event that the Company closes the Acquisition entered into on November 28, 2017, we will fund the transaction with a combination of debt and equity, such that funding for on-going operations, discussed above, will not be affected.

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The following table provides a summary of our cash position as of each of the period-end dates and the cash flows for each of the periods presented below (in thousands):

	Nine Months Ended September 30,
	2017	2016
	(unaudited)
Cash, cash equivalents and restricted cash as of end of the period	$12,393	$20,540
Cash provided by (used in):
Operating activities	(33,603)	(47,918)
Investing activities	(4,291)	(444)
Financing activities	38,878	38,744

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2017 and 2016, was $33.6 million and $47.9 million, respectively. For both periods presented, the primary use of cash was to fund development and discovery research activities for our product candidates and to support our selling, general and administrative functions. We used $14.3 million less in operations during the 2017 period due primarily to amounts received from Menarini and Eurofarma under the license arrangements, partially offset by higher cash-based operating expenses, the net of which was $12.1 million. In addition, the decrease in cash used in operations was due to favorable changes in working capital accounts year over year totaling $2.2 million.

Investing Activities

Net cash used in investing activities was $4.3 million and $0.4 million for the nine months ended September 30, 2017 and 2016, respectively. Subsequent to the FDA approval of Baxdela in June 2017, we made $3.5 million in milestone payments for intellectual property rights in connection with the FDA approval of Baxdela. These payments were capitalized as intangible assets and will be amortized over the estimated useful life of the related intellectual property. Other cash used in investing activities in both of these periods was primarily for capital expenditures for facility improvements, lab equipment, software and office furniture and equipment.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2017 and 2016, was $38.9 million and $38.7 million, respectively. During the nine months ended September 30, 2017, cash provided by financing activities related primarily to the issuance of convertible promissory notes totaling $24.5 million and the refinancing of the 2014 Loan Agreement, replacing it with the 2017 Loan Agreement, under which the Company borrowed $40.0 million. During the nine months ended September 30, 2016, cash provided by financing activities was comprised primarily of the issuance of notes payable of $27.8 million and preferred stock financing of $13.6 million, partially offset by repayments of notes payable of $2.7 million.

Funding Sources and Requirements

We expect to launch Baxdela in the United States in early 2018, from which we expect to generate significant product sales and associated cash in 2018. In addition, Melinta receives reimbursement from Menarini under the license agreement for a portion of Melinta’s ongoing Phase 3 CABP clinical trial development expenses. We receive such reimbursement within one quarter of the

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recognition of the expenses. Through September 30, 2017, we were entitled to total reimbursement of $9.7 million, of which Melinta had received $2.8 million. In addition, the Company is exploring other partnerships and collaborations to assist it with funding certain of its early-stage research and development programs.

We do not expect to generate revenue from any other product candidates under development unless and until we successfully commercialize our products or enter into additional collaborative agreements with third parties.

We expect to continue to incur significant losses for the foreseeable future and expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates, continue to advance products generated from the ESKAPE pathogen program platform and commercialize any approved products. We are also subject to the risks associated with the development of new therapeutic products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect Melinta’s business operations. Additionally, upon completion of the merger, we expect to incur additional costs associated with operating as a public company and may need substantial additional funding in connection with Melinta’s continuing operations, commercial, discovery and product development activities.

The Company believes that, after the merger, existing cash balances and other sources of cash, discussed above, will be sufficient to fund our operations requirements for at least the next 12 months. However, we may need to raise additional funds sooner to support the working capital requirements of a commercialized product and to fund further development of the other product candidates.

We intend to use our combined cash and cash equivalents, as follows:

•	to fund the activities supporting the commercialization for Baxdela for the treatment of ABSSSI;

•	to fund the Phase 3 trial and advance its product candidate Baxdela for the treatment of hospital treated CABP;

•	to fund the scale-up of manufacturing operations and manufacture Baxdela to meet both commercial and clinical demand;

•	to pursue additional indications for Baxdela;

•	to fund research activities for preclinical product candidates, IND-enabling studies and development activities for the ESKAPE pathogen program; and

•	the remainder for working capital, general and administrative expenses, future internal research and development expenses and other general corporate purposes.

In addition, we may also use a portion of our cash and cash equivalents for the acquisition of, or investment in, companies, technologies, products or assets that complement our business. In December 2014, we entered into a license agreement with a CRO to develop a molecule, radezolid, for dermatological applications. Under the terms of the agreement, development of the product is funded by the CRO. We, however, retain the right, at certain agreed upon milestones, to agree to co-develop or take full responsibility for the development program based on pre-determined payments to the CRO. In March 2016 and February 2017, we paid $0.9 million and $0.5 million, respectively, in license payments to the CRO under this agreement. In addition, in November we entered into an agreement to acquire the IDB of The Medicines Company (see Recent Developments section above).

Until we can generate a sufficient amount of revenue from our products, if ever, we expect to finance our future cash needs through public or private equity or debt financings, or through other sources such as potential collaboration and license agreements. In any event, we do not expect to achieve significant revenue from product sales prior to 2018.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined under the applicable rules of the SEC.

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Contractual Obligations and Commitments

During the nine months ended September 30, 2017, there have been no material changes to our contractual obligations and commitments outside the ordinary course of business from those specified in our 2016 Annual Report.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Fluctuation Risk

The primary objective of our investment activities is to preserve our capital to fund its operations. We also seek to maximize income from its cash and cash equivalents without assuming significant risk. To achieve these objectives, we invest our cash and cash equivalents in money market funds. We do not enter into investments for trading or speculative purposes. We do not believe that an immediate 1% increase in interest rates would have a material effect on the fair value of our cash equivalents, and therefore, we do not expect its operating results or cash flows to be materially affected to any degree by a sudden change in market interest rates.

On September 30, 2017, we had $40.0 million aggregate principal amount outstanding under its loan agreement with Oberland Capital. The loan bears interest at a rate of the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5% per annum, and as such is variable based on fluctuations in the prime rate. As a result, increases in interest rates may increase the cost of servicing the loan agreement and could materially reduce its profitability and cash flows. As September 30, 2017, the prime rate was approximately 25 basis points below the rate necessary for the interest rate on the loan agreement to exceed the 8.25% minimum interest rate described above. As a result, the fair value of the loan agreement will not change significantly until the prime rate exceeds 4.5%. A 1.0% increase in the prime rate would result in an additional $0.3 million in interest expense in the first year of the loan.

Foreign Currency Exchange Rate Fluctuations

To date, the vast majority of our contractual obligations have been denominated in U.S. dollars. In the future, we may contract with organizations such as CROs or contract manufacturers in foreign countries. We may therefore become subject to fluctuations in foreign currency exchange rates in connection with these agreements.

Melinta’s agreement with Menarini requires that they pay commercial and regulatory milestones of approximately €90.0 million over time as the milestones are achieved. The cash we receive from these payments is subject to fluctuations in foreign currency exchange rates between the Euro and U.S. dollar. The agreement establishes a fixed exchange rate such that the U.S. dollars that we will receive will not fluctuate with market exchange rates unless and until the market rate varies by more than 10% from the rate established in the agreement. As of September 30, 2017, if Menarini had met the first €5.0 million milestone, we would have received $5.3 million, which is based on the contractual rate in the agreement. If the €5.0 million milestone was met and paid based on the actual exchange rate as of September 30, 2017, the milestone payment in U.S. dollars would have been higher by $0.6 million.

Inflation

Inflation generally affects us by increasing its cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on its business, financial condition or results of operations during the periods presented.

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Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Melinta Therapeutics, Inc. Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined financial statements give effect to the merger with Cempra, Inc. that closed on November 3, 2017 (the “Merger”). The term “the combined company” as used in this proxy statement refers to the new Melinta Therapeutics, Inc. following the Merger. The unaudited pro forma combined financial information was prepared in accordance with the regulations of the SEC.

The following unaudited pro forma combined financial information gives effect to the merger of a wholly-owned subsidiary of Cempra, Inc., or Cempra, with and into Melinta Therapeutics, Inc., or Melinta, who survived as a wholly-owned subsidiary of Cempra in a transaction that was accounted for as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. For accounting purposes, Melinta acquired Cempra, even though legally Cempra was the issuer of the common stock in the merger.

The unaudited pro forma combined balance sheet at September 30, 2017, and the unaudited pro forma combined statement of operations for the nine months ended September 30, 2017, and the year ended December 31, 2016, presented herein are based on the historical financial statements of Melinta and Cempra after giving effect to the acquisition (for accounting purposes) of Cempra by Melinta and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma combined financial information.

Melinta was determined to be the accounting acquirer after consideration of the terms of the merger agreement and other factors, including: (i) Melinta security holders owned approximately 52% of the voting interests of the combined company immediately following the closing of the transaction and (ii) directors of Melinta were responsible for electing the chairman of the board for the combined company. Accordingly, the merger transaction has been accounted for by Melinta as a reverse merger acquisition under the acquisition method of accounting for business combinations.

Accordingly, the acquisition consideration is based on Cempra’s share price and shares of common stock outstanding as more fully described in the accompanying notes to the unaudited pro forma combined financial information. Under the reverse acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Cempra based on their estimated fair values as of the merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Alternatively, a bargain purchase gain is recognized if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition. The assets and liabilities and results of operations of Cempra will be consolidated into the results of operations of Melinta as of the effective date of the merger. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the accompanying notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined balance sheet as of September 30, 2017, gives effect to the merger as if it occurred on September 30, 2017, and reflects the acquisition of Cempra by Melinta. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2017, and for the year ended December 31, 2016, are presented as if the merger was consummated on January 1, 2016, and combines the historical results of Melinta and Cempra for the nine months ended September 30, 2017, and the year ended December 31, 2016.

Pro Forma Basis and Presentation

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger or the Acquisition, or with the integration of the companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Melinta been a combined company during the specified periods.

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The application of the acquisition method of accounting is dependent upon certain valuations that have yet to be completed. Accordingly, the pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. Therefore, pro forma adjustments reflected in the unaudited pro forma combined financial information are subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the merger and acquisition, may arise and those differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. The amounts of acquisition consideration, assets acquired and liabilities assumed that will be used in acquisition accounting will be based on their respective fair values as determined at the time of closing, and may differ significantly from these estimates.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the Melinta historical audited consolidated financial statements for the year ended December 31, 2016, and the unaudited condensed and consolidated financial statements for the nine months ended September 30, 2017, included on Form 8-K filed with the SEC on December 5, 2017. They should also be read in conjunction with the Cempra historical audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, both of which have been filed with the SEC, and its historical unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, which has also been filed with the SEC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

(In thousands)	Historical Melinta	Historical Cempra	Pro Forma Adjustments	Notes	Melinta Unaudited Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$12,193	$176,134	$(10,555)	(A)	$177,757
			(15)	(B)
Receivables	7,525	2,803	—		10,328
Inventory	5,997	—	—		5,997
Prepaid expenses and other current assets	2,304	833	—		3,137

Total current assets	28,019	179,770	(10,570)		197,219

Property and equipment, net	1,538	27	—		1,565
Developed product rights, net	—	—	29,200	(C)	29,200
Other intangible assets	7,500	—	11,200	(C)	18,700
Goodwill	—	—	—		—
Other assets	1,103	83	—		1,186

Total assets	$38,160	$179,880	$29,830		$247,870

Liabilities
Current liabilities
Accounts payable	$12,443	$6,665	$—		$19,108
Accrued expenses	16,310	2,322	10,725	(D)	29,357
Accrued interest on note payable	275	—			275
Long-term debt, current portion	—	6,667	(6,667)	(A)	—
Contingent purchase price - current portion	—	—	—		—
Preferred stock warrants	339	—	(339)	(E)	—

Total current liabilities	29,367	15,654	3,719		48,740

Long term liabilities
Notes payable	39,206	—	—		39,206
Convertible promissory notes	73,101	—	(73,101)	(F)	—
Deferred revenue	10,008	16,987	—		26,995
Deferred purchase price
Contingent purchase price					—
Other liabilities	—	—	—		—
Long-term debt, net of current	—	3,682	(3,682)	(A)	—

Total liabilities	151,682	36,323	(73,064)		114,941

Convertible preferred stock	217,220	—	(217,220)	(G)	—
Shareholders’ Equity
Common stock	1	53	(53)	(H)	22
			11	(I)
			10	(J)
Additional paid-in capital	223,137	626,001	(626,001)	(H)	640,526
			(15)	(B)
			339	(E)
			73,101	(F)
			217,220	(G)
			126,754	(I)
			(10)	(J)
Accumulated other comprehensive (loss) income	—	—	—		—
Accumulated deficit	(553,880)	(482,497)	482,497	(H)	(507,619)
			(206)	(A)
			(10,725)	(D)
			57,192	(K)

Total shareholders’ (deficit) equity	(330,742)	143,557	320,114		132,929

Total liabilities and shareholders’ (deficit) equity	$38,160	$179,880	$29,830		$247,870

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2017

(in thousands, except per share amounts)

	Historical Melinta	Historical Cempra	Pro Forma Adjustments	Notes	Melinta Unaudited Pro Forma Combined
Revenue
Product revenue
License	$19,905	$—			$19,905
Collaboration	9,728	—			9,728
Contract research	—	7,449			7,449

Total revenue	$29,633	$7,449			$37,082

Operating expenses
Cost of product revenue
Research and development	37,876	28,338			66,214
General and administrative	25,976	21,291	(6,532)	(L)	44,468
			3,733	(M)
Restructuring charge	—	3,553			3,553

Total operating expenses	$63,852	$53,182	$(2,799)		$114,235

Loss from operations	$(34,219)	$(45,733)	$2,799		$(77,153)

Other income (expenses)
Interest income	25	896			921
Interest expense	(5,765)	(677)	4,126	(N)	(2,316)
Loss on extinguishment of debt	(607)	—	(206)	(N)	(813)
Change in fair value of warrant liability	335	—	(335)	(O)	—
Other income	95	—			95

Other income (expense), net	$(5,917)	$219	$3,585		$(2,113)

Net loss before income taxes	$(40,136)	$(45,514)	$6,384		$(79,266)
Benefit for income taxes	—	—	—		—

Net Loss	$(40,136)	$(45,514)	$6,384		$(79,266)

Accretion of preferred dividends	(17,161)	—	17,161	(P)	—

Net loss available to common shareholders	$(57,297)	$(45,514)	$23,545		$(79,266)

Basic and diluted net loss attributable to common shareholders per share	$(45.26)	$(0.87)			$(3.63)

Basic and diluted weighted-average shares outstanding	1,266	52,471	(31,887)	(Q)	21,850

Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

(in thousands, except per share amounts)

	Historical Melinta	Historical Cempra	Pro Forma Adjustments	Notes	Melinta Unaudited Pro Forma Combined
Revenue
Product revenue
License	$—	$4,339			$4,339
Contract research	—	13,677			13,677

Total revenue	$—	$18,016			$18,016

Operating expenses
Cost of product revenue
Research and development	49,791	81,686			131,477
General and administrative	19,410	53,538	7,467	(M)	80,415

Total operating expenses	$69,201	$135,224	$7,467		$211,892

Loss from operations	(69,201)	(117,208)	(7,467)		(193,876)
Other income (expenses)
Interest income	30	475			505
Interest expense	(4,406)	(1,228)	2,244	(N)	(3,390)
Change in fair value of tranche assets and liabilities	(1,313)	—			(1,313)
Change in fair value of warrant liability	781	—	(781)	(O)	—
Other	177	—			177

Other income (expense), net	$(4,731)	$(753)	$1,463		$(4,021)

Net loss before income taxes	$(73,932)	$(117,961)	$(6,004)		$(197,897)
Benefit for income taxes	—	—	—		—

Net Loss	$(73,932)	$(117,961)	$(6,004)		$(197,897)

Accretion of preferred dividends	(21,117)	—	21,117	(P)	—

Net loss available to common shareholders	$(95,049)	$(117,961)	$15,113		$(197,897)

Basic and diluted net loss attributable to common shareholders per share	$(94.29)	$(2.34)			$(9.26)

Basic and diluted weighted-average shares outstanding	1,008	50,314	(29,943)	(Q)	21,379

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL INFORMATION

1. Description of Transactions and Basis of Presentation

Description of Transaction

On August 8, 2017, Cempra entered into a merger agreement with Melinta. On November 3, 2017, pursuant to the terms and subject to the conditions set forth in the merger agreement, Melinta was merged into a subsidiary of Cempra and survived as a wholly-owned subsidiary of Cempra (the “Merger”). Cempra was re-named Melinta Therapeutics, Inc. in connection with the Merger.

Immediately prior to the completion of the Merger, the principal and interest under outstanding convertible promissory notes and all outstanding shares of preferred stock, including dividends of Melinta were converted into shares of Melinta common stock. As part of the completion of the Merger, each outstanding share of the common stock of Melinta was converted into the right to receive that number of shares of Cempra common stock as determined pursuant to the exchange ratios described in the merger agreement (except that stockholders of Melinta who are not “accredited investors” under U.S. securities laws or who held fractional shares received cash), and all options, warrants or other rights to purchase shares of capital stock of Melinta, were exchanged for rights to acquire Cempra common stock. No fractional shares of Cempra common stock were issued in connection with the Merger, and holders of Melinta capital stock were entitled to receive cash in lieu thereof.

Upon completion of the Merger, Melinta security holders beneficially own shares of Cempra’s common stock representing an aggregate of approximately 52 percent on a fully-diluted basis as calculated under the treasury stock method.

Basis of Presentation

The accompanying pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial information of Melinta and Cempra after giving effect to the Merger and the adjustments described in these notes, and are intended to reflect the impact of the combinations on Melinta’s consolidated financial information.

The Merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations” (“ASC 805”). For accounting purposes, Melinta is considered to be acquiring Cempra even though legally Cempra will be the issuer of the common stock in the merger.

The Cempra identifiable assets acquired and liabilities assumed will be recorded at the acquisition-date fair values and added to Melinta’s balance sheet. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. These estimates are based on the most recently available information. To the extent there are significant changes to the combined company’s business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma combined financial statements could change significantly. The allocations are dependent upon certain valuations and other studies that have not been completed for the Merger. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value. In addition, differences between the preliminary and final amounts will likely occur as a result of changes in the estimated fair values of tangible and intangible assets acquired and liabilities assumed, including any goodwill or bargain purchase gains recognized, as of the dates that the Merger was completed.

The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if they occurred on September 30, 2017. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2017, combine the unaudited historical statements of operations of Cempra and Melinta for their respective nine-month periods ended September 30, 2017, and gives pro forma effect to the Merger as if they had been completed on January 1, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016, combine the historical statements of operations of Cempra and Melinta for their respective year ended December 31, 2016, and gives pro forma effect to the Merger as if they had been completed on January 1, 2016.

2. Purchase Price

The purchase price for the merger with Cempra is as follows (in thousands, except share data):

Number of Cempra shares outstanding as of November 3, 2017	10,502,477
10-day weighted average Cempra common stock price as of November 3, 2017	12.07

Total estimated purchase price	126,765

For pro forma purposes, the fair value of consideration transferred was determined based on the closing price of Cempra common stock of $12.07 per share based on the closing price of Cempra common stock on November 3, 2017, the closing date of the Merger. The combined company will expense all transaction costs as incurred.

The preliminary allocation of the purchase price to acquired tangible and intangible assets and liabilities assumed based on their estimated fair values as of September 30, 2017, comprises (in thousands):

Cash and cash equivalents	176,134
Receivables and other assets	3,746
Intangible assets	40,400
Accounts payable, accrued expenses and other liabilities	(36,323)

Net assets acquired	183,957
Less: estimated purchase price	(126,765)

Bargain purchase gain	57,192

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets, including identifiable intangible assets acquired, and the fair values of liabilities assumed as of the date that the Merger is completed. Cempra and Melinta believe that the historical values of Cempra’s current assets and current liabilities approximate their fair value based on the short-term nature of such items. Cempra’s property and equipment consists of assets whose historical cost, less depreciation, is deemed to approximate its fair value. The estimated fair values of the assets acquired and liabilities assumed will remain preliminary until the combined company completes a valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities. Based on such preliminary valuations, the excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Alternatively, a bargain purchase gain is recognized if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition. Based on preliminary estimates of the fair value of the assets acquired and liabilities assumed as of September 30, 2017, and the purchase price (based on the closing price of Cempra common stock as of November 3, 2017), the combined company would recognize a bargain purchase gain as of September 30, 2017. The bargain purchase gain of $57,192 is primarily the result of the decrease in the market value of the Cempra common stock since the date that the merger agreement was announced. The bargain purchase gain has not been reflected in the pro forma condensed combined statement of operations as it is directly attributable to the merger and will not have a continuing impact on the operating results of the combined organization.

3. Pro Forma Adjustments

The unaudited pro forma adjustments included in the pro forma condensed combined balance sheet are as follows:

A.	Represents the pay-off of Cempra’s long-term debt by Cempra as the debt will not be legally assumed by the combined company as part of the merger agreement. There was $10,555 of principal and $206 in unamortized debt issuance costs, resulting in a net reduction of long-term debt of $10,349 as of September 30, 2017.

B.	Represents shares repurchased by Cempra.

C.	Represents the preliminary estimated fair value of the intangible assets of Cempra acquired by Melinta as part of the proposed merger. These amounts include $29,200 for in-process research and development related to Solithromycin and Fusidic Acid. The fair value of IPR&D acquired through a business combination is capitalized as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. When the related research and development is completed, the asset will be assigned a useful life and amortized. An additional $11,200 of intangibles is related to the non-compete agreements related to the executives that will be amortized over 18 months.

D.	Represents estimated transaction costs payable in cash of $7,037 and $3,688 that have not been incurred as of September 30, 2017, for Cempra and Melinta, respectively. These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combine company.

E.	Represents the conversion of Melinta preferred stock warrants into Cempra common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as a liability, and the elimination of the historical changes in the estimated fair value of the warrants that were recognized on the related statements of operations.

F.	Represents the conversion of Melinta’s convertible bridge notes payable and accrued interest to 3,766,311 shares of Cempra common stock, after applying the conversion of Melinta to Cempra shares, in connection with the merger.

G.	Represents the conversion of Melinta’s preferred stock to Cempra common stock, after applying the conversion of Melinta common stock to Cempra common stock, in connection with the merger.

H.	Represents the elimination of Cempra’s historical stockholder’s equity.

I.	Represents the estimated purchase consideration transferred to Cempra stockholders.

J.	Represents an increase in the par value of common stock based on the par value of Cempra common stock to be issued to Melinta shareholders (dollar amounts in thousands, except per share amounts):

Estimated shares of Cempra common stock issued to Melinta shareholders upon close of the transaction	11,433,532
Multiplied by par value per share of Cempra common stock	0.001

Par value of Cempra common stock issued to Melinta shareholders (in thousands)	11
Less historical par value of Melinta common stock	(1)

Net pro forma adjustment to common stock	10

K.	Represents the preliminary bargain purchase gain as a result of the transaction, which is subject to change based on information received before transaction closing.

The unaudited pro forma adjustments included in the pro forma condensed combined statements of operation are as follows:

L.	Represents the elimination of transaction-related expenses incurred by Melinta and Cempra during the period. These amounts have been eliminated on a pro forma basis, as they are not expected to have a continuing effect on the operating results of the combined company.

M.	Represents the amortization of other intangible assets.

N.	Represents the elimination of interest expense on the conversion of Melinta’s convertible notes into Cempra common stock, as well as the payoff of the long-term debt for Cempra due to the requirements of the merger agreement.

O.	Represents the conversion of Melinta preferred stock warrants into Cempra common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as a liability, and the elimination of the historical changes in the estimated fair value of the warrants that were recognized on the related statements of operations.

P.	Represents the elimination of the accretion of preferred stock dividends as all outstanding Melinta preferred stock was assumed to be converted to common stock in connection with the merger.

Q.	Represents the issuance of Cempra shares to Melinta stockholders in connection with the merger, adjusted for Melinta’s historical weighted-average outstanding shares.

EXHIBIT B

Quarterly Report of Melinta (formerly known as Cempra, Inc.) on Form 10-Q for the fiscal quarter ended September 30, 2017.

See attached.

EXHIBIT C

Annual Report of Melinta (formerly known as Cempra, Inc.) on Form 10-K for the fiscal year ended December 31, 2016.

See attached.

Exhibit D

Combined Carve-out Financial Statements for the

Infectious Disease Businesses of The Medicines Company

The attached document contains preliminary unaudited condensed combined carve-out financial statements for the Infectious Disease Businesses, “the Company” or “Company”. During the periods presented, the Company was wholly-owned and controlled by The Medicines Company, “Medicines”.

These condensed combined carve-out financial statements may not be representative of the Company’s future performance, and may not necessarily reflect the condensed combined results of operations, financial position and cash flows of the Company, if it had been operated as a separate entity apart from Medicines during the periods presented.

Exhibit D

THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

Combined Carve-out Financial Statements

For the Years Ended December 31, 2015 and 2016

CARVE-OUT FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

REPORT OF INDEPENDENT AUDITORS	4

COMBINED BALANCE SHEETS	6

COMBINED STATEMENTS OF OPERATIONS	7

COMBINED STATEMENTS OF COMPREHENSIVE LOSS	8

COMBINED STATEMENTS OF EQUITY	9

COMBINED STATEMENTS OF CASH FLOWS	10

NOTES TO COMBINED FINANCIAL STATEMENTS	11

Report of Independent Auditors

The Board of Directors of The Medicines Company

We have audited the accompanying combined financial statements of The Infectious Disease Businesses of The Medicines Company, which comprise the combined balance sheets as of December 31, 2015 and 2016, and the related combined statements of operations, comprehensive loss, equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Infectious Disease Businesses of The Medicines Company at December 31, 2015 and 2016, and the combined results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Infectious Disease Businesses of The Medicines Company’s Ability to Continue as Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the combined financial statements, the Company has recurring losses from operations and has insufficient capital to fund its operations. There can be no assurances that the Company’s parent, The Medicines Company, will continue to have the ability to financially support the operations of the Company given substantial doubt exists about The Medicines Company’s ability to continue as a going concern. These conditions raise substantial doubt about the Company’s ability to continue as a going

4

concern. Management’s plans in regard to these matters are also described in Note 2. The combined financial statements do not include any adjustments that might result from the outcome of these uncertainties. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 3, 2017

5

THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

COMBINED BALANCE SHEETS

(USD in thousands)

	December 31,
	2015	2016
ASSETS
Current assets:
Accounts receivable, net of allowances	$3,350	$3,916
Inventory, net	23,105	42,411
BARDA receivable	6,585	4,190
Prepaid expenses and other current assets	1,596	1,492

Total current assets	34,636	52,009
Fixed assets, net	743	1,799
Developed product rights, net	112,346	104,416
In-process research and development	188,620	188,620
Goodwill	83,303	83,303
Restricted cash	180	186
Other assets	13	13

Total assets	$419,841	$430,346

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,521	$8,060
Accrued expenses	24,432	35,162
Current portion of contingent purchase price	18,400	55,000
Deferred revenue	1,563	2,467

Total current liabilities	56,916	100,689
Contingent purchase price	60,757	66,957
Deferred tax liabilities	66,019	66,019

Total liabilities	183,692	233,665
Equity:
Accumulated other comprehensive loss	(1,707)	(1,533)
Net parent investment	237,856	198,214

Total equity	236,149	196,681

Total liabilities and equity	$419,841	$430,346

See accompanying notes to combined financial statements.

6

THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

COMBINED STATEMENTS OF OPERATIONS

(USD in thousands)

	Year Ended December 31,
	2015	2016
Net revenue	$14,460	$24,973
Operating expenses:
Cost of revenue	15,905	11,247
Research and development	37,662	51,841
Selling, general and administrative	82,432	139,443

Total operating expenses	135,999	202,531

Loss from operations	(121,539)	(177,558)
Other income (expense)	199	(19)

Loss before income taxes	(121,340)	(177,577)

Benefit from income taxes	12,809	206

Net loss	$(108,531)	$(177,371)

See accompanying notes to combined financial statements.

7

THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

COMBINED STATEMENTS OF COMPREHENSIVE LOSS

(USD in thousands)

	Year Ended December 31,
	2015	2016
Net loss	$(108,531)	$(177,371)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(875)	174

Total other comprehensive (loss) income	(875)	174

Comprehensive loss	$(109,406)	$(177,197)

See accompanying notes to combined financial statements.

8

THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

COMBINED STATEMENTS OF EQUITY

(USD in thousands)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance at January 1, 2015	$191,222	$(832)	$190,390
Net loss	(108,531)	—	(108,531)
Net transfers from parent	155,165	—	155,165
Currency translation adjustment	—	(875)	(875)

Balance at December 31, 2015	237,856	(1,707)	236,149
Net loss	(177,371)	—	(177,371)
Net transfers from parent	137,729	—	137,729
Currency translation adjustment	—	174	174

Balance at December 31, 2016	$198,214	$(1,533)	$196,681

See accompanying notes to combined financial statements.

9

THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

COMBINED STATEMENTS OF CASH FLOWS

(USD in thousands)

	Year Ended December 31,
	2015	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(108,531)	$(177,371)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,986	8,262
Reserve for excess or obsolete inventory	4,228	212
Non-cash stock compensation	8,584	9,931
Change in contingent purchase price	(1,519)	53,249
Deferred tax liabilities	(12,621)	—
Other	13	—
Changes in operating assets and liabilities:
Accounts receivable	(3,322)	(566)
Inventory, net	(14,917)	(19,519)
BARDA receivable	(3,832)	2,395
Prepaid expenses and other current assets	(738)	104
Accounts payable	(763)	(4,461)
Accrued expenses	4,998	10,730
Payments on contingent purchase price	(1,854)	(929)
Deferred revenue	(6,392)	904
Other	2	—

Net cash used in operating activities	(129,678)	(117,059)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(562)	(1,256)
Change in restricted cash	35	(6)

Net cash used in investing activities	(527)	(1,262)
CASH FLOWS FROM FINANCING ACTIVITIES
Net parent investment	145,709	127,841
Payments on contingent purchase price	(15,504)	(9,520)
Net cash provided by financing activities	130,205	118,321

CASH AND CASH EQUIVALENTS
Change in cash and cash equivalents	—	—
Cash and cash equivalents at the beginning of the period	—	—
Cash and cash equivalents at the end of the period	$—	$—

See accompanying notes to combined financial statements.

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1.	Nature of Operations

The accompanying combined financial statements and notes present the combined balance sheets, statements of operations, statements of comprehensive loss, statements of equity and statements of cash flows of The Infectious Disease Businesses, (The Company), of The Medicines Company, (Medicines). The Infectious Disease Businesses consist of two operating subsidiaries, Rempex Pharmaceuticals Inc., (Rempex), and Targanta Therapeutics Corporation, (Targanta), through which Medicines has historically operated its infectious disease business.

The Company is primarily comprised of the infectious disease activities related to Minocin IV, Orbactiv, and Vabomere, and other preclinical product candidates. The Company’s marketed product portfolio has Minocin ®, (minocycline), for injection Orbactiv®, (oritavancin) and Vabomere™. The Company also has a pipeline of products in development. The Company manages its business and operations as one segment and believes that its products and products in development possess favorable attributes that competitive products do not provide, can satisfy unmet medical needs in the intensive care hospital product market and offer, or, in the case of its products in development, have the potential to offer, improved performance to hospital businesses.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and are comprised of the Company’s activities distributed across multiple legal entities of Medicines. All intercompany balances and transactions have been eliminated in the accompanying combined financial statements.

These combined financial statements have been extracted from the accounting records of Medicines. The historical results of operations, financial position, and cash flows may not be indicative of what the Company would actually have been had the Company been a separate stand-alone entity, nor are they indicative of what the results of operations, financial position and cash flows may be in the future.

The accompanying combined financial statements reflect the assets and liabilities that are directly attributable to the Company. The assets and liabilities excluded from the accompanying combined financial statements consist of:

•	Cash that has been swept into a centralized cash management system. For most of the entities constituting its business, including the Company, Medicines uses a centralized approach to cash management and financing of its operations. Accordingly, none of the cash or cash equivalents, or debt, including interest thereon not directly related to the Company, has been reflected in these combined financial statements.

•	Other assets and liabilities at Medicines’ subsidiary companies which are not directly related to, or are not specifically owned by, or commitments of the Company, including fixed assets shared by the Company with other products/businesses of Medicines.

•	Medicines’ third-party debt and the related interest expense have not been allocated to these combined financial statements as the Company was not the legal obligor of the third-party debt and Medicines’ borrowings were not directly attributable to the Company.

Earnings per share data has not been presented in the combined financial statements because the Company does not operate as a separate legal entity with its own capital structure.

Revenue and costs directly related to the Company have been entirely attributed to the Company in the accompanying combined financial statements. The Company also receives services and support from other functions of Medicines. The Company’s operations are dependent upon the ability of these other businesses and functions to provide these services and support. The costs associated with these services and support

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have been allocated to the Company using methodologies based on proportionate headcount of the Company, as compared to the headcount of Medicines as a whole, which the Company believes is the most appropriate method of allocation. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including salaries and other benefits, for corporate and shared employees, depreciation expense on shared assets, and rental and usage fees for shared assets for the following functional groups: information technology; legal; accounting and finance; human resources; marketing and product support; product development; facility; and other corporate and infrastructural services.

These allocated costs are recorded in Research and Development (R&D) and Selling, General and Administrative (SG&A) expenses in the combined statements of operations. Income taxes have been accounted for using the separate return method in the accompanying combined financial statements as described below.

The Company believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances.

Going Concern

Since inception, the Company has incurred significant net losses. The Company incurred net losses of $108.5 million and $177.4 million for the years ended December 31, 2015 and 2016, respectively. The Company has not been capitalized with sufficient funding to conduct its operations. Since the Company has no available cash or credit facilities, the Company is dependent upon Medicines and its affiliates to provide services and funding to support the operations of the Company until, at least, such time as external financing is completed. The Company expects to incur significant expenses and operating losses for the foreseeable future as it continues its efforts to seek regulatory approvals for product candidates it acquires or develops and to sell, market and distribute Orbactiv, Minocin IV, and Vabomere. If the Company is unable to grow its revenue from Orbactiv, Minocin IV and Vabomere, it may never become profitable.

Additional financing will be needed by the Company to fund its ongoing activities, particularly as it pursues marketing approval for product candidates it may develop as well as the continued commercialization activities with respect to Orbactiv, Minocin IV and Vabomere. The Company may raise this additional funding through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions and funding under government contracts. The Company may be unable to raise additional funds or enter into such other arrangements or arrangement when needed on favorable terms, or at all. If the Company is unable to raise capital when needed or on attractive terms, the Company could be forced to delay, reduce or eliminate certain of the Company’s commercialization efforts and research and development programs. There can be no assurances that other sources of financing would be available or that Medicines will continue to have the ability to financially support the operations of the Company given that substantial doubt exists about Medicines’ ability to continue as a going concern. Due to these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern.

The accompanying combined financial statements have been prepared under the assumption that the Company will continue as on a going concern. The combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties discussed above.

The Company’s future operations are highly dependent on a combination of factors, including (i) the timely and successful completion of additional financing discussed above; (ii) the success of its research and development programs; (iii) the development of competitive therapies by other biotechnology and pharmaceutical companies, (iv) the Company’s ability to manage growth of the organization; (v) the Company’s ability to protect its proprietary technology; and ultimately (vi) regulatory approval and market acceptance of the Company’s product candidates.

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Use of Estimates

The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the combined financial statements and accompanying disclosures. Such estimates include, but are not limited to contingent consideration, inventory reserves, costs of revenue and other assets, liabilities, revenue and expenses. Actual amounts may be different.

Inventory

The Company records inventory upon the transfer of title from our vendors. Inventory is stated at the lower of cost or market value and valued using first-in, first-out methodology. Orbactiv and Minocin IV bulk substance are classified as raw materials and their costs are determined using acquisition costs from the Company’s contract manufacturers. The Company records work-in-progress costs of filling, finishing and packaging against specific product batches.

Fixed Assets

Fixed assets are stated at cost. Depreciation is calculated using the straight-line method based on estimated useful lives or, in the case of leasehold improvements, over the lesser of the useful lives or the lease terms. Repairs and maintenance costs are expensed as incurred.

Intangible Assets with Definite Useful Lives

Intangible assets with definite useful lives are amortized on a straight line basis over their estimated useful lives and reviewed for impairment if certain events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

In-Process Research and Development

The cost of in-process research and development (IPR&D) acquired directly in a transaction other than a business combination is capitalized if the projects have an alternative future use; otherwise it is expensed. The fair values of IPR&D projects acquired in business combinations are capitalized.

Several methods may be used to determine the estimated fair value of the IPR&D acquired in a business combination. The Company utilizes the “income method,” which applies a probability weighting that considers the risk of development and commercialization to the estimated future net cash flows that are derived from projected sales revenues and estimated costs. These projections are based on factors such as relevant market size, patent protection, historical pricing of similar products and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. This analysis is performed for each project independently. The Company also considers qualitative factors such as development of competing drugs, status in the development cycle of the product, regulatory developments and other qualitative factors.

These assets are treated as indefinite-lived intangible assets until completion or abandonment of the projects, at which time the assets are amortized over the remaining useful life or written off, as appropriate. These assets are tested at least annually or when a triggering event occurs that could indicate a potential impairment. See Note 6 “Intangible Assets and Goodwill” for further details. Based on the Company’s analysis, there was no impairment of indefinite lived intangible assets in connection with the annual impairment tests that were performed during 2015 and 2016.

Goodwill

The Company assesses the recoverability of goodwill annually, at the beginning of the fourth quarter of each year, and between annual tests if an event occurs or circumstances change that would indicate that it is more

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likely than not that the fair value of the reporting unit may have been reduced below its carrying amount. Impairment testing for goodwill is done at a reporting unit level. A reporting unit is defined as an operating segment or one level below the operating segment, called a component. However, two or more components of an operating segment will be aggregated and deemed a single reporting unit if the components have similar economic characteristics.

The Company is able to first assess qualitative factors to determine whether it is necessary to perform the more detailed two-step quantitative goodwill impairment test. The Company may elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit. The quantitative goodwill impairment test, if necessary, is a two-step process. The first step is to identify the existence of a potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the reporting unit’s goodwill is considered not to be impaired and performance of the second step of the quantitative goodwill impairment test is unnecessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step of the quantitative goodwill impairment test is performed to measure the amount of impairment loss to be recorded, if any. The second step of the quantitative goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined using the same approach as employed when determining the amount of goodwill that would be recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of its assets and liabilities as if the reporting unit had been acquired in a business combination and the fair value was the purchase price paid to acquire the reporting unit.

For the 2015 and 2016 annual goodwill impairment test, the Company elected to first assess qualitative factors to determine whether it was more likely than not that the fair value of its reporting unit was less than its carrying amount as a basis for determining whether it was necessary to perform the two-step goodwill impairment test. In evaluating whether it was more likely than not that the fair value of its reporting unit was less than its carrying amount, the Company assessed relevant events and circumstances including industry and market conditions, macroeconomic conditions, trends in product costs and financial performance of the Company’s businesses. After assessing these events and circumstances, the Company determined that it was not more likely than not that the fair value of its reporting unit was less than its carrying amount and concluded that the quantitative goodwill impairment test was not required.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment and certain other long-term assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of the assets exceed their estimated future undiscounted net cash flows, an impairment charge is recognized for the amount by which the carrying amount of the assets exceed the fair value of the assets.

Contingent Purchase Price from Business Combinations

Subsequent to the acquisition date, the Company measures the fair value of the acquisition-related contingent consideration at each reporting period, with changes in fair value recorded in selling, general and administrative expenses in the accompanying combined statements of operations. Changes to contingent consideration obligations can result from adjustments to discount rates and periods, updates in the assumed achievement or timing of any development or commercial milestone or changes in the probability of certain clinical events, the passage of time and changes in the assumed probability associated with regulatory approval. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting.

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Risks and Uncertainties

The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk include accounts receivable. The Company currently sells Minocin IV and Orbactiv in the United States to a sole source distributor, Integrated Commercialization Solutions, Inc. (ICS). ICS accounted for 100% of the Company’s net revenue during the years ended December 31, 2015 and 2016. At December 31, 2015 and 2016, amounts due from ICS represented approximately $3.7 million and $4.8 million, respectively, or 100% of gross accounts receivable.

Contingencies

The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company continually assesses litigation to determine if an unfavorable outcome would lead to a probable loss or reasonably possible loss which could be estimated. In accordance with the guidance of the Financial Accounting Standards Board (FASB) on accounting for contingencies, the Company accrues for all contingencies at the earliest date at which the Company deems it probable that a liability has been incurred and the amount of such liability can be reasonably estimated. If the estimate of a probable loss is a range and no amount within the range is more likely than another, the Company accrues the minimum of the range. In the cases where the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the litigation, including an estimable range, if possible.

Revenue Recognition

Product Sales. The Company distributes Orbactiv and Minocin IV in the United States through a sole source distribution model with ICS. The Company recognizes sales from Orbactiv under a deferred revenue model. Under its deferred revenue model, the Company invoices ICS upon product shipment, records deferred revenue at gross invoice sales price, classifies the cost basis of the product held by ICS as finished goods inventory held by others and includes such cost basis amount within prepaid expenses and other current assets on its combined balance sheets. The Company currently recognizes the deferred revenue when hospitals purchase product and will do so until such time that the Company has sufficient information to develop reasonable estimates of expected returns and other adjustments to gross revenue. The Company had deferred revenue of $1.4 million and $2.3 million associated with sales in the United States of Orbactiv as of December 31, 2015 and 2016, respectively. The Company recognized $9.1 million and $16.0 million of revenue associated with Orbactiv during the years ended December 31, 2015 and 2016, respectively, related to purchases by hospitals.

Under the same sole source distribution model with ICS, the Company records revenue upon shipment of Minocin IV to ICS. ICS then primarily sells these products to a limited number of national medical and pharmaceutical wholesalers with distribution centers located throughout the United States. Under the terms of this fee-for-service agreement, ICS places orders with the Company for sufficient quantities of Minocin IV and Orbactiv to maintain an appropriate level of inventory based on Medicines’ customers’ historical purchase volumes. ICS assumes all credit and inventory risks, is subject to the Company’s standard return policy and has sole responsibility for determining the prices at which it sells these products, subject to specified limitations in the agreement. The agreement terminates on February 28, 2019 and will automatically renew for additional one-year periods unless either party gives notice at least 90 days prior to the automatic extension. Either party may terminate the agreement at any time and for any reason upon 180

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days prior written notice to the other party. The Company does not recognize revenue from product sales until there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed or determinable, the buyer is obligated to pay the Company, the obligation to pay is not contingent on resale of the product, the buyer has economic substance apart from the Company, the Company has no obligation to bring about the sale of the product, the amount of returns can be reasonably estimated and collectability is reasonably assured. The company recognized $5.4 million and $8.9 million of revenue associated with Minocin IV during the years ended December 31, 2015 and 2016, respectively.

The Company records allowances for chargebacks and other discounts or accruals for product returns, rebates and fee-for-service charges at the time of sale, and reports revenue net of such amounts. In determining the amounts of certain allowances and accruals, the Company must make significant judgments and estimates. For example, in determining these amounts, the Company estimates hospital demand, buying patterns by hospitals and group purchasing organizations from wholesalers and the levels of inventory held by wholesalers and by ICS. Making these determinations involves estimating whether trends in past wholesaler and hospital buying patterns will predict future product sales. The Company receives data periodically from ICS and wholesalers on inventory levels and levels of hospital purchases and the Company considers this data in determining the amounts of these allowances and accruals.

The specific considerations the Company uses in estimating these amounts related to sales associated with Minocin IV are as follows:

Product returns. The Company’s customers have the right to return any unopened product during the 18-month period beginning six months prior to the labeled expiration date and ending 12 months after the labeled expiration date. As a result, in calculating the accrual for product returns, the Company must estimate the likelihood that product sold might not be used within six months of expiration and analyze the likelihood that such product will be returned within 12 months after expiration. The Company considers all of these factors and adjusts the accrual periodically throughout each quarter to reflect actual experience. When customers return product, they are generally given credit against amounts owed. The amount credited is charged to the Company’s product returns accrual.

In estimating the likelihood of product being returned, the Company relies on information from ICS and wholesalers regarding inventory levels, measured hospital demand as reported by third-party sources and internal sales data. The Company also considers the past buying patterns of ICS and wholesalers, the estimated remaining shelf life of product previously shipped, the expiration dates of product currently being shipped, price changes of competitive products and introductions of generic products.

At December 31, 2015 and 2016, the Company’s accrual for product returns was $1.2 million, and $0.3 million, respectively.

Chargebacks and rebates. Although the Company primarily sells products to ICS in the United States, the Company typically enters into agreements with hospitals, either directly or through group purchasing organizations acting on behalf of their hospital members, in connection with the hospitals’ purchases of products.

Based on these agreements, most of the Company’s hospital customers have the right to receive a discounted price for products and volume-based rebates on product purchases. In the case of discounted pricing, the Company typically provides a credit to ICS, or a chargeback, representing the difference between ICS’s acquisition list price and the discounted price. In the case of the volume- based rebates, the Company typically pays the rebate directly to the hospitals.

As a result of these agreements, at the time of product shipment, the Company estimates the likelihood that product sold to ICS might be ultimately sold to a contracting hospital or group purchasing organization. The Company also estimates the contracting hospital’s or group purchasing organization’s volume of purchases.

The Company bases its estimates on industry data, hospital purchases and the historic chargeback data it receives from ICS, most of which ICS receives from wholesalers, which details historic buying patterns and

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sales mix for particular hospitals and group purchasing organizations, and the applicable customer chargeback rates and rebate thresholds.

The Company’s allowance for chargebacks was $0.2 million and $0.7 million as of December 31, 2015 and 2016, respectively. The Company’s allowance for rebates was not material as of December 31, 2015 and 2016.

Fees-for-service. The Company offers discounts to certain wholesalers and ICS based on contractually determined rates for certain services. The Company estimates its fee-for-service accruals and allowances based on historical sales, wholesaler and distributor inventory levels and the applicable discount rate. The Company’s discounts are accrued at the time of sale and are typically settled within 60 days after the end of each respective quarter. The Company’s fee-for-service accruals and allowances were $0.1 million, and $0.2 million at December 31, 2015 and 2016, respectively.

The Company has adjusted its allowances for chargebacks and accruals for product returns, rebates and fees-for-service in the past based on actual sales experience, and the Company will likely be required to make adjustments to these allowances and accruals in the future. The Company continually monitors its allowances and accruals and makes adjustments when it believes actual experience may differ from its estimates.

The following table provides a summary of activity with respect to the Company’s sales allowances and accruals during 2015 and 2016:

	Cash Discounts	Returns	Chargebacks	Rebates	Fees- for- Service
	In thousands
Balance as of December 31, 2014	$7	$773	$286	$—	$83
Allowances for sales during 2015	207	538	860	66	247
Actual credits issued for prior year’s sales	(7)	(94)	(286)	—	(83)
Actual credits issued for sales during 2015	(132)	—	(645)	(16)	(103)

Balance as of December 31, 2015	75	1,217	215	50	144
Allowances for sales during 2016	441	(854)	2,886	44	821
Actual credits issued for prior year’s sales	(75)	(86)	(115)	(50)	(144)
Actual credits issued for sales during 2016	(344)	—	(2,243)	(29)	(584)

Balance as of December 31, 2016	$97	$277	$743	$15	$237

Cost of Revenue

Cost of revenue consisted of expenses in connection with the manufacture of Orbactiv and Minocin IV, royalty expenses under the Company’s agreements with Eli Lilly (Lilly) related to Orbactiv and the logistics costs related to Orbactiv and Minocin IV including distribution, storage and handling costs. Amounts billed for shipping and handling are recorded as revenue. Shipping and handling expenses are recorded as a component of cost of revenue.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were approximately $0.9 million and $0.02 million during the years ended December 31, 2015 and 2016, respectively.

Research and Development

Research and development costs are expensed as incurred. Clinical study costs are accrued over the service periods specified in the contracts and adjusted as necessary based upon an ongoing review of the level of

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effort and costs actually incurred. Payments for a product license prior to regulatory approval of the product and payments for milestones achieved prior to regulatory approval of the product are expensed in the period incurred as research and development. Milestone payments made in connection with regulatory approvals are capitalized and amortized to cost of revenue over the remaining useful life of the asset.

The Company recognizes reimbursements under research contracts when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred and collection of the contract price is reasonably assured. The reimbursements are classified as an offset to research and development expenses. Payments received in advance of work performed are deferred. See Note 13 “Reimbursement Agreements” for further details on these contracts.

Share-Based Compensation

Medicines recognizes expense using the accelerated expense attribution method in an amount equal to the fair value of all share-based awards granted to employees. Medicines estimates the fair value of its options on the date of grant using the Black-Scholes closed-form option-pricing model.

Expected volatilities are based principally on historic volatility of Medicines’ common stock. Medicines uses historical data to estimate forfeiture rate. The expected term of options represents the period of time that options granted are expected to be outstanding. Medicines has made a determination of expected term by analyzing employees’ historical exercise experience. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant corresponding with the expected life of the options.

The Company recognizes compensation expense for grants under Medicines’ share-based compensation plans to employees of the Company.

Foreign Currencies

Targanta Canada is the only entity within the Company’s business contributing to foreign currency translation impact. The combined financial statements are presented in U.S. Dollars. The financial statements of the Company’s operations whose functional currency is not U.S. Dollar are translated to U.S. Dollars. The Company’s assets and liabilities are translated using the current exchange rate as of the balance sheet date. Net parent investment is translated using historical exchange rates. Revenues and expenses and other items of income are translated using a weighted average exchange rate over the period ended on the balance sheet date. Adjustments resulting from the translation of the financial statements of the Company’s foreign subsidiaries into U.S. dollars are excluded from the determination of net loss and included in accumulated other comprehensive income (loss).

Income Taxes

Medicines files consolidated income tax returns that include the Company. For purposes of these combined financial statements, the Company’s taxes are computed and reported using a “separate return” method, or as though the Company filed a separate return for jurisdictions in which its operations are included in consolidated returns filed by Medicines. The Company also records income taxes for jurisdictions in which any of the Company’s combined subsidiaries file separate returns. Income taxes as presented herein allocate current and deferred income taxes of Medicines to the Company in a manner that is systematic, rational and consistent with the asset and liability method. Tax receivable and tax payable balances are settled through net parent investment. The sum of the amounts allocated to the carve-out tax provisions may not equal the historical consolidated provision. Under the separate return method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards.

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The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. On a periodic basis, the Company evaluates the realizability of its deferred tax assets net of deferred tax liabilities and adjusts such amounts in light of changing facts and circumstances, including but not limited to its level of past and future taxable income, and the current and future expected utilization of tax benefit carryforwards. The Company considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is required to reduce the net deferred tax assets to the amount that is more likely than not to be realized in future periods.

The Company’s annual effective tax rate is based on pre-tax earnings adjusted for differences between GAAP and income tax accounting, existing statutory tax rates, limitations on the use of net operating loss and tax credit carryforwards and tax planning opportunities available in the jurisdictions in which it operates.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) it determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position; and (2) for tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with the relevant tax authority. Significant judgment is required in evaluating the Company’s tax position. Settlement of filing positions that may be challenged by tax authorities could impact the income tax position in the year of resolution. The Company’s liability for uncertain tax positions is reflected as a reduction to its deferred tax assets on its combined balance sheet.

Comprehensive loss

Comprehensive loss comprises net loss and other comprehensive (loss) income. Other comprehensive (loss) income solely consists of foreign currency translation adjustments. Accumulated other comprehensive income is recorded as a component of equity on the Company’s balance sheets.

Recent Accounting Pronouncements

In May 2014, the FASB issued a comprehensive new revenue recognition Accounting Standards Update (ASU), “Revenue from Contracts with Customers (Topic 606)” (ASU No. 2014-09). ASU No. 2014-09 provides guidance to clarify the principles for recognizing revenue. This guidance includes the required steps to achieve the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB deferred the effective date of the revenue recognition guidance to reporting periods beginning after December 15, 2017. Early adoption of the standard is permitted but not before the original effective date, which was for reporting periods beginning after December 15, 2016. The FASB has further amended guidance related to recording revenue on a gross versus a net basis and on identifying performance obligations and licensing. The FASB has also revised certain SEC guidance primarily related to ASC Topic 815, “Derivatives and Hedging,” and has issued additional improvements and practical expedients to the standard.

The Company has begun to form a project team to analyze the impacts of ASU No. 2014-09 on its revenue streams, specifically focusing on its product revenues. The Company’s assessment included a review of

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current accounting policies and practices to identify potential differences that would result from applying the guidance. Currently, the Company uses a deferred revenue model for certain products where the price is not fixed or determinable. Under the new standard, such arrangements will be accounted for as variable consideration, which may result in revenue being recognized earlier provided the Company can reliably estimate the ultimate price expected to be realized from the customer. The Company will continue to assess new customer contracts throughout 2017 and any impact the standard will have on its processes, systems and controls. While the Company’s assessment of the impacts of ASU No. 2014-09 is still in process, the adoption of the guidance is not expected to have a material impact on the Company’s combined financial statements. However, it is likely that the Company will be required to provide additional disclosures in the notes to the combined financial statements upon adoption. The Company currently intends to adopt the standard using the modified retrospective method.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 310-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (ASU No. 2014-15), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. This new ASU requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if “conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.”

The Company adopted this guidance for the year ended December 31, 2016. The adoption did not have an impact on the financial position or results of operations and the related disclosures are included in the “Basis of Presentation” disclosure above.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (ASU No. 2016-02). ASU No. 2016-02 will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU No. 2016-02 will be effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after Dec. 15, 2018, with early adoption permitted. The Company expects to adopt this guidance when effective and is currently evaluating the effect that the updated standard will have on its combined balance sheets and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (ASU No. 2016-15). This guidance clarifies how certain cash receipts and payments should be presented in the statement of cash flows and is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. The Company does not believe that this guidance will have an impact on the combined financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” (ASU No. 2016-18). This amends the guidance in ASC 230, including providing additional guidance related to transfers between cash and restricted cash and how entities present, in their statement of cash flows, the cash receipts and cash payments that directly affect the restricted cash accounts. ASU 2016-18 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years, with early adoption permitted. The Company is currently evaluating the impact of adoption on its combined financial statements.

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3.	Inventory, net

The major classes of inventory, net consisted of the following at December 31, 2015 and 2016:

	2015	2016
	(In thousands)
Raw material	$18,662	$38,245
Work-in-progress	4,373	3,637
Finished goods	70	529

Total inventory, net	$23,105	$42,411

The Company reviews inventory, including inventory purchase commitments, for slow moving or obsolete amounts based on expected volume and provides reserves against the carrying amount of inventory as appropriate. If annual volume is less than expected, the Company may be required to make additional allowances for excess or obsolete inventory in the future.

The Company recorded inventory obsolescence charges of $4.2 million, and $0.2 million as of December 31, 2015 and 2016, respectively. The Company recorded a charge of $1.5 million for potential losses on future inventory purchase commitments for 2015.

4.	Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following at December 31, 2015 and 2016:

	2015	2016
	(In thousands)
Prepaid expenses	1,533	1,320
Prepaid inventory	7	69
Other	56	103
Total prepaid expenses and other current assets	$1,596	$1,492

5.	Fixed Assets

Fixed assets, net consisted of the following at December 31, 2015 and 2016:

	Estimated Life (Years)	2015	2016
		(In thousands)
Furniture, fixtures and equipment	3-7	$2,454	$3,758
Computer hardware	3	202	203
Leasehold improvements	12	87	82

		2,743	4,043
Less: Accumulated depreciation		(2,000)	(2,244)

Total fixed assets, net		$743	$1,799

Depreciation expense was approximately $0.2 million and $0.3 million for the years ended December 31, 2015 and 2016, respectively.

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6.	Intangible Assets and Goodwill

The following information details the carrying amounts and accumulated amortization of the Company’s intangible assets subject to amortization:

	As of December 31, 2015			As of December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)
Amortizable intangible assets
Developed product rights(1)	$120,560	$(8,214)	$112,346	$120,560	$(16,144)	$104,416

Total amortizable intangible assets	$120,560	$(8,214)	$112,346	$120,560	$(16,144)	$104,416

Intangible assets not subject to amortization:
In-process research and development	$188,620	$—	$188,620	$188,620	$—	$188,620

Total intangible assets not subject to amortization:	188,620	—	188,620	188,620	—	188,620

Total intangible assets	$309,180	$(8,214)	$300,966	$309,180	$(16,144)	$293,036

(1)	The Company amortizes intangible assets related to developed product rights over the remaining life of the patents.

In the second quarter of 2015, the Company reclassified $36.1 million of IPR&D assets to developed product rights due to the approval of Minocin IV in the United States and commenced amortization over their respective useful lives. Amortization expense was $6.8 million and $7.9 million for the years ended December 31, 2015 and 2016, respectively. The Company expects annual amortization expense related to these intangible assets to be $12.4 million for the year ending December 31, 2017 and $21.4 million for each of the years ending December 31, 2018, 2019, 2020 and 2021 with the balance of $195.0 million being amortized thereafter. Amortization of developed product rights is recorded in cost of revenue in the accompanying combined statements of operations.

There were no changes to the Company’s goodwill amounts during 2015 and 2016.

7.	Accrued Expenses

Accrued expenses consisted of the following at December 31, 2015 and 2016:

	2015	2016
	(In thousands)
Royalties	$339	$450
Research and development services	5,036	20,404
Compensation related	8,819	10,030
Product return, rebates, and other fees	1,351	476
Legal, accounting and other	8,270	2,252
Manufacturing, logistics and related fees	328	747
Sales and marketing	289	803

	$24,432	$35,162

8.	Share-Based Compensation

Stock Plans

Medicines adopted the 2013 Stock Incentive Plan (the 2013 Plan).

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The 2013 Plan provides for the grant of stock options, other stock-based awards (including restricted stock awards, restricted stock units and stock appreciation rights) and cash-based awards to employees, officers, directors, consultants and advisors of Medicines and its subsidiaries, including any individuals who have accepted an offer of employment. Stock option grants have an exercise price equal to the fair market value of Medicines’ common stock on the date of grant and generally, for employee grants, have a 10-year term and vest 25% one year after grant and thereafter in equal monthly installments over a three-year period. The fair value of stock option grants is recognized, net of an estimated forfeiture rate, using an accelerated method over the vesting period of the options, which is generally four years for employee grants and one year for director grants.

During the years ended December 31, 2015 and 2016, certain employees of the Company were eligible to participate in the 2013 Plan. The Company recorded approximately $8.6 million and $9.9 million of share-based compensation expense, including approximately $7.4 million and $8.5 million, allocated for employees of Medicines that are not employees of the Company, related to the options for the years ended December 31, 2015 and 2016, respectively.

9.	Income Taxes

As discussed in Note 2 “Significant Accounting Policies,” the Company was historically included in Medicines’ consolidated U.S. federal income tax return; the Company’s income taxes are computed and reported herein under the “separate return” method. Use of the separate return method may result in differences when the sum of the amounts allocated to separate tax provisions are compared with amounts presented in Medicines’ combined financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. The benefit from income taxes for the years ended December 31, 2015 and 2016 consists of current and deferred federal, state and foreign taxes based on income as follows:

	2015	2016
	(In thousands)
Current:
Federal	$—	$—
State	(6)	(6)
Foreign	193	212

	187	206
Deferred:
Federal	$12,621	$—
State	1	—
Foreign	—	—

	12,622	—
Total benefit from taxes	$12,809	$206

The components of loss before income taxes consisted of:

	2015	2016
	(In thousands)
Domestic	$(119,709)	$(178,571)
International	(1,631)	994

Total	$(121,340)	$(177,577)

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The difference between tax expense and the amount computed by applying the statutory federal income tax rate of 35% in 2015 and 2016 to income before income taxes is as follows:

	2015	2016
	(In thousands)
Statutory rate applied to pre-tax loss	$(42,469)	$(62,152)
Add (deduct):
State taxes	4	4
Foreign	377	(560)
Revaluation of contingent purchase price	(532)	18,637
Credits	(484)	(604)
Other	68	72
Valuation allowances	30,227	44,397

Income tax benefit	$(12,809)	$(206)

The significant components of the Company’s deferred tax assets and liabilities are as follows at December 31, 2015 and 2016:

	2015	2016
	(In thousands)
Deferred tax assets:
Net operating losses	$(146,509)	$(189,013)
Credits	(2,238)	(2,842)
Deferred revenue	(547)	(864)
Other	(1,916)	(1,102)

Total deferred tax assets	(151,210)	(193,821)
Valuation allowance	119,043	163,148

Total deferred tax assets, net of valuation allowance	(32,167)	(30,673)
Deferred tax liabilities:
Intangibles	$32,139	$30,659
Indefinite lived intangibles	66,019	66,019
fixed Assets	28	14

Total deferred tax liability	98,186	96,692

Net deferred tax liability	$66,019	$66,019

During 2016, the Company recorded a net increase to its valuation allowance of $44.1 million. At December 31, 2015 and 2016, the Company recorded a valuation allowance of $119.0 million and $163.1 million, respectively, principally against net operating loss carryforwards in domestic and foreign jurisdictions. The Company considered positive and negative evidence including its level of past and future operating income, the utilization of carryforwards, and other factors in arriving at its decision to recognize its deferred tax assets. The Company continues to evaluate the realizability of its deferred tax assets and liabilities on a periodic basis and will adjust such amounts in light of changing facts and circumstances including, but not limited to, future projections of taxable income, tax legislation, rulings by relevant tax authorities, the progress of ongoing tax audits and the regulatory approval of products currently under development. Any additional changes to the valuation allowance recorded on deferred tax assets in the future would impact the Company’s income taxes.

On February 26, 2009, Medicines acquired 100% of the stock of Targanta and became a successor to certain of its net operating loss and tax credit carryforwards. During 2013, Medicines acquired the stock of Rempex and became the successor of certain net operating losses and tax credit carryforwards. These tax attributes are also subject to a limitation under Internal Revenue Code Section 382 and these amounts, combined with those of the Company in the table below, have been reduced appropriately for such utilization limitations. In

24

addition, utilization of these net operating loss and tax credit carryforwards is dependent upon the Company achieving profitable results. To the extent the Company’s use of net operating loss and tax credit carryforwards is further limited by Section 382 as a result of any future ownership changes, the Company’s income would be subject to cash payments of income tax earlier than it would if the Company was able to fully use its net operating loss and tax credit carryforwards in the United States. The Company may also be subject to United States alternative minimum tax.

At December 31, 2016, the Company had federal net operating loss carryforwards available to reduce taxable income and federal research and development tax credit carryforwards available to reduce future tax liabilities. They expire approximately as follows:

Years of Expiration	Federal Net Operating Loss Carryforwards	Federal Research and Development Tax Credit Carryforwards
	(In thousands)
2025	$317	$—
2026	9,531	—
2027	30,725	—
2028	38,954	—
2029	36,595	—
2030	2,932	—
2031	7,753	161
2032	20,570	387
2033	39,748	984
2034	81,497	660
2035	120,714	605
2036	122,276	755

	$511,612	$3,552

At December 31, 2016, the Company had foreign net operating losses of approximately $33.6 million expiring between 2017 and 2036.

The Company does not anticipate a significant change in its unrecognized tax benefits in the next twelve months. However applicable taxing authorities can review and adjust net operating loss or tax credit carryforwards originating in a closed tax year if utilized in an open tax year. While tax examinations are often complex, as tax authorities may disagree with the treatment of items reported requiring several years to resolve, the Company believes that it has adequately provided for all uncertain tax provisions for open tax years by tax jurisdiction. The Company classifies interest and penalties related to unrecognized tax benefits in income tax expense. The Company has not accrued any interest or penalties as of December 31, 2016. The total amount of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate was $0.6 million and $0.7 million as of December 31, 2015 and 2016, respectively.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

Gross Unrecognized Tax Benefit
(In thousands)
Balance at January 1, 2015	$438
Additions related to current year tax positions	121

Balance at December 31, 2015	559
Additions related to current year tax positions	151

Balance at December 31, 2016	$710

The Company provides income taxes on the earnings of foreign subsidiaries to the extent those earnings are taxable or are expected to be remitted. As of December 31, 2016, the Company has had no accumulated

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foreign unremitted earnings. The Company’s policy is to invest indefinitely its unremitted foreign earnings outside the United States.

10.	Fair Value Measurements

The Company applies a fair value framework in order to measure and disclose its financial liabilities which include contingent purchase prices related to acquisitions. The Company determines fair value based on quoted prices when available or through the use of alternative approaches when market quotes are not readily accessible or available.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities.

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Fair values are determined by utilizing quoted prices for similar assets and liabilities in active markets or other market observable inputs such as interest rates and yield curves.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s Level 3 liabilities consist of the contingent purchase prices associated with the Company’s business combinations. The fair value of certain development or regulatory milestone based contingent purchase prices were determined in a discounted cash flow framework by probability weighting the future contractual payment with management’s assessment of the likelihood of achieving these milestones and present valuing them using a risk-adjusted discount rate. Certain sales milestone based payments were determined in a discounted cash flow framework where risk-adjusted revenue scenarios were estimated using Monte Carlo simulation models to compute contractual payments which were present valued using a risk- adjusted discount rate.

The following table sets forth the Company’s liabilities that were measured at fair value on a recurring basis as of December 31, 2015 and 2016 by level within the fair value hierarchy. Financial assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability:

	(Level 1)	(Level 2)	(Level 3)	Balance at December 31, 2015
	(In thousands)
Liabilities
Contingent purchase price	$—	$—	$79,157	$79,157

Total liabilities at fair value	$—	$—	$79,157	$79,157

	(Level 1)	(Level 2)	(Level 3)	Balance at December 31, 2016
	(In thousands)
Liabilities
Contingent purchase price	$—	$—	$121,957	$121,957

Total liabilities at fair value	$—	$—	$121,957	$121,957

Level 3 Disclosures

The Company measures its contingent purchase price at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The

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valuation of the contingent purchase price uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value related to updated assumptions and estimates are recognized within selling, general and administrative expenses in the accompanying combined statements of operations.

The contingent purchase price may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of successful achievement of related milestones used to estimate the fair value of the liability. In evaluating this information, considerable judgment is required to interpret the market data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table provides quantitative information associated with the fair value measurement of the Company’s Level 3 inputs:

	Fair Value as of December 31, 2015	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(In thousands)
Targanta:

		Probability-adjusted
Contingent purchase price	$5,857	discounted cash flow	Probability of success	20%

			Period in which milestone is expected to be achieved	2020
			Discount rate	11%
Rempex:

Contingent purchase price:		Probability-adjusted
Event-based milestones	$63,000	discounted cash flow	Probabilities of successes	11% - 95% (56%)

			Period in which milestones are expected to be achieved	2016 - 2020

			Discount rate	3.6% - 6.0%
Contingent purchase price:		Risk-adjusted revenue
Sales-based milestones	$10,300	simulation	Probabilities of successes	11% - 63% (30%)

			Period in which milestones are expected to be achieved	2018 - 2022

			Discount rate	5.5% - 6.7%

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	Fair Value as of December 31, 2016	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(In thousands)
Targanta

		Probability-adjusted
Contingent purchase price	$5,857	discounted cash flow	Probability of success	20%
			Period in which milestone is expected to be achieved	2021
			Discounted rate	11%
Rempex:

Contingent purchase price:		Probability-adjusted
Event-based milestones	$95,800	discounted cash flow	Probabilities of successes	18% - 95%(79%)
			Period in which milestones are expected to be achieved	2017 - 2024

Contingent purchase price:		Risk-adjusted revenue	Discount rate	5.2% - 8.5%
Sales-based milestones	$20,300	simulation	Probabilities of successes	16% - 65%(56%)
			Period in which milestones are expected to be achieved	2018 - 2022
			Discount rate	6.6% - 8.2%

The fair value of the contingent purchase price represents the fair value of the Company’s liabilities for all potential payments under the Company’s acquisition agreements for Targanta and Rempex. The significant unobservable inputs used in the fair value measurement of these liabilities are the probabilities of successful achievement of development, regulatory and sales milestones, which would trigger payments to be made under the Targanta and Rempex agreements, probabilities as to the periods in which the milestones are expected to be achieved and a discount rate. Significant changes in any of the probabilities of success or periods in which milestones will be achieved would result in a significantly higher or lower fair value measurement.

The changes in fair value of the Company’s Level 3 contingent purchase price during the year ended December 31, 2015 and 2016 were as follows:

	2015	2016
	(In thousands)
Balance at the beginning of the period	$98,034	$79,157
Settlements	(17,358)	(10,449)
Fair Value adjustment to contingent purchase price included in net loss	(1,519)	53,249

Balance at the end of the period	$79,157	$121,957

No changes in valuation techniques or inputs occurred during the years ended December 31, 2015 and 2016.

11.	Commitments and Contingencies

The Company’s long-term contractual obligations include commitments and estimated purchase obligations entered into in the normal course of business. These obligations include commitments related to purchases of inventory, research and development service agreements, operating leases, consisting of the companies leased office space in San Diego, California, and selling, general and administrative obligations.

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Future estimated contractual obligations as of December 31, 2016 are:

Contractual Obligations¹	Less than 1 Year	1-3 years	4-5 years	More than 5 years	Total
	(In thousands)
Inventory related commitments	$9,330	$—	$—	$—	$9,330
Research and development	22,498	11,331	303	—	34,132
Operating leases	1,121	5,566	5,905	22,706	35,298
Selling, general and administrative	1,596	400	—	—	1,996

Total contractual obligations	$34,545	$17,297	$6,208	$22,706	$80,756

(1)	This table does not include any milestone payments which may become payable to third parties for which the timing and likelihood of such payments are not known, as discussed below.

All of the inventory related commitments included above are non-cancellable. Included within the inventory related commitments above are purchase commitments as of December 31, 2016 totaling $8.9 million for Orbactiv bulk drug substances and $0.4 million for Minocin IV. Included in research and development commitments are clinical research organization costs, validation batch manufacturing for Vabomere and other committed clinical materials and services. Of the total estimated contractual obligations for research and development, and selling, general and administrative, $16.9 million are non-cancellable.

On October 1, 2014, Rempex entered into an agreement to lease 63,000 square feet of office space with ARE-SD Region No. 35, LLC for new office and laboratory space in San Diego. This lease has a term of 144 months. The commencement date is February 2017. The lease qualifies for operating lease treatment with recorded annual rent expense from commencement date to expiration. The Company’s expected total obligation for this space is $35.3 million.

Aggregate rent expense under the Company’s property leases that are applicable to the Company only was approximately $1.4 million and $1.7 million as of December 31, 2015 and 2016, respectively.

In addition to the amounts shown in the above table, the Company is contractually obligated to make potential future success-based development, regulatory and commercial milestone payments and royalty payments in conjunction with acquisitions it has entered into with third-parties. These contingent payments include milestone payments with respect Orbactiv, Minocin IV, Vabomere and other preclinical royalty and/or product candidates.

As of December 31, 2016, the Company may have to make these significant contingent cash payments in connection with its acquisition and licensing activities upon the achievement of specified regulatory, sales and other milestones as follows:

•	$49.4 million due to the former equityholders of Targanta and up to $25.0 million in additional payments to other third parties related to the Targanta transaction; and

•	$289.2 million for the Rempex transaction.

Given the nature of these events, it is unclear when, if ever, the Company may be required to pay such amounts. Accordingly, these contingent payments have not been included in the table above as the timing of any future payment is not reasonably estimable.

Contingencies

The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company accrues for loss contingencies when information available indicates that it is probable that a liability has been incurred and the amount of such loss can be reasonably estimated.

Currently, the Company is not party to any legal proceedings.

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12.	Employee Benefit Plan

Medicines has an employee savings and retirement plan which is qualified under Section 401(k) of the Internal Revenue Code in which certain employees of the Company are eligible to participate. Medicines made matching contributions to these certain employees of the Company during the years ended December 31, 2015 and 2016 of $0.7 million and $0.5 million, respectively.

13.	Related Party Transactions and Shared Service Costs

Transactions entered into between the Company and Medicines have been adjusted to net parent investment as they represent an investment to the Company. The Company receives services and support from other functions of Medicines. The Company’s operations are dependent upon the ability of these other businesses and functions to provide these services and support. The costs associated with these services and support have been allocated to the Company using methodologies based on proportionate headcount of the Company, as compared to the headcount of Medicines as a whole, which the Company believes is the most appropriate method of allocation. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including salaries and other benefits, for corporate and shared employees, depreciation expense on shared assets, and rental and usage fees for shared assets for the following functional groups: information technology; legal; accounting and finance; human resources; marketing and product support; product development; facility; and other corporate and infrastructural services.

The total costs allocated to the Company for these services were $29.0 million and $31.6 million for the years ended December 31, 2015 and 2016, respectively. These amounts are included in the accompanying combined statements of operations as follows:

	2015	2016
	(In thousands)
Research and development	$1,072	$2,106
Selling, general and administrative	27,896	29,519

Total	$28,968	$31,625

Transactions entered into between the Company and Medicines are considered related party transactions.

14.	Reimbursement Agreements

Agreements with Biomedical Advanced Research and Development Authority (BARDA)

2016 BARDA OTA Agreement. In September 2016, the Company entered into an agreement with BARDA, of the U.S. Department of Health and Human Services, (HHS). This agreement, which the Company refers to as the BARDA OTA agreement, was established under HHS’s Other Transaction Authority, known as OTA. Under the BARDA OTA agreement, the Company has the potential to receive up to $132.0 million in funding to support the development of early and late stage antibacterial candidates. The BARDA OTA agreement is a cost-sharing arrangement that consisted of an initial base period and four option periods that BARDA may exercise in its sole discretion pursuant to the agreement. The BARDA OTA agreement provides for an initial commitment by BARDA of $32.0 million for the base period, and up to an additional $100.0 million if the remaining four options are exercised by BARDA. Under this cost-sharing arrangement, the Company will be responsible for a portion of the costs associated with each period of work. If all option periods are exercised by BARDA, the estimated period of performance is expected to end in 2021, unless extended by the parties. Either party is entitled to terminate the agreement for convenience, in whole or in part upon 90 days written notice, and BARDA’s future period obligations are subject to congressionally approved annual appropriations. The Company expects to use the total award under the BARDA OTA agreement to support non-clinical development activities, nonclinical toxicology, clinical studies, manufacturing, program management, and associated regulatory activities designed to advance Vabomere and a portfolio of potential new antibiotic drug candidates targeting drug resistant bacteria.

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2014 BARDA Agreement. In February 2014, Rempex entered into a cost-sharing agreement with BARDA, which the Company refers to as the 2014 BARDA agreement. The 2014 BARDA agreement is a cost-sharing arrangement that consisted of an initial base period and seven option periods to be exercised at BARDA’s sole discretion. Under the 2014 BARDA agreement, as modified, Rempex had the potential to receive up to $91.8 million in funding to support the development of Vabomere. As of September 2016, when the Company entered into the BARDA OTA Agreement, BARDA had exercised a base period and three option periods under the 2014 BARDA agreement and committed to total of $55.8 million under the 2014 BARDA agreement. As of December 31, 2016, approximately $9.9 million of funds obligated during the exercised option periods remain available for reimbursement under the 2014 BARDA agreement. As a result of entering into the BARDA OTA agreement in September 2016, the Company does not expect at this time that BARDA will exercise additional option periods under the 2014 BARDA agreement, although activities relating to Vabomere development will continue to be funded under its terms. Under the 2014 BARDA agreement, Rempex is responsible for a portion of the costs associated with each period of work. The estimated period of performance for the base period and the exercised option periods is anticipated to continue until 2019. BARDA is entitled to terminate the agreement, including the projects under the 2014 BARDA agreement for convenience, in whole or in part, at any time. The Company expects to use the remaining award under the 2014 BARDA agreement to support clinical studies, manufacturing and associated regulatory activities designed to obtain marketing approval of Vabomere in the United States for treatment of serious gram-negative infections.

Under the terms of the Company’s agreement with Rempex, the Company agreed to pay former Rempex equityholders on a quarterly basis, as part of the Company’s development milestones, a specified percentage of amounts actually received by the Company from BARDA. The Company recorded approximately $22.5 million and $15.8 million for the years ended December 31, 2015 and 2016, respectively.

15.	Subsequent Events

On August 30, 2017, the Company announced that the U.S. Food and Drug Administration (FDA) has approved Vabomere for injection for the treatment of adult patients with complicated urinary tract infections. The Company expects Vabomere to be commercialized in the fourth quarter of 2017. The FDA approval triggered a $40 million milestone payment obligation to the former equityholders of Rempex, which was paid in September 2017.

The Company evaluated subsequent events through November 3, 2017, the date on which these combined financial statements were available to be issued, to ensure that these combined financial statements include appropriate disclosure of events both recognized in the combined financial statements as of December 31, 2016 and events which occurred subsequently but were not recognized in the combined financial statements.

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THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

Unaudited Condensed Combined Carve-out Financial Statements

As of September 30, 2017, and for the Nine Months Ended

September 30, 2016 and 2017

UNAUDITED CONDENSED CARVE-OUT FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2017 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017

CONDENSED COMBINED BALANCE SHEETS	34

CONDENSED COMBINED STATEMENTS OF OPERATIONS	35

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS	36

CONDENSED COMBINED STATEMENT OF EQUITY	37

CONDENSED COMBINED STATEMENTS OF CASH FLOWS	38

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS	39

THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

CONDENSED COMBINED BALANCE SHEETS

(Unaudited, USD in thousands)

	December 31, 2016	September 30, 2017
ASSETS
Current assets:
Accounts receivable, net of allowances	$3,916	$4,223
Inventory, net	42,411	42,850
BARDA receivable	4,190	4,119
Prepaid expenses and other current assets	1,492	558

Total current assets	52,009	51,750
Fixed assets, net	1,799	5,726
Developed product rights, net	104,416	285,965
In-process research and development	188,620	—
Goodwill	83,303	83,303
Restricted cash	186	177
Other assets	13	14

Total assets	$430,346	$426,935

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,060	$2,869
Accrued expenses	35,162	46,656
Current portion of contingent purchase price	55,000	28,700
Deferred revenue	2,467	—

Total current liabilities	100,689	78,225
Contingent purchase price	66,957	34,183
Deferred tax liabilities	66,019	—
Other liabilities	—	3,944

Total liabilities	233,665	116,352
Equity:
Accumulated other comprehensive loss	(1,533)	(1,127)
Net parent investment	198,214	311,710

Total equity	196,681	310,583

Total liabilities and equity	$430,346	$426,935

See accompanying notes to condensed combined financial statements.

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THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Unaudited, USD in thousands)

	Nine Months Ended September 30,
	2016	2017
Net revenue	$16,904	$23,635
Operating expenses:
Cost of revenue	8,488	12,681
Research and development	30,633	37,399
Selling, general and administrative	103,562	94,527

Total operating expenses	142,683	144,607

Loss from operations	(125,779)	(120,972)
Other expense	(148)	(820)

Loss before income taxes	(125,927)	(121,792)

(Provision) benefit for income taxes	(12)	66,006

Net loss	$(125,939)	$(55,786)

See accompanying notes to condensed combined financial statements.

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THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited, USD in thousands)

	Nine Months Ended September 30,
	2016	2017
Net loss	$(125,939)	$(55,786)
Other comprehensive income:
Foreign currency translation adjustment	267	406

Total other comprehensive income	267	406

Comprehensive loss	$(125,672)	(55,380)

See accompanying notes to condensed combined financial statements.

36

THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

CONDENSED COMBINED STATEMENT OF EQUITY

(Unaudited, USD in thousands)

	Net Parent Investment	Accumulated Other Comprehensive (Loss) Income	Total Equity
Balance at January 1, 2017	$198,214	$(1,533)	$196,681
Net loss	(55,786)		(55,786)
Net transfers from parent	169,282		169,282
Currency translation adjustment		406	406

Balance at September 30, 2017	$311,710	(1,127)	310,583

See accompanying notes to condensed combined financial statements.

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THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Unaudited, USD in thousands)

	Nine Months Ended September 30,
	2016	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(125,939)	$(55,786)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,225	7,802
Non-cash stock compensation	7,385	12,449
Change in contingent purchase price	42,161	3,544
Deferred tax benefit	—	(66,019)
Changes in operating assets and liabilities:
Accounts receivable	(213)	(307)
Inventory, net	(13,055)	(439)
BARDA receivable	3,951	71
Prepaid expenses and other current assets	163	935
Accounts payable	(3,742)	(5,192)
Accrued expenses	(3,387)	11,494
Payments on contingent purchase price	(773)	(52,499)
Deferred revenue	811	(2,467)
Other liabilities	(1)	3,944

Net cash used in operating activities	(86,414)	(142,470)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of fixed assets	—	72
Purchases of fixed assets	(51)	(4,503)
Change in restricted cash	(10)	10

Net cash used in investing activities	(61)	(4,421)

CASH FLOWS FROM FINANCING ACTIVITIES
Net parent investment	94,513	157,010
Payments on contingent purchase price	(8,038)	(10,119)
Net cash provided by financing activities	86,475	146,891

CASH AND CASH EQUIVALENTS
Change in cash and cash equivalents	—	—
Cash and cash equivalents at the beginning of the period	—	—
Cash and cash equivalents at the end of the period	$—	$—

See accompanying notes to condensed combined financial statements.

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THE INFECTIOUS DISEASE BUSINESSES OF THE MEDICINES COMPANY NOTES

TO CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)

1.	Nature of Operations

The accompanying condensed combined financial statements and notes present the condensed combined balance sheets, statements of operations, statements of comprehensive loss, statement of equity and statements of cash flows of The Infectious Disease Businesses, (The Company), of The Medicines Company, (Medicines). The Infectious Disease Businesses consist of two operating subsidiaries, Rempex Pharmaceuticals Inc., (Rempex), and Targanta Therapeutics Corporation, (Targanta), through which Medicines has historically operated its infectious disease business.

The Company is primarily comprised of the infectious disease activities related to Minocin IV, Orbactiv, and Vabomere, and other preclinical product candidates. The Company’s marketed product portfolio has Minocin®, (minocycline), for injection, Orbactiv®, (oritavancin) and Vabomere™. The Company also has a pipeline of products in development. The Company manages its business and operations as one segment and believes that its products and products in development possess favorable attributes that competitive products do not provide, can satisfy unmet medical needs in the intensive care hospital product market and offer, or, in the case of its products in development, have the potential to offer, improved performance to hospital businesses.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying condensed combined financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information and are comprised of the Company’s activities distributed across multiple legal entities of Medicines. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the United States Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and disclosures required by GAAP for complete financial statements. The Company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited condensed combined financial statements are read in conjunction with the December 31, 2016 audited combined financial statements. In the opinion of management, the accompanying unaudited condensed combined financial statements include all adjustments, consisting solely of normal recurring adjustments, considered necessary for a fair presentation of the Company’s financial position, results of operations, comprehensive loss, and cash flows for the periods presented. All intercompany balances and transactions have been eliminated in the accompanying condensed combined financial statements.

These condensed combined financial statements have been extracted from the accounting records of Medicines. The historical results of operations, financial position, and cash flows may not be indicative of what the Company would actually have been had the Company been a separate stand-alone entity, nor are they indicative of what the results of operations, financial position and cash flows may be in the future.

The accompanying condensed combined financial statements reflect the assets and liabilities that are directly attributable to the Company. The assets and liabilities excluded from the accompanying condensed combined financial statements consist of:

•	Cash that has been swept into a centralized cash management system. For most of the entities constituting its business, including the Company, Medicines uses a centralized approach to cash management and financing of its operations. Accordingly, none of the cash or cash equivalents, or debt, including interest thereon not directly related to the Company, has been reflected in these combined financial statements.

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•	Other assets and liabilities at Medicines’ subsidiary companies which are not directly related to, or are not specifically owned by, or commitments of the Company, including fixed assets shared by the Company with other products/businesses of Medicines.

•	Medicines’ third-party debt and the related interest expense have not been allocated to these combined financial statements as the Company was not the legal obligor of the third-party debt and Medicines’ borrowings were not directly attributable to the Company.

Earnings per share data has not been presented in the condensed combined financial statements because the Company does not operate as a separate legal entity with its own capital structure.

Revenue and costs directly related to the Company have been entirely attributed to the Company in the accompanying condensed combined financial statements. The Company also receives services and support from other functions of Medicines. The Company’s operations are dependent upon the ability of these other businesses and functions to provide these services and support. The costs associated with these services and support have been allocated to the Company using methodologies based on proportionate headcount of the Company, as compared to the headcount of Medicines as a whole, which the Company believes is the most appropriate method of allocation. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including salaries and other benefits, for corporate and shared employees, depreciation expense on shared assets, and rental and usage fees for shared assets for the following functional groups: information technology; legal; accounting and finance; human resources; marketing and product support; product development; facility; and other corporate and infrastructural services.

These allocated costs are recorded primarily in Research and Development (R&D), and Selling, General and Administrative (SG&A) expenses in the condensed combined statements of operations. Income taxes have been accounted for using the separate return method in the accompanying condensed combined financial statements as described below.

The Company believes the assumptions and allocations underlying the condensed combined financial statements are reasonable and appropriate under the circumstances.

Going Concern

Since inception, the Company has incurred significant net losses. The Company incurred net losses of $125.9 million and $55.8 million for the nine months ended September 30, 2016 and 2017, respectively. The Company has not been capitalized with sufficient funding to conduct its operations. Since the Company has no available cash or credit facilities, the Company is dependent upon Medicines and its affiliates to provide services and funding to support the operations of the Company until, at least, such time as external financing is completed. The Company expects to incur significant expenses and operating losses for the foreseeable future as it continues its efforts to seek regulatory approvals for product candidates it acquires or develops and to sell, market and distribute Orbactiv, Minocin IV, and Vabomere. If the Company is unable to grow its revenue from Orbactiv, Minocin IV and Vabomere, it may never become profitable.

Additional financing will be needed by the Company to fund its ongoing activities, particularly as it pursues marketing approval for product candidates it may develop as well as the continued commercialization activities with respect to Orbactiv, Minocin IV and Vabomere. The Company may raise this additional funding through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions and funding under government contracts. The Company may be unable to raise additional funds or enter into such other arrangements or arrangement when needed on favorable terms, or at all. If the Company is unable to raise capital when needed or on attractive terms, the Company could be forced to delay, reduce or eliminate certain of the Company’s commercialization efforts and research and development programs. There can be no assurances that other sources of financing would be available or that Medicines will

40

continue to have the ability to financially support the operations of the Company given that substantial doubt exists about Medicines’ ability to continue as a going concern. Due to these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern.

The accompanying condensed combined financial statements have been prepared under the assumption that the Company will continue as a going concern. The condensed combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or classification of liabilities that might result from the outcome of the uncertainties discussed above.

Use of Estimates

The preparation of the condensed combined financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the combined financial statements and accompanying disclosures. Such estimates include, but are not limited to contingent consideration, inventory reserves, costs of revenue and other assets, liabilities, revenue and expenses. Actual amounts may be different.

Revenue Recognition

Product Sales for Orbactiv. Prior to September 1, 2017, the Company recognized sales from Orbactiv under a deferred revenue model as it did not have sufficient information to develop estimates of expected returns and other adjustments to gross revenue. Under the deferred revenue model, the Company did not recognize revenue upon product shipment of Orbactiv to Integrated Commercialization Solutions (ICS). Instead, upon product shipment, the Company invoiced ICS, recorded deferred revenue at gross invoice sales price, classified the cost basis of the product held by ICS as finished goods inventory held by others and included such cost basis amount within prepaid expenses and other current assets on the combined balance sheets. The Company recognized revenue when hospitals purchased the products and the transaction consideration became fixed or determinable. Beginning September 1, 2017, the Company has sufficient market information to reasonably estimate its chargebacks, returns and other adjustments to gross revenues associated with Orbactiv and recognizes sales upon shipment to ICS. This change in estimate resulted in a $1.6 million and $0.4 million increase to net product revenues and cost of product revenues, respectively, for the nine months ended September 30, 2017.

Contingencies

The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company continually assesses litigation to determine if an unfavorable outcome would lead to a probable loss or reasonably possible loss which could be estimated. In accordance with the guidance of the Financial Accounting Standards Board (FASB) on accounting for contingencies, the Company accrues for all contingencies at the earliest date at which the Company deems it probable that a liability has been incurred and the amount of such liability can be reasonably estimated. If the estimate of a probable loss is a range and no amount within the range is more likely than another, the Company accrues the minimum of the range. In the cases where the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the litigation, including an estimable range, if possible.

Currently, the Company is not party to any legal proceedings.

Research and Development

Research and development costs are expensed as incurred. Clinical study costs are accrued over the service periods specified in the contracts and adjusted as necessary based upon an ongoing review of the level of effort and costs actually incurred. Payments for a product license prior to regulatory approval of the product and payments for milestones achieved prior to regulatory approval of the product are expensed in the period incurred as research and development. Milestone payments that do not represent payments of contingent purchase price from business combinations that are made in connection with regulatory approvals are capitalized and amortized to cost of revenue over the remaining useful life of the asset.

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The Company recognizes reimbursements under research contracts when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred and collection of the contract price is reasonably assured. The reimbursements are classified as an offset to research and development expenses. Payments received in advance of work performed are deferred. See Note 13 “Reimbursement Agreements” for further details on these contracts.

Recent Accounting Pronouncements

In May 2014, the FASB issued a comprehensive new revenue recognition Accounting Standards Update (ASU), “Revenue from Contracts with Customers (Topic 606)” (ASU No. 2014-09). ASU No. 2014-09 provides guidance to clarify the principles for recognizing revenue. This guidance includes the required steps to achieve the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB deferred the effective date of the revenue recognition guidance to reporting periods beginning after December 15, 2017. Early adoption of the standard is permitted but not before the original effective date, which was for reporting periods beginning after December 15, 2016. The FASB has further amended guidance related to recording revenue on a gross versus a net basis and on identifying performance obligations and licensing. The FASB has also revised certain SEC guidance primarily related to ASC Topic 815, “Derivatives and Hedging,” and has issued additional improvements and practical expedients to the standard.

The Company has begun to form a project team to analyze the impacts of ASU No. 2014-09 on its revenue streams, specifically focusing on its product revenues. The Company’s assessment included a review of current accounting policies and practices to identify potential differences that would result from applying the guidance. The Company will continue to assess new customer contracts throughout 2017 and any impact the standard will have on its processes, systems and controls. While the Company’s assessment of the impacts of ASU No. 2014-09 is still in process, the adoption of the guidance is not expected to have a material impact on the Company’s combined financial statements. However, it is likely that the Company will be required to provide additional disclosures in the notes to the combined financial statements upon adoption. The Company currently intends to adopt the standard using the modified retrospective method.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (ASU No. 2016-02). ASU No. 2016-02 will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU No. 2016-02 will be effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The Company expects to adopt this guidance when effective and is currently evaluating the effect that the updated standard will have on its combined financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (ASU No. 2016-15). This guidance clarifies how certain cash receipts and payments should be presented in the statement of cash flows and is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. The Company does not believe that this guidance will have an impact on the combined financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” (ASU No. 2016-18). This amends the guidance in ASC 230, including providing additional guidance related to transfers between cash and restricted cash and how entities present, in their statement of cash flows, the cash receipts and cash payments that directly affect the restricted cash accounts. ASU 2016-18 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years, with early adoption

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permitted. The Company does not believe that this guidance will have an impact on the combined financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years, with early adoption permitted. The Company will apply the guidance to applicable transactions after the adoption date. The impact on the Company’s combined financial statements will depend on the facts and circumstances of any specific future transactions.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other, Simplifying the Test for Goodwill Impairment, which eliminates Step 2 from the goodwill impairment test. Under the revised test, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU is effective for any interim or annual impairment tests for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company does not believe that this guidance will have an impact on the combined financial statements and related disclosures.

3.	Inventory, net

The major classes of inventory consisted of the following at December 31, 2016 and September 30, 2017:

	December 31, 2016	September 30, 2017
	(In thousands)
Raw material	$38,245	$40,656
Work-in-progress	3,637	1,390
Finished goods	529	804

Total inventory, net	$42,411	$42,850

The Company reviews inventory, including inventory purchase commitments, for slow moving or obsolete amounts based on expected volume and provides reserves against the carrying amount of inventory as appropriate. If annual volume is less than expected, the Company may be required to make additional allowances for excess or obsolete inventory in the future.

4.	Prepaid and Other Current Assets

Prepaid expenses and other current assets consisted of the following at December 31, 2016 and September 30, 2017:

	December 31, 2016	September 30, 2017
	(In thousands)
Prepaid expenses	1,320	444
Prepaid inventory	69	—
Other	103	114

Total prepaid expenses and other current assets	$1,492	$558

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5.	Fixed Assets

Fixed assets, net consisted of the following at December 31, 2016 and September 30, 2017:

	Estimated Life (Years)	December 31, 2016	September 30, 2017
		(In thousands)
Furniture, fixtures and equipment	5	$3,758	$3,428
Computer hardware	3	203	169
Leasehold improvements	12	82	4,859

		4,043	8,456
Less: Accumulated depreciation		(2,244)	(2,730)

Total fixed assets		$1,799	$5,726

Depreciation expense was approximately $277 thousand and $731 thousand for the nine months ended September 30, 2016 and 2017, respectively.

6.	Intangible Assets and Goodwill

The following information details the carrying amounts and accumulated amortization of the Company’s intangible assets subject to amortization:

	As of December 31, 2016			As of September 30, 2017
	Gross Carrying Amount	Accumulated Amortization and other charges	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Developed product rights(1)	$120,560	$(16,144)	$104,416	$309,180	$(23,215)	$285,965

Total amortizable intangible assets	$120,560	$(16,144)	$104,416	$309,180	$(23,215)	$285,965

Intangible assets not subject to amortization:
In-process research and development	$188,620	$—	$188,620	—	—	—
Total intangible assets not subject to amortization:	188,620	—	188,620	—	—	—

Total intangible assets	$309,180	$(16,144)	$293,036	$309,180	$(23,215)	$285,965

(1)	The Company amortizes intangible assets related to developed product rights over the remaining life of the patents.

In the third quarter of 2017, the Company reclassified $188.6 million of IPR&D assets to developed product rights due to the approval of Vabomere in the United States and commenced amortization over its estimated useful life.

The Company recognized amortization expense of approximately $5.9 million and $7.1 million during the nine months ended September 30, 2016 and 2017, respectively. The Company expects amortization expense related to its intangible assets to be approximately $5.4 million for the last three months of 2017. The Company expects annual amortization expense related to its intangible assets to be approximately $21.4 million, $21.4 million, $21.4 million, $21.4 million and $21.4 million for the years ending December 31, 2018, 2019, 2020, 2021 and 2022, respectively, with the balance of $173.6 million being amortized thereafter. The Company records amortization expense in cost of revenue in the accompanying condensed combined statements of operations.

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There were no changes to the Company’s goodwill amounts for the nine months ended September 30, 2017.

7.	Accrued Expenses

Accrued expenses consisted of the following at December 31, 2016 and September 30, 2017:

	December 31, 2016	September 30, 2017
	(In thousands)
Royalties	$450	$669
Research and development services	20,404	7,095
Compensation related	10,030	11,187
Product return, rebates, and other fees	476	1,159
Legal, accounting and other	2,252	1,123
Manufacturing, logistics and related fees	747	20,892
Sales and marketing	803	4,531

Total accrued expenses	$35,162	$46,656

8.	Share-Based Compensation

Stock Plans

Medicines adopted the 2013 Stock Incentive Plan (the 2013 Plan).

The 2013 Plan provides for the grant of stock options, other stock-based awards (including restricted stock awards, restricted stock units and stock appreciation rights) and cash-based awards to employees, officers, directors, consultants and advisors of Medicines and its subsidiaries, including any individuals who have accepted an offer of employment. Stock option grants have an exercise price equal to the fair market value of Medicines’ common stock on the date of grant and generally, for employee grants, have a 10-year term and vest 25% one year after grant and thereafter in equal monthly installments over a three-year period. The fair value of stock option grants is recognized, net of an estimated forfeiture rate, using an accelerated method over the vesting period of the options, which is generally four years for employee grants and one year for director grants.

During the nine months ended September 30, 2016 and 2017, certain employees of the Company were eligible to participate in the 2013 Plan. The Company recorded approximately $7.4 million and $12.4 million of share-based compensation expense, including approximately $6.3 million and $10.9 million, allocated for employees of Medicines that are not employees of the Company, related to the options for the nine months ended September 30, 2016 and 2017, respectively.

9.	Income Taxes

For the nine months ended September 30, 2016 and 2017, the Company recorded a provision for income taxes of $0.01 million and a benefit for income taxes of $66 million, respectively. The worldwide effective income tax rates for the Company for the nine months ended September 30, 2016 and 2017 were (0.1)% and 54.2%, respectively. For the nine months ended September 30, 2017, the Company’s benefit for income taxes is primarily attributable to a reduction in the Company’s recorded valuation allowance against its deferred tax assets as a result of the commencement of amortization of IPR&D associated with Vabomere upon approval by the FDA, which resulted in a discrete benefit of $66.0 million.

The Company considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed to reduce its deferred tax assets to the amount that is more likely than not to be realized. The Company placed significant weight on the fact that the Company expects to be in a cumulative net book loss for the three-year period ending December 31, 2017 in recording valuation allowances on substantial portions of its deferred tax assets as of September 30, 2017.

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The Company will continue to evaluate its ability to realize its deferred tax assets on a periodic basis and will adjust such amounts in light of changing facts and circumstances including, but not limited to, future projections of taxable income, tax legislation, rulings by relevant tax authorities, the progress of ongoing tax audits and the regulatory approval of products currently under development. Any additional changes to the valuation allowance recorded on deferred tax assets in the future would impact the Company’s income taxes.

10.	Fair Value Measurements

The Company applies a fair value framework in order to measure and disclose its financial liabilities which include contingent purchase prices related to acquisitions. The Company determines fair value based on quoted prices when available or through the use of alternative approaches when market quotes are not readily accessible or available.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities.

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Fair values are determined by utilizing quoted prices for similar assets and liabilities in active markets or other market observable inputs such as interest rates and yield curves.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s Level 3 liabilities consist of the contingent purchase prices associated with the Company’s business combinations. The fair value of certain development or regulatory milestone based contingent purchase prices were determined in a discounted cash flow framework by probability weighting the future contractual payment with management’s assessment of the likelihood of achieving these milestones and present valuing them using a risk-adjusted discount rate. Certain sales milestone based payments were determined in a discounted cash flow framework where risk-adjusted revenue scenarios were estimated using Monte Carlo simulation models to compute contractual payments which were present valued using a risk- adjusted discount rate.

The following table sets forth the Company’s liabilities that were measured at fair value on a recurring basis as of December 31, 2016 and September 30, 2017 by level within the fair value hierarchy. Financial liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the liability:

	(Level 1)	(Level 2)	(Level 3)	Balance at December 31, 2016
	(In thousands)
Liabilities
Contingent purchase price	$—	$—	$121,957	$121,957

Total liabilities at fair value	$—	$—	$121,957	$121,957

	(Level 1)	(Level 2)	(Level 3)	Balance at September 30, 2017
	(In thousands)
Liabilities
Contingent purchase price	$—	$—	$62,883	$62,883

Total liabilities at fair value	$—	$—	$62,883	$62,883

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Level 3 Disclosures

The Company measures its contingent purchase price at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the contingent purchase price uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value related to updated assumptions and estimates are recognized within selling, general and administrative expenses in the accompanying condensed combined statements of operations.

The contingent purchase price may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of successful achievement of related milestones used to estimate the fair value of the liability. In evaluating this information, considerable judgment is required to interpret the market data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table provides quantitative information associated with the fair value measurement of the Company’s Level 3 inputs:

	Fair Value as December 31, 2016	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(In thousands)
Targanta:

		Probability-adjusted
Contingent purchase price	$5,857	discounted cash flow	Probability of success	20%
			Period in which milestone is expected to be achieved	2021
			Discount rate	11%
Rempex:

Contingent purchase price:		Probability-adjusted
Event-based milestones	$95,800	discounted cash flow	Probabilities of successes	18% - 95% (78%)
			Period in which milestones are expected to be achieved	2017 - 2024
			Discount rate	5.2% - 8.5%
Contingent purchase price:		Risk-adjusted revenue
Sales-based milestones	$20,300	simulation	Probabilities of successes	16% - 65% (56%)
			Period in which milestones are expected to be achieved	2018 - 2022
			Discount rate	6.6% - 8.2%

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	September 30, 2017	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(In thousands)
Targanta:

		Probability-adjusted
Contingent purchase price	$1,584	discounted cash flow	Probability of success	5%
			Period in which milestone is expected to be achieved	2021
			Discount rate	11%
Rempex:

Contingent purchase price:		Probability-adjusted
Event-based milestones	$47,200	discounted cash flow	Probabilities of successes	18% - 90% (71%)
			Period in which milestones are expected to be achieved	2018 - 2024
			Discount rate	4.4% - 7.3%
Contingent purchase price:		Risk-adjusted revenue
Sales-based milestones	$14,100	simulation	Probabilities of successes	15% - 85% (72%)
			Period in which milestones are expected to be achieved	2020 - 2022
			Discount rate	5.5% - 6.7%

The fair value of the contingent purchase price represents the fair value of the Company’s liabilities for all potential payments under the Company’s acquisition agreements for Targanta and Rempex. During the first quarter of 2017, the Company made a $20.0 million payment to the former equity holders of Rempex upon acceptance of the NDA for Vabomere. During the third quarter of 2017, the Company made a $40.0 million payment to the former equity holders of Rempex upon approval of Vabomere in the United States. There were no other changes to the potential future payments under the Company’s acquisition agreements. As of September 30, 2017, the remaining potential future payments to the former equity holders of Rempex and Targanta were $224.7 million and $49.4 million, respectively. The significant unobservable inputs used in the fair value measurement of these liabilities are the probabilities of successful achievement of development, regulatory and sales milestones, which would trigger payments to be made under the Targanta and Rempex agreements, probabilities as to the periods in which the milestones are expected to be achieved and discount rates. Significant changes in any of the probabilities of success or periods in which milestones will be achieved would result in a significantly higher or lower fair value measurement.

The changes in fair value of the Company’s Level 3 contingent purchase price during the nine months ended September 30, 2016 and 2017 were as follows:

	Nine months ended September 30, 2016	Nine months ended September 30, 2017
	(In thousands)
Balance at the beginning of the period	$79,157	$121,957

Payments	(8,811)	(62,618)
Fair Value adjustment to contingent purchase price included in net loss	42,161	3,544

Balance at the end of the period	112,507	$62,883

No other changes in valuation techniques or inputs occurred during the nine months ended September 30, 2016 and 2017.

48

11.	Related Party Transactions and Shared Service Costs

Transactions entered into between the Company and Medicines have been adjusted to net parent investment as they represent an investment to the Company. The Company receives services and support from other functions of Medicines. The Company’s operations are dependent upon the ability of these other businesses and functions to provide these services and support. The costs associated with these services and support have been allocated to the Company using methodologies based on proportionate headcount of the Company, as compared to the headcount of Medicines as a whole, which the Company believes is the most appropriate method of allocation. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including salaries and other benefits, for corporate and shared employees, depreciation expense on shared assets, and rental and usage fees for shared assets for the following functional groups: information technology; legal; accounting and finance; human resources; marketing and product support; product development; facility; and other corporate and infrastructural services.

The total costs allocated to the Company for these services were $23.3 million and $34.2 million for the nine months ended September 30, 2016 and 2017, respectively. These amounts are included in the accompanying condensed combined statements of operations as follows:

	Nine months ended September 30, 2016	Nine months ended September 30, 2017
	(In thousands)
Research and development	$1,807	$1,401
Selling, general and administrative	21,521	32,804

Balance at the end of the period	$23,328	$34,205

Transactions entered into between the Company and Medicines are considered related party transactions.

12.	Subsequent Events

On November 29, 2017, Medicines announced it entered into a definitive agreement with Melinta Therapeutics, Inc. to sell the Company for $270 million in upfront consideration and guaranteed payments, tiered royalty payments of 5%-25% on worldwide net sales of Vabomere, Orbactiv and Minocin IV, and the assumption by Melinta Therapeutics, Inc. of all royalty, milestone and other payment obligations related to those products. The transaction is expected to close in the first quarter of 2018, subject to satisfaction of customary conditions, including approval by the stockholders of Melinta Therapeutics, Inc.

The Company evaluated subsequent events through November 29, 2017, the date on which these condensed combined financial statements were available to be issued, to ensure that these condensed combined financial statements include appropriate disclosure of events both recognized in the condensed combined financial statements as of September 30, 2017 and events which occurred subsequently but were not recognized in the condensed combined financial statements.

49

EXHIBIT E

Quarterly Report of Melinta (formerly known as Cempra, Inc.) on Form 10-Q for the fiscal quarter ended March 31, 2017.

See attached.

EXHIBIT F

Quarterly Report of Melinta (formerly known as Cempra, Inc.) on Form 10-Q for the fiscal quarter ended June 30, 2017.

See attached.

EXHIBIT G

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on March 6, 2017.

See attached.

EXHIBIT H

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on March 13, 2017.

See attached.

EXHIBIT I

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on March 28, 2017.

See attached.

EXHIBIT J

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on April 28, 2017.

See attached.

EXHIBIT K

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on April 28, 2017.

See attached.

EXHIBIT L

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on June 28, 2017.

See attached.

EXHIBIT M

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on August 9, 2017.

See attached.

EXHIBIT N

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on August 10, 2017.

See attached.

EXHIBIT O

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on September 7, 2017.

See attached.

EXHIBIT P

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on September 11, 2017.

See attached.

EXHIBIT Q

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on September 28, 2017.

See attached.

EXHIBIT R

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on October 31, 2017.

See attached.

EXHIBIT S

Current Report of Melinta (formerly known as Cempra, Inc.) on Form 8-K filed on November 1, 2017.

See attached.

EXHIBIT T

Current Report of Melinta on Form 8-K filed on November 3, 2017.

See attached.

EXHIBIT U

Current Report of Melinta on Form 8-K filed on November 9, 2017.

See attached.

EXHIBIT V

Current Report of Melinta on Form 8-K filed on November 29, 2017.

See attached.

EXHIBIT W

Current Report of Melinta on Form 8-K filed on December 1, 2017.

See attached.

EXHIBIT X

Current Report of Melinta on Form 8-K filed on December 4, 2017

See attached.

Annex A

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

dated as of November 28, 2017

by and between

THE MEDICINES COMPANY

and

MELINTA THERAPEUTICS, INC.

-i-

-ii-

-iii-

Page
13.11.	Specific Performance	A-85
13.12.	Representation by Counsel	A-85
13.13.	Bulk Transfers	A-85
13.14.	Counterparts; Signature Pages	A-85
13.15.	Notices	A-86

SCHEDULES

Schedule 1.1(a) — Business Contracts

Schedule 1.1(b) — Schedule of Business Employees

Schedule 1.1(c) — Business Leased Real Property

Schedule 1.1(d) — Contingent Payment Contracts

Schedule 1.1(e) — Products

Schedule 2.1(b)(iv)(A) — Patents

Schedule 2.1(b)(iv)(B) — Licensed Patents

Schedule 2.1(b)(iv)(C) — Marks

Schedule 2.1(b)(iv)(D) — Licensed Marks

Schedule 2.1(b)(vi)(A) — Permits

Schedule 2.1(b)(vi)(B) — Regulatory Registrations

Schedule 2.1(b)(xii) — Other Assets

Schedule 6.5 — Shared Contracts

EXHIBITS

Exhibit A — Assignment and Assumption Agreement

Exhibit B — Bill of Sale

Exhibit C — Intellectual Property Assignment Agreements

Exhibit D — Transition Services Agreement

Exhibit E — Form of Closing Statement

Exhibit F — Restrictive Legend

Exhibit G — Form of Registration Rights Agreement

Exhibit H — Royalty Payments

ANNEX

Annex I — Royalty Payments

-iv-

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of November 28, 2017, is entered into by and between Melinta Therapeutics, Inc., a Delaware corporation (“Buyer”), and The Medicines Company, a Delaware corporation (“Seller Parent”). Seller Parent and the Subsidiaries of Seller Parent that are party to any Transfer Document are referred to in this Agreement each as a “Seller” and collectively as “Sellers” (which definition, for the avoidance of doubt, excludes the Transferred Group). Seller Parent and Buyer sometimes are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WHEREAS, Sellers and the Transferred Group are engaged in, among other things, the Business; and

WHEREAS, Seller Parent wishes to sell, and to cause the other Sellers to sell, to Buyer, and Buyer wishes to purchase, the Business through the purchase from Sellers of all of the Acquired Assets, consisting of the Transferred Shares and Transferred Assets, and Buyer wishes to assume the Assumed Liabilities, each upon the terms and conditions set forth herein, and in connection therewith, the Parties wish to enter into the transactions contemplated by this Agreement and by the Ancillary Agreements (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Definitions. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following capitalized terms have the following meanings when used herein:

“Accounting Principles” means (a) any amounts not in U.S. Dollars shall be converted into U.S. Dollars using the spot rate of exchange as quoted by Bloomberg at 12:00 p.m., New York time, on the Closing Date and (b) GAAP as applied by Seller Parent in the Audited Financial Statements, except as set forth on Exhibit E.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Adverse Law or Order” means (a) any Law shall have been enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction which restrains, prohibits or makes illegal the consummation of the Transactions or (b) any Order restraining, prohibiting or making illegal the consummation of the Transactions, whether preliminary or final.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means (a) the possession of the power to vote 50% or more of the securities or other equity interests of such Person having ordinary voting power, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Alternative Financing” has the meaning set forth in Section 6.6(c).

“Allocation Laws” means Sections 1060 and 338 of the Code, the Treasury regulations promulgated thereunder, and any other applicable Tax laws that the Parties must satisfy with respect to the allocation of the Purchase Price for U.S. federal income tax purposes.

“Allocation Schedule” has the meaning set forth in Section 2.11(a).

“Ancillary Agreements” means the Registration Rights Agreement, the Transfer Documents and the Transition Services Agreement.

“Antitrust Division” has the meaning set forth in Section 6.2(a).

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Assignment and Assumption Agreement” means the assignment and assumption agreement to be entered into between Sellers and Buyer substantially in the form of Exhibit A attached hereto, evidencing the assignment by Sellers and assumption by Buyer of the Assumed Liabilities.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Base Consideration” has the meaning set forth in Section 2.6(a)(i).

“Benefit Plan” means any employee benefit plan, employment or severance agreement or other compensation, employment or benefit plan, program, policy, agreement or arrangement, including (a) any profit-sharing, deferred compensation, commission, incentive, equity inducement, independent contractor, bonus, equity-based, tax gross-up, pension, retirement, retention, severance or change of control plan, program, policy, agreement or arrangement, (b) any plan, program, policy, agreement or arrangement providing for “fringe benefits” or perquisites, (c) any hospitalization, health, welfare, post-retirement medical, vision, dental, disability, vacation, sick leave, or other benefit plan, program, policy, agreement or arrangement or (d) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); provided that in no event shall a Benefit Plan include any “multiemployer plan” (as defined in Section 3(37) of ERISA).

“Bill of Sale” means a bill of sale to be entered into between Sellers and Buyer substantially in the form of Exhibit B attached hereto, evidencing the transfer of the Transferred Assets to Buyer.

“Books and Records” means original or true and complete copies of all of the books, records, files, work papers, data, documents and information (including all payroll and personnel records of Continuing Employees to the extent permitted by Law, customer, distributor and supplier lists, pricing, promotional, and research and development data, summaries of financial and accounting records, purchase orders and invoices, sales orders and sales order log books, credit and collection records, inventory records, product specifications, cost and pricing information, quality control records and manuals, product development files, records and stability and clinical studies and manufacturing processes, marketing studies, consultant reports, physician databases, correspondence, complaint files, adverse drug experience files and miscellaneous records with respect to customers, distributors or suppliers) in the possession or control of Sellers or any of their Affiliates or to which they have access from a third party storage provider, in each case primarily related to or used primarily in connection with the Business (including the Continuing Employees), the Transferred Assets, the Transferred Group or the Transferred Group Assets.

“Business” means the business, operations and activities of Seller Parent and its Subsidiaries conducted as of the date of this Agreement and at the Closing relating to researching, developing and commercializing antibiotics to treat infections, including with respect to the Products, but excluding, for the avoidance of doubt, the Retained Business.

“Business Benefit Plan” has the meaning set forth in Section 4.8(a).

“Business Contracts” means all Contracts primarily related to or used primarily in connection with the Business (other than any Shared Contract), including the Contracts identified on Schedule 1.1(a).

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks in New York City, New York are generally open for business.

“Business Employee” means (i) each individual identified on Schedule 1.1(b) who is primarily employed in connection with the Business and (ii) each other individual employed by Seller Parent or any of its Subsidiaries listed on Schedule 1.1(b) (in each case, as it may be updated from time to time by mutual agreement of Buyer and Sellers, the “Schedule of Business Employees”).

“Business Intellectual Property” has the meaning set forth in Section 4.17(a).

“Business Leased Real Property” means the real property located in San Diego, California identified in Schedule 1.1(c).

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer 401(k) Plan” has the meaning set forth in Section 7.6.

“Buyer Capital Stock” has the meaning set forth in Section 5.4(a).

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Disclosure Letter” has the meaning set forth in the introductory paragraph to ARTICLE V.

“Buyer Financial Statements” has the meaning set forth in Section 5.8.

“Buyer Fundamental Representations” means the representations and warranties in Sections 5.1 (Qualification, Organization, etc.), 5.2 (Authority; Binding Effect), 5.3 (No Conflicts; Consents), 5.4 (Capitalization), 5.12 (Sufficient Funds) and 5.13 (Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2(a).

“Buyer Information” has the meaning set forth in Section 13.3(b).

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate together with all other Effects: (x) has a material adverse effect on the financial condition, business or results of operations of Buyer and its Subsidiaries, in each case taken as a whole, or (y) materially impairs the ability of Buyer to consummate, or prevents or materially delays, the Transactions; provided, however, that, in the case of clause (x), no Effects resulting from the following shall be deemed to constitute a Buyer Material Adverse Effect or shall be taken into account when determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur: (a) general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which Buyer operates, including any changes affecting financial, credit or capital market conditions; (b) conditions (or changes therein) in the market for branded pharmaceutical products, infectious disease pharmaceutical products or the pharmaceutical industry generally; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest or exchange rates; (d) acts of war (whether or not declared), armed hostilities, cyber-attack or terrorism, or the escalation or worsening thereof; (e) compliance by Buyer and its Subsidiaries with the terms of this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Seller Parent; (f) any changes or prospective changes in applicable Laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement of, or the pendency of, this Agreement or consummation of the Transactions, including the identity of Seller Parent; (h) any natural or man-made disaster or acts of God; (i) the failure to meet any financial or other plan, estimate, budget or projection (provided that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur); or (j) any change in Buyer’s stock price or trading volume (provided that the underlying cause of such change, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur), except to the extent (and only to the extent) any such Effect described in clauses (a), (b), (c), (d), (f) or (h) is disproportionately adverse on the financial condition, business or results of operations of Buyer, in each case taken as a whole, as compared to participants in the life science industry.

“Buyer Preferred Stock” has the meaning set forth in Section 5.4(a).

“Buyer SEC Reports” means all reports, schedules, forms, and exhibits required to be filed by Buyer with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed since January 1, 2015.

“Buyer Stockholder Approval” means the approval by the stockholders of Buyer of the issuance of Buyer Common Stock pursuant to this Agreement and in the Financing by a majority of the votes cast on the proposal in accordance with NASDAQ Rule 5635 (including, for the avoidance of doubt, the issuance of any warrants related to the Financing).

“Buyer’s Knowledge” means the actual knowledge of the persons listed in Section 1.1(a) of the Buyer Disclosure Letter.

“Cadwalader” means Cadwalader, Wickersham & Taft LLP.

“Cap” means Twenty Four Million Dollars ($24,000,000).

“Claim” means any claim, demand, cause of action, chose in action, suit, litigation, Proceeding, arbitration, mediation, hearing or investigation against any Person.

“Claim Notice” has the meaning set forth in Section 12.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Adjustment Amount” means either (a) the Closing Date Working Capital Excess, if any, or (b) the Closing Date Working Capital Shortfall, if any, expressed as a negative number.

“Closing Cash Consideration” has the meaning set forth in Section 2.6(a)(i).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Tax Return” has the meaning set forth in Section 8.2(a).

“Closing Date Working Capital” means (a) the total Current Assets minus (b) the total Current Liabilities, in each case as of the Closing.

“Closing Date Working Capital Excess” means the amount, if any, by which the Closing Date Working Capital is in excess of the Target Working Capital Amount.

“Closing Date Working Capital Shortfall” means the amount, if any, by which the Closing Date Working Capital is less than the Target Working Capital Amount.

“Closing Payment” has the meaning set forth in Section 2.6(a)(i).

“Closing Statement” has the meaning set forth in Section 3.3(a).

“Closing Stock Consideration” has the meaning set forth in Section 2.6(a)(i).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.12.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 24, 2017, by and between Seller Parent and Buyer relating to certain confidentiality obligations, as amended.

“Consent” means any consent, approval, ratification, authorization, waiver, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.

“Consolidated Tax Returns” means any Tax Returns with respect to Consolidated Taxes.

“Consolidated Taxes” means all federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis with respect to Tax Returns that include one or more members of the Transferred Group, on the one hand, and Seller Parent or any of its Affiliates (other than any members of the Transferred Group), on the other hand.

“Contingent Payment Contracts” means all Contracts to make royalty, milestone or deferred payments or any other contingent payments to third parties in connection with the Business or the Products, which Contracts are identified on Schedule 1.1(e).

“Continuing Employee” has the meaning set forth in Section 7.1.

“Contract” means any written or oral contract, agreement, lease, instrument, note, indenture, mortgage, guarantee, bond, legally binding commitment, license or sublicense.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Current Assets” means the current assets of the Transferred Group and any other Transferred Assets constituting current assets as determined in accordance with the Accounting Principles, as set forth on the line items to the Form of Closing Statement under the heading “Current Assets.”

“Current Liabilities” means the current liabilities of the Transferred Group and any other Assumed Liabilities constituting current liabilities as determined in accordance with the Accounting Principles, as set forth on the line items to the Form of Closing Statement under the heading “Current Liabilities.”

“De Minimis Amount” means One Hundred Fifty Thousand Dollars ($150,000).

“Debt Commitment Letter” has the meaning set forth in Section 5.12.

“Debt Financing” means the debt financing set forth in the Debt Commitment Letter.

“Debt Financing Sources” has the meaning set forth in Section 5.12.

“Deductible” means One Million Nine Hundred Eighty Seven Thousand Five Hundred Dollars ($1,987,500).

“Deferred Payments” has the meaning set forth in Section 2.6(a)(iv).

“Definitive Agreement” has the meaning set forth in Section 6.6(b).

“DGCL” means the Delaware General Corporation Law, as amended from time to time, and any successor statute.

“Direct Claim” has the meaning set forth in Section 12.5.

“Disclosure Information” has the meaning set forth in Section 13.3(b).

“Dispute Notice” has the meaning set forth in Section 3.3(b).

“Disputed Item” has the meaning set forth in Section 3.3(b).

“Effect” means any change, effect, development, circumstance, condition or occurrence.

“Environmental Laws” means all applicable international, federal, state, or local Laws which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose Liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) or any other Law of similar effect.

“Environmental Permits” means all Permits required under or issued pursuant to all applicable Environmental Laws.

“Equipment” has the meaning set forth in Section 2.1(b)(iii).

“Equity Commitment Letters” has the meaning set forth in Section 5.12.

“Equity Financing Sources” has the meaning set forth in Section 5.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.8(d).

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 2.6(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.6(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated with respect thereto.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Business” means the business, operations and activities of researching, discovering and developing pre-clinical and developmental assets, including without limitation the pre–clinical product candidates Oravance (oral beta-lactam/BLI combination) and Omnivance (broad spectrum carbapenemase inhibitors), the pre-clinical polymyxin programs, and all other pre-clinical and developmental programs being conducted at or in connection with the Business Leased Real Property.

“Excluded Business IP” has the meaning set forth in Section 6.14.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exclusivity Period” means, with respect to a given Product and a given country, the period beginning on the date of First Commercial Sale of such Product in such country and ending on the later of: (a) the expiration of the last to expire Valid Claim of any Patents or Licensed Patents that covers such Product in such country and (b) the expiration of the Regulatory Exclusivity Period with respect to such Product in such country, but in no event less than ten (10) years following the date of First Commercial Sale of such Product in such country.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended from time to time, and any successor statute.

“Final Closing Adjustment Amount” has the meaning set forth in Section 3.3(j).

“Final Closing Statement” has the meaning set forth in Section 3.3(j).

“Final Determination” means (a) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD (or successor form) and (b) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through Proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Final Ticking Fee” means an amount in cash equal to the Weekly Ticking Fee multiplied by a fraction: (A) the numerator of which is the number of days which have elapsed between the date that the most recent Weekly Ticking Fee became due and the Ticking Fee End Date and (B) the denominator of which is seven (7).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 5.12.

“Financing Assignee” has the meaning set forth in Section 2.7.

“Financing Source” means, in its capacity as such, any Person providing or proposing to provide the financing pursuant to the Commitment Letters or any Alternative Financing or any Affiliates, employees, officers, directors, agents or advisors of any such Person.

“First Commercial Sale” means the first sale of any Product in a country constituting Net Sales by or under the authority of the applicable Selling Entity after all required Regulatory Approvals for commercial sale of such Product (including Pricing Approval, to the extent required for sale of such Product, and any necessary labeling negotiations that may be required after Regulatory Approval and such Pricing Approval) have been obtained in such country; provided that “First Commercial Sale” will not include any transfer, disposition, sale or other distribution of a sample or for charitable purposes (including, without limitation, pursuant to an early access, compassionate use, emergency use, named patient, indigent access or patient assistance program), or for preclinical, clinical or regulatory purposes or solely for so-called treatment investigational new drug sales.

“First Deferred Payment” has the meaning set forth in Section 2.6(a)(iii).

“Foreign Antitrust Laws” has the meaning set forth in Section 4.15.

“Form of Closing Statement” has the meaning set forth in Section 2.6(a)(ii).

“FTC” has the meaning set forth in Section 6.2(a).

“GAAP” means accounting principles generally accepted in the United States.

“Generic Product” means a pharmaceutical preparation which (i) either (x) is not produced, licensed, or owned by Buyer or any of Buyer’s Controlled Affiliates, successors, assigns, or its or their respective sub-licensees or (y) is not authorized by Buyer or any of Buyer’s Controlled Affiliates or its or their respective successors, assigns, or sublicensees by license, covenant not to sue, settlement agreement, release or by any other arrangement or means (including with respect to ANDAs), and (ii) is automatically substitutable for the branded Product at the retail pharmacy level or is approved in reliance on the prior approval of the Product as determined by the applicable Regulatory Authority(ities) in any country on the basis of being comparable to and substitutable for the Product; provided that Generic Product shall in no event include any pharmaceutical preparation that is marketed, distributed and sold by or on behalf of Buyer or any of Buyer’s Controlled Affiliates, successors, assigns, or its or their respective sub-licensees (e.g., an authorized generic).

“GMPs” mean the current principles, standards and guidelines of Good Manufacturing Practice for medicinal products and medical devices for human use including the sourcing or manufacture of active substances, as required by applicable Law including EC Directive 2003/94/EEC and 21 CFR Parts 210 and 211, in each case as amended from time to time.

“Government Antitrust Authority” has the meaning set forth in Section 6.2(d).

“Governmental Approvals” means all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permissions, clearances, confirmations, endorsements, waivers, designations or qualifications issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement under the applicable Laws of any Governmental Authority.

“Governmental Authority” means (a) any nation or government, including any federal, state, local or foreign municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision thereof; or (b) any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory, administrative, judicial, police, military, or taxing governmental functions, or any mediator, arbitrator, or arbitral body.

“Guaranteed Payments” has the meaning set forth in Section 2.6(a)(iv).

“Hazardous Materials” means (a) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any Environmental Law, (b) any other pollutant, chemical, substance, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea, formaldehyde, polychlorinated biphenyls (PCBs), radon gas, petroleum, waste oil, crude oil, or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives and (c) any compound, mixture, solution, product or other substance or material that contains any hazardous substance or material referred to in clauses (a) and (b) above.

“Health Care Laws” has the meaning set forth in Section 4.14(i).

“HIPAA” has the meaning set forth in Section 4.14(h).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” has the meaning set forth in Section 6.2(a).

“Indebtedness” means (a) all indebtedness, whether or not contingent, for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, loan agreements or other similar instruments, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) all payment obligations, contingent or otherwise, under acceptance, letters of credit, bank guarantees, surety bonds or similar facilities, (e) net obligations under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (f) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness, and (g) all interest, any premiums payable or any other costs or charges (including prepayment penalties) on any instruments or obligations described in clauses (a) through (f) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to or simultaneously with the Closing.

“Indemnifiable Liabilities” has the meaning set forth in Section 6.6(e).

“Indemnified Party” has the meaning set forth in Section 12.3(a).

“Indemnifying Party” has the meaning set forth in Section 12.4(a).

“Independent Accountant” means an independent accounting firm that Seller Parent and Buyer shall mutually agree upon, and, if Seller Parent and Buyer cannot agree, mutually chosen by their respective independent accounting firms.

“Intellectual Property” means intellectual property or other proprietary rights anywhere in the world, including registered, unregistered, applied for and pending rights, arising out of or related to: (a) ideas, discoveries, inventions, patents, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patent Rights”); (b) indicia of source, brands, trademarks, service marks, trade names, trade dress, corporate names, logos, internet domain names, social media accounts, URLs, in each case whether or not registered, together with derivations and combinations thereof, and common law rights thereto, and the goodwill associated with the foregoing, and applications (including intent to use applications), registration and renewals of the foregoing (collectively, “Trademark Rights”); (c) published and unpublished works of authorship including computer software programs, applications, source code and object code, and databases, copyrights in and to the foregoing, together with common law rights and moral rights therein, rights of publicity and privacy, and any applications and registrations therefor, including extensions, renewals, restorations, reversions, derivatives, translations, localizations, adaptations and combinations of the above (collectively, “Copyrights”); (d) mask works and any applications, registrations and renewals for any of the foregoing; and (e) data, databases, trade secrets techniques, non-public information (proprietary or otherwise), processes, including any trade secrets under applicable Law (collectively, “Trade Secrets”).

“Intellectual Property Assignment Agreements” means the assignments of Sellers’ right, title and interest in and to the registrations and applications related to the Transferred Intellectual Property substantially in the form of Exhibit C hereto, assigning such right, title and interest in and to such Transferred Intellectual Property to Buyer, as appropriate.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Inventory” means, as of the Closing, (a) all inventory of finished Product owned by Seller Parent or any of its Subsidiaries, whether or not Labeled, (b) all Product work-in-progress owned by Seller Parent or any of its Subsidiaries and (c) all other inventory primarily related to or used primarily in connection with the Business, including raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents, packaging, work-in-process, finished goods, spare parts and shop and production supplies, in each case whether imported, provided from contract manufacturers or otherwise and whether located at a facility of Seller Parent or any of its Subsidiaries, at a wholesaler or in transit.

“IRS” means the United States Internal Revenue Service.

“Know-How” means all non-public information, proprietary or otherwise, owned or held by or licensed to Seller Parent or any of its Subsidiaries as of the date of this Agreement or at Closing.

“Labeling” (and the correlative terms “Label” and “Labeled”) shall be as defined in Section 201(k), (m) of the FDCA (21 U.S.C. § 321(k), (m)) and other comparable foreign Law relating to the subject matter thereof, including the applicable Product’s label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient indication guides.

“Law” means each provision of any national, supranational, federal, state, provincial, local, municipal or foreign, civil and criminal law, common law, constitution, statute, regulation, legislation, ordinance, Order, code, proclamation, treaty, convention, rule, ruling, directive, requirement, determination, decision, opinion or interpretation, promulgated, adopted, enacted, implemented, issued, passed, approved, or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means, with respect to any Person, any debt, liability, duty or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law or Order or any Contract.

“Licensed Marks” has the meaning set forth in Section 2.1(b)(iv).

“Licensed Patents” has the meaning set forth in Section 2.1(b)(iv).

“Lien” means any lien, encumbrance, mortgage, security interest, pledge, conditional sale agreement or other title retention agreement, or other charge or encumbrance of any nature whatsoever on any property or property interest.

“Litigation Matters” means all Proceedings that have been or may be asserted by a third party against, or otherwise adversely affect, Seller Parent and its Subsidiaries, on the one hand, and the Business, on the other hand.

“Losses” has the meaning set forth in Section 12.1(b).

“Mailing Date” has the meaning set forth in Section 6.10(a).

“Marks” has the meaning set forth in Section 2.1(b)(iv).

“Material Adverse Effect” means any Effect that, individually or in the aggregate together with all other Effects: (x) has a material adverse effect on the Acquired Assets, the Transferred Group or the financial condition, business or results of operations of the Business, in each case taken as a whole or (y) materially impairs the ability of Sellers to consummate, or prevents or materially delays, the Transactions; provided, however, that in the case of clause (x), no Effects resulting from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which the Business operates, including any changes affecting financial, credit or capital market conditions; (b) conditions (or changes therein) in the market for branded pharmaceutical products, infectious disease pharmaceutical products or the pharmaceutical industry generally; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest or exchange rates; (d) acts of war (whether or not declared), armed hostilities, cyber-attack or terrorism, or the escalation or worsening thereof; (e) compliance by Seller Parent and its Subsidiaries with the terms of this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (f) any changes or prospective changes in applicable Laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement of, or the pendency of, this Agreement or consummation of the Transactions, including the identity of Buyer; (h) the results of any pre-clinical or clinical testing sponsored by Seller Parent or any of its Subsidiaries, any of their competitors or any of their respective collaboration partners; (i) any change or prospective change in reimbursement or payor rules or policies applicable to any product or product candidates of Seller Parent or any of its Subsidiaries or the products or product candidates of any of their competitors; (j) any natural or man-made disaster or acts of God; (k) the failure to meet any financial or other plan, estimate, budget or projection (provided that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (l) any change in Seller Parent’s stock price or trading volume (provided that the underlying cause of such change, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Material Adverse Effect has occurred or would reasonably be expected to occur), except to the extent (and only to the extent) any such Effect described in clauses (a), (b), (c), (d), (f) or (j) is disproportionately adverse on the Acquired Assets or the financial condition, business or results of operations of the Business, in each case taken as a whole, as compared to participants in the life science industry.

“Material Contract” has the meaning set forth in Section 4.12(b).

“NASDAQ” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Buyer Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Buyer Common Stock is then traded.

“Net Sales” means, with respect to any applicable period:

(a) for any Product sold in the U.S., the gross invoiced amount of such Product sold in respect of such period to any third party that is not an Affiliate of the Selling Entity by Buyer, its Controlled Affiliates or any licensees, sublicensees or transferees to which Buyer or its Controlled Affiliates has granted or otherwise transferred rights to sell such Product or granted a license under or sold any patents or pending patent applications included in the Acquired Assets in respect of such Product, including, for the avoidance of doubt, any licensees, sublicensees or transferees of such licensees, sublicensees or transferees (each a “Selling Entity”) for sale to unrelated third parties in bona fide arm’s length transactions; or

(b) for any Product sold outside of the U.S., the gross invoiced amount of such Product sold in respect of such period to any third party that is not an Affiliate of the Selling Entity by Buyer or its Controlled Affiliates; or

(c) for any Product sold outside of the U.S., in the event any Product is marketed or sold by a Selling Entity other than Buyer or its Controlled Affiliates, Net Sales shall include all income, revenue and other consideration in respect of such Product or any related patents or patent applications in whatever manner received by Buyer or a Controlled Affiliate of Buyer, as applicable, through any arrangement between Buyer or any of its Controlled Affiliates, on the one hand, and such Selling Entity or any of its Affiliates, on the other hand, including in connection with any sale, licensing, sublicensing, distribution or other transaction relating to such Product or any patents or patent applications, including, without limitation, upfront payments, royalties, milestone payments, technology transfer payments, issue fees, any lump sum payments, and any and all other similar fees and payments, but excluding any amounts (x) received by Buyer or any of its Controlled Affiliates as bona fide reimbursement for research, development, manufacturing or similar services conducted for such Product after the date of the sale, licensing, sublicensing, distribution or other transaction referred to above or for patent, patent prosecution or other out-of-pocket expenses relating to such Product incurred after the date of the sale, licensing, sublicensing, distribution or other transaction referred to above or (y) received by Buyer or any of its Controlled Affiliates from a Person to which Buyer has transferred its rights to sell Products outside the U.S. and which Person, in connection with such transfer, has not also assumed Buyer’s obligation to make all milestone payments to a third party with respect to such Products but is contractually obligated to pay to Buyer an amount in respect of or equal to such milestone payments, solely to the extent that Buyer is required to, and does, following receipt of such amounts, promptly pay such amounts to such third party to whom such milestone payments are owed;

less, in each of clauses (a) and (b), the following deductions, in each case related specifically to such Product, to the extent reasonable and customary, and actually allowed and not otherwise recovered by or reimbursed to the Selling Entity: (i) refunds, allowance or credits for recalls, breakage, rejected, or returned products, (ii) excise, use, value added, and sales Taxes (other than income Taxes) included in the invoiced amounts, (iii) tariffs, import/export duties, customs duties, and other imposts actually paid by the Selling Entity, (iv) quantity, trade, and cash discounts, including those allowed under group purchasing organization or other commercial customer or payor contracts, stocking incentives and patient assistance programs, (v) price reductions, chargebacks or rebates, retroactive or otherwise, to the extent required by applicable Law, including Medicaid, managed care rebates and Medicare rebates, Department of Veterans Affairs and Department of Defense discounts and Public Health Service Act rebates and (vi) distribution or any other similar service fees. With respect to each relevant period for which Net Sales are calculated hereunder, there shall be included appropriate accruals for all of the items listed in clauses (i) through (vi) of the immediately preceding sentence, calculated according to GAAP, and adjustments to accruals as increases or decreases to Net Sales (as applicable) by the difference between actual paid amounts and accruals for all such items in the prior measurement period. All of the foregoing (including each of the components with the Net Sales calculation) and the recording of a sale of a Product is deemed to occur and shall be calculated in accordance with GAAP and the normal revenue recognition policies of Buyer during the relevant period with respect to the sale of the applicable Products; provided that, with respect to Net Sales outside of the U.S. under clause (b) above, allowances shall be calculated in accordance with the local

GAAP and revenue recognition policies applicable to the relevant counterparty. In the case of each of clauses (a) and (b) above, if a Product is sold in combination with any one or more other products that were not combined with the Product as of the Closing Date and, if such Product is also sold separately on a commercial basis, then the portion of Net Sales attributable to sales of such Product in such combination product sales shall be determined according to the ratio of (A) the invoiced amount at which the Product is sold separately to (B) the invoiced amount of any such combination of products sold in which the Product is included.

“Net Sales Statement” has the meaning set forth in Section 2.8(a).

“Non-Business Employee” means each Person who is employed by a Seller or by a Subsidiary of a Seller and who is not a Business Employee.

“Order” means any writ, judgment, edict, decree, injunction, ruling, pronouncement, order, decision, determination, verdict, award or other binding obligation of, or settlement or other similar agreement with, any Governmental Authority (whether preliminary or final).

“Ordinary Course of Business” means the operation of the Business by Seller Parent and its Subsidiaries in the usual and customary way and consistent with their past practices through the date of this Agreement.

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, business rules and regulations, bylaws, operating agreement, certificate of limited partnership, partnership agreement, equityholders’ agreement and/or certificates of existence, or any foreign equivalent of any of the foregoing, as applicable.

“Outside Date” has the meaning set forth in Section 11.1(b).

“Parties” or “Party” has the meaning set forth in the preamble hereof.

“Patent Rights” has the meaning set forth in the definition of “Intellectual Property.”

“Patents” has the meaning set forth in Section 2.1(b)(iv).

“Permits” means all permits, licenses, registrations, certificates, franchises, variances, exemptions, orders and other Governmental Approvals, Consents and authorizations necessary or desirable for the past or present conduct of the Business or used in connection with the Business by Seller Parent or its Subsidiaries, other than Regulatory Registrations.

“Permitted Lien” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens of carriers, warehousemen, mechanics, repairmen and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, none of which are, individually or in the aggregate, material to the Business, (c) restrictions under the leases, subleases and similar agreements with respect to the Business Leased Real Property, none of which, individually or in the aggregate, materially interferes with the ordinary conduct of the Business as a whole and to the extent such leases, subleases and similar agreements have been made available to Buyer, (d) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, (f) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances that, individually or in the aggregate, are not detracting in any material respect from the value of real property or interfering in any material respect with the ordinary conduct of the Business, (g) zoning, building and other generally applicable land use restrictions which are imposed by any Governmental Authority having jurisdiction over the applicable real property and which are not violated by the current use or occupancy of such real property or the operation of the Business, (h) Liens resulting from any facts or circumstances relating to Buyer or its Controlled Affiliates, and (i) restrictions on transfer under applicable securities Laws.

“Person” means any natural person, individual, corporation (including any non-profit corporation), partnership, joint venture, limited liability company, estate, trust, cooperative, foundation, society, political party, union, other unincorporated organization, joint stock company or Governmental Authority.

“Personally Identifiable Information” means any information of or about a Person that (a) under Law or Contract requires specific handling or protection requirements, (b) under Law or Contract requires any Person to be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised, (c) alone or in combination with other information can be used to identify an individual Person or (d) constitutes health or other sensitive information of an individual Person.

“Post-Closing Tax Period” means any taxable period (or portion of a Straddle Period) beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pricing Approval” means the first approval, agreement, determination or decision from a Governmental Authority establishing the price and/or reimbursement for a product for sale in any given country or regulatory jurisdiction, as required by applicable Law in such country or regulatory jurisdiction prior to the sale of such product in such country or regulatory jurisdiction.

“Pre-Closing Separate Tax Return” has the meaning set forth in Section 8.2(a).

“Pre-Closing Taxes” means (a) any Taxes imposed on or with respect to the Acquired Assets, the Business, any member of the Transferred Group or the Transferred Group Assets with respect to a Pre-Closing Tax Period, including the portion of any Straddle Period ending on or before the close of the Closing Date as determined pursuant to Section 8.2, (b) any Taxes of any member (other than any member of the Transferred Group) of an affiliated, consolidated, combined or unitary group of which any member of the Transferred Group is or was a member on or prior to the Closing Date, including pursuant to Treasury regulations Section 1.1502-6 and 1.1502-78 or any analogous or similar state, local, or foreign Law or regulation, and (c) any Taxes of any Person imposed on or with respect to the Transferred Group, the Transferred Group Assets, the Acquired Assets, or the Business as a transferee or successor in respect of a transaction occurring on or before the Closing Date, by law, contract, or otherwise; provided that, “Pre-Closing Taxes” shall not include any amounts to the extent that such amounts have already been taken into account under this Agreement, including, without limitation, in Closing Date Working Capital.

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the end of the Closing Date.

“Privacy Obligations” has the meaning set forth in Section 4.17(j).

“Privileged Information” means, with respect to each Party, information regarding such Party or its Subsidiaries, or any of its operations, assets or liabilities (whether in documents or stored in any other form or known to its employees or agents) that is protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable legal privilege, in each case that the other Party or its Subsidiaries may come into possession of or obtain access to in connection with this Agreement or the Ancillary Agreements.

“Proceeding” or “Proceedings” means any Claim, action, arbitration, mediation, audit, hearing, inquiry, prosecution, contest, examination, proceeding, investigation, litigation, suit (whether civil, criminal, administrative, or investigative or appellate proceeding) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority, arbitrator or arbitration panel.

“Products” means those products listed on Schedule 1.1(e).

“Product Transfer” has the meaning set forth in Section 2.9(b).

“Property Taxes” means all real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem Taxes.

“Proxy Statement” has the meaning set forth in Section 6.10(a).

“Purchase Price” has the meaning set forth in Section 2.6(a).

“Qualifying Country” has the meaning set forth in Section 2.6(a)(v).

“Registered IP” has the meaning set forth in Section 4.17(c).

“Registration Rights Agreement” means that certain registration rights agreement between Buyer and Seller Parent to be entered into at Closing substantially in the form attached hereto as Exhibit G.

“Regulatory Approval” means, with respect to a country, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to develop, manufacture, use, commercialize, store, import, transport, sell, and/or otherwise exploit a Product in such country.

“Regulatory Authority” means any Governmental Authority that is responsible for issuing technical, medical, scientific, Labeling and similar licenses, registrations, authorizations, permits, certifications, variances, exemptions, orders and approvals necessary for the testing, manufacture, commercialization, Labeling, distribution, use, storage, import, export, transport, advertising, promotion, marketing or sale of the Products.

“Regulatory Documentation” means (a) all regulatory filings and supporting documents (including copies of all correspondence between Seller Parent or any of its Subsidiaries and the applicable Regulatory Authority), chemistry, manufacturing and controls data and documentation, and preclinical and clinical studies and tests, (b) all regulatory files and foreign equivalents related thereto, current approved packaging and any other existing files and dossiers, including the underlying data or information used to support, maintain or obtain marketing authorization of the underlying Product, (c) all records maintained under record keeping or reporting Laws of the FDA or any other Governmental Authority including all applications, annual and safety reports, drug master files, FDA warning letters, FDA notices of adverse finding letters, FDA audit reports (including Establishment Inspection Reports (EIR) and any responses to such reports), any correspondence with the Office of Prescription Drug Promotion, periodic safety update reports, complaint files, and annual product quality reviews, (d) the complete complaint, adverse event and medical inquiry filings with respect to the Products as required by applicable Laws, including the Regulatory Registrations and (e) all equivalent, comparable or analogous documentation with respect to any other country outside the United States.

“Regulatory Exclusivity Period” means, with respect to a given Product and given country, a period of exclusivity (other than patent exclusivity), granted or afforded by applicable Laws or by a Regulatory Authority in such country, that confers exclusive marketing rights with respect to such Product in such country and prevents the initial market entry of a Generic Product with respect to such Product. In the event that such exclusivity is not available with respect to a Product in a country, the Regulatory Exclusivity Period for such Product in such country shall be deemed to expire upon the First Commercial Sale of a Generic Product in such country.

“Regulatory Registrations” means the premarket notifications or premarket approvals issued by the FDA, European Union Conformity Marking (CE marks) issued by a European Union Notified Body, and all other technical, medical, scientific, Labeling and similar licenses, registrations, authorizations, permits, certifications, franchises, variances, exemptions, orders, approvals, amendments and renewals of the Products (including marketing authorizations and Labeling approvals) issued by the Regulatory Authorities of any country and held or pending (including any applications) as of the Closing Date by Seller Parent or any of its Subsidiaries or third-party distributors (under rights of reservation of Seller Parent or any of its Subsidiaries) that are required for the manufacture, commercialization, Labeling, distribution, use, storage, import, export, transport, marketing or sale of the Products within any country.

“Representatives” means, with respect to any Person, any officers, directors, employees, attorneys, investment bankers, financial advisors, agents and other representatives of such Person.

“Required Financial Information” means (i)(a) the audited balance sheets of the Infectious Disease Business of The Medicines Company as at December 31, 2015 and December 31, 2016 and (b) the unaudited balance sheet of the Infectious Disease Business of The Medicines Company as at September 30, 2017, (ii)(a) the audited income statements of the Infectious Disease Business of The Medicines Company for the years ended December 31, 2015 and December 31, 2016 and (b) the unaudited income statements of the Infectious Disease Business of The Medicines Company for the nine month periods ended September 30, 2016 and September 30, 2017 and (iii)(a) the unaudited pro forma balance sheet of the Business (which excludes the Excluded Business) as at September 30, 2017 and (b) the unaudited pro forma income statement of the Business (which excludes the Excluded Business) for the year ended December 31, 2016 and the nine months ended September 30, 2017.

“Restricted Person” has the meaning set forth in Section 9.7(b).

“Retained Business” means the business, Know-How, Intellectual Property, operations and activities of Seller Parent and its Subsidiaries relating to the Retained Products or not otherwise included in the definition of Acquired Assets, including Seller Parent’s and its Subsidiaries’ cardiovascular care and surgery and perioperative care businesses and the Excluded Business.

“Retained Marks” has the meaning set forth in Section 9.6(a).

“Retained Products” means each product of Seller Parent and its Subsidiaries that is not a Product, including without limitation Angiomax, Ionsys, Inclisiran and MDCO-700.

“Royalty Payment” has the meaning set forth in Section 2.6(a)(v).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, together with the rules and regulations promulgated thereunder.

“Schedule of Business Employees” has the meaning set forth in the definition of “Business Employees.”

“SEC” means the United States Securities and Exchange Commission.

“Second Deferred Payment” has the meaning set forth in Section 2.6(a)(iv).

“Section 338(h)(10) Election” has the meaning set forth in Section 8.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated with respect thereto.

“Seller” and “Sellers” have the meaning set forth in the preamble hereof.

“Seller Benefit Plan” has the meaning set forth in Section 4.8(a).

“Seller Disclosure Letter” has the meaning set forth in the introductory paragraph to ARTICLE IV.

“Seller Fundamental Representations” means Section 4.1 (Qualification, Organization, etc.), Sections 4.2(a) and 4.2(b) (Capitalization of the Transferred Group), Section 4.3 (Authority; Binding Effect), Section 4.4(a) (No Conflicts; Consents) and Section 4.21 (Brokers).

“Seller Guarantees” has the meaning set forth in Section 9.5(a).

“Seller Indemnified Parties” has the meaning set forth in Section 12.3(a).

“Seller Parent” has the meaning set forth in the preamble hereof.

“Seller Parent’s Knowledge” means the actual knowledge of the Persons listed in Section 1.1(a) of the Seller Disclosure Letter.

“Seller 401(k) Plan” has the meaning set forth in Section 7.6.

“Selling Entity” has the meaning set forth in the definition of “Net Sales.”

“Setoff Amount” has the meaning set forth in Section 12.6(e).

“Shared Contracts” means any Contract that relates to both the Business and the Retained Business, which Contracts are listed on Schedule 6.5.

“Special Meeting” has the meaning set forth in Section 6.10.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subject Entities” has the meaning set forth in Section 8.6.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is or controls a general partner or managing member of such organization or directly or indirectly owns or controls any securities or other interests of such organization and is allocated a majority of such organization’s gains or losses. For the avoidance of doubt, prior to the Closing, the Subsidiaries of Seller Parent shall include each member of the Transferred Group unless the context expressly requires otherwise.

“Target Working Capital Amount” means negative Twenty Four Million Three Hundred Seventy One Thousand Five Hundred Ninety One Dollars ($(24,371,591)).

“Tax Claim” has the meaning set forth in Section 8.4(b).

“Tax Return” means any return (including estimated returns), declaration, election, filing, report, claim for refund, information return or other statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies or other similar amounts of any kind whatsoever, including all income, gross receipts, franchise, profits, capital gains, capital stock, excise, premium, escheat, unclaimed property, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), employment, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar amounts, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto, and (b) any liability for the payment of any amounts of the type described in the foregoing clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 12.4(a).

“Ticking Fee” means a Weekly Ticking Fee or the Final Ticking Fee, as applicable.

“Ticking Fee End Date” has the meaning set forth in Section 2.10.

“Ticking Fee Start Date” has the meaning set forth in Section 2.10.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademark Rights” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means any day on which NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 PM New York City time.

“Transaction Arbitrator” has the meaning set forth in Section 3.3(c).

“Transactions” has the meaning set forth in the recitals hereof.

“Transfer Date” has the meaning set forth in Section 7.1

“Transfer Documents” means, collectively, any and all agreements, assignments, deeds, notarial forms, certificates and other instruments of sale, conveyance, transfer, assignment and/or assumption, as the case may be, between a Seller and Buyer as necessary under the Law of the relevant jurisdiction or contemplated by this Agreement in order to transfer all right, title and interest of such Seller in and to the Acquired Assets, and for the Assumed Liabilities to be effectively assumed by and transferred to Buyer, in accordance with the terms hereof, including the Bill of Sale, the Assignment and Assumption Agreement and the Intellectual Property Assignment Agreements.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, excise, stamp, conveyance, value added, documentary transfer, recording, registration, filing or other similar Taxes imposed with respect to the Transactions.

“Transferred Assets” has the meaning set forth in Section 2.1(b).

“Transferred Entities” means Rempex Pharmaceuticals, Inc. and Targanta Therapeutics Corporation.

“Transferred Entity Insurance Policies” has the meaning set forth in Section 9.9.

“Transferred Group” means, individually and collectively, each of the Transferred Entities and each of their direct and indirect Subsidiaries.

“Transferred Group Assets” means the assets, properties, rights or interests (in each case, tangible or intangible) of the Transferred Group.

“Transferred Intellectual Property” has the meaning set forth in Section 2.1(b)(iv).

“Transferred Shares” means all of the outstanding capital stock of the Transferred Entities.

“Transition Services Agreement” means the transition services agreement to be entered into at Closing substantially in the form attached hereto as Exhibit D.

“United States” and “U.S.” mean the United States of America (including its territories and possessions).

“Unresolved Items” has the meaning set forth in Section 3.3(c).

“Valid Claim” means (a) a claim of any issued and unexpired patent that (i) has not been dedicated to the public, disclaimed, revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or a decision of a court or governmental agency of competent jurisdiction that can be appealed, but with respect to which an appeal has not been taken within the time allowed for appeal, and (ii) has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of any pending patent application that (i) has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction, (ii) has not been finally rejected by an administrative agency or other governmental action from which no appeal can be taken and (iii) has not been pending or filed more than seven (7) years from the earliest possible priority date for such patent application; provided, however, that if such pending patent application results in an issued patent after such seven (7) year period has elapsed, such patent derived from such application shall represent a Valid Claim.

“VWAP” means, for any Trading Day, the volume-weighted average price per share of Buyer Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller Parent).

“WARN” has the meaning set forth in Section 7.8.

“Weekly Ticking Fee” means an amount in cash equal to One Million Seven Hundred Thousand Dollars ($1,700,000).

1.2. Construction. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Schedule” and “Section” refer to articles, exhibits, schedules and sections of this Agreement (and, for the avoidance of doubt, do not refer to appendices, articles, sections, schedules and exhibits of any Ancillary Agreement). Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The word “or” is not exclusive. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement (or any Ancillary Agreement) shall be made in U.S. Dollars (USD$). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. All references to a “willful and material breach” refer to a material breach of this Agreement that is the consequence of an action or omission that the breaching party takes or omits to take with the knowledge that such action or omission will cause a material breach this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

1.3. Performance of Obligations by Affiliates. Any obligation of a Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller Parent’s sole and exclusive option, either by Seller Parent directly or by any Controlled Affiliate or designee of Seller Parent that Seller Parent causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Buyer under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer’s sole and exclusive option, either by Buyer directly or by any Affiliate or designee of Buyer that Buyer causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Seller Parent shall,” “Seller Parent agrees to,” “Sellers shall,” “Seller shall,” and any similar variation with respect to any action, also means “Seller Parent shall cause” the particular action to be performed, and the use of the words “Buyer shall,” “Buyer agrees to” and any similar variation with respect to any action, also means “Buyer shall cause” the particular action to be performed, because Seller Parent and Buyer each understand, agree and acknowledge that they are entering into this Agreement on behalf of themselves and certain of their respective Affiliates. Seller Parent guarantees the performance of all actions, agreements and obligations to be performed by any Subsidiaries or Affiliates of Seller Parent under the terms and conditions of this Agreement, and Buyer guarantees the performance of all actions, agreements and obligations to be performed by any Controlled Affiliates of Buyer under the terms and conditions of this Agreement, regardless of whether or not any such Person is a party hereto. In case Seller Parent undertakes any actions, agreements and obligations that should be performed by any Subsidiaries or Affiliates of Seller Parent under the terms and conditions of this Agreement, Seller Parent shall be deemed to be acting on behalf of such Subsidiaries or Affiliates.

ARTICLE II.

PURCHASE AND SALE

2.1. Agreement to Purchase and Sell. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, for the consideration specified in Section 2.6, Seller Parent and its Subsidiaries shall grant, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller Parent and its Subsidiaries, all right, title and interest of Seller Parent and its Subsidiaries, as of the Closing, in and to the following (collectively, the “Acquired Assets”):

(a) the Transferred Shares, free and clear of all Liens, other than the Permitted Liens described in clauses (h) and (i) of the definition thereof; and

(b) the following assets, properties, rights and interests, except if specifically identified as Excluded Assets, free and clear of all Liens, other than Permitted Liens (collectively, the “Transferred Assets”):

(i) all Products;

(ii) all Inventory;

(iii) all of the rights to the fixed and other tangible personal property and equipment primarily related to or used primarily in connection with the Business, including materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements to property and other tangible assets whether owned or leased by Sellers or any of their Affiliates, other than any of the foregoing located at the Business Leased Real Property (collectively, the “Equipment”); provided, however, that any such Equipment necessary for Seller Parent to provide any services under the Transition Services Agreement shall be transferred to Buyer at such time(s) set forth in the Transition Services Agreement; provided further, that the expense of moving any such Equipment shall be borne by Buyer;

(iv) all Intellectual Property owned by Seller Parent or any of its Subsidiaries and primarily used or held for use in connection with the conduct of the Business, including, without limitation to the foregoing, the following Intellectual Property (all of the Intellectual Property in this Section 2.1(b)(iv), the “Transferred Intellectual Property”):

(A) the patents and patent applications listed on Schedule 2.1(b)(iv)(A) and all other Patent Rights owned by Seller Parent or any of its Subsidiaries primarily related to the Business (the “Patents”);

(B) the patents and patent applications listed on Schedule 2.1(b)(iv)(B) and all other Patent Rights in-licensed by Seller Parent or any of its Subsidiaries primarily related to the Business (the “Licensed Patents”);

(C) the Trademark Rights listed on Schedule 2.1(b)(iv)(C) and all other Trademark Rights, applications and registrations, owned by Seller Parent or any of its Subsidiaries primarily related to the Business, together with all common law rights and goodwill associated therewith (the “Marks”);

(D) the Trademark Rights listed on Schedule 2.1(b)(iv)(D) and all other Trademark Rights in-licensed by Seller Parent or any of its Subsidiaries primarily related to the Business, together with all common law rights and goodwill associated therewith (the “Licensed Marks”);

(E) all trade dress, logos, packaging design, slogans and Copyrights owned by Seller Parent or any of its Subsidiaries primarily related to the Business; and

(F) all Trade Secrets owned by Seller Parent or any of its Subsidiaries primarily related to the Business;

(v) subject to Section 2.5, the Business Contracts, and all rights, benefits and interests thereunder from and after the Closing; provided, however, that such Business Contracts which Seller Parent requires in order to provide transition services to Buyer pursuant to the Transition Services Agreement shall be transferred or assigned to Buyer at such time(s) set forth in the Transition Services Agreement or otherwise agreed in writing by the Parties;

(vi) (A) all Permits (including any applications that are in process) primarily related to or used primarily in connection with the Business or any Acquired Asset or Transferred Group Asset, including those listed on Schedule 2.1(b)(vi)(A), that are legally transferrable, and (B) all Regulatory Registrations (including any applications that are in process) primarily related to or used primarily in connection with the Business or any Acquired Asset or Transferred Group Asset, including those listed on Schedule 2.1(b)(vi)(B), and, with respect to each of (A) and (B), supported by and including: (x) the original documents under the possession of Seller Parent and its Subsidiaries evidencing the Regulatory Registrations issued to and held by Seller Parent and its Subsidiaries by the Regulatory Authorities (or if the original is not available, copies of the portions thereof related to the Products); (y) all related Regulatory Documentation (provided, however, that, if any Regulatory Documentation also covers the manufacturing, marketing or sale of the Retained Products, Seller Parent and its Subsidiaries may elect to redact those portions of Regulatory Documentation that pertain to such other products, or deliver copies of such materials unredacted, but such materials shall be subject to the confidentiality provisions of this Agreement, shall remain the property of Seller Parent and its Subsidiaries and Buyer shall have no rights with respect to such information); and (z) all of Seller Parent and its Subsidiaries’ rights of reservation in any such Regulatory Registrations under any agreement pursuant to which any such

Regulatory Registrations are held in the name of a third party; provided, however, that in each of (A) and (B) above, any Permit or Regulatory Registration that is necessary for Seller Parent to provide any services under the Transition Services Agreement shall be transferred to Buyer at such time(s) set forth in the Transition Services Agreement. Seller Parent and its Subsidiaries shall deliver to Buyer the originals or, if applicable, copies of such Regulatory Registrations issued to and held directly by Seller Parent and its Subsidiaries (x) as soon as reasonably possible after the Closing Date, with respect to the Regulatory Registrations issued to and held directly by Seller Parent and its Subsidiaries that Seller Parent and its Subsidiaries do not need to retain to perform their respective obligations under the Transition Services Agreement or otherwise agreed in writing by the Parties; and (y) at such time(s) set forth in the Transition Services Agreement with respect to Regulatory Registrations issued to and held directly by Seller Parent and its Subsidiaries that Seller Parent and its Subsidiaries need to retain to perform their respective obligations under the Transition Services Agreement or otherwise agreed in writing by the Parties;

(vii) all Books and Records; provided, however, that, if any Books and Records contain any information of Seller Parent or any of its Subsidiaries not primarily related to the Business or the employment of the Business Employees, Sellers may elect to redact those portions of such Books and Records to the extent pertaining to such other information or, in Sellers’ sole and absolute discretion, Sellers may deliver unredacted copies of such Books and Records containing information not primarily related to the Business or the employment of Business Employees but such information shall be subject to the confidentiality provisions of this Agreement, shall remain the property of Sellers, and Buyer shall have no rights with respect to such information;

(viii) all rights, claims and credits of any kind of Seller Parent or any of its Subsidiaries primarily related to the Business, any Acquired Asset or Transferred Group Asset or any Assumed Liability, including all actions, claims, causes of action, rights of recovery, choses in action, rights of set off or recoupment, guarantees, warranties, indemnities, rights to payment or to enforce payment and similar rights in favor of Seller Parent and its Subsidiaries, in each case primarily related to the Business, any Acquired Asset or Transferred Group Asset or any Assumed Liability;

(ix) any Business Benefit Plan and any assets thereunder;

(x) all goodwill of the Business as a going concern;

(xi) the Current Assets at Closing, to the extent reflected as such in the Final Closing Statement;

(xii) the Transferred Entity Insurance Policies;

(xiii) those assets listed on Schedule 2.1(b)(xiii); and

(xiv) any other asset, property or right of Seller Parent and its Subsidiaries, whether real or personal, tangible or intangible, primarily related to or used primarily in connection with the Business,

in each case set forth in this Section 2.1(b), only to the extent such items are not already transferred by way of the sale of the Transferred Shares.

2.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Sellers shall not grant, sell, transfer, convey, assign or deliver, and Buyer shall not, nor shall Buyer have any right to, purchase, accept or otherwise acquire, any right, title or interest in any of the following assets, properties, rights or interests of Sellers or any of Sellers’ Affiliates, which are expressly excluded from the Transferred Assets and are not to be acquired by Buyer pursuant to this Agreement (the “Excluded Assets”):

(a) any assets, properties, rights or interests primarily related to the Retained Business, including the Retained Products;

(b) any assets, properties, rights or interests primarily related to the Excluded Business (including materials, prototypes, tools, supplies, vehicles, furniture, fixtures, information technology assets, improvements to property and other tangible assets located at the Business Leased Real Property);

(c) any Shared Contracts;

(d) rights of Sellers arising under this Agreement or the Ancillary Agreements or from the consummation of the Transactions;

(e) all Tax refunds, credits, offsets, recoveries and similar benefits related to the Transferred Assets for a Pre-Closing Tax Period or relating to the other Excluded Assets for all periods;

(f) any wholesale supply agreement for pharmaceutical products;

(g) cash, cash equivalents, bank deposits and marketable securities on hand and in transit of Sellers;

(h) the corporate books and records of Seller Parent and its Subsidiaries (other than the Transferred Group);

(i) the Business Leased Real Property (including without limitation the lease contracts relating thereto), and all rights, title and interest in, to and under all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances related to the foregoing;

(j) all current and prior insurance policies (other than the Transferred Entity Insurance Policies), and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; and

(k) any Seller Benefit Plan and any assets thereunder.

2.3. Assumed Liabilities. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, Buyer shall assume and agree to satisfy and discharge only the following Liabilities, except to the extent specifically identified as Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Transferred Group arising or accruing after the Closing;

(b) all Liabilities arising out of or relating to any Transferred Asset or the operation of the Business, to the extent arising or accruing after the Closing, including all Liabilities arising after the Closing out of or relating to the design, manufacture, testing, marketing, Labeling, distribution, use or sale of any Products;

(c) all Liabilities in respect of any Proceedings, to the extent arising out of or relating to any Transferred Asset or the operation of the Business after the Closing;

(d) all Liabilities to suppliers for materials and services related to the Business ordered prior to the Closing, but scheduled to be delivered or provided and paid for thereafter (including all orders for active pharmaceutical ingredients primarily related to the Products), and all Liabilities to customers under purchase orders received for Products that have not yet been shipped or delivered at Closing;

(e) all Liabilities under any Business Contracts, in each case except to the extent that such Liabilities relate to any failure to perform or other breach, default or violation by Seller Parent or any of its Subsidiaries under any such Business Contract prior to the Closing;

(f) all Liabilities with respect to Products sold on or after the Closing, including all Liabilities for any returns, credits, rebates, refunds or other amounts payable in respect of, or Claims with respect to, any such Product;

(g) all Liabilities with respect to (i) the Continuing Employees in respect of service on and after the Closing and (ii) the Business Benefit Plans, in each case, except as set forth in Article VII;

(h) all Liabilities under any Permits or Regulatory Registrations included in the Transferred Assets to the extent arising after the Closing;

(i) all Liabilities to make royalty, milestone or deferred payments or any other contingent payments to third parties after the Closing in connection with the Business or the Products, including pursuant to the terms of the Contingent Payment Contracts;

(j) the Current Liabilities at Closing, to the extent reflected as such in the Final Closing Statement; and

(k) all Liabilities for (i) fifty percent (50%) of the Transfer Taxes of Buyer as described in Section 8.1 and (ii) Taxes (other than Transfer Taxes) attributable to the Transferred Assets or the operations or the income of the Business for any Post-Closing Tax Period, including the portion of any Straddle Period beginning after the Closing Date borne by Buyer as determined pursuant to Section 8.2.

2.4. Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or otherwise, neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of the Business or of Seller Parent or any of its Subsidiaries other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the following shall constitute the Excluded Liabilities notwithstanding any other provision of this Agreement:

(a) except for the Assumed Liabilities described in Sections 2.3(d), 2.3(e), 2.3(f), 2.3(g) and 2.3(j), all Liabilities of the Transferred Group arising or accruing before the Closing;

(b) except for the Assumed Liabilities described in Sections 2.3(d), 2.3(e), 2.3(f), 2.3(g) and 2.3(j), all Liabilities arising out of or relating to any Transferred Asset, Transferred Group Asset or the operation of the Business, to the extent arising or accruing prior to the Closing or resulting from the ownership, operation or control of the Business or the Transferred Assets or Transferred Group Assets prior to the Closing;

(c) all Liabilities to the extent relating to the Excluded Assets;

(d) all Liabilities under any Business Contracts, in each case to the extent such Liabilities relate to any failure to perform or other breach, default or violation by Seller Parent or any of its Subsidiaries under any such Business Contract prior to the Closing;

(e) all Liabilities with respect to Products sold prior to the Closing, including all Liabilities for any returns, credits, rebates, refunds or other amounts payable in respect of or Claims with respect to any such Product;

(f) all Liabilities for (i) fifty percent (50%) of the Transfer Taxes of Seller Parent as described in Section 8.1 and (ii) Pre-Closing Taxes (other than Transfer Taxes), including any Taxes arising out of or relating to the separation and/or sale of the Excluded Business (including any restructuring related thereto);

(g) all Liabilities arising out of or relating to the Retained Business;

(h) all Liabilities arising out of or relating to the separation and/or sale of the Excluded Business (including any restructuring related thereto), including claims from purchasers related thereto;

(i) all Liabilities to make Milestone Payments in respect of Milestone #s 6 (subject to Section 6.5), 13, 14, 15, 16 and 17 (each, as defined in the Rempex Merger Agreement as defined in Schedule 1.1(d)) which relate to the Excluded Business or Retained Business;

(j) (i) all Liabilities with respect to change-in-control, transaction, retention and other similar bonuses or payments, severance or similar payments or benefits payable by a Seller or any Subsidiary of a Seller or any member of the Transferred Group to any employee, independent contractor, officer, or director of a Seller, any Subsidiary of a Seller or any member of the Transferred Group, including any Business Employee or Continuing Employee, arising from or incurred solely in connection with this Agreement or the Transactions, other than as set forth in the Transition Services Agreement; (ii) all Liabilities related to the Seller Benefit Plans, any Business Employee who does not become a Continuing Employee or to any Non-Business Employees or to any current or former employee, independent contractor, officer, or director of a Seller, any Subsidiary of a Seller or any member of the Transferred Group (other than any Continuing Employee, but only to the extent provided for in ARTICLE VII), other than as set forth in the Transition Services Agreement; (iii) all Liabilities (including severance costs) arising out of the employment of the Continuing Employees by a Seller or any Subsidiary of a Seller or any member of the Transferred Group at and prior to the Closing, or relating to any current or former employee, independent contractor, officer, or director of a Seller, any Subsidiary of a Seller or any member of the Transferred Group (other than the Continuing Employees), including, for the avoidance of doubt, all employment-related Liabilities relating to any pre-Closing restructuring with respect to the Business Employees who are employed by an entity within the Transferred Group as of immediately prior to the Closing; (iv) all Liabilities relating to any equity or equity-based awards granted by Seller Parent; and (v) the employer portion of any employment Taxes or other costs arising from any of the foregoing;

(k) all Liabilities relating to rights to indemnification now existing in favor of the current or former directors or officers of the Transferred Group provided in the Organizational Documents of the Transferred Group, as the case may be, relating to any pre-Closing facts or circumstances;

(l) all Liabilities (other than Assumed Liabilities) arising out of or related to Indebtedness of the Transferred Group existing at the Closing; and

(m) all Liabilities that are transaction expenses of Sellers arising out of this Agreement, including the separation and/or sale of the Excluded Business;

2.5. Procedures for Assignments. (a) Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset if an assignment or transfer thereof, without the Consent of a Person, would constitute a breach or violation thereof and such Consent is not obtained at or prior to the Closing. Sellers will use reasonable best efforts to obtain any Consent necessary to the assignment or transfer of any Transferred Asset prior to the Closing and, if the Parties are not successful in obtaining any such Consent at or prior to the Closing, then the Parties agree that on and after the Closing, Sellers will continue to use reasonable best efforts to obtain such Consent; provided, however, that, except to the extent that Buyer agrees to reimburse such Seller, in no event shall any Seller be required to pay any monies to obtain such Consent prior to or after the Closing. Subject to compliance with the immediately preceding sentence and the terms and provisions of Section 6.3, the fact of a failure to obtain any such Consent shall not result in a breach of this Agreement in any manner except to the extent inconsistent with the representations and warranties of Seller Parent contained in Section 4.4 and Section 4.4 of the Seller Disclosure Letter.

(b) If the Parties are not successful in transferring or assigning any Transferred Asset or right, benefit or obligation thereunder or resulting therefrom at or prior to the Closing in accordance with Section 2.5(a) and the Closing proceeds without such transfer or assignment, then following the Closing and pending the receipt of such Consent, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide Buyer with the benefits and burdens of any such Transferred Assets and any right, benefit or obligation thereunder or resulting therefrom as if the appropriate Consent had been obtained, including provision of the consideration and other economic benefits to be received by Buyer in and under every Transferred Asset and right, benefit or obligation thereunder or resulting therefrom, which consideration shall be held for the benefit of, and shall be promptly delivered to, Buyer and refrain from agreeing to any amendment, supplement, waiver or other modification of any Transferred Asset, right, benefit or obligation thereunder or resulting therefrom, as applicable, without Buyer’s prior written consent. Once the applicable Consent for the assignment or transfer of any such Transferred Asset not assigned or transferred at the Closing is obtained,

Sellers shall assign and transfer such Transferred Asset to Buyer at no additional cost. To the extent that any such Transferred Asset cannot be transferred or the full benefits and burdens of use of any such Transferred Asset cannot be provided to Buyer following the Closing pursuant to this Section 2.5, then Buyer and Seller Parent shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consent (provided that, with respect to any such asset that is a Contract, such obligation shall continue for only so long as the applicable Contract is in effect). Seller Parent shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers or any of their Affiliates in connection with the use of any asset in connection with the arrangements under this Section 2.5. To the extent that Buyer is provided the benefits of any Transferred Asset or right, benefit or obligation thereunder or resulting therefrom referred to herein (whether from Sellers or otherwise) as if the appropriate Consent had been obtained, Buyer shall arrange to discharge and perform the Liabilities of Sellers thereunder or in connection therewith, as applicable, to the same extent as if the appropriate Consent had been obtained.

(c) Notwithstanding the foregoing, neither Party nor any of its respective Affiliates shall have any obligation to (i) pay sums of money or provide any guarantee or other consideration, or agree to any undertaking, in connection with obtaining the Consents referred to in this Section 2.5 or otherwise agree to any action that would adversely affect any Party or its Affiliates, or any Party’s or its Affiliates’ businesses or operations, or any right or obligation of such Party or any of its Affiliates under any Contract related to such Consents, (ii) waive or discharge any liabilities or obligations owing to either Party or its Affiliates by any counterparty under any such Contract, (iii) waive any rights of any Party or its Affiliates under any such Contracts or (iv) amend, modify, supplement or otherwise change in any material respect (including any change that adversely affects pricing) the terms of any such Contract.

2.6. Purchase Price. (a) In consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall assume the Assumed Liabilities at the Closing, as provided in Section 2.3, and shall pay to Seller Parent the following amounts (collectively, as adjusted pursuant to Section 3.3, the “Purchase Price”):

(i) At the Closing, Buyer shall pay to Seller Parent an amount equal to:

(A) One Hundred Sixty Five Million Dollars ($165,000,000), in cash (the “Closing Cash Consideration”); and

(B) the number of shares of Buyer Common Stock equal to: (1) Fifty Million Dollars ($50,000,000) divided by (2) ninety percent (90%) of the VWAP for the ten (10) Trading Day period ending three (3) Trading Days prior to Closing (it being understood that each share of Buyer Common Stock issued to Seller Parent hereunder will reflect the restrictive legends set forth in Exhibit F at the Closing) (the “Closing Stock Consideration” and, together with the Closing Cash Consideration, the “Base Consideration”).

(The Amounts described in clauses (A) and (B) above (as adjusted pursuant to Section 2.6(a)(ii)), shall constitute the “Closing Payment”).

(ii) Not less than three (3) Business Days nor more than five (5) Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth, in reasonable detail, Seller Parent’s good faith estimate of the Closing Adjustment Amount (the “Estimated Closing Adjustment Amount”). The Estimated Closing Statement shall be prepared in the format of Exhibit E (the “Form of Closing Statement”) using GAAP applied in a manner consistent with the Accounting Principles. If the Estimated Closing Adjustment Amount is positive, then the Closing Payment shall be increased by the Estimated Closing Adjustment Amount. If the Estimated Closing Adjustment Amount is negative, then the Closing Payment shall be reduced by the Estimated Closing Adjustment Amount. If the Estimated Closing Adjustment Amount is zero (0), then the Closing Payment shall not be adjusted pursuant to this Section 2.6(a)(ii).

(iii) On the first Business Day following the twelve (12) month anniversary of the Closing Date, Buyer shall pay to Seller Parent an amount equal to Twenty Five Million Dollars ($25,000,000) (the “First Deferred Payment”).

(iv) On the first Business Day following the eighteen (18) month anniversary of the Closing Date, Buyer shall pay to Seller Parent an amount equal to Twenty Five Million Dollars ($25,000,000) (the “Second Deferred Payment” and, together with the First Deferred Payment, the “Deferred Payments” and, together with the Closing Payment, the “Guaranteed Payments”).

(v) For the rights and assets acquired by Buyer hereunder with respect to the Products, in addition to the Guaranteed Payments, Buyer shall (or shall cause one of its Affiliates to) pay to Seller Parent in accordance with Section 2.8, during the Exclusivity Period in each applicable country on a country-by-country basis (any such country during its Exclusivity Period, a “Qualifying Country”) (except as provided in paragraph (C) below), on an annual calendar year basis, royalty payments, in cash (the “Royalty Payments”) equal to:

(A) For any Vabomere sold in the U.S.:

(1) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is less than or equal to fifty million dollars ($50,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A, plus

(2) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is greater than fifty million dollars ($50,000,000) and less than or equal to one hundred million dollars ($100,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A, plus

(3) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is greater than one hundred million dollars ($100,000,000) and less than or equal to two hundred million dollars ($200,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A, plus

(4) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is greater than two hundred million dollars ($200,000,000) and less than or equal to five hundred million dollars ($500,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A, plus

(5) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is greater than five hundred million dollars ($500,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A.

(B) For any Orbactiv and Minocin IV sold in the U.S.:

(1) on the amount of Net Sales of such Products in the U.S. (for so long as it is a Qualifying Country) that is less than or equal to one hundred million dollars ($100,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-B, plus

(2) on the amount of Net Sales of such Products in the U.S. (for so long as it is a Qualifying Country) that is greater than one hundred million dollars ($100,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-B.

(C) for any Product in any Qualifying Country sold outside of the U.S., on the amount of Net Sales of the Products in such Qualifying Countries, the percentage of such Net Sales during such calendar year set forth in Annex I-C, it being understood and agreed that Royalty Payments on Net Sales described in paragraph (c) of the definition thereof shall be calculated and payable irrespective of whether any country to which Net Sales relate is a Qualifying Country.

(vi) an illustrative example of the Royalty Payments described in Section 2.6(a)(v) is set forth in Exhibit H.

(vii) Notwithstanding the foregoing, with respect to any Product in any given country, if: (A) the Regulatory Exclusivity Period with respect to such Product in such country shall have expired, (B) fewer than ten (10) years shall have elapsed since the date of First Commercial Sale of such Product in such country, and (C) a Generic Product with respect to such Product shall have been approved for sale in such country by a Governmental Authority having the authority to approve sales of such Generic Product in such country, the royalty rates applicable to such Product in such country (1) shall, commencing with the calendar quarter immediately following the satisfaction of the conditions set forth in clauses (A)-(C) of this Section 2.6(a)(vii), be reduced by fifty percent (50%), (2) shall thereafter be reduced to an amount equal to twenty five percent (25%) of their original amounts as of the first day of the calendar quarter following a calendar quarter for which the Net Sales of such Product during such calendar quarter in such country, together with the Net Sales of such Product in such country during the immediately preceding three calendar quarters, total less than fifty percent (50%) of the Net Sales of such Product in such country for the twelve calendar month period ending as of the first day of the calendar month during which the condition described in clause (C) above shall first be satisfied in such country, and (3) shall thereafter be reduced to zero percent (0%) as of the first day of the calendar quarter following a calendar quarter for which the Net Sales of such Product in such country during such calendar quarter, together with the Net Sales of such Product in such country during the immediately preceding three calendar quarters, total less than twenty five percent (25%) of the Net Sales of such Product in such country for the twelve calendar month period ending as of the first day of the calendar month during which the condition described in clause (C) above shall first be satisfied in such country; provided, however, that if Buyer or the applicable Selling Entity receives any damages, amounts paid in settlement or other consideration (excluding amounts paid in reimbursement of out-of-pocket legal costs and expenses) in connection with an actual or threatened Proceeding challenging the legality or validity of the existence of the matter underlying the condition described in clause (C) above, then Seller Parent shall be entitled to receive a percentage of such damages, amounts paid in settlement or other consideration (after applying any such amounts to reimburse out-of-pocket legal costs and expenses incurred by Buyer or the applicable Selling Entity in connection therewith, to the extent not reimbursed as part of such award or settlement) equal to the effective royalty percentage on aggregate Net Sales which was payable in the calendar quarter immediately preceding the calendar quarter in which the condition described in clause (C) above first was satisfied; provided, further, that, if the condition described in clause (C) above shall cease to be satisfied at any time, the reductions in royalty rates payable with respect to such Product in such country described in clauses (1)-(3) of this Section 2.6(a)(vii) shall no longer apply with respect to subsequent calendar quarters, to the extent applicable (and, for the avoidance of doubt, the increase in royalty rates shall not affect the amounts paid or payable during any such reduction in royalty rates); provided, further, that this Section 2.6(a)(vii) shall not apply to any Royalty Payments based on Net Sales described in paragraph (c) of the definition thereof.

2.7. Transferability of Royalty Rights. The right to receive the Royalty Payments or any portion thereof, if payable pursuant to the terms and conditions of this Agreement, together with the related inspection and audit rights set forth in Section 2.8(b) and Section 2.8(c), may be sold, assigned, pledged as security, contributed, conveyed, granted, declared in trust or otherwise transferred (including any transfer by operation of Law) or financed, monetized or securitized by Seller Parent to or by any Person without the prior written consent of Buyer, subject to the conditions set forth below. Seller Parent will provide written notice to Buyer within ten (10) days of any such sale, assignment, pledge, contribution, conveyance, grant, declaration or other transfer, financing, monetization or securitization, which written notice will include the name, contact, address and telephone number of any such purchaser, assignee, pledgee, contributee, conveyee, grantee or other transferee or party to any financing, monetization or securitization (each, a “Financing Assignee”), and written authorization to direct the payment of Royalty Payments (or portion thereof) to such Financing Assignee, rather than Seller Parent. Buyer acknowledges that Seller Parent intends to consider, subject to market conditions and other factors, entering into a negotiated financing transaction with respect to the Royalty Payments. Buyer shall, at Seller

Parent’s expense, cooperate and provide reasonable assistance to Seller Parent and any Financing Assignee in connection with any assignment by Seller Parent or any Financing Assignee pursuant to this Section 2.7. Such cooperation shall include without limitation (a) acknowledging such assignments to respective Financing Assignees from time to time, (b) executing and delivering such assignments, agreements and other instruments and documents (including amendments hereto) as may be reasonably requested by Seller Parent or any Financing Assignee in order to transfer the right to receive the Royalty Payments and (c) agreeing to deliver Net Sales Statements, and pay interest payments as required pursuant to Section 2.8(f), directly to a Financing Assignee, if so instructed in writing by Seller Parent. Buyer consents that Seller Parent and any Financing Assignee shall be entitled to disclose the terms of this Agreement, Net Sales Statements, and other documentation material to a potential transaction with a Financing Assignee; provided that in advance of, and as a condition to, any such disclosure, such potential Financing Assignee shall have entered into a non-disclosure agreement. Buyer acknowledges that the covenants contained in this Section 2.7 are material conditions of Seller Parent’s willingness to enter into this Agreement and consummate the Transactions, and Seller Parent shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach of any such covenants. This Section 2.7 shall be binding upon, and inure to the benefit of, Buyer and its successors and permitted assigns.

2.8. Net Sales Reporting; Royalty Payment Mechanics.

(a) Within ten (10) days following the end of each calendar quarter during the period during which Royalty Payments may be payable hereunder, Buyer will provide Seller Parent with a report (the “Net Sales Statement”) containing the following information with respect to any Net Sales of any applicable Product during such calendar quarter: (i) the number of units of such Product sold in the applicable territory, (ii) gross sales in the applicable territory, (iii) the deductions therefrom, (iv) any consideration received by Buyer or any of its Controlled Affiliates in respect of any Product Transfer (whether upfront payments, royalty payments, milestone payments or otherwise), (v) the resulting calculation of Net Sales and (vi) in the case of any Net Sales Statement in respect of a calendar year end, the resulting calculation of the Royalty Payments owed to Seller Parent. With respect to each calendar quarter (or portion thereof), the relevant Royalty Payments for such calendar quarter shall be paid on the tenth (10th) Business Day after such calendar quarter (i.e. the tenth (10th) Business Day of the following calendar quarter), with such payment to be calculated based on gross cash receipts for such calendar quarter; provided that all payments in respect of any calendar quarter (or portion thereof) shall be subject to reconciliation based on the final Net Sales for the applicable calendar quarter (or portion thereof) on the payment date for the subsequent calendar quarter, with such reconciliation being prepared by Buyer and delivered to Seller Parent in the form of an updated and revised Net Sales Statement on such payment date, and thereafter subject to final reconciliation based on the final Net Sales for the applicable calendar year in which such calendar quarter occurs based on the audited financial statements for such calendar year, with such final reconciliation to be prepared by Buyer and delivered to Seller Parent no later than one hundred fifty (150) days after the end of such fiscal year. With respect to each reconciliation, any overpayments shall be credited against, and any underpayments shall be added to, the subsequent payments in respect of any Royalty Payments.

(b) Upon Seller Parent’s reasonable request, Buyer shall provide to Seller Parent back-up information used to prepare any Net Sales Statement. Buyer shall keep such records (and shall require its Controlled Affiliates, licensees, sublicensees, assignees and other transferees to keep such records) as shall be reasonably necessary to support the calculations of Net Sales as set forth in each Net Sales Statement. Such records shall be available for inspection and audit by Seller Parent or its authorized Representatives, at reasonable times and on reasonable advance notice, for a period of three (3) years after Seller Parent’s receipt of any Net Sales Statement to which such records relate. Each Net Sales Statement and all records of Buyer, its Controlled Affiliates, licensees, sublicensees, assignees and other transferees subject to inspection pursuant to this Section 2.8(b) shall be deemed to be Buyer Information subject to the confidentiality obligations of Section 13.3.

(c) If, as a result of any such audit or inspection, Seller Parent reasonably concludes that Buyer has underreported the Net Sales for any audited period, Seller Parent shall inform Buyer of the Net Sales for such audited period as calculated by Seller Parent in a written notice setting forth Seller Parent’s calculation of such Net Sales in reasonable detail. In the event Buyer disputes Seller Parent’s calculation of Net Sales as set forth in such notice within thirty (30) days after receipt of such notice, Buyer will so notify Seller Parent in writing within such thirty (30) day period and the Parties will attempt thereafter to resolve such dispute amicably and, if they cannot do so by the end of such thirty (30) day period, they will (unless the Parties mutually agree in writing to continue their efforts to resolve such dispute) submit the dispute for resolution by the Transaction Arbitrator, with the procedures set forth in Sections 3.3(c)-(h) relating to the selection and payment of the Transaction Arbitrator and the resolution of Unresolved Items applying mutatis mutandis to disputes over Net Sales Statements and Royalty Payments. If Buyer does not dispute Seller Parent’s calculation of Net Sales set forth in such notice within the thirty (30) day period set forth above, Net Sales for such audited period shall be deemed to be the amount set forth in such notice and if, based upon such calculation, any additional amounts are due to Seller Parent in accordance with Section 2.6, Buyer shall pay such amounts to Seller Parent in cash by wire transfer of immediately available funds into an account designated by Seller Parent within five (5) Business Days after the expiration of the thirty (30) day period set forth above.

(d) Each Royalty Payment shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Buyer’s election, to such bank account as Seller Parent or, if applicable, the Financing Assignee shall designate in a notice at least five (5) Business Days before the payment is due.

(e) All Royalty Payments due under this Agreement shall be made in United States dollars. Whenever, for the purposes of calculating Royalty Payments, conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale or other compensation and then converted into United States dollars by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two (2) Business Days before the beginning of such month and ending two (2) Business Days before the end of such month, in accordance with generally accepted accounting principles, fairly applied and as employed on a consistent basis throughout Buyer’s operations. For the avoidance of doubt, for all purposes in this Agreement, any hedging or derivatives transaction engaged in by Buyer with respect to sales of Products shall be disregarded.

(f) If any Royalty Payment owed to Seller Parent under this Agreement is not paid by Buyer within a reasonable amount of time, in any event not to exceed thirty (30) days, following the due date of such payment, then Buyer shall pay interest on the undisputed and unpaid portion thereof at the Prime Rate as published in the Wall Street Journal (New York edition), or if lower, the maximum interest rate permitted under applicable Law, such interest to run from the date upon which payment of such undisputed amount became due until payment in full of the undisputed and unpaid portion thereof.

2.9. Commercialization Efforts; Royalty Covenants. (a) From and after the Closing, Buyer shall, and shall cause its Subsidiaries to, (i) use commercially reasonable efforts to develop, promote, market, sell, distribute and commercialize Vabomere, Orbactiv and Minocin IV in the United States with a view towards maximizing Net Sales of such Products in the United States and, with respect to Products sold outside the United States, use commercially reasonable efforts to pursue agreements with third parties with a view towards maximizing Net Sales of such Products outside the United States and (ii) not take any action, or omit to take any action, a primary purpose of which is to reduce the amount of Royalty Payments otherwise due to Seller Parent. It is understood and agreed that a Product Transfer (as defined below) will not relieve Buyer of its obligation under this Section 2.9(a); provided, that, for purposes of this Section 2.9(a), the activities of Buyer and each transferee in a Product Transfer shall be attributed to Buyer for the purposes of determining Buyer’s satisfaction of the foregoing obligations.

(b) Buyer and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license, sublicense or any other transaction or arrangement, sell, transfer, license, sublicense, convey or otherwise dispose of all or a portion of their respective rights in and to Vabomere,

Orbactiv or Minocin IV to a third party (other than Buyer or its Affiliates) (collectively, a “Product Transfer”), unless the contract for such sale, transfer, license, conveyance or other disposition (which Buyer shall take all commercially reasonable actions necessary to enforce in all material respects) shall require the transferee to comply with the covenants in Sections 2.7, 2.8, 2.9(a) and 2.9(b), and to provide Buyer with all information necessary to calculate Net Sales with respect to such Product.

(c) Buyer shall give Seller Parent written notice of any Product Transfer or distribution arrangement within ten (10) Business Days after consummation thereof, which notice shall include a reasonably detailed description of such Product Transfer or distribution arrangement, including the products and countries or territories subject to such Product Transfer or distribution arrangement and all consideration, whether guaranteed or contingent, paid or payable to or on behalf of Buyer and its Affiliates in connection therewith.

(d) Buyer (and its Controlled Affiliates and permitted successors and assigns) shall not engage in any Product Transfer that would result in the sale, conveyance, transfer or other disposition of all or substantially all of Buyer’s and its Affiliates’ rights covering Vabomere, Orbactiv or Minocin IV to an unaffiliated third party, through one or more transactions or a series of transactions (including by merger or consolidation or otherwise by operation of law), unless, and as a condition thereto, the transferee or successor assumes and succeeds to all of the obligations of Buyer set forth in this Section 2.9, Section 2.6(a)(v) and Section 2.8 and prior to or simultaneously with such transaction delivers to Seller Parent an instrument of assumption for the benefit of Seller Parent and its Affiliates, and in form reasonably acceptable to Seller Parent, effecting such assumption and succession. Any such Product Transfer will not release Buyer from its obligations under this Section 2.9, Section 2.6(a)(v) and Section 2.8.

(e) For purposes of this Section 2.9, Section 2.7, Section 2.8 and Section 2.6 (and any definition used therein), “Products”, “Vabomere”, “Orbactiv” and “Minocin IV” mean, collectively, the Products, Vabomere, Orbactiv or Minocin IV, as the case may be, and any alternate forms or formulations thereof developed after the Closing Date by Buyer or any of its Affiliates or any of their respective licensees, sublicensees or other transferees based on or derived in any material respect from the Transferred Intellectual Property or Intellectual Property of the Transferred Group.

2.10. Ticking Fee. If the conditions set forth in Section 10.3 (other than those conditions which are to be satisfied at the Closing) have been satisfied or waived and the Closing Date does not occur on or prior to the date which is sixty (60) days following the date that Seller Parent delivers the Required Financial Information to Buyer (the “Ticking Fee Start Date”), on the first (1st) Business Day following such Ticking Fee Start Date, Buyer shall pay to Seller Parent the Weekly Ticking Fee. Buyer shall continue to pay the Weekly Ticking Fee every seventh (7th) calendar day following the Ticking Fee Start Date (unless such date is not a Business Day, in which case the relevant Weekly Ticking Fee will be paid on the first Business Day following the date upon which the Weekly Ticking Fee becomes due and payable) until the earlier of (i) the Closing Date or (ii) the date upon which this Agreement is terminated pursuant to ARTICLE XI (such earlier date, the “Ticking Fee End Date”). If the Ticking Fee End Date is the Closing Date, at the Closing, Buyer shall pay the Final Ticking Fee in accordance with Section 3.2(b)(iii). If the Ticking Fee End Date is not the Closing Date, Buyer shall pay the Final Ticking Fee on the second (2nd) Business Day following the Ticking Fee End Date. If the Closing Date occurs fewer than seven (7) calendar days following the Ticking Fee Start Date, the Closing Payment shall be reduced by an amount equal to one seventh (1/7th) of the Weekly Ticking Fee multiplied by the number obtained by subtracting (A) the number of days which have elapsed between the Ticking Fee Start Date and the Closing Date (inclusive) from (B) seven (7). All Ticking Fees shall be paid by wire transfer of immediately available funds to an account designated by Seller Parent not less than two (2) Business Days prior to the date upon which the relevant Ticking Fee becomes due and payable.

2.11. Purchase Price Allocation.

(a) The Parties agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) will be allocated to the Acquired Assets in a manner consistent with the Allocation Laws. Seller Parent will complete a draft schedule (the “Allocation Schedule”) (A) that allocates the Purchase Price and Assumed Liabilities (plus other relevant items) consistent with Section 1060 of the Code (i) to the Acquired Assets (other than the Transferred Entities) and (ii) to each of the Transferred Entities, and (B) that further allocates the amount allocated to each Transferred Entity among the assets of the Transferred Group consistent with Sections 338 and 1060 of the Code, if applicable. Seller Parent shall provide a copy of the Allocation Schedule to Buyer at least sixty (60) days prior to the due date for filing any form with respect to the Allocation Schedule.

(b) Unless Buyer notifies Seller Parent in writing within thirty (30) days after the receipt of the draft Allocation Schedule, Buyer shall be deemed to have agreed to the Allocation Schedule as prepared by Seller Parent. If Buyer disputes any portion of the Allocation Schedule, Buyer shall provide an alternative draft Allocation Schedule together with reasons for the deviations from the draft Allocation Schedule prepared by Seller Parent. The Parties shall attempt to resolve any disagreement in good faith. If Seller Parent and Buyer fail to reach agreement as to an alternative allocation in the ten (10) days following such notice, the dispute with respect to the Allocation Schedule shall be presented on the next Business Day to the Independent Accountant. The Independent Accountant’s review shall be final and binding on all parties. Buyer and Seller Parent, in respect of Sellers, shall each bear the respective fees and costs incurred by the Parties in connection with the matters set forth in this Section 2.11(b), except that the fees and disbursements of the Independent Accountant shall be paid by Buyer or Seller Parent in proportion to those matters submitted to the Independent Accountant that are resolved against Buyer or Seller Parent, as applicable, as such fees and disbursements are allocated by the Independent Accountant pursuant to the foregoing.

(c) Buyer and Seller Parent each shall report all Taxes and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation Schedule and shall take no position inconsistent therewith (including in any audits or examinations by any Taxing Authority), unless, and then only to the extent, required by a Final Determination. Buyer and Seller Parent shall exchange completed and executed forms required by applicable Law with respect to the allocation (including IRS Form 8594) at least thirty (30) days prior to the due date for filing such forms and shall cooperate in the filing of any such forms, including any amendments to such forms required as a result of any adjustment to the Purchase Price pursuant to this Agreement.

(d) With respect to any payments made hereunder after the Allocation Schedule shall have become final (including, without limitation, payments of the Deferred Payments and any Royalty Payment), Buyer and Seller Parent shall cooperate to prepare additional schedules setting forth adjustments to the Allocation Schedule. The same procedures and obligations that are imposed hereunder with respect to the Allocation Schedule shall apply to such additional schedules.

2.12. Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted or withheld. To the extent that any such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III.

CLOSING

3.1. Closing. The closing of the Transactions (the “Closing”) shall take place in accordance with and pursuant to the terms and conditions of this Agreement at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, or remotely via electronic exchange of documents and signatures, no later than three (3) Business Days following the satisfaction or waiver of all of the conditions set forth in ARTICLE X (other than those conditions to be satisfied by the delivery of documents or the taking of actions at the Closing itself, but subject to such conditions being satisfied or duly waived at the Closing) or at such other time, date or place as Seller Parent and Buyer may mutually agree in writing (the “Closing Date”).

3.2. Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a) Sellers’ Actions and Deliveries. In accordance with and pursuant to the terms and conditions of this Agreement, at the Closing, Seller Parent shall:

(i) deliver to Buyer share certificates representing the Transferred Shares, free and clear of all Liens, other than the Permitted Liens described in clauses (h) and (i) of the definition thereof, which certificates shall be accompanied by duly executed stock powers;

(ii) execute and deliver, or cause to be executed and delivered, to Buyer (or to such Affiliates of Buyer as instructed in writing by Buyer prior to the Closing Date) the Ancillary Agreements that call for a Seller’s signature;

(iii) deliver to Buyer a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying each applicable domestic Seller’s non-foreign status for U.S. federal income Tax purposes;

(iv) execute and deliver to Buyer a cross-receipt for the Closing Payment; and

(v) execute and deliver, or cause to be executed and delivered, to Buyer such other documents as Buyer may reasonably request and that Seller Parent agrees are reasonably necessary to consummate the Transactions.

(b) Buyer’s Actions and Deliveries. In consideration for the transfer of the Acquired Assets, and in accordance with and pursuant to the terms and conditions of this Agreement, at the Closing, Buyer shall:

(i) pay, or cause to be paid, the Closing Payment to Seller Parent by wire transfer of immediately available funds or delivery of book-entry shares, as applicable, in accordance with written instructions provided by Seller Parent at least two (2) Business Days in advance of the Closing Date;

(ii) execute and deliver, or cause to be executed and delivered, to Seller Parent (and/or to such Affiliates of Seller Parent as instructed by Seller Parent in writing to Buyer prior to the Closing Date) the Ancillary Agreements that call for Buyer’s signature;

(iii) pay, or cause to be paid, the Final Ticking Fee to Seller Parent by wire transfer of immediately available funds in accordance with written instructions provided by Seller Parent at least two (2) Business Days in advance of the Closing Date;

(iv) execute and deliver to Seller Parent a cross-receipt for the Acquired Assets; and

(v) execute and deliver, or cause to be executed and delivered, to Seller Parent such other documents as Seller Parent may reasonably request and that Buyer agrees are reasonably necessary to consummate the Transactions.

3.3. Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller Parent a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the Closing Date Working Capital and its resulting calculation of the Closing Adjustment Amount. The Closing Statement shall be prepared in the format of the Form of Closing Statement using the Accounting Principles.

(b) If Seller Parent disputes the Closing Statement prepared by Buyer, Seller Parent shall deliver to Buyer within sixty (60) days after receipt of the Closing Statement a notice setting forth Seller Parent’s calculation of the Closing Date Working Capital and its resulting calculation of the Closing Adjustment Amount

(which shall be calculated in accordance with Section 3.3(a)) and describing in detail the basis for the determination of such different amount (such notice, the “Dispute Notice”, and each item in dispute, a “Disputed Item”). Buyer and Seller Parent shall use reasonable efforts to resolve the Disputed Items for a period of thirty (30) days after Seller Parent has given the Dispute Notice.

(c) If Buyer and Seller Parent have not resolved all of the Disputed Items (any such unresolved items, the “Unresolved Items”) within thirty (30) days after Seller Parent has given the Dispute Notice, then, within fifteen (15) days after the expiration of such period, Buyer and Seller Parent shall submit the Unresolved Items to a jointly appointed independent and impartial certified public accountant who is a partner at a neutral nationally recognized accounting firm in the United States that is not the auditor or independent accounting firm of, and is otherwise independent of, the Parties and any of their respective Affiliates (the “Transaction Arbitrator”) for final and binding arbitration. If the Parties are unable to timely appoint a Transaction Arbitrator within fifteen (15) days of the expiration of the thirty (30) day resolution period described above, either Buyer or Seller Parent may request that the American Arbitration Association appoint the Transaction Arbitrator. Buyer and Seller Parent shall each bear the respective fees and costs incurred by it and its respective Affiliates in connection with the matters set forth in this Section 3.3(c), except that the fees and disbursements of the Transaction Arbitrator shall be paid by Buyer or Seller Parent in proportion to those matters submitted to the Transaction Arbitrator that are resolved against Buyer or Seller Parent, as applicable, as such fees and disbursements are allocated by the Transaction Arbitrator pursuant to the foregoing.

(d) The Transaction Arbitrator shall review and determine the Unresolved Items, and only the Unresolved Items, in a manner consistent with this Section 3.3(d) and the Accounting Principles. The review and determination shall be based solely on the grounds presented by Buyer and Seller Parent. In no event shall the Transaction Arbitrator’s determination of an Unresolved Item be for an amount outside the ranges proposed by Buyer and Seller Parent in the Closing Statement and the Dispute Notice, respectively.

(e) Within ten (10) days after the appointment of the Transaction Arbitrator, Buyer and Seller Parent shall provide to the Transaction Arbitrator a copy of the Closing Statement and Dispute Notice, and shall each provide to the Transaction Arbitrator, with a copy to the other Party, a written report that states for each Unresolved Item the dollar amount in dispute, a narrative description of how the dollar amount was calculated or derived by such Party, if applicable, and an explanation of the rationale for such Party’s position; provided that each such report shall be consistent with the Closing Statement (in the case of Buyer) and the Dispute Notice (in the case of Seller Parent). Buyer and Seller Parent shall reasonably cooperate with the Transaction Arbitrator and shall provide to the Transaction Arbitrator and to each other, upon the request of the Transaction Arbitrator and in each case to the extent required to complete its review of the Unresolved Items, any non-privileged information and documentation, including any accountants’ work papers or internal accounting records, and make reasonably available to the Transaction Arbitrator employees of Buyer, on the one hand, and Seller Parent, on the other hand, in each case that have been involved in the preparation or review of the Closing Statement and Dispute Notice; provided, however, that the independent accountants of Seller Parent or Buyer shall not be obligated to make any working papers available to the Transaction Arbitrator unless and until the Transaction Arbitrator has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Neither Buyer, on the one hand, nor Seller Parent, on the other hand, shall disclose to the Transaction Arbitrator, and the Transaction Arbitrator shall not consider for any purpose, any settlement discussions or settlement offer made by Buyer, on the one hand, or Seller Parent, on the other hand, with respect to any objection under this Section 3.3, unless otherwise agreed in writing by Buyer and Seller Parent.

(f) The place of arbitration shall be New York, New York.

(g) Buyer and Seller Parent shall use their reasonable best efforts to cause the Transaction Arbitrator to issue its final written award regarding the Unresolved Items within thirty (30) days after such items are submitted for review, and otherwise as soon as practicable. The award shall include a reasonably detailed explanation of the changes, if any, required to be made to the Closing Statement. The award shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1. The award shall be final and binding upon the Parties and may be enforced in any court having jurisdiction; provided, however, that within seven (7) days after transmittal by the Transaction Arbitrator of the award, either Party may request in writing with a copy to the other Party, that the Transaction Arbitrator correct any clerical, typographical or computational errors in the award. The other Party shall have seven (7) days to respond and the Transaction Arbitrator shall dispose of the request within five (5) days after such seven (7) day period, after which the Closing Statement shall be revised.

(h) Each Party shall provide promptly to the other Party all non-privileged information and reasonable access to employees as such other Party shall reasonably request to the extent required to complete its review of the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other Party to arrive at a final determination of the Closing Statement; provided, however, that the independent accountants of the non-requesting Party shall not be obligated to make any working papers available to the requesting Party unless and until such requesting Party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(i) The Parties agree that the procedures set forth in this Section 3.3 for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Transaction Arbitrator.

(j) If Buyer and Seller Parent resolve the Disputed Items during the thirty (30) day period referred to in Section 3.3(b), the Closing Adjustment Amount agreed to by the Parties shall be deemed to be the “Final Closing Adjustment Amount” and the Closing Statement agreed to by the Parties shall be deemed to be the “Final Closing Statement.” If Buyer and Seller Parent do not so resolve the Disputed Items and the Unresolved Items are submitted to the Transaction Arbitrator, the Closing Adjustment Amount determined by the Transaction Arbitrator pursuant to the terms of this Section 3.3 shall be deemed to be the “Final Closing Adjustment Amount” and the Closing Statement so determined by the Transaction Arbitrator shall be deemed to be the “Final Closing Statement.” If Seller Parent does not timely deliver a Dispute Notice to Buyer, then the Closing Adjustment Amount proposed by Buyer in its Closing Statement shall be deemed to be the “Final Closing Adjustment Amount” and shall be conclusive and binding on the Parties, absent fraud or manifest error.

(k) If the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, then Seller Parent shall pay to Buyer an amount equal to the difference between the Estimated Closing Adjustment Amount and the Final Closing Adjustment Amount. If the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount, then Buyer shall pay to Seller Parent an amount equal to the difference between the Final Closing Adjustment Amount and the Estimated Closing Adjustment Amount. If the Final Closing Adjustment Amount is equal to the Estimated Closing Adjustment Amount, then no payment shall be due under this Section 3.3(k). Any amounts due pursuant to this Section 3.3(k) shall be paid promptly by the relevant party (and in any event within five (5) Business Days) after the final determination thereof in cash in U.S. Dollars by wire transfer of immediately available funds to an account designated by Seller Parent or Buyer (as applicable) at least two (2) Business Days in advance.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Except as disclosed in the disclosure letter delivered by Seller Parent to Buyer immediately prior to the execution of this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), Seller Parent represents and warrants to Buyer as set forth below.

4.1. Qualification, Organization, etc.

(a) Sellers. Each Seller is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets (including the Acquired Assets) and to carry on its business (including the Business) as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, solely in the case of the foregoing clause (ii), where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Transferred Group. Each of the entities comprising the Transferred Group is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets (including the Transferred Group Assets) and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, solely in the case of the foregoing clause (ii), where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the Organizational Documents of each member of the Transferred Group have been provided to Buyer or its Representatives prior to the date hereof, the same are in full force and effect and each such member of the Transferred Group is not in violation of its Organizational Documents.

4.2. Capitalization of the Transferred Group. (a) The Transferred Shares are duly authorized, validly issued, fully paid and nonassessable and owned by Seller Parent, free and clear of all Liens other than the Permitted Liens described in clauses (h) and (i) of the definition thereof. All of the equity interests of each other entity comprising the Transferred Group are duly authorized, validly issued, fully paid and non-assessable and wholly owned by a Transferred Entity or another member of the Transferred Group, free and clear of all Liens other than the Permitted Liens described in clauses (h) and (i) of the definition thereof.

(b) The capitalization, including the number of authorized and outstanding shares and the holder thereof, of each of the Transferred Entities and each of their respective Subsidiaries and their respective jurisdictions of organization is set forth in Section 4.2(b) of the Seller Disclosure Letter. Except for the Transferred Shares and any interest held by a Transferred Entity or a wholly owned Subsidiary thereof, there are no shares of common stock, preferred stock or other equity interests of any member of the Transferred Group issued and outstanding. With respect to the Transferred Shares and the equity interests of each other entity comprising the Transferred Group, there are no preemptive or other outstanding rights, subscriptions, rights of first refusal, options, warrants, stock appreciation rights, redemption rights, repurchase rights, restrictions on transfer other than under applicable securities laws, convertible, exercisable, or exchangeable securities or other ownership interest in any member of the Transferred Group or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any member of the Transferred Group, and no securities evidencing such rights are authorized, issued or outstanding. None of the Transferred Entities or any of their Subsidiaries has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such Person on any matter. There are no outstanding or authorized appreciation, phantom, profit participation or similar rights with respect to any member of the Transferred Group.

(c) Except for other members of the Transferred Group as set forth in Section 4.2(b) of the Seller Disclosure Letter, no member of the Transferred Group (i) owns, directly or indirectly, any equity interest in any Person or (ii) is a party to any joint venture, partnership or similar relationship, or buy-sell agreement, stockholders’ agreement or similar Contract. There is no Contract to which Seller Parent or any of its Subsidiaries is a party or by which any member of the Transferred Group is otherwise bound requiring any member of the Transferred Group to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.3. Authority; Binding Effect. (a) Seller Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the applicable Transactions. The execution and delivery by Seller Parent of this Agreement and each such Ancillary Agreement, the performance by Seller Parent of its obligations hereunder and thereunder and the consummation by Seller Parent of the Transactions, have been duly authorized by all requisite corporate action, and no other proceedings on the part of Seller Parent or any equityholder (direct or indirect) or director thereof are necessary to authorize such execution, delivery, performance and consummation.

(b) Each other Seller has all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it is or will be a party, to perform its obligations thereunder and to consummate the applicable Transactions. The execution and delivery by each other Seller of each Ancillary Agreement to which it is or will be a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the applicable Transactions, have been, or will have been at the Closing, duly authorized by all requisite corporate or similar action on behalf of such Seller, and no other proceedings on the part of such Seller or any equityholder (direct or indirect) or director thereof are necessary to authorize such execution, delivery, performance and consummation.

(c) This Agreement has been duly executed and delivered by Seller Parent and constitutes a valid and binding obligation of Seller Parent, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by each Seller that is or will be a party thereto and will, at and after the Closing, constitute a valid and binding obligation of each such Seller, in each case enforceable against Seller Parent or the applicable other Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

4.4. No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller Parent and the other Sellers and the consummation of the Transactions by Sellers do not and will not: (a) violate any provision of Seller Parent’s Organizational Documents or the Organizational Documents of any of the other Sellers or any member of the Transferred Group; (b) subject to making or obtaining the Consents referred to in Section 4.4 of the Seller Disclosure Letter, (i) conflict with, or result in the breach or violation of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Sellers or any member of the Transferred Group under, or to a loss of any benefit of the Business to which any Seller or any member of the Transferred Group is entitled under, in each case any Material Contract, or (ii) create or impose any Lien, other than a Permitted Lien, upon any of the Acquired Assets or Transferred Group Assets; or (c) subject to making or obtaining the Consents referred to in Section 4.15, violate or result in a breach of or constitute a default under any Law to which any Seller or any member of the Transferred Group is subject, except, with respect to clauses (b) and (c), for violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5. Financial Information; Absence of Undisclosed Liabilities; Indebtedness. (a) Seller Parent has delivered to Buyer the following financial statements: (i) audited balance sheets and the related statements of operations, comprehensive loss, equity and cash flows of the Business, as of and for the fiscal years ended December 31,

2016 and 2015, accompanied by an opinion of Ernst & Young LLP, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited combined balance sheet, and the related unaudited combined statement of operations, comprehensive loss, equity and cash flows of the Business, as of and for the nine-month period ended September 30, 2017 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as indicated therein or in the notes thereto), present fairly, in all material respects, the financial condition of the Business as of the dates and the results of operations and changes in comprehensive loss, equity and cash flows of the Business for the periods stated therein (subject in the case of the Interim Financial Statements to year-end audit adjustments normal in nature and amount).

(b) Neither Seller Parent nor any of its Subsidiaries has, with respect to the Business or the Acquired Assets, any Liabilities that would be required in accordance with GAAP to be disclosed on the balance sheet of the Business, except for (a) Liabilities disclosed on the face of the balance sheet included in the Audited Financial Statements for the fiscal year ended December 31, 2016, (b) Liabilities incurred in the Ordinary Course of Business since December 31, 2016, (c) Liabilities constituting future performance obligations under the Business Contracts, (d) Excluded Liabilities, and (e) other Liabilities that are not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Acquired Assets, the Transferred Group or the Transferred Group Assets. Neither Seller Parent nor any of its Subsidiaries has, with respect to the Business, any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(c) Except as set forth on Section 4.5(c) of the Seller Disclosure Letter and other than intercompany obligations which will be settled or terminated prior to Closing, neither Seller Parent nor any of its Subsidiaries has any Liability for Indebtedness with respect to the Business (except to the extent an Excluded Liability), and no member of the Transferred Group has any Liability for Indebtedness (including, for purposes of this Section 4.5(c), pursuant to any intercompany obligations between any member of the Transferred Group, on the one hand, and any Seller or other Subsidiary of any Seller, on the other hand, or pursuant to any guarantees directly or indirectly provided by any member of the Transferred Group of any Indebtedness of any Seller or other Subsidiary of any Seller, in each case that will remain outstanding after the Closing). For each such item of Indebtedness, Section 4.5(c) of the Seller Disclosure Letter correctly sets forth the debtor, the guarantor, the Contract governing the Indebtedness, the principal amount of the Indebtedness as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness.

4.6. Title to Assets. A Seller has good and valid title to, a valid leasehold interest in or a valid license to use all of the material tangible personal property included in the Transferred Assets, free and clear of all Liens other than Permitted Liens. A member of the Transferred Group has good and valid title to, a valid leasehold interest in or a valid license to use all of the material tangible personal property included in Transferred Group Assets, free and clear of all Liens other than Permitted Liens.

4.7. Environmental Matters and Regulations. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) Sellers and their respective Subsidiaries, in respect of the Business, the Transferred Group, the Transferred Group Assets and the Transferred Assets, are now and have been during the past three (3) years in compliance with all, and have not violated any, applicable Environmental Laws; (b) Sellers and the Transferred Group have all of the Environmental Permits necessary for the conduct and operation of the Business as now being conducted, and all such Environmental Permits are in good standing; (c) during the past three (3) years, neither Seller Parent nor any of its Subsidiaries has received any written notice, demand letter, claim, Proceeding or request for information alleging that Seller Parent or any of its Subsidiaries, in respect of the Business, the Transferred Assets or the Transferred Group Assets, may be in violation of or subject to Liability under any Environmental Law; (d) to Seller Parent’s Knowledge no property currently or formerly owned or operated in connection with the Business or by any of the Transferred Group has been contaminated with any Hazardous Substance that would reasonably be expected to require material remediation or result in material liability relating to any Environmental Law; and (e) Seller Parent and its Subsidiaries, with respect to the Business, the Transferred Assets and the Transferred Group Assets, are not subject to any order, decree, injunction or agreement or to Seller Parent’s Knowledge any investigation, involving any Governmental Authority imposing Liability or obligations relating to any Environmental Law or any Hazardous Materials.

4.8. Employee Benefits. (a) Section 4.8(a) of the Seller Disclosure Letter sets forth a true and complete list of each Business Benefit Plan and each material Seller Benefit Plan. For purposes of this Agreement, “Business Benefit Plan” means each Benefit Plan that is maintained or sponsored by a member of the Transferred Group. For purposes of this Agreement, “Seller Benefit Plan” means a Benefit Plan, other than a Business Benefit Plan that a Seller or any Subsidiary of a Seller (other than the Transferred Group) is a party to or sponsors, maintains or contributes to, or is required to contribute to, or has any Liability for and that benefits any Business Employee. Seller Parent has made available to Buyer true and complete copies (or form thereof) of each Business Benefit Plan and each material Seller Benefit Plan and, with respect to each Business Benefit Plan, if applicable, (i) the most recent summary plan description and plan document and all amendments or modifications thereto, (ii) the Form 5500 filed in the most recent plan year, (iii) the most recent determination or opinion letter from the Internal Revenue Service, (iv) the most recent trust agreements or other funding arrangements, (v) the most recently prepared actuarial reports and financial statements, (vi) current administrative and other service contracts and amendments thereto with third-party services providers, and (vii) any non-routine notices, letters or other correspondence received from any Governmental Authority in the past three (3) years.

(b) Each Business Benefit Plan and Seller Benefit Plan is, and during the past three (3) years has been, established, funded, operated and administered in all material respects in compliance with its terms and all applicable Laws, and there are no pending or, to Seller Parent’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Authority by, on behalf of, against, or related to any Business Benefit Plan or Seller Benefit Plan or any trust related thereto. To Seller Parent’s Knowledge, no party to any Business Benefit Plan or Seller Benefit Plan that is a Business Employee or other service provider to the Business has materially breached or defaulted thereunder.

(c) Each Business Benefit Plan and Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the IRS, or is able to rely on a favorable determination or opinion letter from the IRS, that such Business Benefit Plan or Seller Benefit Plan, as applicable, is qualified under Section 401(a) of the Code and, to Seller Parent’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Business Benefit Plan or Seller Benefit Plan.

(d) None of Sellers nor any ERISA Affiliate of Sellers, nor any member of the Transferred Group (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any Liability with respect to, (i) any plan subject to Section 412 of the Code or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any other defined benefit pension plan, (ii) any “multiple employer plan” as defined in ERISA or the Code, or (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of the ERISA. For purposes of this Agreement, “ERISA Affiliate” means all Persons (whether or not incorporated) that would, at the relevant time, be treated together with any other Person as a “single employer” within the meaning of Section 414 of the Code.

(e) None of Sellers nor their Subsidiaries has any current or projected liability for, and no Business Benefit Plan nor Seller Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits to any Business Employee or former employee of the Business, except coverage mandated by applicable Law for which the Business Employee pays the full cost of coverage.

(f) Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee, (ii) entitle any Business Employee, or any current or former officer, consultant, or employee of the Transferred Group to any payment or benefit, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or trigger any other obligation under, any Business Benefit Plan, (iv) limit or restrict the right of Sellers or, after the Closing, Buyer, to merge, amend or terminate any Business Benefit Plan, or (v) result in any breach or violation of, or default under, any Business Benefit Plan.

(g) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Business Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each Business Benefit Plan or accrued in accordance with the requirements of GAAP, consistently applied (or, to the extent GAAP does not apply, in accordance with past practice). All premiums or other payment for all periods ending on or before the Closing Date have been paid with respect to each Business Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA).

(h) None of Seller Parent nor its Subsidiaries is party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code to any Business Employee or any officer, consultant, or former employee of the Transferred Group, in respect of the Transactions, whether alone or in combination with any other event.

4.9. Labor Matters. (a) None of Sellers nor their Subsidiaries is a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with any labor union, other employee representative body or any other similar organization. No labor union, other employee representative body or similar organization currently represents any Business Employees with respect to their employment with Sellers or the Subsidiaries of Sellers, and to Seller Parent’s Knowledge, no labor union, other employee representative body or similar organization, or any Business Employees have taken any action with respect to organizing any Business Employees (including the filing of any petition or institution of any proceedings with any labor relations board seeking recognition of a bargaining representative or the making of any demand for recognition). None of Sellers nor their Subsidiaries with respect to any Business Employees has experienced during the past three (3) years, any strikes, work stoppages, slowdowns, picketing, refusal to cross picket lines, grievances, claims of unfair labor practices, lockouts or other collective bargaining or union, employee representative body, works council disputes, and, to Seller Parent’s Knowledge, none is pending or threatened.

(b) Each Seller and its Subsidiaries (i) is, and during the past three (3) years has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, including without limitation Laws concerning classification of employees and independent contractors, wages and hours, child labor, employment equity, nondiscrimination, non-harassment and non-retaliation in employment, immigration occupational safety and health and workers’ compensation, and (ii) has, and during the past three (3) years has had, no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to Seller Parent’s Knowledge, threatened against it before any Governmental Authority, in each case with respect to any Business Employee.

(c) Neither the execution and delivery of this Agreement nor the Transactions will require the consent of, or advance consultation with or notification to, any works councils, unions, other employee representative bodies or similar labor organizations.

(d) Seller Parent has provided a complete and accurate Schedule of Business Employees as of the date hereof, and sets forth for each individual listed on such Schedule the following: (i) employee identification number and name; (ii) title or position (including whether full or part time); (iii) employing entity; (iv) hire date; (v) work location; (vi) current annual base compensation rate; (vii) commission, bonus or other incentive-based compensation; (viii) leave status and (ix) visa status (if applicable). To Seller Parent’s Knowledge, no Business Employee who is an executive or a key employee, and no group of Business Employees, has given notice of termination of employment or otherwise disclosed plans to terminate employment within the twelve (12) month period following the date hereof.

4.10. Real Property. (a) Neither Seller Parent nor any of its Subsidiaries own any real property used in or relating to the Business. The lease with respect to the Business Leased Real Property is in full force and effect and a Seller has a valid leasehold interest in the Business Leased Real Property, free and clear of all Liens, other than Permitted Liens and any encumbrances on the landlord’s fee title which do not and would reasonably be expected to materially adversely affect the Business’ present use of such property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no condemnation, expropriation or other proceedings in eminent domain pending, threatened (in writing) or affecting the Business Leased Real Property.

4.11. Absence of Certain Changes or Events. (a) From December 31, 2016 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From December 31, 2016 through the date of this Agreement, other than with respect to the Transactions and the exploration of strategic alternatives for the Business, the Business has been conducted in all material respects in the Ordinary Course of Business.

4.12. Material Contracts. (a) Except as set forth in Section 4.12(a) of the Seller Disclosure Letter, as of the date of this Agreement, none of the Business Contracts, the other Business Contracts, the Shared Contracts, the Contingent Payment Contracts or any other Contract to which any member of the Transferred Group is a party:

(i) contains any non-compete, non-solicit or exclusivity provisions with respect to the Business or, directly or indirectly, any member of the Transferred Group, or upon consummation of the Transactions, Buyer or its Subsidiaries, in each case, which materially restricts the conduct of the Business or use of the Transferred Assets or Transferred Group Assets;

(ii) relates to a partnership, joint venture or similar arrangement, unless, in each case, immaterial to the Business;

(iii) is a Contract for sale of goods or services that involved the payment of more than $500,000 in the year ended December 31, 2016 or which Seller Parent reasonably anticipates will involve the payment of more than $500,000 in the year ending December 31, 2017 under such Contract;

(iv) includes an agreement or commitment to purchase a minimum quantity of, or pay a minimum amount for, active pharmaceutical ingredients or finished drug products, in each case in favor of a party other than the Transferred Group;

(v) is a Contract for (A) the purchase of services, materials, supplies or equipment or (B) any royalty, profit sharing or contingent payment right or (C) the lease of any tangible personal property (other than in respect of office equipment or equipment used in the research and development of products), which, in each case, involved the payment of more than $500,000 in the year ended December 31, 2016 or Seller Parent reasonably anticipates will involve the payment of more than $500,000 in the year ending December 31, 2017 and has a remaining term in excess of twelve (12) months, excluding, in each case such Contracts that are terminable on less than ninety (90) days’ notice by Seller Parent or its Affiliates without penalty or other material impact;

(vi) is a Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000;

(vii) relates to the manufacture, marketing, sale, licensing or distribution of any Product pursuant to which Seller Parent and its Subsidiaries have paid or received more than $500,000 in the year ended December 31, 2016 or would reasonably be expected to be paid or receive more than such amount in the year ending December 31, 2017;

(viii) relates to the conduct of clinical trials of Vabomere, Orbactiv or Minocin IV, including any such Contract with investigators, contract research organizations, clinical trial sites and clinical trial support services;

(ix) is a Contract in which Seller Parent or any of its Subsidiaries has granted manufacturing, packaging, marketing or distribution rights relating to any Product;

(x) provides for or evidences Indebtedness for borrowed money or any guaranty thereof, or imposes or results in the creation of any Lien (other than a Permitted Lien) on any Acquired Asset or Transferred Group Asset;

(xi) is a Contract providing Seller Parent or any of its Subsidiaries the right to use or otherwise exploit any Intellectual Property rights that are material to the conduct of the Business (as currently conducted or currently planned to be conducted), other than any Contract with respect to non-exclusive licenses for off-the-shelf software;

(xii) is a Contract providing any Person with any right or license under any material Transferred Intellectual Property or material Intellectual Property held by any member of the Transferred Group, except for non-exclusive rights or licenses granted in the Ordinary Course of Business on terms and conditions that are substantially similar to the terms and conditions that are provided to Buyer prior to the date hereof; or

(xiii) is a Contract providing for any royalty, milestone, contingent or deferred payments or obligations of any kind with respect to any Products by Seller Parent or any of its Subsidiaries.

(b) Each Contract of the type described above in Section 4.12(a) is referred to herein as a “Material Contract.” Except as set forth in the applicable subsection of Section 4.12(b):

(i) each Material Contract is in full force and effect and is valid and binding on the applicable Seller or member of the Transferred Group, to the extent it is a party thereto, and, to Seller Parent’s Knowledge, each other party thereto, as applicable;

(ii) no Seller or member of the Transferred Group is in, or, to Seller Parent’s Knowledge, is alleged to be in, material violation or breach of, or default under, any of the Material Contracts, and to Seller Parent’s Knowledge, no other party to any of the Material Contracts has materially violated or breached or defaulted thereunder; and

(iii) since January 1, 2016, neither Seller Parent nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible material violation or breach of, or default under, any Material Contract.

(c) As of the date of this Agreement, neither Seller Parent nor any of its Subsidiaries has received notice in writing from any third party that would reasonably cause Seller Parent nor any of its Subsidiaries to believe that any of the customers, suppliers, distributors, licensors or other business partners of the Business would be reasonably likely to terminate (or refuse to renew) any Material Contract or materially reduce its relationship with the Business, object to the transfer of the rights under such Material Contract to a purchaser of the Business (including Buyer) (whether through novation, sublicense, assignment or otherwise), or institute a Proceeding against any Seller, member of the Transferred Group or any assignee or sublicensee of any of the foregoing in connection with the performance of any such Person’s obligations under such Material Contract.

(d) Seller Parent has prior to the date of this Agreement delivered to, or made available to, Buyer or its Representatives, true and complete copies of each Material Contract.

4.13. Orders; Litigation. As of the date hereof, (a) there are no Orders issued by any Governmental Authority binding on the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets, and (b) there are no Proceedings pending (or, to Seller Parent’s Knowledge, threatened) against Seller Parent or any of its Subsidiaries with respect to the Acquired Assets, the Transferred Group, the Transferred Group Assets or the Business, except, in the case of clauses (a) and (b), as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14. Compliance with Laws; Permits; Regulatory Matters. (a) Seller Parent and its Subsidiaries hold and are operating in compliance in all material respects with all Permits, including the Regulatory Registrations that are necessary for the conduct of the Business as now being conducted by Seller Parent and its Subsidiaries, and such Permits, including the Regulatory Registrations are valid and in full effect. There are no Proceedings pending or, to Seller Parent’s Knowledge, threatened which would reasonably be expected to result in the material limitation, material adverse modification, revocation, cancellation or suspension of any material Permits or Regulatory Registrations.

(b) Seller Parent and its Subsidiaries are conducting and have, since January 1, 2015, conducted the Business in compliance in all material respects with all Laws applicable to the Business, the Acquired Assets, the Transferred Group or the Transferred Group Assets, including all Laws applicable to the nonclinical and clinical testing, manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, handling advertising, and distribution of the Products. Since January 1, 2015, Seller Parent and its Subsidiaries have not received any written notice, including any notice of adverse finding, or notice of deficiency, or similar communication from the FDA or any other Governmental Authority, (i) contesting the Regulatory Registrations for the Labeling and promotion of any of the Products, (ii) alleging that any of the Products or the ownership, manufacturing, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, advertising, promotion, nonclinical testing, handling and/or testing thereof is in violation in any material respect of any applicable Health Care Law, Regulatory Registration or Permit, or (iii) otherwise alleging any violation in any material respect of any Health Care Law by Seller Parent or any of its Subsidiaries with respect to the Business and/or Products.

(c) All nonclinical and clinical testing, and other studies and tests conducted by or on behalf of Seller Parent and its Subsidiaries with respect to the Business or Products have been, and if still pending are being, conducted in compliance in all material respects with research protocols and all applicable Laws, including, but not limited to, the FDCA and comparable foreign Laws relating to the subject matter thereof. No clinical trial conducted by or, to Seller Parent’s Knowledge, on behalf of Seller Parent and its Subsidiaries, with respect to the Business or Products has been terminated or suspended prior to completion due to any Proceeding initiated by a Governmental Authority, and neither the FDA nor any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or, to Seller Parent’s Knowledge, on behalf of Seller Parent or its Subsidiaries, with respect to the Business or Products has commenced, or, to Seller Parent’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Seller Parent or any of its Subsidiaries with respect to the Business or Products.

(d) No manufacturing site owned by Seller Parent or its Subsidiaries, or to Seller Parent’s Knowledge, any of their respective contract manufacturers for pharmaceutical products, in each case, with respect to the manufacture of Vabomere, Orbactiv or Minocin IV, (i) is subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, or (ii) has received any FDA Form 483 (or other governmental entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes with respect to the Business or Products, or any of Seller Parent’s, any of the Subsidiaries’, or any of their respective contract manufacturer’s processes or procedures related to the Business or Products), or similar correspondence or notice from the FDA or other Governmental Authority in respect of the Business or Products and alleging or asserting noncompliance in any material respect with any applicable Law, Permit or such requests or requirements of a Governmental Authority, in each case that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to Seller Parent’s Knowledge, neither the FDA nor any other Governmental Authority is considering such action.

(e) All manufacturing operations conducted by or, to Seller Parent’s Knowledge, on behalf of, or for the benefit of, Seller Parent and its Subsidiaries with respect to Vabomere, Orbactiv or Minocin IV have been and are being conducted in compliance with applicable Laws in all material respects, including the provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 for pharmaceutical products sold in the United States and comparable foreign Laws relating to the subject matters thereof.

(f) Seller Parent, its Subsidiaries and, to Seller Parent’s Knowledge, any contract manufacturer who manufactures Vabomere, Orbactiv or Minocin IV on behalf of Seller Parent or its Subsidiaries have not conducted or issued any recalls, field notifications, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts, “serious adverse event” reports or other notice of action relating to an alleged lack of safety or regulatory compliance with respect to the Products.

(g) Seller Parent, its Subsidiaries, and, to Seller Parent’s Knowledge, any contract manufacturer and, to Seller Parent’s Knowledge, any of their respective officers, key employees or agents, are not debarred or have been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to Seller Parent’s Knowledge, its Subsidiaries, threatened against Seller Parent or any of its Subsidiaries or any of their respective officers, employees or agents. Neither Seller Parent nor any of its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority.

(h) Seller Parent and its Subsidiaries have complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (collectively “HIPAA”) and (ii) any applicable state privacy Laws.

(i) Seller Parent, its Subsidiaries and their respective directors, offices, employees and agents (while acting in such capacity) are, in good faith believed to be now, and at all relevant times have been, in compliance in all material respects with all health care Laws applicable to the Business, the Acquired Assets, the Transferred Group and the Transferred Group Assets, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et. seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion Laws (42 U.S.C. § 1320a-7), the FDCA, the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), HIPAA, the so-called federal “sunshine” law or Open Payments (42 U.S.C. § 1320a-7h), state Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry, the regulations promulgated pursuant to such Laws and any other similar Law, including the collection and reporting requirements and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs (collectively, “Health Care Laws”).

(j) All material documents, reports and notices, including Permits and Regulatory Registrations, required to be filed with any Governmental Authority by Seller Parent and its Subsidiaries with respect to the Business or any Product have been so filed on a timely basis, and were complete and accurate in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified. To Seller Parent’s Knowledge, no such filing with any Governmental Authority contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.

(k) Notwithstanding anything contained in this Section 4.14, no representation or warranty shall be deemed to be made in this Section 4.14 in respect of any environmental, employee benefits, labor law, Tax or Intellectual Property matters, which are covered solely by Sections 4.7, Section 4.8, Section 4.9, Section 4.16 and Section  4.17, respectively.

4.15. Consents and Governmental Approvals. Assuming the accuracy of the representations and warranties made by Buyer in ARTICLE V, and except for (a) (i) any HSR Filing with the FTC or the Antitrust Division and the expiration or early termination of the waiting period with respect thereto and (ii) any filing under any other foreign antitrust, competition or similar Laws (“Foreign Antitrust Laws”) and the expiration or early termination of any waiting period with respect thereto or the receipt of any Consents thereunder, in each case to the extent required, or (b) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Consent to, with or from any Governmental Authority or any other Governmental Approval is required for Sellers to execute and deliver this Agreement or any Ancillary Agreement or to consummate the Transactions.

4.16. Tax Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Acquired Assets, the Transferred Group or the Transferred Group Assets:

(a) all Tax Returns that are required to be filed by or with respect to the Acquired Assets, any member of the Transferred Group and the Business have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) all Taxes due and owing with respect to the Acquired Assets, any member of the Transferred Group and the Business (whether or not shown on any Tax Return) have been paid, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of Sellers or their respective Affiliates;

(c) no Tax Proceedings are pending, in progress or have been threatened in writing with respect to any Taxes relating to the Acquired Assets, any member of the Transferred Group or the Business;

(d) there are no Liens for Taxes upon any of the Acquired Assets or any of the Transferred Group Assets, except for Permitted Liens;

(e) no claim has ever been made by an authority in a jurisdiction where Seller Parent or its Subsidiaries do not file Tax Returns that a member of the Transferred Group or the Acquired Assets, as applicable, are or may be subject to taxation by that jurisdiction, and, to Seller Parent’s Knowledge, there is no basis for any such claim to be made;

(f) all Taxes required to be deducted, withheld or paid by any member of the Transferred Group, or with respect to the Acquired Assets or the Business, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been deducted, withheld and timely paid to the appropriate Taxing Authority;

(g) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of the Transferred Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(h) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of the Transferred Group has executed any power of attorney with respect to any Tax with respect to which the relevant statute of limitations has not yet closed, other than powers of attorney that are no longer in force or powers of attorney executed with respect to any Tax for which there has been a Final Determination;

(i) no closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Taxing Authority with or in respect of the Acquired Assets, the Business or any member of Transferred Group;

(j) the unpaid Taxes of Seller Parent and its Subsidiaries with respect to the Acquired Assets and the Business, and the unpaid Taxes of the member of the Transferred Group, (i) as of the date of the Audited Financial Statements did not exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income and any reserve for Taxes to be incurred as a result of the consummation of the Transactions) set forth on the face thereof (rather than in any notes thereto) and (ii) will not, as of the close of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax Returns; provided, however, that this representation shall not take into account any Taxes that will be incurred in connection with the Transactions;

(k) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of Transferred Group has participated in any “reportable transaction” within the meaning of Treasury regulations Section 1.6011-4 or any “tax shelter” within the meaning of Code Section 6662;

(l) (i) no member of the Transferred Group has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” as defined in Code Section 1504(a) the common parent of which is Seller Parent), and (ii) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of the Transferred Group (A) is a party to any contractual obligation relating to Tax sharing or Tax allocation, or (B) has any liability for the Taxes of any person under Treasury regulations Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(m) (i) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of the Transferred Group is required to make any adjustment pursuant to Code Section 481(a) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Taxing Authority requesting permission for any changes in any of accounting methods of Sellers or any member of the Transferred Group for Tax purposes, and (ii) to Seller Parent’s Knowledge, no Taxing Authority has proposed any such adjustment or change in accounting method;

(n) no member of the Transferred Group will be required, as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Tax Law) or (iii) the application of Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or non-U.S. Tax Law) to include any item of income in or exclude any item of deduction from taxable income for any Tax period ending after the Closing Date;

(o) no Transferred Entity has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii); and

(p) since January 1, 2015, no member of the Transferred Group has constituted a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code)

in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

4.17. Intellectual Property. (a) The Transferred Intellectual Property, together with all other Intellectual Property owned by or licensed to the Transferred Group, (collectively, the “Business Intellectual Property”), include all Intellectual Property that are owned by or licensed to Seller Parent and its Subsidiaries which are material to, or necessary for, the Business as currently conducted. The Transferred Intellectual Property, together with the Intellectual Property owned by or licensed to the Transferred Group, is all the Intellectual Property that is necessary for the conduct of the Business as currently conducted and as reasonably anticipated to be conducted immediately prior to the Closing, including all Intellectual Property that is required for use in the use, design, development, manufacturing, quality control, packaging, storage, registration, marketing, distribution or sale of the Products.

(b) Without limiting Section 4.17(a), Seller Parent and its Subsidiaries have sufficient rights to use the Licensed Patents and the Licensed Marks that are material to the Business, in each case, pursuant to valid and enforceable written Contracts.

(c) Section 4.17(c) of the Seller Disclosure Letter sets forth a correct and complete list of all Business Intellectual Property that is owned by or exclusively licensed to Seller Parent or any of its Subsidiaries and is issued by, registered with, or subject to a pending application before any Governmental Authority or internet domain name registrar and is material to the Business (collectively, the “Registered IP”). The Registered IP that is material to the Business is, to Seller Parent’s Knowledge, subsisting, valid and enforceable, and free of any Liens (other than Permitted Liens). Neither Seller Parent nor any of its Subsidiaries has taken any action pursuant to which any such Registered IP are reasonably likely to cease to be valid and enforceable.

(d) Each item of Business Intellectual Property that is material to the Business which is owned, and to Seller Parent’s Knowledge, the Business Intellectual Property that is material to the Business licensed to Seller Parent or any of its Subsidiaries, is not subject to any outstanding injunction, judgment, order, decree, or ruling.

(e) To Seller Parent’s Knowledge, no Proceedings are currently pending and Seller Parent and its Subsidiaries have not, since January 1, 2015, received any written notice or written Claim by any Person alleging that (i) any Product, the Business or the Business Intellectual Property, or any act by Seller Parent and its Subsidiaries related thereto or the use thereof, infringes or misappropriates (or in the past infringed or misappropriated) any Intellectual Property of any Person or (ii) any of the Registered IP that is material to the Business is invalid or unenforceable. To Seller Parent’s Knowledge, neither the operation of the Business as currently conducted, nor the making, use, import, offer for sale or other disposition of any Product infringes or misappropriates, or has infringed or misappropriated, any Intellectual Property of any Person.

(f) To Seller Parent’s Knowledge, there is no, nor has there been any, material infringement or misappropriation by any Person of any Business Intellectual Property.

(g) Other than office actions pending before the United States Patent and Trademark Office or the equivalent Governmental Authority in jurisdictions other than the United States, there are no Proceedings pending before any Governmental Authority challenging the scope, ownership, inventorship, validity or enforceability of the Business Intellectual Property that is owned by Seller Parent or any of its Subsidiaries or, to Seller Parent’s Knowledge, any other Business Intellectual Property that is licensed to Seller Parent or any of its Subsidiaries, and, to Seller Parent’s Knowledge, no such Proceedings have been threatened in writing with respect to any Business Intellectual Property.

(h) Seller Parent and its Subsidiaries have maintained commercially reasonable practices to protect the confidentiality of Trade Secrets and have required all employees and other Persons with access to Trade Secrets to execute Contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Business. To Seller Parent’s Knowledge, all current and former employees and contractors of Seller Parent and its Subsidiaries who contributed to Transferred Intellectual Property or Intellectual Property owned by the Transferred Group that is material to the Business have executed Contracts that assign all of such Person’s respective rights, including Intellectual Property, to Seller Parent or one or more of its Subsidiaries.

(i) To Seller Parent’s Knowledge, the Trade Secrets that are owned, used, or held by, or licensed to, Seller Parent or any of its Subsidiaries primarily relating to the Business have not been used, disclosed to or discovered by any Person except pursuant to written, valid and enforceable non-disclosure or license agreements (in each case, with appropriate non-disclosure obligations) which have not, to Seller Parent’s Knowledge, been breached.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller Parent and its Subsidiaries have complied with all applicable Laws and contractual and fiduciary obligations relating to the collection, storage, use, protection, transfer and any other processing of any Personally Identifiable Information collected, held, used or otherwise processed by Seller or any of its Subsidiaries in connection with the Business (collectively, “Privacy Obligations”). Seller Parent and its Subsidiaries have implemented reasonable security measures that protect all Personally Identifiable Information they receive, process and maintain in connection with the Business against loss and unauthorized access, use, modification, disclosure or other misuse by third parties, and to protect the confidentiality, integrity and security of their IT Assets from potential unauthorized use, access or interruption by third parties. Seller Parent and its Subsidiaries obligate all third party service providers, outsourcers, or any Person who receives Personally Identifiable Information from the Business to comply with applicable Privacy Obligations. During the last three (3) years, to Seller Parent’s Knowledge, (i) no Personally Identifiable Information collected, held, used or otherwise processed by Seller Parent or any of its Subsidiaries has been lost, inappropriately accessed, misappropriated or misused and (ii) no allegation relating to an improper use or disclosure, or a breach in the security of, any Personally Identifiable Information or violation of any applicable Privacy Obligation has been made or threatened in writing against the Business, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) All items of Transferred Intellectual Property owned by Sellers are fully transferable, assignable, and licensable by Sellers to Buyer without restriction and without payment of any kind to any Person.

(l) No funding, facilities, or resources of any Governmental Authority or any university, college, or other educational institution or research center were used in the development of the Transferred Intellectual Property owned, controlled or licensed by Sellers, and no Governmental Authority, university, college, or other educational institution or research center has received from Sellers any ownership in or rights to any Transferred Intellectual Property.

(m) Except as set forth in Section 4.17(m) of the Seller Disclosure Letter and for the Contingent Payment Contracts, no third party or current or former partner, director, officer, or employee of Sellers will, after giving effect to each of the transactions contemplated by this Agreement, own or retain any rights in or to, or have the right to receive any milestone, royalty or other payment with respect to, any of the Transferred Intellectual Property.

4.18. Required Vote. No vote of the holders of the common stock or any other equity interests of Seller Parent, any of the other Sellers, or any of the entities comprising the Transferred Group is required for Sellers to enter into or consummate the Transactions.

4.19. Insurance. Seller Parent and its Subsidiaries have all material policies of insurance covering the Business and the Business Employees, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which, to Seller Parent’s Knowledge, is adequate for the operation of the Business as presently conducted, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such insurance policies are in full effect, no written notice of cancellation has been received by Seller Parent or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.20. Sufficiency of Assets. The Transferred Assets and the Transferred Group Assets, together with the services to be provided under the Transition Services Agreement to be entered into upon Closing, and other than any wholesaler agreements which may be required, will constitute all assets and rights necessary for the conduct of the Business immediately following the Closing in all material respects as conducted by Seller Parent and its Subsidiaries as at the date hereof and as of the Closing.

4.21. Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller Parent and its Subsidiaries or under the authority of Seller Parent and its Subsidiaries is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions other than Citigroup Global Markets Inc., the fees and expenses of which shall be the sole responsibility of Seller Parent.

4.22. Inventory. The Inventory (i) has been produced or manufactured and stored in accordance with Sellers’ specifications for the manufacture and storage thereof in all material respects, (ii) has been manufactured in accordance with current GMPs, as set forth in the U.S. Code of Federal Regulations, in all material respects and is free from any material damage and is not misbranded or adulterated, within the meaning of the FDCA, and (iii) shall have remaining expiration dating of no less than twelve (12) months. The Inventory does not consist of any items held on consignment. No Seller is under any obligation or liability with respect to accepting returns of items in Inventory in the possession of its customers other than in the Ordinary Course of Business.

4.23. Disclosure. The information supplied by Seller Parent and each of its Subsidiaries for inclusion in the Proxy Statement will not, as of the date of the Proxy Statement, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

4.24. No Other Representations. Except for the representations and warranties contained in Article V, Seller Parent acknowledges that neither Buyer nor any Affiliate or Representative of Buyer makes, and Seller Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Buyer or any of its Affiliates or Representatives.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the applicable section of the disclosure letter delivered by Buyer to Seller Parent immediately prior to the execution of this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), Buyer represents and warrants to Seller Parent as set forth below.

5.1. Qualification, Organization, etc. Buyer is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.2. Authority; Binding Effect. (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and each such Ancillary Agreement, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action.

(b) This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by Buyer and will, after the Closing, constitute a valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

5.3. No Conflicts; Consents. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not: (a) violate any provision of Buyer’s Organizational Documents; (b) subject to obtaining the Consents referred to in Section 5.3 of the Buyer Disclosure Letter, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer under any Contract to which Buyer is a party; and (c) subject to making or obtaining the Consents referred to in Section 5.7, violate or result in a breach of or constitute a default under any Law to which Buyer is subject; except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.4. Capitalization.

(a) The authorized capital stock of Buyer consists of (i) 80,000,000 shares of Buyer Common Stock and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share (“Buyer Preferred Stock” and, together with Buyer Common Stock, the “Buyer Capital Stock”). Other than Buyer Capital Stock, there are no shares of capital stock authorized, issued, or outstanding. As of November 26, 2017, there were outstanding (a) 21,942,183 shares of Buyer Common Stock, (b) no shares of Buyer Preferred Stock, (c) 2,104,823 options granted and outstanding under the (i) Melinta Therapeutics, Inc. 2011 Equity Incentive Plan, as amended and restated, dated December 17, 2013, and amended from time to time, (ii) Cempra, Inc. 2011 Equity Incentive Plan, as amended, (iii) Cempra, Inc. Sixth Amended and Restated 2006 Stock Plan and (iv) Notice of Stock Option Grant between Buyer and Daniel Mark Wechsler and (d) 385,661 restricted stock units granted and outstanding under the (i) Cempra, Inc. 2011 Equity Incentive Plan, as amended and (ii) Restricted Stock Unit Award Grant Notice between Buyer and Daniel Mark Wechsler. All outstanding shares of Buyer Capital Stock have been, and all shares of Buyer Capital Stock that may be issued pursuant to any stock plan of Buyer or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

(b) The number of shares of Buyer Common Stock to be issued in the Financing shall consist of (i) a number of shares of Buyer Common Stock equal to 9.985% of the number of shares of Buyer Common Stock outstanding immediately following the Closing (inclusive of such shares) for a purchase price per share equal to 90% of the closing price for the Buyer Common Stock immediately prior to execution of the Debt Commitment Letter, (ii) up to $30 million of shares of Buyer Common Stock for a purchase price per share equal to 90% of the closing price for the Buyer Common Stock immediately prior to execution of the Equity Commitment Letters and (iii) up to $10 million of shares of Buyer Common Stock for a purchase price per share equal to ninety percent (90%) of the VWAP for the ten (10) Trading Day period ending three (3) Trading Days prior to Closing.

5.5. Orders; Litigation. (a) There are no Orders issued by any Governmental Authority binding on Buyer, and (b) there are no Proceedings pending (or, to Buyer’s Knowledge, threatened) against Buyer, which, in the case of clauses (a) or (b), would reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.6. Compliance with Law. Buyer and each of its Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Buyer, such Subsidiaries or any of their respective properties or assets, except where such noncompliance, default or violation would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.7. Consents and Governmental Approvals. Assuming the accuracy of the representations and warranties made by Seller Parent in Article IV, and except for (a) (i) any HSR Filing with the FTC or the Antitrust Division and the expiration or early termination of the waiting period with respect thereto and (ii) any filing under any other Foreign Antitrust Laws identified in Section 5.7 of the Buyer Disclosure Letter and the expiration or early termination of any waiting period with respect thereto or the receipt of any Consents thereunder, in each case to the extent required, or (b) as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, no Consent to, with or from any Governmental Authority is required for Buyer to execute and deliver this Agreement or any Ancillary Agreement or to consummate the Transactions.

5.8. Buyer SEC Reports; Financial Statements. (a) Buyer has filed or furnished, as applicable, on a timely basis all Buyer SEC Reports. Each Buyer SEC Report, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the audited consolidated balance sheets, statements of income and statements of cash flows of Buyer and its consolidated Subsidiaries included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) (the “Buyer Financial Statements”): (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; and (ii) present fairly, in all material respects, Buyer’s and its consolidated Subsidiaries’ financial position as of the specified dates and Buyer’s and its consolidated Subsidiaries’ results of operations and cash flows for the specified periods.

(b) Buyer maintains and has maintained a standard system of accounting established and administered in accordance with GAAP. Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) In the past three (3) years, neither Buyer, Buyer’s Subsidiaries nor, to Buyer’s Knowledge, any Representative of Buyer or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, in each case, that reasonably would be expected to result in a restatement to the Buyer Financial Statements. In the past three (3) years, no attorney representing Buyer or any of Buyer’s Subsidiaries has reported evidence of a material violation of applicable securities laws, breach of fiduciary duty or similar violation by Buyer or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors (or similar body) or any committee thereof or to any director or officer of Buyer or its Subsidiaries. In the past three (3) years, neither Buyer or any of its Subsidiaries has conducted an internal investigation regarding accounting practices or policies.

(d) Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

5.9. Absence of Certain Changes or Events. From December 31, 2016 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.10. Required Vote. Except for the Buyer Stockholder Approval, no vote or consent of the holders of any class or series of capital stock of Buyer is necessary to approve this Agreement or the transactions contemplated hereby. The Voting Agreement entered into by Seller Parent and certain stockholders of Buyer pertains to fifty-one percent (51%) of the outstanding Buyer Common Stock as of the date hereof.

5.11. Investment Intent. Buyer is acquiring the Transferred Shares for investment for its own account and not with a view to the distribution of any part thereof in violation of the Securities Act of 1933, as amended, or any other applicable Law. Buyer acknowledges that the Transferred Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Buyer further acknowledges that it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Transferred Shares, and that it can bear the economic risk of an investment in the Transferred Shares.

5.12. Sufficient Funds. Buyer has delivered to Seller Parent true, correct and complete copies of (i) the executed equity commitment letters, dated as of the date hereof, among Buyer and Vatera Healthcare Partners LLC and JWC Rib-X, LLC, respectively (together with their respective officers, employees, directors, affiliates, partners, controlling parties, advisors, agents and representatives, the “Equity Financing Sources”) (including any replacement or amendment thereof (that does not adversely affect or delay in any material respect the ability of Buyer to fund the Purchase Price at Closing), the “Equity Commitment Letters”), (ii) the executed commitment letter, dated as of the date hereof, among Deerfield Private Design Fund IV, L.P. (together with its officers, employees, directors, affiliates, partners, controlling parties, advisors, agents and representatives, the “Debt Financing Sources” and, together with the Equity Financing Sources, the “Financing Sources”) and Buyer, together with each related fee letter (with customary redactions only with respect to fee amounts and the economic terms of the “market flex” provisions and nothing which would affect the amount or availability of the Debt Financing) (collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Commitment Letters”), and (iii) all registration rights agreements and other agreements entered into by the Equity Financing Sources in connection with the Transactions. The Commitment Letters will provide financing in an aggregate amount set forth therein, and subject to the terms and conditions set forth therein (the “Financing”). The Equity Commitment Letters provide that Seller Parent is a third-party beneficiary thereof. As of the date of this Agreement, the Commitment Letters have not been amended or modified in any manner, and, to Buyer’s Knowledge, no amendment or modification of the Commitment Letters is contemplated. As of the date of this Agreement, the Commitment Letters have not been terminated, reduced, withdrawn or rescinded in any respect and, to Buyer’s Knowledge, as of the date of this Agreement, no such termination, reduction, withdrawal or rescission is contemplated. Buyer has paid in full any all fees, expenses and other amounts in connection with the Commitment Letters that are payable on or prior to the date of this Agreement and, as of the date of this Agreement, the Commitment Letters are in full force and effect and are the valid, binding and enforceable (in accordance with their terms) obligations of Buyer and, to Buyer’s Knowledge, as of the date hereof, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors rights and remedies generally. Buyer is unaware of any fact or occurrence existing on the date of this Agreement that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letters to be incorrect or ineffective. Assuming compliance by Sellers of their obligations under this Agreement (including cooperation and assistance by Sellers with respect to the Debt Financing) and based upon facts and events known by Buyer as of the date of this Agreement, Buyer believes that the conditions to the funding contemplated by the Commitment Letters will be satisfied, and Buyer is not aware of the existence of any fact or event as of the date of this Agreement that would reasonably be expected to cause such conditions to funding not to be satisfied. There are no conditions precedent to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters. The net proceeds contemplated by the Commitment Letters, together with available cash on hand at Buyer and its Controlled Affiliates, will, in the aggregate, be sufficient for Buyer to pay all of the Guaranteed Payments and all related fees and expenses required to be paid as of the Closing by Buyer. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters that could affect the amount or availability of the Financing contemplated by the Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Financing (including any condition relating to the availability of the Debt Financing relating to any “flex” provision), other than as expressly set forth in the Commitment Letters delivered to Seller Parent pursuant to this Section 5.12. As of the date of this Agreement and assuming the satisfaction or waiver (to the extent permitted by Law) of the conditions to Buyer’s obligation to consummate the Transactions, (a) no event has occurred which (with or without notice, lapse of time or both) could constitute a default or breach or failure to satisfy a condition by Buyer under the terms and conditions of the Commitment Letters and (b) Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Buyer on a timely basis or that the Financing will not be available to Buyer on the date of the Closing. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Buyer to obtain the Financing or any Alternative Financing.

5.13. Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

5.14. Condition of the Business. Buyer acknowledges that it is a sophisticated purchaser and, together with its Controlled Affiliates and Representatives, has made its own investigation, review and analysis regarding the Business, the Transferred Group, the Acquired Assets, the Assumed Liabilities and the Transactions. Buyer acknowledges that none of Seller Parent, its Affiliates or Representatives is making, and Buyer is not relying on, any statement, representation or warranty, oral or written, express or implied, regarding the Business, the Transferred Group, the Acquired Assets or the Assumed Liabilities, except as expressly set forth in Article IV. Buyer is not relying on, and none of Seller Parent or any of its Affiliates or Representatives shall have any liability to Buyer or any of its Controlled Affiliates or Representatives pursuant to this Agreement in connection with the use of, any information, documents or materials made available to Buyer or its Controlled Affiliates or Representatives, whether orally or in writing, in any confidential information memoranda, “virtual data rooms,” management presentations, projections, due diligence discussions, or in any other form in expectation of the Transactions, except to the extent representations with respect to such information, documents or materials are expressly made in ARTICLE IV.

ARTICLE VI.

COVENANTS

6.1. Conduct of the Business Prior to the Closing. (a) Unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except (i) as required by Order or Law or expressly contemplated by this Agreement or the Ancillary Agreements to which a Seller is a party, or (ii) with respect to the Excluded Assets or the Excluded Liabilities, from and after the date of this Agreement until the earlier of (A) the Closing Date, or (B) the termination of this Agreement pursuant to Section 11.1 (the “Pre-Closing Period”), Seller Parent shall, and shall cause its Subsidiaries engaged in the Business (including the Transferred Group) to, conduct the Business only in the Ordinary Course of Business, including using commercially reasonable efforts to preserve and maintain intact the Business, the Transferred Assets, the Transferred Group Assets and the existing relationships of the Business and the Transferred Group with customers, lenders, suppliers, regulators, employees and others having significant business relationships with the Business.

(b) Without limiting the generality of Section 6.1(a), unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except (i) as required by Order or Law or expressly contemplated by this Agreement or the Ancillary Agreements, (ii) with respect to the Excluded Assets or the Excluded Liabilities or (iii) as set forth in Section 6.1(b) of the Seller Disclosure Letter, during the Pre-Closing Period, Seller Parent shall not, and shall cause each of its Subsidiaries engaged in the Business (including the Transferred Group) or holding Transferred Assets to not, take any of the following actions:

(i) transfer, sell, assign, lease, sublease, enter into any sale lease back (or similar arrangement), license, sublicense, pledge or otherwise convey or dispose of or grant any option or rights in, to or under, or create any Liens on (1) the Transferred Shares or (2) any of the Transferred Assets or the Transferred Group Assets, other than, in the case of this clause (2), (A) Permitted Liens made in the Ordinary Course of Business and (B) Ordinary Course of Business sales of obsolete equipment or Inventory;

(ii) with respect to the Business Employees, (A) increase the annual salary or wage rate payable or to become payable to such employees, or (B) grant or increase any bonus, incentive, compensation, severance, change of control, tax gross-up, retention or termination pay to any Business Employee; provided, however, the restrictions in this Section 6.1(b)(ii) shall not apply to any Business Employee who is not listed on the notice contemplated by the first sentence of Section 7.1 on and after the date on which such notice is delivered to Seller;

(iii) negotiate, enter into, amend, or extend a collective bargaining agreement or other Contract with any labor union or other employee representative body, with respect to Business Employees;

(iv) except in the Ordinary Course of Business, abandon, cancel, fail to maintain or otherwise allow to lapse or expire any Business Intellectual Property;

(v) make any change in accounting principles materially affecting the reporting of the Acquired Assets, any member of the Transferred Group, the Transferred Group Assets or the Business, other than as required by Law, a Governmental Authority, GAAP or any interpretation thereof;

(vi) revalue any Transferred Assets or Transferred Group Assets, including writing down or writing off the value of Inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(vii) (A) terminate any Material Contract or material Business Contract, or make any material amendment to or waive any material right or remedy under any such Material Contract or material Business Contract, (B) enter into any Contract that is material to the Business or (C) amend or waive any material right or remedy under any Permit;

(viii) (A) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to, any Claim that (1) results in any material restriction on the Business or any Product or

(2) results in a Liability of the Business after the Closing greater than $250,000 individually or $500,000 in the aggregate, (B) cancel any Indebtedness owed to the Business to the extent such Indebtedness would constitute a Transferred Asset or a Transferred Group Asset, or (C) waive, release or assign any material Claims or rights of the Business;

(ix) incur any Indebtedness, or enter into any financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business, which would constitute an Assumed Liability or a Liability of the Transferred Group other than in the Ordinary Course of Business;

(x) make any commitment for capital expenditures with respect to the Business or for which a member of the Transferred Group shall be liable which are in excess of $250,000 individually or $500,000 in the aggregate in any twelve (12) month period;

(xi) except in the Ordinary Course of Business, offer any rebates, discounts, promotions or credits, make any change to any promotional programs or make any change in the manner in which Seller Parent and its Subsidiaries generally extend rebates, discounts or credit to, or otherwise similarly deal with, customers with respect to the Products or the Business;

(xii) (1) amend or propose to amend the Organizational Documents of any member of the Transferred Group, or (2) split, combine or reclassify the outstanding capital stock of any member of the Transferred Group;

(xiii) (1) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, the capital stock of or any other equity interests of any member of the Transferred Group or any debt or equity securities which are convertible into or exchangeable for such capital stock or other equity interests, or (2) declare, set aside or pay any non-cash dividends on or make any other non-cash distributions in respect of any shares of capital stock or other equity interests of any member of the Transferred Group;

(xiv) permit any member of the Transferred Group to dissolve, merge or consolidate with any other Person or adopt a plan of complete or partial liquidation;

(xv) vary any inventory practices with respect to any Product (including Inventory held by or on behalf of any wholesaler of Seller Parent and its Subsidiaries) in any respect materially inconsistent with past practice;

(xvi) solely with respect to the Business, the Transferred Assets or the Transferred Group, make, change or revoke any Tax election, elect or change any method of accounting for Tax purposes, change any annual Tax accounting period, settle any audit, assessment, dispute, proceeding or investigation in respect of Taxes, surrender any right to claim a Tax refund, file any amended Tax Return, or enter into any contractual obligation in respect of Taxes with any Taxing Authority;

(xvii) establish, adopt, amend or terminate any Business Benefit Plan;

(xviii) hire, engage, or terminate (other than for cause) the employment or engagement of any Business Employee; provided, however, that Seller Parent and its Subsidiaries may terminate any Business Employee who is not listed on the notice delivered to Sellers as contemplated by the first sentence of Section 7.1 on and after the date such notice is delivered to Sellers;

(xix) purchase, sell, make any short sale of, acquire or grant any option for the purchase of, or enter into any hedging or similar transaction having the same economic effect as any of the foregoing with respect to, any Buyer Common Stock or direct or encourage any third party to take any of the foregoing actions; or

(xx) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller Parent’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the management of Seller Parent shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of Seller Parent and its Subsidiaries.

6.2. Antitrust Filings and Actions.

(a) Filings and Other Actions. Subject to the other terms of this Agreement, Seller Parent and Buyer shall cooperate with each other and use (and shall cause their respective Controlled Affiliates to cooperate and use) their respective reasonable best efforts to take or cause to be taken all reasonable actions, and to do or cause to be done all reasonable things necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all Consents necessary or advisable to be obtained from any Person, including any Governmental Authority, and to lift any injunction or other legal bar in order to consummate the Transactions. Without limiting the foregoing, each of Seller Parent and Buyer undertakes and agrees to file (or cause their respective Controlled Affiliates to file, as applicable) as soon as reasonably practicable and advisable, and in any event not later than five (5) Business Days after the date of this Agreement, a Notification and Report Form regarding the Transactions as and to the extent required by the HSR Act (the “HSR Filing”) with each of the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and to as soon as reasonably practicable and advisable submit any other filings required to be made under any Foreign Antitrust Laws. Each of Seller Parent and Buyer shall (and shall cause their respective Controlled Affiliates to) (i) respond as promptly as reasonably practicable and advisable to any inquiries received from any Governmental Authority for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act or any Foreign Antitrust Laws or enter into any agreement with any Governmental Authority to delay the Transactions, except with the prior written consent of the other Party. Buyer and Seller Parent shall (and shall cause each of their respective Controlled Affiliates to) to take all steps requested by the FTC, the Antitrust Division or other Governmental Authority to avoid or eliminate impediments under any Antitrust Law that may be asserted by a Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable, and in any event prior to the Outside Date, and shall defend through litigation on the merits any Claim in respect of Antitrust Laws asserted in any court by any Governmental Authority, including appeals. Without limiting the foregoing, Buyer shall (and shall cause each of its Controlled Affiliates to) propose, negotiate and offer to commit and effect (and, if such offer is accepted, commit to and effect) by consent decree, hold separate Order, or otherwise, the sale, divestiture, licensing or other disposition of or restriction on such assets or businesses of Buyer (or such Controlled Affiliates) or of any of the Acquired Assets, terminate any existing relationships or contractual rights of Buyer or the Acquired Assets, amend or terminate any licenses or other intellectual property agreements of Buyer or the Acquired Assets, or otherwise offer to take or offer to commit to take any action and, if the offer is accepted, commit to take and take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Buyer (or such Controlled Affiliates) or any of the Acquired Assets, in each case, to the extent necessary so as to permit and cause the condition set forth in Section 10.1(b) to be satisfied as soon as reasonably practicable, and in any event prior to the Outside Date. Notwithstanding the foregoing, in no event shall Buyer or any of its Controlled Affiliates be required to take or agree to take any such action that is not conditioned on the occurrence of the Closing or that, individually or together with any other such actions, would reasonably be expected to have a Buyer Material Adverse Effect, it being understood and agreed that, for purposes of this sentence, the reference to Buyer and its Subsidiaries in clause (x) of the definition of “Buyer Material Adverse Effect” shall be deemed to include Buyer, its Subsidiaries and the Acquired Assets, taken as a whole. Each of Buyer and Seller Parent shall promptly notify the other of any written communication to that Party from a Governmental Authority or any other Person (whether or not a Governmental Authority) in connection with antitrust matters relating to the Transactions and, subject to applicable Law, and the instructions of any Governmental Authority, permit the other to review in advance any material proposed written communication to any of the foregoing.

(b) Cooperation. Buyer shall control all communications with any Governmental Authority relating to Antitrust Laws, and determine and direct the strategy and process by which the Parties will seek required approvals relating to Antitrust Laws, strategy or process. Each of Buyer and Seller Parent shall, upon request by the other, furnish the other (or its outside counsel, where appropriate) with all information concerning itself, its Controlled Affiliates and their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of a Party or any of their respective Controlled Affiliates to any Person, including any Governmental Authority, in connection with the Transactions insofar as they pertain to antitrust matters. Buyer shall consult with Seller Parent in connection with any communication, statement, filing, notice or application contemplated by this Section 6.2(b) and take into consideration in good faith any comments that Seller Parent may provide with respect thereto.

(c) Notification. Subject to applicable Law and the instructions of any Governmental Authority, and except as necessary to preserve any applicable legal privilege, each of Buyer and Seller Parent shall keep the other apprised of the status of matters in connection with Antitrust Laws relating to consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by it, or by any of its Controlled Affiliates, from any Person, including any Governmental Authority, with respect to the Transactions insofar as they pertain to antitrust matters.

(d) Meetings. Subject to applicable Law, neither Seller Parent nor Buyer (nor any of their respective Controlled Affiliates) shall, nor shall they permit any of their respective Representatives to, participate in any substantive meeting or discussion with any Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law (“Government Antitrust Authority”) in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Government Antitrust Authority, gives the other Party the opportunity to attend and participate.

(e) Other Actions. Without limiting the generality of the undertakings pursuant to this Section 6.2, each Party agrees to take or cause to be taken the following actions: (i) the prompt provision to each and every foreign, federal, state or local court or any other Governmental Authority of non-privileged information and documents reasonably requested by any of them or that are necessary, proper or advisable to permit consummation of the Transactions; and (ii) the use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other Order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by the Outside Date. The Parties’ obligations under this Section 6.2 shall include the obligation to use its reasonable best efforts to defend against any lawsuits or other legal Proceedings, whether judicial or administrative, challenging the consummation of the Transactions, including seeking to have any stay or other injunctive relief which would prevent or impair the consummation of the Transactions by the Outside Date entered by any court or other Governmental Authority reversed on appeal or vacated. The Parties agree that, if advisable to facilitate obtaining the Consent of any Governmental Authority that is a condition to Closing, the Parties shall promptly meet and use their good faith efforts to agree to a modification or modifications to the terms of this Agreement and/or any Ancillary Agreement that the Parties agree will facilitate obtaining such Consent, provided such modifications in the aggregate shall not alter the economic value of the Transactions other than in immaterial respects.

(f) No Adverse Actions. Buyer and Seller Parent shall not, and each shall cause its Subsidiaries not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, approval or exemption of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under applicable Law; (ii) materially increase the risk of any Governmental Authority entering any judgment, decree, injunction or other Order prohibiting the

Transactions; (iii) materially increase the risk of not being able to remove any such judgment, decree, injunction or other Order on appeal or otherwise; or (iv) restrict, prevent, prohibit, impede or delay the consummation of the Transactions.

(g) Fees and Expenses. Buyer shall be responsible for the payment of all filing fees in connection with the filings made pursuant to this Section  6.2.

6.3. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement and without limiting the express obligations hereunder, each of the Parties agrees to cooperate fully with each other and to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, and the Transactions, including to (i) make and obtain all Consents required under applicable Laws, and (ii) execute and deliver such documents and other papers and any other agreements, in each case as may be necessary to, as soon as practicable, carry out the provisions of this Agreement and consummate and make effective the Transactions. At the Closing, Buyer shall, and shall cause each of its applicable Subsidiaries to, execute and deliver each Ancillary Agreement, and Seller Parent shall, and shall cause each of its applicable Subsidiaries to, execute and deliver each Ancillary Agreement, in each case to which it is a party.

(b) From time to time following the Closing, as and when requested by a Party, the other Party shall, and shall cause its Controlled Affiliates to, at the requesting Party’s expense (except as otherwise expressly provided in this Agreement), execute such Transfer Documents (including such instruments of assignment as may be necessary in order to have the assignment of the Transferred Intellectual Property recorded in the name of Buyer or a Controlled Affiliate of Buyer at the relevant patent and trademark offices) and take such further actions as may be reasonably required to carry out the provisions hereof and consummate and evidence the Transactions, including executing and delivering or causing to be executed and delivered to such Party such Transfer Documents as such Party or its counsel may reasonably request as necessary for such purpose and using reasonable best efforts remove any Permitted Liens described in clause (a) or (b) of such definition on any Transferred Assets.

6.4. Access; Confidentiality. During the Pre-Closing Period, Seller Parent and its Subsidiaries shall and shall cause their Representatives to, upon reasonable prior notice, free of charge, give Buyer and its authorized Representatives reasonable access during normal business hours to the Contracts, Books and Records, analysis, projections, plans, systems, management and other personnel, Seller Parent and its Subsidiaries’ Representatives, offices and other facilities and properties, in each case to the extent related to the Business (including the Business Employees), the Transferred Group, the Transferred Group Assets, the Acquired Assets or the Assumed Liabilities; provided that Buyer and its Representatives shall not interfere unreasonably with the business and operations of Sellers and the Transferred Group. The terms of the Confidentiality Agreement shall apply to any information provided to Buyer and its Representatives pursuant to this Section 6.4. Notwithstanding anything to the contrary set forth herein, no Seller shall be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client or other legal privilege of such Seller, (b) contravene any applicable Law (including any applicable law related to the confidentiality of individual performance or evaluation records, medical histories or other personnel-related information), or (c) give a third party the right to terminate or accelerate the rights under a Contract to which Seller Parent or any of its Subsidiaries is a party or otherwise bound; provided that in each case, Seller Parent shall: (i) give reasonable notice to Buyer of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 6.4, (ii) inform Buyer with sufficient detail of the reason for such restriction or prohibition, and (iii) cause the applicable Seller to use its reasonable best efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition, including using reasonable best efforts to obtain a waiver of any such Liability or third party right.

6.5. Shared Contracts.

(a) Subject to Section 6.5(b) below, for a period of ninety (90) days following the Closing Date, Seller Parent shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer to the extent reasonably requested by Buyer to cause the counterparty to any Shared Contract material to the Business to enter into a new agreement with Buyer (or, at Buyer’s option, the Transferred Group, as appropriate) with respect to the matters addressed by such Shared Contract that are related to the Business; provided, that neither Seller Parent nor any of its Subsidiaries shall be required to compromise any right, asset or benefit or expend any amount or incur any liabilities or provide any other consideration in connection therewith.

(b) With respect to the Shared Contract set forth on Schedule 6.5(b), for a period of one (1) year following the Closing Date, Buyer and Seller Parent shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other to the extent reasonably necessary to cause the counterparty to such Shared Contract to enter into a new agreement with Buyer (or, at Buyer’s option, the Transferred Group, as appropriate) with respect to the provisions of such contract that are related to Vabomere; provided, that neither Seller Parent nor any of its Subsidiaries shall be required to compromise any right, asset or benefit or expend any amount or incur any liabilities or provide any other consideration in connection therewith; provided, that, in the event that the counterparty to such Shared Contract enters into a new agreement with Buyer (or, at Buyer’s option, the Transferred Group, as appropriate) with respect to the provisions of such contract that are related to Vabomere, any remaining obligation to make the Milestone Payment in respect of Milestone #6 (as defined in the Rempex Merger Agreement as defined in Schedule 1.1(d)) shall, from and after the date of such agreement, be deemed an Assumed Liability hereunder.

6.6. Financing.

(a) Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letters and shall not permit any amendment or modification to be made to, any replacement of all or a portion of any facilities (or commitments thereof) described in, or any waiver of any provisions under, the Commitment Letters without the prior written consent of Seller Parent, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Financing to an amount below the amount required, to consummate the Transactions, including the payment of all fees, premiums and expenses associated therewith, (ii) imposes additional conditions or any contingencies or otherwise expands upon, amends or otherwise modifies any of the conditions to the receipt of any portion of the Financing in a manner that would or would reasonably be expected to make any portion of the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to be obtained, (iii) prevents, impedes or delays the occurrence of Closing, (iv) adversely impacts the ability of Buyer to enforce its rights against any other party to any Commitment Letter or the Definitive Agreements or (v) adversely impacts the ability of Buyer to consummate the Transactions. For purposes of this Agreement, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letters as amended, modified or replaced pursuant to this Section 6.6 (including any Alternative Financing used to satisfy the obligations under this Agreement), and (2) the term “Commitment Letters” shall be deemed to include the Commitment Letters as may be amended or modified pursuant to this Section 6.6 and any commitment letters with respect to the Alternative Financing. Buyer acknowledges and agrees that neither the obtaining of the Financing or any Alternative Financing is a condition to Buyer’s obligations to consummate the Transactions and the other transactions contemplated by this Agreement.

(b) Buyer shall comply with the interim operating covenants described in Section 3 of the Debt Commitment Letter and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters pursuant to their terms (except for amendments not prohibited by Section 6.6(a)) until the Transactions are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letters (including any “flex” provisions) or on other terms not materially less favorable, in the aggregate, to Buyer (as determined in the reasonable judgment of Buyer) than the terms and conditions contained in the Commitment Letters (such definitive agreements, the “Definitive Agreements”), and do not expand upon the conditions precedent set forth in the Commitment Letters in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or prevent, impede or delay the funding of the Financing and, upon execution thereof, deliver a copy thereof to Seller Parent, (iii) satisfy (or, if deemed advisable by Buyer, seek a waiver on a timely basis of) all covenants, other obligations and conditions to funding in the Commitment Letters that are required to be satisfied by it and, in the event that all conditions to funding in the Commitment Letters and the Definitive Agreements are satisfied at or prior to the Closing, consummate the Financing at the Closing in accordance with the terms and conditions of the Commitment Letters as in effect at or prior to the Closing and (iv) enforce its rights, including through litigation, under the Commitment Letters and the Definitive Agreements in the event of a failure to fund by the Financing Sources that prevents, impedes or delays the Closing. Buyer shall provide the funding notice specified in Section 12 of Annex I to Annex A of the Debt Commitment Letter not later than the Mailing Date.

(c) In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters or Buyer becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letters and such portion is reasonably required to consummate the Transactions and the other transactions contemplated by this Agreement, Buyer shall promptly notify Seller Parent and shall use its reasonable best efforts to arrange alternative financing as promptly as practicable from the same or alternative sources in an amount sufficient to consummate the transactions contemplated under this Agreement (the “Alternative Financing”) and all references to Financing shall be deemed to include such Alternative Financing and all references to the Commitment Letters and Definitive Agreements shall include the applicable documents for the Alternative Financing; provided, however, that (x) Buyer shall not be required to obtain financing which includes terms and conditions less favorable (taking into account any “market flex” provision) to Buyer, taken as a whole, relative to those in the Financing being replaced and (y) such Alternative Financing shall comply with the provisions of Section 6.6(a). Buyer shall give Seller Parent prompt oral and written notice of any material breach or default by any party to any Commitment Letter or Definitive Agreement of which Buyer becomes aware or any termination or waiver, amendment or other modification of any Commitment Letter or Definitive Agreement. Buyer shall keep Seller Parent reasonably informed of the status of its effort to arrange the Financing and shall provide to Seller Parent copies of all material, final definitive documents related to the Financing (excluding fee letters, except to the extent that such documents contain any conditions to funding or other substantive provisions regarding the terms and conditions of the Financing). In the event that Buyer commences an enforcement action to enforce its rights under any Commitment Letter or Definitive Agreement and/or cause any Financing Source to fund the Financing, Buyer shall keep Seller Parent reasonably informed of the status of such enforcement action.

(d) During the Pre-Closing Period, Seller Parent will use its commercially reasonable efforts to provide, and cause its Affiliates to provide, to Buyer all cooperation reasonably requested by Buyer that is necessary in connection with obtaining the Financing and causing the conditions in the Commitment Letters to be satisfied, including in (i) preparing and furnishing to Buyer and the Financing Sources as promptly as practicable all customary information and disclosures relating to the Business as may be reasonably requested by Buyer, and (ii) cooperating with Buyer to satisfy the conditions precedent to the Financing or set forth in any Definitive Agreement, to the extent within the control of Seller Parent or its Affiliates, and taking all corporate or other entity actions reasonably requested by Buyer to permit the consummation of the Financing. Notwithstanding the foregoing, (1) such requested cooperation shall not unreasonably interfere with the ongoing business and operations of Seller Parent or any of its Affiliates, (2) none of Seller Parent or any of its Affiliates or any of its and its respective Affiliates’ respective officers, directors, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives shall be required to bear any cost or expense, pay any commitment or other fee or incur any other liability or obligation or agree to provide any indemnity in connection with the Financing (except to the extent Buyer promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to Seller Parent or such Affiliate therefor), (3) none of Seller Parent or any of its Affiliates or any of its and its respective Affiliates’ respective officers, directors or employees shall be required to execute or enter into or perform any agreement, document or instrument, deliver any certificate or opinion or take any corporate or other organizational action (including the adoption of any resolutions) to authorize the execution, entering into or performance of any such agreement, document or instrument, in either case, with respect to the Financing, (4) such assistance shall not include any actions that cause any representation, warranty, covenant or other obligation in this Agreement to be breached by Seller Parent, or any condition to the Closing hereunder to fail to be satisfied by such parties, (5) such assistance shall not cause any director, officer or employee of Seller Parent or any of its Affiliates to incur any personal liability, (6) such assistance shall not conflict with or violate any Laws or require Seller Parent or any of its Affiliates to disclose information subject to any attorney-client, attorney work product or other legal privilege, and (7) such assistance shall not conflict with or violate Seller Parent’s or any of its Affiliates’ Organizational Documents or result in the contravention of, or that would reasonably be expected to result in the violation or breach of, or a default under, any contract (including any confidentiality agreement) to which Seller Parent or any of its Affiliates is a party.

(e) Buyer shall promptly (i) upon request by Seller Parent, reimburse Seller Parent for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by Seller Parent, any of Seller Parent’s Affiliates or their respective Representatives in connection with the cooperation of Seller Parent and its Subsidiaries and their Representatives contemplated by this Section 6.6 and (ii) indemnify and hold harmless Seller Parent, Seller Parent’s Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, the “Indemnifiable Liabilities”) suffered or incurred by any of them in connection with any claims asserted by the Financing Sources in connection with the arrangement of the Financing (other than to the extent such Indemnifiable Liabilities arise from the willful misconduct of or breach of this Agreement by Seller Parent, any of Seller Parent’s Affiliates or their respective Representatives) and any information used in connection therewith. All non-public or other confidential information provided by Seller Parent to Buyer, its Representatives or its Financing Sources pursuant to this Section 6.6 shall be kept confidential in accordance with the Confidentiality Agreement. The obligations under this Section 6.6(e) shall survive the termination of this Agreement.

6.7. Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts between Seller Parent and/or any of its Affiliates (other than the Transferred Group), on the one hand, and any member of the Transferred Group, on the other hand, shall be settled or otherwise eliminated, and (b) any and all cash and cash equivalents may be extracted by Seller Parent from the Transferred Group, in each case in such a manner as Seller Parent shall determine in its sole discretion (but in any event, in a manner that would not reasonably be expected to impair the operation of the Business), and no party shall have any further liability with respect thereto. Intercompany accounts between and among members of the Transferred Group shall not be affected by this provision.

6.8. Pre-Closing Restructuring of the Excluded Business. Prior to the Closing, Seller Parent shall, or shall cause its Affiliates to, transfer, convey, assign or distribute all assets and liabilities primarily relating to the Excluded Business from the Transferred Group, as applicable, to an Affiliate of Seller, and such Affiliate shall assume all such liabilities, in each case pursuant to documentation that is reasonably acceptable in form and substance to Buyer.

6.9. Termination of Intercompany Arrangements. Effective at the Closing, other than any intercompany accounts governed by Section 6.7, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by Seller Parent and/or any of its Affiliates (other than the Transferred Group), on the one hand, and any member of the Transferred Group, on the other hand, including any and all such arrangements set forth in Section 4.21 of the Seller Disclosure Letter, shall be terminated without any party having any continuing obligations or liability to the other, except for this Agreement and the Ancillary Agreements.

6.10. Proxy Statement; Special Meeting. (a) Buyer shall, in accordance with applicable Law and Buyer’s Organizational Documents: (i) prepare and file with the SEC no later than five (5) Business Days following the date of this Agreement, a preliminary proxy statement relating to the solicitation of proxies from the stockholders of Buyer for the Buyer Stockholder Approval and (A) respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to Buyer’s stockholders no later than the later of (x) the expiration of the ten (10)-day period required by SEC Rule 14a-6 and (y) if the SEC advises Buyer that it will review the preliminary proxy statement, the day following the SEC staff’s clearance of the preliminary proxy statement (the “Mailing Date”) and (B) solicit proxies from its stockholders for the Buyer Stockholder Approval and (ii) cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed and held no later than the twelfth (12th) day following the Mailing Date for the purpose of obtaining the Buyer Stockholder Approval. The Proxy Statement shall include the recommendation of the Board of Directors of Buyer that stockholders vote in favor of the issuance of Buyer Common Stock pursuant to this Agreement and the Financing. The Proxy Statement shall not incorporate by reference any information from any other filing made with the SEC. Seller Parent shall furnish to Buyer all information concerning Seller Parent and its Subsidiaries as Buyer may reasonably request in connection with the preparation of the Proxy Statement. Prior to filing the Proxy Statement or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Buyer shall provide Seller Parent with an opportunity to review and comment on such document or response.

(b) Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Buyer shall ensure that the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that Buyer shall not be responsible for the accuracy or completeness of any information relating to Seller Parent furnished by Seller Parent for inclusion in the Proxy Statement).

(c) Neither Buyer nor the Board of Directors of Buyer shall (i) fail to (A) call, notice or hold the Special Meeting, (B) prepare and file with the SEC the preliminary or definitive Proxy Statement and include in the Proxy Statement the recommendation of the Board of Directors of Buyer that stockholders vote in favor of the issuance of Buyer Common Stock, all as required and pursuant to this Agreement, (C) solicit proxies from its stockholders for the Buyer Stockholder Approval or (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Seller Parent, its recommendation that Buyer’s stockholders approve the issuance of Buyer Common Stock pursuant to this Agreement and the Financing in accordance with NASDAQ Rule 5635.

6.11. Listing of Buyer Common Stock. Buyer shall use its best efforts to cause Buyer Common Stock to be issued pursuant to this Agreement to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the Closing.

6.12. Spin-Off. To the extent Seller Parent shall determine to spin-off or otherwise dispose of the Excluded Assets following the Closing, Buyer will in good faith evaluate participation in the financing of such enterprise.

6.13. Cooperation in Prosecution and Litigation.

(a) Cooperation in Prosecution. From and after the Closing Date, Sellers shall cooperate with Buyer and its Affiliates in the prosecution and maintenance of the Transferred Intellectual Property. Each Seller shall use commercially reasonable efforts to make available to Buyer (or to Buyer’s authorized attorneys, agents or representatives) the employees, agents or consultants of such Seller or its Affiliates to the extent reasonably necessary to enable Buyer to prepare, file, prosecute and maintain all Transferred Intellectual Property. In addition, if requested by Buyer, each Seller shall perform, and shall cause its Affiliates to perform, such commercially reasonable acts (including signing or causing to have signed all documents necessary) for Buyer and its Affiliates to prepare, file, prosecute and maintain all such Transferred Intellectual Property.

(b) Cooperation in Litigation. From and after the Closing Date, Sellers and Buyer shall reasonably cooperate with each other in the defense or prosecution of any Proceedings, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Business, the Products, or the Transferred Intellectual Property prior to or after the Closing (other than Actions between a Seller and Buyer or their respective Affiliates arising out of this Agreement and the Ancillary Agreements, with respect to which applicable rules of discovery shall apply). In connection therewith, from and after the Closing Date, each of Sellers and Buyer shall, and shall cause its Controlled Affiliates to, make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Business, Acquired Assets, the Assumed Liabilities, the Excluded Assets (to the extent related to the Business), and the Excluded Liabilities (to the extent related to the Business) held by it and reasonably necessary to permit the defense or investigation of any such Proceedings, examination or audit (other than Actions between a Seller and Buyer or their respective Affiliates arising out of this Agreement or the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall, and shall cause its Controlled Affiliates to, preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules; provided that neither Sellers nor Buyer shall be obligated pursuant to this Section 6.13 to disclose any document or information, the disclosure of which would violate the terms of any binding confidentiality agreements the disclosing Party is subject to or violate the attorney-client privilege of the disclosing Party. In addition, with respect to Proceedings relating to the Transferred Intellectual Property, including Proceedings related to the filing of ANDAs or Section 505(b)(2) NDAs related to the Products or any similar actions before any Governmental Authority or Regulatory Authority, Sellers shall reasonably cooperate with Buyer by (i) providing reasonable access to Buyer (and its Affiliates and counsel) to the records and information of Sellers and their Affiliates that are reasonably relevant to such Proceedings, (ii) providing reasonable access to the employees and contractors of Sellers and their Affiliates for providing information that is reasonably relevant to such Proceedings, including making a reasonable number of employees and/or contractors available to appear at depositions and/or trial in such Proceedings, and (iii) to execute all necessary and proper papers and instruments, and to make all rightful oaths and declarations, as may be necessary in such Proceedings, in each of cases (i), (ii) and (iii) to the extent within Sellers’ control and at Buyer’s expense.

(c) The Party requesting cooperation pursuant to this Section 6.13 shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including reasonable legal fees and disbursements and reasonably necessary costs of any redactions required in the event requested materials are mixed with other sensitive information of the disclosing party) incurred by the Party providing such cooperation and by its Representatives.

6.14. Intellectual Property License.

(a) To the extent that the Transferred Intellectual Property includes Patent Rights and Trade Secrets which are necessary for the Excluded Business (“Excluded Business IP”), Buyer hereby grants to Seller Parent and its Affiliates (such grant to become effective at the Closing) a perpetual, royalty-free, fully paid up, non-exclusive, non-transferable and non-sublicensable (except as provided in sub-paragraph (c) below) license to use and otherwise exploit the Excluded Business IP solely in connection with the operation of the Excluded Business.

(b) Seller Parent agrees not to disclose to any third party any Trade Secrets or other confidential information included in the Excluded Business IP, treating such Excluded Business IP in the same manner (but in no event using less than a commercially reasonable degree of care) as Seller Parent treats other similarly sensitive Intellectual Property owned by Seller Parent; provided, however that Seller Parent may make such information available (i) to potential acquirors, licensees or transferees in connection with the proposed sale, license or other transfer of all or any part of the Excluded Business or (ii) to any third party vendor, in each case provided that such information is made available to such Person pursuant to a customary confidentiality agreement and provided that Seller Parent remains liable to Buyer for any breach of such confidentiality agreements.

(c) The license granted to Seller Parent pursuant to this Section 6.14 may not be assigned, sublicensed or otherwise transferred by Seller Parent without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that without such consent, Seller Parent may assign, sublicense or otherwise transfer its rights and obligations under this Section 6.14 to an Affiliate or to a third party in connection with a sale or transfer of substantially all of the assets related to the Excluded Business (whether by sale of assets, stock, merger or otherwise) and the license may be sublicensed to third party vendors performing research, development, supply or similar activities for the Excluded Business as are customary in the industry. The license granted pursuant to this Section 6.14 shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. Any attempted assignment or transfer in violation of this license granted pursuant to this Section 6.14 shall be void ab initio.

ARTICLE VII.

EMPLOYEE MATTERS

7.1. Transfer of Employees. Prior to the Closing, but effective as of the Closing, Buyer shall, or shall cause one of its Controlled Affiliates to, make an offer of employment to each Business Employee that is identified by Buyer in a notice delivered to Sellers not more than thirty (30) days after the date hereof and in any event at least fifteen (15) days prior to the Closing, conditioned on such Business Employee satisfactorily completing Buyer’s standard hiring procedures (as determined in good faith), including any pre-employment background checks or other onboarding requirements, for a position consistent with such Business Employee’s position as of immediately prior to the Closing and on terms consistent with those set forth in this ARTICLE VII, effective immediately following the Closing; provided that, unless required by applicable Law, any such offer of employment to a Business Employee who is not actively at work as of the Closing due to an approved leave of absence will be effective on the date after the Closing on which such Business Employee returns to active employment (the “Transfer Date”), so long as such date is within six (6) months following the Closing Date. Effective as of the Closing or the Transfer Date, as applicable, Sellers and their Affiliates, as applicable, shall (i) treat each Business Employee who accepts an offer of employment from Buyer or any of its Controlled Affiliates as having resigned his or her employment and (ii) transfer the employment of each employee of any member of the Transferred Group who is not a Business Employee and of any Business Employee who is employed by any member of the Transferred Group who is not listed on the notice delivered to Seller as contemplated in the immediately preceding sentence, in each case, to Seller Parent or any of its Affiliates, other than any member of the Transferred Group. Buyer shall provide Seller Parent with a form of offer letter to be used to make such offers of employment a reasonable time prior to the distribution of offer letters, and Buyer shall consider Seller Parent’s reasonable comments to such form in good faith. None of Buyer or its Affiliates (including, on or following the Closing, any entity within the Transferred Group) shall have any Liability for severance pay or benefits with respect to any Business Employee who does not become a Continuing Employee hereunder (including, for the avoidance of doubt, any Business Employee who does not receive or rejects an offer of employment with Buyer or its Affiliates) and each employee of any member of the Transferred Group who is not a Business Employee. Sellers shall cooperate with Buyer with respect to the offer process described in this Section 7.1. For the purposes of this Agreement, each Business Employee who accepts employment with Buyer or its Controlled Affiliates or otherwise becomes employed by Buyer or its Controlled Affiliates as of the Closing or the Transfer Date, as applicable (including, on or following the Closing, any entity within the

Transferred Group), shall be a “Continuing Employee”. As of the Closing, the Transferred Group shall employ no Non-Business Employees. Immediately as of the Closing or the Transfer Date, as applicable, the Continuing Employees shall cease to participate in or accrue further benefits under any Seller Benefit Plan and none of Buyer or its Affiliates (including, on or following the Closing, any entity within the Transferred Group) shall assume or be transferred the sponsorship of any Seller Benefit Plan or any Liability with respect thereto in connection with the transactions contemplated by this Agreement or otherwise. To the extent necessary for any Continuing Employee to perform services in connection with such Continuing Employee’s employment with Buyer, Seller Parent or its Affiliates shall release each Continuing Employee from any existing non-competition, non-solicitation or confidentiality obligation solely with respect to any confidential information of the Business owed to Seller Parent or any of its Affiliates.

7.2. Compensation and Benefits. Effective as of the Closing or the Transfer Date, as applicable, and through the first anniversary of the Closing, Buyer shall provide, or shall cause its Controlled Affiliates to provide, to each Continuing Employee who remains employed by Buyer or one of its Controlled Affiliates, (a) a base salary or wage rate that is not less than the base salary or wage rate in effect for such Continuing Employee immediately prior to the Closing, (b) annual cash bonus opportunities (excluding change-in-control, transaction and retention-related bonus opportunities) that, in the aggregate, are no less favorable than those provided to similarly-situated employees of Buyer or its Controlled Affiliates, (c) severance pay and benefits that would have been applicable to such Continuing Employee under the Seller Benefit Plan in effect as of immediately prior to the Closing and disclosed on Schedule 7.2 and (d) employee benefits (excluding severance, bonus, change in control, transaction, equity or equity-based, deferred compensation arrangements, retiree health and welfare benefits, defined benefit pension plans and retention-related benefits) that are, in the aggregate, substantially comparable to those provided to such Continuing Employees immediately prior to the Closing or consistent with those provided to similarly situated employees of Buyer.

7.3. Service Credit. Effective as of the Closing or the Transfer Date, as applicable, and thereafter, Buyer shall, or shall cause a Controlled Affiliate to, use commercially reasonable efforts to recognize for each Continuing Employee those periods of employment with a Seller or any Affiliate of a Seller to the same extent such service was recognized by Sellers or their Affiliates for vesting and eligibility and level of benefits purposes under all Benefit Plans maintained by Buyer or its Controlled Affiliates, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan, or for purposes of vesting for equity-based awards); provided, however, that such service will not be credited: (a) to the extent such service credit would result in a duplication of benefits; (b) where such service was not recognized under a comparable Benefit Plan maintained by Seller or any Affiliate of Seller immediately prior to the Closing; or (c) to the extent employees of Buyer and its Controlled Affiliates (other than any member of the Transferred Group) who are similarly situated to the Continuing Employees are not provided such credit for service; provided, further, however, clauses (b) and (c) of this sentence shall not apply to the severance pay and benefits contemplated by Section 7.2(c).

7.4. Welfare Plans. Effective as of the Closing or the Transfer Date, as applicable, and thereafter, Buyer shall, or shall cause a Controlled Affiliate to, use commercially reasonable efforts to (a) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Buyer or any of its Controlled Affiliates (except to the extent such terms are applicable under the Seller Benefit Plans that such Continuing Employees participated in immediately prior to the Closing), (b) waive any and all evidence of insurability requirements with respect to the Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Seller Benefit Plans that such Continuing Employees participated in immediately prior to the Closing, and (c) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such Continuing Employee under the Seller Benefit Plans that each such Continuing Employee participated in prior to the Closing during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Buyer or any of its Controlled Affiliates for such year. As soon as practicable, but in no event later than ten (10) Business Days following, the Closing Date, Seller or Seller’s applicable insurance carrier shall provide Buyer or Buyer’s group health plan (in a format useable by Buyer’s insurance carrier) with a report or other documentation setting forth as of the Closing Date all deductible payments, out-of-pocket or other copayments toward out-of-pocket maximums paid by Continuing Employees for the plan year in which the Closing occurs under the Benefit Plans that are employee welfare benefit plans.

7.5. Paid Time Off. Seller or one of its Affiliates shall make a payment to each Continuing Employee in respect of his or her accrued but unused paid time off immediately prior to the Closing without any Liability to Buyer and Buyer shall not be required to credit such Continuing Employee with accrued but unused paid time off.

7.6. Defined Contribution Plans. Buyer shall use commercially reasonable efforts to cause each Continuing Employee who is a participant in a Seller Benefit Plan intended to qualify under Section 401(a) of the Code that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Seller 401(k) Plan”) to be allowed to participate, effective as of the Closing or the Transfer Date, as applicable, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored and maintained by Buyer or an Affiliate thereof (the “Buyer 401(k) Plan”). In addition, to the extent permitted by the terms of the Buyer 401(k) Plan, Buyer shall cause the Buyer 401(k) Plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the Seller 401(k) Plan.

7.7. Flexible Spending Accounts. To the extent any Continuing Employee is participating in a Seller Benefit Plan that provides for qualified flexible spending accounts for medical or dependent care expenses as of the Closing, Buyer shall use commercially reasonable efforts to permit each such Continuing Employee, effective as of the Closing Date or the Transfer Date, as applicable, and to the extent there exist a similar Buyer Benefit Plan, to be eligible to participate in an employee benefit plan maintained by Buyer or its Controlled Affiliates that provides for qualified flexible spending accounts for medical or dependent care expenses, as applicable. Buyer shall credit such accounts with the amount (positive or negative) credited as of the Closing Date or the Transfer Date, as applicable, under comparable accounts maintained under Seller Benefit Plans from the beginning of the applicable plan year to the Closing Date or the Transfer Date, as applicable. As soon as practicable after the Closing Date or the Transfer Date, as applicable, (a) Seller Parent shall pay to Buyer in cash the amount, if any, by which aggregate contributions made by Continuing Employees to flexible spending accounts under Seller Benefit Plans exceeded the aggregate benefits provided to Continuing Employees as of the Closing or the Transfer Date, as applicable, or (b) Buyer shall pay to Seller Parent in cash the amount, if any, by which aggregate benefits provided to Continuing Employees under flexible spending accounts under Seller Benefit Plans exceeded the aggregate contributions made by Continuing Employees as of the Closing or the Transfer Date, as applicable.

7.8. WARN Act. At or prior to the Closing, Seller Parent agrees to provide any required notice to Business Employees under the U.S. Worker Adjustment and Retraining Notification Act or any other similar displaced worker notification Laws (“WARN”). Seller Parent shall indemnify and hold harmless Buyer and its Affiliates with respect to any Liability under WARN arising from the actions (or inactions) of Seller Parent or its Affiliates prior to or at the Closing (including, for the avoidance of doubt, any Liability under WARN with respect to any Business Employee who does not become a Continuing Employee hereunder (including, for the avoidance of doubt, any Business Employee who does not receive or rejects an offer of employment with Buyer or its Affiliates) and each employee of any member of the Transferred Group who is not a Business Employee). At the Closing, Seller Parent will provide to Buyer a list of the name and site of employment of any employees of Sellers or their Affiliates who have experienced or will experience an employment loss or layoff (as defined in “WARN”) within ninety (90) days prior to the Closing and who are located at a site of employment where Continuing Employees will be located following the Closing, along with the date of the employment loss or layoff. Following the Closing, Buyer or its Controlled Affiliates, as applicable, will be responsible for providing any required notice to Business Employees under WARN. Buyer shall indemnify and hold harmless Sellers and their Affiliates with respect to any Liability under WARN arising from the actions (or inactions) of Buyer or its Affiliates after the Closing, except to the extent resulting from any error or omission in the list provided by Sellers pursuant to the second sentence of this Section 7.8.

7.9. No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, shall: (a) be treated as an amendment or modification of any Benefit Plan; (b) without limiting the generality of Section 13.7, give any Person (including, without limitation, any current or former employee, any Business Employee or any other individual associated therewith or any Benefit Plan or trustee thereof) other than a Party, any right to enforce the provisions of this ARTICLE VII; (c) modify the at-will nature of any employee’s employment; or (d) obligate any Seller or Buyer or any of their respective Affiliates to (i) maintain any particular Benefit Plan, (ii) refrain from amending or terminating any particular Benefit Plan, (iii) retain the employment of any particular employee or (iv) refrain from changing the terms and conditions of employment.

ARTICLE VIII.

TAX MATTERS

8.1. Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller Parent and Buyer shall cooperate to timely prepare any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the imposition of any Transfer Taxes. The party responsible under applicable Law will file any Tax Returns with respect to Transfer Taxes, and promptly following the filing thereof, any such party will furnish to the other party a copy of such Tax Return and a copy of a receipt showing payment of any such Transfer Tax. The non-filing party shall pay to the filing party, not later than five (5) Business Days before the due date for payment of such Transfer Taxes, an amount equal to fifty percent (50%) of the Transfer Taxes shown on such Tax Return, and the filing party will furnish to the non-filing party a copy of such Tax Return and a copy of a receipt showing payment of any such Transfer Tax.

8.2. Tax Returns. (a) In accordance with past practice (except as otherwise required by applicable Law, the Section 338(h)(10) Election, and the Allocation Schedule), Sellers will prepare and timely file all Tax Returns with respect to the members of the Transferred Group, the Acquired Assets (other than the Transferred Group) and the Business (other than any Tax Return relating to Transfer Taxes governed by Section 8.1) that are required to be filed (taking into account any applicable extensions) after the Closing Date and (i) are Consolidated Tax Returns, or (ii) are required to be filed by or with respect to any member of the Transferred Group on a separate Tax Return basis for any taxable period ending on or before the Closing Date (the Tax Returns referenced in clause (ii), the “Pre-Closing Separate Tax Returns”), except that, to the extent Buyer is required by applicable Law to file such Pre-Closing Separate Tax Return, Sellers shall deliver a draft of such Tax Return to Buyer for Buyer’s review and comment at least fifteen (15) days prior to the due date for filing such Tax Return (taking into account any applicable extensions). Sellers shall reflect on such Tax return any reasonable comments submitted by Buyer at least five (5) days before the due date of such Tax Return, and Buyer shall timely file such Tax Return as revised. All Tax Returns with respect to the Transferred Group, Acquired Assets (other than the Transferred Entities) or the Business that are required to be filed on a separate Tax Return basis for any Straddle Period shall be filed on the basis that the relevant taxable period ended as of the close of the Closing Date (“Closing Date Tax Return”), unless the relevant Taxing Authority will not accept a Closing Date Tax Return. Sellers will prepare and timely file all Closing Date Tax Returns with the relevant Taxing Authority. In accordance with past practice (except as otherwise required by applicable Law, the Section 338(h)(10) Election, and the Allocation Schedule), Buyer will prepare and timely file all other such Tax Returns for a Straddle Period on a basis consistent with past practice, and Buyer will deliver to Sellers at least fifteen (15) days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions) a statement setting forth the amount of Tax for which Sellers are responsible consistent with Section 8.2 and a copy of such Tax

Return. Buyer will reflect on such Tax Return any reasonable comments submitted by Sellers at least five (5) days prior to the due date of such Tax Return.

(b) Sellers will pay all Pre-Closing Taxes. At least three (3) days prior to the due date for a Pre-Closing Separate Tax Return prepared by Sellers and filed by Buyer pursuant to Section 8.2(a), Sellers will pay Buyer an amount equal to the Taxes that are Pre-Closing Taxes shown on such Tax Return. At least three (3) days prior to the due date for a Tax Return for a Straddle Period prepared and filed by Buyer, Sellers will pay their portion of the Taxes that are Pre-Closing Taxes due with respect to such Tax Return to Buyer, as determined under Section 8.2.

8.3. Straddle Period Taxes. In any case where the relevant Taxing Authority will not accept a Closing Date Tax Return, the Taxes of Sellers and Buyer shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of any Property Taxes, Taxes attributable to the Pre-Closing Tax Period shall equal the Property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes attributable to the Pre-Closing Tax Period shall be computed as if the Straddle Period ended as of the close of the Closing Date.

8.4. Tax Cooperation and Contests. (a) Subject to Section 9.1, Buyer and Sellers agree to furnish or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, the Business, or the Transferred Group as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the preparation for any audit by any Taxing Authority and the defense of any Claim or Proceeding relating to Taxes of the Acquired Assets, the Business, or the Transferred Group; provided that Buyer will not be permitted to inspect or otherwise review any Consolidated Tax Return and that Seller Parent and its Affiliates will not be permitted to inspect or otherwise review any Tax Return reflecting the activities or operations of any Person other than the members of the Transferred Group.

(b) Buyer shall promptly notify Seller Parent in writing of the commencement of any audit or examination of any Pre-Closing Separate Tax Return and any other proposed change, adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to give rise to a claim for indemnification in respect of Taxes under this Agreement (each, a “Tax Claim”); provided, however, that any failure by Buyer to so notify Seller Parent shall not relieve Seller Parent of any of its indemnification obligations under this Agreement, except to the extent that Seller Parent is actually prejudiced as a result of such failure. Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect of any such asserted Tax Claim. Seller Parent shall have the right to control any audit, examination, or other proceeding relating to a Tax Claim that arises in connection with a Pre-Closing Separate Tax Return; provided, however, that (i) Seller Parent shall inform Buyer of the status and progress of such proceedings, (ii) Buyer shall have the opportunity to participate in such proceedings at its expense, and (iii) Seller Parent shall not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller Parent shall have the right to control jointly any audit, examination, or other proceeding relating to a Tax Claim that arises in connection with a Straddle Period Tax Return. In the event that Seller Parent does not exercise its control rights set forth in this Section 8.4(b), Buyer shall have the right to control such Tax Claim.

8.5. Tax Refund. Any Tax refunds and credits related to the Acquired Assets, the Business or Transferred Group (including any interest paid or credited with respect thereto) for any Pre-Closing Tax Period shall be the property of Seller Parent. Buyer shall cause the amount of such refund or credit (net of any Tax or reasonable third-party costs of Buyer or its Affiliates solely attributable to obtaining and receiving such benefit) to be paid to Seller Parent within thirty (30) days after receipt thereof. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Authority, Seller Parent agrees to promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer or its Affiliates, as applicable.

8.6. Section 338(h)(10) Election. At the request of Buyer, Seller Parent or its Affiliates shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) (collectively, a “Section 338(h)(10) Election”) with respect to the transfer of the interests in the members of the Transferred Group that are taxable as domestic corporations (such members, the “Subject Entities”) under the Code pursuant to this Agreement. In the event that a Section 338(h)(10) Election is made, (a) Seller Parent and Buyer agree to take all actions necessary or appropriate, including properly completing and executing IRS Form 8023 and all other forms and documents required by applicable Law, to make the Section 338(h)(10) Election with respect to the sale of the interests of each Subject Entity with respect to which a Section 338(h)(10) Election is made pursuant to this Agreement, (b) Seller Parent and Buyer will exchange completed and executed copies of IRS Forms 8023 and all other relevant forms and documents, not later than thirty (30) days prior to the due date, and (c) Seller Parent and Buyer will report the sale of the interests of each Subject Entity with respect to which a Section 338(h)(10) Election is made pursuant to this Agreement consistent with such Section 338(h)(10) Election and shall take no position contrary thereto unless, and then only to the extent, required by a Final Determination.

8.7. Miscellaneous. After the Closing, except as required under applicable Law, Buyer shall not, and shall not cause or permit any of its Affiliates to (a) make, change or revoke any Tax election with respect to any member of the Transferred Group, the Acquired Assets or the Business that could increase the amount of Pre-Closing Taxes, or (b) grant an extension of any applicable statute of limitations that relates to Taxes with respect to any member of the Transferred Group, the Acquired Assets or the Business that relates to a Pre-Closing Tax Period, without the prior written consent of Seller Parent, such consent not to be unreasonably withheld, delayed or conditioned. Buyer shall not, and shall not cause or permit any Affiliate (including any Transferred Entity) to, take any action on the Closing Date other than in the ordinary course of business. Buyer shall not, without the prior written consent of Seller Parent, make or file an election under Section 338(g) of the Code (and any corresponding elections under state or local Tax law) with respect to any member of the Transferred Group.

8.8. Tax Provision Priority. To the extent that this Article VIII conflicts with any other provision in this Agreement, this Article VIII shall govern.

ARTICLE IX.

OTHER AGREEMENTS

9.1. Books and Records; Access; Assistance. (a) Subject to any limitations imposed by Law, including limitations that are required to preserve any applicable attorney-client privilege, and subject to Section 13.3, after the Closing, as applicable, Buyer and Sellers shall, at no cost to the other, make reasonably available (x) to each other and their respective Affiliates and Representatives, as reasonably requested and, in the case of Sellers, only in connection with the preparation of Tax Returns, the preparation of financial statements, or any investigations or litigation brought by a Governmental Authority, and (y) to any Taxing Authority or any other Governmental Authority, in each case all books and records to the extent related to the Business, the Transferred Group, the Transferred Group Assets, the Acquired Assets or the Assumed Liabilities for all periods prior to the Closing Date (other than any Consolidated Tax Returns) and shall use reasonable best efforts to preserve, for at least six (6) years after the Closing Date or, if applicable and later, the expiration of the applicable statutes of limitations or extensions thereof: (i) all such books and records, (ii) Tax Returns solely pertaining to the Business, the Transferred Group, the Transferred Group Assets, the Acquired Assets or the Products (other than any Consolidated Tax Returns) and (iii) government Contract information, records or documents, to the extent relating to the Business, the Transferred Group, the Transferred Group Assets, the Acquired Assets or the Assumed Liabilities, for the required retention period. Buyer and Sellers shall also make available to each other for such period, during normal business hours when reasonably requested and, in the case of Sellers, only in connection with the preparation of Tax Returns, the preparation of financial statements, or any investigations or litigation brought by a Governmental Authority, personnel responsible for preparing or maintaining such information, records and documents, in each case as it relates to the Business, including product Liability and general insurance Liability. Sellers shall have the right to retain copies of all information and documents provided by Sellers to Buyer pursuant to Section 2.1, subject to Section 13.3. The right to access provided by this Section 9.1 shall include the right to make copies of accessed documents, provided that all such copies shall be at the sole cost and expense of the requesting Party. The Party providing access under this Section 9.1 shall have the right to reasonably redact all such documents.

(b) Notwithstanding the foregoing, this Section 9.1 shall not provide Buyer or any Seller (or Representatives of any thereof) any access rights to documents or information of the other Party (i) which access would violate any Laws or obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), (ii) with respect to individual performance or evaluation records, medical histories or other personnel-related information, the disclosure of which would, in a Party’s good faith opinion, subject the Party or any of its Affiliates to risk of Liability, (iii) which access would waive any attorney-client, work product, or like privilege, or (iv) for the purpose of use in connection with potential or actual litigation, arbitration or mediation between Buyer or any Affiliate of Buyer, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand (nor, for the avoidance of doubt, shall Buyer or any Seller or any of their respective Affiliates have any right to use any document or information obtained from the other pursuant to this Section 9.1 in any such Proceeding).

9.2. Privileged Matters. (a) Each Party acknowledges that: (i) each Party and its Affiliates has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting both of Buyer and Seller Parent; (iii) both Buyer and Seller Parent have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the Business; and (iv) both Buyer and Seller Parent intend that the Transactions and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b) Following the Closing, each of Buyer and Seller Parent agrees, on behalf of itself and each of its Subsidiaries, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets without providing prompt written notice to and obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Buyer shall not be required to give such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets (unless such information relates to matters for which Sellers may have indemnification obligations under this Agreement or the Ancillary Agreements). In the event of a disagreement concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this paragraph.

(c) After the Closing, upon receipt of any subpoena or other compulsory disclosure notice from a court, other Governmental Authority or otherwise which requests disclosure of Privileged Information relating to the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets, to the extent permitted by Law, Seller Parent or Buyer (only in the case of information relating to matters for which Seller Parent may have indemnification obligations under this Agreement or the Ancillary Agreements, or in the case of Privileged Information not primarily related to the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets and in which a Seller may have an interest), as applicable, shall as promptly as practicable provide to the other Party (in accordance with the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information that might be disclosed and the proposed date of disclosure.

In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 9.2(b), the disclosing party shall, at the other party’s expense, cooperate to the extent such other party seeks to limit such disclosure and take all reasonable steps to resist or avoid such disclosure, except as otherwise required by a court Order requiring such disclosure.

(d) Buyer (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications between Cadwalader and any of Sellers or the Transferred Group (including any of their respective directors, officers or employees) that occur prior to the Closing that relate exclusively to this Agreement or the transactions contemplated hereby, including the Transactions (including the preceding sale process by Seller Parent), the attorney-client privilege and the expectation of client confidence belongs to Sellers and shall be controlled by Sellers and shall not pass to or be claimed by Buyer, the Transferred Group or any of their respective Affiliates. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Transferred Group or any of their respective Affiliates and a third party, other than a party to this Agreement, after the Closing, Buyer and/or a member of the Transferred Group may assert the attorney-client privilege to prevent disclosure of confidential communications by Cadwalader to such third party.

9.3. Wrong Pocket Assets. (a) Subject to Section 2.5, if any Transferred Asset remains vested in any Seller or any of their respective Affiliates following Closing, such Seller shall (or shall cause its applicable Affiliate to) transfer such Transferred Asset, at Seller Parent’s sole expense, as soon as reasonably practicable to Buyer or its designee for no additional consideration with any necessary prior third party consent or approval (it being acknowledged and agreed that Buyer shall have already paid good consideration for all Transferred Assets by paying the Purchase Price), and such Seller and Buyer shall (or shall cause the applicable Affiliate or designee to) as soon as reasonably practicable execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset to Buyer. Seller Parent shall notify Buyer as soon as reasonably practicable upon becoming aware that that there are any Transferred Assets in its possession or control or that of any Affiliate of any Seller.

(b) If any Excluded Asset is vested in Buyer or any of its Controlled Affiliates following Closing, Buyer shall (or shall cause its applicable Controlled Affiliate to) transfer such Excluded Asset, at Seller Parent’s sole expense, as soon as reasonably practicable to Seller Parent or its designee for no consideration with any necessary prior third party consent or approval (it being acknowledged and agreed that the Parties have not agreed to sell such Excluded Asset), and Buyer and Seller Parent shall (or shall cause the applicable Affiliate or designee to) as soon as reasonably practicable execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset back to Seller Parent. Buyer shall notify Seller Parent as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in its possession or control.

9.4. Products Received by Sellers. If Products are received by any Seller after the Closing, such Seller shall ship those products to Buyer, or to Buyer’s stated Representative, at Buyer’s cost. Within fifteen (15) days after notification from a Seller, Buyer shall reimburse such Seller for all customer claims made against such Seller in the form of invoice deductions for amounts associated with such returned products which are received by such Seller or such Seller’s Representative after the Closing.

9.5. Guarantees; Commitments. (a) From and after the Closing until the expiration of the applicable statute of limitations, Buyer and the Transferred Group, jointly and severally, shall indemnify, defend and hold harmless Seller Parent and any of its Affiliates against any Liabilities that Seller Parent or any of its Affiliates suffer, incur or are liable for that accrue or arise after the Closing by reason of or arising out of or in consequence of (i) Seller Parent or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort or other similar obligation relating to the Business or the Transferred Group that was obtained or given by Seller Parent or any of its Affiliates prior to the date hereof or, with the prior written consent of Buyer, after the date hereof

(collectively, the “Seller Guarantees”), (ii) any claim or demand for payment made on Seller Parent or any of its Affiliates with respect to any of the Seller Guarantees that result from post-Closing facts or circumstances or (iii) any Proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Seller Guarantees as a result of post-Closing facts or circumstances, and shall reimburse Seller Parent for any out-of-pocket expenses incurred in connection with any of the foregoing.

(b) Without limiting Section 9.5(a) in any respect, Buyer shall use its commercially reasonable efforts to cause itself or one of its Controlled Affiliates to be substituted in all respects for Seller Parent and any of its Affiliates, and for Seller Parent and its Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause Seller Parent and its Affiliates to be released in respect of), all obligations of Seller Parent and any of its Affiliates under each of the Seller Guarantees. For any of the Seller Guarantees for which Buyer or an Affiliate thereof is not substituted in all respects for Seller Parent and its Affiliates (or for which Seller Parent and its Affiliates are not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller Parent and its Affiliates to be released in respect thereof), Buyer shall continue to use its commercially reasonable efforts to effect such substitution or termination and release after the Closing. Without limiting the foregoing, neither Buyer nor any of its Affiliates shall extend or renew any Contract containing or underlying a Seller Guarantee unless, prior to or concurrently with such extension or renewal, Buyer or an Affiliate thereof is substituted in all respects for Seller Parent and any of its Affiliates, and Seller Parent and its Affiliates are released, in respect of all obligations of Seller Parent and any of its Affiliates under such Seller Guarantee.

9.6. Retained Marks. (a) From and after the Closing, except in accordance with the license to Retained Marks granted to Buyer in Section 9.6(b), neither Buyer nor any of its Controlled Affiliates shall have any right to use any Retained Mark and Buyer shall (and shall cause each of its Controlled Affiliates to) cease all use of each Retained Mark and not hold itself out as having any affiliations with Seller Parent or any of its Affiliates other than the Transferred Group. Without limitation of the foregoing, Buyer shall cause each of the Transferred Entities to specify on their websites that the Business is not affiliated with Seller Parent. “Retained Marks” means all business names, trade names, trademarks, trade dress and domain names of Seller Parent or any Affiliate of Seller Parent other than the Transferred Group, any derivative thereof, or any word that is confusingly similar thereto and, for the avoidance of doubt, shall include all business names, trade names, trademarks and domain names consisting of, or that include, the name “MEDICINES COMPANY” or “MEDCO”; provided, however, that the Retained Marks shall not include the business names, trade names, trademarks and domain names that are included in the Acquired Assets.

(b) Buyer agrees to use commercially reasonable efforts to convert Labeling for the Products (other than as permitted pursuant to the license set forth in this Section 9.6(b)) to Labeling that does not include Retained Marks promptly following the Closing and to use commercially reasonable efforts to cause any third party manufacturers of such Products under any Contract included in the Transferred Assets or Transferred Group Assets to implement such changes as promptly as is commercially reasonable. Seller Parent hereby grants to Buyer a royalty-free, non-exclusive, worldwide, nontransferable, non-sublicensable license under the Retained Marks to (i) use such Retained Marks in connection with distributing, selling and offering to sell existing inventories of Products included in the Transferred Assets or Transferred Group Assets that bear the Retained Marks and (ii) use such Retained Marks in connection with manufacturing or having manufactured such quantities of the Products that bear Retained Marks that Buyer, in its reasonable discretion, deems reasonably necessary to prevent a stock-out or shortage of any such Products or otherwise reasonably transition from the use of Retained Marks, and to use such Retained Marks in connection with distributing, marketing, selling and offering to sell any such Product manufactured pursuant to this clause (ii). With respect to any such quantities of the Products that Buyer manufactures or has manufactured after the Closing, such Products shall be of a quality that is at least equal to the quality of such Products sold by Seller Parent and its Subsidiaries under such marks prior to the Closing Date. If Seller Parent at any time reasonably determines that any of such Products are not being provided in accordance with such standards of quality, Seller Parent may notify Buyer in writing of such deficiencies, and if Buyer fails to correct such deficiencies within forty-five (45) days after receipt of such notice, Seller Parent may, at its reasonable discretion, terminate the license set forth in this Section 9.6(b) effective immediately.

9.7. Employee Non-Solicit. (a) Beginning on the Closing Date, neither Seller Parent nor any of its Subsidiaries shall, prior to the end of the first (1st) anniversary of the Closing Date, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment agreement with any Continuing Employee, or otherwise solicit, induce or otherwise encourage any Continuing Employee to discontinue, or refrain from entering into any employment relationship (contractual or otherwise) with Buyer or its Affiliates; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Seller Parent and its Subsidiaries shall not be prohibited from (i) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any Continuing Employee, or (ii) soliciting or employing any Continuing Employee who has ceased to serve due to termination other than for cause, and, for a period of at least six (6) continuous months prior to the date of such solicitation or employment, has not served, as a director, officer or employee of Buyer or any of its Subsidiaries.

(b) Beginning on the Closing Date, neither Buyer nor any of its Subsidiaries shall, prior to the end of the first (1st) anniversary of the Closing Date, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment agreement with any (i) Non-Business Employee or (ii) Business Employee who rejects an offer of employment from Buyer or any of its Affiliates or who does not receive an offer of employment prior to the Closing Date from Buyer or any of its Affiliates (each, a “Restricted Person”), or otherwise solicit, induce or otherwise encourage any such Non-Business Employee or Restricted Person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with Seller Parent or any Subsidiary of Seller Parent; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Buyer and its Subsidiaries shall not be prohibited from (i) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any Non-Business Employee or Restricted Person, or (ii) soliciting or employing any Non-Business Employee or Restricted Person who has ceased to serve due to termination other than for cause, and, for a period of at least six (6) continuous months prior to the date of such solicitation or employment, has not served, as a director, officer or employee of Seller Parent or any Subsidiary of Seller Parent.

9.8. Financial Information. Following the Closing, Buyer shall use commercially reasonable efforts to provide to Sellers (and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) any information reasonably requested and relating to the Business reasonably required by Sellers in (a) preparing and resolving disputes arising out of the Closing Statement and (b) connection with Seller Parent preparing financial statements of Seller Parent and its Subsidiaries for all fiscal periods that precede or include the Closing Date.

9.9. Insurance. From and after the Closing, the Business shall cease to be insured by Seller Parent or its Affiliates’ current and historical insurance policies or programs (other than any third-party insurance policies of the Transferred Group, the sole beneficiaries of which are members of the Transferred Group (“Transferred Entity Insurance Policies”)) or by any of the current and historical self-insured programs of Seller Parent or its Affiliates, and neither Buyer nor its Controlled Affiliates (including the Transferred Group) shall have any access, right, title or interest to or in any insurance policies or programs or self-insured programs of Seller Parent and its Affiliates (other than Transferred Entity Insurance Policies) (including to any claims or rights to make claims or any rights to proceeds). Seller Parent or any of its Affiliates may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 9.9. From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Business and the Transferred Group. Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of the Business or the Transferred Group under or in respect of any past or current insurance policy, program or self-insurance program under which the Business, any member of the Transferred Group or Affiliate thereof is a named insured, other than under or in respect of any Transferred Entity Insurance Policy.

9.10. Director and Officer Indemnification. For a period of six (6) years after the Closing, Buyer shall not take or cause, or permit to be taken or caused by any Subsidiary or any of Buyer’s or its Subsidiaries’ Representatives, any action to alter or impair any exculpatory or indemnification provisions now existing in the Organizational Documents of any member of the Transferred Group for the benefit of any individual who served as a director or officer of any member of the Transferred Group at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable Law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

9.11. Resignations. Effective upon the Closing, unless otherwise requested by Buyer in writing, Seller Parent shall cause all of its own employees, directors and attorneys and all of its Subsidiaries’ employees, directors and attorneys to resign from the boards of directors of the entities comprising the Transferred Group and from all positions as executive officers of the entities comprising the Transferred Group.

9.12. Contingent Payment Contracts. Effective upon the Closing, Buyer shall assume, discharge and comply with all covenants, obligations and Liabilities of Seller Parent or any of its Affiliates under the Contingent Payment Contracts (other than to the extent such Liabilities arise out of or relate to the matters described in clause (a) below), including, without limitation: (a) the Rempex Merger Agreement as defined in Schedule 1.1(d) (it being understood that Buyer shall take all actions, use all efforts and pay any remaining Milestone Payments (as defined therein) required by Section 2.6 thereof, but excluding, for the avoidance of doubt, any obligation to make Milestone Payments in respect of Milestone #s 6 (subject to Section 6.5),13, 14, 15, 16 and 17 which relate to the Excluded Business or Retained Business), (b) the Targanta Merger Agreement and Targanta Contingent Payment Rights Agreement, in each case as defined in Schedule 1.1(d) (it being understood that Buyer shall (i) make any remaining payments required by Section 2.4 of the Targanta Contingent Payment Rights Agreement and (ii) enter into an amendment to the Targanta Contingent Payment Rights Agreement evidencing Buyer’s succession to, and assumption of, the covenants of Seller Parent in the Targanta Contingent Payment Rights Agreement), (c) the Lilly License Agreement and the Intellectual Property Assignment Agreement, in each case as defined in Schedule 1.1(d) (it being understood that Buyer shall take all actions and use all efforts required by Section 7.3 of the Lilly License Agreement and make any remaining milestone and royalty payments required by Sections 3.1 and 3.2 of the Lilly License Agreement) and (d) the Theravance License Agreement as defined in Schedule 1.1(d) (it being understood that Buyer shall make any remaining royalty payments and one-time payments required by Section 2.1 and Section  2.3 thereof).

9.13. No Waiver of Transfer Restrictions. From the date hereof until May 31, 2018, Buyer shall not, nor shall it allow any of its Controlled Affiliates to, waive any lock-up provisions or other restrictions on transfer, in each case in existence as of the date hereof, applicable to any Buyer Common Stock or any other securities or obligations convertible or exchangeable into or exercisable for, any Buyer Common Stock, without the prior written consent of Seller Parent.

ARTICLE X.

CONDITIONS TO CLOSING

10.1. Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any and all of which may be waived, in whole or in part, by Seller Parent and Buyer, as the case may be, to the extent permitted by Law:

(a) No Adverse Law or Order shall be in effect and there shall be no pending Proceeding brought by a Governmental Authority of competent jurisdiction seeking to prohibit, prevent or make illegal the consummation of any of the Transactions.

(b) All applicable waiting periods (or extensions thereof) or necessary approvals or clearances relating to the Transactions under the HSR Act shall have expired, been terminated or received.

(c) The Buyer Stockholder Approval shall have been obtained in accordance with the terms of this Agreement.

10.2. Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Seller Parent:

(a) The representations and warranties set forth in ARTICLE V shall be true and correct (with such representations read for such purposes without materiality qualifications) on the date hereof and as of the Closing as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, no Effects shall have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) The Buyer Common Stock shall have been issued pursuant to this Agreement and shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(e) Buyer shall have delivered to Seller Parent:

(i) each of the documents and deliveries required pursuant to Section 3.2(b); and

(ii) a certificate dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been duly satisfied.

10.3. Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Buyer:

(a) Each of the (i) Seller Fundamental Representations shall be true and correct in all material respects, in each case on the date hereof and as of the Closing as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and (ii) remaining representations and warranties set forth in ARTICLE IV shall be true and correct in all respects (with such representations and warranties read for such purposes without any materiality or Material Adverse Effect qualifications) on the date hereof and as of the Closing as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all respects as of such date), except in the case of this clause (ii) for inaccuracies or breaches that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller Parent and each other Seller shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, no Effects shall have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Seller Parent shall have delivered, or caused the applicable Seller to have delivered, to Buyer:

(i) each of the documents and deliveries required pursuant to Section 3.2(a); and

(ii) a certificate dated as of the Closing Date, signed by a duly authorized officer of Seller Parent, certifying that the conditions set forth in Section 10.3(a) and Section 10.3(b) have been duly satisfied.

10.4. Frustration of Closing Conditions. Except as required by applicable Law, neither Seller Parent nor Buyer may rely on the failure of any condition set forth in Section 10.1, Section 10.2 or Section 10.3, as the case may be, to be satisfied if such Party’s breach of Section 6.3(a) has been the cause of, or resulted in, such failure.

ARTICLE XI.

TERMINATION

11.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of Seller Parent and Buyer;

(b) by Seller Parent or Buyer, by written notice to the other Party, if the Closing has not occurred by 11:59 p.m., Eastern Time, on May 28, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Closing not occurring prior to the Outside Date;

(c) by Seller Parent, by written notice to Buyer, if Buyer shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.2(a) or Section 10.2(b) and (ii) is incapable of being cured, or is not cured, by Buyer within thirty (30) days following receipt of written notice of such breach or failure to comply from Seller Parent; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Seller Parent if Seller Parent has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 10.3(a) or Section 10.3(b) could not then be satisfied;

(d) by Buyer, by written notice to Seller Parent, if Seller Parent and its Subsidiaries shall have breached any of their representations or warranties or failed to comply with any of their covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.3(a) or Section 10.3(b) and (ii) is incapable of being cured, or is not cured, by Sellers within thirty (30) days following receipt of written notice of such breach or failure to comply from Buyer; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Buyer if Buyer has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 10.2(a) or Section 10.2(b) could not then be satisfied;

(e) by either Seller Parent or Buyer, by written notice to the other, in the event of any final and nonappealable Adverse Law or Order issued by a Governmental Authority of competent jurisdiction located in the United States; or

(f) by Seller Parent in the event that the Buyer Stockholder Approval is not obtained at the Special Meeting.

11.2. Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, Buyer shall return to Seller Parent or destroy all documents, work papers and other materials of Sellers relating to the Business and to the Transactions, whether so obtained before or after the execution hereof, in each case to the extent required by the Confidentiality Agreement, and no Party to this Agreement shall have any other Liability under this Agreement to any other Party except for any Liability of any Party for any willful and material breach by such Party of any of its covenants or agreements set forth in this Agreement; it being understood and agreed that the Confidentiality Agreement, Section 2.10 and ARTICLE XIII (except for Section 13.3) hereof shall remain in full force and effect following such termination.

ARTICLE XII.

INDEMNIFICATION

12.1. Survival; Effect of Materiality Qualifiers; Losses. (a) The representations and warranties of Seller Parent and Buyer contained in this Agreement and the certificates delivered at Closing pursuant to Section 10.2(e)(ii) and Section 10.3(d)(ii) shall survive the Closing for the period set forth in this Section 12.1. All representations and warranties contained in this Agreement (except for the Seller Fundamental Representations and the Buyer Fundamental Representations) and all claims with respect thereto under this Article XII shall terminate on the date that is fifteen (15) months after the Closing Date. All Seller Fundamental Representations and the representations and warranties set forth in Section 4.16 (Tax Matters), and all Buyer Fundamental Representations, and all claims with respect thereto under this Article XII shall terminate on the date that is thirty (30) days after the expiration of the relevant statutory period of limitations applicable to the underlying claim. All claims with respect to the covenants of Sellers and Buyer which by their terms do not contemplate performance after the Closing or more than fifteen (15) months after the Closing Date shall terminate on the date that is fifteen (15) months after the Closing Date. All claims with respect to the covenants of Sellers and Buyer which by their terms contemplate performance beyond fifteen (15) months after the Closing Date shall survive until expiring on the six (6) month anniversary of the date such covenant is performed or observed in accordance with its terms. In the event that notice of any claim for indemnification under this ARTICLE XII has been given pursuant to Section 12.4 or Section 12.5, as the case may be, within the applicable survival period, the representations and warranties or covenants that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved, and no Proceeding shall be required to be commenced in connection therewith in order for such claim to so survive. It is the intention of the Parties that the survival periods and termination date set forth in this Section 12.1 supersede any statute of limitations applicable to such representations and warranties and covenants or claim with respect thereof.

(b) The term “Losses” means damages, Liabilities, losses, claims, payments, fines, fees, penalties, charges, judgments, settlements, assessments and costs and expenses (including reasonable attorneys’, accountants’ and other experts’ fees and reasonable out-of-pocket disbursements); provided, however, that Losses shall not include consequential or punitive damages or lost profits, except to the extent required to be paid to a third party not affiliated with the applicable Indemnified Party in connection with a Third Party Claim, or solely in the case of consequential damages and lost profits, except to the extent reasonably foreseeable, it being understood and agreed that consequential damages and lost profits shall not be deemed “reasonably foreseeable” to the extent they are based on the conduct of the Business in geographies or with respect to indications not currently contemplated by the Parties.

(c) Solely for purposes of determining the amount of any Losses in respect of any breach or inaccuracy of any representation or warranty contained in this Agreement, any express qualifications or limitations set forth in such representation or warranty as to materiality, Material Adverse Effect or other words of similar import contained therein shall be disregarded.

12.2. Indemnification by Seller Parent. (a) From and after the Closing and subject to the provisions of this ARTICLE XII, Seller Parent shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates (including, after the Closing, the members of the Transferred Group) and the respective officers, directors, managers, general partners, employees, agents, successors and permitted assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties arising out of or resulting from:

(i) the breach of or inaccuracy in any representation or warranty made by Seller Parent in this Agreement or the certificate delivered by Seller Parent pursuant to Section 10.3(d)(ii) of this Agreement;

(ii) the breach in any material respect of any covenant or agreement made by Sellers in this Agreement; or

(iii) any Excluded Asset or Excluded Liability (including, for the avoidance of doubt, any Pre-Closing Taxes).

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Seller Parent shall have no Liability for any claim for indemnification pursuant to Section 12.2(a)(i) unless (A) the Losses for which Seller Parent would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of or inaccuracies in Sellers’ representations and warranties (excluding all Losses associated with claims less than the De Minimis Amount) exceeds the Deductible, in which event Seller Parent shall be liable solely for Losses in excess of the Deductible up to the Cap; provided that the limitations set forth in this Section 12.2(b)(i) shall not apply to any Losses in respect of breaches of or inaccuracies in any Seller Fundamental Representations;

(ii) Seller Parent’s aggregate liability for indemnification under Section 12.2(a)(i) shall in no event exceed the Cap; provided that the limitations set forth in this Section 12.2(b)(ii) shall not apply to any Losses in respect of breaches of or inaccuracies in any Seller Fundamental Representations;

(iii) The cumulative indemnification obligations of Seller Parent under Section 12.2(a)(i) shall in no event exceed, in the aggregate, the Purchase Price; provided, for the avoidance of doubt, that the limitations set forth in this Section 12.2(b)(iii) shall not apply to any Losses in respect of Section 12.2(a)(ii) or Section 12.2(a)(iii); and

(iv) The limitations set forth in this Section 12.2(b) shall not apply to any Losses in the case of fraud (as construed in accordance with Delaware law) with respect to the representations and warranties made by Sellers in this Agreement.

(c) In the event that a Buyer Indemnified Party wishes to seek indemnity under this Article XII, Buyer shall have the sole and exclusive power to do all acts or things on behalf of such Buyer Indemnified Party that such Buyer Indemnified Party is obligated to do or has the right to do under this Article XII with respect to seeking such indemnity.

12.3. Indemnification by Buyer. (a) From and after the Closing and subject to the provisions of this ARTICLE XII, Buyer shall indemnify, defend and hold harmless Sellers, their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”, and each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties arising out of or resulting from:

(i) the breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 10.2(e)(ii) of this Agreement;

(ii) the breach in any material respect of any covenant or agreement made by Buyer in this Agreement; or

(iii) any Assumed Liability.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Buyer shall have no Liability for any claim for indemnification pursuant to Section 12.3(a)(i) unless (A) the Losses for which Buyer would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of Buyer’s representations and warranties (excluding all Losses associated with claims less than the De

Minimis Amount) exceeds the Deductible, in which event Buyer shall be liable solely for Losses in excess of the Deductible up to the Cap; provided that the limitations set forth in this Section 12.2(b)(i) shall not apply to any Losses in respect of breaches of or inaccuracies in any Buyer Fundamental Representations; and

(ii) Buyer’s aggregate liability for indemnification under Section 12.3(a)(i) shall in no event exceed the Cap; provided that the limitations set forth in this Section 12.3(b)(ii) shall not apply to any Losses in respect of breaches of or inaccuracies in any Buyer Fundamental Representations; provided, further, for the avoidance of doubt, that the limitations set forth in this Section 12.3(b)(ii) shall not apply to any Losses in respect of Section 12.3(a)(ii) or Section 12.3(a)(iii).

(iii) The limitations set forth in this Section 12.3(b) shall not apply to any Losses in the case of fraud (as construed in accordance with Delaware law) with respect to the representations and warranties made by Buyer in this Agreement.

12.4. Third Party Claims. (a) In the event that an Indemnified Party seeks indemnity under this Article XII with respect to any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder that is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the specific section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought under such Third Party Claim to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto, in each case if such information is known and reasonably available (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice or to include the foregoing information shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has an actual and material prejudicial effect on the defenses available to the Indemnifying Party with respect to such Third Party Claim.

(b) Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Third Party Claim at the Indemnifying Party’s sole cost and expense with counsel reasonably satisfactory to the Indemnified Party, so long as (a) such Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Party, (b) such Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal enforcement action, (c) such Third Party Claim, together with any other pending Direct Claims and Third Party Claims, would not reasonably be expected to, if successful, result in Seller Parent’s aggregate liability for indemnification under Section 12.2(a)(i) exceeding the then-remaining Cap, and (d) the Indemnifying Party conducts the defense of such Third Party Claim with reasonable diligence. If the Indemnifying Party does not so assume control of the defense of such claim, the Indemnified Party shall have the sole power to direct and control such defense with counsel selected by the Indemnified Party. The Party not controlling the defense of such claim shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own cost and expense; provided, however, that, if the Indemnifying Party assumes control of the defense of such claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses with respect to such claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement. Neither Party shall, without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned), settle, compromise or agree to the settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim; provided, however, that the consent of the Indemnified Party shall not be required with respect to any settlement or judgment if (i) the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment (net of any applicable Deductible), (ii) such settlement or judgement would not restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (iii) such settlement or judgment involves no finding or admission of a violation of Law or violation of the rights of any Person or admission of Liability by or other obligations on the part of the Indemnified Party or any of its Affiliates, and (iv) such settlement or judgment includes a complete release of the Indemnified Party and its Affiliates from further Liability.

(c) The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees, it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.

(d) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

12.5. Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim (a “Direct Claim Notice”), the specific section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought with respect to such Direct Claim to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of thirty (30) days within which to respond to such Direct Claim by either delivering to the Indemnified Party in writing a response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to indemnification for all of the Losses at issue in the Direct Claim or (ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have irrevocably accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

12.6. Adjustments to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person (after deducting therefrom the full amount of the reasonable fees, costs and expenses incurred by it in procuring such recovery and any Taxes payable thereon), in each case relating to a Third Party Claim or a Direct Claim for which such Indemnified Party is then being indemnified pursuant to this Article XII, shall be deducted before such Loss is paid pursuant to this Article XII.

(b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized as a result of such Loss by the Party claiming such Loss, solely for the taxable year of the incurrence, accrual or payment of any such Loss.

(c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this ARTICLE XII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (after deducting therefrom the full amount of the reasonable fees, costs and expenses incurred by it in procuring such recovery and any Taxes payable thereon), less (ii) the full amount of the Loss.

(d) Other Recovery. The provisions of this ARTICLE XII are not intended to permit duplicate recoveries on the same matters. To the extent that any payment is made with respect to any particular Loss under

ARTICLE VIII or such Loss is reflected on the Final Closing Statement and resulted in a reduction to Final Closing Adjustment Amount, no recovery in respect of the same Claim will be available under this ARTICLE XII.

(e) Right of Offset. If a Buyer Indemnified Party incurs or suffers Losses for which Buyer (subject to the limitations set forth elsewhere in this ARTICLE XII) is otherwise entitled to indemnification under Section 12.2(a)(ii) or Section 12.2(a)(iii), Buyer may set off against Deferred Payments otherwise payable under Section 2.6(a)(iii) or Section 2.6(a)(iv) Buyer’s good faith estimate of the amount of such indemnifiable Losses (the “Setoff Amount”). If Buyer exercises its setoff right under this Section 12.6(e), Buyer will provide Seller Parent with a written certificate, signed by Buyer’s Chief Financial Officer, certifying that the amount set off by Buyer represents Buyer’s good faith estimate of such Losses. Notwithstanding the foregoing, if within fifteen (15) days following receipt of such certificate Seller Parent notifies Buyer in writing that it disputes Buyer’s assertion that Seller Parent is obligated to indemnify Buyer for such Losses under Section 12.2(a)(ii) or Section 12.2(a)(iii) or the amount set off by Buyer, then pending the Parties’ agreement regarding the appropriate setoff (if any) or a determination by a court of competent jurisdiction of the proper amount that Buyer may set off (if any) in accordance with Section 13.10, Buyer will pay the Setoff Amount into an interest-bearing escrow account established for the purpose at a mutually acceptable bank or trust company pending a decision of such court. If it is finally determined by such court that Buyer has set off an amount that exceeds the amount of Losses for which Seller Parent is obligated to indemnify Buyer under Section 12.2(a)(ii) or Section 12.2(a)(iii), then Buyer will cause the amount of such excess, plus interest earned on such amount in such escrow account, to be released from the escrow account and paid to Seller Parent. Subject to Buyer’s compliance with its obligations in this Section 12.6(e), the exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. For the avoidance of doubt, in no event shall Buyer be entitled to set off against any Royalty Payments payable pursuant to Section 2.6(a)(v).

12.7. Characterization of Indemnification Payments. Except as otherwise required by applicable Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 12.2 or Section 12.3 shall be treated as adjustments to the purchase price for all applicable Tax purposes.

12.8. Exclusive Remedy. Subject to Section 13.12, from and after the Closing, except in the event of fraud (as construed in accordance with Delaware law) with respect to the representations and warranties made by Seller Parent or Buyer in this Agreement, the exclusive remedy for any Indemnified Party for Losses or other monetary damages arising from a breach of this Agreement shall be the indemnification provided in this ARTICLE XII.

12.9. Duty to Mitigate. Nothing herein shall relieve any Indemnified Party of its common law duty to mitigate Losses. Without limiting the foregoing, each Indemnified Party shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder, in each case to the extent such mitigation is required by Law.

12.10. Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of a Party in this Agreement, or in any Ancillary Agreement, shall not be affected by any investigation conducted by any Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement and prior to the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE XIII.

MISCELLANEOUS

13.1. Assignment. Subject to Section 1.3, this Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that (1) Buyer shall have the right to assign all or certain provisions of this Agreement or any interest herein, without the consent of Sellers, as collateral security to any Financing Sources, but no such collateral assignment shall release Buyer of its obligations under this Agreement and (2) Seller Parent shall have the right to assign all or any part of its rights to receive the Royalty Payments and its rights set forth in Section 2.8 and Section 2.9, and delegate any of its obligations under this Agreement related thereto (including pursuant to Section 2.8 and Section 2.9), to any third party without the consent of Buyer, subject to the conditions set forth in Section 2.7. Any purported assignment in violation of this Section 13.1 shall be void ab initio.

13.2. Public Announcements. Neither Party nor any of their respective Affiliates shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Party and any of their respective Affiliates may make any public disclosure (a) it believes in good faith, upon advice of counsel, is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party or Affiliate will provide reasonable advance notice, to the extent reasonably practicable, to the other Party prior to making the disclosure and will in good faith consider the reasonable comments of the other Party on such disclosure) or (b) that is substantially consistent with a prior press release or public announcement made with the consent of the other Party; provided further, however, that the Parties shall mutually agree on any press release(s) made with respect to the execution of this Agreement and the Transactions.

13.3. Confidentiality. Buyer and Seller Parent agree that the Confidentiality Agreement, as it relates to Information, shall, as of the Closing Date, be terminated and of no further force and effect.

(a) Seller Parent agrees that, for a period of five (5) years after the Closing, Sellers and their Representatives shall keep confidential and exercise the same degree of care with respect to maintaining the confidentiality of any Buyer Information in any of their possession that Sellers exercise with respect to similar types of their own proprietary information, but in no event less than a reasonable degree of care, except that, if any Buyer Information is required by Law or legal or administrative process to be disclosed, Seller Parent shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Buyer of such disclosure requirement so that Buyer or its Affiliates may seek a protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Buyer does not waive compliance with this Section 13.3(b), and the applicable Seller or its Representatives are nonetheless legally compelled to disclose such Buyer Information, such Seller or its Representatives, as the case may be, will furnish only that portion of the Buyer Information which such Seller or Representative is advised by counsel is legally required to be furnished and will give Buyer written notice of the Buyer Information to be disclosed as far in advance as reasonably practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Buyer Information. For purposes of this Section 13.3(b), the term “Buyer Information” means (i) all information, knowledge and data of Seller Parent and its Affiliates as of immediately prior to the Closing to the extent related to the Business, the Acquired Assets, the Products and/or the Assumed Liabilities, (ii) all information, knowledge and data provided by Buyer or any of its Affiliates to any Seller in connection with the Transactions, other than any information contemplated by clause (i), and (iii) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by any Seller, such Seller’s Representatives or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clauses (i) and (ii) of this sentence, other than any such information that (A) only with respect to (ii) above, is known to any Seller prior to receipt thereof from Buyer or any of its Affiliates, (B) is disclosed to a Seller by a third party which has, or is reasonably believed by such Seller to have, a legal right to make such disclosure without requiring such Seller to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of any Seller, or (D) is independently developed by or for any Seller, without reliance on or reference to any information contemplated by clauses (i) or (ii) of this sentence.

(b) Notwithstanding the foregoing, Seller Parent shall be permitted to disclose the reports and information delivered by Buyer pursuant to Section 2.8 or otherwise related to the Royalty Payments and Net Sales (the “Disclosure Information”) in Seller Parent’s periodic filings with the SEC, earnings press releases and investor and analyst conference calls and presentations, as, and to the extent, required, in the reasonable advice of Seller Parent’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the SEC and applicable stock exchange regulations and requirements. For the avoidance of doubt, Seller Parent shall be permitted to disclose the Disclosure Information in its periodic filings with the SEC, earnings press releases and investor and analyst conference calls notwithstanding whether Buyer has publicly disclosed such Disclosure Information but only as, and to the extent, required, in the reasonable advice of Seller Parent’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the SEC and applicable stock exchange regulations and requirements; provided, that, Seller Parent shall provide prior written notice to Buyer of its public disclosure of any Disclosure Information so as to enable Buyer to determine, to the extent possible, whether to make public disclosure of such Disclosure Information at or about the same time.

13.4. Expenses. Whether or not the Transactions are consummated, and except as otherwise specified herein, including Section 6.2(g), each Party shall bear its own costs and expenses in connection with this Agreement and the Ancillary Agreements and with respect to the Transactions.

13.5. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a Governmental Authority of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, to the extent necessary, the Parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.6. Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement and the Ancillary Agreements (including the Transfer Documents after their execution and delivery hereunder) contain the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof with respect to the Transactions. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. Notwithstanding the foregoing, any amendment of Section 13.1, this Section 13.6, Section 13.7, Section 13.10 and the definition of “Financing Source” and the capitalized terms used therein (or any amendment to any other Section of this Agreement that modifies the terms of Section 13.1, this Section 13.6, Section 13.7, Section 13.10 and the definition of “Financing Source” and the capitalized terms used therein) shall not be enforceable against the Financing Sources without the prior written consent of the Financing Sources and any purported amendment by any party in a manner which does not comply with this Section 13.6 shall be void.

13.7. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates and the Indemnified Parties, and no provision of this Agreement shall be deemed to otherwise confer upon any other third parties any remedy, Claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement, provided that the Financing Sources and their respective successors, legal representatives and permitted assigns shall each be a third party beneficiary with respect to their respective rights under Section 13.1, Section 13.6, Section 13.10 and this Section 13.7. None of the Debt Financing Sources will have any liability to Seller Parent or its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither Seller Parent nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.

13.8. Waiver. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized Representative of the waiving Party.

13.9. Governing Law. This Agreement (and any Claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.10. Consent to Jurisdiction; Waiver of Jury Trial. (a) Subject to Section 2.8 (Net Sales Reporting), Section 2.11(b) (Purchase Price Allocation) and Section 3.3 (Post-Closing Adjustment), each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this Agreement or any Ancillary Agreement delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally: (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware state or federal court; and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware state or federal court. Each Party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 13.15. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or reliant in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Commercial Division, New York State Supreme Court and the federal courts, in each case, sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS, INCLUDING ANY CLAIM, CONTROVERSY, DEMAND, ACTION OR CAUSE OF ACTION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING OR THE DEBT COMMITMENT

LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  13.10(b).

13.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the Parties shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, these being in addition to any other remedy to which they are entitled at law or in equity. The right to specific performance shall include the right of Seller Parent to cause Buyer to cause the Transactions to be consummated on the terms and subject to the conditions and obligations set forth in this Agreement. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide adequate remedy. Each of the Parties acknowledges and agrees that the right to specific performance and the other relief contemplated herein is an integral part of the Transactions and without such right, none of the Parties would have entered into this Agreement.

13.12. Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

13.13. Bulk Transfers. Buyer waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Acquired Assets.

13.14. Counterparts; Signature Pages. The Parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (.pdf), as a joint photographic experts group (.jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

13.15. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by nationally recognized private courier (for delivery in no fewer than two (2) Business Days with return receipt requested), by facsimile or by email. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by nationally recognized private courier shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given on the date of the sender’s receipt of confirmation of successful transmission; and notices delivered by email shall be deemed given on the date delivered (provided confirmation of email receipt is obtained). If a notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to notice and not to copies), such notice will be deemed given on the next succeeding Business Day. All notices shall be addressed as follows:

If to Seller Parent:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:    Stephen Rodin

Facsimile:   (973) 656-9898

E-mail:        stephen.rodin@themedco.com

with a copy to (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention:    Gregory P. Patti, Jr.

                    Andrew P. Alin

Facsimile:   (212) 504-6666

E-mail:        greg.patti@cwt.com

                    andrew.alin@cwt.com

If to Buyer:

Melinta Therapeutics, Inc.

300 George Street, Suite 301

New Haven, Connecticut 06511

Attention:    Paul Estrem

Facsimile:   (224) 377-8030

E-mail:        pestrem@melinta.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:    Gordon Caplan

                    Sean Ewen

Facsimile:   (212) 728-8111

E-mail:        gcaplan@willkie.com

                    sewen@willkie.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 13.15.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER PARENT

THE MEDICINES COMPANY

By:	/s/ Stephen M. Rodin
Name: Stephen M. Rodin
Title: Executive Vice President and General Counsel

[Signature Page to Purchase and Sale Agreement]

BUYER

MELINTA THERAPEUTICS, INC.

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [●], 2017, has been made and entered into by and between Melinta Therapeutics, Inc., a Delaware corporation (“Assignee”), The Medicines Company, a Delaware corporation (“Seller Parent”), and [other Sellers] (together with Seller Parent, “Assignors”).

W I T N E S S  E T H:

WHEREAS, Buyer and Seller Parent have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignors have agreed to grant, sell, transfer, convey, assign and deliver the Business Contracts to Assignee, and Assignee has agreed to assume from Assignors the Assumed Liabilities and the Business Contracts, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in the Purchase Agreement, this Agreement, and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Assignment and Assumption.

(a) As of the Closing, in accordance with the provisions of the Purchase Agreement, Assignors hereby irrevocably and unconditionally grant, sell, transfer, convey, assign and deliver to Assignee the Business Contracts and all of Assignors’ right, title and interest in, to and under each Business Contract, free and clear of all Liens, other than Permitted Liens, without any representations, warranties or other obligations or duties on the part of Assignors, except as set forth in the Purchase Agreement.

(b) As of the Closing, Assignee hereby irrevocably and unconditionally assumes and agrees to satisfy and discharge, when due or when required to be satisfied or discharged, the Assumed Liabilities and assumes all of Assignors’ right, title and interest in, to and under the Business Contracts, except as set forth in the Purchase Agreement.

(c) Notwithstanding Sections 2(a) and (b) above, with respect to any Business Contract for which a Consent of a third party has not been obtained as of the date hereof (where an assignment or transfer of such Business Contract, without the Consent of such third party, would constitute a breach or violation thereof), the assignment and assumption of such Business Contract shall be effective only as of the date, if any, such Consent is obtained.

(d) Notwithstanding the foregoing, this Agreement shall not operate to assign any Excluded Liability or any Excluded Asset.

3. No Modification of the Purchase Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall release Seller Parent or Buyer from any of their respective obligations under the Purchase Agreement or in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies or any of the obligations of Buyer or Seller Parent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

(b) General Provisions. Sections 1.2, 13.1, 13.4, 13.5, 13.7, 13.8, 13.9, 13.10, 13.13, and 13.14 of the Purchase Agreement are each hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

[OTHER SELLERS]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF BILL OF SALE

This BILL OF SALE (this “Bill of Sale”), dated as of [●], 2017, has been made and entered into by and between Melinta Therapeutics, Inc., a Delaware corporation (“Buyer”), The Medicines Company, a Delaware corporation (“Seller Parent”), and [other Sellers] (together with Seller Parent, “Sellers”).

W I T N E S S E  T H:

WHEREAS, Buyer and Seller Parent have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Seller Parent, on behalf of itself and its subsidiaries, has agreed to grant, sell, transfer, convey, assign and deliver to Buyer, and Buyer has agreed to purchase and accept from Seller Parent and its subsidiaries, the Acquired Assets, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in the Purchase Agreement, this Agreement, and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Sale. As of the Closing, in accordance with the provisions of the Purchase Agreement, Sellers hereby irrevocably and unconditionally grant, sell, transfer, convey, assign and deliver to Buyer all of their right, title and interest in and to the Transferred Assets, free and clear of all Liens, other than Permitted Liens, without any representations, warranties or other obligations or duties on the part of Sellers, except as set forth in the Purchase Agreement.

(a) As of the Closing, Buyer hereby irrevocably and unconditionally purchases and accepts from Sellers all of Sellers’ right, title and interest in and to the Transferred Assets.

(b) Notwithstanding the foregoing, this Bill of Sale shall not operate to grant, sell, transfer, convey, assign or deliver any of the Excluded Assets.

3. No Modification of the Purchase Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall release Seller Parent or Buyer from any of their respective obligations under the Purchase Agreement or in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies or any of the obligations of Buyer or Seller Parent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. General Provisions. Sections 1.2, 13.1, 13.4, 13.5, 13.7, 13.8, 13.9, 13.10, 13.13, and 13.14 of the Purchase Agreement are each hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Seller Parent and Buyer has caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

[OTHER SELLERS]

[Signature Page to Bill of Sale]

IN WITNESS WHEREOF, each of Seller Parent and Buyer has caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Bill of Sale]

EXHIBIT C-1

FORM OF PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT dated as of [●], 2017 (this “Assignment”) is by and among The Medicines Company, a Delaware corporation (“Seller Parent”), [other Sellers] (together with Seller Parent, collectively, “Assignors”) and Melinta Therapeutics, Inc. (“Assignee”).

W I T N E S S E  T H:

WHEREAS, Seller Parent and Assignee have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Seller Parent, on behalf of itself and its subsidiaries, has agreed, among other things, to grant, sell, transfer, convey, assign and deliver to Assignee, and Assignee has agreed to purchase and accept from Seller Parent and its subsidiaries, the Patents and Licensed Patents, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in the Purchase Agreement, this Agreement, and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Assignment. In accordance with the provisions of the Purchase Agreement, Assignors hereby irrevocably and unconditionally grant, sell, transfer, convey, assign and deliver to Assignee all of Assignors’ right, title and interest in and to the Patents and Licensed Patents, together with all rights and remedies related to infringement thereof and rights to protection of interests related thereto under all applicable laws, free and clear of all Liens, other than Permitted Liens. Assignors do further consent to the recordation of this Assignment by Assignee with the United States Patent and Trademark Office.

3. Further Assurances. Assignee shall be solely responsible for all actions and all costs whatsoever, including attorney’s fees, arising after the date hereof and associated with the prosecution and the maintenance of the Patents and Licensed Patents, and Assignors shall have no obligation to pay any prosecution costs and/or maintenance fees which become due for the Patents or Licensed Patents after the date hereof. Assignee shall be responsible for preparing and translating any documents that Assignee records to perfect its right, title and interest in the Patents and Licensed Patents in any jurisdiction and all costs and fees associated with such recordation documents.

4. No Modification of the Purchase Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall release Seller Parent or Assignee from any of their respective obligations under the Purchase Agreement or in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies or any of the obligations of Assignee or Seller Parent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5. General Provisions. Sections 1.2, 6.13, 13.1, 13.4, 13.5, 13.7, 13.8, 13.9, 13.10, 13.13, and 13.14 of the Purchase Agreement are each hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

[other sellers]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT C-2

FORM OF TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT dated as of [●], 2017 (this “Assignment”) is by and among The Medicines Company, a Delaware corporation (“Seller Parent”), [other Sellers] (together with Seller Parent, collectively, “Assignors”) and Melinta Therapeutics, Inc. (“Assignee”).

W I T N E S S  E T H:

WHEREAS, Seller Parent and Assignee have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Seller Parent, on behalf of itself and its subsidiaries, has agreed, among other things, to grant, sell, transfer, convey, assign and deliver to Assignee, and Assignee has agreed to purchase and accept from Seller Parent and its subsidiaries, the Marks and Licensed Marks, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in the Purchase Agreement, this Agreement, and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Assignment. In accordance with the provisions of the Purchase Agreement, Assignors hereby irrevocably and unconditionally grant, sell, transfer, convey, assign and deliver to Assignee all of Assignors’ right, title and interest in and to the Marks and Licensed Marks, free and clear of all Liens, other than Permitted Liens. Assignors do further consent to the recordation of this Assignment by Assignee with the United States Patent and Trademark Office.

3. Further Assurances. Assignee shall be solely responsible for all actions and all costs whatsoever, including attorney’s fees, arising after the date hereof and associated with the registration and the renewal of the Marks and Licensed Marks, and Assignors shall have no obligation to pay any registration costs and/or renewal fees which become due for such Marks or Licensed Marks after the date hereof. Assignee shall be responsible for preparing and translating any documents that Assignee records to perfect its right, title and interest in the Marks and Licensed Marks in any jurisdiction and all costs and fees associated with such recordation documents.

4. No Modification of the Purchase Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall release Seller Parent or Assignee from any of their respective obligations under the Purchase Agreement or in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies or any of the obligations of Assignee or Seller Parent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5. General Provisions. Sections 1.2, 6.13, 13.1, 13.4, 13.5, 13.7, 13.8, 13.9, 13.10, 13.13, and 13.14 of the Purchase Agreement are each hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

[Other Sellers]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [[●], 2017], is entered into by and between Melinta Therapeutics, Inc., a Delaware corporation (“Buyer”), and The Medicines Company, a Delaware corporation (“Seller Parent”). Buyer and Seller Parent are sometimes referred to herein individually as a “Party” and together as the “Parties.”

W I T N E S S  E T H:

WHEREAS, Seller Parent and Buyer have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, among other things, Sellers will sell to Buyer, and Buyer will purchase from Sellers, the Acquired Assets, consisting of the Transferred Shares and Transferred Assets, and Buyer will assume the Assumed Liabilities; and

WHEREAS, in order to ensure an orderly transition of the Business, Buyer and Seller Parent have agreed to enter into this Agreement, pursuant to which Seller Parent will provide, or cause its Affiliates to provide, to Buyer certain services, in each case on a transitional basis and upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below and capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.1 “Agreement” has the meaning specified in the Introduction.

1.2 “Buyer” has the meaning specified in the Introduction.

1.3 “Compensation Expense” means (i) salary and wages consistent with past practice, (ii) benefits consistent with past practice, and (iii) subject to prior Buyer approval, not to be unreasonably withheld, conditioned or delayed, reasonable retention payments, to the extent reasonably necessary to provide the Services without interruption from and after the Closing until the end of the Service Period, in each case, of employees, contractors, agents and other third parties employed or engaged by or on behalf of Seller Parent or its Affiliates in connection with the performance of any Service.

1.4 “Force Majeure” has the meaning specified in Section 7.12.

1.5 “Parties” has the meaning specified in the Introduction.

1.6 “Party” has the meaning specified in the Introduction.

1.7 “Purchase Agreement” has the meaning specified in the Recitals.

1.8 “Sales Tax” has the meaning specified in Section 2.6.

1.9 “Seller Parent” has the meaning specified in the Introduction.

1.10 “Service Fee” has the meaning specified in Section 2.5.

1.11 “Service Period” has the meaning specified in Section 5.1.

1.12 “Services” has the meaning specified in Section 2.1.

2. Services to be Provided.

2.1 Services Generally. During the Service Period and with respect to each Service for the period of time specified on Annex A, Seller Parent shall provide (or cause to be provided) to Buyer or its Affiliates the services described on Annex A, solely with respect to the Products and the Business (collectively, the “Services”). Notwithstanding the foregoing, the Parties acknowledge and agree that (i) Buyer may determine from time to time that it does not require all of the Services or that it does not require such Services for the entire Service Period and (ii) nothing herein is intended to relieve Buyer of its responsibilities under the Purchase Agreement or applicable legal requirements.

2.2 Standards. The Parties acknowledge and agree that Seller Parent shall use commercially reasonable efforts to conduct the Services substantially as Seller Parent and/or its Affiliates has customarily conducted such activities with respect to the Products and the Business and in compliance in all material respects with applicable Law. Seller Parent agrees to use commercially reasonable efforts to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence. Notwithstanding anything to the contrary herein, (i) neither Seller Parent nor any of its Affiliates will be required to perform or to cause to be performed any of the Services for the benefit of any third party (other than Buyer or its Affiliates) or in a manner (including in terms of volume and scope) that is inconsistent with the past practices of Seller Parent or its Affiliates, as applicable, and (ii) neither Seller Parent nor any of its Affiliates makes any representations or warranties, expressed or implied, with respect to the Services.

2.3 Performance by Affiliates and Third Parties. Seller Parent may discharge its obligations hereunder through any of its Affiliates or through any third party. Seller Parent hereby guarantees the performance by such Affiliates and third parties of its obligations under this Agreement and shall cause such Affiliates and third parties to comply with the provisions of this Agreement in connection with such performance.

2.4 Systems Access, Security, and Integrity. Each Party shall (and shall cause each Person acting on its behalf to): (i) not attempt to obtain access to, use or interfere with any information technology systems of the other Party or any data owned, used or processed by the other Party, except to the extent required to do so to receive or provide, as the case may be, the Services or as expressly permitted herein; and (ii) maintain reasonable security measures designed to protect the systems of the other Party to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to (1) permit access or use of information technology systems by a third party other than as authorized by the other Party, or (2) disable, damage or erase or disrupt or impair the normal operation of the information technology systems of the other Party or its Affiliates.

2.5 Service Fees; Invoicing. Buyer shall pay to Seller Parent, for each Service provided hereunder, a fee (with respect to each Service, a “Service Fee”) equal to (i) the Compensation Expense with respect to such Service and (ii) any reasonable additional out-of-pocket costs and expenses of Seller Parent to provide the Service; provided that in the event any individual expenditure of out-of-pocket costs exceeds $10,000, Buyer shall have consented to such expenditure. For purposes of calculating the Service Fee for any Service, the allocable Compensation Expense with respect to any employee or consultant of Seller Parent or any Affiliate thereof for performance of such Service during any period shall be equal to 100% of such person’s Compensation Expense multiplied by the proportion of such person’s time that is required to be devoted to the performance of such Service during such period on the basis of a 40-hour work week. Service Fees shall be invoiced by Seller Parent to and payable by Buyer. Amounts payable pursuant to the terms of this Agreement shall be paid by Buyer to Seller Parent within thirty (30) days after the date of invoice. Service Fees not paid when due shall bear interest at the rate of 1.50% per month from the date payment is due until the date payment is received in full by Seller Parent. All costs of collection, including reasonable attorneys’ fees and expenses, incurred by or on behalf of Seller Parent in collecting any such invoice shall be recoverable by Seller Parent from Buyer pursuant to Section 6.

2.6 Taxes. The Service Fees payable by Buyer to Seller Parent hereunder shall, in each case, be taken to be exclusive of any sales Taxes (collectively, “Sales Tax”) properly chargeable in respect of the transactions hereunder, and an amount equal to such Taxes so chargeable shall, subject to receipt of a valid Sales Tax receipt or invoice, be paid by Buyer to Seller Parent in addition to the fees otherwise payable under this Agreement. In the event that applicable Laws require that any amount in respect of Taxes be withheld from any payment by Buyer under this Agreement, Buyer shall withhold the required amounts and pay such withheld amounts over to the applicable Governmental Authority in accordance with the requirements of applicable Laws, and, except in the case of any Sales Tax (which amount shall continue to be due and payable to Seller Parent), any amount so withheld and paid over shall be treated as having been paid to Seller Parent, and Buyer shall not be required to pay any additional amount as a result of or in respect of such withholding.

3. Cooperation. Buyer shall cause its employees to, and Seller Parent shall cause its and its Affiliate’s employees to, cooperate with the employees of the other Party to enable the provision of Services to Buyer hereunder. Each of Seller Parent and Buyer shall designate a point of contact who shall be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any disputes that may arise during the performance of the Parties’ respective obligations hereunder. The initial point of contact designated by Seller Parent shall be [●], and the initial point of contact designated by Buyer shall be [●]. Each of Seller Parent and Buyer may change its point of contact by written notice to the other Party.

4. Confidentiality Obligations. The Parties acknowledge that the information provided to them and their representatives in connection with this Agreement is subject to, and the Parties shall, and shall cause their Affiliates and representatives to, comply with their respective obligations under Section 13.3 of the Purchase Agreement.

5. Term; Termination.

5.1 Service Period. The term of this Agreement shall commence on the date hereof and shall expire with respect to each Service on the last day of the time period set forth for such Service on Annex A, unless sooner terminated in accordance with the provisions of this Section 5; provided that, notwithstanding the foregoing, Buyer shall be entitled to extend each such Service for a period equal to the shorter of (i)(A) the number of days set forth on Annex A for such Service multiplied by (B) two (2) and (ii) 30 days, in each case by written notice to Seller Parent no less than five (5) Business Days prior to the then scheduled termination of such Service (the “Service Period”).

5.2 Termination for Breach. A Party may terminate this Agreement immediately in the event that the other Party materially breaches any of its duties or obligations under this Agreement and such material breach is not cured within twenty (20) days after receipt of written notice from the non-breaching Party to such breaching Party specifying the nature of such material breach.

5.3 Termination for Convenience. Buyer may terminate this Agreement or any individual Service provided hereunder at any time; provided that at least thirty (30) days’ prior written notice of such termination is provided to Seller Parent.

5.4 Effects of Termination. The expiration or termination of this Agreement shall not affect in any way the survival of any rights, duties or obligations of the Parties set forth in Section 2.5, Section 2.6, Section 4, this Section 5.4, Section 6 or Section 7 of this Agreement or that are expressly stated elsewhere in this Agreement to survive such expiration or termination, and, notwithstanding any such expiration or termination or anything to the contrary in this Agreement, Buyer shall remain obligated to pay Seller Parent for (i) any invoice for any Service rendered prior to the effectiveness of such termination or expiration, (ii) subject to the provision by Seller Parent to Buyer of reasonable supporting documentation, any non-refundable or non-cancellable out-of-pocket costs or expenses incurred by or on behalf of Seller Parent prior to such expiration or termination in connection with the provision or anticipated provision of any Service hereunder and (iii) any valid Sales Tax receipt or invoice related to Sales Tax payments due to Seller Parent.

6. Disclaimers; Limitation of Liability; Indemnification.

6.1 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED.

6.2 Limitations of Liability. SELLER PARENT AND ITS AFFILIATES SHALL HAVE NO LIABILITY TO BUYER AND ITS AFFILIATES WITH RESPECT TO THE PROVISION OF SERVICES, OTHER THAN IN RESPECT OF ACTS OR OMISSIONS OF SELLER PARENT OR ITS AFFILIATES IN CONNECTION WITH THE PROVISION OF SERVICES THAT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SELLER PARENT OR ITS AFFILIATES. NO PARTY, NOR ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE, OR AFFILIATE THEREOF, SHALL BE LIABLE TO ANY OTHER PARTY, ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE, OR AFFILIATE THEREOF OR ANY OTHER THIRD PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR OPERATIONAL RISK RELATED LOSSES, IN EACH CASE, ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY ACTS OR OMISSIONS RELATING TO THE SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER A PARTY OR ANY AFFILIATE THEREOF HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

6.3 Indemnification. Buyer shall indemnify, defend and hold harmless Seller Parent or any of its Affiliates from and against any Losses incurred by Seller Parent or its Affiliates to the extent resulting from any breach of this Agreement by Buyer, except for Losses that are a result of the willful misconduct or gross negligence of Seller Parent, and Seller Parent shall indemnify, defend and hold harmless Buyer from and against any Losses incurred by Buyer or any of its Affiliates that are a result of the willful misconduct or gross negligence of Seller Parent or its Affiliates in their provision of the Services. The rights provided to the Parties under this Section 6.3 shall be the sole and exclusive remedies of the Parties with respect to claims arising under or related to this Agreement or otherwise relating to the provision of Services hereunder.

7. Miscellaneous.

7.1 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates, and no provision of this Agreement shall be deemed to otherwise confer upon any other third parties any remedy, Claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

7.2 Entire Agreement; Amendment. This Agreement (together with Annex A), the Purchase Agreement, the Confidentiality Agreement and the other Ancillary Agreements (including the Transfer Documents after their execution and delivery pursuant to the Purchase Agreement) contain the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. This Agreement may not be amended, supplemented or otherwise modified, except by an instrument in writing signed by both Seller Parent and Buyer.

7.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported assignment in violation of the preceding sentence shall be void ab initio.

7.4 Counterparts; Signature Pages. The Parties may execute this Agreement in two or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

7.5 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be delivered to the Parties in accordance with Section 13.15 of the Purchase Agreement.

7.6 Waivers. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized Representative of the waiving Party.

7.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, the Parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8 Governing Law. This Agreement (and any Claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.9 Submission to Jurisdiction.

7.9.1 Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this Agreement delivered in connection herewith or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally: (a) agrees not to commence any such action, suit or proceeding except in such courts, (b) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by applicable Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware State or Federal court and (d) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware State or Federal court. Each Party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 13.15 of the Purchase Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

7.9.2 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.2.

7.10 Construction. The articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Annex,” and “Section” refer to annexes and sections of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto, and not to any particular provision of this Agreement. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The words “either” and “or” are not exclusive. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement shall be made in U.S. Dollars (USD$). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. All references to a “willful breach” refer to an action or omission that the breaching party takes or omits to take with the intent of breaching this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

7.11 Independent Contractors. It is expressly agreed that Buyer and Seller Parent shall be independent contractors and that the relationship between the Parties hereto shall not constitute a partnership, joint venture, agency or employment relationship. Neither Buyer nor Seller Parent shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. Nothing in this Agreement shall be construed so as to create an employment relationship between Buyer and any employees, agents, consultants or contractors of Seller Parent who provide Services. None of the benefits provided by Buyer to its employees, including compensation, insurance and unemployment insurance, shall be available to the employees, agents, consultants or contractors of Seller Parent by virtue of this Agreement. Seller Parent remains fully responsible for payment of all federal, state and local Taxes or contributions imposed or required under unemployment insurance, social security and income Tax Laws with respect to the employees, agents, consultants or contractors of Seller Parent who provide Services.

7.12 Force Majeure. The Parties shall not be liable for the failure or delay in performing any obligation (other than any payment obligation) under this Agreement if and to the extent such failure or delay is due to: (i) acts of God; (ii) unusually severe weather condition, fire or explosion; (iii) war, terrorism, invasion, riot or other civil unrest; (iv) the issuance, adoption or enactment of any governmental Laws, Orders, restrictions, actions, embargoes or blockades; (v) national or regional emergency; (vi) injunctions, strikes, lockouts, labor trouble or other industrial disturbances; (vii) shortage of adequate fuel, power or materials that is beyond the reasonable control of the affected Party; or (viii) any other event which is beyond the reasonable control of the affected Party (each such event, a “Force Majeure”); provided, that the Party affected shall promptly notify the other of the Force Majeure condition and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure and shall exert all commercially reasonable efforts at its cost to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

THE MEDICINES COMPANY

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT E

Form of Closing Statement

Target Working Capital Amount:		$(24,371,591)
Closing Date Working Capital:	$	[●]	[1]
Closing Adjustment Amount	$	[●]

[1]	See calculation on Annex I.

Annex I

(See Attached)

EXHIBIT F

Restrictive Legend

The shares represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act and under the securities laws of any applicable state or an opinion of counsel satisfactory to the corporation to the effect that such registrations are not required.

EXHIBIT H

Royalty Payments

1.	If the Net Sales of Vabomere in the U.S. in a calendar year are $600,000,000, the Royalty Payment owed to Seller Parent in respect thereof would be an amount equal to $80,000,000. The calculation of such Royalty Payment is set forth below:

Net Sales	Applicable Percentage	Royalty Payment
$0-50,000,000	0.0%	$0
$50,000,001-$100,000,000	5.0%	$2,500,000
$100,000,001- 200,000,000	7.5%	$7,500,000
$200,000,001-500,000,000	15.0%	$45,000,000
Greater than $500,000,000	25.0%	$25,000,000

Total		$80,000,000

2.	If the Net Sales of Orbactiv in the U.S. in a calendar year are $80,000,000 and the Net Sales of Minocin in the U.S. in a calendar year are $60,000,000, combining for a total of $140,000,000, the Royalty Payment owed to Seller Parent in respect thereof would be an amount equal to $11,000,000. The calculation of such Royalty Payment is set forth below:

Net Sales	Applicable Percentage	Royalty Payment
$0-100,000,000	5.0%	$5,000,000
Greater than $100,000,000	15.0%	$6,000,000

Total		$11,000,000

3.	If the Net Sales of Orbactiv in the U.S. in a calendar year are $140,000,000 and the Net Sales of Minocin in the U.S. in a calendar year are $80,000,000, combining for a total of $220,000,000, the Royalty Payment owed to Seller Parent in respect thereof would be an amount equal to $23,000,000. The calculation of such Royalty Payment is set forth below:

Net Sales	Applicable Percentage	Royalty Payment
$0-100,000,000	5.0%	$5,000,000
Greater than $100,000,000	15.0%	$18,000,000

Total		$23,000,000

4.	If the revenues of Vabomere sold in China by a sublicensee of Buyer during the same annual calendar year are $100,000,000, of which Buyer receives a 10% royalty (i.e., $10,000,000), and Buyer also receives a $10,000,000 upfront payment from the sublicensee, the Royalty Payment owed to Seller Parent in respect thereof would be an amount equal to $3,000,000 ($20,000,000 x 15.0%).

ANNEX I

Royalty Payments

Annex I-A

	Net Sales	Applicable Percentage
(1)	Less than or equal to $50,000,000	0.0%
(2)	Greater than $50,000,000 and less than or equal to $100,000,000	5.0%
(3)	Greater than $100,000,000 and less than or equal to $200,000,000	7.5%
(4)	Greater than $200,000,000 and less than or equal to $500,000,000	15.0%
(5)	Greater than $500,000,000	25.0%

Annex I-B

	Net Sales	Applicable Percentage
(1)	Less than or equal to $100,000,000	5.0%
(2)	Greater than $100,000,000	15.0%

Annex I-C

15.0%

Annex B

CONFIDENTIAL

November 28, 2017

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, Connecticut 06511

Attention: Paul Estrem, Chief Financial Officer

Re:     Project Grouper Commitment Letter

          Senior Secured Credit Facility, Equity Investment and Warrants

Ladies and Gentlemen:

You have advised the investment funds managed by Deerfield Management Company, L.P. (“Deerfield”) that are signatories hereto (the “Deerfield Funds”) (“we”, “us” or the “Commitment Party”) that Melinta Therapeutics, Inc. (the “Borrower” or “you” or “your”) seeks financing to (a) fund the purchase price for the proposed acquisition (the “Acquisition”) of the assets (the “Acquired Assets”) of The Medicines Company (the “Seller Parent”) and its subsidiaries (such subsidiaries, collectively with the Parent, the “Seller”) specified in the Purchase and Sale Agreement, dated as of the date hereof, by and between the Borrower and the Seller Parent (the “Acquisition Agreement”), (b) pay fees, costs and expenses in connection with the Transactions (as defined below), (c) refinance the existing indebtedness of the Borrower under the Loan and Security Agreement dated as of May 2, 2017 (the “Oberland LSA”), as amended, among the Borrower, the lenders party thereto and Suchard SA LLC (the “Refinancing”) and (d) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet Summary”). This Commitment Letter (as defined below) describes the general terms and conditions under which (a) the Commitment Party is willing to provide (i) up to an amount (such amount, the “Closing Date Loan Amount”) equal to (A) $190 million minus (B) the amount of the Equity Investment, of senior secured loans for the Acquisition (the “Closing Date Loans”) and (ii) up to $50 million in a senior secured delayed draw term loan facility (the “Delayed Draw Term Loan Facility”, and together with the Closing Date Loans, the “Loan Facility”) and (b) (i) the Borrower will issue to the Commitment Party, on the Closing Date, warrants (the “Warrants”) to purchase a number of shares of the common stock of the Borrower (“Common Stock”) equal to 38.5% of the principal amount of the Closing Date Loans, divided by $15.00, subject to appropriate adjustment to reflect any Stock Event (as defined in the Term Sheet Summary) that occurs between the date hereof and the date of issuance of the Warrants and (ii) the Borrower will issue and sell to the Commitment Party a number of shares of Common Stock (the “Shares”) equal to 9.985% of the number of shares of Common Stock outstanding immediately following the Acquisition (including the Shares) for a purchase price of $13.50, subject to appropriate adjustment to reflect any Stock Event that occurs between the date hereof and the date the Shares are issued to the Commitment Party (the “Equity Investment,” and together with the Loan Facility and the Warrants, the “Facilities”).

As used herein, the term “Transactions” means, collectively, the Acquisition, the making of the Closing Date Loans, the providing of the Delayed Draw Term Loan Facility, the issuance of the Warrants on the Closing Date, the Equity Investment, the Refinancing and the payment of fees, costs and expenses in connection with each of the foregoing. This letter, including the Term Sheet Summary, Schedule 1 and the Conditions Annex I attached hereto and thereto (and Exhibit A attached thereto) (such Annex I and Exhibit A, the “Conditions Annex”), is herein referred to as the “Commitment Letter.” The date on which the Facilities are closed are referred to as the “Closing Date,” which shall be the date on which all conditions under the Commitment Letter are satisfied (or waived in writing by the Commitment Party in its sole discretion). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Term Sheet Summary or the Conditions Annex.

1. Commitment. Upon the terms and subject only to the conditions set forth in Section 2 of this Commitment Letter and in the Conditions Annex, the Commitment Party is pleased to advise you of its commitment to provide 100% of the Closing Date Loans (the “Commitment”).

2. Conditions to Commitment. The Commitment and undertakings of the Commitment Party hereunder are subject solely to the satisfaction of the conditions precedent set forth in (A) this Section 2 of this Commitment Letter and (B) the Conditions Annex. Subject to the satisfaction of the conditions set forth in this Section 2 of this Commitment Letter and the Conditions Annex, (a) the only representations relating to the Acquired Assets, the Borrower and its subsidiaries, the Seller Parent and its subsidiaries and the respective businesses of the Borrower, the Seller Parent and their respective subsidiaries the accuracy of which shall be a condition to the Commitment Party providing the Loan Facility on the Closing Date shall be (i) such of the representations made by the Seller and/or their affiliates with respect to the Seller, its affiliates, the Acquired Assets or the related business, financials or entities in the Acquisition Agreement as are material to the interests of the Commitment Party, the Agent and the Lenders, but only to the extent that you or your affiliates have the right (taking into account any applicable cure provisions) to terminate your or their obligations under the Acquisition Agreement or otherwise decline or refuse to close or consummate the Acquisition as a result of a breach (or failure to be accurate, true or correct) of any such representations in the Acquisition Agreement (the representations in this clause (i), the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation (as defined below) shall be in a form such that they do not impair the availability of the Closing Date Loans on the Closing Date if the conditions set forth in this Section 2 of this Commitment Letter and the Conditions Annex are satisfied (it being understood and agreed that to the extent any security interest in any Collateral (as defined in the Term Sheet Summary) (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the making of a federal intellectual property filings with the United States Patent and Trademark Office and the United States Copyright Office and (z) the delivery of certificates, if applicable, evidencing the equity securities of the Loan Parties (other than the Borrower) and any other material subsidiary of the Borrower required to be pledged pursuant to the Term Sheet Summary and the Facilities Documentation) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Closing Date Loans on the Closing Date, but instead shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agent and the Borrower acting reasonably (but not to exceed 60 days after the Closing Date, unless extended by the Agent in its sole discretion)). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate existence of the Borrower, the Guarantors and their subsidiaries; good standing of the Borrower and the Guarantors in their jurisdictions of organization; power and authority, due authorization, execution and delivery, legality, validity and enforceability, in each case, relating to the Borrower and the Guarantors entering into and performance of the Facilities Documentation; no conflicts with or consents needed under the Borrower’s or the Guarantors’ organizational documents or the Acquisition Agreement in connection with the execution, delivery and performance by the Borrower and the Guarantors under the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower, the Guarantors and their subsidiaries on a consolidated basis (in form and scope substantially consistent with the solvency certificate to be delivered in accordance with the Conditions Annex); use of proceeds consistent with this Commitment Letter; no investment company (and no regulation under the Investment Company Act); no applicability of Federal Power Act, Interstate Commerce Act and state public utilities codes; the PATRIOT Act; OFAC; FCPA; compliance with anti-terrorism laws, anti-money laundering laws and anti-corruption laws; Federal Reserve margin regulations; the status of the Loan Facility as senior debt; governmental and third party approvals relating to the Facilities Documentation and the transactions contemplated thereby (not including the Acquisition); creation, validity, priority and, subject to the parenthetical in the immediately preceding sentence, perfection of security interests in the Collateral; capitalization of the Borrower; reservation of authorized Common Stock for issuance upon exercise of the Warrants; that the shares of Common Stock issued in the Equity Investment or issuable upon exercise of the Warrants will be duly authorized, validly issued, fully paid and nonassessable upon issuance; and that the issuance of such shares of Common Stock, the Warrants and the shares issuable upon exercise of the Warrants will not be subject to preemptive rights or result in anti-dilution adjustments to any outstanding securities. The provisions of this Section 2 are collectively referred to as the “Certain Funds Provision”.

3. Clear Market; Other Covenants; Exclusivity. Without the prior written consent of the Commitment Party, at all times prior to the termination of this letter (or, to the extent the termination of this letter is due to Section 10(b)(i), until immediately after the funding of the Closing Date Loans), the Borrower and its subsidiaries (not including, for the avoidance of doubt, the Seller) shall not, directly or indirectly, (a) create, incur, assume, guarantee, permit to exist or be liable with respect to any indebtedness or issue any equity securities or warrants, other than (i) the Facilities, (ii) the Revolving Facility, subject to the terms of the Term Sheet Summary and the effectiveness of the Intercreditor Agreement, (iii) (A) the issuance of (A) equity securities in any equity financing consummated concurrently with the Acquisition on the Closing Date on no more favorable terms to the investors therein than those provided under the Facilities Documentation (B) up to $50 million of Common Stock to the Seller (“Seller Equity”) in connection with the consummation of the Acquisition at 90% of the volume weighted average price for the 10 day trading day period immediately prior to the consummation of the Acquisition and (C) up to $10 million of Common Stock for a purchase price per share equal to ninety percent (90%) of the volume weighted average price for the ten (10) trading day period ending three (3) trading days prior to Closing (clause (iii), “Permitted Equity Issuances”) and (iv) indebtedness that will be paid off on the Closing Date (clauses (i) – (iv), the “Permitted Debt and Equity Issuances”), (b) sell, transfer, lease, license, make distributions of or otherwise dispose of any of the assets or property of the Borrower or any of its subsidiaries (or enter into any agreement to do so), other than in the ordinary course of business, (c) encumber, grant or otherwise convey any liens or security interests on any assets or property (or enter into any agreement to do so, other than the Facilities Documentation) of the Borrower or any of its subsidiaries, other than Permitted Liens (as defined below), (d) make any dividends or distributions to any person or entity (or enter into any agreement to do so) in respect of its equity securities (other than dividends or distributions paid in common stock and reimbursement of reasonable and customary shareholder expenses), (e) make any loans to, or investments in, or acquire any assets or equity of, any person or entity (or enter into any agreement to do so), other than (i) the Acquisition, (ii) investments in money market funds, US treasury obligations, demand deposit accounts and other cash equivalents in the ordinary course of business, (iii) investments received in connection with the bankruptcy or reorganization of customers or suppliers, (iv) travel advances to employees, officers and directors in the ordinary course of business in an aggregate amount not to exceed $25,000, (v) non-cash loans to employees, officers and directors to finance the acquisition of stock in the Borrower pursuant to compensation arrangements, (vi) existing joint ventures and existing strategic alliances in the ordinary course of business, (vii) non-speculative hedging arrangements and (viii) additional investments in the ordinary course of business in an aggregate amount not to exceed $600,000, (f) merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person or entity (or enter into any agreement to do so), (g) enter into any transactions with affiliates that are not at arm’s length and on market terms (or enter into any agreement to do so), other than reimbursement of reasonable and customary shareholder expenses, (h) file for protection under the United States Bankruptcy Code or any similar federal, state or foreign law for the protection of debtors or be a party as a debtor to any proceeding related thereto or take any action to effectuate any of the foregoing in this clause (h), (i) other than in a manner not materially adverse to the Commitment Party, the Agent, the Lenders and their affiliates, amend any of its or their organizational documents, (j) engage in any line of business materially different from those lines of business carried on by it on the date of this letter (or enter into any agreement to do so), (k) take any action that would reasonably be expected to result in the delisting or suspension of the Common Stock from the NASDAQ Global Market; (l) fail to file any reports on Form 10-Q or 10-K prior to the date such filings are required to be made under applicable law and regulations (giving effect to any legally permitted extension or grace period associated therewith) and in accordance with applicable law and regulations, it being agreed that a subsequent amendment of any such filing shall not constitute a breach of this provision so long as the initial filing was otherwise properly filed in accordance with applicable law and regulations prior to such date (giving effect to any legally permitted extension or grace period associated therewith) and any such subsequent amendment was filed in accordance with applicable law and regulations prior to the date such amendment is required to be made under applicable law and regulations; or (m) grant registration rights to any person (other than the Commitment Party, the Lenders and their respective affiliates or in connection with any Permitted Equity Issuances or the issuance of the Seller Equity) in respect of its equity or debt securities. The Borrower shall (i) promptly upon knowledge or notice thereof (and, in any event, within one business day thereof), notify Mark Wood and Kristopher Ring at Katten Muchin Rosenman LLP at mark.wood@kattenlaw.com and kristopher.ring@kattenlaw.com, as counsel to the Commitment Party (but, for the avoidance of doubt, not the Commitment Party itself), of any breaches or defaults under the Acquisition Documents (including, without limitation, providing copies of any documentation evidencing or claiming such a breach or default) and (ii) promptly upon execution or receipt thereof (and, in any event, within one business day thereof), deliver copies to Mark Wood and Kristopher Ring at Katten Muchin Rosenman LLP at mark.wood@kattenlaw.com and kristopher.ring@kattenlaw.com, as counsel to the Commitment Party (but, for the avoidance of doubt, not the Commitment Party itself) of any amendments, restatements, supplements, modification, changes, consents or waivers to the Acquisition Documents.

“Permitted Liens” means (a) liens for taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) liens of carriers, warehousemen, mechanics, repairmen and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, none of which are, individually or in the aggregate, material to the business of the Borrower and its subsidiaries (the “Business”), (c) restrictions under any leases, subleases and similar agreements with respect to leased real property, none of which, individually or in the aggregate, materially interferes with the ordinary conduct of the Business as a whole, (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (f) liens securing the Oberland LSA that will be released on the Closing Date, (g) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due, (h) liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided, that such liens extend only to such insurance proceeds and not to any other property or assets) in the ordinary course of business, (i) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms, (j) precautionary liens filed in respect of operating leases, (k) liens on property subject to capital leases securing such capital leases in an aggregate amount not to exceed $50,000 at any time outstanding and (l) restrictions on transfer under applicable securities laws.

This letter constitutes a legally binding agreement by you to work exclusively with the Commitment Party for obtaining debt or equity for purposes of consummating (or attempting to consummate) the Acquisition. You shall (and you shall cause your affiliates to) ensure that at all times prior to the termination of this letter (or after such termination of this letter if caused by the breach of the Borrower or its affiliates of the terms, covenants or provisions of this Commitment Letter), you and your affiliates shall not enter into, arrange, place, or propose any commercial bank or other credit facilities or other types of debt or issue any equity securities or warrants in connection with the Acquisition, other than the Permitted Debt and Equity Issuances; provided, that, the obligations under this paragraph shall terminate if the Commitment Party fails to confirm in writing, within ten (10) business days of a written request by the Borrower to the Commitment Party (with detailed instructions included in such request for how the Commitment Party may respond to the Borrower by email address, phone number, fax number and mailing address included therein), that the Commitment Party intends to comply with the Commitment upon the satisfaction of the conditions precedent set forth in Section 2 of the Commitment Letter and the Conditions Annex and has not determined, to its knowledge as of the date of its response, that such conditions precedent are not capable of being satisfied; provided further that the Borrower shall only have the right to make any such request once during any sixty (60) day period (with the delivery of any such request to the Commitment Party commencing the first day of such sixty (60) day period) and any additional requests made during such sixty (60) day period shall be null and void and the provisions in the immediately preceding proviso in this sentence shall not apply, or be enforceable against the Commitment Party, in such instance.

4. Information; No MNPI. You represent, warrant and covenant that all written information and written data (other than forward-looking or projected information and information of a general economic or general industry nature; provided that, for the avoidance of doubt, any projections or other forward-looking information that includes any material non-public information has not been shared with the Commitment Party, the Agent, the Lenders or any of their affiliates) concerning the Borrower, the Guarantors, their affiliates and the Acquired Assets and the Transactions that has been or will be made available to the Agent, the Commitment Party, any of the Lenders or any of their affiliates by you, your affiliates or your or their representatives, including in the Borrower’s filings with the SEC (as defined below) (the “Information”), when taken as a whole (after giving effect to all supplements and updates thereto through the date furnished), (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading. Solely as they relate to matters with respect to the Acquired Assets and the Seller, the foregoing representations, warranties and covenants are made to the best of your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information. You agree that if at any time prior to the closing of the Facilities, any of the representations, warranties or covenants in this Section 4 would be incorrect in any material respect if the Information were being furnished, and such representations, warranties or covenants were being made, at such time, then you will (i) with respect to Information relating to the Borrower, the Guarantors or their affiliates, promptly supplement the Information, and (ii) with respect to Information relating to the Acquired Assets and the Seller, use commercially reasonable efforts to promptly supplement the Information, as the case may be, so that such representations, warranties and covenants will be true, correct and complete in all material respects under those circumstances. The accuracy of the foregoing representations in this Section 4, whether or not cured, shall not be a condition precedent to the Commitment unless the inaccuracy results in a condition in Section 2 of this Commitment Letter or in the Conditions Annex otherwise not having been satisfied.

At or prior to 9:30 a.m. (New York City time) on the third (3rd) business day following the date of this Commitment Letter, the Borrower shall file a current report on Form 8-K (the “Announcing Form 8-K”) with the Securities and Exchange Commission (the “SEC”) describing the terms of the transactions (including, without limitation, the Transactions) contemplated by this Commitment Letter and by the Acquisition Agreement and disclosing any other material non-public information (in the context of United States of America federal securities laws) provided or made available to the Commitment Party, the Agent, the Lender, any of their affiliates or any of their officers, directors, employees, attorneys, advisors, representatives or agents (all such persons and entities, collectively, the “Applicable Persons”) by the Borrower or any of its subsidiaries or affiliates (not including, for the purpose of this paragraph, the Seller or any of its subsidiaries or affiliates) or any of its or their respective officers, directors, employees, attorneys, representatives or agents prior to the filing of the Announcing Form 8-K. The Announcing Form 8-K shall include as exhibits thereto this Commitment Letter (including the annexes hereto) and the Acquisition Agreement. The Borrower represents and warrants to the Commitment Party, the Agent, the Lenders and each other Applicable Person that, from and after the filing of the Announcing Form 8-K, no Applicable Person shall be (or shall be deemed to be) in possession of any material non-public information regarding the Borrower, any of its subsidiaries or affiliates, the Acquisition, the Transactions, the Acquired Assets or the Seller received from the Borrower or any of its subsidiaries or affiliates (not including, for the purpose of this paragraph, the Seller or any of its subsidiaries or affiliates) or any of its or their respective officers, directors, employees, attorneys, advisors, representatives or agents. Notwithstanding any affirmative disclosure obligations of the Borrower pursuant to the terms of this Commitment Letter, the Borrower shall not, and shall cause each of its subsidiaries and affiliates (not including, for the purpose of this paragraph, the Seller or any of its subsidiaries or affiliates) and its and each of their respective officers, directors, employees, attorneys, advisors, representatives and agents to not, provide any of the Applicable Person with any material non-public information regarding the Borrower, any of its subsidiaries or affiliates, the Acquisition, the Transactions, the Acquired Assets or Seller from and after the filing of the Announcing Form 8-K with the SEC without the express prior written consent of the Commitment Party, it being acknowledged and agreed that any such consent given prior to the date hereof shall be ineffective from and after the date of the Announcing Form

8-K. The Borrower hereby acknowledges and agrees that no Applicable Party shall have any duty of trust or confidence with respect to any material non-public information provided to any Applicable Party in breach of, or otherwise possessed by any Applicable Party as a result of a breach of, any of the foregoing covenants. Notwithstanding anything to the contrary contained herein, in the event of a breach of any of the foregoing covenants, in addition to any other remedies available at law or in equity, the Commitment Party and its affiliates shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of the applicable material non-public information without the prior approval by the Borrower or any other person or entity.

5. Indemnification. You agree to indemnify and hold harmless the Agent, the Commitment Party, the Lenders, their affiliates and the principals, directors, officers, employees, representatives, agents, accountants, attorneys and third party advisors of each of them (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, dispute or proceeding or preparation of a defense in connection therewith, in each case, regardless of whether such Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party, you, a Guarantor, your subsidiaries, the Acquired Assets, the Seller or any of your or their respective affiliates)) (a) any matters contemplated by this Commitment Letter, the Facilities Documentation, the Transactions or any transactions contemplated hereby or thereby (including, without limitation, the execution, delivery and performance of this Commitment Letter and the Facilities Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Loan Facilities, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees, expenses and charges (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole), one local counsel in each relevant jurisdiction and one regulatory counsel to all such Indemnified Parties, taken as a whole, and in the event of a conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Parties)) actually incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction resulting directly and primarily from such Indemnified Party’s (A) own bad faith, gross negligence or willful misconduct or (B) material breach of its funding obligations to the Borrower under this Commitment Letter at a time when neither you nor your affiliates have breached your obligations in this Commitment Letter in any material respect or (C) a dispute solely among Indemnified Parties (other than a dispute involving any Commitment Party solely in its capacity as the Agent or any other similar role in connection with this Commitment Letter, the Facilities, the Transactions or any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities) not arising out of any act or omission on the part of you or your affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in the immediately preceding sentence applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders, affiliates or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Neither you nor any Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Facilities Documentation or any other element of the Transactions. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

6. Expenses. Regardless of whether the Facilities close or the Closing Date occurs, you agree to pay to the Agent, the Commitment Party, the Lenders and their affiliates all reasonable and documented fees and expenses (including, but not limited to, all reasonable and documented costs and out-of-pocket expenses of one (1) legal counsel and, to the extent necessary, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel if reasonably required for all of the Agent, the Commitment Party, the Lenders and their affiliates) incurred by them in connection with this Commitment Letter, the Facilities, the Transactions and the Facilities Documentation (including, without limitation, the preparation, negotiation, execution and delivery of this Commitment Letter and the Facilities Documentation and any costs, expenses and legal fees incurred prior to, on and after the date hereof); provided that the maximum amount of such legal costs incurred prior to the Closing Date in connection with the Facilities Documentation by the Agent, the Commitment Party and the Lenders that is required to be paid by the Borrower is $500,000. Such amounts in this Section 6 shall be due and payable on the Closing Date or otherwise (either before or after the Closing Date) prior to the 30th day after demand is made therefor by the Agent, the Commitment Party, the Lender or any of their affiliates.

7. Fees. As consideration for the Commitment and agreements of the Commitment Party hereunder, you agree to pay, or you agree to cause to be paid, the fees described in the fee portions of the Term Sheet Summary on the terms and subject to the conditions set forth therein.

8. Confidentiality. Subject to the second paragraph of Section 4, the Commitment Party shall treat all written information received from the Borrower regarding the Seller or the Acquired Assets that is marked (or is disclosed as being) “confidential” in a confidential manner (the “Seller Confidential Information”); provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such Seller Confidential Information (a) subject to the final proviso of this sentence, to the Agent, any Lender, any assignee or participant or prospective Lender or participant (in each case, other than any known direct competitor of the Borrower or the Seller), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case the Commitment Party shall, to the extent permitted by law, rule, regulation or proceed, use commercially reasonable efforts to (i) inform you promptly thereof and (ii) ensure that any such Seller Confidential Information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over the Commitment Party or its affiliates (in which case the Commitment Party shall except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, rule or regulation, use commercially reasonable efforts to (i) notify you promptly thereof and (ii) ensure that any such Seller Confidential Information so disclosed is accorded confidential treatment), (d) to its affiliates and its and its affiliates” directors, officers, employees, accountants, attorneys, other professional advisors, agents and representatives who have been advised of their obligation to maintain the confidentiality of the Seller Confidential Information for the purpose of evaluating, negotiating or entering into the Facilities and the other Transactions, (e) to the extent any such Seller Confidential Information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or its or their respective directors, officers, employees, accountants, attorneys or other professional advisors in material breach of this Section 8, or is independently developed by the Commitment Party, its affiliates or its or their respective directors, officers, employees, accountants, attorneys, other professional advisors, agents or representatives without the use of any confidential information involving Seller Confidential Information, (f) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense and (g) to the extent any such Seller Confidential Information becomes available to the Commitment Party, its affiliates or its or their respective directors, officers, employees, accountants, attorneys, other professional advisors, agents or representatives from a source which is not known by the Commitment Party to be subject to any contractual or fiduciary confidentiality obligation owing to the Seller with respect to the Seller Confidential Information. The provisions of this paragraph shall automatically terminate on the date that is two years following the date of this Commitment Letter unless earlier superseded by the relevant Facilities Documentation.

9. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Party, the Agent, any Lender or any of their affiliates from carrying on any business with, providing banking or other financial or equity services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller or any of your or its affiliates, or any other party, person or entity that may have interests different than or adverse to such parties, persons or entities. The Borrower (i) acknowledges and consents to the Commitment Party, the Agent, the Lenders or any of their affiliates providing any Seller Bridge Financing or any other loans or commitments to the Seller and (ii) acknowledges and agrees that the providing thereof does not constitute a breach of this Commitment Letter or any Facilities Documentation. The Borrower agrees that the Commitment Party, the Agent and the Lenders have no obligation to inform the Borrower of any Seller Bridge Financing or any other loans or commitments provided to the Seller from time to time.

(b) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facilities and any related services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you, on the one hand, and the Commitment Party, the Agent and the Lenders, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, the Commitment Party, the Agent and the Lenders are and have been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, person or entity, (iii) none of the Commitment Party, the Agent, any Lender or any of their affiliates has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether the Commitment Party, the Agent, the Lenders or any of their affiliates have advised or are currently advising you or your affiliates on other matters) and none of the Commitment Party, the Agent the Lenders or their affiliates have any obligation to you or your affiliates with respect to the Transactions except the Commitment solely of the Commitment Party based on the terms, and subject to the conditions and covenants, set forth in the this Commitment Letter, (iv) the Commitment Party, the Agent, the Lenders and their affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and none of the Commitment Party, the Agent, any Lender or any of their affiliates shall have any obligation to disclose any of such interests, and (v) none of the Commitment Party, the Agent, the Lenders or any of their affiliates have provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. The Borrower waives and releases, to the fullest extent permitted by law, any claims that it may have against Deerfield, the Deerfield Funds, the Commitment Party, the Agent, the Lenders and their respective affiliates with respect to any breach of fiduciary duty or alleged breach of fiduciary duty as a consequence of this Commitment Letter and the Facilities Documentation.

10. Acceptance/Expiration of Commitment.

(a) This Commitment Letter and the Commitment of the Commitment Party set forth herein shall automatically terminate at 11:59 p.m. (New York Time) on November 30, 2017 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter (and all components thereof) shall have been fully delivered by electronic mail to the Commitment Party by such time to the attention of Jonathan Leff at jleff@deerfield.com.

(b) If this Commitment Letter is accepted by you as provided above, the Commitment and the undertakings of the Commitment Party set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) the funding of the Closing Date Loans, (ii) the consummation of any portion of the Acquisition (with or, unless a court of competent jurisdiction has found by a final, non-appealable judgment that the Commitment Party has materially breached its funding obligations under this Commitment Letter at a time when neither you nor your affiliates have breached your obligations under this Commitment Letter in any material respect, without the use of any of the Closing Date Loans or the other Facilities), (iii) the termination of the Acquisition Agreement and (iv) 11:59 p.m. (New York time) on May 28, 2018.

(c) Each of the parties hereto agrees that this Commitment Letter, if accepted by the Borrower prior to the Acceptance Deadline as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein (including an agreement to negotiate in good faith the Facilities Documentation by the parties in a manner consistent with this Commitment Letter), it being acknowledged and agreed by the parties that the Commitment and the funding of the Closing Date Loans is subject to the conditions set forth in Section 2 of this Commitment Letter and the Conditions Annex.

11. Survival. The Sections and provisions of this Commitment Letter and the Term Sheet Summary relating to Clear Market, Other Covenants, Exclusivity, Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law and “Capital Commitment Fee” shall survive any termination or expiration of this Commitment Letter; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Clear Market, Other Covenants, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder.

12. Governing Law; Jury Trial Waiver. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED HERETO OR THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A “MATERIAL ADVERSE EFFECT” HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY, UNTRUTHFULNESS OR INCORRECTNESS OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION THERE HAS BEEN A FAILURE OF A CONDITION PRECEDENT TO YOUR OBLIGATION TO CONSUMMATE THE ACQUISITION OR SUCH FAILURE GIVES YOU THE RIGHT TO TERMINATE YOUR OBLIGATIONS (OR TO DECLINE OR REFUSE TO CLOSE OR CONSUMMATE THE ACQUISITION) UNDER THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER.

13. Venue and Submission to Jurisdiction. The parties hereto irrevocably consent and agree that the Commercial Division, New York State Supreme Court and the federal courts, in each case, sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York), shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this

Commitment Letter, the Facilities, the Transactions, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters. The parties hereto expressly and irrevocably submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby irrevocably waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

14. Patriot Act. The Commitment Party, the Agent and the Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Commitment Party, the Agent and each Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow the Commitment Party, the Agent or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Commitment Party, the Agent and each Lender.

15. Miscellaneous. This Commitment Letter embodies the entire agreement among the Commitment Party and you with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof (including, without limitation, any prior proposal letter or term sheet related to the Facilities or the Transactions). No person or entity has been authorized by the Commitment Party to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Party, and any purported assignment without such consent shall be absolutely void ab initio. The Commitment of the Commitment Party may be assigned to any of the other Deerfield Funds and any other Deerfield managed investment funds and their affiliates and such persons and entities may become “Lenders” or the “Agent” under the Facilities and a “Commitment Party”, “we” or “us” under this Commitment Letter, in each case, without the consent of the Borrower or any other person or entity. This Commitment Letter is not intended to benefit or create any rights in favor of any person or entity other than the parties hereto and other Deerfield Funds and Deerfield managed investment funds and their affiliates that are assigned any portion of the Commitment and that become a “Commitment Party”, “we” or “us” under this Commitment Letter and, with respect to indemnification, each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter (and any components thereof) may only be amended, restated, modified or superseded by an agreement in writing signed by you and the Commitment Party. The division of this Commitment Letter into Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Commitment Letter or any of its provisions.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing a counterpart of this Commitment Letter and returning it to the Commitment Party, together with the Term Sheet Summary and the Conditions Annex (and the Exhibits) attached to it, by no later than the Acceptance Deadline.

Sincerely,

Commitment Party:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P., General Partner

By:	J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

Agreed to and accepted as of the date first above written:

MELINTA THERAPEUTICS, INC.

By:	/s/ Paul Estrem
	Name:	Paul Estrem
	Title:	Chief Financial Officer

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Capitalized Terms used herein without definition shall have the meanings assigned to them in the commitment letter (such commitment letter, together with the below-defined Term Sheet Summary, Schedule 1 and the Conditions Annex I attached hereto and thereto (and Exhibit A attached thereto) (such Annex I and Exhibit A, the “Conditions Annex”), the “Commitment Letter”) to which this Summary of Terms and Conditions (this “Term Sheet Summary”) is attached, or if not defined therein, in Annex I attached to this Term Sheet Summary.

Loan Facility Terms

Borrower	Melinta Therapeutics, Inc., a Delaware corporation (the “Borrower”)

Guarantors

Each of the Borrower’s existing and future domestic subsidiaries other than Excluded Foreign Subsidiaries (as defined below) (collectively the “Guarantors”) (the Borrower and the Guarantors referred to herein as the “Loan Parties”)

“Excluded Foreign Subsidiary” means, for any taxable year of such foreign subsidiary to which Section 956(a) of the Code (as defined below) applies with respect to the domestic Loan Party of which such foreign subsidiary is a subsidiary, any foreign subsidiary which is a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations promulgated thereunder) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting equity interests to secure, any indebtedness (other than the Loan Facility) of a Loan Party. For the avoidance of doubt, a foreign subsidiary shall not be (or, if it previously was, shall cease to be) an Excluded Foreign Subsidiary from and after the effective date of any change in law making Section 956 of the Code inapplicable to its domestic parent.

Lenders	(a) Deerfield Private Design Fund IV, L.P. (“DPDF IV”) or any other investment funds managed by Deerfield or any of their affiliates and (b) other persons and entities reasonably acceptable to the Agent and the Borrower (the persons and entities in clauses (a) and (b), together with its successors and assigns, collectively, the “Lenders”). It is currently anticipated that DPDF IV will be the sole Lender on the Closing Date.

Agent	DPDF IV, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

Closing Date Loans	Loans to be made on the Closing Date in an amount equal to the Closing Date Loan Amount, upon satisfaction of the conditions set forth in Section 2 in the Commitment Letter and the Conditions Annex (the “Closing Date Loans”).

Delayed Draw Term Loan Facility

A delayed draw term loan facility (the “DDTL Facility”) of up to $50 million, under which loans (each, a “Delayed Draw Term Loan”, and together with the Closing Date Loans, the “Loans”) will be made available to the Borrower after (but not including) the Closing Date until (but not including) the second annual anniversary of the Closing Date (the “DDTL Commitment Expiration Date”), subject only to the following terms and conditions:

(i) conditioned upon (both immediately before and after giving effect to the making of any such Delayed Draw Term Loan): (A) the Borrower achieving annualized net

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

sales of $75 million based upon the actual net sales amounts for the first two fiscal quarters preceding the making of the first Delayed Draw Term Loan (but reflecting net sales generated by the Acquired Assets on a pro forma basis for any such fiscal quarter occurring prior to the Closing Date), (B) pro forma compliance with the financial covenants, (C) compliance with use of proceeds provisions of the Facilities Documentation, (D) truthfulness, correctness and completeness of all representations and warranties in the Facilities Documentation (including, without limitation, the solvency representation), (E) delivery of a borrowing notice request in form and substance satisfactory to the Agent and the Lenders, (F) no default or event of default existing under the Facilities Documentation, (G) the Borrower providing notice of any request for a Delayed Draw Term Loan to the Agent and the Lenders at least fifteen (15) business days prior to the proposed funding date of such Delayed Draw Term Loan pursuant to a borrowing notice that is in form reasonably acceptable to the Agent and the Lenders and (H) such other conditions to be agreed in the Facilities Documentation;

(ii) the DDTL Facility may be funded in up to 5 separate draws before the DDTL Commitment Expiration Date;

(iii) the DDTL Facility will bear interest at 14.75% per annum, payable quarterly in arrears in accordance with the terms set forth in clause (ii) of the “Interest” section below, and otherwise similar to the payment of the Closing Date Loans;

(iv) the minimum amount of any Delayed Draw Term Loan request shall be at least $10 million;

(v) the maturity date of all Delayed Draw Term Loans will be sixth anniversary of the date when the first Delayed Draw Term Loan is made under the DDTL Facility (the “DDTL Maturity Date”);

(vi) amounts repaid on the DDTL Facility may not be reborrowed;

(vii) proceeds of the DDTL Facility shall be used for general corporate and working capital purposes (including Permitted Acquisitions (as defined below)) and in compliance with the use of proceeds provisions in the Facility Agreement; and

(viii) the other terms of the DDTL Facility shall be either (A) consistent with the Closing Date Loans (taking into account the later maturity date for pushing out the applicability of certain terms, such as, among other things, prepayment premiums, amortization (measured from such first draw under the DDTL Facility), upfront fees and other fees and collateral) or (B) as otherwise agreed.

Interest

(i) On the Closing Date Loans, 11.75% per annum, payable quarterly in arrears. The Borrower will have the right to make any interest payments on the Closing Date Loans only in cash or freely tradable shares of Common Stock or in a combination of cash and freely tradable shares of Common Stock (subject, in the case of payment in shares of Common Stock, to price, quantity, 9.985% beneficial ownership limitations and liquidity conditions set forth in the Facilities Documentation).

(ii) On any Delayed Draw Term Loans, 14.75% per annum, payable quarterly in arrears. The Borrower will have the right to make any interest payments on the Delayed Draw Term Loans only in cash or freely tradable shares of Common Stock or

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

in a combination of cash and freely tradable shares of Common Stock (subject, in the case of payment in shares of Common Stock, to price, quantity, 9.985% beneficial ownership limitations and liquidity conditions set forth in the Facilities Documentation).

Default Rate; Late Payment Fee	Additional interest of 2% upon the existence of any event of default, which shall (a) for payment and bankruptcy events of defaults, apply immediately and automatically and (b) for all other events defaults, be exercisable at the sole election of the Agent or any Lender, which election shall apply retroactively from the date such event of default first occurred. With respect to any late payment of principal, interest or other amounts, other than to the extent arising from an acceleration (except for an acceleration due (completely or partially) to a payment event of default that is not caused by an automatic acceleration from a bankruptcy event of default) or bankruptcy, a 10% fee on such overdue amounts to be paid in cash.

Maturity Date and Amortization

Any outstanding Closing Date Loans shall be repaid in cash on the sixth anniversary date of the Closing Date. Any outstanding Delayed Draw Term Loans shall be repaid in cash on the DDTL Maturity Date.

The aggregate principal amount of the Loans shall be repaid in cash in equal monthly cash payments between the fourth anniversary and the sixth anniversary of (i) in respect of Closing Date Loans, the Closing Date, and (ii) in respect of any Delayed Draw Term Loans, the date that the first Delayed Draw Term Loan is made under the DDTL Facility.

Use of Proceeds	The proceeds of (i) the Closing Date Loans will be used to finance (a) the purchase price of the Acquisition, including the refinancing of existing indebtedness (to the extent agreed to by the Lenders to be repaid with the proceeds thereof), payment of fees, costs and expenses incurred in connection with the consummation of the Acquisition and the Facilities and (b) ongoing working capital requirements and other general corporate purposes and (ii) the DDTL Facility will be used to finance general corporate and working capital purposes; provided, however, that the amount of funds disbursed for the aforementioned uses shall be pursuant to the conditions in the Facilities Documentation (including, without limitation, those set forth in Section 2 of the Commitment Letter and in the Conditions Annex and, with respect to the DDTL Facility, those set forth in the “Delayed Draw Term Loan Facility” section above in this Term Sheet Summary).

Optional Prepayments

The Loans may be prepaid, in whole or in part, in cash at the option of the Borrower at any time upon three (3) business days’ notice subject to the payment by the Borrower to the Lenders (based on their pro rata share of such Loans) of (i) an exit fee equal to 2% of the amount of Loans paid, repaid or prepaid, which shall be due and payable in cash upon each such repayment of the applicable tranche of Loans, and (ii) the fees outlined below (any such fee, a “Prepayment Fee”) to be paid in cash, if paid, repaid or prepaid:

(a) after (but not including) the third anniversary, and on or before the fourth anniversary, of the Closing Date (with respect to the Closing Date Loans) or the date that the first Delayed Draw Term Loan is made (with respect to the Delayed Draw

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Term Loans), as applicable, upon cash payment of a premium equal to 75% of the total annual interest payment amount on all principal of the applicable Loans being paid, repaid or prepaid (without giving effect to the principal payment, repayment or prepayment when calculating the 75%), which, by way of example, (i) for the Closing Date Loans, the principal thereof that was outstanding immediately prior to any such payment, repayment or prepayment would be multiplied by 11.75% and then multiplied by 75% and (ii) for the Delayed Draw Term Loans, the principal thereof that was outstanding immediately prior to any such payment, repayment or prepayment would be multiplied by 14.75% and then multiplied by 75%;

(b) after (but not including) the fourth anniversary, and on or before the fifth anniversary, of the Closing Date (with respect to the Closing Date Loans) or the date that the first Delayed Draw Term Loan is made (with respect to the Delayed Draw Term Loans), as applicable, upon cash payment of a premium equal to 50% of the total annual interest payment amount on all principal of the applicable Loans being paid, repaid or prepaid (without giving effect to the principal payment, repayment or prepayment when calculating the 50%); and

(c) after (but not including) the fifth anniversary of the Closing Date (with respect to the Closing Date Loans) or the date that the first Delayed Draw Term Loan is made (with respect to the Delayed Draw Term Loans), as applicable, upon cash payment of a premium equal to 25% of the total annual interest payment amount on all principal of the applicable Loans being paid, repaid or prepaid (without giving effect to the principal payment, repayment or prepayment when calculating the 75%).

For the avoidance of doubt, the principal amount of the Loans shall not be permitted to be paid, repaid or prepaid on or prior to the third anniversary of the Closing Date (with respect to the Closing Date Loans) or the date that the first Delayed Draw Term Loan is made (with respect to the Delayed Draw Term Loans).

All prepayments of the Loans shall be applied pro rata to the outstanding principal balance of the Closing Date Loans and then the outstanding principal balance of the Delayed Draw Term Loans, but within each such tranche of Loans, any voluntary prepayments shall be applied as directed by the Borrower and any acceleration payments shall be applied as determined by the Agent and the Lenders in their sole discretion.

Yield Enhancement Fee	A yield enhancement fee shall be paid in cash by the Borrower to the Lenders funding such Loans in the amount of 2% of the principal amount of (i) the Closing Date Loans, which shall be due and payable in cash on the Closing Date, and (ii) each Delayed Draw Term Loan, which shall be due and payable in cash on the date such Delayed Draw Term Loan is made. Each such fee shall be paid in cash directly to the funding Lenders based upon their pro rata share of the principal amount of the Loan being funded.

Upfront Fee	An upfront fee shall be paid in cash by the Borrower to the Lenders funding such Loans in the amount of 2% of the principal amount of (i) the Closing Date Loans, which shall be due and payable in cash on the Closing Date, and (ii) each Delayed Draw Term Loan, which shall be due and payable in cash on the date such Delayed

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Draw Term Loan is made. Each such fee shall be paid in cash directly to the funding Lenders based upon their pro rata share of the principal amount of the Loan being funded.

Capital Commitment Fee	A fee in the amount of $3 million shall be paid in cash by the Borrower to the Lenders on the date (the “Capital Commitment Fee Payment Date”) that is the earlier of (x) the one year anniversary of the date of the Commitment Letter and (y) the date that is 5 (five) business days following the termination of the Acquisition Agreement, in each case solely to the extent that the Closing Date has not occurred prior to such Capital Commitment Fee Payment Date (other than to the extent the failure of the Closing Date to have occurred by such Capital Commitment Fee Payment Date is found by a final, non-appealable judgment of a court of competent jurisdiction to have directly and primarily resulted from the Commitment Party failing to fund the Closing Date Loans when (i) all of the conditions set forth in Section 2 of the Commitment Letter and the Conditions Annex had been satisfied and (ii) the Commitment Letter was still in full force and effect at such time). This Section of this Term Sheet Summary shall survive the termination of the Commitment Letter and the Borrower shall still be obligated to pay such amounts in such instance.

Availability

The (i) Closing Date Loans shall be made on the Closing Date subject solely to the conditions in Section 2 of the Commitment Letter and in the Conditions Annex and (ii) the Delayed Draw Term Loans may be borrowed by the Borrower subject to the terms and conditions set forth in this Term Sheet Summary, including the “Delayed Draw Term Loan Facility” section above in this Term Sheet Summary.

Repayments and prepayments of the Loan Facility may not be reborrowed.

Collateral; Ranking

Subject to the Certain Funds Provision, the Facilities (and all obligations thereunder) shall be secured by a first priority perfected lien (subject to the immediately succeeding paragraph below) on all of the Loan Parties’ tangible and intangible assets (the “Collateral”), subject to standard exclusions and carve-outs. The Collateral shall include, among other assets, the stock of each of the Borrower’s existing and future subsidiaries (or, in the case of first tier Excluded Foreign Subsidiaries, 65% of the voting and 100% of the non-voting equity interests), other than the extent such stock pledge is not permitted by law or requires regulatory approval.

While the Collateral shall be subjected to a first priority perfected lien of the Agent (for the benefit of the Agent, the Lenders and the other secured parties), the Borrower may enter into a revolving credit facility of up to $20 million (the “Revolving Facility”) that may have lien priority over the Facilities subject to entering into an intercreditor agreement that is reasonably satisfactory to the Agent and the Lenders (the “Intercreditor Agreement”); provided that, for the avoidance of doubt, (a) the Facilities shall not be payment subordinated to the Revolving Facility and the Intercreditor Agreement shall not include any payment subordination and (b) the Borrower and its subsidiaries can only have one revolving credit facility combined and it shall be the Revolving Facility and subject to the terms and conditions set forth in the Commitment Letter and the Facilities Documentation. To the extent any Revolving Facility is outstanding (or will be outstanding) on any such date of determination, then the Intercreditor Agreement shall be part of the Facilities Documentation.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Representations and Warranties

The representations and warranties included in the Facility Agreement will be limited to the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be mutually agreed):

Compliance with, no violation of and effectiveness of, organizational documents; no default or event of default; paying debts as they become due, solvency and no dissolution, liquidation, etc.; no liens; valid existence, good standing and foreign qualifications, power and authority; no governmental actions proceedings or threats; absence of litigation, threats, injunctions, orders, investigations, etc.; due authorization, execution and delivery; duly authorized, validly issued, fully paid and non-assessable Shares and Warrant shares (upon exercise), valid and binding obligations and enforceability; no conflict or creation of liens with agreements, organizational documents, law or judgments, governmental orders, etc.; no consent, authorizations or filings required (other than shareholder approval only for purpose of NASDAQ requirement and other consents, authorizations and filings obtained or made); compliance with law, regulations, etc.; compliance with authorizations, licenses, permits, governmental orders, etc. and validity and effectiveness thereof; real estate; ownership of property; leases; intellectual property; no default or breach under agreements, etc.; taxes; no exclusive rights agreements regarding services; governmental compliance and authorizations; SEC filings, reportings, compliance, etc.; financial condition and financial statements (including, without limitation, with respect to acquired persons, entities and businesses and predecessors), and reports; no material adverse effect; internal and disclosure controls; ERISA; subsidiaries; share issuances, warrants, stockholder agreements and other stock limitations, restrictions and compliance; delivery of correct and complete organizational documents; use of proceeds; environmental and hazardous materials; no investment company (and no regulation under the Investment Company Act); no applicability of Federal Power Act, Interstate Commerce Act, state public utilities codes or any other federal or state statute, etc. limiting its ability to incur debt, pledge assets or perform obligations under the Facilities Documentation; labor relations; jurisdiction or organization, legal name, organizational identification number and location of chief executive office; deposit and other accounts; accuracy of information; compliance with OFAC, money laundering, Patriot Act and other anti-terrorism laws and anti-corruption laws; capitalization of the Borrower; Shares, Warrants and Warrant shares are not subject to preemptive rights and the issuance thereof will not result in any anti-dilution adjustment of outstanding securities; reservation of authorized Common Stock for issuance upon exercise of the Warrants; compliance with Sarbanes-Oxley Act; no “shell company”; eligibility for registering the Shares and Warrant shares for resale; no general solicitation of securities; no offers or sales of securities requiring registration under Securities Act; registration of the Common Stock; listing on NASDAQ, and no suspension of trading or violation of stock market rules and regulations; clearance and eligibility of the Common Stock through DTC, DWAC, DRS, etc.; inapplicability of anti-takeover provisions in organizational documents and law and no “poison pill” adoption; derivatives and short sales and purchases and hedging; Warrant acknowledgments and representations; placement, broker and adviser commissions; Acquisition, Acquisition Agreement and related documents and compliance therewith and receipt of necessary consents and approvals with respect thereto; Revolving Facility and documents and compliance related thereto and receipt of necessary consents and approvals; collateral and lien creation, perfection actions and lien priority; and healthcare.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Affirmative Covenants

The affirmative covenants included in the Facility Agreement will be limited to the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be agreed):

Preservation of organizational existence and jurisdiction qualifications; compliance with laws; licenses and permits; maintenance of property; insurance; taxes (including calculation and allocation of original issue discount to debt, warrants and equity provided in connection with the Facilities Documentation); default and event of default notices; copies of documents, notices, defaults and breaches under the Revolving Facility; notices of material events and events regarding the Acquisition and related documents (and copies thereof); reports sent to certain other investors and parties; financial statements and other financial deliverables; notices and deliverables related to the Acquisition and the Acquisition Agreement (including, without limitation, any breaches or defaults under, and any amendments, restatements, changes, consents, waivers, etc. to the Acquisition Agreement and other related documents (collectively, the “Acquisition Documents”); the perfection certificates and compliance certificate deliverables; GAAP compliance; compliance with SEC reporting requirements; additional information requests; inspection of property and books and records; truth and accuracy of representations, warranties and other information and additional disclosures; control agreements on deposit and other accounts; collateral deliverables and further assurances (including provision of additional collateral and guaranties); real estate; ERISA; Form D filings; exemptions or qualification under applicable laws for securities; “blue Sky” law compliance and filings; active listing of Common Stock with NASDAQ; SEC filings with respect to information on Facilities and Transactions; restrictions on providing material non-public information to the Agent, the Lenders and their affiliates; notices and acknowledgments related to securities; options and convertible securities; public company covenants; anti-layering; royalty-related covenants; obligation to reserve for issuance authorized and unissued shares of Common Stock as shall be sufficient for the exercise of the Warrant in full; healthcare; and any post-closing obligations (including, without limitation, any that are required pursuant to the Certain Funds Provision).

Negative Covenants

The negative covenants included in the Facility Agreement will be limited to the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be agreed):

Limitations on: consolidations, mergers, dissolutions and liquidations; formation or acquisition of subsidiaries; partnership, joint venture, profit-sharing or royalty agreements with certain affiliates; management service arrangements and management and related fees, expenses and indemnities; dividends, distributions and restricted payments; liens; asset dispositions; indebtedness; investments; issuances and sales of controlling or management interests in equity of the Loan Parties or their subsidiaries (other than permitted under the Warrants); transactions with affiliates; ERISA; nature and line of business; amendments to organizational documents, Acquisition Documents, Revolving Facility documents and other material documents; changes to accounting and reporting practices and fiscal periods; changes to legal name, jurisdiction of organization, chief executive office, entity structure and entity identity; prepayments of indebtedness; negative pledge and restrictions on dividends and distributions, asset sales, management fees and certain other actions;

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

noncompliance with OFAC, money laundering, Patriot Act and other anti-terrorism laws and anti-corruption laws; sale leaseback, synthetic leases and similar transactions; environmental violations and hazardous materials; investment companies and registration under the Investment Company Act; Revolving Facility; royalties; no material operations or revenue of Rib-X Therapeutics Limited; and healthcare violations.

Permitted Acquisitions

The Borrower will be permitted to make acquisitions with an aggregate purchase price (including, without limitation, costs and expenses, deferred purchase price and indebtedness assumed and/or incurred in connection therewith) not in excess of $50,000,000 (excluding the purchase price of the Acquisition from such capped amount) from and after the Closing Date, in each case, for all acquisition targets organized in the United States of America or of assets which are located in the United States of America; provided that all of the conditions specified in the Credit Documentation have been fully satisfied, including, without limitation the following:

(a) receipt of (i) material acquisition documents; provided that, on the third (3rd) business day following the date of such acquisition documents, the Borrower shall file a current report on Form 8-K with the SEC describing the terms of the transactions contemplated by such acquisition documents and disclosing any other material non-public information (in the context of United States of America federal securities laws), and (ii) to the extent required in the acquisition documents, all required consents and approvals;

(b) (i) granting to the Agent of a first priority perfected security interest in all acquired assets to the extent required by the Facilities Documentation and (ii) providing for any target entity to become a Loan Party under the Facilities Documentation and having such target entity provide a first priority perfected security interest in all of its tangible and intangible assets that are Collateral;

(c) after giving effect to such acquisition and all other transactions contemplated by the applicable acquisition documents, pro forma compliance with the financial covenants;

(d) such acquisition is consensual (not “hostile”), and, if applicable, has been approved by the acquisition target’s board of directors;

(e) EBITDA (to be mutually defined) of target will be accretive and target will not have a negative impact on EBITDA; and

(f) at the time of, and after giving effect to, such acquisition and all other transactions contemplated by the applicable acquisition documents, (i) all representations and warranties in the Facilities Documentation and in the applicable acquisition documents are true, correct and complete and (ii) no breach, default or event of default has occurred under the Facilities Documents or the applicable acquisition documents.

Financial Covenants	The financial performance covenants included in the Facility Agreement will be limited to the following, each with definitions to be agreed upon: 1. minimum cash balance of $25 million; and

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

2. minimum level of annual net sales per the following: $45 million for 2018; $75 million for 2019; and $100 million for 2020 and each year thereafter.

Events of Default

The Facility Agreement will contain only the following events of default (subject to materiality thresholds, grace periods, baskets and other exceptions and qualifications to be agreed):

Failure to pay principal, interest or any other amount when due; failure to comply with covenants in the Facilities Documentation; representations and warranties incorrect or incomplete in any material respect when made or deemed made (and no supplement thereof after the fact or later scheduling thereof shall cure any such event of default); bankruptcy or insolvency; judgments, orders, settlements, etc.; governmental authorizations related to Facilities Documentation not given or withdrawn; actual or asserted invalidity or impairment of any part of the Facilities Documentation (including the failure of any lien to remain perfected and having the necessary priority) or impairment thereof; cross-default to other indebtedness (including, without limitation, the Revolving Facility); invalidity of intercreditor and subordination provisions; ERISA; and change of ownership or control.

A transaction described in clause (i), (ii), (iii) or (iv) of the definition of “Major Transaction” under the Warrant Terms, at the option of the holders of the Warrants, shall cause a mandatory prepayment of the Loan Facility.

Expenses and Indemnification; Governing Law and Forum; and Miscellaneous	The Facilities Documentation will include (a) customary expense reimbursement, indemnification and other provisions as are usual and customary for facilities of this kind; (b) a waiver of consequential and punitive damages and right to a jury trial, (c) customary agency and set-off provisions, (d) New York governing law, jurisdiction and venue, (e) secured party rights and remedies provisions and (f) other customary miscellaneous provisions.

Vabomere Royalty	DPDF IV (or its designee) will receive annual cash payments equal to (with definitions of the financial terms to be agreed upon): (i) $0 for the first $75 million in Vabomere U.S. annual net sales and (ii) 3% on the increment of Vabomere U.S. annual net sales between $75 million and $500 million. Such payment right will have a term of 7 years regardless of whether the Loan Facility is paid off and the Loan commitments thereunder are terminated; provided that the 3% payment rate in clause (ii) in the sentence above will reduce to 2% after the repayment in full in cash of the Loan Facility and the termination of the Loan commitments thereunder.

Counsel to Deerfield	Katten Muchin Rosenman LLP

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Warrant Terms

Issuer	Melinta Therapeutics, Inc. (“Borrower”)

Investors	Deerfield Private Design Fund IV, L.P.

Warrant Strike	$16.50, subject to equitable and proportionate adjustment to reflect any Stock Event (as defined below) that becomes effective between the close of trading on the last trading day prior to the signing of the Commitment Letter and the date of issuance of the Warrant. The holder of the Warrant (the “Holder”) will be entitled to exercise the Warrant for cash, by cashless exercise or through the reduction of principal outstanding under the Closing Date Loans.

Warrant Term	7 years

Number of Shares	A number of shares of the common stock of the Borrower (“Common Stock”) equal to 38.5% of the principal amount of the Closing Date Loans divided by $15.00, subject to equitable and proportionate adjustment to reflect any Stock Event that becomes effective between the close of trading on the last trading day prior to the signing of the Commitment Letter and the date of issuance of the Warrant. No fractional shares shall be issued upon any exercise of the Warrant. The number of shares of Common Stock issuable upon such exercise shall be rounded down to the nearest whole number and the Holder shall receive no consideration in lieu of fractional shares.

Ownership Limits	The Warrant will contain a provision restricting the exercise thereof to the extent that, upon such exercise, the Holder (or any “group” of which the Holder is a member) would beneficially own greater than 9.985% of the outstanding shares of Common Stock (the “9.985% Cap”). No changes to the 9.985% Cap shall be made without the prior written consent of Borrower.

Major Transaction	“Major Transaction” will be defined to include: (i) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event that results in a change in control of the Borrower (i.e., current stockholders no longer hold at least 50% of the Common Stock or no longer have the ability to elect a majority of the Board of Directors of Borrower); (ii) a sale or transfer of assets in one transaction or a series of related transactions for a purchase price of more than 50% of Borrower’s enterprise value or a sale or transfer of all or substantially all of the Borrower’s assets (an “Asset Sale”); (iii) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following the completion of such purchase, tender or exchange offer a change of control shall have occurred (i.e., current stockholders no longer hold at least 50% of the Common Stock or no longer have the ability to elect a majority of the Board of Directors of Borrower); (iv) an issuance or series of issuances by the Borrower after the date of the Warrant (other than to the Holder and its affiliates), of an aggregate number of shares of Common Stock equal to 50% or more of the Borrower’s outstanding Common Stock as of the date of such issuance; (v) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Borrower; (vi) the shares of Common Stock cease to be listed, traded or publicly

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

quoted on the NASDAQ Global Market and are not promptly re-listed or requoted on either the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market or the NASDAQ Capital Market; or (vii) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

In the case of a Major Transaction pursuant to clause (i) or (ii) of the definition in which the Common Stock are converted into the right to receive cash or other assets or in which the Company has announced its intention to liquidate and distribute its assets to stockholders, the Holder will be entitled to convert the Warrant into an amount of the applicable transaction consideration equal in value to the Black-Scholes Value (as defined below) of the Warrant upon consummation of the Major Transaction. With respect to all other Major Transactions, the Holder will be entitled to exercise the Warrant following the announcement or consummation of a Major Transaction for an amount of Common Stock (valued in accordance with the Warrant) equal to the Black-Scholes Value of the Warrant.

Alternatively, the Holder will also be entitled to require that the Warrant be assumed by any successor (or its parent company) in a Major Transaction pursuant to instruments and agreements reasonably acceptable to the Holder that (A) in the case of a successor entity (or parent company) that has publicly traded or quoted common stock (or equivalent equity securities), provide that the Warrant is exercisable for the appropriate number of shares of the successor entity’s (or parent’s) capital stock (without regard to the 9.985% Cap or any other restriction or limitation on exercise; provided, that such instruments and agreements shall contain a limitation on exercise comparable to the 9.985% Cap) at an exercise price that has been adjusted to reflect the Major Transaction and otherwise entitles the Holder to rights equivalent to the Holder’s rights under the Warrant (e.g., registration rights and rights upon Major Transactions); or (B) in the case of any other successor entity, provide that the Warrant shall be exercisable for the kind and amount of securities, cash and/or other property which a holder of the number of shares of Common Stock issuable upon exercise immediately prior to such Major Transaction would have been entitled to receive pursuant to such Major Transaction. For the avoidance of doubt, there shall be no requirement that any successor in a Major Transaction have publicly traded securities.

Stock Events

The Warrant will provide for equitable and proportionate adjustment of the Strike Price and the number of shares issuable upon exercise of the Warrant to reflect any subdivision of outstanding Common Stock, combination of outstanding Common Stock, reclassification or other similar transaction of such character that shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares of Common Stock (a “Stock Event”).

The Warrant will not contain price-based anti-dilution provisions.

Dividends	The Holder will be entitled to receive such dividends paid, and distributions of any kind made, to the holders of Common Stock to the same extent as if the Holder had exercised the Warrant in full (without regard to any limitations on exercise (e.g., the 9.985% Cap) and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held shares of Common Stock issuable upon such exercise on the record date for the dividends and distributions. Payments under the preceding sentence will be made concurrently with the dividend or distribution to the holders of Common Stock.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Reservation of Shares	The Borrower will be obligated to reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor in accordance with the Warrant) as shall be sufficient for the exercise of the Warrant in full (assuming a cash exercise of the Warrant, and disregarding any limitations on exercise (e.g., the 9.985% Cap).

Registration Rights

The Borrower and the Holder will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) upon execution of the Facilities Documentation. Among other things the Registration Rights Agreement will provide that the Borrower will register for resale on an initial registration statement all Common Stock issuable upon the exercise of, or otherwise pursuant to the terms of, the Warrant within an agreed timeframe. The Registration Rights Agreement will also provide the Holders with customary demand (limited to two (2) demand registrations within any 12-month period and with a minimum proceeds requirement of $10 million) and customary piggy back registration rights, subject to customary black-out periods and, in the event the Company conducts an underwritten public offering, lock-up periods.

The Registration Rights Agreement will also include appropriate liquidated damage provisions for failures by the Borrower to timely comply with its obligations, similar to those contained in the Warrant.

Liquidated Damages

If an “Event of Failure” (as will be defined in the Warrant) occurs, the Borrower will agree to pay (as partial liquidated damages) to the Holder an amount determined by reference to 15% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes Value of the remaining portion of the Warrant. Such amount will be payable, at the Borrower’s option, either (i) in cash or (ii) in shares of Common Stock (subject to the 9.985% Cap) that will be valued based on the volume weighted average price of the shares of Common Stock on the date of such calculation in the manner further described in the Warrant.

If an “Event of Default” (as will be defined in the Warrant) occurs and the Holder delivers a notice of default under the Warrant, the Borrower will be entitled to redeem the remaining portion of the Warrant by paying to the Holder an amount in cash equal to the Black-Scholes Value of the remaining portion of the Warrant in full satisfaction of its obligations thereunder. If the Borrower does not redeem the remaining portion of the Warrant, the Holder will be entitled to elect to exercise the remaining portion of the Warrant from time to time for a number of shares of Common Stock (which shares shall be valued at 95% of the volume weighted average price for the five (5) consecutive trading days immediately prior to the date of the applicable default notice) equal to the greater of (i) the Black-Scholes Value of the remaining unexercised portion of the Warrant (or such portion thereof subject to such exercise) as of the date of the default notice and (ii) the Black-Scholes Value of the remaining unexercised portion of the Warrant (or such portion thereof subject to such exercise) on the trading day immediately preceding the date that the shares of Common Stock in respect of such exercise are issued to the Holder.

Black Scholes Value	“Black-Scholes Value” will be defined as the Black-Scholes value of the Warrant or applicable portion thereof as determined by use of the Black-Scholes Option Pricing Model using the criteria that will be set forth in Schedule 1 to this this Term Sheet.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Shareholder Rights	Other than with respect to dividends and other distributions, the Warrant shall not entitle the Holder, prior to the exercise of the Warrant, to rights as a shareholder of Borrower.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Schedule 1

Black-Scholes Value

	Calculation for Major Transactions	Calculation For Failure/Default Payments
Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which the Warrant may be exercised.	Number of calendar days from date of the Event of Failure until the last date on which the Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the remaining term.	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the remaining term.

Cost to Borrow	Zero	Zero

Volatility

If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 trading day periods ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 trading day periods ending on the next succeeding trading day following the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

The arithmetic mean of the historical volatility for the 10, 30 and 50 trading day periods ending on the date of such determination, obtained from the HVT or similar function on Bloomberg.

Stock Price	The greater of (1) the closing price of the Common Stock on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of a Major Transaction, or (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.	The volume weighted average price on the date of such calculation.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

	Calculation for Major Transactions	Calculation For Failure/Default Payments
Dividends	Zero.	Zero.

Strike Price	The initial Strike Price, as adjusted in accordance with the Warrant.	The initial Strike Price, as adjusted in accordance with the Warrant.

ANNEX I

CONDITIONS

The availability and initial funding of the Closing Date Loans and the effectiveness of the Facilities Documentation shall be subject solely to the satisfaction (or waiver in writing by the Commitment Party) of the following conditions and the conditions in Section 2 of the Commitment Letter. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter (or, if not defined therein, in Annex A thereto) to which this Annex I is attached.

1. The definitive facility agreement evidencing the Facilities (the “Facility Agreement”), the Warrants, the Registration Rights Agreement, the Shares, shareholder waivers and consents, promissory notes, disbursement letter (and funds flow), schedules, exhibits and the other documents and certificates executed or delivered in connection therewith (collectively, the “Facilities Documentation”), which (a) shall be consistent, in each case, with the Commitment Letter and the Term Sheet Summary, (b) shall give due regard to any similar documentation for similar facilities used for other similarly situated borrower clients of the Agent and the Lenders, (c) shall otherwise be satisfactory to the Agent, the Lenders and the Borrower and (d) shall have been executed and delivered by the Borrower and each other Loan Party party thereto to the Agent and the Lenders. The Agent and the Lenders shall have received (i) executed legal opinions and resolutions in form and substance reasonably satisfactory to the Agent and the Lenders, (ii) lien searches in the jurisdiction of organization (and at the location of the chief executive office, where applicable and appropriate) of the Borrower and each Guarantor, (iii) a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Exhibit A hereto, certifying that the Borrower and its subsidiaries, taken as a whole, after giving effect to the consummation of the Acquisition and the other Transactions and the incurrence of the Closing Date Loans, are solvent, (iv) customary officer’s and secretary’s certificates attaching the organizational documents of the Borrower and each Guarantor, (v) payoff documents and lien terminations and (vi) documents (including, without limitation insurance certificates and UCC-1 financing statements) effecting the requirements of clause 8 of this Annex I (subject to the limitations set forth therein). The perfection actions mentioned in Section 2 of the Commitment Letter shall have been performed.

2. The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision.

3. The Specified Representations shall be true and correct in all material respects (unless such Specified Representations are already subject to materiality, and in such event, in all respects) as of the Closing Date or, to the extent any such Specified Representation specifically relates to an earlier date, as of such earlier date.

4. The Borrower shall be in compliance with all of the covenants set forth in Section 3 of the Commitment Letter, in all material respects (unless such covenants are already subject to materiality, and in such event, in all respects).

5. Substantially concurrently with the execution and delivery of the Facilities Documentation, the Acquisition shall be consummated in accordance with the terms of that certain Purchase and Sale Agreement, dated as of the date of the Commitment Letter, by and between the Borrower and the Seller Parent, and the schedules and exhibits thereto, each in the form that was delivered to Katten Muchin Rosenman LLP on November 28, 2017 at 8:26 p.m. (New York time), and all conditions therein shall have been satisfied (without giving effect to any waiver thereof) as of such time, but, in each case, without giving effect to (a) any amendments, modifications or supplements thereof or (b) waivers or consents (including, for the avoidance of

CONDITIONS

ANNEX I – PAGE 1

doubt, waivers or consents to deviations of any of the conditions set forth in Section 10.1 or 10.3 of the Purchase and Sale Agreement) thereunder by the Borrower or its affiliates (but not, for the avoidance of doubt, the Seller and its affiliates), in the case of each of clauses (a) and (b) above in this Section 5, that are materially adverse to the interests of the Agent and the Lenders and that have not been consented to in writing (such consent not to be unreasonably withheld) by the Agent and the Lenders; it being understood that any change in (i) the purchase price (other than (A) an increase funded solely by equity of the existing direct and indirect equity holders of the Borrower and (B) a decrease in the purchase price so long as 100% of such reduction is allocated to reduce (y) first, the Closing Date Loans and (z) then, the DDTL Facility) and (ii) the definition of “Material Adverse Effect”, in each case, in such Purchase and Sale Agreement shall be deemed materially adverse to the interests of the Agent and the Lenders.

6. Since the date of the Acquisition Agreement, no change, effect, development, circumstance, condition or occurrence shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement on the date hereof).

7. On the Closing Date, after giving effect to the funding of the Closing Date Loans, none of the Borrower nor any of its Subsidiaries shall have any third party indebtedness for borrowed money other than the Loan Facility, the Revolving Facility and indebtedness permitted under the Facilities Documentation; provided that no indebtedness for borrowed money shall be senior or pari passu with to the Senior Credit Facility (other than the Revolving Facility in accordance with the terms of the Term Sheet Summary and the Facilities Documentation) without the written consent of the Agent.

8. All actions necessary to establish that the Agent (for the benefit of itself, the Lenders and the other secured parties under the Facilities Documentation) will have perfected first priority security interests (subject to certain to be agreed liens permitted under the Facilities Documentation, including the liens with respect to the Revolving Facility pursuant to the terms of the Term Sheet Summary and the Facilities Documentation) in the Collateral under the Facilities shall have been taken; provided, however, that, the condition in this paragraph 7 shall be subject in all respects to the Certain Funds Provision.

9. All expenses and fees required to be paid on the Closing Date pursuant to the Commitment Letter (including, without limitation, the Term Sheet Summary) shall have been paid in cash (which amounts may be offset against the proceeds of the Loan Facility); provided that, in the case of expenses only, to the extent invoiced at least two (2) business days prior to the Closing Date.

10. The Lenders shall have received at least five (5) business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Agent or any Lender at least ten (10) days in advance of the Closing Date.

11. The shareholders of the Borrower shall have approved the issuance of all of the shares of Common Stock being issued in the Acquisition and to the Lenders (including all of the shares underlying the Warrants) and any other person or entity providing equity financing in connection with the Acquisition for purposes of satisfying the NASDAQ listing requirement.

12. The Closing Date Loans shall have been requested in a writing by the Borrower to the Agent and the Lenders at least fifteen (15) calendar days prior to the Closing Date pursuant to a borrowing notice that is in form reasonably acceptable to the Agent and the Lenders, which notice may be revoked in writing by the Borrower at

CONDITIONS

ANNEX I – PAGE 2

any time, it being understood that such notice may provide that the Closing Date may occur on or after a date certain (within a range of reasonably estimated dates), rather than specifying a Closing Date.

13. Solely to the extent the Revolving Facility will be outstanding on, or as of, the Closing Date, then the Intercreditor Agreement (and, solely to the extent such documentation evidencing the Revolving Facility was not reasonably approved by the Commitment Party at the closing of the Revolving Facility (which, for the avoidance of doubt, shall permit the Transactions and the other transactions contemplated by the Commitment Letter, the Facilities Documentation and the Acquisition Agreement), such documentation evidencing the Revolving Facility) shall be in form and substance reasonably satisfactory to the Agent and the Lenders.

CONDITIONS

ANNEX I – PAGE 3

Exhibit A to Annex I

FORM OF SOLVENCY CERTIFICATE

                    , 20

This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section [        ] of the Facility Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among Melinta Therapeutics, Inc., a Delaware corporation (the “Borrower”), the other [“Loan Parties”] party thereto (together with the Borrower, the “Loan Parties”), the “Lenders” party thereto (the “Lenders”) and Deerfield Private Design Fund IV, L.P., as collateral agent for itself, the Lenders and the other [Secured Parties] (in such capacity, “Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Facility Agreement.

The undersigned, solely in such undersigned’s capacity as [Chief Financial Officer/title of equivalent officer] of the Borrower, and not individually, hereby certifies to Agent and the Lenders, on behalf of the Loan Parties and their subsidiaries, as follows:

1. The undersigned is familiar with the business and financial position of the Loan Parties and their subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made, or has caused to be made under such undersigned’s supervision, such other examinations, investigations and inquiries as is reasonable and necessary to enable the undersigned to express an informed opinion as to the matters referred to herein, having taken into account the nature of the particular business anticipated to be conducted by the Loan Parties and their subsidiaries after consummation of the transactions contemplated by the Facility Agreement.

2. Both before and immediately after giving effect to (a) the [Facilities], (b) the consummation of [Acquisition], the other [Transactions] and the other transactions contemplated by the Facility Agreement to occur on the date hereof, (c) the application of the proceeds of the [Loans] made on the date hereof to or as directed by the Borrower and (d) the payment of all estimated legal, accounting and other fees and expenses in connection with the foregoing, the following is true with respect to the Loan Parties and their subsidiaries, taken as a whole, as of the date hereof:

(A)	the present fair salable value of the assets of the Loan Parties and their subsidiaries, taken as a whole (determined on a going concern basis), is greater than (i) the total amount of debts and liabilities (including subordinated, contingent and un-liquidated liabilities) of the Loan Parties and their subsidiaries, taken as a whole and (ii) the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities as such debts and liabilities become absolute and matured;

(B)	the Loan Parties and their subsidiaries, taken as a whole, are able to pay all debts and liabilities (including subordinated, contingent and un-liquidated liabilities) as such debts and liabilities become absolute and matured; and

(C)	the Loan Parties and their subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date hereof.

For purposes of this Certificate, in computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of Page Intentionally Left Blank]

CONDITIONS

EXHIBIT A TO ANNEX – PAGE 1

IN WITNESS WHEREOF, I have executed this Certificate on the date first written above.

By:
Name: [●]
Title: [Chief Financial Officer/equivalent officer].

SOLVENCY CERTIFICATE

EXHIBIT A TO ANNEX I – PAGE 3

Annex C

CONFIDENTIAL

November 28, 2017

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, CT 06511

Re:    Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Purchase Agreement”), by and among Melinta Therapeutics, Inc., a Delaware Corporation (“Buyer”), and The Medicines Company, a Delaware corporation (“Seller Parent”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, on the Closing Date, Seller Parent will sell, and cause the other Sellers to sell, to Buyer, and Buyer will purchase, the Business through the purchase from Sellers of all of the Acquired Assets, consisting of the Transferred Shares and Transferred Assets, and Buyer will assume the Assumed Liabilities (together with the other transactions contemplated by the Purchase Agreement and the transactions contemplated by the Ancillary Agreements upon the terms and conditions set forth herein and therein, the “Transactions”). Except as otherwise set forth herein, capitalized terms used and not defined herein but defined in the Purchase Agreement shall have the meanings ascribed to them in the Purchase Agreement. This letter is being delivered by the undersigned equity investor (the “Equity Investor”) to Buyer in connection with the execution of the Purchase Agreement.

1. Commitment. This letter confirms the commitment of the Equity Investor, subject to the conditions set forth in the next sentence of this Section 1, to purchase (or cause an assignee permitted by the terms of Section 3 hereof to purchase), prior to or substantially contemporaneously with the Closing, directly or indirectly through one or more intermediate entities, 2,000,000 shares of Buyer Common Stock (the “Subject Equity Securities”) for an aggregate purchase price equal to Twenty-Seven Million Dollars ($27,000,000) (such commitment, the “Equity Commitment”) solely for the purpose of funding (i) the Purchase Price and the other payments under Article II and Article III of the Purchase Agreement (including any amounts payable by Buyer pursuant to Section 3.3(k) of the Purchase Agreement, if any), (ii) any and all fees, premiums and expenses required to be paid by Buyer in connection with the Transactions, and (iii) all other payment obligations of Buyer contemplated under the Purchase Agreement, in each case, in accordance with, and subject in all respects to, the terms of the Purchase Agreement and this letter, and not for any other purpose, it being understood that the Equity Investor (together with its successors and permitted assigns) shall not under any circumstances be obligated to purchase any equity of, or make any other payment to or investment in, Buyer other than the purchase of the Subject Equity Securities pursuant to the terms hereof for an aggregate purchase price equal to the Equity Commitment. Notwithstanding anything herein to the contrary, the aggregate liability of the Equity Investor under this letter shall at no time exceed the Equity Commitment. The obligation of the Equity Investor (or its successors and permitted assigns) to fund the Equity Commitment (a) is subject in all respects to the satisfaction (or waiver by Buyer) of all of the conditions precedent to Buyer’s obligations to consummate the Transactions set forth in Sections 10.1 and 10.3 of the Purchase Agreement (other than those conditions to be satisfied by the delivery of documents or the taking of actions at the Closing itself, but subject to such conditions being satisfied or duly waived at the Closing) and (b) subject to the foregoing clause (a), will occur prior to or contemporaneously with the Closing.

2. Termination. The Equity Investor’s obligation to fund the Equity Commitment shall terminate automatically and immediately upon the earliest to occur of: (i) the valid termination of the Purchase Agreement in accordance with its terms, (ii) 30 days following the Outside Date if the Closing has not occurred unless, in the case of each of clauses (i) and (ii), a claim has been brought hereunder or under the Purchase Agreement pursuant to and in accordance with the terms and conditions hereof or thereof prior to, in the case of clause (i), such termination or, in the case of clause (ii), such 30-day anniversary; provided, that if such claim is brought, then the obligations of the Equity Investor to fund the Equity Commitment pursuant to the terms hereof shall not terminate pursuant to clause (i) or (ii), as the case may be, unless any of the following occurs: (x) a final, non-appealable resolution of such claim in favor of Buyer and/or the Equity Investor; (y) performance by the Equity Investor of all obligations imposed on it pursuant to a final, non-appealable resolution of such claim that is not in favor of Buyer or the Equity Investor; or (z) a written agreement signed by the Equity Investor, Buyer and Seller Parent terminating this letter, (iii) the assertion or commencement, directly or indirectly, of any Proceeding by Seller Parent or any of its Affiliates against the Equity Investor or any Specified Person (as defined below) relating to this letter, the Purchase Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or the Transactions (including in respect of any oral representations made or alleged to be made in connection herewith or therewith), other than any claim by Seller Parent against the Equity Investor to enforce the Equity Investor’s obligation to fund the Equity Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof, and (iv) consummation of the Closing. Upon such termination pursuant to this Section 2, the Equity Investor shall not have any further obligation or liability hereunder with respect to the Equity Commitment, which shall become null and void ab initio. For the avoidance of doubt, nothing herein shall prevent or limit Seller Parent’s right to bring a claim at law or in equity against Buyer pursuant to and in accordance with the Purchase Agreement, the Confidentiality Agreement, or any other Ancillary Agreement to which Buyer is a party, it being understood and agreed that no such claim shall affect the Equity Investor’s Equity Commitment hereunder.

3. Assignment. Neither the Equity Investor nor Buyer may assign or delegate (whether by operation of law, merger, consolidation or otherwise) their respective rights, interests or obligations hereunder to any other Person without the prior written consent of each of the other parties hereto and Seller Parent, except for any such assignment made in connection with the assignment of Buyer’s rights, obligations and liabilities under the Purchase Agreement pursuant to, and in accordance with, the provisions set forth in Section 13.1 thereof; provided, that notwithstanding the foregoing, the rights provided pursuant to Section 14 shall be automatically assigned to any Assignee (as defined below), without the prior written consent of the other parties hereto and Seller Parent, in respect of the Subject Equity Securities and Purchase Option Shares acquired by such Assignee upon the assignment of all or a portion of the Equity Investor’s obligation to fund the Equity Commitment or its right to exercise all or a portion of the Purchase Option (as defined below), as applicable, to such Assignee. Seller Parent’s rights under this Section 3, Section 5(b) and Section 8 and Seller Parent’s obligations under Section 6 of this letter shall not be assigned without the prior written consent of the Equity Investor. Any attempted assignment not in accordance with the foregoing shall be null and void and of no force or effect. Notwithstanding the foregoing, the Equity Investor may assign all or a portion of its obligation to fund the Equity Commitment or its right to exercise all or a portion of the Purchase Option to one or more affiliated investment funds or other co-investors (which co-investors may include, for the avoidance of doubt, third party investors that are not affiliated with the Equity Investor or its Affiliates) (any such assignee, an “Assignee”) without obtaining the prior written consent of the other parties hereto and Seller Parent, but no such assignment shall relieve the Equity Investor of its obligations hereunder.

4. No Third Party Beneficiaries. Except to the extent set forth in Section 5, this letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter, express or implied, shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Buyer to enforce, the Equity Commitment or any provisions of this letter.

5. Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, Buyer, by its acceptance of the benefits of the Equity Commitment provided herein, covenants, agrees and acknowledges (i) that no Person other than the Equity Investor (and its respective successors and permitted assigns) shall have any obligation hereunder or in connection with the transactions contemplated hereby, (ii) in no event shall Buyer seek, and Buyer shall cause each of its Affiliates not to seek, any damages or any other recovery, judgment, or remedies of any kind, including special, exemplary, consequential, indirect or punitive damages, or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise, against the Equity Investor or any Specified Person, in each case, other than seeking specific performance of Buyer’s right to cause the Equity Investor to fund the Equity Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof (together with any claim by Seller Parent against the Equity Investor to enforce the Equity Investor’s obligation to fund the Equity Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof, the “Non-Prohibited Claims”), and (iii) that, notwithstanding that the Equity Investor may be, or any of its successors and permitted assigns may be, a limited partnership, neither it nor any Specified Person shall have any right of recovery against, and no recourse shall be had against, and no personal liability shall attach to, any of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, general or limited partners, managers, members, Affiliates, attorneys or other Representatives of the Equity Investor or any of the Equity Investor’s successors or assigns or any former, current or future director, officer, employee, direct or indirect equity holder, equity or other financing source, portfolio company, management company, controlling person, agent, general or limited partner, manager, member, stockholder, Affiliate, attorney or other Representative or successor or assign of any of the foregoing (in each case, other than Buyer, Seller Parent, and the Equity Investor, and any Person to whom any of the foregoing has assigned its obligations hereunder in accordance with the terms hereof, a “Specified Person” and together, the “Specified Persons”), hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a Proceeding (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of the Equity Investor against any Specified Person, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any applicable Law, or otherwise, except, for the avoidance of doubt, for its rights to recover from the Equity Investor and its successors and permitted assigns (but not any other Person) under and to the extent provided in this letter and any other claims that are Non-Prohibited Claims; it being agreed and acknowledged that, except with respect to the Non-Prohibited Claims, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Specified Person for any obligations of the Equity Investor or any of its successors or permitted assigns under this letter, the Purchase Agreement, any Ancillary Agreement or any documents or instruments delivered in connection herewith or therewith, in respect of any transaction contemplated hereby or thereby or in respect of any representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b) Subject to Section 5(d), this letter may only be enforced by Buyer, and none of Buyer’s creditors and no other Person that is not a party to this letter shall have any right to enforce this letter or to cause Buyer to enforce this letter; provided, however, that notwithstanding the foregoing, Seller Parent is hereby made an express third party beneficiary of this letter with respect to Buyer’s right to directly seek specific performance of the Equity Investor’s obligation to fund the Equity Commitment hereunder at the Closing if and when required pursuant to Section 1, if and only in the event each of the conditions set forth in Section 10.1 and 10.3 of the Purchase Agreement has been satisfied or waived by Buyer (other than those conditions to be satisfied by the delivery of documents or the taking of actions at the Closing itself, but subject to such conditions being satisfied or duly waived at the Closing), subject to the terms and conditions set forth in this letter applicable to Buyer, including this Section 5, and for no other purpose (including any claim for monetary damages hereunder or under the Purchase Agreement except as expressly set forth herein and therein), and by its acceptance of the benefits of such rights, Seller Parent shall be subject to the terms and conditions set forth in this letter applicable to Seller Parent or Buyer, including this Section 5. In addition, nothing herein shall limit Seller Parent’s right under the Purchase Agreement to bring an action against Buyer to enforce Buyer’s rights under this letter to cause the

Equity Investor to fund the Equity Commitment pursuant to the terms and conditions hereof. The Equity Investor agrees that irreparable damage would occur in the event that any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that neither Buyer nor Seller Parent shall be required to provide proof of actual damages or otherwise post or secure any bond in connection with or as a condition to obtaining specific performance as described in this Section 5(b).

(c) Other than as expressly set forth in Section 5(b), and except with respect to the Non-Prohibited Claims, Seller Parent’s remedies against the Equity Investor under this letter shall, and are intended to, be Seller Parent’s sole and exclusive direct or indirect remedies (whether at law, in equity, in contract, in tort or otherwise) available to Seller Parent and its Affiliates against the Equity Investor or any of the Specified Persons for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of the Purchase Agreement or any Ancillary Agreement (in each case whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Transactions to be consummated for any reason or otherwise in connection with the transactions contemplated hereby or contemplated by the Ancillary Agreements and thereby or in respect of any representations or warranties made or alleged to have been made in connection herewith or therewith (whether or not Buyer’s breach is caused by the breach by the Equity Investor of its obligations under this letter).

(d) The Specified Persons are express third-party beneficiaries of this Section 5.

6. Confidentiality. This letter shall be treated as confidential and is being provided to Buyer solely in connection with the Transactions. This letter may not be used, circulated, quoted or otherwise referred to in any document (other than the Purchase Agreement, any SEC filing made in connection with the Transactions or any proxy statement prepared in connection with the Transactions), except with the written consent of the Equity Investor; provided that no such written consent shall be required for the provision of a copy of this letter to Seller Parent in connection with the execution of the Purchase Agreement and Seller Parent is agreeing, by its acceptance thereof, to treat this letter as confidential on the terms contained in this Section 6; provided, further, that any party hereto may disclose the existence of this letter to the extent required by any Governmental Authority or applicable Law, so long as the disclosing party (a) promptly notifies the Equity Investor in reasonable detail of the circumstances giving rise to such required disclosure, (b) uses its reasonable best efforts to seek to limit such disclosure and maintain the confidentiality of this letter and the terms and conditions hereof and (c) uses its reasonable best efforts to give the Equity Investor an opportunity to comment on such disclosure and to incorporate such comments therein.

7. Governing Law; Consent to Jurisdiction.

(a) This letter (and any Claim or controversy arising out of or relating to this letter) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this letter or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally: (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware state or federal court; and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware state or federal court. Each party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8. Entire Agreement; Amendments and Waivers. This letter, together with the Purchase Agreement, the Registration Rights Agreements (as defined below), the Ancillary Agreements, the other Commitment Letters and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof and thereof. This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto and, except for any such amendment made (i) in connection with an assignment by the Equity Investor of all or a portion of its obligations to fund the Equity Commitment pursuant to this letter or (ii) in connection with an assignment of Buyer’s rights, obligations and liabilities under the Purchase Agreement pursuant to, and in accordance with Section 13.1 thereof, Seller Parent, and in the case of a waiver, by the party against whom the waiver is to be effective.

9. Interpretation. The titles and captions in this letter are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this letter otherwise affect the meaning or interpretation of this letter. The words “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

10. Counterparts. This letter may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument, and this letter shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a mutually executed counterpart to this letter.

11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Severability. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced (a) without giving effect to the provisions in Sections 1, 2, 3, 5(a), 5(c) and 5(d) of this letter (including by giving effect to any maximum dollar amounts set forth therein), or (b) if this letter would require the Equity Commitment to be funded at any time prior to the closing when required pursuant to Section 1 or for any purposes other than as expressly set forth in Section 1. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13. Representations and Warranties. The Equity Investor hereby represents and warrants to Buyer that:

(a) it has all limited partnership power and authority required to execute, deliver and perform this letter;

(b) the execution, delivery and performance of this letter has been duly and validly authorized and approved by all necessary action and do not contravene any provision of the Equity Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law binding on the Equity Investor;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter by the Equity Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter;

(d) this letter constitutes a legal, valid and binding obligation of the Equity Investor enforceable against the Equity Investor in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(e) the Equity Commitment is less than the maximum amount that the Equity Investor is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents; and

(f) the Equity Investor has uncalled capital commitments or otherwise has available funds (including lines of credit) in excess of the Equity Commitment hereunder and all of its other unfunded contractually binding equity commitments that are currently outstanding and all funds necessary for it to fulfill all of its obligations under this letter will be available to it for so long as this letter shall remain in effect.

14. Registration Rights. The Equity Investor and any Assignee shall be entitled to registration rights in respect of the Subject Equity Securities and Purchase Option Shares acquired by the Equity Investor and such Assignee, as applicable, pursuant to this letter, on the same terms and pursuant to and in accordance with any Registration Rights Agreement, to which Buyer, such Assignee and/or the Equity Investor is a party (as amended, each a “Registration Rights Agreement” and together, the “Registration Rights Agreements”). Buyer hereby acknowledges and agrees that the Registration Rights Agreement to which the Equity Investor or any Assignee is a party shall apply with respect to the Subject Equity Securities and Purchase Option Shares held by the Equity Investor or such Assignee, as applicable, and such Subject Equity Securities and Purchase Option Shares shall constitute Registrable Securities (as defined in the applicable Registration Rights Agreement) under the applicable Registration Rights Agreement, mutatis mutandis.

15. Option to Purchase Additional Shares. The Equity Investor shall have the option, exercisable in its sole discretion, to purchase from Buyer at the Closing, and Buyer does hereby agree to issue and sell to the Equity Investor at the Closing, up to the Maximum Option Amount of shares of Buyer Common Stock (which shares shall be in addition to the Subject Equity Securities purchased by the Equity Investor pursuant to this letter in exchange for funding the Equity Commitment, such additional shares, “Purchase Option Shares”), in exchange for the payment by the Equity Investor to Buyer of an amount in cash equal to the Aggregate Option Price (the “Purchase Option”). If the Equity Investor so desires to exercise the Purchase Option pursuant to this Section 15, the Equity Investor shall deliver to Buyer a written notice no later than two (2) Trading Days prior to the Closing, which written notice shall specify the number of shares of Buyer Common Stock (up to the Maximum Option Amount) that the Equity Investor would like to purchase, the Aggregate Option Price and the Per Share Option Price. Such written notice delivered by the Equity Investor to Buyer exercising the Purchase Option shall be irrevocable. For purposes of this letter, (a) “Maximum Option Amount” means the quotient of (i) $10,000,000, divided by (ii) the Aggregate Option Price, (b) “Aggregate Option Price” means the product of (i) the number of shares of Buyer Common Stock that the Equity Investor elects to purchase pursuant to the Purchase Option, multiplied by (ii) the Per Share Option Price, and (c) “Per Share Option Price” means ninety percent (90%) of the VWAP for the ten (10) Trading Day period ending three (3) Trading Days prior to Closing. For the avoidance of doubt, the Aggregate Option Price is not, and shall not be deemed, a part of the Equity Commitment. The Aggregate Option Price shall be paid by the Equity Investor only in the event that the Equity Investor exercises the Purchase Option pursuant to this Section 15 and such amount shall be paid in addition to the Equity Commitment pursuant to, and in accordance with, the terms hereof.

Very truly yours,

EQUITY INVESTOR:

VATERA HEALTHCARE PARTNERS LLC

By:	Vatera Holdings LLC, as manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: CEO

Signature Page to Vatera Equity Commitment Letter

Accepted and acknowledged:

Buyer:

MELINTA THERAPEUTICS, INC.

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

Signature Page to Vatera Equity Commitment Letter

Annex D

CONFIDENTIAL

November 28, 2017

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, CT 06511

Re:	Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Purchase Agreement”), by and among Melinta Therapeutics, Inc., a Delaware Corporation (“Buyer”), and The Medicines Company, a Delaware corporation (“Seller Parent”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, on the Closing Date, Seller Parent will sell, and cause the other Sellers to sell, to Buyer, and Buyer will purchase, the Business through the purchase from Sellers of all of the Acquired Assets, consisting of the Transferred Shares and Transferred Assets, and Buyer will assume the Assumed Liabilities (together with the other transactions contemplated by the Purchase Agreement and the transactions contemplated by the Ancillary Agreements upon the terms and conditions set forth herein and therein, the “Transactions”). Except as otherwise set forth herein, capitalized terms used and not defined herein but defined in the Purchase Agreement shall have the meanings ascribed to them in the Purchase Agreement. This letter is being delivered by the undersigned equity investor (the “Equity Investor”) to Buyer in connection with the execution of the Purchase Agreement.

1. Commitment. This letter confirms the commitment of the Equity Investor, subject to the conditions set forth in the next sentence of this Section 1, to purchase (or cause an assignee permitted by the terms of Section 3 hereof to purchase), prior to or substantially contemporaneously with the Closing, directly or indirectly through one or more intermediate entities, 222,222 shares of Buyer Common Stock (the “Subject Equity Securities”) for an aggregate purchase price equal to Three Million Dollars ($3,000,000) (such commitment, the “Equity Commitment”) solely for the purpose of funding (i) the Purchase Price and the other payments under Article II and Article III of the Purchase Agreement (including any amounts payable by Buyer pursuant to Section 3.3(k) of the Purchase Agreement, if any), (ii) any and all fees, premiums and expenses required to be paid by Buyer in connection with the Transactions, and (iii) all other payment obligations of Buyer contemplated under the Purchase Agreement, in each case, in accordance with, and subject in all respects to, the terms of the Purchase Agreement and this letter, and not for any other purpose, it being understood that the Equity Investor (together with its successors and permitted assigns) shall not under any circumstances be obligated to purchase any equity of, or make any other payment to or investment in, Buyer other than the purchase of the Subject Equity Securities pursuant to the terms hereof for an aggregate purchase price equal to the Equity Commitment. Notwithstanding anything herein to the contrary, the aggregate liability of the Equity Investor under this letter shall at no time exceed the Equity Commitment. The obligation of the Equity Investor (or its successors and permitted assigns) to fund the Equity Commitment (a) is subject in all respects to the satisfaction (or waiver by Buyer) of all of the conditions precedent to Buyer’s obligations to consummate the Transactions set forth in Sections 10.1 and 10.3 of the Purchase Agreement (other than those conditions to be satisfied by the delivery of documents or the taking of actions at the Closing itself, but subject to such conditions being satisfied or duly waived at the Closing) and (b) subject to the foregoing clause (a), will occur prior to or contemporaneously with the Closing.

2. Termination. The Equity Investor’s obligation to fund the Equity Commitment shall terminate automatically and immediately upon the earliest to occur of: (i) the valid termination of the Purchase Agreement in accordance with its terms, (ii) 30 days following the Outside Date if the Closing has not occurred unless, in the case of each of clauses (i) and (ii), a claim has been brought hereunder or under the Purchase Agreement pursuant to and in accordance with the terms and conditions hereof or thereof prior to, in the case of clause (i), such termination or, in the case of clause (ii), such 30-day anniversary; provided, that if such claim is brought, then the obligations of the Equity Investor to fund the Equity Commitment pursuant to the terms hereof shall not terminate pursuant to clause (i) or (ii), as the case may be, unless any of the following occurs: (x) a final, non-appealable resolution of such claim in favor of Buyer and/or the Equity Investor; (y) performance by the Equity Investor of all obligations imposed on it pursuant to a final, non-appealable resolution of such claim that is not in favor of Buyer or the Equity Investor; or (z) a written agreement signed by the Equity Investor, Buyer and Seller Parent terminating this letter, (iii) the assertion or commencement, directly or indirectly, of any Proceeding by Seller Parent or any of its Affiliates against the Equity Investor or any Specified Person (as defined below) relating to this letter, the Purchase Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or the Transactions (including in respect of any oral representations made or alleged to be made in connection herewith or therewith), other than any claim by Seller Parent against the Equity Investor to enforce the Equity Investor’s obligation to fund the Equity Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof, and (iv) consummation of the Closing. Upon such termination pursuant to this Section 2, the Equity Investor shall not have any further obligation or liability hereunder with respect to the Equity Commitment, which shall become null and void ab initio. For the avoidance of doubt, nothing herein shall prevent or limit Seller Parent’s right to bring a claim at law or in equity against Buyer pursuant to and in accordance with the Purchase Agreement, the Confidentiality Agreement, or any other Ancillary Agreement to which Buyer is a party, it being understood and agreed that no such claim shall affect the Equity Investor’s Equity Commitment hereunder.

3. Assignment. Neither the Equity Investor nor Buyer may assign or delegate (whether by operation of law, merger, consolidation or otherwise) their respective rights, interests or obligations hereunder to any other Person without the prior written consent of each of the other parties hereto and Seller Parent, except for any such assignment made in connection with the assignment of Buyer’s rights, obligations and liabilities under the Purchase Agreement pursuant to, and in accordance with, the provisions set forth in Section 13.1 thereof. Seller Parent’s rights under this Section 3, Section 5(b) and Section 8 and Seller Parent’s obligations under Section 6 of this letter shall not be assigned without the prior written consent of the Equity Investor. Any attempted assignment not in accordance with the foregoing shall be null and void and of no force or effect. Notwithstanding the foregoing, the Equity Investor may assign all or a portion of its obligation to fund the Equity Commitment to one or more affiliated investment funds or other co-investors (which co-investors may include, for the avoidance of doubt, third party investors that are not affiliated with the Equity Investor or its Affiliates) without obtaining the prior written consent of the other parties hereto and Seller Parent, but no such assignment shall relieve the Equity Investor of its obligations hereunder.

4. No Third Party Beneficiaries. Except to the extent set forth in Section 5, this letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter, express or implied, shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Buyer to enforce, the Equity Commitment or any provisions of this letter.

5. Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, Buyer, by its acceptance of the benefits of the Equity Commitment provided herein, covenants, agrees and acknowledges (i) that no Person other than the Equity Investor (and its respective successors and permitted assigns) shall have any obligation hereunder or in connection with the transactions contemplated hereby, (ii) in no event shall Buyer seek, and Buyer shall cause each of its Affiliates not to seek, any damages or any other recovery, judgment, or remedies of any kind, including special, exemplary, consequential, indirect or punitive damages, or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise, against the Equity Investor or any Specified Person, in each case, other than seeking specific performance of Buyer’s right to cause the Equity Investor to fund the Equity Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof (together with any claim by Seller Parent against the Equity Investor to enforce the Equity Investor’s obligation to fund the Equity Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof, the “Non-Prohibited Claims”), and (iii) that, notwithstanding that the Equity Investor may be, or any of its successors and permitted assigns may be, a limited partnership, neither it nor any Specified Person shall have any right of recovery against, and no recourse shall be had against, and no personal liability shall attach to, any of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, general or limited partners, managers, members, Affiliates, attorneys or other Representatives of the Equity Investor or any of the Equity Investor’s successors or assigns or any former, current or future director, officer, employee, direct or indirect equity holder, equity or other financing source, portfolio company, management company, controlling person, agent, general or limited partner, manager, member, stockholder, Affiliate, attorney or other Representative or successor or assign of any of the foregoing (in each case, other than Buyer, Seller Parent, and the Equity Investor, and any Person to whom any of the foregoing has assigned its obligations hereunder in accordance with the terms hereof, a “Specified Person” and together, the “Specified Persons”), hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a Proceeding (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of the Equity Investor against any Specified Person, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any applicable Law, or otherwise, except, for the avoidance of doubt, for its rights to recover from the Equity Investor and its successors and permitted assigns (but not any other Person) under and to the extent provided in this letter and any other claims that are Non-Prohibited Claims; it being agreed and acknowledged that, except with respect to the Non-Prohibited Claims, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Specified Person for any obligations of the Equity Investor or any of its successors or permitted assigns under this letter, the Purchase Agreement, any Ancillary Agreement or any documents or instruments delivered in connection herewith or therewith, in respect of any transaction contemplated hereby or thereby or in respect of any representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b) Subject to Section 5(d), this letter may only be enforced by Buyer, and none of Buyer’s creditors and no other Person that is not a party to this letter shall have any right to enforce this letter or to cause Buyer to enforce this letter; provided, however, that notwithstanding the foregoing, Seller Parent is hereby made an express third party beneficiary of this letter with respect to Buyer’s right to directly seek specific performance of the Equity Investor’s obligation to fund the Equity Commitment hereunder at the Closing if and when required pursuant to Section 1, if and only in the event each of the conditions set forth in Section 10.1 and 10.3 of the Purchase Agreement has been satisfied or waived by Buyer (other than those conditions to be satisfied by the delivery of documents or the taking of actions at the Closing itself, but subject to such conditions being satisfied or duly waived at the Closing), subject to the terms and conditions set forth in this letter applicable to Buyer, including this Section 5, and for no other purpose (including any claim for monetary damages hereunder or under the Purchase Agreement except as expressly set forth herein and therein), and by its acceptance of the benefits of such rights, Seller Parent shall be subject to the terms and conditions set forth in this letter applicable to Seller Parent or Buyer, including this Section 5. In addition, nothing herein shall limit Seller Parent’s right under the Purchase Agreement to bring an action against Buyer to enforce Buyer’s rights under this letter to cause the Equity Investor to fund the Equity Commitment pursuant to the terms and conditions hereof. The Equity Investor agrees that irreparable damage would occur in the event that any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that neither Buyer nor Seller Parent shall be required to provide proof of actual damages or otherwise post or secure any bond in connection with or as a condition to obtaining specific performance as described in this Section 5(b).

(c) Other than as expressly set forth in Section 5(b), and except with respect to the Non-Prohibited Claims, Seller Parent’s remedies against the Equity Investor under this letter shall, and are intended to, be Seller Parent’s sole and exclusive direct or indirect remedies (whether at law, in equity, in contract, in tort or otherwise) available to Seller Parent and its Affiliates against the Equity Investor or any of the Specified Persons for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of the Purchase Agreement or any Ancillary Agreement (in each case whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Transactions to be consummated for any reason or otherwise in connection with the transactions contemplated hereby or contemplated by the Ancillary Agreements and thereby or in respect of any representations or warranties made or alleged to have been made in connection herewith or therewith (whether or not Buyer’s breach is caused by the breach by the Equity Investor of its obligations under this letter).

(d) The Specified Persons are express third-party beneficiaries of this Section 5.

6. Confidentiality. This letter shall be treated as confidential and is being provided to Buyer solely in connection with the Transactions. This letter may not be used, circulated, quoted or otherwise referred to in any document (other than the Purchase Agreement, any SEC filing made in connection with the Transactions or any proxy statement prepared in connection with the Transactions), except with the written consent of the Equity Investor; provided that no such written consent shall be required for the provision of a copy of this letter to Seller Parent in connection with the execution of the Purchase Agreement and Seller Parent is agreeing, by its acceptance thereof, to treat this letter as confidential on the terms contained in this Section 6; provided, further, that any party hereto may disclose the existence of this letter to the extent required by any Governmental Authority or applicable Law, so long as the disclosing party (a) promptly notifies the Equity Investor in reasonable detail of the circumstances giving rise to such required disclosure, (b) uses its reasonable best efforts to seek to limit such disclosure and maintain the confidentiality of this letter and the terms and conditions hereof and (c) uses its reasonable best efforts to give the Equity Investor an opportunity to comment on such disclosure and to incorporate such comments therein.

7. Governing Law; Consent to Jurisdiction.

(a) This letter (and any Claim or controversy arising out of or relating to this letter) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this letter or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally: (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware state or federal court; and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware state or federal court. Each party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8. Entire Agreement; Amendments and Waivers. This letter, together with the Purchase Agreement, the Ancillary Agreements, the other Commitment Letters and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof and thereof. This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto and, except for any such amendment made (i) in connection with an assignment by the Equity Investor of all or a portion of its obligations to fund the Equity Commitment pursuant to this letter or (ii) in connection with an assignment of Buyer’s rights, obligations and liabilities under the Purchase Agreement pursuant to, and in accordance with Section 13.1 thereof, Seller Parent, and in the case of a waiver, by the party against whom the waiver is to be effective.

9. Interpretation. The titles and captions in this letter are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this letter otherwise affect the meaning or interpretation of this letter. The words “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

10. Counterparts. This letter may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument, and this letter shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a mutually executed counterpart to this letter.

11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Severability. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced (a) without giving effect to the provisions in Sections 1, 2, 3, 5(a), 5(c) and 5(d) of this letter (including by giving effect to any maximum dollar amounts set forth therein), or (b) if this letter would require the Equity Commitment to be funded at any time prior to the closing when required pursuant to Section 1 or for any purposes other than as expressly set forth in Section 1. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13. Representations and Warranties. The Equity Investor hereby represents and warrants to Buyer that:

(a) it has all limited partnership power and authority required to execute, deliver and perform this letter;

(b) the execution, delivery and performance of this letter has been duly and validly authorized and approved by all necessary action and do not contravene any provision of the Equity Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law binding on the Equity Investor;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter by the Equity Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter;

(d) this letter constitutes a legal, valid and binding obligation of the Equity Investor enforceable against the Equity Investor in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(e) the Equity Commitment is less than the maximum amount that the Equity Investor is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents; and

(f) the Equity Investor has uncalled capital commitments or otherwise has available funds (including lines of credit) in excess of the Equity Commitment hereunder and all of its other unfunded contractually binding equity commitments that are currently outstanding and all funds necessary for it to fulfill all of its obligations under this letter will be available to it for so long as this letter shall remain in effect.

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Very truly yours, EQUITY INVESTOR: JWC RIB-X LLC

By:	/s/ Christopher Eklund
Name: Christopher Eklund Title: Managing Director

Signature Page to JWC Equity Commitment Letter

Accepted and acknowledged: Buyer: MELINTA THERAPEUTICS, INC.

By:	/s/ Paul Estrem
Name: Paul Estrem Title: Chief Financial Officer

Signature Page to JWC Equity Commitment Letter

Annex E

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of November 28, 2017, between The Medicines Company, a Delaware corporation (“MedCo”), and the Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

A. Promptly after the execution of this Agreement, MedCo and Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), intend to enter into a Purchase and Sale Agreement containing terms materially consistent with those set forth in the Letter of Intent attached hereto as Exhibit A (the “Purchase Agreement”), pursuant to which the Company will acquire certain assets of, and assume certain related liabilities of, MedCo, all upon the terms and subject to the conditions set forth therein.

B. The Stockholders agree to enter into this Agreement with respect to shares of Voting Stock (as defined below) held by the Stockholders.

C. As of the date hereof, the Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Voting Stock as are indicated opposite each of their names on Schedule A attached hereto.

E. Each of MedCo and the Stockholders have determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, except as set forth in the Preamble hereto, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto. Notwithstanding the foregoing, no Stockholder shall be deemed an Affiliate of the Company or MedCo, and vice versa.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean (a) in the event that the Company and Medco execute the Purchase Agreement, the earlier to occur of (i) the Closing Date and (ii) such date and time as the Purchase Agreement shall be terminated in accordance with its terms and (b) in the event that the Company and Medco do not execute the Purchase Agreement, the earlier to occur of (i) December 31, 2017 and (ii) the date that Medco enters into a definitive agreement with a third party, other than the Company or its Affiliates, regarding the sale or other disposition of those certain assets of MedCo contemplated by the Letter of Intent attached hereto as Exhibit A.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Voting Stock, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Voting Stock are Transferred or affected.

“Joinder Agreement” means a joinder to this Agreement reasonably satisfactory to MedCo evidencing a transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as each Stockholder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Term” means the period from the date hereof until the Expiration Time.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby.

“Voting Stock” shall mean, any Company Common Stock or any securities convertible into, exchangeable for or otherwise exercisable to acquire Company Common Stock or any other securities having (or being convertible into, exchangeable for or otherwise exercisable to acquire any securities having) the ordinary power to vote in the election of members of the Board of Directors of the Company, or any right to acquire within sixty days any of the foregoing, whether now owned or hereafter acquired.

2. Subject Shares. Each Stockholder agrees that any Voting Stock that such Stockholder Beneficially Owns or owns of record shall be subject to the terms and conditions of this Agreement so long as such Voting Stock is Beneficially Owned or owned of record by such Stockholder.

3. Restrictions Prior to Expiration Time.

3.1 No Transfer of Voting Stock. Until the Expiration Time, each Stockholder agrees not to: (x) Transfer any Voting Stock, (y) directly or indirectly engage in any Hedging Activities or (z) deposit any Voting Stock into a voting trust or enter into a voting agreement with respect to Voting Stock or grant any proxy, consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Voting Stock to any other Stockholder or any Affiliate of any such Stockholders if such Affiliate transferee executes a Joinder Agreement (each, a “Permitted Transferee”).

3.2 The limitations set forth in Section 3.1 shall not apply to (x) any Transfer as to which MedCo gives its prior written consent or (y) any Transfer to another Stockholder or any of their respective Affiliates who has executed a Joinder Agreement.

3.3 Non-permitted Transfers. Any Transfer or attempted Transfer of any Voting Stock in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4. Agreement to Consent and Approve Prior to Expiration Time.

4.1 Until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Voting Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Voting Stock that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Buyer Stockholder Approval and the consummation of the transactions contemplated by the Purchase Agreement.

4.2 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Voting Stock to approve the transactions contemplated by the Purchase Agreement (including any financing related thereto) or in any other circumstances upon which a vote, consent or other approval with respect to the Purchase Agreement or the transactions contemplated by the Purchase Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

4.3 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock (to the extent such Voting Stock are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to (i) any action or agreement that has or would be reasonably likely to result in any conditions to Medco’s or the Company’s obligations under Article X of the Purchase Agreement not being fulfilled, (ii) any amendments to the Company’s certificate of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Closing or (iii) any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Purchase Agreement or change in any manner the voting rights of any class of stock of the Company. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

5. Litigation. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, MedCo or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Purchase Agreement.

6. Legend on Securities; Stop Transfer Order.

(a) MedCo and the Company may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(b) In connection with any Transfer of shares of Voting Stock, the transferor shall provide MedCo with such certificates, opinions and other documents as MedCo may reasonably request to assure that such Transfer complies fully with this Agreement.

(c) In furtherance of this Agreement, from and after the Closing Date, the Stockholders shall and hereby do authorize MedCo to notify MedCo’s transfer agent that there is a stop transfer order with respect to all Voting Stock subject to this Agreement (and that this Agreement places limits on the transfer of the Voting Stock). The Stockholders further agree to permit MedCo, from and after the Closing, not to register the transfer of any certificate representing any of the Voting Stock unless such transfer is made in accordance with the terms of this Agreement.

7. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to MedCo as follows:

7.1 Organization. If such Stockholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, such Stockholder is duly organized, validly existing, and in good standing under the laws of the State of its respective jurisdiction.

7.2 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such

Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

7.3 Ownership of the Voting Stock. As of the date hereof, such Stockholder is the owner of the shares of Voting Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Voting Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company, other than the shares of Voting Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company, except as set forth on Schedule A opposite such Stockholder’s name.

7.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Voting Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

7.5 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

7.6 Absence of Other Voting Agreement. Except for this Agreement and the Purchase Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Voting Stock or other equity securities of the Company owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Voting Stock owned by such Stockholder (other than as contemplated by this Agreement or with another Stockholder who has executed this Agreement).

8. Representations and Warranties of MedCo. MedCo hereby represents and warrants to the Stockholders as follows:

8.1 Organization. MedCo is duly organized, validly existing, and in good standing under the laws of its state of incorporation.

8.2 Due Authority. MedCo has the full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement by MedCo and the consummation by MedCo of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of MedCo. This Agreement has been duly and validly executed and delivered by MedCo and constitutes a valid and binding agreement of MedCo enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

8.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by MedCo does not, and the performance by MedCo of the obligations under this Agreement and the compliance by MedCo with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to MedCo, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of MedCo, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which MedCo is a party or by which MedCo is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of MedCo to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to MedCo in connection with the execution and delivery of this Agreement or the consummation by MedCo of the transactions contemplated hereby, except for filings with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

8.4 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of MedCo, threatened against MedCo that would reasonably be expected to materially impair the ability of MedCo to perform the obligations of MedCo hereunder or to consummate the transactions contemplated hereby.

9. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of MedCo or the Company from taking any action while acting in such designee’s capacity as a director of MedCo or the Company. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Voting Stock.

10. Further Assurances. The Stockholders shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as MedCo may reasonably request in order to vest, perfect, confirm or record the rights granted to MedCo under this Agreement.

11. Joinder; Certain Events.

11.1 During the Term, in the event any Stockholder Transfers any shares of Voting Stock to a Person as permitted by and in accordance with this Agreement, such transferee shall be required, as a condition to such Transfer, to execute and deliver to MedCo a Joinder Agreement.

11.2 Except as provided in Section 11.1, the Stockholders agree that this Agreement and the obligations hereunder shall attach to the shares of Voting Stock referenced in Section 2 and shall be binding on any Person to which legal or beneficial ownership of such shares of Voting Stock shall pass, whether by operation of Law or otherwise. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company or, after the Closing Date, MedCo, affecting the Voting Stock, the number of shares of Voting Stock shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Voting Stock so issued to or acquired by the Stockholders.

12. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until the end of the Term; provided that nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in MedCo any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Voting Stock shall remain vested in and belong to the Stockholders, and MedCo shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Voting Stock except as otherwise provided herein.

14. Miscellaneous.

14.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement. This Section 14.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date or the termination of this Agreement.

14.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

14.4 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

14.5 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

14.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any Stockholder, to the address set forth on such Stockholder’s signature page attached hereto:

with a concurrent copy to (which shall not be considered notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8000

Fax: (212) 728-9867

Attention:  Gordon Caplan, Esq.

                  Sean M. Ewen, Esq.

(ii) if to MedCo, to:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention: Stephen Rodin

Facsimile: (973) 656-9898

E-mail: stephen.rodin@themedco.com

with a concurrent copy to (which shall not be considered notice):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention:  Gregory P. Patti, Jr.

                  Andrew P. Alin

Facsimile: (212) 504-6666

E-mail: greg.patti@cwt.com

andrew.alin@cwt.com

14.7 Governing Law; Submission to Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of

Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

14.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

14.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

14.12 No Presumption Against Drafting Party. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

14.13 Expenses. Except as otherwise provided herein or in the Purchase Agreement, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

14.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Purchase Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

THE MEDICINES COMPANY

By:	/s/ Stephen M. Rodin
Name: Stephen M. Rodin
Title: Executive Vice President and
General Counsel

[Signature page to Voting Agreement]

STOCKHOLDERS: VATERA HEALTHCARE PARTNERS LLC
By: Vatera Holdings LLC, as manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: CEO

Notice Address:
c/o Vatera Holdings LLC 499 Park Avenue 23rd Floor
New York, NY 10022

[Signature page to Voting Agreement]

LUPA GmbH

By:	/s/ Bernhard Muller
Name:
Title:

Notice Address:

[Signature page to Voting Agreement]

JWC RIB-X LLC

By:	/s/ Christopher Eklund
Name: Christopher Eklund
Title: Managing Director

Notice Address:

[Signature page to Voting Agreement]

MALIN LIFE SCIENCES HOLDINGS LIMITED

By:	/s/ Sean E. Murphy
Name: Sean E. Murphy
Title: Executive VP

Notice Address:

[Signature page to Voting Agreement]

FALCON FLIGHT LLC By: TDM VENTURES LLC, its Managing Member

By:	/s/ Erik S. Akhund
Name: Eric S. Akhund
Title: Managing Member

Notice Address:

[Signature page to Voting Agreement]

QUAKER BIOVENTURES II, LP By: Quaker Bioventures II, L.P., its General Partner By: Quaker Bioventures II, LLC, its General Partner

By:	/s/ P. Sherrill Neff
Name: P. Sherrill Neff
Title: Executive Manager

Notice Address:

[Signature page to Voting Agreement]

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of November 28, 2017, between The Medicines Company, a Delaware corporation (“MedCo”), and the Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

A. Promptly after the execution of this Agreement, MedCo and Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), intend to enter into a Purchase and Sale Agreement containing terms materially consistent with those set forth in the Letter of Intent attached hereto as Exhibit A and provided that under no circumstances shall such Purchase and Sale Agreement impose any obligations or liabilities of any kind (including but not limited to any restrictive covenant or indemnities) on the Stockholder or any of its Affiliates (the “Purchase Agreement”), pursuant to which the Company will acquire certain assets of, and assume certain related liabilities of, MedCo, all upon the terms and subject to the conditions set forth therein.

B. The Stockholders agree to enter into this Agreement with respect to shares of Voting Stock (as defined below) held by the Stockholders.

C. As of the date hereof, the Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Voting Stock as are indicated opposite each of their names on Schedule A attached hereto.

E. Each of MedCo and the Stockholders have determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, except as set forth in the Preamble hereto, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto. Notwithstanding the foregoing, no Stockholder shall be deemed an Affiliate of the Company or MedCo, and vice versa.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean (a) in the event that the Company and Medco execute the Purchase Agreement, the earlier to occur of (i) the Closing Date (ii) such date and time as the Purchase Agreement shall be terminated in accordance with its terms and (iii) May 28, 2018 and (b) in the event that the Company and Medco do not execute the Purchase Agreement, the earlier to occur of (i) December 31, 2017 and (ii) the date that Medco enters into a definitive agreement with a third party, other than the Company or its Affiliates, regarding the sale or other disposition of those certain assets of MedCo contemplated by the Letter of Intent attached hereto as Exhibit A.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Voting Stock, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Voting Stock are Transferred or affected.

“Joinder Agreement” means a joinder to this Agreement reasonably satisfactory to MedCo evidencing a transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as each Stockholder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Term” means the period from the date hereof until the Expiration Time.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby.

“Voting Stock” shall mean, any Company Common Stock or any securities convertible into, exchangeable for or otherwise exercisable to acquire Company Common Stock or any other securities having (or being convertible into, exchangeable for or otherwise exercisable to acquire any securities having) the ordinary power to vote in the election of members of the Board of Directors of the Company, or any right to acquire within sixty days any of the foregoing, whether now owned or hereafter acquired.

2. Subject Shares. Each Stockholder agrees that any Voting Stock that such Stockholder Beneficially Owns or owns of record shall be subject to the terms and conditions of this Agreement so long as such Voting Stock is Beneficially Owned or owned of record by such Stockholder.

3. Restrictions Prior to Expiration Time.

3.1 No Transfer of Voting Stock. Until the Expiration Time, each Stockholder agrees not to: (x) Transfer any Voting Stock, (y) directly or indirectly engage in any Hedging Activities or (z) deposit any Voting Stock into a voting trust or enter into a voting agreement with respect to Voting Stock or grant any proxy, consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Voting Stock to any other transferee so long as such transferee executes a Joinder Agreement (each, a “Permitted Transferee”).

3.2 The limitations set forth in Section 3.1 shall not apply to (x) any Transfer as to which MedCo gives its prior written consent or (y) any Transfer to another Stockholder or any of their respective Affiliates who has executed a Joinder Agreement.

3.3 Non-permitted Transfers. Any Transfer or attempted Transfer of any Voting Stock in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4. Agreement to Consent and Approve Prior to Expiration Time.

4.1 Until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Voting Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Voting Stock that could reasonably be expected in any way to restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby.

4.2 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Voting Stock to approve the transactions contemplated by the Purchase Agreement (including any financing related thereto) or in any other circumstances upon which a vote, consent or other approval with respect to the Purchase Agreement or the transactions contemplated by the Purchase Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

4.3 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock (to the extent such Voting Stock are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to (i) any action or agreement that has or would be reasonably likely to result in any conditions to Medco’s or the Company’s obligations under Article X of the Purchase Agreement not being fulfilled, (ii) any amendments to the Company’s certificate of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Closing or (iii) any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Purchase Agreement or change in any manner the voting rights of any class of stock of the Company. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

5. RESERVED.

6. Legend on Securities; Stop Transfer Order.

(a) MedCo and the Company may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(b) In connection with any Transfer of shares of Voting Stock, the transferor shall provide MedCo with such certificates, opinions and other documents as MedCo may reasonably request to assure that such Transfer complies fully with this Agreement.

(c) In furtherance of this Agreement, from and after the Closing Date, the Stockholders shall and hereby do authorize MedCo to notify MedCo’s transfer agent that there is a stop transfer order with respect to all Voting Stock subject to this Agreement (and that this Agreement places limits on the transfer of the Voting Stock). The Stockholders further agree to permit MedCo, from and after the Closing, not to register the transfer of any certificate representing any of the Voting Stock unless such transfer is made in accordance with the terms of this Agreement.

7. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to MedCo as follows:

7.1 Organization. If such Stockholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, such Stockholder is duly organized, validly existing, and in good standing under the laws of the State of its respective jurisdiction.

7.2 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

7.3 Ownership of the Voting Stock. As of the date hereof, such Stockholder is the owner of the shares of Voting Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Voting Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company, other than the shares of Voting Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company, except as set forth on Schedule A opposite such Stockholder’s name.

7.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Voting Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

7.5 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

7.6 Absence of Other Voting Agreement. Except for this Agreement and the Purchase Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Voting Stock or other equity securities of the Company owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Voting Stock owned by such Stockholder (other than as contemplated by this Agreement or with another Stockholder who has executed this Agreement).

8. Representations and Warranties of MedCo. MedCo hereby represents and warrants to the Stockholders as follows:

8.1 Organization. MedCo is duly organized, validly existing, and in good standing under the laws of its state of incorporation.

8.2 Due Authority. MedCo has the full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement by MedCo and the consummation by

MedCo of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of MedCo. This Agreement has been duly and validly executed and delivered by MedCo and constitutes a valid and binding agreement of MedCo enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

8.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by MedCo does not, and the performance by MedCo of the obligations under this Agreement and the compliance by MedCo with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to MedCo, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of MedCo, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which MedCo is a party or by which MedCo is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of MedCo to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to MedCo in connection with the execution and delivery of this Agreement or the consummation by MedCo of the transactions contemplated hereby, except for filings with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

8.4 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of MedCo, threatened against MedCo that would reasonably be expected to materially impair the ability of MedCo to perform the obligations of MedCo hereunder or to consummate the transactions contemplated hereby.

9. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of MedCo or the Company from taking any action while acting in such designee’s capacity as a director of MedCo or the Company. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Voting Stock.

10. Further Assurances. The Stockholders shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as MedCo may reasonably request in order to vest, perfect, confirm or record the rights granted to MedCo under this Agreement.

11. Joinder; Certain Events.

11.1 During the Term, in the event any Stockholder Transfers any shares of Voting Stock to a Person as permitted by and in accordance with this Agreement, such transferee shall be required, as a condition to such Transfer, to execute and deliver to MedCo a Joinder Agreement.

11.2 Except as provided in Section 11.1, the Stockholders agree that this Agreement and the obligations hereunder shall attach to the shares of Voting Stock referenced in Section 2 and shall be binding on any Person to which legal or beneficial ownership of such shares of Voting Stock shall pass, whether by operation of Law or otherwise. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company or, after the Closing Date, MedCo, affecting the Voting Stock, the number of shares of Voting Stock shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Voting Stock so issued to or acquired by the Stockholders.

12. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until the end of the Term; provided that nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in MedCo any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Voting Stock shall remain vested in and belong to the Stockholders, and MedCo shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Voting Stock except as otherwise provided herein.

14. Miscellaneous.

14.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement. This Section 14.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date or the termination of this Agreement.

14.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

14.4 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

14.5 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

14.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any Stockholder, to the address set forth on such Stockholder’s signature page attached hereto:

with a concurrent copy to (which shall not be considered notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8000

Fax: (212) 728-9867

Attention: Gordon Caplan, Esq.

                 Sean M. Ewen, Esq.

(ii) if to MedCo, to:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention: Stephen Rodin

Facsimile: (973) 656-9898

E-mail: stephen.rodin@themedco.com

with a concurrent copy to (which shall not be considered notice):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention: Gregory P. Patti, Jr.

                 Andrew P. Alin

Facsimile: (212) 504-6666

E-mail: greg.patti@cwt.com

             andrew.alin@cwt.com

14.7 Governing Law; Submission to Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

14.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

14.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

14.12 No Presumption Against Drafting Party. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

14.13 Expenses. Except as otherwise provided herein or in the Purchase Agreement, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

14.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Purchase Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

THE MEDICINES COMPANY

By:	/s/ Stephen M. Rodin
Name: Stephen M. Rodin
Title: Executive Vice President and General Counsel

WARBURG PINCUS NETHERLANDS PRIVATE EQUITY VIII C.V. I
By: Warburg Pincus Partners, L.P., its general partner
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Steven Glenn
Name: Steven Glenn
Title: Partner

WP-WPVIII INVESTORS, L.P.
By: WP-WPVIII Investors GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its general partner
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Steven Glenn
Name: Steven Glenn
Title: Partner

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.
By: Warburg Pincus Partners, L.P., its general partner
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Steven Glenn
Name: Steven Glenn
Title: Partner

Notice Address:

Annex F

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2017 (this “Agreement”), is made between Melinta Therapeutics, Inc., a Delaware corporation (the “Company”) and The Medicines Company, a Delaware Corporation (the “Shareholder”).

A. On November 28, 2017, the Company and the Shareholder entered into a Purchase and Sale Agreement (as may be further amended from time to time, the “Purchase Agreement”), pursuant to which the Shareholder and certain of its subsidiaries sold certain assets and the capital stock of certain subsidiaries to the Company (the “Purchase”).

B. In connection with the Purchase and pursuant to the Purchase Agreement the Shareholder acquired Buyer Common Stock (as defined in the Purchase Agreement) (“Company Common Stock”).

C. In order to induce the Shareholder to adopt and approve the Purchase Agreement and approve the Purchase and other transactions contemplated in the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement.

D. Except as otherwise expressly set forth herein, capitalized terms used in this Agreement and set forth in Section 9 are used as defined in Section 9.

Now, therefore, the parties hereto agree as follows:

1. Mandatory Shelf Registration.

(a) The Company agrees to (i) file with the SEC on the date hereof, but in no event later than two business days following the date hereof, a shelf Registration Statement on Form S-3 or such other form under the Securities Act then available to the Company that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (the “Mandatory Shelf Registration Statement”) and (ii) use its best efforts to cause the Mandatory Shelf Registration Statement to be declared effective by the SEC as soon as reasonably practical thereafter, but in no event later than 90 calendar days after the initial date of filing thereof; provided, that, notwithstanding the foregoing, if, during the period beginning on February 14, 2018 and ending on March 16, 2018 (the “Effectiveness Grace Period”), the Mandatory Shelf Registration Statement has otherwise satisfied all requirements for the declaration of its effectiveness under applicable SEC regulations and the Company has not filed its Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”), the Company shall not be in breach of its obligations under this clause (ii) for so long as the Company qualifies as a “Loss Corporation” within the meaning of Section 382 of the IRC and uses commercially reasonable efforts to file the 2017 Form 10-K by February 28, 2018, but in no event later than the end of the Effectiveness Grace Period. The Company shall consult with the Shareholder if it intends to include in the Mandatory Shelf Registration Statement securities held by other securityholders of the Company and, if requested by the Shareholder, the Mandatory Shelf Registration Statement will not include such other securities.

(b) The Company shall use its commercially reasonable efforts to cause the Mandatory Shelf Registration Statement to remain continuously effective until the earliest of (A) the sale pursuant to a registration statement of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (B) the sale, transfer or other disposition pursuant to Rule 144 of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (C) such time as all of the Registrable Securities covered by the Mandatory Shelf Registration Statement have been sold to the Company or any of its subsidiaries or (D) the fifth anniversary of the effective date of the Mandatory Shelf Registration Statement. The Mandatory Shelf Registration Statement

shall provide for the resale of Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, the Shareholder, including an underwritten offering. The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 1.

(c) If the Shareholder intends to distribute Registrable Securities under the Mandatory Shelf Registration Statement by means of an underwritten resale offering (an “Offering”), the Shareholder will so advise the Company by written notice (the “Offering Notice”). In such event, the Shareholder will have the right to select one managing underwriter for the Offering, provided that such managing underwriter is reasonably satisfactory to the Company and the Company shall cause there to be Full Cooperation. The Offering Notice shall specify the amount of Registrable Securities to be included in the Offering and the intended method or methods of disposition. If at the time the Shareholder provides an Offering Notice it is reasonably expected that other securityholders of the Company intend to effect an underwritten resale offering of Company securities and the underwriter for the Offering or an underwriter for the offerings to be conducted by other securityholders of the Company advise the Company that, in its reasonable opinion, the number of Registrable Securities to be sold by all securityholders of the Company is greater than the amount that can be offered without adversely affecting the marketability of the Offering (taking into consideration any intended distribution by the Prior Holders or Deerfield Holders in a concurrent underwritten resale offering), including the price at which such securities can be sold, the Company will include in such Offering the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the Offering, including the price at which such securities can be sold, and shall be allocated among the Registrable Securities, Prior Holder Securities and Deerfield Holder Securities, as applicable, pro rata among the holders thereof on the basis of the number of securities so requested to be included in such Offering owned by each such holder or in such other manner as they agree. The Shareholder shall be entitled to no more than four (4) Offerings pursuant to an Offering Notice under the Mandatory Shelf Registration Statement.

2. Piggyback Registrations.

(a) Right to Piggyback. At any time after the date hereof, whenever the Company proposes to register shares of Company Common Stock (“Common Shares”) (other than pursuant to (i) registrations on Form S-8 or any similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan, (ii) registrations on Form S-4 or any similar form(s) solely for registration of securities in connection with a business combination, (iii) a Mandatory Shelf Registration Statement, or (iv) a shelf registration statement filed for Vatera Healthcare Partners LLC pursuant to the Prior Registration Rights Agreements or for affiliates of Deerfield Management Company L.P. (the “Deerfield Holders”) pursuant to the Debt Commitment Letter (as defined in the Purchase Agreement)), whether for its own account or for the account of one or more securityholders of the Company, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Shareholder of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 15 days after the date of the Company’s notice (a “Piggyback Registration”). Once the Shareholder has made such a written request, it may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) day prior to the anticipated effective date of such Piggyback Registration. The Company may terminate or withdraw any registration initiated by it and covered by this Section 2 prior to the effectiveness of such registration, whether or not the Shareholder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 2(c) the Company will have no liability to the Shareholder in connection with such termination or withdrawal.

(b) Underwritten Registration. If the registration referred to in Section 2(a) is proposed to be underwritten, the Company will so advise the Shareholder in the written notice given pursuant to Section 2(a). In such event, the right of the Shareholder to registration pursuant to this Section 2 will be conditioned upon the Shareholder’s participation in such underwriting and the inclusion of the Shareholder’s Registrable Securities in the underwriting, and the Shareholder will (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If the Shareholder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

(c) Piggyback Registration Expenses. Except to the extent prohibited by applicable law, the Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(d) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities and Prior Holder Securities requested to be included in such registration, pro rata among the Shareholder and the Prior Holders of such securities on the basis of the number of Registrable Securities and Prior Holder Securities so requested to be included therein owned by each such holder or in such other manner as they may agree, and (iii) third, other securities requested to be included in such registration.

(e) Priority on Secondary Registrations. If a Piggyback Registration relates solely to an underwritten secondary registration on behalf of other holders of the Company’s securities, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, (A) to the extent none of the securities in subsection (i) above are Registrable Securities, Deerfield Holder Securities or Prior Holder Securities then Registrable Securities, Deerfield Holder Securities and Prior Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they agree, (B) to the extent the securities requested in subsection (i) are Registrable Securities then Prior Holder Securities and Deerfield Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they may agree or (C) to the extent the securities requested in subsection (i) are Prior Holder Securities then Registrable Securities and Deerfield Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they may agree so requested to be included therein and (iii) third, other securities requested to be included in such registration.

3. Registration Procedures. Whenever the Shareholder has requested that any Registrable Securities be registered pursuant to this Agreement (or in connection with the Mandatory Shelf Registration Statement), the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company will, as expeditiously as commercially reasonable:

(a) prepare and (except with respect to the Mandatory Shelf Registration Statement) file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings with FINRA and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective; provided, that before filing a Registration Statement or any amendments or supplements thereto, the Company will furnish to one firm of counsel selected by the Shareholder copies of all such documents proposed to be filed. The Company will not file any Registration Statement or amendments or post-effective amendments or supplement to such Registration Statement to which such counsel will have reasonably objected in writing on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or of the rules and regulations thereunder.

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than six months or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the Shareholder set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the 1933 Act), and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Shareholder set forth in such Registration Statement;

(c) furnish to the Shareholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as the Shareholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Shareholder;

(d) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholder reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholder (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) use its commercially reasonable efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable the Shareholder to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(f) immediately notify the Shareholder and any underwriter(s), at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the occurrence of any event which will have the result that, the prospectus contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g) notify the Shareholder (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for any of such purposes;

(h) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which Common Shares are then listed;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(j) enter into such customary agreements (including underwriting agreements with customary provisions) and take all such other actions as the Shareholder or the underwriters, if any, reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;

(k) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 12(a) of the 1933 Act and Rule 158 thereunder;

(l) make available for inspection by the Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Shareholder or any such underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, that the Shareholder will, and will use its commercially reasonable efforts to cause each such underwriter, accountant or other agent to enter into a customary confidentiality agreement in form and substance reasonably satisfactory to the Company; provided further, that such confidentiality agreement will not contain terms that would prohibit any such Person from complying with its obligations under applicable law or Nasdaq rules;

(m) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

(n) enter into such agreements and take such other actions as the Shareholder or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for and participating in such number of “road shows” and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition;

(o) prepare and deliver for inclusion in the prospectus pro forma financial statements with respect to the Purchase in compliance with Regulation S-X of the 1933 Act and, if such registration relates to an underwritten offering, obtain a comfort letter, addressed to the Shareholder (and, if such registration includes an underwritten public offering to the underwriters of such offering), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters;

(p) if such registration relates to an underwritten offering, provide a legal opinion of the Company’s outside counsel, addressed to the underwriters of any underwritten public offering, with respect to the Registration Statement and prospectus in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(q) if such registration relates to an underwritten offering, furnish to the Shareholder such information and assistance as the Shareholder may reasonably request in connection with any “due diligence” effort which the Shareholder deems appropriate; and

(r) use its commercially reasonable efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable to effect the registration of such Registrable Securities contemplated hereby.

The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to the Shareholder by name, or otherwise identifies the Shareholder as the holder of any securities of the Company, without the consent of the Shareholder, such consent not to be unreasonably withheld or delayed; unless such disclosure is required by law.

The Company may require the Shareholder to furnish the Company with such information regarding the Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

4. Registration Expenses.

(a) Except as otherwise provided for herein, all expenses incidental to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees (including SEC registration and FINRA filing fees), fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, transfer agent’s and registrar’s fees, cost of distributing prospectuses in preliminary and final form, as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange or automatic quotation system on which similar securities issued by the Company are then listed (including Nasdaq). Notwithstanding the foregoing and subject to Section 4(b), all Selling Expenses in connection with the sale of Registrable Securities will be borne by the Shareholders.

(b) In connection with the Mandatory Shelf Registration Statement and each Piggyback Registration, the Company will reimburse the Shareholder for reasonable fees and disbursements, in an amount not to exceed $25,000, of one law firm, chosen by the Shareholder.

5. Indemnification.

(a) The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, the Shareholder, its affiliates and their respective officers, directors and partners and each Person who controls the Shareholder (within the meaning of the 1933 Act) against, and pay and reimburse such holder, affiliate, director, officer or partner or controlling person for any losses, claims, damages, expenses, liabilities, joint or several, to which such holder or any such affiliate, director, officer or partner or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any “issuer free writing prospectus” (as defined in 1933 Act Rule 433), (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of any rule or regulation promulgated under the 1933 Act, the 1934 Act, FINRA or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse the Shareholder and each such affiliate, director, officer, partner and controlling person for the legal fees and expenses of one counsel, and any other nonlegal expenses, actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding or (iv) the failure to include, at the time of pricing any offering, the information required by Sections 12(a)(2) and 17(a)(2) of the 1933 Act; provided, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, expense, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by the Shareholder expressly for use therein or by the Shareholder’s failure to deliver, to the extent required by law and except to the extent such failure results from a failure by the Company to comply with Section 3(f), a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished the Shareholder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company, if requested, will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the 1933 Act) to at least the same extent as provided above with respect to the indemnification of the Shareholder.

(b) In connection with any Registration Statement in which the Shareholder is participating, the Shareholder will furnish to the Company in writing such information as required by law for use in connection with any such Registration Statement or prospectus and will indemnify and hold harmless the Company, its directors and officers, each other Person who controls the Company (within the meaning of the 1933 Act) and each underwriter (to the extent required by such underwriter) against any losses, claims, damages, expenses, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, to which the Company or any such director or officer, any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, actions or proceedings arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Shareholder will reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, but in each case only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in reliance upon and in conformity with written information furnished to the Company by the Shareholder and stated to be specifically for use therein; provided, that the obligation to indemnify and hold harmless will be individual and several to the Shareholder and will be limited to the amount of net proceeds (after giving effect to underwriters’ discounts and commissions) received by the Shareholder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder except to the extent that such indemnifying party is materially prejudiced as a result of such failure to give notice.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount the Shareholder will be obligated to contribute pursuant to this Section 5(e) will be limited to an amount equal to the net proceeds to the Shareholder of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Shareholder has otherwise been required to pay in respect of such loss, claim, damage, expense, liability or action or any substantially similar loss, claim, damage, expense, liability or action arising from the sale of such Registrable Securities).

6. Participation in Underwritten Registrations.

(a) The Shareholder may not participate in any registration hereunder that is underwritten unless it (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s); provided, that the Shareholder will not be required to sell more than the number of Registrable Securities that it has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by the Shareholder’s failure to cooperate, will not constitute a breach by the Company of this Agreement, provided that the Company delivers a certificate by the Chief Executive Officer or Chief Financial Officer of the Company to the Shareholder that, in its opinion, the Shareholder’s failure to cooperate has frustrated the Company’s ability to comply with this Agreement). Notwithstanding the foregoing, the Shareholder will not be required to agree to any indemnification obligations on the part of the Shareholder that are materially greater than its obligations pursuant to Section 6(b).

(b) The Shareholder agrees that, if it is participating in any registration hereunder, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection 3(f) above, the Shareholder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until it receives copies of a supplemented or amended prospectus as contemplated by such Section 3(f). In the event the Company gives any such notice, the applicable time period during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(b) to and including the date when the Shareholder will have received the copies of the supplemented or amended prospectus contemplated by Section 3(f).

7. Rule 144; Legend Removal.

(a) Facilitation of Sales Pursuant to Rule 144. The Company covenants to the Shareholder, the Company shall use its commercially reasonable efforts to (i) timely file the reports required to be filed by it under the 1934 Act or the 1933 Act (including the reports under Sections 13 and 15(d) of the 1934 Act referred to in subparagraph (c)(1) of Rule 144), and (ii) make and keep public information available as those terms are understood and defined in Rule 144 under the 1933 Act, all to the extent required from time to time to enable the

Shareholder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of the Shareholder in connection with its sale pursuant to Rule 144, the Company shall deliver to the Shareholder a written statement as to whether it has complied with such requirements.

(b) Availability of Rule 144 Not Excuse for Obligations. The fact that the Shareholder may become eligible to sell its Registrable Securities pursuant to Rule 144 shall not (i) cause such Securities to cease to be Registrable Securities or (ii) excuse the Company’s obligations set forth in this Agreement.

(c) Upon request of the Shareholder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the 1933 Act and applicable state laws, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities, including by providing any opinion of counsel to the Company that may be reasonably required by the transfer agent to effect such removal.

8. Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the consent of the Shareholder or its successor(s) in interest, (b) the fifth anniversary of the effective date of the Mandatory Shelf Registration Statement and (c) the dissolution, liquidation or winding up of the Company.

9. Lock-Up Restrictions. During the Lock-Up Period, the Shareholder agrees not to Transfer any of the Lock-Up Shares except (i) as a bona fide gift; (ii) to any wholly-owned subsidiary thereof; (iii) pursuant to any take-over bid, acquisition, sale or merger involving the Company or the Shareholder; (iv) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Purchase; (v) sale of Lock-Up Shares to satisfy any tax liability associated with the Registrable Securities; (vi) any forward sale, hedging or similar transaction, including but not limited to any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Lock-Up Shares are affected; or (vii) with the prior written consent of the Company provided that in each case to the extent practicable such transferees agree to be bound by the restrictions set forth in Section 9. Any Transfer or attempted Transfer in violation of this Section 9 shall, to the fullest extent permitted by applicable law, be null and void ab initio.

10. Additional Covenants of the Company; Certain Restrictions.

(a) The Company covenants to do all that is necessary to comply with its obligations hereunder including, but not limited to, obtaining the requisite consents of the Prior Holders in accordance with the Prior Registration Rights Agreements.

(b) Suspension.

i. Notwithstanding any provision of this Agreement to the contrary, if the Board of Directors of the Company determines in good faith that it is in the best interests of the Company to suspend the use of any or all registration statements covering shares of common stock held by any securityholder of the Company, the Company, by written notice to the Shareholder, may direct the Shareholder to suspend sales of the Registrable Shares pursuant to the Mandatory Shelf Registration Statement for such time as the Company reasonably may determine is necessary and advisable, but in no event for more than thirty (30) consecutive days (the “Suspension Period”), but only if either of the following events will occur: (A) there is material non-public information regarding the Company that (1) the Board of Directors of the Company determines not to be in the Company’s best interest to disclose, (2) would, in the good faith determination of the Board of Directors of the Company, require any revision to the Mandatory Shelf Registration Statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (3) the

Company is not otherwise required to disclose such material nonpublic information pursuant to SEC reporting obligations at the time a Suspension Notice (as defined below) is delivered to the Shareholder; or (B) the distribution of Registrable Securities would materially impede, delay or interfere with, or require premature disclosure of, (1) a proposed acquisition or disposition of assets by the Company (other than in the ordinary course of business) or any proposed material merger, consolidation, tender offer or other similar transaction or (2) a proposed material debt or equity financing of the Company and, upon consummation of any such transaction set forth in subclause (B)(1) would require the Company to disclose pro forma financial information pursuant to Article 11 of Regulation S-X; provided, however, that (x) the Company may only cause two (2) Suspension Periods to occur in any 12-month period; provided, however, that if the Effectiveness Grace Period is used by the Company then the Company may only cause one (1) Suspension Period to occur in the first 12-month period beginning on the effective date of the Mandatory Shelf Registration Statement, (y) at least 90 calendar days shall have elapsed between any two Suspension Periods and (z) no Suspension Period shall begin for at least 30 calendar days after the effective date of the Mandatory Shelf Registration Statement or, to the extent applicable, at least 30 calendar days after the end of the Effectiveness Grace Period.

ii. The Company will use its best efforts to promptly amend or supplement the Mandatory Shelf Registration Statement on a post-effective basis, if necessary, or to take such action as is necessary to make resumed use of the Mandatory Shelf Registration Statement so as to permit the Shareholder to resume sales of the Registrable Shares promptly upon the earlier to occur of (i) the Company delivering to the Shareholder an End of Suspension Notice (as defined below), and (ii) the end of the Suspension Period.

iii. In the case of an event described in Section 10(b)(i) that causes the Company to suspend the use of the Mandatory Shelf Registration Statement (a “Suspension Event”), the Company will give written notice (a “Suspension Notice”) to the Shareholder to suspend sales of the Registrable Shares, and such notice will state generally the basis for such suspension and that such suspension will continue only for so long as the Suspension Event or its effect is continuing and the Company is making its best efforts to terminate suspension of the effectiveness of the Mandatory Shelf Registration Statement as promptly as possible. The Shareholder will not effect any sales of the Registrable Shares pursuant to the Mandatory Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below) and the Company will not permit any securityholder of the Company to effect any such sales pursuant to any shelf registration statement filed by the Company. The Shareholder may recommence effecting sales of the Registrable Shares pursuant to the Mandatory Shelf Registration Statement on the earlier of (i) the date that notice to such effect (an “End of Suspension Notice”) is delivered by the Company to the Shareholder, which End of Suspension Notice will be given by the Company to the Shareholder in the manner described above reasonably promptly following the conclusion of any Suspension Event and its effect and (ii) the end of the Suspension Period.

(c) Offering Lock-Up. In connection with any underwritten public offering of equity securities by the Company pursuant to which the Shareholder has the ability to include at least 50% of its Registrable Securities in such offering pursuant to Section 2(a) after giving effect to any “cut-back” in Section 2(e) (a “Specified Offering”), the Shareholder agrees to execute a lock-up agreement in favor of the Company’s underwriters covering the Registrable Securities not included in the Specified Offering on the terms and conditions required by the underwriters in a lock-up agreement (subject to customary exceptions and exclusions) for such Specified Offering, including with respect to the duration of the lock-up. The provisions of this Section 10(c) will no longer apply to the Shareholder once the Shareholder ceases to hold Registrable Securities or 5% or less of the outstanding equity securities of the Company.

11. Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that, for purposes of this Agreement, the Company shall not be deemed an Affiliate of the Shareholder, and the Shareholder shall not be deemed an Affiliate of the Company. For purposes of this definition, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated to close.

“Deerfield Holder Securities” means those securities with registration rights issued to Deerfield Holders in connection with the financing arrangement with the Company with the proceeds from such financing arrangement being used to finance the Purchase.

“FINRA” means the Financial Industry Regulatory Authority.

“Full Cooperation” means, in connection with any underwritten offering, where, in addition to the cooperation otherwise required by this Agreement, (a) members of senior management of the Company (including the chief executive officer and chief financial officer) reasonably cooperate with the underwriter(s) in connection therewith and make themselves reasonably available to participate in “road-shows” and other customary marketing activities in such locations (domestic and foreign) as reasonably recommended by the underwriter(s) (including one-on-one meetings with prospective purchasers of the Registrable Securities) and (b) the Company prepares preliminary and final prospectuses for use in connection therewith containing such additional information as reasonably requested by the underwriter(s) (in additional to the minimum amount of information required by law, rule or regulation).

“IRC” means the International Revenue Code of 1986, as amended.

“Lock-Up Period” shall mean the period from the Closing Date to the date that is 180 days after the Closing Date.

“Lock-Up Shares” means [●]1 shares of Buyer Common Stock delivered to the Shareholder by the Company on the Closing Date.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Prior Holder” means a “Holder” as defined in the Prior Registration Rights Agreements.

“Prior Holder Securities” means those securities that constitute “Registrable Securities” under the Prior Registration Rights Agreements.

“Prior Registration Rights Agreements” means (i) the Registration Rights Agreement, dated February 12, 2012, by and among Cempra, Inc. and the persons set forth on Exhibit A attached thereto and (ii) the Registration Rights Agreement, dated as of November 3, 2017, by and among Cempra, Inc., Vatera Healthcare Partners LLC and the other shareholders set forth on the signature pages thereto.

“Register,” “registered” and “registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which the Shareholder notifies the Company of its intention to offer Registrable Securities.

[1]	Number of shares equal to 50% of the equity consideration.

“Registrable Securities” means (i) any Common Shares issued or delivered to the Shareholder pursuant to the Purchase Agreement or otherwise acquired by the Shareholder and (ii) any Common Shares issued or issuable with respect to the shares referred to in the foregoing clause (i) by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by prospectus filed under the 1933 Act and disposed of in accordance with the Registration Statement covering them, (y) subject to Section 7(b), such Registrable Security has been sold by the Shareholder pursuant to Rule 144 under circumstances in which any legend borne by such Registrable Security relating to restrictions on transferability thereof, under the 1933 Act or otherwise, is removed by the Company; or (z) such Registrable Security shall cease to be outstanding. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion, exercise or exchange in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the 1933 Act.

“Rule 144” means Rule 144 under the 1933 Act or any successor or similar rule as may be enacted by the SEC from time to time, as in effect from time to time.

“SEC” means the Securities and Exchange Commission.

“Selling Expenses” means all underwriting discounts, fees, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder and, to the extent agreed upon by the Shareholder and underwriters pursuant to an underwriting agreement, related out-of-pocket expenses of underwriters and such underwriters’ counsel applicable to the sale of the Registrable Securities.

“Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby.

12. Miscellaneous.

(a) No Inconsistent Agreements. The Company will not, without the consent of the Shareholder, hereafter enter into any agreement and has not entered into any agreement, in each case with respect to its securities, that is more favorable or is inconsistent or conflicts with or violates the registration rights granted to the Shareholder pursuant to Sections 1 and 2 of this Agreement and notwithstanding anything to the contrary herein (but subject to the proviso of this clause (a)), for the avoidance of doubt, solely for purposes of determining whether such agreement is more favorable or is inconsistent or conflicts with or violates such registration rights, Sections 9 and 10 shall be disregarded; provided, that, the Company may enter into such agreement without the consent of the Shareholder if the Company delivers a written notice thereof to the Shareholder offering the Shareholder the option to elect to have the benefit of the demand registration rights and piggyback registration rights granted under such agreement with respect to the Registrable Securities, mutatis mutandis.

(b) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to equitable relief, including specific performance and injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

(c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only by the written consent of the Company and the Shareholder.

(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that the Shareholder may assign or otherwise transfer its rights or obligations under this Agreement, in whole or in part, to any other Person who acquires at least 25% of the Registrable Securities held by the Shareholder as of the date hereof from the Shareholder without the prior written consent of the Company; provided, further, that no such assignment or transfer shall relieve such assigning or transferring shareholder of its obligations hereunder, unless such transferee delivers a written instrument to the Company in which it agrees to be bound by all of the terms and conditions applicable to the Shareholder of the Registrable Securities.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereinafter have to the laying of the venue of any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12(j) shall be deemed effective service of process on such party.

EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required or advisable to carry out the provisions of this Agreement and the transactions contemplated hereby.

(j) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via e-mail (including via attached pdf document) to the e-mail address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable, at the address, facsimile number or e-mail address set forth below:

To the Company:

Melinta Therapeutics, Inc.

300 George Street, Suite 301

New Haven, Connecticut 06511

Attention:	[●]
Facsimile:	[●]
E-mail:	[●]

with a copy (which shall not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:	Gordon Caplan
Sean Ewen
Facsimile:	(212) 728-8111
E-mail:	gcaplan@willkie.com
sewen@willkie.com

To the Shareholder:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:	Stephen Rodin
Facsimile:	(973) 656-9898
E-mail:	stephen.rodin@themedco.com

with a copy (which shall not constitute notice to the Shareholder) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention:	Gregory P. Patti, Jr.
Andrew P. Alin
Facsimile:	(212) 504-6666
E-mail:	greg.patti@cwt.com
andrew.alin@cwt.com

; or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(k) Entire Agreement. This Agreement, together with the Organizational Documents, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(l) No Waivers; Third Party Beneficiary Rights. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the parties hereto and any permitted transferee under Section 12(d) hereof) its heirs, successors, legal representatives or permitted assigns, any rights, remedies, obligations or liabilities under this Agreement

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IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the above date.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

Shareholder

THE MEDICINES COMPANY

By:
Name:
Title:

Melinta    IMPORTANT SPECIAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 MMMMMMMMM ADD 5 ADD 6    MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on [●], 2017.    Vote by Internet • Go to www.investorvote.com/MLNT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website    Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message    Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    Special Meeting Proxy Card 1234 5678 9012 345 A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 2.     1. To approve the issuance of Melinta common stock pursuant to The Medicines Company purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of such warrant) as contemplated by the Deerfield commitment letter.    For Against Abstain    2. To adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.For Against Abstain    C 1234567890    J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 1UPX3476391MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02OF4E PRELIMINARY - SUBJECT TO COMPLETION and as may be further amended from time to time

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    Proxy — Melinta Therapeutics, Inc. 300 George Street, Suite 301, New Haven, Connecticut 06511     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS     The undersigned hereby appoints Dan Wechsler and Paul Estrem as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Melinta Therapeutics, Inc. (“Melinta”) held of record by the undersigned on [●], 2017, at the Special Meeting of Shareholders to be held at [●] on [●], 2017, or any adjournment or postponement thereof.    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the approval of the issuance of Melinta common stock pursuant to The Medicines Company purchase agreement, the Deerfield commitment letter and the equity commitment letters and the issuance of the Deerfield warrant (and the shares issuable upon exercise of such warrant) as contemplated by the Deerfield commitment letter and “FOR” the adjournment of the 2017 Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1 and in the discretion of the proxies named herein on any other matter as may properly come before the meeting.    The undersigned acknowledges receipt from Melinta before the execution of this proxy of a Notice of Special Meeting, a Proxy Statement for the Special Meeting of Shareholders and the annexes attached thereto.    (Continued and to be signed on the reverse side.) Melinta’s BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF Melinta AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. Melinta’s BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT Melinta STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL. B Non-Voting Items Change of Address — Please print new address below.    C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.

Melinta IMPORTANT Special MEETING INFORMATION     MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Special Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 2. 1. To approve the issuance of Melinta common stock pursuant to The Medicines Company purchase agreement, the Deerfield commitment letter and the equity commitment letters, and the issuance of the Deerfield warrant (and the shares issuable upon exercise of such warrant) as contemplated by the Deerfield commitment letter.    For Against Abstain    2. To adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal 1. For Against Abstain    1UPX3476392+ 02OF5E PRELIMINARY — SUBJECT TO COMPLETION

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    Proxy — Melinta Therapeutics, Inc. 300 George Street, Suite 301, New Haven, Connecticut 06511     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS     The undersigned hereby appoints Dan Wechsler and Paul Estrem as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Melinta Therapeutics, Inc. (“Melinta”) held of record by the undersigned on [●], 2017, at the Special Meeting of Shareholders to be held at [●] on [●], 2017, or any adjournment or postponement thereof.    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the approval of the issuance of Melinta common stock pursuant to The Medicines Company purchase agreement, the Deerfield commitment letter and the equity commitment letters and the issuance of the Deerfield warrant (and the shares issuable upon exercise of such warrant) as contemplated by the Deerfield commitment letter and “FOR” the adjournment of the 2017 Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1 and in the discretion of the proxies named herein on any other matter as may properly come before the meeting.    The undersigned acknowledges receipt from Melinta before the execution of this proxy of a Notice of Special Meeting, a Proxy Statement for the Special Meeting of Shareholders and the annexes attached thereto.    (Continued and to be signed on the reverse side.) Melinta’s BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF Melinta AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. Melinta’s BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT Melinta STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL. B Non-Voting Items Change of Address — Please print new address below.    C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.